As filed with the Securities and Exchange Commission on December 6, 1999.

                                                Registration No. 333-91447
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 ------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                 ------------
                         INTERNET CAPITAL GROUP, INC.
            (Exact name of Registrant as specified in its charter)

        Delaware                   7389                   23-2996071
     (State or Other         (Primary Standard         (I.R.S. Employer
     Jurisdiction of            Industrial            Identification No.)
    Incorporation or        Classification Code
      Organization)               Number)
                                 ------------
                             435 Devon Park Drive
                                 Building 800
                           Wayne, Pennsylvania 19087
                                (610) 989-0111
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                 ------------
                            Walter W. Buckley, III
                     President and Chief Executive Officer
                         Internet Capital Group, Inc.
                             435 Devon Park Drive
                                 Building 800
                           Wayne, Pennsylvania 19087
                                (610) 989-0111
 (Name, address including zip code, and telephone number, including area code, of agent for service)
                                 ------------
                                With copies to:
    Christopher G. Karras, Esq.                  Bruce K. Dallas, Esq.
       Dechert Price & Rhoads                     Sarah Beshar, Esq.
      4000 Bell Atlantic Tower                   Davis Polk & Wardwell
          1717 Arch Street                       450 Lexington Avenue
  Philadelphia, Pennsylvania 19103             New York, New York 10017
           (215) 994-4000                           (212) 450-4000
                                 ------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    Title of Each Class of           Proposed Maximum            Amount of
 Securities to be Registered   Aggregate Offering Price (1) Registration Fee (2)
--------------------------------------------------------------------------------
Common Stock, par value $.001
 per share..................           $575,000,000               $159,850
--------------------------------------------------------------------------------
 % Convertible Subordinated
 Notes due 2004.............           $287,500,000(3)            $ 79,925
--------------------------------------------------------------------------------
Common Stock, par value $.001
 per share, issuable upon
 conversion of  % Convertible
 Subordinated Notes due
 2004(4)....................                --                       --
--------------------------------------------------------------------------------
 Total......................           $862,500,000               $239,775

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) On November 19, 1999, the Registrant paid $224,675, and on December 3, 1999, the Registrant paid $15,151.
(3) Exclusive of accrued interest, if any. Estimated solely for the purpose of computing the amount of the registration fee.
(4) No additional consideration will be received for any shares of common stock issued upon conversion of the % Convertible Subordinated Notes. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also includes an indeterminate number of shares that may be issued upon conversion of the % Convertible Subordinated Notes as a result of anti-dilution and other provisions of the notes.
                                 ------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

                                EXPLANATORY NOTE

      This registration statement contains three separate prospectuses. Two prospectuses relate to a public offering of our common stock, par value $.001 per share. One of the common stock prospectuses will be used in connection with a United States and Canadian offering and the other will be used in a concurrent international offering. The two common stock prospectuses will be identical except for the cover page and underwriting section. The form of prospectus for the United States and Canadian common stock offerings is included in this registration statement and the form of the cover page and underwriting section for the international common stock prospectus follows the United States common stock prospectus. The third prospectus relates to a concurrent United States offering of our % convertible subordinated notes due 2004.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

               Preliminary Prospectus dated December 6, 1999

PROSPECTUS

                                6,000,000 Shares

                        [LOGO OF INTERNET CAPITAL GROUP]

                                  Common Stock

                                  ------------

    Internet Capital Group, Inc. is selling 6,000,000 shares of common stock. The common stock trades on the Nasdaq National Market under the symbol "ICGE." On December 2, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $161 per share. After giving effect to our 2 for 1 stock split on December 6, 1999, the last reported sale price of our common stock on December 2, 1999 would have been $80 1/2 per share.

    Concurrent with this offering, we are offering $250,000,000 aggregate principal amount of our % convertible subordinated notes due 2004. The notes will be convertible into shares of our common stock at the option of the holder. The convertible notes are offered by a separate prospectus. Completion of the convertible notes offering is not a condition to the completion of this offering.

    At our request, the underwriters have reserved up to $20 million of shares of our common stock for sale to General Electric Capital Corporation at the public offering price.

    Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 6 of this prospectus.

                                 ------------

                                                              Per Share Total
                                                              --------- -----
     Public offering price...................................    $       $
     Underwriting discount...................................    $       $
     Proceeds, before expenses, to Internet Capital Group,
     Inc. ...................................................    $       $

    The underwriters may also purchase up to an additional 900,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about     , 1999.

                                 ------------

Merrill Lynch & Co.                                         Goldman, Sachs & Co.
            Deutsche Banc Alex. Brown
                        Lehman Brothers
                                                             Robertson Stephens

                                  -----------

                   The date of this prospectus is     , 1999.

Inside of front cover of prospectus:

[Graphic of "Internet Capital Group" surrounded by "Market Makers" and "Infrastructure Service Providers"]

Text of Artwork:

      Internet Capital Group is an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of partner companies. Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the global economy. We provide operational assistance, capital support, industry expertise, and a strategic network of business relationships intended to maximize the long-term market potential of more than 45 business-to-business e-commerce partner companies. We focus on two types of business-to-business e-commerce companies-- market makers and infrastructure service providers.

Inside of gatefold of front cover of prospectus:

Graphic from inside front cover of prospectus with "Internet Capital Group" surrounded by the text: "Identify Market Leaders," "Integrate into Network," "Influence Strategy and Operations," "Provide Best-of-Class Business Services" and "Share Best Practices." In an outer ring of the graphic the terms "Software," "Outsourced Services" and "Strategic Consulting and Systems Integration" appear as "Infrastructure Service Providers," the terms "Chemicals," "Printing," "Paper," "Plastics," "Food," "Healthcare," "Auto Parts," "Electronic Components," "Telecommunications," "Financial Services" and "Construction" appear as "Vertical Market Makers" and the terms "Used Capital Equipment," "Asset Disposition," "Industrial," "Logistics" and "Small Business" appear as "Horizontal Market Makers."

Text of Artwork:

     . INTERNET CAPITAL GROUP leverages the collective knowledge and resources of our partner companies, strategic investors and Advisory Board to actively develop the business strategies, operations and management teams of our partner companies. In addition, our skilled management team helps guide our partner companies in areas such as sales and marketing, executive recruiting, human resources, technology and finance.

     . VERTICAL MARKET MAKERS are market makers that operate within a specific industry. Traditional distribution channels that are inefficient and highly administrative often characterize these industries. Vertical market makers can capitalize on the Internet to streamline procurement processes, decrease transaction costs, shorten distribution times and automate customer support. These market makers may generate revenue by selling products and services as principals in transactions or charging agent fees based on the value of transactions.

     . HORIZONTAL MARKET MAKERS are market makers that operate across multiple industries. Horizontal market makers can increase efficiencies by supporting or conducting transactions online. They also facilitate interaction and transactions among businesses and professionals through electronic communities. Horizontal market makers may generate revenue by charging fees for access to their Internet based services, selling advertising on their Web sites or charging agent fees based on the value of transactions.

     . INFRASTRUCTURE SERVICE PROVIDERS assist traditional businesses in one of four ways--providing strategic consulting, systems integration, software or outsourced services. Strategic consultants assist businesses in developing their e-commerce strategies. Systems integrators develop and implement technological infrastructures that enable e-commerce. Software providers design and sell software applications that support e-commerce and integrate business functions. Outsourced service providers offer software applications, infrastructure and related services designed to help businesses reduce costs, improve operational efficiencies and decrease time to market.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Price Range of Common Stock..............................................  20
The Reorganization.......................................................  21
Concurrent Offering......................................................  21
Private Placements.......................................................  21
Capitalization...........................................................  22
Selected Consolidated Financial Data.....................................  23
Management's Discussion And Analysis Of Financial Condition And Results
 Of Operations...........................................................  24
Our Business.............................................................  43
Management...............................................................  64
Certain Transactions.....................................................  81
Principal Shareholders...................................................  86
Description Of Capital Stock.............................................  88
Shares Eligible For Future Sale..........................................  92
Principal United States Tax Consequences To Non-U.S. Holders.............  94
Underwriting.............................................................  97
Legal Matters............................................................ 101
Experts.................................................................. 101
Where You Can Find More Information...................................... 103
Index To Consolidated Financial Statements............................... F-1

                                ---------------

                             ABOUT THIS PROSPECTUS

      The terms "Internet Capital Group," "our" and "we," as used in this prospectus, refer to Internet Capital Group, L.L.C. and its wholly-owned subsidiary, Internet Capital Group Operations, Inc. (formerly known as Internet Capital Group, Inc.), for periods before the reorganization of Internet Capital Group, L.L.C. into Internet Capital Group, Inc., except where it is clear that the term refers only to Internet Capital Group, Inc. For periods after the reorganization, these terms refer to Internet Capital Group, Inc. and its wholly-owned subsidiaries Internet Capital Group Operations, Inc., IBIS (505) Limited, ICG Holding, Inc. and ICG Holding, Inc.'s wholly-owned subsidiaries, except where it is clear that the term refers only to Internet Capital Group, Inc. In addition, all information in this prospectus gives effect to the reorganization described in "The Reorganization" that was effected before this offering.

      Although we refer to the companies in which we have acquired an equity interest as our "partner companies" and that we have a "partnership" with these companies, we do not act as an agent or legal representative for any of our partner companies, we do not have the power or authority to legally bind any of our partner companies and we do not have the types of liabilities for our partner companies that a general partner of a partnership would have.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      We expect to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

                                    SUMMARY

      This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus has been adjusted to reflect a 2 for 1 stock split of all shares of our common stock outstanding on December 6, 1999. This prospectus does not take into account the possible sale of additional shares of common stock to the underwriters under the underwriters' right to purchase additional shares to cover over-allotments.

                          Internet Capital Group, Inc.

      Internet Capital Group is an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of partner companies. Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the global economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of December 2, 1999, we owned interests in 47 B2B e-commerce companies which we refer to as our partner companies.

      Our operating strategy is to integrate our partner companies into a collaborative network that leverages our collective knowledge and resources. With the goal of holding our partner company interests for the long-term, we use these collective resources to actively develop the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, our partner companies and our Advisory Board. Currently, our Advisory Board consists of individuals with executive-level experience in general management, sales and marketing and information technology at such leading companies as Coca-Cola Company, Exodus Communications, IBM Corporation, MasterCard, Merrill Lynch and Microsoft. We believe that building successful B2B e-commerce companies enhances the ability of our collaborative network to facilitate innovation and growth among our partner companies.

      The substantial growth in B2B e-commerce creates tremendous market opportunities for new emerging companies. Forrester Research estimates that the United States B2B e-commerce market, defined as the intercompany trade of hard goods over the Internet, will grow from $43 billion in 1998 to more than $1.3 trillion by 2003. IDC projects that the Western European B2B e-commerce market will grow from $3.8 billion in 1998 to over $350 billion by 2003. We focus on two types of B2B e-commerce companies, which we call market makers and infrastructure service providers.

     . Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry or provide specific goods and services across multiple industries. Market makers tailor their business models to match a target market's distinct characteristics. Our partner company network currently includes significant interests in 28 market makers: Animated Images, Arbinet Communications, asseTrade, AUTOVIA, Bidcom, Collabria, Commerx, ComputerJobs.com, CourtLink, CyberCrop.com., Deja.com, e-Chemicals, eMarketWorld, eMerge Interactive, EmployeeLife.com, Internet Commerce Systems, iParts, JusticeLink, NetVendor, ONVIA.com, PaperExchange.com, Plan Sponsor Exchange, Purchasing Solutions, Residential Delivery Services, StarCite, Universal Access, USgift.com and VerticalNet.

     . Infrastructure service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet and in building and managing the technological infrastructure needed to support B2B e-commerce. Our partner company network currently includes significant interests in 19 infrastructure service providers: Benchmarking Partners, Blackboard, Breakaway Solutions, ClearCommerce, CommerceQuest, Context Integration, Entegrity Solutions, LinkShare, PrivaSeek, SageMaker, Servicesoft Technologies, Sky Alland Marketing, Syncra Software, TRADEX Technologies, traffic.com, United Messaging, US Interactive, VitalTone and Vivant!

      We have grown rapidly since our inception in 1996. In 1998, we added 12 B2B e-commerce companies to our network and from the beginning of 1999 to December 2, 1999, we added 27 B2B e-commerce companies to our network. All of our acquisitions to date have been of B2B e-commerce companies headquartered in the United States. We expect to continue to evaluate additional acquisition opportunities in the United States. In addition, we recently opened an office in London, England that will focus on European B2B e-commerce opportunities.

      We are a Delaware corporation. Our principal executive office is located at 435 Devon Park Drive, Building 800, Wayne, Pennsylvania 19087 and our telephone number is (610) 989-0111. We also maintain offices in San Francisco, California; Boston, Massachusetts; Seattle, Washington; and London, England. We maintain a site on the World Wide Web at www.icge.com. The information on our Web site is not part of this prospectus.

                                  The Offering

      The offering information provided below is as of November 30, 1999, after giving effect to our 2 for 1 stock split of all shares outstanding on December 6, 1999 and includes:

     . the issuance and sale to AT&T Corp. of 609,533 shares of our common stock in a private placement for $50 million; and

     . the issuance and sale to Internet Assets, Inc. upon closing of this offering of $20 million of our common stock in a private placement equaling 248,447 shares, based on the split-adjusted closing price of our common stock on December 2, 1999 of $80.50.

      The information provided below excludes:

     .      shares of common stock issuable upon conversion of the
        convertible notes being offered concurrently with this offering;

     . 5,114,000 shares of common stock issuable upon exercise of stock options at a weighted average exercise price of $21.88 per share;

     . 1,381,032 shares of common stock issuable upon exercise of options reserved for grant;

     . 2,576,493 shares of common stock issuable upon exercise of warrants with an exercise price of $6.00 per share;

     . 400,000 shares of common stock issuable upon exercise of warrants with an exercise price of $5.00 per share related to our revolving bank credit facility;

     . 1,049,425 shares of our common stock issuable upon exercise of an option under an agreement related to the acquisition of a partner company ownership interest; and

     .  the exercise of the underwriters' over-allotment option.

 Common stock offered in public offering:

        U.S. offering.................... 4,800,000 shares
        International offering........... 1,200,000 shares
                                          ----------------
        Total............................ 6,000,000 shares
 Shares outstanding after the offering... 261,050,328 shares

 Over-allotment option................... 900,000 shares

 Use of proceeds......................... We estimate that the net proceeds from this offering without exercise
                                          of the over-allotment option will be
                                          about $461.1 million at an assumed
                                          public offering price of $80.50 per
                                          share based on the closing price of
                                          our common stock on December 2, 1999.
                                          In addition, we estimate that the net
                                          proceeds from our concurrent offering
                                          of convertibles notes will be about
                                          $241.8 million without exercise of
                                          the over-allotment option. We intend
                                          to use these net proceeds to repay
                                          any balance outstanding on our
                                          revolving bank credit facility, to
                                          make acquisitions, to pay interest on
                                          our convertible notes and for general
                                          corporate purposes including working
                                          capital.

 Risk factors............................ See "Risk Factors" and the other information included in this
                                          prospectus for a discussion of
                                          factors you should carefully consider
                                          before deciding to invest in shares
                                          of our common stock.

 Nasdaq National Market symbol........... "ICGE"

                              Concurrent Offering

      Concurrently with our offering of common stock, we are offering by means
of a separate prospectus $250,000,000 aggregate principal amount of our   %
convertible subordinated notes due 2004. The convertible notes will be convertible at the option of the holder into shares of our common stock. The completion of the convertible notes offering is not a condition to the completion of this offering. The sale of our convertible notes is described in greater detail below under the heading "Concurrent Offering."

                            Private Placements

      We have entered into an agreement with AT&T Corp. pursuant to which we will sell to AT&T Corp. 609,533 shares of our common stock for $50 million. The private placement to AT&T Corp. is not conditioned upon the completion of this offering. In addition, we are offering $20 million of shares of our common stock to Internet Assets, Inc. in a private placement at the public offering price. The private placement to Internet Assets, Inc. is conditioned upon the completion of this offering. The private placements are described below under the heading "Private Placements."

                      Summary Consolidated Financial Data

      The following summary historical and pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus. The summary pro forma data does not purport to represent what our results would have been if the events described below had occurred at the dates indicated. The Pro Forma columns included in the Consolidated Statements of Operations Data for the year ended December 31, 1998 and the nine months ended September 30, 1999, derived from elsewhere in this prospectus, reflect the effect of our 1998 and 1999 acquisitions of companies accounted for under the consolidation and equity methods, the deconsolidation of VerticalNet, and the acquisition of our ownership interest in Breakaway Solutions as a company accounted for under the equity method as if they had occurred on January 1, 1998. The Pro Forma Consolidated Statements of Operations Data for the year ended December 31, 1998 and the nine months ended September 30, 1999, included under the actual results for each of those periods, reflect our taxation as a corporation since January 1, 1998 and 1999, respectively, although we have been taxed as a corporation only since February 2, 1999. The Pro Forma Consolidated Balance Sheet Data as of September 30, 1999, derived from elsewhere in this prospectus, reflect the effect of our acquisitions subsequent to September 30, 1999 as if they had occurred on September 30, 1999. The Pro Forma As Adjusted Consolidated Balance Sheet Data reflect the sale of 6,000,000 shares of our common stock in this offering at an assumed public offering price of $80.50 per share, the issuance and sale of $50 million and $20 million, respectively, of our common stock to AT&T Corp. and Internet Assets, Inc. in separate private placements and the issuance and sale of $250,000,000 of our convertible notes in a concurrent offering after deduction of estimated underwriting discounts and commissions and estimated offering expenses.

                                                                            Nine Months Ended
                         March 4, 1996    Year Ended December 31,             September 30,
                         (Inception) to ------------------------------ -----------------------------
                          December 31,   1997      1998       1998       1998      1999      1999
                              1996      Actual    Actual    Pro Forma   Actual    Actual   Pro Forma
                         -------------- -------  --------  ----------- --------  --------  ---------
                                                           (Unaudited)         (Unaudited)
                                          (In Thousands Except Per Share Data)
Consolidated Statements
 of Operations Data:
Revenue.................    $   285     $   792  $  3,135   $  6,456   $  1,862  $ 14,783  $  7,186
Operating Expenses......      2,348       7,510    20,156     11,366     12,728    38,427    21,668
                            -------     -------  --------   --------   --------  --------  --------
                             (2,063)     (6,718)  (17,021)    (4,910)   (10,866)  (23,644)  (14,482)
Other income, net.......        --          --     30,483     30,483     23,514    47,001    46,989
Interest income (ex-
 pense), net............         88         138       924       (814)       513     2,407     2,401
                            -------     -------  --------   --------   --------  --------  --------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........     (1,975)     (6,580)   14,386     24,759     13,161    25,764    34,908
Income taxes............        --          --        --         --         --     12,840    28,073
Minority interest.......        427        (106)    5,382        553      2,699     4,133       720
Equity income (loss)....       (514)        106    (5,869)   (89,823)    (3,969)  (49,142)  (98,819)
                            -------     -------  --------   --------   --------  --------  --------
Net Income (Loss).......    $(2,062)    $(6,580) $ 13,899   $(64,511)  $ 11,891  $ (6,405) $(35,118)
                            =======     =======  ========   ========   ========  ========  ========
Net income (loss) per
 share--diluted.........    $ (0.05)    $ (0.10) $   0.12   $  (0.57)  $   0.11  $  (0.03) $  (0.19)
Weighted average shares
 outstanding--diluted...     40,792      68,198   112,299    112,205    105,675   185,104   185,104
Ratio of earnings to
 fixed charges (unau-
 dited) (a).............                             38.7x                           13.2x
Pro forma net income
 (loss) (unaudited).....                         $  8,756                        $(12,509)
Pro forma net income
 (loss) per share--
 diluted (unaudited)....                         $   0.08                        $  (0.07)

                                                        September 30, 1999
                                                  ------------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                  -------- --------- -----------
                                                           (Unaudited)
                                                          (In Thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents........................ $186,137 $ 52,347  $  825,220
Short-term investments...........................   22,845   22,845      22,845
Working capital..................................  200,370   40,655     813,528
Total assets.....................................  470,227  471,067   1,252,156
Long-term debt...................................    1,633    3,000       3,000
Convertible subordinated notes...................      --       --      250,000
Total shareholders' equity.......................  418,517  418,517     949,606

--------
(a) Earnings were insufficient to cover fixed charges by $1,975,130 and $6,327,305 during the period March 4, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997, respectively.

                                  RISK FACTORS

      Investing in our common stock will provide you with an equity ownership interest in Internet Capital Group. As one of our shareholders, your investment will be subject to risks inherent in our business. The price of our common stock may decline. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

RISKS PARTICULAR TO INTERNET CAPITAL GROUP

We have a limited operating history upon which you may evaluate us

      We were formed in March 1996. Although we have grown significantly since then, we have a limited operating history upon which you may evaluate our business and prospects. We and our partner companies are among the many companies that have entered into the emerging B2B e-commerce market. Many of our partner companies are in the early stages of their development. Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as B2B e-commerce. If we are unable to effectively allocate our resources and help grow existing partner companies, our stock price may be adversely affected and we may be unable to execute our strategy of developing a collaborative network of partner companies.

Our business depends upon the performance of our partner companies, which is uncertain

      Economic, governmental, industry and internal company factors outside our control affect each of our partner companies. If our partner companies do not succeed, the value of our assets and the price of our common stock could decline. The material risks relating to our partner companies include:

     . fluctuations in the market price of the common stock of VerticalNet and Breakaway Solutions, two of our publicly traded partner companies, and other future publicly traded partner companies, which are likely to affect the price of our common stock;

     . lack of the widespread commercial use of the Internet, which may prevent our partner companies from succeeding; and

     . intensifying competition for the products and services our partner companies offer, which could lead to the failure of some of our partner companies.

      Of our $470 million in total assets as of September 30, 1999, $168.7 million, or 36%, consisted of ownership interests in and advances to our partner companies. On a pro forma basis, adjusted for our acquisitions subsequent to September 30, 1999 as if they had occurred on September 30, 1999, our assets on September 30, 1999 were $471.1 million, of which $321 million, or 68.1%, consisted of ownership interests in and advances to our partner companies. The carrying value of our partner company ownership interests includes our original acquisition cost, the effect of accounting for certain of our partner companies under the equity method of accounting, the effect of adjustments to our carrying value resulting from certain issuances of equity securities by our partner companies and the effect of impairment charges recorded for the decrease in value of certain partner companies. The carrying value of our partner companies will be impaired and decrease if one or more of our partner companies do not succeed. The carrying value of our partner companies is not marked to market; therefore a decline in the market value of one of our publicly traded partner companies may impact our financial position by not more than the carrying value of the partner company. However, such a decline would likely affect the price of our common stock. For example, VerticalNet and Breakaway Solutions are two of our publicly traded partner companies and on December 2, 1999 our holdings in VerticalNet and Breakaway Solutions had respective market values of approximately $1.2 billion and $395 million. A decline in the market value of VerticalNet or Breakaway Solutions will likely cause a decline in the price of our common stock.

      Other material risks relating to our partner companies are more fully described below under "Risks Particular to Our Partner Companies."

Our business model is unproven

      Our strategy is based on an unproven business model. Our business model depends on the willingness of companies to join our collaborative network and the ability of the collaborative network to assist our partner companies. Our business model depends on our ability to share information within our network of partner companies. If competition develops among our partner companies, we may be unable to fully benefit from the sharing of information within our network of partner companies. If we cannot convince companies of the value of our business model, our ability to attract new companies will be adversely affected and our strategy of building a collaborative network may not succeed.

Fluctuations in our quarterly results may adversely affect our stock price

      We expect that our quarterly results will fluctuate significantly due to many factors, including:

     .  the operating results of our partner companies;

     . changes in equity losses or income and amortization of goodwill related to the acquisition or divestiture of interests in partner companies;

     . changes in our methods of accounting for our partner company interests, which may result from changes in our ownership percentages of our partner companies;

     . sales of equity securities by our partner companies, which could cause us to recognize gains or losses under applicable accounting rules;

     . the pace of development or a decline in growth of the B2B e-commerce market;

     . intense competition from other potential acquirors of B2B e-commerce companies, which could increase our cost of acquiring interests in additional companies, and competition for the goods and services offered by our partner companies; and

     . our ability to effectively manage our growth and the growth of our partner companies during the anticipated rapid growth of the global B2B e-commerce market.

      We believe that period-to-period comparisons of our operating results are not meaningful. If our operating results in one or more quarters do not meet securities analysts' or your expectations, the price of our common stock could decrease.

Our success is dependent on our key personnel and the key personnel of our partner companies

      We believe that our success will depend on continued employment by us and our partner companies of senior management and key technical personnel. Our success also depends on the continued assistance of our Advisory Board members, some of whom may from time to time leave our Advisory Board. If one or more members of our senior management, our partner companies' senior management or our Advisory Board were unable or unwilling to continue in their present positions, our business and operations could be disrupted.

      As of December 2, 1999, fifteen of our twenty management personnel have worked for us for less than one year. Our efficiency may be limited while these employees and future employees are being integrated into our operations. In addition, we may be unable to find and hire additional qualified management and professional personnel to help lead us and our partner companies.

      The success of some of our partner companies also depends on their having highly trained technical and marketing personnel. Our partner companies will need to continue to hire additional personnel as their businesses grow. A shortage in the number of trained technical and marketing personnel could limit the ability of our partner companies to increase sales of their existing products and services and launch new product offerings.

We have had a history of losses and expect continued losses in the foreseeable future

      Our net loss for the nine months ended September 30, 1999 of $6.4 million includes gains of $29.0 million, net of deferred taxes, related to the issuance of stock by VerticalNet and a $7.7 million deferred tax benefit related to our conversion from a limited liability company to a taxable corporation. Without the $36.7 million effect of these items on our net results, we would have had a net loss of $43.1 million. For the year ended December 31, 1998, we realized net income of $13.9 million primarily due to $34.4 million of non-operating gains from the sale of certain minority interests. In addition, we incurred net losses of $6.6 million in 1997 and $2.1 million in 1996. After giving effect to our acquisitions during 1998 and 1999 as if they had occurred on January 1, 1998, pro forma net income for the year ended December 31, 1998 and the nine months ended September 30, 1999 would have been reduced by $78.4 million and $28.7 million, respectively. Excluding the effect of any future non-operating gains, we expect to continue to incur losses for the foreseeable future and, if we ever have profits, we may not be able to sustain them. Without the effect of any significant non-operating gains during the three months ended December 31, 1999, we expect to incur a significant net loss for this period.

      Our expenses will increase as we build an infrastructure to implement our business model. For example, we expect to hire additional employees, expand information technology systems and lease more space for our corporate offices. In addition, we plan to significantly increase our operating expenses to:

     .  broaden our partner company support capabilities;

     . explore acquisition opportunities and alliances with other companies;

     .  facilitate business arrangements among our partner companies; and

     .  expand our business internationally.

Expenses may also increase due to the potential effect of goodwill amortization and other charges resulting from completed and future acquisitions. If any of these and other expenses are not accompanied by increased revenue, our losses will be greater than we anticipate.

Our partner companies are growing rapidly and we may have difficulty assisting them in managing their growth

      Our partner companies have grown, and we expect them to continue to grow rapidly, by adding new products and services and hiring new employees. This growth is likely to place significant strain on their resources and on the resources we allocate to assist our partner companies. In addition, our management may be unable to convince our partner companies to adopt our ideas for effectively and successfully managing their growth.

We may compete with some of our shareholders and partner companies, and our partner companies may compete with each other

      We may compete with some of our shareholders and partner companies for Internet-related opportunities. After this offering, Comcast Corporation and Safeguard Scientifics, Inc. will own 9.3% and 13.9% of our outstanding common stock, respectively, based on the number of shares held by each of them on

November 30, 1999. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation and Safeguard Scientifics currently each have a designee as a member of our board of directors and IBM Corporation has a right to designate a board observer, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisitions, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any policies, contracts or other understandings with any of our shareholders or partner companies that would govern the resolution of these potential conflicts. This competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

We face competition from other potential acquirors of B2B e-commerce companies

      We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in attractive companies on reasonable terms, our strategy to build a collaborative network of partner companies may not succeed.

Our global expansion exposes us to less developed markets, currency fluctuations and political instability

      We are pursuing B2B e-commerce opportunities outside the United States. We recently opened an office in London whose personnel will focus on B2B e-commerce opportunities in Europe. This international expansion exposes us to several risks, including the following:

     . Less Developed Markets. We believe that e-commerce markets outside the United States are less developed than the United States e-commerce market. If the e-commerce markets outside the United States do not continue to mature, any of our partner companies outside the United States may not succeed.

     . Currency Fluctuations. When we purchase interests in non-United States partner companies for cash, we will likely have to pay for the interests using the currency of the country where the prospective partner company is located. Similarly, although it is our intention to act as a long-term partner to our partner companies, if we sold an interest in a non-United States partner company we might receive foreign currency. To the extent that we transact in foreign currencies, fluctuations in the relative value of these currencies and the United States dollar may adversely impact our financial results.

     . Compliance with Laws. As we expand internationally, we will become increasingly subject to the laws and regulations of foreign countries. We may not be familiar with these laws and regulations, and these laws and regulations may change at any time.

     . Political Instability. We may purchase interests in foreign partner companies that are located, or transact business in, parts of the world that experience political instability. Political instability may have an adverse impact on the subject country's economy, and may limit or eliminate a partner company's ability to conduct business.

Our outstanding indebtedness may increase substantially

      As of September 30, 1999, we had $1,633,000 in long term debt. If the concurrent offering is completed, our long term debt will increase by $250,000,000 ($287,500,000 if the underwriters' over-allotment option is exercised in full). This increased indebtedness will impact us in a number of ways:

     . significantly increase our interest expense and related debt service costs;

     .  make it more difficult to obtain additional financing; and

     . constrain our ability to react quickly in an unfavorable economic climate.

      Our ordinary business operations do not generate sufficient cash flow to satisfy the annual debt service payments that will be required as a result of the completion of the concurrent offering. This may result in us using a portion of the proceeds of this offering to pay interest or result in us borrowing additional funds or selling additional equity to meet our debt service obligations. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result, which would negatively impact our future prospects.

Our growth could be impaired by limitations on our and our partner companies access to the capital markets

      We are dependent on the capital markets for access to funds for acquisitions and other purposes.

Our partner companies are also dependent on the capital markets to raise capital for their own purposes. To date, there have been a substantial number of Internet-related initial public offerings and additional offerings are expected to be made in the future. If the market for Internet-related companies and initial public offerings were to weaken for an extended period of time, our ability and the ability of our partner companies to grow and access the capital markets will be impaired.

We may be unable to obtain maximum value for our partner company interests

      We have significant positions in our partner companies. While we generally do not anticipate selling our interests in our partner companies, if we were to divest all or part of an interest in a partner company, we may not receive maximum value for this position. For partner companies with publicly-traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, for those partner companies that do not have publicly-traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

We may not have opportunities to acquire interests in additional companies

      We may be unable to identify companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:

     . a failure to agree on the terms of the acquisition, such as the amount or price of our acquired interest;

     .  incompatibility between us and management of the company;

     .  competition from other acquirors of B2B e-commerce companies;

     .  a lack of capital to acquire an interest in the company; and

     .  the unwillingness of the company to partner with us.

      If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Our resources and our ability to manage newly acquired partner companies may be strained as we acquire more and larger interests in B2B e-commerce companies

      We have acquired, and plan to continue to acquire, significant interests in B2B e-commerce companies that complement our business strategy. In the future, we may acquire larger percentages or larger interests in companies than we have in the past, or we may seek to acquire 100% ownership of companies. We may also spend more on individual acquisitions than we have in the past. These larger acquisitions may place significantly greater strain on our resources, ability to manage such companies and ability to integrate them into our collaborative network. Future acquisitions are subject to the following risks:

     . Our acquisitions may cause a disruption in our ongoing support of our partner companies, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

     . We may acquire interests in companies in B2B e-commerce markets in which we have little experience.

     . We may not be able to facilitate collaboration between our partner companies and new companies that we acquire.

     . To fund future acquisitions we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders.

We may have to buy, sell or retain assets when we would otherwise not wish to in order to avoid registration under the Investment Company Act of 1940

      We believe that we are actively engaged in the business of B2B e-commerce through our network of majority-owned subsidiaries and companies that we are considered to "control." Under the Investment Company Act, a company is considered to control another company if it owns more than 25% of that company's voting securities. A company may be required to register as an investment company if more than 45% of its total assets consists of, and more than 45% of its income/loss and revenue attributable to it over the last four quarters is derived from, ownership interests in companies it does not control. Because many of our partner companies are not majority-owned subsidiaries, and because we own 25% or less of the voting securities of a number of our partner companies, changes in the value of our interests in our partner companies and the income/loss and revenue attributable to our partner companies could subject us to regulation under the Investment Company Act unless we took precautionary steps. For example, in order to avoid having excessive income from "non-controlled" interests, we may not sell minority interests we would otherwise want to sell or we may have to generate non-investment income by selling interests in partner companies that we are considered to control. We may also need to ensure that we retain more than 25% ownership interests in our partner companies after any equity offerings. In addition, we may have to acquire additional income or loss generating majority-owned or controlled interests that we might not otherwise have acquired or may not be able to acquire "non-controlling" interests in companies that we would otherwise want to acquire. It is not feasible for us to be regulated as an investment company because the Investment Company Act rules are inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of partner companies. On August 23, 1999 the Securities and Exchange Commission granted our request for an exemption under Section 3(b)(2) of the Investment Company Act declaring us to be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. This exemptive order reduces the risk that we may have to take action to avoid registration as an investment company, but it does not eliminate the risk.

Our systems and those of our partner companies and third parties may not be Year 2000 compliant, which could disrupt our operations and the operations of our partner companies

      Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue. We may realize exposure and risk if our systems and the systems on which our partner companies are dependent to conduct their operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts and the efforts of our partner companies to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we and our partner companies conduct business do not successfully address such issues, our business and the businesses of our partner companies may not be operational for a period of time. If the Web-hosting facilities of our partner companies are not Year 2000 compliant, their production Web sites would be unavailable and they would not be able to deliver services to their users.

RISKS PARTICULAR TO OUR PARTNER COMPANIES

Fluctuation in the price of the common stock of our publicly-traded partner companies may affect the price of our common stock

      VerticalNet and Breakaway Solutions are two of our publicly-traded partner companies. The price of their common stock has been highly volatile. On February 16, 1999, VerticalNet completed its initial public offering at a price of $8.00 per share and its common stock has since traded as high as $111.94 per share, adjusted for a two for one stock split. On October 6, 1999, Breakaway Solutions completed its initial public offering at a price of $14.00 per share and its common stock has since traded as high as $71.00 per share. The market value of our holdings in these partner companies changes with these fluctuations. Based on the closing price of VerticalNet's common stock on December 2, 1999 of $96.56, our holdings in VerticalNet had a market value of approximately $1.2 billion. Based on the closing price of Breakaway Solutions' common stock on December 2, 1999 of $56.62, our holdings in Breakaway Solutions had a market value of approximately $395 million. Fluctuations in the price of VerticalNet's, Breakaway Solutions' and other publicly-traded partner companies' common stock are likely to affect the price of our common stock.

      VerticalNet's results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     .  lack of acceptance of the Internet as an advertising medium;

     . inability to develop a large base of users of its Web sites who possess demographic characteristics attractive to advertisers;

     . inability to generate significant e-commerce transaction revenues from its communities;

     .  lower advertising rates; and

     .  loss of key content providers.

      Breakaway Solutions' results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     .  growing enterprises' failure to accept e-commerce solutions;

     .  inability to open new regional offices;

     .  loss of money on fixed-fee or performance-based contracts; and

     .  inability to develop brand awareness.

      As of September 30, 1999, our assets as reflected in our balance sheet were approximately $470 million, of which $48.4 million relates to VerticalNet, Breakaway Solutions and other publicly traded partner companies. However, we believe that comparisons of the value of our holdings in partner companies to the value of our total assets are not meaningful because not all of our partner company ownership interests are marked to market in our balance sheet.

The success of our partner companies depends on the development of the B2B e-commerce market, which is uncertain

      All of our partner companies rely on the Internet for the success of their businesses. The development of the e-commerce market is in its early stages. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective medium for providing products and services, our partner companies may not succeed.

      Our long-term success depends on widespread market-acceptance of B2B e-commerce. A number of factors could prevent such acceptance, including the following:

     . the unwillingness of businesses to shift from traditional processes to B2B e-commerce processes;

     . the necessary network infrastructure for substantial growth in usage of B2B e-commerce may not be adequately developed;

     . increased government regulation or taxation may adversely affect the viability of B2B e-commerce;

     . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times for the users of B2B e-commerce; and

     . concern and adverse publicity about the security of B2B e-commerce transactions.

Our partner companies may fail if their competitors provide superior Internet-related offerings or continue to have greater resources than our partner companies have

      Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

     . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

     . dollars spent on consulting services with many established information systems and management consulting firms; and

     . advertising budget with online services and traditional off-line media, such as print and trade associations.

      In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

      Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Some of our partner companies may be unable to protect their proprietary rights and may infringe on the proprietary rights of others

      Our partner companies are inventing new ways of doing business. In support of this innovation, they will develop proprietary techniques, trademarks, processes and software. Although reasonable efforts will be taken to protect the rights to this intellectual property, the complexity of international trade secret, copyright, trademark and patent law, coupled with the limited resources of these young companies and the demands of quick delivery of products and services to market, create risk that their efforts will prove inadequate. Further, the nature of Internet business demands that considerable detail about their innovative processes and techniques be exposed to competitors, because it must be presented on the Web sites in order to attract clients. Some of our partner companies also license content from third parties and it is possible that they could become subject to infringement actions based upon the content licensed from those third parties. Our partner companies generally obtain representations as to the origin and ownership of such licensed content; however, this may not adequately protect them. Any claims against our partner companies' proprietary rights, with or without merit, could subject our partner companies to costly litigation and the diversion of their technical and management personnel. If our partner companies incur costly litigation and their personnel are not effectively deployed, the expenses and losses incurred by our partner companies will increase and their profits, if any, will decrease.

Our partner companies that publish or distribute content over the Internet may be subject to legal liability

      Some of our partner companies may be subject to legal claims relating to the content on their Web sites, or the downloading and distribution of this content. Claims could involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content provided by our partner companies on their Web sites is drawn from data compiled by other parties, including governmental and commercial sources. This data may have errors. If any of our partner companies' Web site content is improperly used or if any of our partner companies supply incorrect information, it could result in unexpected liability. Any of our partner companies that incur this type of unexpected liability may not have insurance to cover the claim or its insurance may not provide sufficient coverage. If our partner companies incur substantial cost because of this type of unexpected liability, the expenses incurred by our partner companies will increase and their profits, if any, will decrease.

Our partner companies' computer and communications systems may fail, which may discourage content providers from using our partner companies' systems

      Some of our partner companies' businesses depend on the efficient and uninterrupted operation of their computer and communications hardware systems. Any system interruptions that cause our partner companies' Web sites to be unavailable to Web browsers may reduce the attractiveness of our partner companies' Web sites to third party content providers. If third party content providers are unwilling to use our partner companies' Web sites, our business, financial condition and operating results could be adversely affected. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

Our partner companies' businesses may be disrupted if they are unable to upgrade their systems to meet increased demand

      Capacity limits on some of our partner companies' technology, transaction processing systems and network hardware and software may be difficult to project and they may not be able to expand and upgrade their systems to meet increased use.

      As traffic on our partner companies' Web sites continues to increase, they must expand and upgrade their technology, transaction processing systems and network hardware and software. Our partner companies may be unable to accurately project the rate of increase in use of their Web sites. In addition, our partner companies may not be able to expand and upgrade their systems and network hardware and software capabilities to accommodate increased use of their Web sites. If our partner companies are unable to appropriately upgrade their systems and network hardware and software, the operations and processes of our partner companies may be disrupted.

Our partner companies may not be able to attract a loyal base of users to their Web sites

      While content is important to all our partner companies' Web sites, our market maker partner companies are particularly dependent on content to attract users to their Web sites. Our success depends upon the ability of these partner companies to deliver compelling Internet content to their targeted users. If our partner companies are unable to develop Internet content that attracts a loyal user base, the revenues and profitability of our partner companies could be impaired. Internet users can freely navigate and instantly switch among a large number of Web sites. Many of these Web sites offer original content. Thus, our partner companies may have difficulty distinguishing the content on their Web sites to attract a loyal base of users.

Our partner companies may be unable to acquire or maintain easily identifiable Web site addresses or prevent third parties from acquiring Web site addresses similar to theirs

      Some of our partner companies hold various Web site addresses relating to their brands. These partner companies may not be able to prevent third parties from acquiring Web site addresses that are similar to their addresses, which could adversely affect the use by businesses of our partner companies' Web sites. In these instances, our partner companies may not grow as we expect. The acquisition and maintenance of Web site addresses generally is regulated by governmental agencies and their designees. The regulation of Web site addresses in the United States and in foreign countries is subject to change. As a result, our partner companies may not be able to acquire or maintain relevant Web site addresses in all countries where they conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

Some of our partner companies are dependent on barter transactions that do not generate cash revenue

      Our partner companies often enter into barter transactions in which they provide advertising for other Internet-related companies in exchange for advertising for the partner company. In a barter transaction the partner company will reflect the sales of the advertising received as an expense and the value of the advertising provided, in an equal amount, as revenue. However, barter transactions also do not generate cash revenue, which may adversely affect the cash flows of some of our partner companies. Limited cash flows may adversely affect a partner company's abilities to expand its operations and satisfy its liabilities. During 1998 and the nine month period ended September 30, 1999, revenue from barter transactions constituted a significant portion of some of our partner companies' revenue. Barter revenue may continue to represent a significant portion of their revenue in future periods. For example, for the nine-month period ending September 30, 1999, approximately 23% of VerticalNet's revenue was attributable to barter transactions.

RISKS RELATING TO THE INTERNET INDUSTRY

Concerns regarding security of transactions and transmitting confidential information over the Internet may have an adverse impact on our business

      We believe that concern regarding the security of confidential information transmitted over the Internet prevents many potential customers from engaging in online transactions. If our partner companies that depend on such transactions do not add sufficient security features to their future product releases, our partner companies' products may not gain market acceptance or there may be additional legal exposure to them.

      Despite the measures some of our partner companies have taken, the infrastructure of each of them is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures imposed by any one of our partner companies, he or she could misappropriate proprietary information or cause interruption in operations of the partner company. Security breaches that result in access to confidential information could damage the reputation of any one of our partner companies and expose the partner company affected to a risk of loss or liability. Some of our partner companies may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our partner companies' customers will become more concerned about security. If our partner companies are unable to adequately address these concerns, they may be unable to sell their goods and services.

Rapid technological changes may prevent our partner companies from remaining current with their technical resources and maintaining competitive product and service offerings

      The markets in which our partner companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing Web site technology or other products and services obsolete. The e-commerce market's growth and intense competition exacerbate these conditions. If our partner companies are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, our partner companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on our partner companies' ability to license leading technologies useful in their businesses, enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our partner companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

Government regulations and legal uncertainties may place financial burdens on our business and the businesses of our partner companies

      As of December 2, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on our business and the businesses of our partner companies.

      Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, the United States Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by B2B e-commerce companies.

RISKS RELATING TO THE OFFERING

We may issue securities which may dilute your ownership interest

      In the future, we may issue securities to raise cash for acquisitions, and we may also pay for interests in additional partner companies by using a combination of cash and our common stock, or just our common stock. Any of these events may dilute your ownership interest in us and have an adverse impact on the price of our common stock. In addition, if we issue securities convertible into our common stock, including the convertible notes being offered in the concurrent offering, the conversion of these securities may dilute your ownership interest and have an adverse impact on the price of our common stock.

Shares eligible for future sale by our current shareholders may decrease the price of our common stock

      If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following the offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain repurchase and lock-up agreements limit the number of shares of common stock available for sale in the public market. Prior to this offering, as adjusted for our 2 for 1 stock split, the holders of 197,942,694 shares of common stock, options exercisable into an aggregate of 1,348,000 shares of common stock, and warrants exercisable into an aggregate of 2,539,986 shares of common stock agreed not to sell any of these securities until February 1, 2000 without the prior written consent of Merrill Lynch. In connection with this offering, the holders of 115,043,573 shares of our common stock and warrants exercisable for 371,100 shares of our common stock have agreed not to sell any of these securities for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, the holders of 26,757,139 shares of our common stock and warrants exercisable for 185,550 shares of our common stock have agreed not to sell any of these securities for a period of 90 days after the date of this prospectus without the prior written consent of Merrill Lynch. However, Merrill Lynch may, in its sole discretion, release all or any portion of the securities subject to these lock-up agreements.

      The holders of 171,584,168 shares of common stock and the holders of warrants to purchase 2,576,493 shares of common stock have demand or piggy-back registration rights. Prior to this offering, the holders of these securities that have demand registration rights agreed not to demand that their securities be registered until February 1, 2000 without the prior written consent of Merrill Lynch. In connection with this offering, the holders of 51,960,960 shares of our common stock and warrants exercisable for 330,500 shares of our common stock that have demand registration rights have agreed not to demand that their securities be registered for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, the holders of 25,980,480 shares of our common stock and warrants exercisable for 165,250 shares of our common stock that have demand registration rights have agreed, for a period of 90 days after the date of this prospectus, not to demand that their securities be registered without the prior written consent of Merrill Lynch. We will shortly file a registration statement to register shares of common stock under our stock option plans. After that registration statement and any future registration statements filed in respect of our stock option plans are filed, common stock issued upon exercise of stock options under our benefit plans will be eligible for resale in the public market without restriction. In addition, we may issue and register securities in connection with acquisitions or other business combinations.

The interests of certain of our significant shareholders may conflict with our interests and the interests of our other shareholders

      As a result of its ownership of our common stock, Safeguard Scientifics will be in a position to affect significantly our corporate actions such as mergers or takeover attempts in a manner that could conflict with the interests of our public shareholders. After this offering and the concurrent offering, Safeguard Scientifics will beneficially own about 13.9% of our common stock.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult

      Our certificate of incorporation provides that our board of directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third-party to acquire us without the approval of our board.

Our common stock price is highly volatile

      The market price for our common stock has been highly volatile and is likely to continue to be highly volatile. The trading prices of many technology and Internet-related company stocks, including ours, have experienced significant price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The trading price of our common stock has increased significantly from our initial public offering price of $6.00 per share, as adjusted for our 2 for 1 stock split. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results.

      The following factors will add to our common stock price's volatility:

     . actual or anticipated variations in our quarterly results and those of our partner companies;

     . new sales formats or new products or services offered by us, our partner companies and their competitors;

     . changes in our financial estimates and those of our partner companies by securities analysts;

     .  changes in the size, form or rate of our acquisitions;

     . conditions or trends in the Internet industry in general and the B2B e-commerce industry in particular;

     . announcements by our partner companies and their competitors of technological innovations;

     . announcements by us or our partner companies or our competitors of significant acquisitions, strategic partnerships or joint ventures;

     . changes in the market valuations of our partner companies and other Internet companies;

     .  our capital commitments;

     . negative changes in the public's perception of the prospects of e-commerce companies;

     . general economic conditions such as a recession, or interest rate or currency rate fluctuations;

     . additions or departures of our key personnel and key personnel of our partner companies; and

     .  additional sales of our securities.

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our partner companies, that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors are discussed in the "Risk Factors" section beginning on page 6 of this prospectus, and include, among other things:

     .  development of an e-commerce market;

     . our ability to identify trends in our markets and the markets of our partner companies and to offer new solutions that address the changing needs of these markets;

     .  our ability to successfully execute our business model;

     . our partner companies' ability to compete successfully against direct and indirect competitors;

     .  our ability to acquire interests in additional companies;

     . our ability to expand our business successfully into international markets;

     .  growth in demand for Internet products and services; and

     .  adoption of the Internet as an advertising medium.

      In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

      Based on an assumed offering price of $80.50 per share adjusted to show the effect of a 2 for 1 stock split of all shares of our common stock outstanding on December 6, 1999, our net proceeds from the sale of the 6,000,000 shares of our common stock offered by us will be approximately $461.1 million ($530.5 million if the underwriters' over-allotment option is exercised in full), after deduction of underwriting discounts and commissions and estimated offering expenses payable by us. The net proceeds to us from the concurrent convertible notes offering are expected to be approximately $241.8 million after deduction of underwriting discounts and commissions and estimated offering expenses payable by us.

      We intend to use the net proceeds from this offering and the concurrent offering to repay any balance outstanding on our revolving bank credit facility, to acquire interests in additional B2B e-commerce companies, to increase the amount of our interests in our existing partner companies, to pay interest on our convertible notes, and for general corporate purposes, including working capital. During the period from October 1, 1999 through December 2, 1999, we used approximately $137.7 million to acquire interests in or make advances to 22 new and existing partner companies. As of December 2, 1999, we were contingently obligated for approximately $3.3 million of guarantee commitments and $19.6 million of funding commitments to existing partner companies and as of December 2, 1999, our commitments to new and existing partner companies that require funding in the next 12 months totaled $37.1 million. We are continually in discussions to acquire ownership interests in new or existing partner companies. We are currently in preliminary discussions for a significant acquisition of an ownership interest in a new partner company. However, we have no binding obligations with respect to this or any other acquisitions, except for the commitments described above. Our bank credit facility matures in April 2000 and bears interest, at our option, at prime and/or LIBOR plus 2.5%. At December 2, 1999, there was no outstanding balance under the bank credit facility. We use monies borrowed under the bank credit facility primarily to acquire interests in new or existing partner companies. Pending use of the net proceeds for the above purposes, we intend to invest the funds primarily in cash, cash equivalents, direct or guaranteed obligations of the United States or other highly liquid, high quality debt instruments.

                                DIVIDEND POLICY

      We have never declared or paid cash dividends on our capital stock, and we do not intend to pay cash dividends in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

                          PRICE RANGE OF COMMON STOCK

      Our common stock has been traded on the Nasdaq National Market since August 5, 1999 under the symbol "ICGE." Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low prices per share of the common stock on the Nasdaq National Market adjusted to show the effect of a 2 for 1 stock split of all shares of our common stock outstanding on December 6, 1999.

     1999                                                          High   Low
     ----                                                         ------ ------
     Third Quarter (from August 5, 1999)......................... $53.75 $ 7.00
     Fourth Quarter (through December 2, 1999)................... $97.78 $43.00

      On December 2, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $80.50 per share. As of December 2, 1999, there were approximately 978 holders of record of our common stock.

                               THE REORGANIZATION

      Internet Capital Group, Inc. is a successor to a business originally founded in March 1996 as a Delaware limited liability company under the name Internet Capital Group, L.L.C. As a limited liability company, Internet Capital Group, L.L.C. was treated for income tax purposes as a partnership with taxes on the income generated by Internet Capital Group, L.L.C. paid by its members. Internet Capital Group, L.L.C. merged into Internet Capital Group, Inc. on February 2, 1999, with Internet Capital Group, Inc. surviving (the "Reorganization"). In connection with the Reorganization and as required by its limited liability company agreement to satisfy the members' tax liabilities, Internet Capital Group, L.L.C. declared a $10.7 million distribution to its members. Internet Capital Group, Inc. has assumed all liabilities of Internet Capital Group, L.L.C., including the distribution to members of Internet Capital Group, L.L.C. The distributions made to some of the members of Internet Capital Group, L.L.C. are described in detail below under the heading "Certain Transactions." Also as part of the Reorganization, Internet Capital Group, Inc. issued 164,011,098 shares of common stock to the members of Internet Capital Group, L.L.C. The separate existence of Internet Capital Group, L.L.C. ceased in connection with the Reorganization.

                              CONCURRENT OFFERING

      The convertible notes to be offered in the concurrent offering will be in an aggregate principal amount of $250,000,000, excluding $37,500,000 principal amount subject to an over-allotment option. The convertible notes will be due
on      , 2004. Interest will accrue on the convertible notes at the rate of  %
per year on the principal amount, payable semiannually in arrears on       and
      of each year commencing on      , 2000. The convertible notes are
convertible at the option of the holder into common stock. The initial
conversion price is $   per share, which is equal to a conversion rate of
shares per $1,000 principal amount of notes, subject to adjustment. We may
redeem some or all of the notes at any time before    , 2002 if the closing
price of our common stock has exceeded 150% of the conversion price, and at any
time on or after    , 2002. Redemption prices vary depending on the date of
redemption. If there is a change in control of Internet Capital Group, each holder of the convertible notes may require us to repurchase in cash, or at our option in common stock, all or a portion of its notes. The convertible notes will be unsecured and will be subordinated to our existing and future senior indebtedness. The convertible notes will be effectively subordinated to the indebtedness and other obligations of our subsidiaries. The indenture relating to the convertible notes does not restrict the incurrence by us and our subsidiaries of debt or other obligations.

                            PRIVATE PLACEMENTS

      We have entered into an agreement with AT&T Corp. pursuant to which we will sell to AT&T Corp. 609,533 shares of our common stock for $50 million. The private placement to AT&T Corp. is not conditioned upon the completion of this offering. In addition, we are offering $20 million of shares of our common stock to Internet Assets, Inc. in a private placement at the public offering price. The private placement to Internet Assets, Inc. is conditioned upon the completion of this offering.

                                 CAPITALIZATION

      The following table sets forth our capitalization on an Actual basis as of September 30, 1999.

      The table also sets forth our capitalization on an As Adjusted basis as if the following events occurred on September 30, 1999:

     . the issuance and sale of 6,000,000 shares of our common stock in this offering;

     . the issuance and sale of $250,000,000 of our % convertible subordinated notes due 2004 in the concurrent offering;

     . the issuance and sale to AT&T Corp. of 609,533 shares of our common stock for $50 million; and

     . the issuance and sale to Internet Assets, Inc. upon closing of this offering of $20 million of our common stock in a private placement, equaling 248,447 shares based on the split-adjusted closing price of our common stock on December 2, 1999 of $80.50.

      The table below includes deductions for estimated underwriting discounts and commissions, and for estimated offering expenses.

      Common stock data is as of November 30, 1999 and excludes:

     . the shares of common stock issuable upon conversion of the convertible notes being offered concurrently with this offering;

     . the exercise of the underwriters' over-allotment options in connection with this offering and the concurrent offering;

     . options to purchase 5,114,000 shares of common stock under our equity plans at a weighted average exercise price of $21.88 per share;

     . 1,381,032 shares of common stock issuable upon exercise of options reserved for grant;

     . the warrants outstanding to purchase 2,976,493 shares at a weighted average exercise price of $5.87 per share; and

     . 1,049,425 shares of our common stock issuable upon exercise of an option under an agreement related to the acquisition of a partner company ownership interest.

                                                      September 30, 1999
                                                 -----------------------------
                                                    Actual      As Adjusted(1)
                                                 -------------  --------------
Long-term debt.................................. $   1,633,360  $    1,633,360
Convertible subordinated notes..................           --      250,000,000
Shareholders' equity:
  Preferred stock, $.01 par value; 10,000,000
   shares authorized; none issued and
   outstanding-actual, and as adjusted..........           --              --
  Common stock, $.001 par value; 300,000,000
   shares authorized; 253,014,086 shares issued
   and outstanding-actual;
   259,872,066 shares issued and outstanding as
   adjusted.....................................       253,014         259,872
Additional paid-in capital......................   510,325,881   1,041,407,742
Retained earnings (accumulated deficit).........    (3,165,920)     (3,165,920)
Unamortized deferred compensation...............   (14,371,190)    (14,371,190)
Notes receivable--shareholders..................   (81,147,592)    (81,147,592)
Accumulated other comprehensive income..........     6,622,404       6,622,404
                                                 -------------  --------------
    Total shareholders' equity..................   418,516,597     949,605,316
                                                 -------------  --------------
      Total capitalization...................... $ 420,149,957  $1,201,238,676
                                                 =============  ==============

--------

(1) Completion of the convertible note offering is not a condition to the completion of this offering. If we do not complete the issuance and sale of $250,000,000 of our convertible notes in the concurrent offering, as adjusted long-term debt would be $1,633,360 and as adjusted total capitalization would be $951,238,676.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      You should read the following selected consolidated financial data in conjunction with our Consolidated Financial Statements, including the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The Consolidated Statements of Operations Data from March 4, 1996, the date of our inception, through December 31, 1996 and for the years ended December 31, 1997 and 1998, and Consolidated Balance Sheet Data at December 31, 1997 and 1998 have been derived from the Consolidated Financial Statements, that have been audited by KPMG LLP, independent auditors, included elsewhere in this prospectus. The Consolidated Balance Sheet Data at December 31, 1996 has been derived from the Consolidated Financial Statements that have been audited by KPMG LLP, independent auditors, which are not included in this prospectus. The Consolidated Statements of Operations Data for the nine months ended September 30, 1998 and 1999 and the Consolidated Balance Sheet Data at September 30, 1999 have been derived from the unaudited Consolidated Financial Statements included elsewhere in this prospectus. The pro forma net income and net income per share information included in the Consolidated Statements of Operations Data for the year ended December 31, 1998 and the nine months ended September 30, 1999 is unaudited data derived from the Consolidated Financial Statements included elsewhere in this prospectus and reflect our taxation as a corporation since January 1, 1998 and 1999, respectively, although we have been taxed as a corporation only since February 2, 1999.

                                                                          (Unaudited)
                          March 4, 1996                                Nine Months Ended
                          (Inception) to Year Ended December 31,         September 30,
                           December 31,  -------------------------  -------------------------
                               1996         1997          1998         1998          1999
                          -------------- -----------  ------------  -----------  ------------
Consolidated Statements
 of Operations Data:
Revenue.................   $    285,140  $   791,822  $  3,134,769  $ 1,861,799  $ 14,783,096
Operating Expenses
 Cost of revenue........        427,470    1,767,017     4,642,528    2,898,700     7,424,594
 Selling, general and
  administrative........      1,920,898    5,742,606    15,513,831    9,829,594    31,002,518
                           ------------  -----------  ------------  -----------  ------------
 Total operating
  expenses..............      2,348,368    7,509,623    20,156,359   12,728,294    38,427,112
                           ------------  -----------  ------------  -----------  ------------
                             (2,063,228)  (6,717,801)  (17,021,590) (10,866,495)  (23,644,016)
Other income, net.......            --           --     30,483,177   23,514,321    47,001,191
Interest income
 (expense), net.........         88,098      138,286       924,588      513,652     2,406,446
                           ------------  -----------  ------------  -----------  ------------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........     (1,975,130)  (6,579,515)   14,386,175   13,161,478    25,763,621
Income taxes............            --           --            --           --     12,840,423
Minority interest.......        427,185     (106,411)    5,381,640    2,699,112     4,133,057
Equity income (loss)....       (514,540)     106,298    (5,868,887)  (3,969,734)  (49,141,961)
                           ------------  -----------  ------------  -----------  ------------
Net Income (Loss).......   $ (2,062,485) $(6,579,628) $ 13,898,928  $11,890,856  $ (6,404,860)
                           ============  ===========  ============  ===========  ============
Net Income (loss) per
 share--diluted.........   $      (0.05) $     (0.10) $       0.12  $      0.11  $      (0.03)
Weighted average shares
 outstanding--diluted...     40,791,548   68,197,688   112,298,578  105,674,672   185,103,758
Pro forma net income
 (unaudited)............                              $  8,756,325               $(12,509,434)
Pro forma net income per
 share--diluted
 (unaudited)............                              $       0.08               $      (0.07)
Ratio of earnings to
 fixed charges
 (unaudited) (a)........                                      38.7x                      13.2x

                                         December 31,              (Unaudited)
                              ----------------------------------- September 30,
                                 1996        1997        1998         1999
                              ----------- ----------- ----------- -------------
Consolidated Balance Sheet
 Data:
Cash and cash equivalents...  $ 3,215,256 $ 5,967,461 $26,840,904 $186,137,151
Working capital.............    4,883,129   2,390,762  20,452,438  200,369,744
Total assets................   13,629,407  31,481,016  96,785,975  470,227,369
Long-term debt..............      167,067     399,948     351,924    1,633,360
Total shareholders' equity..   12,858,856  26,634,675  80,724,378  418,516,597

--------
(a) Earnings were insufficient to cover fixed charges by $1,975,130 and $6,327,305 during the period March 4, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus.

General

      Internet Capital Group is an Internet holding company actively engaged in B2B e-commerce through a network of partner companies. As of September 30, 1999, we owned interests in 39 B2B e-commerce companies, which we refer to as our partner companies. We focus on two types of B2B e-commerce companies, which we call market makers and infrastructure service providers.

      Because we acquire significant interests in B2B e-commerce companies, many of which generate net losses, we have experienced, and expect to continue to experience, significant volatility in our quarterly results. We do not know if we will report net income in any period, and we expect that we will report net losses in many quarters for the foreseeable future. While our partner companies have consistently reported losses, we have recorded net income in certain periods and experienced significant volatility from period to period due to one-time transactions and other events incidental to our ownership interests in and advances to partner companies. These transactions and events are described in more detail under "Net Results of Operations-- General ICG Operations--Other Income" and include dispositions of, and changes to, our partner company ownership interests, dispositions of our holdings of available-for-sale securities, and impairment charges. On a continuous basis, but no less frequently than at the end of each reporting period, we evaluate the carrying value of our ownership interests in and advances to each of our partner companies for possible impairment based on achievement of business plan objectives and milestones, the fair value of each ownership interest and advance in the partner company relative to carrying value, the financial condition and prospects of the partner company, and other relevant factors. The business plan objectives and milestones we consider include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a Web site or the hiring of key employees. The fair value of our ownership interests in and advances to privately held partner companies is generally determined based on the value at which independent third parties have invested or have committed to invest in our partner companies.

      The presentation and content of our financial statements is largely a function of the presentation and content of the financial statements of our partner companies. To the extent our partner companies change the presentation or content of their financial statements, as may be required upon review by the Securities and Exchange Commission or changes in accounting literature, the presentation and content of our financial statements may also change.

      On August 23, 1999 the Securities and Exchange Commission granted our request for an exemption under Section 3(b)(2) of the Investment Company Act, declaring us to be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. Because of our operating focus, the significant ownership interests we hold in our partner companies and the greater operating flexibility we obtain from the exemptive order, we do not believe that the Investment Company Act will adversely affect our operations or shareholder value.

Effect of Various Accounting Methods on our Results of Operations

      The various interests that we acquire in our partner companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in a partner company.

      Consolidation. Partner companies in which we directly or indirectly own more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a partner company's results of operations are reflected within our Consolidated Statements of Operations. Participation of other partner company shareholders in the earnings or losses of a consolidated partner company is reflected in the caption "Minority interest" in our Consolidated Statements of Operations. Minority interest adjusts our consolidated net results of operations to reflect only our share of the earnings or losses of the consolidated partner company. VerticalNet was our only consolidated partner company through December 31, 1998. However, due to VerticalNet's initial public offering in February 1999, our voting ownership interest in VerticalNet decreased below 50%. Therefore, we apply the equity method of accounting beginning in February 1999. We acquired controlling majority voting interests in Breakaway Solutions during the three months ended March 31, 1999, EmployeeLife.com and iParts during the three months ended June 30, 1999, and CyberCrop.com during the three months ended September 30, 1999, each of which was consolidated from the date of its acquisition. As of September 30, 1999, Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts were our only consolidated partner companies. In December 1999, AgProducer Network changed its name to CyberCrop.com.

      The effect of a partner company's net results of operations on our net results of operations is generally the same under either the consolidation method of accounting or the equity method of accounting, because under each of these methods only our share of the earnings or losses of a partner company is reflected in our net results of operations in the Consolidated Statements of Operations.

      Equity Method. Partner companies whose results we do not consolidate, but over whom we exercise significant influence, are generally accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a partner company depends on an evaluation of several factors including, among others, representation on the partner company's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the partner company, including voting rights associated with our holdings in common, preferred and other convertible instruments in the partner company. Under the equity method of accounting, a partner company's results of operations are not reflected within our Consolidated Statements of Operations; however, our share of the earnings or losses of the partner company is reflected in the caption "Equity income
(loss)" in the Consolidated Statements of Operations. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. As of September 30, 1999, we accounted for 22 of our partner companies under this method.

      Our partner companies accounted for under the equity method of accounting at December 31, 1998 and September 30, 1999 included:

                                                           Voting Ownership
                                              Partner --------------------------
                                              Company December 31, September 30,
                                               Since      1998         1999
                                              ------- ------------ -------------
   EQUITY METHOD:
   asseTrade.com, Inc. ......................  1999       N/A           26%
   Bidcom, Inc. .............................  1999       N/A           24%
   Blackboard Inc. ..........................  1998       35%           30%
   CommerceQuest, Inc. ......................  1998       N/A           29%
   Commerx, Inc. ............................  1998       34%           42%
   ComputerJobs.com, Inc. ...................  1998       33%           33%
   eMarketWorld, Inc. .......................  1999       N/A           42%
   Internet Commerce Systems, Inc. ..........  1999       N/A           43%
   LinkShare Corporation.....................  1998       34%           34%

                                                          Voting Ownership
                                             Partner --------------------------
                                             Company December 31, September 30,
                                              Since      1998         1999
                                             ------- ------------ -------------
   EQUITY METHOD:
   NetVendor Inc............................  1999       N/A           26%
   ONVIA.com, Inc. .........................  1999       N/A           20%
   PaperExchange.com LLC....................  1999       N/A           27%
   Plan Sponsor Exchange, Inc...............  1999       N/A           46%
   Residential Delivery Services, Inc.......  1999       N/A           38%
   SageMaker, Inc. .........................  1998       22%           27%
   Sky Alland Marketing, Inc. ..............  1996       31%           31%
   StarCite, Inc............................  1999       N/A           43%
   Syncra Software, Inc. ...................  1998       53%           35%
   United Messaging, Inc....................  1999       N/A           41%
   Universal Access, Inc....................  1999       N/A           26%
   VerticalNet, Inc. .......................  1996       N/A           35%
   Vivant! Corporation .....................  1998       23%           23%

      As of September 30, 1999, we owned voting convertible preferred stock in all companies listed except VerticalNet. In addition, we also owned common stock in CommerceQuest, SageMaker, Sky Alland Marketing and Universal Access. Our voting ownership in VerticalNet consisted only of common stock at September 30, 1999. VerticalNet was consolidated at December 31, 1998. CommerceQuest and Universal Access were accounted for under the cost method of accounting at December 31, 1998. We have representation on the board of directors of all of the above partner companies.

      Most of our equity method partner companies are in a very early stage of development and have not generated significant revenues. In addition, most equity method partner companies incurred substantial losses in 1998 and are expected to continue to incur substantial losses in 1999. One equity method partner company at December 31, 1998 generated a net profit of less than $1 million in 1998; however, this partner company is not expected to generate a profit in 1999.

      Cost Method. Partner companies not accounted for under either the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, our share of the earnings or losses of these companies is not included in our Consolidated Statements of Operations.

      Our partner companies accounted for under the cost method of accounting at December 31, 1998 and September 30, 1999 included:

                                                           Voting Ownership
                                              Partner --------------------------
                                              Company December 31, September 30,
                                               Since      1998         1999
                                              ------- ------------ -------------
   COST METHOD:
   Arbinet Communications, Inc...............  1999       N/A           16%
   AUTOVIA Corporation.......................  1998       15%           15%
   Benchmarking Partners, Inc. ..............  1996       13%           13%
   ClearCommerce Corp. ......................  1997       17%           15%
   Collabria, Inc. ..........................  1999       N/A           12%
   CommerceQuest, Inc. ......................  1998        0%           N/A
   Context Integration, Inc. ................  1997       18%           18%
   Deja.com, Inc. ...........................  1997        0%            1%
   e-Chemicals, Inc. ........................  1998        0%            0%
   Entegrity Solutions Corporation...........  1996       12%           12%
   PrivaSeek, Inc. ..........................  1998       16%           16%
   Servicesoft Technologies, Inc. ...........  1998       12%            6%
   TRADEX Technologies, Inc. ................  1999       N/A           10%
   US Interactive, Inc. .....................  1996        4%            3%

      In most cases, we have representation on the board of directors of the above companies, including those in which we hold non-voting securities. As of September 30, 1999, we owned voting convertible preferred stock in all companies listed except Deja.com, in which we owned non-voting convertible preferred stock, and e-Chemicals, in which we owned non-voting convertible debentures. We record our ownership in debt securities at cost as we have the ability and intent to hold these securities until maturity. In addition to our investments in voting and non-voting equity and debt securities, we also periodically make advances to our partner companies in the form of promissory notes. There were advances to cost method partner companies totaling $0.8 million at September 30, 1999. During the three months ended September 30, 1999, RapidAutoNet Corporation changed its name to AUTOVIA Corporation.

      Most of our cost method partner companies are in a very early stage of development and have not generated significant revenues. In addition, most cost method partner companies incurred substantial losses in 1998 and are expected to continue to incur substantial losses in 1999. Two cost method partner companies were profitable in 1998, one of which is not expected to be profitable in 1999. None of our cost method partner companies have paid dividends during our period of ownership and they generally do not intend to pay dividends in the foreseeable future.

Effect of Various Accounting Methods on the Presentation of our Financial Statements

      The presentation of our financial statements may differ from period to period primarily due to whether or not we apply the consolidation method of accounting or the equity method of accounting. For example, since our inception through December 31, 1998 we consolidated VerticalNet's financial statements with our own. However, due to VerticalNet's initial public offering in February 1999, our voting ownership interest in VerticalNet decreased to below 50%. Therefore, we have applied the equity method of accounting since February 1999.

      We acquired controlling majority voting interests in Breakaway Solutions during the three months ended March 31, 1999, EmployeeLife.com and iParts during the three months ended June 30, 1999, and CyberCrop.com during the three months ended September 30, 1999, each of which was consolidated from the date of its acquisition. The presentation of our financial statements looks substantially different as a result of consolidating Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts and no longer consolidating VerticalNet in our financial statements for the nine months ended September 30, 1999 versus the comparable period in the prior year.

      To understand our net results of operations and financial position without the effect of consolidating our majority owned subsidiaries, Note 12 to our Consolidated Financial Statements summarizes our Parent Company Statements of Operations and Balance Sheets which treat VerticalNet, Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts as if they were accounted for under the equity method of accounting for all periods presented. Our share of the losses of VerticalNet, Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts is included in "Equity income (loss)" in the Parent Company Statements of Operations. The losses recorded in excess of the carrying value of VerticalNet at December 31, 1997 and 1998 are included in "Non-current liabilities" and the carrying value of VerticalNet, Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts as of September 30, 1999 are included in "Ownership interests in and advances to Partner Companies" in the Parent Company Balance Sheets.

Net Results of Operations

      Our reportable segments determined in accordance with Statement of Financial Accounting Standards No. 131 are Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet for the period from our inception on March 4, 1996 through December 31, 1998 and Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts from their dates of acquisition in 1999, and recording our share of earnings or losses of partner companies accounted for under the equity method of accounting. General ICG Operations represents the expenses of providing strategic and operational support to our partner companies, as well as the related administrative costs related to these expenses. General ICG Operations also includes the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general.

      VerticalNet was our only consolidated partner company through December 31, 1998. All of our consolidated revenue and a significant portion of our consolidated operating expenses from our inception on March 4, 1996 through December 31, 1998 were attributable to VerticalNet. For the three and nine months ended September 30, 1999, Breakaway Solutions was consolidated and accounted for nearly all of our consolidated revenue and a significant portion of our consolidated operating expenses.

      Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts were consolidated during the period ended September 30, 1999. CyberCrop.com, EmployeeLife and iParts are development stage companies, have generated negligible revenue since their inception, and incurred operating expenses of $1.4 million during the nine months ended September 30, 1999.

      During the periods ending December 31, 1996, 1997 and 1998 we acquired equity ownership interests in VerticalNet for $1 million, $2 million and $4 million, respectively. In 1998, we made advances to VerticalNet in the form of convertible notes of $5 million, of which $.8 million was repaid by VerticalNet, $2.1 million was purchased from us by one of our shareholders, and $2.1 million was converted into common stock during the three months ended March 31, 1999.

      As of September 30, 1999, VerticalNet owned and operated 51 industry-specific trade communities. Advertising revenue and Web site development fees represented all of VerticalNet's revenue in 1996 and 1997. In 1998, most of VerticalNet's revenue was generated from selling advertisements to industry suppliers in its trade communities.

      VerticalNet sells storefront and banner advertising and event sponsorships in its trade communities. The duration of a storefront advertisement is typically for a period of one year, while banner advertisements are typically for a period of three months. All advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that the collection is reasonably assured. VerticalNet also generates revenue from career services, education, and e-commerce, specifically the sale of books and third party software for which they receive a transaction fee, and from barter transactions.

      Breakaway Solutions is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. Breakaway Solutions' services consist of Breakaway Solutions strategy consulting, Breakaway Solutions Internet solutions, Breakaway Solutions eCRM solutions and Breakaway Solutions application hosting. From Breakaway Solutions' inception in 1992 through 1998, Breakaway Solutions' operating activities primarily consisted of providing strategy consulting and systems integration services. Prior to Breakaway Solutions' acquisition of Applica in 1999, Breakaway Solutions derived no revenues from application hosting. Breakaway Solutions believes, however, that application hosting will account for a significantly greater portion of revenues in the future. Breakaway Solutions generated $3.5 million, $6.1 million and $10 million of revenue in 1996, 1997 and 1998, respectively, resulting in net income in 1996 and 1997 of $.6 million and $1.1 million, respectively, and a net loss in 1998 of $.6 million.

      A significant portion of our net results of operations is derived from corporations in which we hold a significant minority ownership interest accounted for under the equity method of accounting. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. As of September 30, 1999, we accounted for 22 of our partner companies under this method. Under this method, the net results of operations of these entities are not reflected within our Consolidated Statements of Operations; however, our share of these companies' earnings or losses is reflected in the caption "Equity income (loss)" in the Consolidated Statements of Operations.

      Our consolidated net results of operations consisted of the following:

                                                                           (Unaudited)
                          March 4, 1996                                 Nine Months Ended
                          (Inception) to Year Ended December 31,          September 30,
                           December 31,  -------------------------  --------------------------
                               1996         1997          1998          1998          1999
                          -------------- -----------  ------------  ------------  ------------
Summary of Consolidated
 Net Income (Loss)
 Partner Company
  Operations............   $  (796,202)  $(4,778,902) $(14,081,522) $ (9,605,039) $(55,858,002)
 General ICG
  Operations............    (1,266,283)   (1,800,726)   27,980,450    21,495,895    49,453,142
                           -----------   -----------  ------------  ------------  ------------
 Net income (loss) --
   Consolidated Total...   $(2,062,485)  $(6,579,628) $ 13,898,928  $ 11,890,856  $ (6,404,860)
                           ===========   ===========  ============  ============  ============
Partner Company
 Operations
 Revenue................   $   285,140   $   791,822  $  3,134,769  $  1,861,799  $ 14,783,096
 Operating expenses
 Cost of revenue........       427,470     1,767,017     4,642,528     2,898,700     7,424,594
 Selling, general and
  administrative........       560,077     3,688,488    12,001,245     7,312,682    18,267,184
                           -----------   -----------  ------------  ------------  ------------
 Total operating
  expenses..............       987,547     5,455,505    16,643,773    10,211,382    25,691,778
                           -----------   -----------  ------------  ------------  ------------
                              (702,407)   (4,663,683)  (13,509,004)   (8,349,583)  (10,908,682)
 Other income (expense),
  net...................            --            --            --            --        27,607
 Interest income........         7,491        10,999       212,130       164,535        85,946
 Interest expense.......       (13,931)     (126,105)     (297,401)     (149,369)      (53,969)
                           -----------   -----------  ------------  ------------  ------------
 Income (loss) before
  income taxes, minority
  interest and equity
  income (loss).........      (708,847)   (4,778,789)  (13,594,275)   (8,334,417)  (10,849,098)
 Income taxes...........            --            --            --            --            --
 Minority interest......       427,185      (106,411)    5,381,640    2,699, 112     4,133,057
 Equity income (loss)...      (514,540)      106,298    (5,868,887)   (3,969,734)  (49,141,961)
                           -----------   -----------  ------------  ------------  ------------
 Loss from Partner
  Company Operations....   $  (796,202)  $(4,778,902) $(14,081,522) $ (9,605,039) $(55,858,002)
                           ===========   ===========  ============  ============  ============
General ICG Operations
 General and
  administrative........   $ 1,360,821   $ 2,054,118  $  3,512,586  $  2,516,912  $ 12,735,334
                           -----------   -----------  ------------  ------------  ------------
                            (1,360,821)   (2,054,118)   (3,512,586)   (2,516,912)  (12,735,334)
 Other income (expense),
  net...................            --            --    30,483,177    23,514,321    46,973,584
 Interest income........        94,538       253,392     1,093,657       582,234     4,090,824
 Interest expense.......            --            --       (83,798)      (83,748)   (1,716,355)
                           -----------   -----------  ------------  ------------  ------------
 Income (loss) from
  General ICG Operations
  before income taxes...    (1,266,283)   (1,800,726)   27,980,450    21,495,895    36,612,719
 Income taxes...........            --            --            --            --    12,840,423
                           -----------   -----------  ------------  ------------  ------------
 Income (loss) from
  General ICG
  Operations............   $(1,266,283)  $(1,800,726) $ 27,980,450  $ 21,495,895  $ 49,453,142
                           ===========   ===========  ============  ============  ============
Consolidated Total
 Revenue................   $   285,140   $   791,822  $  3,134,769  $  1,861,799  $ 14,783,096
 Operating expenses
 Cost of revenue........       427,470     1,767,017     4,642,528     2,898,700     7,424,594
 Selling, general and
  administrative........     1,920,898     5,742,606    15,513,831     9,829,594    31,002,518
                           -----------   -----------  ------------  ------------  ------------
 Total operating
  expenses..............     2,348,368     7,509,623    20,156,359    12,728,294    38,427,112
                           -----------   -----------  ------------  ------------  ------------
                            (2,063,228)   (6,717,801)  (17,021,590)  (10,866,495)  (23,644,016)
 Other income (expense),
  net...................            --            --    30,483,177    23,514,321    47,001,191
 Interest income........       102,029       264,391     1,305,787       746,769     4,176,770
 Interest expense.......       (13,931)     (126,105)     (381,199)     (233,117)   (1,770,324)
                           -----------   -----------  ------------  ------------  ------------
 Income (loss) before
  income taxes, minority
  interest and equity
  income (loss).........    (1,975,130)   (6,579,515)   14,386,175    13,161,478    25,763,621
 Income taxes...........            --            --            --            --    12,840,423
 Minority interest......       427,185      (106,411)    5,381,640     2,699,112     4,133,057
 Equity income (loss)...      (514,540)      106,298    (5,868,887)   (3,969,734)  (49,141,961)
                           -----------   -----------  ------------  ------------  ------------
 Net income (loss) --
   Consolidated Total...   $(2,062,485)  $(6,579,628) $ 13,898,928  $ 11,890,856  $ (6,404,860)
                           ===========   ===========  ============  ============  ============
 Pretax income (loss)...                              $ 13,898,928                $(19,245,283)
 Pro forma income
  taxes.................                                (5,142,603)                  6,735,849
                                                      ------------                ------------
 Pro forma net income
  (loss)................                              $  8,756,325                $(12,509,434)
                                                      ============                ============

Net Results of Operations-Partner Company Operations

Breakaway Solutions-Analysis of Nine Months Ended September 30, 1999

      The following is a discussion of Breakaway Solutions' net results of operations for the nine months ended September 30, 1999. Breakaway Solutions' comparative results of operations for the nine months ended September 30, 1998 are not meaningful.

      Revenue. Breakaway Solutions' revenue of $14.7 million for the nine months ended September 30, 1999, was derived primarily from Internet professional services and eCRM solutions. Through organic growth and acquisitions, Breakaway Solutions has expanded in 1999 into custom Web development and application hosting.

      Cost of Revenue. Cost of revenue of $7 million for the nine months ended September 30, 1999, consists primarily of Breakaway Solutions' personnel-related costs of providing its services. As Breakaway Solutions expands into custom Web development and application hosting, it is incurring the direct costs of these operations.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses of $14.7 million for the nine months ended September 30, 1999, consist of trade show expenses, personnel costs, facility costs, professional fees and general costs to support operations. Breakaway Solutions expects selling, general and administrative expenses to increase significantly in future periods due to the expected growth in its infrastructure, hiring of additional dedicated sales and marketing employees and the expected significant amortization of intangible assets from its acquisitions. Also included in selling, general and administrative expenses for the nine months ended September 30, 1999 was $2.5 million of goodwill amortization related to the acquisition of our ownership interest in Breakaway Solutions.

VerticalNet-Analysis of Three Year Period Ended December 31, 1998

      For the periods ended December 31, 1996, 1997 and 1998, VerticalNet was our only consolidated partner company. The following is a discussion of VerticalNet's net results of operations for the three year period ended December 31, 1998:

      Revenue. Revenue was $.3 million for the year ended December 31, 1996, $.8 million for the year ended December 31, 1997 and $3.1 million for the year ended December 31, 1998. The increase in revenue was due primarily to an increase in the number of advertisers as a result of VerticalNet's marketing efforts and the increase in the number of industry-specific trade communities from 16 as of December 31, 1997 to 33 as of December 31, 1998.

      Cost of Revenue. Cost of revenue was $.4 million in 1996, $1.8 million in 1997 and $4.6 million in 1998. Cost of revenue consists of editorial, operational and product development expenses. The increase in cost of revenue was due to increased staffing and the costs of enhancing the features, content and services of VerticalNet's industry-specific trade communities, as well as increasing the overall number of trade communities.

      Selling, General and Administrative Expenses. Selling expenses were $.3 million for the year ended December 31, 1996, $2.3 million for the year ended December 31, 1997 and $7.9 million for the year ended December 31, 1998. The increase in selling expenses was primarily due to the increased number of sales and marketing personnel, increased sales commissions and increased expenses related to promoting VerticalNet's industry-specific trade communities. General and administrative expenses were $.3 million for the year ended December 31, 1996, $1.4 million for the year ended December 31, 1997 and $4.1 million for the year ended December 31, 1998. The increase in general and administrative expenses was due primarily to increased staffing levels, higher facility costs, professional fees to support the growth of VerticalNet's infrastructure and goodwill amortization related to VerticalNet's 1998 acquisitions.

Equity Income (Loss)

      A significant portion of our net results of operations is derived from companies in which we hold a significant minority ownership interest. These companies are accounted for under the equity method of accounting. Equity income (loss) fluctuates with the number of companies accounted for under the equity method, our voting ownership percentage in these companies, the amortization of goodwill related to newly acquired equity method companies, and the net results of operations of these companies. During the year ended December 31, 1998 and the nine months ended September 30, 1999, we utilized $119.1 million to acquire partner companies accounted for under the equity method of accounting which resulted in goodwill of $77.4 million, which will be amortized over 3 years.

      In the periods ended December 31, 1996 and 1997, Sky Alland Marketing was our only partner company accounted for under the equity method. Sky Alland Marketing's net results of operations in 1997 improved compared to 1996.

      The significant change in equity income (loss) from 1997 to 1998 reflects a decrease in the net results of operations at Sky Alland Marketing and the effect of equity method partner companies in which we acquired an interest during 1998. One of these companies, Syncra Software, Inc., represented approximately $4.3 million of our $5.9 million equity loss in 1998. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. Most of these companies are in a very early stage of development and incurred substantial losses in 1998, and our share of these losses was substantial.

      Our ownership interest in VerticalNet is not consolidated in our financial statements for periods after December 31, 1998 but is accounted for under the equity method of accounting as a result of our lower ownership interest in VerticalNet following the completion of its initial public offering in February 1999. For the nine months ended September 30, 1999, VerticalNet had revenue of $10.7 million, and a net loss of $38.2 million compared to revenue of $1.9 million and a net loss of $8.3 million for the comparable period in 1998. VerticalNet's revenue increased period to period primarily due to a significant increase in the number of storefronts as it grew the number of its vertical trade communities from 29 as of September 30, 1998 to 51 as of September 30, 1999. In addition, barter transactions, in which VerticalNet received advertising or other services in exchange for advertising on its Web sites, accounted for 23% of revenues for the nine months ended September 30, 1999 compared to 19% for the same period in 1998. VerticalNet's losses increased period to period due to its costs of maintaining, operating, promoting and increasing the number of its vertical trade communities increasing more than revenue and a one time non-recurring charge of $13.6 million for in-process research and development expensed in August 1999 relating to VerticalNet's acquisition of Isadra.

      During the nine months ended September 30, 1999 we accounted for 22 companies under the equity method of accounting, including VerticalNet, compared to three companies during the comparable 1998 periods. All 22 of the companies incurred losses in the period ended September 30, 1999. Our equity loss of $49.1 million for the nine months ended September 30, 1999 consisted of $37.9 million related to our share of the equity method companies' losses and $11.2 million of amortization of the excess of cost over net book value of these companies. Of the $22.8 million and $37.9 million equity loss related to our share of the losses of companies accounted for under the equity method for the three and nine months ended September 30, 1999, $9.0 million and $14.0 million, respectively, were attributable to VerticalNet, while the other 21 companies accounted for the remaining equity losses.

      VerticalNet expects to incur significant net losses for the foreseeable future because of its aggressive expansion plans. Due to the early stage of development of the other companies in which we acquire interests, existing and new partner companies accounted for under the equity method, are expected to incur substantial losses. Our share of these losses is expected to be substantial in 1999.

      While VerticalNet and most of the companies accounted for under the equity method of accounting have generated losses in each of the 1998 and 1999 periods, and therefore in most cases did not incur income tax liabilities, these companies may generate taxable income in the future. Our share of these companies' net income, if generated, would be reduced to the extent of our share of these companies' tax expense.

Net Results of Operations-General ICG Operations

General and Administrative

      Our general and administrative costs consist primarily of employee compensation, outside services such as legal, accounting and consulting, and travel-related costs. These costs also include the amortization of deferred compensation expense in the periods ended December 31, 1996, 1997 and 1998 of $.1 million, $.2 million and $.3 million, respectively, related to restricted stock issuances. We commenced operations in March 1996 with offices in Wayne, Pennsylvania and San Francisco, California. As the number of our employees grew to support our operations and those of our partner companies, our general and administrative costs increased. In late 1998, we opened an office in Boston, Massachusetts, and in 1999 we established operations in Seattle, Washington, and we significantly increased the number of our employees nationwide. As a result of these initiatives, our general and administrative costs increased 406% for the nine months ended September 30, 1999 compared to the comparable periods in 1998. We plan to continue to hire new employees, open new offices, and build our overall infrastructure. While general and administrative costs increased 71% from 1997 to 1998, we expect these costs to continue to be substantially higher compared to historical periods.

      During the year ended December 31, 1998, and the nine months ended September 30, 1999, we recorded aggregate unearned compensation expense of $.7 million and $16.5 million respectively, in connection with the grant of stock options to non-employees and the grant of employee stock options with exercise prices less than the deemed fair value on the respective dates of grant. General and administrative costs for the nine months ended September 30, 1999 include $3.3 million of amortization expense related to stock option grants. Amortization of deferred compensation expense for the year ended December 31, 1999 is expected to approximate $5.8 million. We expect to recognize amortization of deferred compensation expense of $5.6 million in 2000, $3.4 million in 2001, $1.9 million in 2002, $.9 million in 2003 and $.2 million in 2004.

Other Income

      Other income consists of the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general. Other income may include, among other items, gains or losses on the sales of all or a portion of minority interests, gains or losses on the issuances of stock by our partner companies to reflect the change in our share of the net equity of these companies, and impairment charges related to our ownership interests in and advances to partner companies.

      General ICG Operations' other income consisted of the following:

                                         Year Ended      Nine Months Ended
                                          December         September 30,
                                             31,      ------------------------
                                            1998         1998         1999
                                         -----------  -----------  -----------
   Sale of Matchlogic to Excite........  $12,822,162  $12,822,162  $       --
   Sales of Excite holdings............   16,813,844    7,303,162    2,050,837
   Sale of Excite to @Home Corpora-
    tion...............................          --           --     2,719,466
   Sale of WiseWire to Lycos...........    3,324,238    3,324,238          --
   Sales of Lycos holdings.............    1,471,907    1,202,944          --
   Sale of SMART Technologies to i2
    Technologies.......................          --           --     2,941,806
   Issuance of stock by VerticalNet....          --           --    44,595,738
   Partner company impairment charges..   (3,948,974)    (643,049)  (5,340,293)
   Other...............................          --      (495,136)       6,030
                                         -----------  -----------  -----------
                                         $30,483,177  $23,514,321  $46,973,584
                                         ===========  ===========  ===========

      In February 1998, we exchanged all of our holdings of Matchlogic, Inc. for 763,820 shares of Excite, Inc. The $14.3 million market value of the Excite shares received on the date of exchange was used to determine the gain of $12.8 million. Throughout the remainder of 1998, we sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and $16.8 million of gains. During the three month period ended March 31, 1999, we sold 23,738 shares of Excite which resulted in $2.5 million of proceeds and $2.1 million of gains.

      In May 1999, @Home Corporation announced it would exchange its shares for all of the outstanding stock of Excite. As part of this merger, we received shares of @Home Corporation in exchange for our shares in Excite, resulting in a non-operating gain before taxes of $2.7 million.

      In April 1998, we exchanged all of our holdings of WiseWire for 191,922 shares of Lycos, Inc. The $5.3 million market value of the Lycos shares received on the date of exchange was used to determine the gain of $3.3 million. Throughout the remainder of 1998, we sold 169,548 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

      In August 1999, we divested our ownership interest in SMART Technologies, Inc. due to the agreement of merger of SMART Technologies, Inc. and i2 Technologies, Inc. Upon completion of this merger during the three months ended September 30, 1999, our ownership interest in and advances to SMART Technologies, Inc. were converted into cash, common stock and warrants to purchase common stock of i2 Technologies, Inc. Our non-operating gain before taxes from this transaction was $2.9 million.

      Our remaining holdings of @Home Corporation, Lycos, and i2 Technologies at September 30, 1999 are accounted for as available-for-sale securities and are marked to market, with the difference between carrying value and market value, net of deferred taxes, recorded in "Accumulated other comprehensive income" in the shareholders' equity section of our Consolidated Balance Sheets in accordance with Statement of Financial Accounting Standards No. 115.

      As a result of VerticalNet completing its initial public offering in February 1999 and issuing additional shares for an acquisition in 1999, our share of VerticalNet's net equity increased by $44.6 million. This increase adjusts our carrying value in VerticalNet and results in a non-operating gain of $44.6 million, before deferred taxes of $15.6 million, in the nine months ended September 30, 1999. This gain was recorded in accordance with SEC Staff Accounting Bulletin No. 84 and our accounting policy with respect to such transactions. We believe there is a high likelihood that transactions similar to these, in which a partner company we account for under the consolidation or equity method of accounting issues shares of its common stock, will occur in the future and we expect to record gains or losses related to such transactions provided they meet the requirements of SEC Staff Accounting Bulletin No. 84 and our accounting policy. In some cases, as described in SEC Staff Accounting Bulletin No. 84, the occurrence of similar transactions may not result in a non-operating gain or loss but would result in a direct increase or decrease to our shareholders' equity.

      In December 1998, we recorded an impairment charge of $1.9 million for the decrease in value of one of our partner companies accounted for under the cost method of accounting as a result of selling the partner company interest below our carrying value. We had acquired our ownership interest in the partner company during 1996 and 1997. In December 1998, the partner company agreed to be acquired by an independent third party. The transaction was completed in January 1999. The impairment charge we recorded was determined by calculating the difference between the proceeds we received from the sale and our carrying value.

      For the year ended December 31, 1998 and the three months ended September 30, 1999, we recorded impairment charges of $2 million and $5.3 million, respectively, for the other than temporary decline in the fair value of a cost method partner company. From the date we initially acquired an ownership interest in this partner company through September 30, 1999, our funding to this partner company represented all of the outside capital the company had available to fund its net losses and capital asset requirements. During the nine months ended September 30, 1999 we fully guaranteed the partner company's new bank loan and agreed to provide additional funding. We acquired additional non-voting convertible debentures of this partner company for $5 million in April 1999. The impairment charges we recorded were determined by the decrease in net book value of the partner company caused by its net losses, which were funded entirely based on our funding and bank guarantee. Given its continuing losses, we will continue to determine and record impairment charges in a similar manner for this partner company until the status of its financial position improves.

Interest Income

      Our cash, cash equivalents and short-term investments are invested primarily in money market accounts and highly liquid, high quality debt instruments. During 1998, we received $38.2 million of proceeds from the sale of our common stock and $36.4 million of proceeds from the sales of a portion of our holdings in Excite and Lycos. During the nine months ended September 30, 1999, we received $32 million of proceeds from the sale of shares of our common stock, $90 million in convertible notes and approximately $209.1 million in our initial public offering. The increase in interest income in 1998 and the nine months ended September 30, 1999 was primarily due to the significant increase in our cash and cash equivalents throughout 1998 and 1999 as a result of these transactions.

Interest Expense

      During the nine months ended September 30, 1999, we issued $90 million in convertible notes bearing interest at 4.99%. The increase in interest expense in the nine months ended September 30, 1999 was a result of this transaction. Interest accrued through August 5, 1999, the date of our initial public offering, was waived in accordance with the terms of the notes and reclassed to Additional Paid-in-Capital as a result of the conversion of the convertible notes in connection with our initial public offering.

Income Taxes

      From our inception on March 4, 1996 to February 2, 1999, we were organized as a limited liability company and were treated as a partnership for income tax purposes. As a result of our Reorganization as a corporation, we are subject to corporate federal and state income taxes. For informational purposes, the Consolidated Statement of Operations for the year ended December 31, 1998 reflects pro forma income on an after-tax basis assuming we had been taxed as a corporation since January 1, 1998. We did not have any net operating loss carry forwards at December 31, 1998.

      At the time of our Reorganization, we recorded a deferred tax benefit and related deferred tax asset of $7.7 million which primarily represented the excess of tax basis over book basis of our partner companies. For the period from the date of the Reorganization through September 30, 1999, we recorded an additional tax benefit of $5.1 million related to our consolidated results of operations for that period, net of deferred tax expense of $15.6 million relating to our gain on VerticalNet's common stock issuances.

      We have not recorded a valuation allowance related to our gross deferred tax assets because we believe it is more likely than not that we will realize the benefits of these assets. The assets relate primarily to the excess of tax basis over book basis of our partner companies. These differences in basis represent capital losses for tax purposes which, if recognized, can only be deducted to the extent of capital gains. Additionally, these losses may be carried back three years and carried forward five years from the year in which they occur. While selling any portion of our ownership interests in partner companies is something we will not do in the ordinary course of business, we would consider pursuing such a sale at the minimum amount necessary to prevent any capital losses from expiring unutilized. If we do not believe such a strategy, or an alternative strategy, will be available in the time periods allowed for carrying back and carrying forward losses, we will establish a valuation allowance at that time. Most of our partner companies are in an early stage of development, currently generate significant losses and are expected to generate significant losses in the future. The marketability of the securities we own of our partner companies is generally limited as they primarily represent ownership interests in companies whose stock is not publicly traded. As of September 30, 1999, our only publicly traded partner company are VerticalNet and US Interactive. As a result, there is significant risk that we may not be able to realize the benefits of expiring carryforwards.

Liquidity and Capital Resources

      We have funded our operations with a combination of equity proceeds, proceeds from the issuance of convertible notes, proceeds from the sales of a portion of our Excite and Lycos holdings, and borrowings under bank credit facilities.

      We received equity commitments of $40 million in 1996, of which $13.7 million and $20.1 million was received in 1996 and 1997, respectively, and $6.2 million of which was funded with an in-kind contribution of holdings of a partner company in 1996. We received additional commitments of $70 million in 1998, of which $38 million was received in 1998 and $32 million was received during the nine months ended September 30, 1999, respectively.

      In August 1999, we completed our initial public offering of 30,620,000 shares of our common stock at $6.00 per share. Concurrently, we completed a private placement of 7,500,000 shares at the $6.00 initial public offering price. Net proceeds to us from these transactions aggregated approximately $209.1 million (net of underwriters' commission and offering expenses of approximately $19.6 million).

      In May 1999, we issued $90 million of convertible subordinated notes which converted to 14,999,732 shares of our common stock upon the completion of our initial public offering in August 1999. Upon the conversion of these notes, we issued 3,000,000 warrants to purchase our common stock at $6.00 per share through May 2002. In accordance with the terms of the notes, all accrued interest was waived upon conversion.

      Sales of Excite and Lycos stock generated proceeds of $36.4 million in 1998 and sales of Excite stock generated proceeds of $2.5 million during the nine months ended September 30, 1999.

      In April 1999, we entered into a $50 million revolving bank credit facility. In connection with the facility, we issued warrants to purchase 400,000 shares of common stock for an exercise price of $5.00 per share exercisable for seven years. We valued these warrants at $1 million and account for them as debt issuance costs. The facility matures in April 2000, is subject to a .25% unused commitment fee, bears interest, at our option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of our assets (including all of our holdings in VerticalNet). Borrowing availability under the facility is based on the fair market value of our holdings of publicly-traded partner companies (VerticalNet, Breakaway Solutions and US Interactive as of December 2, 1999) and the value, as defined in the facility, of our private partner companies. If the market price of our publicly traded partner companies declines, availability under the credit facility could be reduced significantly and could have an adverse effect on our ability to borrow under the facility and could require an immediate repayment of a portion of our outstanding borrowings, if any. Based on the provisions of the borrowing base, borrowing availability at September 30, 1999 was $50 million, none of which was outstanding.

      Existing cash, cash equivalents and short-term investments, availability under our revolving bank credit facility, proceeds from the potential sales of all or a portion of our minority interests and other internal sources of cash flow are expected to be sufficient to fund our cash requirements through the next 12 months, including commitments to new and existing partner companies and general operations requirements. As of December 2, 1999, we were contingently obligated for approximately $3.3 million of guarantee commitments and $19.6 million of funding commitments to existing partner companies. As of December 2, 1999, our commitments to new and existing partner companies that require funding in the next 12 months totaled $37.1 million. We will continue to evaluate acquisition opportunities and expect to acquire additional ownership interests in new and existing partner companies in the next 12 months which may make it necessary for us to raise additional funds. We are currently in preliminary discussions for a significant acquisition of an ownership interest in a new partner company. Should this offering not be consummated, we will likely have to raise additional funds through the issuance of equity securities or obtain additional bank financing. If additional funds are raised through the issuance of equity securities, our existing shareholders may experience significant dilution. Our revolving bank credit facility matures in April 2000, at which time we may not be able to renew the facility or obtain additional bank financing, or may only be able to do so on terms not favorable or acceptable to us.

      From its inception through its initial public offering, VerticalNet funded its operations through a combination of equity, investor and bank borrowings, and leases. These sources included amounts both advanced and guaranteed by us. VerticalNet raised $58.3 million in its initial public offering in February 1999. VerticalNet believes that these initial public offering funds, together with its existing cash and cash equivalents, should be sufficient to fund its operations through March 2000. We have no obligation to provide additional funding to VerticalNet, and we have no obligations with respect to its outstanding debt arrangements.

      Prior to 1999, Breakaway Solutions funded its operations through a combination of cash flow from operations, bank borrowings and leases. In January 1999, we acquired a majority voting interest in Breakaway Solutions for $8.3 million, of which Breakaway Solutions used $4.5 million to repurchase treasury stock. In July 1999, Breakaway Solutions completed a private placement of equity securities of about $19.1 million, of which we contributed $5 million. In October 1999, Breakaway Solutions completed its initial public offering raising approximately $45 million. We will record a non-operating gain during the three months ended December 31, 1999 due to the increase in our share of Breakaway Solution's net equity as a result of their issuance of shares. Our ownership interest in Breakaway Solutions after their initial public offering is about 41% and will be accounted for under the equity method. Breakaway Solutions expects its existing cash resources will be sufficient to fund its operations through the next 12 months. We have no obligation to provide additional funding to Breakaway Solutions, and we have no obligations with respect to its outstanding debt arrangements.

      Consolidated working capital increased to $20.5 million at December 31, 1998, compared to $2.4 million at December 31, 1997. The increase was primarily due to the net effect of the proceeds from the equity we raised in 1998 and the proceeds from the sales of a portion of our Excite and Lycos holdings, offset by the ownership interests we acquired in 1998. Consolidated working capital increased to $200.4 million at September 30, 1999, from $20.5 million at December 31, 1998 primarily as a result of equity we raised early in 1999 and from our initial public offering more than offsetting the ownership interests we acquired and the tax distribution to shareholders during the nine months ended September 30, 1999.

      Cash used in operating activities increased in 1997 and 1998 compared to each of the prior years primarily due to VerticalNet's increased losses in each of those years. Cash used in operating activities in the nine months ended September 30, 1999 compared to the same prior year period increased due to the increased cost of General ICG Operations general and administrative expenses.

      Cash used in investing activities primarily reflects the acquisition of ownership interests in and advances to new and existing partner companies, offset in 1998 and the nine months ended September 30, 1999 by the proceeds of $36.4 million and $2.5 million, respectively, from the sales of a portion of our available-for-sale securities, Excite and Lycos.

      We utilized $57.6 million, including $9 million contributed to VerticalNet, to acquire interests in new and existing partner companies in 1998. In 1998, we acquired interests in the following partner companies:
AUTOVIA, Blackboard, CommerceQuest, Commerx, ComputerJobs.com, Context Integration, Deja.com, e-Chemicals, Entegrity Solutions, LinkShare, PrivaSeek, SageMaker, Servicesoft Technologies, Syncra Software, US Interactive, VerticalNet and Vivant!.

      We utilized $145.9 million, including $13.2 million contributed directly to Breakaway Solutions and an additional $4 million used to purchase an additional ownership interest in Breakaway Solutions directly from shareholders of Breakaway Solutions, and including $8.8 million in the aggregate to acquire our majority ownership interest in CyberCrop.com, EmployeeLife.com and iParts, to acquire interests in or make advances to new and existing partner companies during the nine months ended September 30, 1999. These companies included: Arbinet Communications, asseTrade.com, Bidcom, Blackboard, ClearCommerce, Collabria, CommerceQuest, Commerx, Deja.com, e-Chemicals, eMarketWorld, Entegrity Solutions, Internet Commerce Systems, NetVendor, ONVIA.com, Plan Sponsor Exchange, PrivaSeek, Residential Delivery Services, SageMaker, Servicesoft Technologies, StarCite, SMART Technologies, Syncra Software, TRADEX Technologies, United Messaging and Universal Access.

      During the nine months ended September 30, 1999, we acquired an interest in a new partner company from shareholders of the partner company who have an option, exercisable at any time through August 2000, of electing to receive cash of $11.3 million or 2,083,333 shares of our common stock. As of September 30, 1999, $2.8 million of the obligation has been converted into 509,270 shares of our common stock.

      In November 1999, we acquired an interest in eMerge Interactive, Inc. for a combination of cash of $27 million and a note due one year after issuance of $23 million, of which $5 million may be payable on or after March 25, 2000 under certain circumstances.

      On November 5, 1999, we acquired an interest in JusticeLink, a Delaware corporation. JusticeLink provides secure electronic document transmission and storage services to court systems, attorneys and litigants. We acquired from JusticeLink 6,165,422 shares of its Series C Preferred Stock for approximately $12.3 million in cash (funded from existing cash). The aggregate purchase price for the stock was established through arms-length negotiation. After this acquisition, Henry Nassau and Sam Jadallah, two of our Managing Directors, were appointed as directors of JusticeLink.

      In addition to the eMerge Interactive and JusticeLink transactions, we utilized $98.4 million to acquire ownership interests in or make advances to new and existing partner companies during the period from October 1, 1999 through December 2, 1999. These companies included: Animated Images, Arbinet Communications, AUTOVIA, Benchmarking Partners, ClearCommerce, CommerceQuest, Commerx, CourtLink, e-Chemicals, LinkShare, ONVIA.com, PaperExchange.com, PrivaSeek, Purchasing Solutions, SageMaker, traffic.com, USgift.com, VerticalNet, VitalTone and Vivant!.

      In November 1999, VerticalNet announced it had signed a definitive agreement to acquire all of the outstanding stock of NECX Exchange LLC in exchange for 95,000 shares of VerticalNet common stock, $10 million in cash and the assumption of debt and certain other liabilities. Consummation of the transaction is subject to regulatory approvals as well as customary closing conditions. Upon completion of the transaction, our voting ownership in VerticalNet will decrease from 35% to approximately 34%. In addition, we expect to record a non-operating gain due to the increase in our share of VerticalNet's net equity as a result of their issuance of shares.

      Our operations are not capital intensive, and capital expenditures in any year normally will not be significant in relation to our overall financial position. We expect to commit funds in 1999 and 2000 to the buildout of our larger new corporate headquarters in Wayne, Pennsylvania, our international expansions, and the development of our information technology infrastructure. There were no material capital asset purchase commitments as of September 30, 1999.

Recent Accounting Pronouncements

      We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position or cash flows.

Year 2000 Readiness Disclosure

      Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue.

      We currently use the information technology systems and many non-information technology systems of Safeguard Scientifics, Inc., one of our principal shareholders. Safeguard Scientifics has completed its assessment of its computer information systems. Safeguard Scientifics has replaced all computer systems and software which were determined to be non-compliant. These replacements were generally part of Safeguard Scientifics' program of regularly upgrading its computer systems, and Safeguard Scientifics has not incurred and does not expect to incur any material extraordinary expense to remediate its systems. Safeguard Scientifics has completed testing and implementation of its computer systems. Safeguard Scientifics has received verification from its vendors that its information systems are Year 2000 ready and expects to complete any necessary remediation of non-information systems during 1999. Safeguard Scientifics has a back-up generator in its data center which enables a "disaster recovery" area to support critical computer and telecommunications in the case of power loss.

      The Year 2000 readiness of VerticalNet and Breakaway Solutions is described below. Our partner companies are in varying stages of assessing, remediating and testing their internal systems and assessing Year 2000 readiness of their vendors, business partners, and customers. Our partner companies are also in varying stages of developing contingency plans to operate in the event of a Year 2000 problem. The total cost and time which will be incurred by our partner companies on the Year 2000 readiness effort has not been determined. There can be no assurance that all necessary work will be completed in time, or that such costs will not materially adversely impact one or more of such partner companies. In addition, required spending on the Year 2000 effort will cause customers of most of our partner companies to reallocate at least part of their information systems budgets. Although some of our partner companies have offerings which may be useful in such efforts, such reallocations could materially adversely affect the results of operations of our partner companies.

VerticalNet

      VerticalNet may realize exposure and risk if the systems on which it is dependent to conduct its operations are not Year 2000 compliant. VerticalNet's potential areas of exposure include products purchased from third parties, information technology including computers and software, and non-information technology including telephone systems and other equipment used internally. The internally-developed production and operation systems for VerticalNet's Web sites have recently undergone a complete re-engineering. All new programs have been substantially tested and validated for Year 2000 compliance.

      VerticalNet's communications infrastructure was recently overhauled, including a full conversion of its telephone and voicemail systems. VerticalNet believes all non-information technology upon which it is materially dependent is Year 2000 compliant. Additionally, with respect to information technology, VerticalNet has resolved all Year 2000 compliance issues primarily through normal upgrades of its software or replacements included in VerticalNet's capital expenditure budget and these costs are not expected to be material to VerticalNet's financial position or results of operations. VerticalNet's original Year 2000 compliance cost estimate did not exceed $250,000 and remains valid. However, such upgrades and replacements may not successfully address VerticalNet's Year 2000 compliance issues as represented by VerticalNet's distributors, vendors and suppliers.

      VerticalNet has completed its Year 2000 compliance assessment plan. This plan includes assessing both its information and non-information technology as well as its internally-developed production and operation systems. Based on this assessment, VerticalNet believes that all non-information technology, all internally-developed production and operations systems and all of its technology are Year 2000 compliant.

      In addition, VerticalNet has obtained verification from its key distributors, vendors and suppliers that they are Year 2000 compliant or, if they are not fully compliant, to provide a description of their plans to become so. VerticalNet has received certification from 100% of its distributors, vendors and suppliers that they are either complete or in accordance with their scheduled Year 2000 compliance plan. VerticalNet will continue to monitor the status of all of its key vendors with the intent of terminating and replacing those relationships which may jeopardize its own Year 2000 compliance plan.

      In the event that VerticalNet's production and operational facilities that support its Web sites are disrupted, small portions of its Web sites may become unavailable. VerticalNet's review of its systems has shown that there is no single application that would make its Web sites totally unavailable and VerticalNet believes that it can quickly address any difficulties that may arise. Having completed a specific analysis of its Web-hosting facilities, all functionalities are in compliance with VerticalNet's Year 2000 compliance assessment plan. In the event that VerticalNet's Web-hosting facilities are not Year 2000 compliant, its Web sites would be unavailable and it would not be able to deliver services to its users.

      VerticalNet has developed a comprehensive list of contingency models to forecast the worst-case scenario that might occur if technologies it is dependent upon are not Year 2000 compliant and fail to operate effectively after the Year 2000. All identified scenarios have been determined to be resolvable by an on-site staff which will be maintained throughout the Year 2000 date changeover with the exception of the Exodus hosting functionalities. Exodus has remitted Year 2000 certification and VerticalNet is in the process of reviewing potential back-up sites within its disaster recovery planning.

      If VerticalNet's present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which is conducts business do not successfully address such issues, its business, operating results and financial position could be materially and adversely affected.

Breakaway Solutions

      Breakaway Solutions has established a Year 2000 readiness team to carry out a program for the assessment of its vulnerability to the Year 2000 issues and remediation of identified problems. The team consists of senior information technology and business professionals and meets on a regular basis. An outside consultant is also working with the readiness team on a temporary basis to assist them in carrying out their tasks.

      The readiness team has developed a program with the following key phases to assess its state of Year 2000 readiness:

     . Develop a complete inventory of its hardware and software, and assess whether that hardware and software is Year 2000 ready;

     . Test its internal hardware and software which Breakaway Solutions believes have a significant impact on its daily operations to assess whether it is Year 2000 ready;

     . Upgrade, remediate or replace any other hardware or software that is not Year 2000 ready; and

     . Develop a business continuity plan to address possible Year 2000 consequences which Breakaway Solutions cannot control directly or which it has not been able to test or remediate.

     Breakaway Solutions has completed a number of the tasks which its program requires, as follows:

     . Completed the inventory of hardware and software at all of its locations and have determined that all of the inventoried hardware and software which Breakaway Solutions believes have a significant impact on its daily operations are Year 2000 ready or can be made ready with minimal changes or replacements, based on its vendors' Web site certification statements and commercially available Year 2000 testing products;

     . Implemented internal policies to require that a senior information technology professional approves as Year 2000 ready any hardware or software that its plans to purchase;

     . Developed a list of all vendors which it deems to have a significant business relationship with Breakaway Solutions. Of the approximately 20 vendors it has identified, it has obtained web site certifications or made written inquiries for information or assurances with respect to the Year 2000 readiness of products or services that it purchases from those vendors;

     . Completed test plans for date sensitive applications which it determined to be Year 2000 ready and which Breakaway Solutions believes will have a significant impact on its daily operations;

     . Completed an internal review to determine the commitments it has made to its customers with respect to the Year 2000 readiness of solutions which it has provided to those customers;

     . Reviewed evaluations of questionnaires regarding Year 2000 readiness to its critical vendors; and

     . Formulated a business continuity plan that encompasses Breakaway
       Solutions' strategy for preparation, notification and recovery in the event of a failure due to the year 2000 issue. The plan includes procedures to minimize downtime and expedite resumption of business operations and other solutions for responding to internal failures with its information technology department as well as widespread external failures related to the Year 2000 issue.

     Breakaway Solutions has specific tasks to complete with respect to its Year 2000 program, including;

     . Testing of its internal hardware and software which it believes have a significant impact on its daily operations to confirm its Year 2000 readiness; and

     . Implementation of any necessary changes, identified as a result of testing, to its internal software and hardware.

Costs

     To date, Breakaway Solutions has not incurred material expenses in connection with its Year 2000 readiness program. It may need to purchase replacement products, hire additional consultants or other third parties to assist it, although it does not currently expect that it will need to take such steps. It currently estimates that the cost of its Year 2000 readiness program will be approximately $25,000. This amount includes internal labor costs, legal and outside consulting costs and additional hardware and software purchases. Breakaway Solutions expects that it will refine this estimate as it completes the final phase of its Year 2000 readiness program.

Risks

     If Breakaway Solutions fails to solve a Year 2000 problem with respect to any of its systems, it could experience a significant interruption of its normal business operations. It believes that the most reasonably likely worst case scenarios related to the Year 2000 issue for its business are as follows:

     . If a solution which it provided to a client causes damage or injury to that client because the solution was not Year 2000 compliant, it could be liable to the client for breach of warranty. In a number of cases, its contracts with clients do not limit its liability for this type of breach;

     . If there is a significant and protracted interruption of telecommunication services to its main office, it would be unable to conduct business because of its reliance on telecommunication systems to support daily operations, such as internal communications through e-mail; and

     . If there is a significant and protracted interruption of electrical power or telecommunications services to its application hosting facilities, it would be unable to provide its application hosting services. This failure could significantly slow the growth of its application hosting business which is an important part of its strategic plan. It has sought to locate its application hosting facilities in leased space in co-location facilities which have back-up power systems and redundant telecommunications services.

                                  OUR BUSINESS

Industry Overview

Growth of the Internet

      People and businesses are increasingly relying on the Internet to access and share information as well as to purchase and sell products and services. International Data Corporation estimates that at the end of 1998 more than 142 million people were using the Internet to communicate, participate in discussion forums and obtain information about goods and services. IDC projects that this user base will grow to 502 million people by the end of 2003. A rapidly growing number of businesses use the Internet to market and sell their products and streamline business operations. According to Forrester Research, 50% of all United States businesses will be online by 2002.

Growth of B2B E-Commerce

      The Internet's substantial growth creates tremendous market opportunities for companies that connect buyers and sellers, and companies that create applications and systems for traditional businesses wishing to engage in e-commerce. Historically, B2B e-commerce has occurred through electronic data interchange over proprietary networks, which are costly and available only to a limited number of participants. The Internet provides an open platform with common communication protocols to build efficient, cost-effective networks that facilitate e-commerce. As Internet-based network reliability, speed and security have improved in recent years and as more businesses have connected to the Internet, traditional businesses are beginning to use the Internet to conduct e-commerce and exchange information with customers, suppliers and distributors. While the business-to-consumer e-commerce market currently is significant in size, estimated by IDC to have been $15 billion in goods and services in 1998, the B2B e-commerce market is larger and is predicted to grow dramatically. Forrester Research projects that the United States B2B e-commerce market, which Forrester Research defines as the intercompany trade of hard goods over the Internet, will grow from $43 billion in 1998 to over $1.3 trillion by 2003. IDC projects that the Western European B2B e-commerce market will grow from $3.8 billion in 1998 to over $350 billion by 2003.

      We believe that the B2B e-commerce market is beginning a period of rapid development and growth for the following reasons:

     .  Expanded Access to New and Existing Customers and
        Suppliers. Traditional businesses have relied on their sales forces and purchasing departments to develop and maintain customer and supplier relationships. This model is constrained by the time and cost required to exchange current information regarding requirements, prices and product availability, and the difficulty of cost-effectively locating new customers and suppliers and managing existing relationships. Traditional businesses can leverage the Internet to obtain real-time, accurate information regarding requirements, prices and products to a global audience, including suppliers, customers and business partners. This makes it easier for businesses to attract new customers and suppliers, improve service and increase revenue.

     . Increased Efficiency and Reduced Cost. Traditional businesses can utilize the Internet to automate their internal operations, including manufacturing, finance, sales and purchasing functions. The Internet can also be used to increase information flow and access throughout an organization. This increases operational efficiency by reducing the time, costs and resources required to transact business, lowering inventory levels and procurement costs, and improving responsiveness to customers and suppliers.

Market Opportunities for Emerging B2B E-Commerce Companies

      We believe that there are significant opportunities for companies that can assist traditional businesses in using the Internet to create more efficient markets and enable e-commerce. We call these companies B2B e-commerce companies. We focus on two types of B2B e-commerce companies: market makers and infrastructure service providers.

     . Market Makers. Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry or provide specific goods and services across multiple industries. Market makers tailor their business models to match a target market's distinct characteristics. We refer to market makers operating in a particular industry as vertical market makers, and to market makers operating across multiple industries as horizontal market makers. Vertical and horizontal market makers may:

            .  act as principals in transactions;

            .  automate business processes so as to make them more efficient;

            . operate exchanges where buyers and sellers dynamically negotiate prices; or

            . facilitate interaction and transactions among businesses and professionals with common interests by providing an electronic community.

      Market makers may generate revenue by:

            .  selling products and services;

            . charging fees based on the value of the transactions they facilitate;

            .  charging fees for access to their Internet-based services; or

            .  selling advertising on their Web sites.

     . Infrastructure Service Providers. Infrastructure service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet, and in building and managing the technological infrastructure needed to support B2B e-commerce. Infrastructure service providers help businesses in the following ways:

            . Strategic Consulting and Systems Integration. Strategic consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement a technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically charge their clients on a project-by-project basis.

            . Software Providers. Software providers design and sell software applications, tools and related services that support e-commerce and integrate business functions. Software providers may sell or license their products.

            . Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

Challenges Facing Emerging B2B E-Commerce Companies

      We believe that emerging B2B e-commerce companies face certain challenges, including:

     . Developing a Successful Business Model. B2B e-commerce companies must develop business models that capitalize on the Internet's capabilities to provide solutions to traditional companies in target industries. B2B e-commerce companies require industry expertise because each industry and market has distinct characteristics including existing distribution channels, levels of concentration and fragmentation among buyers and sellers, procurement policies, product information and customer support requirements. B2B e-commerce companies also require Internet expertise in order to apply its capabilities to their target industries.

     . Building Corporate Infrastructure. Many B2B e-commerce companies have been recently formed and require sales and marketing, executive recruiting and human resources, information technology, and finance and business development assistance. These companies also require capital as significant resources may be required to build technological capabilities and internal operations.

     . Finding the Best People. Entrants into the B2B e-commerce market require management with expertise in the applicable market, an understanding of the Internet's capabilities, the ability to manage rapid growth and the flexibility to adapt to the changing Internet marketplace. We believe that very few people have these skills, and those that do are highly sought after. To be successful, companies must attract and retain highly qualified personnel.

      We believe that the most successful B2B e-commerce companies will rapidly identify market demands and move quickly to satisfy those demands. B2B e-commerce companies that accomplish this goal may establish new standards, gain market share, secure critical partnerships and create a brand name, making competition more difficult for new entrants. In addition, B2B e-commerce companies must keep abreast of Internet and industry-specific developments and adapt to a rapidly changing environment.

Our Solution and Strategy

      Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the global economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of December 2, 1999, we owned interests in 47 B2B e-commerce companies which we refer to as our partner companies.

      Our operating strategy is to integrate our partner companies into a collaborative network that leverages our collective knowledge and resources. With the goal of holding our partner company interests for the long-term, we use these collective resources to actively develop the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, partner companies, strategic investors and Advisory Board.

      Our strategy is to:

     . create or identify companies with the potential to become industry leaders;

     . acquire significant interests in partner companies and incorporate them into our collaborative network;

     . provide strategic guidance and operational support to our partner companies; and

     .  promote collaboration among our partner companies.

      In implementing our strategy, we leverage the collective knowledge and experience of our partner companies, strategic investors and Advisory Board members. Our Advisory Board consists of over 15 experienced executives from various backgrounds who provide our network with strategic guidance, sales, marketing and information technology expertise and industry contacts. Ideally, we would like to own 40% or more of our partner companies, with management and public shareholders owning the remaining interests, but we believe that we can have significant influence with lower ownership levels.

      Our strategy includes acquiring interests in partner companies based in the United States and abroad. We recently opened an office in London that will focus on European B2B opportunities. We have staffed our London office with two executives from one of Europe's leading private equity firms. These two executives worked together on Internet acquisitions in Europe and cultivated a broad network of technology and vertical market contacts. We anticipate opening an office in continental Europe during 2000. We plan to staff our European offices with personnel that will provide strategic guidance and operational support to our partner companies operating in Europe.

      We plan to acquire interests in European B2B e-commerce companies. If we wish to enter a European market in which we cannot locate an attractive partner company candidate, we may create a new company or assist one of our partner companies located in the United States to expand overseas. In addition, our worldwide personnel will focus on providing connections and resources to all our partner companies, creating an international expansion platform for each member of the network.

Create or Identify Companies With the Potential to Become Market Leaders

      Our expertise in the B2B e-commerce market allows us to build or identify companies that are positioned to succeed. We apply a disciplined analysis that capitalizes on this competitive advantage. When we evaluate whether to enter a market by building a company or acquiring an interest in an existing company, we weigh the following industry and partner company factors:

     .  Industry Criteria

             . Inefficiency. We consider whether the industry suffers from inefficiencies that may be alleviated through e-commerce. We also consider the relative amount of inefficiency, as more inefficient industries present greater profit potential.

             . Competition. We evaluate the amount of competition that a potential partner company faces from e-commerce and traditional businesses.

             . Significance of Vertical Market. Our strategy includes acquiring interests in market makers doing business in the principal vertical markets of the global economy. When evaluating market makers, we consider whether the market maker has the potential to be a leader in its vertical market.

             . Industry Potential. When evaluating a market maker, we consider the number and dollar value of transactions in its corresponding industry. We evaluate the incremental efficiency to be gained from conducting or supporting transactions online and estimate the potential to transfer transactions online. By considering these factors, we can focus on vertical industries for which the leading market maker can eventually generate significant dollar volumes of profits for the market maker.

             . Centralized Information Sources. When evaluating market makers, we consider whether the industry has product catalogs, trade journals and other centralized sources of information regarding products, prices, customers and other factors. The availability of this information makes it easier for a market maker to facilitate communication and transactions. We generally avoid industries where this information is not available.

             . Infrastructure Service Provider Profit Potential. When evaluating infrastructure service providers, we examine the size of the market opportunity, the profit potential in serving the target market and whether the infrastructure service provider can provide assistance to our market maker partner companies.

     .  Partner Company Criteria

             . Industry Leader. We partner with a company only if we believe that it has the products and skills to become a leader in its industry.

             . Significant Ownership. We consider whether we will be able to obtain a significant position in the company and exert influence over the company.

             . Network Synergy. We consider the degree to which a potential partner company may contribute to our network, and benefit from our network and operational resources.

             . Management Quality. We assess the overall quality and industry expertise of a potential partner company's management.

Acquire Interests in Partner Companies

      After we identify an attractive potential partner company, we negotiate the acquisition of a significant interest in the company. As a condition to an acquisition, we require representation on the company's board of directors to ensure our ability to provide active guidance to the partner company. We structure acquisitions to permit the partner company's management and key personnel to retain an equity stake in the company. As a result of our experience, we believe that we have the ability to complete acquisitions quickly and efficiently. After acquiring interests in partner companies, we frequently participate in their follow-on financings and seek to increase our ownership positions.

      During our negotiations with potential partner companies we emphasize the value of our collaborative network, which we believe gives us a competitive advantage over other acquirors in successfully consummating transactions. Our partner companies, strategic investors and Advisory Board members assist in these discussions and assist in other stages of the acquisition process, including the initial evaluation of potential partner companies and due diligence.

Provide Strategic Guidance and Operational Support to Our Partner Companies

      After we make an acquisition or form a partner company, we take an active role in its affairs by providing both strategic guidance and operational support:

     . Strategic Guidance. We provide strategic guidance to our partner companies regarding market positioning, business model development and market trends. In addition, we advise our partner companies' management and directors on day-to-day management and operational issues. Our exclusive focus on the B2B e-commerce market and the knowledge base of our partner companies, strategic investors, management and Advisory Board give us valuable experience that we share with our partner company network. Advisory Board and management team members who provide strategic guidance to our partner companies include Todd Hewlin, a former Partner with McKinsey & Company, Jeff Ballowe, a former President of Ziff-Davis Inc. and the current Chairman of Deja.com, Inc., Alex W. Hart, a former Chief Executive Officer of MasterCard International, Ron Hovsepian, Vice President of Business Development at IBM Corporation and Yossi Sheffi, Ph.D., a co-founder of Syncra Software, Inc. and e-Chemicals, Inc. and currently a Professor at the Massachusetts Institute of Technology.

     . Operational Support. B2B e-commerce companies often have difficulty obtaining senior executive level guidance in the many areas of expertise successful companies need. We assist our partner companies by providing access to skilled managers who guide our partner companies in the following functional areas:

             . Sales and Marketing. Several members of our Advisory Board and management team provide guidance to our partner companies' sales, marketing, product positioning and advertising efforts. These individuals include Michael H. Forster, a former Senior Vice President of Worldwide Field Operations at Sybase, Inc. and currently one of our Senior Partners, Christopher H. Greendale, a former Executive Vice President at Cambridge Technology Partners and currently one of our Managing Directors, Rowland Hanson, a former Vice President of Corporate Communications at Microsoft Corporation and currently founder of C. Rowland Hanson & Associates, Charles
                W. Stryker, Ph.D., President, Marketing Information Solutions, at IntelliQuest, Inc., and Sergio Zyman, a former Vice President and Chief Marketing Officer of the Coca-Cola Company.

             . Executive Recruiting and Human Resources. Members of our management team assist our partner companies in recruiting key executive talent. These individuals include Rick Devine, one of our Managing Directors and a former partner at Heidrick & Struggles, Inc., an executive recruiting firm. In providing this assistance, we leverage the contacts developed by our network of partner companies, management and Advisory Board. We believe that this is one of the most important functions that we perform on behalf of our partner companies. B2B e-commerce companies must locate executives with both industry and Internet expertise. The market for these professionals is highly competitive since few persons possess the necessary mix of skills and experience.

             .  Information Technology. Our Chief Technology Officer, Richard
                G. Bunker, is dedicated to helping our partner companies with their information systems strategies and solving problems relating to their current information technology. Members of our Board of Directors and Advisory Board who provide guidance in this area include K.B. Chandrasekhar, Chairman of the Board of Directors of Exodus Communications, and Peter A. Solvik, the Chief Information Officer of Cisco Systems, Inc.

             . Finance. One of our Managing Directors, John N. Nickolas, an experienced finance executive, is dedicated to providing financial guidance to our partner companies in areas such as corporate finance, financial reporting, accounting and treasury operations. In providing these services, Mr. Nickolas leverages the skills and experience of our internal finance and accounting group, our partner company network and outside consultants.

             . Business Development. B2B e-commerce companies may be involved in evaluating, structuring and negotiating joint ventures, strategic alliances, joint marketing agreements, acquisitions or other transactions. We provide assistance to our partner companies in all these areas. Our management team, Advisory Board, strategic investors and partner companies all assist in this function.

Promote Collaboration Among Our Partner Companies

      One of the principal goals of our network is to promote innovation and collaboration among our partner companies, which has resulted in shared knowledge and business contacts among our partner companies and the formation of numerous strategic alliances. We promote collaboration formally by hosting regularly scheduled seminars relating to partner company operational and business issues. At these seminars, the executives of partner companies share their experiences with each other, our management team and the Advisory Board. For example, at a seminar earlier this year, thirteen chief executive officers of our market maker and infrastructure service provider partner companies gathered to discuss e-commerce strategies and business models. In addition, in the past six months we hosted four conferences for our partner companies on various operational issues ranging from financing strategies to the use of technology. On an informal basis, we promote collaboration by making introductions and recommending partner companies to each other.

      Recent examples of collaboration among our partner companies include:

     . PaperExchange.com and VerticalNet have developed a strategic alliance that provides PaperExchange with co-branded access to leading industry content, including news, feature articles and interviews from VerticalNet's PulpandPaper Online property. VerticalNet's members will get access to PaperExchange's leading pulp and paper exchange, which is an Internet-based marketplace for buying and selling pulp and paper products. In addition, the companies are joining forces to create a comprehensive equipment listing and career site. By linking their sites together, PaperExchange.com and VerticalNet are seeking to establish a leading destination for pulp and paper professionals.

     . Commerx, Inc., a provider of e-commerce solutions for the industrial processing market, has formed a strategic alliance with CommerceQuest, Inc. to provide integration solutions to connect efficiently the systems of processors and manufacturers within the industries served by Commerx. Commerx will use CommerceQuest's enableNet solution for deployment of PlasticsNet.com, the plastics industry's leading electronic marketplace. CommerceQuest's enableNet provides reliable, real-time delivery of data with enterprise-strength security and accurate data transformation across many formats and applications. This relationship allows PlasticsNet.com users to conduct e-commerce over their clients' network of choice or private lines. This state-of-the-art e-commerce infrastructure will allow for less expensive implementation and integration with faster and more seamless transactions.

      The collaboration of our partner companies is the result of our role as the hub of our network. Through the network we identify prospective alliances, make introductions, assist in strategic planning and monitor the ongoing relationships among our partner companies. We encourage and facilitate the information flow among our partner companies. We also control the information flow by determining the composition of the network. If we believe that a partner company is not contributing to our network or has lost its strategic importance, we may sell our interest in that partner company.

Overview of Current Partner Companies

      We focus our efforts on building and operating companies in two areas of the B2B e-commerce market--market makers and infrastructure service providers.

Market Maker Categories

      Market makers may operate in particular industries, such as chemicals, food or auto parts, or may sell goods and services across multiple industries. Market makers must tailor their business models to match their markets. We refer to market makers operating in a particular industry as vertical market makers, and to market makers operating across multiple industries as horizontal market makers. Examples of horizontal and vertical market makers are as follows:

     . Vertical. An example of one of our vertical market maker companies is e-Chemicals. e-Chemicals believes that traditional distribution channels for chemicals burden customers with excessive transaction costs, high administrative costs and inefficient logistics. To solve these problems, e-Chemicals has developed an Internet-based marketplace through which it will sell a wide range of industrial chemicals to business customers. e-Chemicals provides products based on streamlined Web-based ordering processes, outsourced logistics systems and online support.

     . Horizontal. One example of our horizontal market maker partner companies is VerticalNet. As of December 2, 1999, VerticalNet owned and operated over 50 industry-specific Web sites designed to act as online B2B communities. These trade communities act as comprehensive sources of information, interaction and e-commerce.

Market Maker Profiles

      Table of Market Makers. The partner companies listed below are integral to our goal of owning numerous interests in vertical and horizontal market makers that are strategically complementary to each other. We believe that establishing an e-commerce presence in major industrial segments of the economy will enable us to become the premier B2B e-commerce company. The table shows certain information regarding our market maker partner companies by category as of December 2, 1999. Our ownership positions have been calculated based on the issued and outstanding common stock of each partner company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

                                                                           Our     Partner
                                                                        Ownership  Company
    Category and Name          Industry       Description of Business   Percentage  Since
 ------------------------ ------------------ ------------------------   ---------- -------
 Vertical:
 Animated Images, Inc.    Apparel            Provides Internet-based       37%      1999
  www.appliedintranet.com                    design, communication,
                                             and procurement services
                                             for the apparel and sewn
                                             goods industries.

 Arbinet Communications,  Telecommunications Provides an Internet-         16%      1999
  Inc.                                       based trading floor and
  www.arbinet.com                            clearinghouse for
                                             telecommunications
                                             carriers to purchase
                                             bandwidth.

 AUTOVIA Corporation      Auto Parts         Developing a system to        15%      1998
  www.autovia.net                            provide Internet-based
                                             auto parts procurement
                                             for professional
                                             automotive and truck
                                             repair shops.

 Bidcom, Inc.             Construction       Provides Internet-based       25%      1999
  www.bidcom.com                             project planning and
                                             management services for
                                             the construction
                                             industry.

 Collabria, Inc.          Printing           Provides Internet-based       12%      1999
  www.collabria.com                          procurement and
                                             production services for
                                             the commercial printing
                                             industry.
 Commerx, Inc.            Plastics           Provides Internet-based       42%      1998
  www.commerx.com                            procurement and sales of
                                             raw materials, tools and
                                             maintenance and repair
                                             products for the
                                             plastics industry.

 ComputerJobs.com, Inc.   Technology         Provides Internet-based       33%      1998
  www.computer jobs.com   Employment         job screening and resume
                                             posting for information
                                             technology
                                             professionals,
                                             corporations and
                                             staffing firms.

 CourtLink                Legal              Provides online access        33%      1999
  www.courtlink.com                          to court documents.

                                                                       Our     Partner
                                                                    Ownership  Company
   Category and Name        Industry      Description of Business   Percentage  Since
 ---------------------  ---------------  ------------------------   ---------- -------
 CyberCrop.com, Inc.    Agriculture      Developing a system to        75%      1999
                                         provide an Internet-
                                         based service for
                                         agricultural producers
                                         to purchase services and
                                         inputs, as well as
                                         market their grain crops
                                         that include corn, wheat
                                         and soybeans.

 Deja.com, Inc.         Media            Provides a Web-based          31%      1997
  www.deja.com                           community for potential
                                         purchasers to access
                                         user comments on a
                                         variety of products and
                                         services.

 e-Chemicals, Inc.      Chemicals        Provides Internet-based       36%      1998
  www.e-chemicals.com                    sales and distribution
                                         of industrial chemicals.

 eMerge Interactive,    Livestock        Provides Internet-based       28%      1999
  Inc.                                   content, community and
  www.emergeinteractive                  transaction services in
  .com                                   an online marketplace
                                         for the cattle industry.
 EmployeeLife.com       Healthcare       Provides Internet-based       52%      1999
  www.employeelife.com                   solutions for employee
                                         health benefits
                                         management across the
                                         health care industry.

 Internet Commerce      Food             Provides Internet-based       43%      1999
  Systems, Inc.                          product introduction and
  www.icsfoodone.com                     promotion services to
                                         wholesale and retail
                                         food distributors.
 iParts                 Electronic       Provides Internet-based       85%      1999
  www.ipartsupply.com   Components       sales and distribution
                                         of electronic
                                         components.

 JusticeLink, Inc.      Legal            Provides electronic           37%      1999
  www.justicelink.com                    filing, service and
                                         retrieval of legal
                                         documents and
                                         information among
                                         courts, attorneys, their
                                         clients and other
                                         interested parties.
 PaperExchange.com LLC  Paper            Provides Internet-based       27%      1999
  www.paperexchange                      sales and distribution
  .com                                   of all grades of pulp
                                         and paper.

 Plan Sponsor           Asset            Provides a Web-based          46%      1999
  Exchange, Inc.        Management       community for asset
  www.plansponsor                        managers to reach fund
  exchange.com                           sponsors.

 StarCite, Inc.         Travel           Provides Internet-based       43%      1999
  www.starcite.com                       services for planning
                                         and managing corporate
                                         meetings for event
                                         planners.
 Universal Access,      Tele-            Provides Internet-based       26%      1999
  Inc. www.universal    communications   ordering for
  accessinc.com                          provisioning and access
                                         and transportation
                                         exchange services for
                                         network service
                                         providers focused on
                                         business customers.

 USgift.com             Gift, Garden     Provides Internet-based       35%      1999
  www.USgift.com        and              sales and distribution
                        Home Decor       of gift, garden and home
                                         decor accessories.


                                                                       Our     Partner
                                                                    Ownership  Company
   Category and Name        Industry      Description of Business   Percentage  Since
 ---------------------  ---------------  ------------------------   ---------- -------
 Horizontal:
 asseTrade.Com, Inc.    Used Capital     Provides Internet-based       26%      1999
  www.assetrade.com     Equipment        asset and inventory
                                         recovery, disposal and
                                         management solutions.

 eMarketWorld, Inc.     Special Event    Provides industry-            42%      1999
  www.emarket           Services         specific Web-based
  world.com                              conferences and
                                         expositions that help
                                         businesses understand
                                         the Internet.

 NetVendor Inc.         Asset            Provides B2B, industry-       26%      1999
  www.netvendor.com     Disposition      specific Internet
                                         commerce solutions for
                                         mid-size manufacturers
                                         and distributors of
                                         automotive, industrial
                                         and electronic products.

 ONVIA.com, Inc.        Small Business   Provides small                24%      1999
  www.onvia.com         Services         businesses with a wide
                                         breadth of tailored
                                         products and services
                                         over the Internet.

 Purchasing             Sourcing         Provides strategic            60%      1999
  Solutions, Inc.                        sourcing consulting and
                                         on-line Internet
                                         purchasing.

 Residential Delivery   Logistics        Provides home delivery        38%      1999
  Services, Inc.                         services to e-commerce
  www.rdshome.com                        companies, retailers,
                                         and catalog companies
                                         through a branded
                                         network of local agents.

 VerticalNet, Inc.      Industrial       Provides industry-            35%      1996
  www.verticalnet.com   Services         specific Web-based trade
                                         communities for
                                         businesses and
                                         professionals.



      Set forth below is a more detailed summary of some of our market maker partner companies.

      Commerx, Inc. Commerx is a vertical market maker that provides Internet-based procurement and sales of raw materials, tools and maintenance and repair products for the plastics industry. Commerx developed the PlasticsNet.com ("PlasticsNet") Web site in 1995 with the goal of establishing the first e-commerce vertical marketplace for the plastics industry. Commerx provides this service under the PlasticsNet brand name and develops the software to support PlasticsNet.

      PlasticsNet is a leading provider of e-commerce solutions for processors and suppliers in the US plastics industry. Its vertical marketplace provides a comprehensive platform for buyers and suppliers to streamline the sourcing and procurement process for plastics products and services. The company's solutions are designed to be a compelling and integral part of a plastics processor's procurement and business processes while providing suppliers with cost-effective, high-quality access to a large pool of buyers.

      Our initial contact with Commerx came through our focus on the plastics industry as a strong potential market for a market maker. We researched the plastics industry and concluded, based upon the founding management and business model, that Commerx was best positioned in the plastics market. Kenneth A. Fox and Robert A. Pollan, two of our Managing Directors, are members of Commerx's Board of Directors. We have assisted the founders in recruiting key executives including the Chief Operating Officer, Chief Financial Officer, Vice President of Sales and Vice President of Supplier Relations. In addition, we have helped the company design their back office systems and assisted them with various financial initiatives. Commerx is currently working on a strategic partnership with CommerceQuest, another one of our partner companies. For 1998, Commerx had revenue of $.5 million and for the nine months ended September 30, 1999, revenue of $.9 million.

      ComputerJobs.com, Inc. ComputerJobs.com is a leading skill-based employment Web site and career content provider for information technology professionals, corporations and staffing firms. Identifying and attracting information technology professionals is an expensive and critical success factor for many businesses. ComputerJobs.com is focused on improving the online recruitment process for both information technology job seekers and employers, including staffing firms and corporations. Job seekers may visit ComputerJobs.com's regional and skill-specific Web sites to submit their resume and pursue job opportunities free of charge. ComputerJobs.com allows job seekers to scan job opportunities by information technology-specific skill requirements, geographic preferences and other job criteria. Job seekers also have access to extensive career resources and industry news on the site. By attracting a significant number of job seekers and their resumes, ComputerJobs.com offers staffing firms and corporations seeking information technology professionals the ability to post job openings as well as search and receive daily resumes of information technology candidates for a monthly fee. ComputerJobs.com pre-screens job ads and resumes prior to placing them into its database and before dissemination to its Web sites and clients.

      ComputerJobs.com has Web sites for the information technology markets in 19 major metropolitan markets throughout the United States and recently launched vertically focused job sites. These vertical career portals address the needs of high demand skill sets such as e-commerce, networking, project management and windows developer. We identified ComputerJobs.com through a director of one of our partner companies. We are assisting ComputerJobs.com with overall strategy, operational management, recruiting, finance and marketing. Douglas A. Alexander, one of our Managing Directors, is a member of ComputerJobs.com's Board of Directors. ComputerJobs.com has formed a strategic alliance with Deja.com that has enabled Deja.com to create a channel for accessing ComputerJobs.com's database of technology employment opportunities. For 1998, ComputerJobs.com had revenue of $4.4 million and for the nine months ended September 30, 1999, revenue of $6.4 million.

      Deja.com, Inc. Deja.com, formerly Deja News, is a vertical market maker that is the Web's leading source of shared knowledge in the form of user-generated ratings and discussions. With over 160 million page views per month, it is the leading purveyor of online discussion, offering access to more than 43,000 discussion forums. These forums are populated by knowledgeable participants who are interested in sharing their knowledge and experience on a wide variety of subjects.

      Deja.com recently extended its franchise in shared knowledge with the consumer-driven feature Deja Ratings, a tool that extends the site's ability to support daily decision-making. Deja Ratings captures consumer opinions on a wide range of products and services through a scaled voting system that includes product comparisons. The analytical tools that support decision-making are supplemented by contextual links to e-commerce retailers and vendors.

      Deja.com derives revenue from sponsors and e-commerce partners, and provides the marketing community with the compelling proposition of reaching a highly targeted, self-segmenting audience consisting of highly active Internet consumers intent on investigating considered purchases. Deja.com also delivers to those marketers a unique means of programming to the specific interests of their target consumers, all in the context of a commerce-friendly platform.

      We have been very active in recruiting Deja.com's management team and developing its business strategy. In addition, Kenneth A. Fox and Douglas A. Alexander, two of our Managing Directors, are members of Deja.com's Board of Directors. Deja.com is in discussions with several partner companies to provide services to its user community. For 1998, Deja.com had revenue of $5.1 million, and for the nine months ended September 30, 1999, revenue of $6.1 million.

      eMerge Interactive, Inc. eMerge Interactive is a vertical market maker that combines content, community and transaction services to create an online marketplace for the cattle industry. eMerge Interactive believes that the production chain of the cattle industry, which includes cattle producers, feedlots, packers and suppliers, contains inefficiencies that reduce animal health and value. These inefficiencies, which include excessive animal transportation and handling, result in additional transaction costs and reduced beef quality.

      eMerge Interactive offers its comprehensive cattle solution through its Internet-based information and transaction platform, its Web-enabled private network and its direct sales force. eMerge Interactive's products and services are designed to create an efficient market for the purchase and sale of cattle and to improve quality and productivity in the cattle industry. eMerge Interactive's family of integrated Web sites and Web-enabled private network provide:

     . livestock procurement services consisting of cattle sales and auctions;

     . customer-specific daily feedlot operations analysis, comparative cattle industry analysis and benchmarking studies;

     .  cattle inventory management tools; and

     .  livestock health management and quality enhancement products.

      We acquired our interest in eMerge Interactive in November, 1999 after identifying it as a potential market leader in the e-commerce market for the livestock industry. Douglas Alexander, one of our Managing Directors, and E. Michael Forgash, one of our directors, are members of eMerge Interactive's Board of Directors. For 1998, eMerge Interactive had revenue of $1.8 million, and for the nine months ended September 30, 1999, revenue of $18.3 million.

      ONVIA.com, Inc. ONVIA.com is a horizontal market maker that provides products and services to small businesses over the Internet. ONVIA.com is a B2B online operations center devoted to helping small businesses succeed. ONVIA.com provides small businesses with business products, direct purchase and request for quote services, customer lead generation and expert advice.

      ONVIA.com was introduced to us through a member of our network. Kenneth
A. Fox, one of our Managing Directors, is a member of ONVIA.com's Board of Directors. Alex W. Hart, a member of our Advisory Board, is a member of ONVIA.com's Advisory Board. We have facilitated a partnership between ONVIA.com and Bidcom, one of our other partner companies, helped design ONVIA.com's back office systems, and our executive recruiting personnel recruited their Vice President of Marketing. For 1998, ONVIA.com had revenue of $1 million, and for the nine months ended September 30, 1999, had revenue of $13.2 million.

      Universal Access, Inc. Universal Access is a vertical market maker that is a Web-enabled business-to business intermediary that facilitates the provisioning, installation and servicing of dedicated, point-to-point communications circuits for service providers who buy network capacity, and transport suppliers who sell network capacity. Universal Access aggregates network information, manages facilities where communications networks can be physically interconnected, provides ongoing dedicated circuit access and offers client support services. Through these services, Universal Access provides its clients with an outsourced, integrated solution to the challenges of the fragmented network services market.

      As an independent intermediary, Universal Access has been able to collect and aggregate network information from multiple transport suppliers. Universal Access' Web-enabled Universal Information Exchange, or UIX, consists of several proprietary interrelated databases containing capacity, availability, location and pricing information from transport suppliers and physical sites. Through the UIX, Universal Access provides its clients with point-to-point network connections efficiently and cost-effectively. In addition, Universal Access operates network interconnection facilities called Universal Transport Exchanges, of UTXs, where various transport suppliers can easily access the network connections of any other transport supplier in that facility. Universal Access also provides a single point of contact for network management services, including network monitoring, maintenance and restoration.

      We are actively providing Universal Access with overall strategy, marketing and finance guidance. Robert Pollan, one of our Managing Directors, is a member of Universal Access' Board of Directors. For 1998, Universal Access had revenue of $1.6 million, and for the nine months ended September 30, 1999, revenue of $8.4 million.

      VerticalNet, Inc. VerticalNet is a horizontal market maker that provides industry-specific Web-based trade communities for businesses and professionals. VerticalNet owns and operates over 50 industry-specific Web sites as of December 2, 1999 designed as online B2B communities, known as vertical trade communities. These vertical trade communities act as comprehensive sources of information, interaction and e-commerce. VerticalNet's objective is to continue to be a leading owner and operator of industry-specific vertical trade communities on the Internet.

      Each VerticalNet community is individually branded, focuses on a single business sector and caters to individuals with similar professional interests. VerticalNet designs each of its vertical trade communities to attract professionals responsible for selecting and purchasing highly specialized industry related products and services. VerticalNet's communities combine product information, requests for proposals, discussion forums, electronic commerce opportunities, industry news, directories, classifieds, job listings, and online professional education courses.

      VerticalNet satisfies a developing market not currently being adequately served through traditional channels, including trade publishers, trade shows and trade associations. VerticalNet believes that this market is not currently being served by Internet companies, which tend to focus on the consumer and not on the B2B market.

      VerticalNet's vertical trade communities take advantage of the Internet's ability to allow users around the world to contact each other online, allowing buyers to research, source, contact and purchase from suppliers. Although other companies offer B2B services on the Internet, VerticalNet believes that it is currently the only company operating a portfolio of specialized B2B communities. A portfolio strategy permits VerticalNet to:

     . offer consistent content and services in its current vertical trade communities and replicate these offerings as it launches new communities;

     . realize cost savings and operating efficiencies in its technology, marketing, infrastructure and management resources; and

     . increase its overall audience, making its individual sites more appealing to a broad array of advertisers and suppliers who sell their goods and services over the Internet.

      VerticalNet currently generates the majority of its revenue from Internet advertising, including the development of "storefronts." A storefront is a Web page posted on one of its vertical trade communities that provides information on an advertiser's products, links a visitor to the advertiser's Web site and generates sales inquiries from interested visitors. VerticalNet believes that industry professionals using its vertical trade communities possess the demographic characteristics that are attractive to its advertisers.

      We were first introduced to VerticalNet through one of our major shareholders. We helped to recruit several of VerticalNet's executive officers, and worked with them to develop VerticalNet's business strategy. Douglas A. Alexander, one of our Managing Directors, currently serves as VerticalNet's Chairman of the Board of Directors and Walter W. Buckley, our President and Chief Executive Officer, is a member of VerticalNet's Board of Directors. This year VerticalNet became a public company, trading on the Nasdaq National Market under the symbol "VERT." In addition to its strategic alliance with PaperExchange, VerticalNet has also formed a strategic alliance with e-Chemicals to provide customer leads for e-Chemicals and to expand VerticalNet's services to its chemical business customers. For 1998, VerticalNet had revenue of $3.1 million, and for the nine months ended September 30, 1999, revenue of $10.7 million.

Infrastructure Service Provider Categories

      Infrastructure service providers assist traditional businesses in the following ways:

     . Strategic Consulting and Systems Integration. Strategic consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically bill their clients on a project-by-project basis.

     . Software Providers. Software providers design and sell software applications that support e-commerce and integrate business functions. Software providers may sell or license their products.

     . Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

      Our current infrastructure service provider partner companies furnish a variety of technology-based solutions to their customers. In the future, we may acquire interests in infrastructure service providers that focus on two specific types of solutions: physical fulfillment and financial fulfillment. Physical fulfillment involves the movement of goods on behalf of market makers or traditional businesses. Financial fulfillment includes a wide variety of financial services such as the management of accounts receivable risk and commercial loans.

Infrastructure Service Provider Profiles

      Table of Infrastructure Service Providers. The partner companies listed below are important to our strategy because the growth of our partner companies increases the value of our collaborative network. We believe that infrastructure service providers will facilitate innovation and growth of our market maker companies by providing them with critical services. The table shows certain information regarding our infrastructure service provider partner companies by category as of December 2, 1999. Our ownership positions have been calculated based on the issued and outstanding common stock of each partner company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

                                                                Our     Partner
                                                             Ownership  Company
      Category and Name         Description of Business      Percentage  Since
 --------------------------- -----------------------------   ---------- -------
 Strategic Consulting and
  Systems Integration:
 Benchmarking Partners, Inc. Provides e-commerce best           13%      1996
  www.benchmarking.com       practices research and
                             consulting services to
                             maximize return on investment
                             from demand/supply chain and
                             e-business initiatives.

 Context Integration, Inc.   Provides systems integration       18%      1997
  www.context.com            services focused on customer
                             support, data access and e-
                             commerce.
 US Interactive, Inc.        Provides a range of                 3%      1996
  www.usinteractive.com      consulting and technical
                             services relating to Internet
                             marketing solutions.


                                                                Our     Partner
                                                             Ownership  Company
        Category and Name         Description of Business    Percentage  Since
 ------------------------------- -------------------------   ---------- -------
 Software Providers:
 Blackboard Inc.                 Provides universities and      30%      1998
  www.blackboard.com             corporations with
                                 applications that enable
                                 them to host classes and
                                 training on the Internet.

 ClearCommerce Corp.             Provides comprehensive e-      15%      1997
  www.clearcommerce.com          commerce solutions
                                 including transaction and
                                 payment processing,
                                 credit card
                                 authorization, fraud
                                 tracking and reporting
                                 functions.

 Entegrity Solutions Corporation Provides encryption            12%      1996
  www.entegrity.com              software to secure
                                 transactions and
                                 communications between
                                 business applications.

 Servicesoft Technologies, Inc.  Provides tools and              6%      1998
  www.servicesoft.com            services used by its
                                 customers to create
                                 Internet customer service
                                 applications consisting
                                 of self-service, e-mail
                                 response and live
                                 interaction products.

 Syncra Software, Inc.           Provides software that         35%      1998
  www.syncra.com                 improves supply chain
                                 efficiency through
                                 collaboration of trading
                                 partners over the
                                 Internet.

 TRADEX Technologies, Inc.       Provides e-commerce            10%      1999
  www.tradex.com                 application software that
                                 enables enterprises to
                                 create on-line
                                 marketplaces and
                                 exchanges.

 Outsourced Service Providers:
 Breakaway Solutions, Inc.       Provides application           41%      1999
  www.breakaway.com              service hosting, e-
                                 commerce consulting and
                                 systems integration
                                 services to growing
                                 companies.

 CommerceQuest, Inc.             Provides a messaging           29%      1998
  www.commercequest.com          service for data sharing
                                 across separate
                                 enterprises. Also
                                 provides software,
                                 systems integration
                                 services and managed
                                 network services for
                                 application integration
                                 within enterprises or
                                 with external trading
                                 partners and customers.

 LinkShare Corporation           Establishes affiliate          34%      1998
  www.linkshare.com              relationships for online
                                 merchants with other Web
                                 sites to facilitate e-
                                 commerce.
 PrivaSeek, Inc.                 Provides consumers with        16%      1998
  www.privaseek.com              control of their Web-
                                 based personal profiles,
                                 allowing merchants to
                                 offer consumers
                                 incentives for selective
                                 disclosure.
 SageMaker, Inc.                 Provides services that         27%      1998
  www.sagemaker.com              combine an enterprise's
                                 external and internal
                                 information assets into a
                                 single, Web-based
                                 knowledge management
                                 platform.


                                                                Our     Partner
                                                             Ownership  Company
     Category and Name          Description of Business      Percentage  Since
 -------------------------- ------------------------------   ---------- -------
 Sky Alland Marketing, Inc. Provides services to improve        31%      1996
  www.skyalland.com         customer communications and
                            relationships.

 traffic.com, Inc.          Provides real time traffic          20%      1999
  www.traffic.com           monitoring for logistics and
                            transportation optimization.

 United Messaging, Inc.     Provides high performance           41%      1999
  www.unitedmessaging.com   electronic messaging services
                            for organizations with mission
                            critical e-mail networks.

 VitalTone Inc.             Provides integrated                 21%      1999
  www.vitaltone.com         application service provider
                            services to middle market
                            companies.

 Vivant! Corporation        Provides process automation         23%      1998
  www.vivantcorp.com        and decision support services
                            that enable companies to
                            strategically manage
                            contractors, consultants and
                            temporary employees.

      Set forth below is a more detailed summary of some of our infrastructure service provider partner companies.

      Benchmarking Partners, Inc. Benchmarking Partners is a strategic research and consulting company that provides e-commerce best practices research and consulting services to maximize return on investment from demand/supply chain and e-business initiatives. The use of best business practices enabled by information technology established by Benchmarking Partners allows companies to efficiently manage their e-business initiatives. Benchmarking Partners improves supply and distribution networks in the following ways:

     . Integration. Coordinating diverse business functions such as manufacturing, logistics, sales and marketing to maximize efficiency.

     . Optimization. Developing strategies that increase the efficiency of supply networks.

     . Collaboration. Creating collaborative solutions that incorporate key trading partners.

      Benchmarking Partners' clients include: companies undergoing business and information technology transformation; technology solution providers hoping to gain a better understanding of the market requirements for their products; and management consultants and systems integrators seeking to refine their ability to effectively support their clients.

      We were introduced to Benchmarking Partners through a member of our Board of Directors. We have helped Benchmarking Partners recruit key managers and are currently helping it build and position its best practice e-commerce Web site. Benchmarking Partners assisted us in assessing enterprise software markets and provides information technology advice to other partner companies. Benchmarking Partners is also working with Sky Alland Marketing and US Interactive to develop Internet business application opportunities. For 1998, Benchmarking Partners had revenue of $15.9 million, and for the nine months ended September 30, 1999, revenue of $14.6 million.

      Breakaway Solutions, Inc. Breakaway Solutions is an outsourced service provider infrastructure service company that is an application service provider and e-commerce consulting and systems integration services provider to middle-market companies. Through its application service hosting solutions, Breakaway Solutions implements, operates and supports software applications that can be accessed and used over the Internet. Breakaway Solutions also offers custom developed, e-commerce related B2B interactive marketing and other solutions. By focusing on Internet-based solutions, Breakaway Solutions has created a library of components that can be redeployed by multiple clients. This allows Breakaway Solutions to provide rapid, cost-effective service to clients.

      We first met Breakaway Solutions through one of our shareholders and Advisory Board members. We helped Breakaway Solutions to complete its management team and merge with one of our other partner companies. In addition, Breakaway Solutions is a strategic partner for installing ClearCommerce's Web-based transaction and order processing solutions. Breakaway Solutions is also in discussions to provide its services to ONVIA.com. This year Breakaway Solutions became a public company, trading on the Nasdaq National Market under the symbol "BWAY." Including the effect of options and warrants, our ownership percentage in Breakaway Solutions is approximately 41%. For 1998, Breakaway Solutions had revenue of $10 million, and for the nine months ended September 30, 1999, revenue of $14.8 million.

      CommerceQuest, Inc. CommerceQuest is an outsourced service provider of B2B infrastructure solutions for mission-critical e-business applications. The company provides infrastructure solutions to leading global companies and Internet market makers that need to exchange business-critical information across geographically and technologically diverse boundaries. CommerceQuest currently employs over 275 professionals, and the company has extensive experience in software and systems integration and building solutions around IBM Corporation's MQSeries messaging middleware.

      At the core of CommerceQuest's portfolio is enableNet, an outsourced managed service designed to provide trusted B2B integration over the Internet. enableNet is augmented by industry-leading software products and professional services designed to provide maximum flexibility of integration options. enableNet is a network independent service that allows businesses to exploit the Internet, or their choice of network, to exchange business-critical information with business partners and customers. enableNet delivers security, reliability and manageability to the Internet, making it an industrial-strength, cost-effective alternative to traditional value-added networks. enableNet contributes the capability to bridge Web-based processes with legacy or traditional EDI services. The service also allows organizations to reliably and securely exchange any form of operational data internally or with business partners via the Internet or other networks. In addition, enableNet provides end-to-end integration capability, which provides message delivery across multiple systems, such as applications, databases, clients, or servers, even when using a wide range of networks and protocols.

      We believe that the services and software provided by CommerceQuest can be used throughout our partner company network, including our market makers interested in tight integration with their suppliers and customers. We have assisted CommerceQuest in recruiting senior management and repositioning it to offer managed network services. To support the introduction of managed network services, we provided the company with strategic planning, sales and marketing support and introductions to potential business partners. For 1998, CommerceQuest had revenues of $31.1 million, and for the nine months ended September 30, 1999 had revenue of $13.6 million.

      CommerceQuest implemented significant business model transitions during 1999, including a de-emphasis of reselling and a shift from indirect to direct license sales. As a result, CommerceQuest changed its infrastructure to support the hiring and administration of a direct sales force. During this transition, CommerceQuest also moved personnel from the professional services area to development to enhance CommerceQuest's proprietary products and service offerings. As a result, professional service sales have decreased. This decrease will continue for the remainder of 1999 as CommerceQuest deploys these resources on development projects related to proprietary software and services. Much of the related costs are being capitalized.

      CommerceQuest's revenues have decreased compared with the same periods in 1998. This decrease reflects the strategic decision to de-emphasize reselling and to sell proprietary software and expertise directly. For the nine months ended September 30, 1999, reselling accounted for only about 18 percent of total revenues compared to almost 60 percent for 1998. As CommerceQuest has built its direct sales force and moved away from third party marketing, the royalties previously earned on those sales have decreased without any offset by direct sales. Since the selling lifecycle of CommerceQuest's products can take six months or more, CommerceQuest expects this trend to continue for the remainder of 1999.

Aggregate Partner Company Revenues

      Because we account for most of our partner companies under the equity method, our consolidated revenue figures reported in our consolidated financial statements are not intended to reflect the aggregate revenue of our partner companies. Set forth below is the aggregate revenue (adjusted as described below) of all our market maker partner companies for each of the following quarters:

Three months ended:
-------------------
September 30, 1998................................................. $7.5 million
December 31, 1998..................................................  9.0 million
March 31, 1999..................................................... 13.7 million
June 30, 1999...................................................... 24.0 million
September 30, 1999................................................. 42.0 million

      For the nine months ended September 30, 1999, our market maker partner companies had aggregate revenue of approximately $79.7 million, a 335% increase over their aggregate revenue of $18.3 million for the nine months ended September 30, 1998. For the nine months ended September 30, 1999, our infrastructure service provider partner companies had aggregate revenue of approximately $130 million, a 57% increase over their aggregate revenue of $82.7 million for the nine months ended September 30, 1998. Growth in aggregate partner company revenue is not indicative of growth in any particular partner company's revenue.

      The foregoing data includes revenue of all our partner companies for all periods presented. Our partner companies' revenue figures are based on the unaudited financial statements prepared by each partner company and, in some cases, adjustments and estimates by us. The adjustments relate to changes in partner companies' revenues intended to reflect changes in their business models. The estimates relate to allocations of annual revenue data over quarterly periods and approximations based on projected revenue data. We do not believe these adjustments or estimates have a significant impact on the aggregate partner company revenue data disclosed above. In addition, these figures are preliminary in nature, are subject to change and may differ from previously reported figures as a result of, among other things, changes to reported figures by each partner company for any necessary corrections, changes resulting from differing interpretations of accounting principles upon review by the Securities and Exchange Commission, or changes in accounting literature. For these reasons, we cannot assure you of the accuracy of the revenue figures. Also, since we do not consolidate the majority of our partner companies for financial reporting purposes, the aggregate partner company revenue data disclosed above is not intended to represent the revenues that we have reported or will report on a consolidated basis in accordance with generally accepted accounting principles (GAAP). Our actual consolidated GAAP basis revenues were substantially lower than the amounts reported above for each period presented. For instance, the actual GAAP basis consolidated revenues reported by us for the three months ended September 30, 1999 and 1998 were approximately $7.2 million and $897,000, respectively. Because most of the revenue figures of our partner companies are not included in the consolidated revenue figures reported in our consolidated financial statements, the foregoing data is not indicative of our current or future reported consolidated revenue figures or the future revenue results of our partner companies. In each case, these revenues are subject to the numerous risks and uncertainties elsewhere described in this prospectus.

Government Regulations and Legal Uncertainties

      As of December 2, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and the quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on them.

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      Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by B2B e-commerce companies. Other specific areas of legislative activity are:

     . Taxes. Congress recently enacted a three-year moratorium, ending on October 21, 2001, on the application of "discriminatory" or "special" taxes by the states on Internet access or on products and services delivered over the Internet. Congress further declared that there will be no federal taxes on e-commerce until the end of the moratorium. However, this moratorium does not prevent states from taxing activities or goods and services that the states would otherwise have the power to tax. Furthermore, the moratorium does not apply to certain state taxes that were in place before the moratorium was enacted.

        April 21, 2000. These regulations make it illegal to collect information online from children under the age of 13 without first obtaining parental consent. These regulations also require Web site operators to allow parents to inspect and remove their children's information from any database. Compliance with these regulations could pose a significant administrative burden for Web site operators whose products and services are targeted to children or may be attractive to children. Also, the European Union has directed its member nations to enact much more stringent privacy protection laws than are generally found in the United States, and has threatened to prohibit the export of certain personal data to United States companies if similar measures are not adopted. Such a prohibition could limit the growth of foreign markets for United States B2B e-commerce companies. The Department of Commerce is negotiating with the European Union to provide exemptions from the European Union regulations, but the outcome of these negotiations is uncertain.

     . Regulation of Communications Facilities. To some extent, the rapid growth of the Internet in the United States has been due to the relative lack of government intervention in the marketplace for Internet access. Lack of intervention may not continue in the future. For example, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. Some Internet service providers are seeking to have broadband Internet access over cable systems regulated in much the same manner as telephone services, which could slow the deployment of broadband Internet access services. Because of these proceedings or others, new laws or regulations could be enacted which could burden the companies that provide the infrastructure on which the Internet is based, thereby slowing the rapid expansion of the medium and its availability to new users.

     . Other Regulations. The growth of the Internet and e-commerce may lead to the enactment of more stringent consumer protection laws. The Federal Trade Commission may use its existing jurisdiction to police e-commerce activities, and it is possible that the Federal Trade Commission will seek authority from Congress to regulate certain online activities.

      Generally applicable laws may affect us and our partner companies. The exact applicability of many of these laws to B2B e-commerce, however, is uncertain.

Proprietary Rights

      Our partner companies have copyrights with respect to software applications, Web sites and other materials. These materials may constitute an important part of our partner companies' assets and competitive strengths. Federal law generally protects such copyrights for 90 years from the creation of the underlying material.

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

Competition

Competition From our Shareholders and Within our Network

      We may compete with our shareholders and partner companies for Internet-related opportunities. After this offering, Comcast Corporation, and Safeguard Scientifics, Inc. will own 9.3% and 13.9% of our outstanding common stock, respectively, based on the number of shares held by each of them on December 2, 1999. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation and Safeguard Scientifics currently each have a designee as a member of our board of directors and IBM Corporation has a right to designate a board observer, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisition, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with our shareholders or partner companies that would govern the resolution of these potential conflicts. Such competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

Competition Facing our Partner Companies

      Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

     . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

     . dollars spent on consulting services with many established information systems and management consulting firms; and

     . advertising budget with online services and traditional off-line media, such as print and trade associations.

      In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

      Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Competition for Partner Companies

      We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

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Facilities

      Our corporate headquarters are located at 435 Devon Park Drive, Building 800 in an office facility located in Wayne, Pennsylvania, where we lease approximately 3,650 square feet. We plan to move into a larger corporate headquarters in Wayne, Pennsylvania during the first half of 2000. We also maintain offices in San Francisco, California; Boston, Massachusetts; Seattle, Washington; and London, England.

Employees

      As of December 2, 1999, excluding our partner companies, we had 64 employees, 63 of whom work with us on a full-time basis. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

Legal Matters

      We are not a party to any material legal proceedings.

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                                  MANAGEMENT

Executive Officers and Directors

      Our executive officers, key employees and directors, their ages and their positions are as follows:

    Name                  Age Position
    ----                  --- --------
Walter W. Buckley, III     39 President, Chief Executive Officer and Director
Douglas A. Alexander       38 Managing Director, East Coast Operations
Matthias Allgaier          33 Managing Director, European Operations
Richard G. Bunker, Jr.     38 Managing Director and Chief Technology Officer
Richard S. Devine          41 Managing Director, Executive Recruiting
Stephen Duckett            32 Managing Director, European Operations
Kenneth A. Fox             29 Managing Director, West Coast Operations and Director
David D. Gathman           52 Chief Financial Officer and Treasurer
Christopher H. Greendale   47 Managing Director, Operations
Gregory W. Haskell         42 Managing Director, Operations
Todd G. Hewlin             32 Managing Director, Corporate Strategy and Research
Victor S. Hwang            31 Managing Director, Acquisitions
Anthony Ibarguen           39 Managing Director, President of Professional Services
Sam Jadallah               35 Managing Director, Operations
Mark J. Lotke              31 Managing Director, Acquisitions
Henry N. Nassau            45 Managing Director, General Counsel and Secretary
John N. Nickolas           32 Managing Director, Finance and Assistant Treasurer
Robert A. Pollan           39 Managing Director, Operations
Sherri L. Wolf             31 Managing Director, Investor Relations
Michael H. Forster         56 Senior Partner, Operations
Robert E. Keith, Jr. (1)   58 Chairman and Director
Julian A. Brodsky (2)      66 Director
E. Michael Forgash (2)     41 Director
Thomas P. Gerrity (1)      58 Director
Peter A. Solvik(1)         40 Director

--------
(1) Member of the compensation committee
(2) Member of the audit committee

      Walter W. Buckley, III, is a co-founder and has served as our President and Chief Executive Officer and as one of our directors since March 1996. Prior to co-founding us, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics' investments and was responsible for developing and executing Safeguard Scientifics' multimedia and Internet investment strategies. Mr. Buckley serves as a director of Breakaway Solutions, Inc., e-Chemicals, Inc., PrivaSeek, Inc., Sky Alland Marketing, Inc., Syncra Software, Inc., VerticalNet, Inc. and Who?Vision Systems, Inc.

      Douglas A. Alexander has served as one of our Managing Directors since September 1997. Prior to joining us, Mr. Alexander co-founded Reality Online, Inc. in 1986 and sold it to Reuters Group in 1994. Mr. Alexander continued to serve as President and Chief Executive Officer of Reality Online after its acquisition by Reuters Group until September 1997 and was a key contributor to Reuters' Internet initiatives. Mr. Alexander is Chairman of the Board of VerticalNet, Inc. and serves as a director of Arbinet Communications, Inc., Blackboard Inc., ComputerJobs.com, Inc., Deja.com, Inc., eMerge Interactive, Inc., LinkShare Corporation, SageMaker, Inc., StarCite, Inc. and traffic.com, Inc.


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

      Matthias Allgaier has served as one of our Managing Directors of our European operations since November 1999. Prior to joining us, Mr. Allgaier was an Assistant Director at Apax Partners since 1997. In this capacity, Mr. Allgaier headed the software and services divisions of Apax Partners' Information Technology group and was responsible for generation and execution of acquisitions. Prior to this Mr. Allgaier was associated with Broadview Associates since 1994, where he worked on a variety of acquisitions.

      Richard G. Bunker, Jr. has served as one of our Managing Directors and has been our Chief Technology Officer since April 1999. Prior to joining us, Mr. Bunker was President and Chief Executive Officer of Reality Online, a Reuters company, from September 1997 to April 1999. Before becoming President and Chief Executive Officer, Mr. Bunker served in various senior management positions at Reality Online. While President and Chief Executive Officer of Reality Online, Mr. Bunker built the firm into a market leading builder and host of online securities trading and account inquiry Web sites, and provider of market data to the online securities industry. He also served as Senior Vice President and Chief Information Officer of SEI Investments from January 1994 to March 1996, and Vice President of the investment management and trading technology group at State Street Global Advisors from October 1992 to January 1994.

      Richard S. Devine has served as our Managing Director of Executive Recruiting since June 1999. Prior to joining us, Mr. Devine was a Partner at Heidrick & Struggles, and a member of its International Technology Practice from October 1997 to June 1999. In this capacity, Mr. Devine led the search for many high profile executive positions including the Chief Executive Officer of Global Crossing, President of Transport, a joint venture between Microsoft Corporation and First Data Corporation, Senior Vice President of Worldwide Operations at Apple Computer Corporation, Vice President of Customer Service at Amazon.com, Chief Financial Officer and Chief Information Officer at Remedy Corporation and General Manager of the Americas, General Manager of Services and Vice President of International at Siebel Systems. Mr. Devine also served as President and Chief Executive Officer of KidSoft LLC from March 1992 to February 1997.

      Stephen Duckett has served as one of our Managing Directors of our European operations since November 1999. For the past five years, Mr. Duckett was associated with Apax Partners where he generated and executed acquisitions, managed ownership interests, and helped to establish an Internet group.

      Kenneth A. Fox is a co-founder and has served as one of our Managing Directors since our inception in March 1996. Mr. Fox has also served as one of our directors since February 1999. Prior to co-founding us, Mr. Fox served as Director of West Coast Operations for Safeguard Scientifics, Inc. and Technology Leaders II, L.P., a venture capital partnership, from 1994 to 1996. In this capacity, Mr. Fox led the development of and managed the West coast operations for these companies. Mr. Fox serves as a director of AUTOVIA Corporation, Bidcom, Inc., Commerx, Inc., Deja.com, Inc., Entegrity Solutions Corporation, ONVIA.com, Inc. and Vivant! Corporation.

      David D. Gathman has served as our Chief Financial Officer and Treasurer since January 1999. Prior to joining us, Mr. Gathman was Chief Financial Officer and Executive Vice President, Finance and Administration of Integrated Systems Consulting Group, Inc. from January 1997 through its merger with First Consulting Group, Inc. in December 1998. He also served as Chief Operating Officer, Vice President, Secretary and Assistant Treasurer of Integrated Systems Consulting Group, Inc. from April 1994 to December 1998 and as a director of the company. Mr. Gathman brings to us over 30 years of finance-related experience, the last 16 of which were focused in the information technology industry.

      Christopher H. Greendale has served as one of our Managing Directors since July 1999 and was one of our Senior Partners of Operations from January 1999 to July 1999. Prior to joining us, Mr. Greendale served as an independent management consultant from January 1998 to December 1998. Prior to becoming a consultant, Mr. Greendale served as Executive Vice President of Cambridge Technology Partners, a company he co-founded in 1991. Cambridge Technology Partners is a systems integrator that initiated fixed price, fixed

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

time, rapid systems development. Mr. Greendale has extensive experience in sales and marketing, and general management in the information technology industry.

      Gregory W. Haskell has served as one of our Managing Directors of Operations since June 1999. Prior to joining us, Mr. Haskell served from January 1994 to June 1999 as President and Chief Operating Officer of XL Vision, Inc., a business and technology incubator that builds companies and spins them out into stand alone public companies. During his tenure at XL Vision, Mr. Haskell co-founded four technology-based spinout companies. Mr. Haskell serves as a director of asseTrade.com, Inc., Axcess, Inc., ComputerJobs.com, Inc., CyberCrop.com, Inc., e-Chemicals, Inc., Integrated Visions, Inc., PaperExchange.com LLC and XL Vision, Inc.

      Todd G. Hewlin has served as our Managing Director of Corporate Strategy and Research since July 1999. Prior to joining us, Mr. Hewlin served as a Partner with McKinsey & Company, a global management consultancy, and has held various positions with McKinsey & Company from September 1993 to June 1999. During that time, Mr. Hewlin led technology-intensive strategy projects for leading organizations in North America and Europe. Mr. Hewlin's clients have included world-class technology companies, an Internet bank, a global satellite telephony startup, and a range of traditional companies assessing the impact of the Internet. From December 1998 to June 1999, Mr. Hewlin co-led McKinsey's Global Electronic Commerce practice.

      Victor S. Hwang has served as one of our Managing Directors of Acquisitions since March 1999. Prior to joining us, Mr. Hwang served from January 1999 to March 1999 as a General Partner of Softbank Holdings, responsible for developing an investment fund targeting late-stage private Internet companies. From August 1995 to January 1999, Mr. Hwang also served as an investment banker at Goldman, Sachs & Co., where he was involved in numerous financing and merger transactions for a broad range of Internet, software, semiconductor, communications and hardware companies. While at Goldman, Sachs & Co., Mr. Hwang's clients included eBay, GeoCities and Yahoo!. Mr. Hwang obtained a Masters of Business Administration from the Graduate Business School of Stanford University where he was in attendance from September 1993 to June 1995.

      Anthony Ibarguen has served as our Managing Director and President of Professional Services since December 1999. Prior to joining us, Mr. Ibarguen served as President and Chief Operating Officer of Tech Data Corporation from March 1997 to December 1999 and as their President of the Americas since September 1996. He was elected to Tech Data's Board of Directors in June 1997. Tech Data is a global information technology distribution and logistics services provider. Prior to this, Mr. Ibarguen served as Executive Vice President of Sales and Marketing of ENTEX Information Services, Inc., a systems intergrator he co-founded in 1993. Mr Ibarguen serves as a director of Smartdisk Inc.

      Sam Jadallah has served as one of our Managing Directors of Operations since July 1999. Prior to joining us, Mr. Jadallah served as a Microsoft Vice President of Worldwide Enterprise Sales from June 1996 to July 1999 where he was responsible for leading sales efforts to business and academic customers. Prior to holding this position, Mr. Jadallah served as Manager of Worldwide Business Strategy reporting to Steve Ballmer, President of Microsoft. Mr. Jadallah also served as General Manager of Corporate and Developer Support and served as District Manager leading Microsoft sales to the US Department of Defense from 1990 to 1992. Mr. Jadallah held various other sales, management and technical positions since joining Microsoft in 1987. Mr. Jadallah serves as a director of JusticeLink, Inc.

      Mark J. Lotke has served as one of our Managing Directors of Acquisitions since June 1999. Prior to joining us, Mr. Lotke served from August 1997 to May 1999 as an Associate and from July 1993 to August 1997 as a Junior Associate at General Atlantic Partners, a private equity firm focused on investing in global information technology companies. While at General Atlantic Partners, Mr. Lotke was involved in numerous private equity transactions across a wide range of Internet, software, and services companies, including E*Trade, Priceline.com, Inc., LHS Group, Inc., Envoy Corporation, NewSub Services, Inc., and Predictive Systems. Prior to joining General Atlantic Partners, Mr. Lotke served as a strategy consultant at Corporate

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

Decisions, Inc. Mr. Lotke obtained a Masters of Business Administration from the Graduate Business School of Stanford University where he was in attendance from September 1995 to June 1997. Mr. Lotke serves as a director of Animated Images, Inc. and Residential Delivery Services, Inc.

      Henry N. Nassau has served as one of our Managing Directors and as our General Counsel and Secretary since May 1999. Mr. Nassau was a partner in the law firm of Dechert Price & Rhoads from September 1987 to May 1999 and was Chair of the Business Department from January 1998 to May 1999. At Dechert Price & Rhoads, Mr. Nassau engaged in the practice of corporate law, concentrating on mergers and acquisitions. Mr. Nassau serves as a director of The Albert Abela Corporation, Bliley Electric Company, JusticeLink, Inc. and Data West Corporation which does business as CourtLink.

      John N. Nickolas has served as our Managing Director of Finance and has been our Assistant Treasurer since January 1999. Prior to joining us, Mr. Nickolas served from October 1994 to December 1998 in various finance and accounting positions for Safeguard Scientifics, Inc., most recently serving as Corporate Controller from December 1997 to December 1998. Mr. Nickolas brings to us extensive financial experience including corporate finance, financial reporting, accounting and treasury operations. Before joining Safeguard Scientifics, Inc., Mr. Nickolas was Audit Manager and held various other positions at KPMG LLP from July 1990 to October 1994.

      Robert A. Pollan has served as one of our Managing Directors of Operations since June 1998. Prior to joining us, Mr. Pollan served as a Chief Technology Officer and Vice President of Business Development at General Electric Capital Corporation from August 1995 to June 1998. During his tenure at General Electric Capital Corporation, Mr. Pollan co-founded and served as President of two supply chain ventures focused on remote telemetry and third-party logistics, returnable packaging leasing and logistics. He led several acquisitions in Europe, Asia and the United States. Mr. Pollan was co-founder and, from September 1991 to July 1995, Managing Director of OFR, Ltd., an advisory firm focused on the organizational and financial restructuring of industrial enterprises in Central Europe. While in Central Europe, Mr. Pollan founded the first Polish industrial group and advised the World Bank and a number of Eastern European governments. Mr. Pollan serves as a director of CommerceQuest, Inc., Commerx, Inc., EmployeeLife.com, Internet Commerce Systems, Inc., iParts, Purchasing Solutions, Inc., United Messaging, Inc. and Universal Access, Inc.

      Sherri L. Wolf has served as our Managing Director of Investor Relations since May 1999. Prior to joining us, Ms. Wolf served as a Vice President in equity research at Adams, Harkness & Hill, an investment banking firm, from September 1994 to May 1999. While with Adams, Harkness & Hill, Ms. Wolf focused on the Internet and the information technology services sectors and covered such companies as CMG Information Services, Inc., Safeguard Scientifics, Inc., Lycos and Forrester Research. Ms. Wolf obtained a Masters of Science from the Massachusetts Institute of Technology's Sloan School of Management where she was in attendance from September 1992 to June 1994.

      Michael H. Forster has served as one of our Senior Partners of Operations since June, 1998. Before joining us, Mr. Forster served as Senior Vice President of Worldwide Field Operations for Sybase, Inc. from April 1996 to March 1999. Prior to this position with the company, Mr. Forster was Sybase's Senior Vice President and President of the company's Information Connection Division from April 1994 to March 1996. Mr. Forster has over 30 years of sales, marketing and general management experience in the information technology industry. Mr. Forster serves as a director of SageMaker, Inc., Syncra Software, Inc., and Tangram Enterprise Solutions.

      Robert E. Keith, Jr. has served as the Chairman of our Board of Directors since our inception in March 1996. Mr. Keith is also Managing General Partner of Technology Leaders II, L.P. and has had principal operating responsibility for Technology Leaders II, L.P. since 1988. Mr. Keith also serves as a director of American Education Centers, Inc., Cambridge Technology Partners (Massachusetts), Inc., Diablo Research Corporation, LLC, Masterpack International, Inc., MultiGen-Paradigm, Inc., Naviant Technology Solutions,

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

Inc., Sunsource, Inc., US Interactive, Inc., and Whisper Communications, Inc. and is Vice Chairman of the Board of Safeguard Scientifics, Inc.

      Julian A. Brodsky has served as one of our directors since May 1996. Mr. Brodsky is a founder of Comcast Corporation, a developer of broadband cable networks, cellular and personal communications systems and has served as a director of Comcast since 1969 and Vice Chairman since 1988. He serves as Vice President and a director of Sural Corporation. Mr. Brodsky serves as a director of Comcast Cable Communications, Inc., the RBB Fund, Inc. and Chief Executive Officer of Comcast Interactive Capital Group L.P.

      E. Michael Forgash has served as one of our directors since May 1998. Mr. Forgash has been Vice President, Operations of Safeguard Scientifics, Inc. since January, 1998. Prior to joining Safeguard Scientifics, Mr. Forgash was President and Chief Executive Officer of Creative Multimedia from August 1996 to October 1997. Prior to that, Mr. Forgash was President at Continental HealthCare Systems from November 1994 to July 1996. Mr. Forgash also serves as a director of eMerge Interactive, Inc., Integrated Visions, Inc., US Interactive, Inc., Who? Vision Systems, Inc., and 4anything.com, Inc.

      Dr. Thomas P. Gerrity has served as one of our directors since December 1998. Dr. Gerrity also served as the Dean of The Wharton School of the University of Pennsylvania from July 1990 to June 1999. He is currently Professor and Director of the Wharton School Electronic Commerce Forum. Dr. Gerrity also serves as a director of CVS Corporation, Fannie Mae, Fiserv, Inc., Ikon Office Solutions, Inc., Knight-Ridder, Inc., Reliance Group Holdings, Inc., Sunoco, Inc. and a trustee of MAS Funds.

      Peter A. Solvik has served as one of our directors since May 1999. Mr. Solvik has served as Senior Vice President and Chief Information Officer of Cisco Systems, Inc. since January 1999, as Vice President and CIO from 1995 to 1999, and as Director of Information Systems and CIO from 1993 to 1995. Under Mr. Solvik's leadership, Cisco Systems has been recognized as one of the most innovative and successful large corporations in the use of the Internet. Mr. Solvik serves as a director of Asera Inc., Cohera Corp. and Context Integration, Inc.

Advisory Board

      Our Advisory Board members provide our partner companies with strategic guidance in general management, sales and marketing, and information technology management. Our Advisory Board members and their backgrounds are:

General Management Guidance

      Jeff Ballowe has served on our Advisory Board since February 1998. Mr. Ballowe served as President, Interactive Media and Development Group, of Ziff-Davis, Inc., where he was in charge of ZDNet, ZDTV, Ziff-Davis' Internet Publications, and Ziff-Davis, Inc.'s investments. Prior to joining Ziff-Davis, Mr. Ballowe worked as a marketing executive at various technology and marketing services companies. Mr. Ballowe serves as Chairman of the Board of Directors of Deja.com, Inc. and as a director of drkoop.com, Inc., GiveMeTalk.com, Inc., Jupiter Communications, Inc., SuperGroups, Inc., VerticalNet, Inc. and ZDTV, Inc.

      Alex W. "Pete" Hart has served on our Advisory Board since March 1998. Mr. Hart is a consultant in consumer financial services specializing in emerging payment and distribution systems. Mr. Hart has served in numerous positions, including Chief Executive Officer, of Advanta Corporation from March 1994 to October 1997. Prior to joining Advanta Corporation, Mr. Hart served as President and Chief Executive Officer of MasterCard International. Mr. Hart serves as a director of Sanchez Computer Associates, Who?Vision Systems, 4anything.com, HNC Software, Integrated Vision and Destiny Systems and on the advisory board of ONVIA.com, Inc. and Qpass.

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      Ron Hovsepian has served on our Advisory Board since April 1998. Mr.
Hovsepian is the Vice President, Business Development, Distribution Industry, for IBM Corporation. Prior to holding this position, Mr. Hovsepian was General Manager of IBM Corporation's Global Retail and Distribution Industry Solution Organization, and had global responsibility for IBM Corporation's retail store system and the consumer driven supply chain solution units. Mr. Hovsepian serves as a director of Ann Taylor.

      Martha Rogers, Ph.D., has served on our Advisory Board since 1996. Dr. Rogers is a Professor at the Duke University Fuqua School of Business. Dr. Rogers has served as Founding Partner of Peppers and Rogers Group/Marketing 1 to 1 since 1994. Peppers and Rogers Group/Marketing 1 to 1 is a management consulting firm that focuses on thought leadership and strategy in the growing fields of interactivity, marketing, technology, relationship management and business development. Dr. Rogers frequently appears on a variety of radio and television programs, including C-SPAN's "American Perspectives" covering business trends and features.

      Yossi Sheffi has served on our Advisory Board since July 1998. Dr. Sheffi is a Professor at Massachusetts Institute of Technology where he serves as Director of the Center for Transportation Studies. Dr. Sheffi's teaching and research areas include logistics, optimization, supply chain management and e-commerce. Dr. Sheffi is the author of a textbook and over fifty technical publications. In 1997, Dr. Sheffi co-founded Syncra Software, Inc. and in 1998, he co-founded e-Chemicals, Inc. Dr. Sheffi is Chairman of the Boards of Directors of Syncra Software, Inc. and e-Chemicals, Inc.

      David Stamm has served on our Advisory Board since June 1999. Mr. Stamm founded Clarify, Inc. in August 1990 and served as President, Chief Executive Officer and Director from its inception until March 1998. In March 1998, Mr. Stamm was appointed Chairman of the Board of Directors of Clarify. From 1980 to 1989, Mr. Stamm served as Executive Vice President and a director of Daisy Systems Corporation, a computer-aided engineering hardware and software company which he co-founded in August 1980. Mr. Stamm also serves as a director of TimeDance, Inc., a privately-held internet start-up that sends invitations and manages RSVPs for events and Nowonder, Inc., a privately-held start-up that matches people who have technical support questions with experts who can answer them.

      Gary C. Wendt has served on our Advisory Board since May 1999. Mr. Wendt served as President, Chairman and Chief Executive Officer of General Electric Capital Services, Inc. from 1986 to 1998. During Mr. Wendt's tenure as leader of General Electric Capital Services, the company became General Electric Corporation's largest business sector. Mr. Wendt serves as a director of iXL Enterprises, Inc., Sanchez Computer Associates, Inc. and LAPA Lineas Aereas Privadas Argentinas S.A.

Sales and Marketing Guidance

      Rowland Hanson has served on our Advisory Board September 1996. Mr. Hanson is founder and President of C. Rowland Hanson & Associates which provides strategic planning, marketing and communications to a variety of software companies. Mr. Hanson has also been involved in the founding, development and sale or merger of several software companies. Prior to founding
C. Rowland Hanson & Associates, Mr. Hanson served as Vice President of Corporate Communications at Microsoft Corporation, where he is credited with developing and executing the company's original branding strategy. Mr. Hanson serves as a director of Webforia and Sequel Technology.

      Tom Kippola has served on our Advisory Board since February 1997. Mr. Kippola is the Managing Partner of The Chasm Group, which provides market strategy consulting and training and speaking services for start-up, growing and established information technology companies. Prior to his consulting career, Mr. Kippola was director of marketing for a service automation software vendor. Mr. Kippola has co-authored a book entitled "The Gorilla Game: An Investor's Guide to Picking Winners in High Technology." Mr. Kippola serves as a director of Whisper Communications, Inc. and The EC Company. In addition, Mr. Kippola is an advisory board member of eCustomers.com, Rubric, RTMS, Inc. and Voyager Capital.

      Geoffrey A. Moore has served on our Advisory Board since February 1997. Mr. Moore is Chairman of the Board and founder of The Chasm Group, where he continues to provide market development and business strategy services to many leading high-technology companies. He is also a venture partner with Mohr Davidow Ventures where he provides market strategy advice to the high-tech portfolio companies. Prior to founding The Chasm Group, Mr. Moore was a principal and partner at Regis McKenna, Inc., a leading high-tech marketing strategy and communications company. Mr. Moore serves as a director of many companies, including Documentation Inc. and Objectivity, Inc.

      John A. Miller, Jr. has served on our Advisory Board since July 1996. Mr. Miller has served as President and Chief Executive Officer of Miller Consulting Group since founding the company in 1996. Miller Consulting Group is a strategy-driven public relations firm that integrates market positioning with tactical public relations for emerging information technology companies. Prior to founding the Miller Consulting Group, Mr. Miller founded Miller Communications, a leader in the field of high technology public relations, which advised Compaq Computer Corporation, Lotus Corporation and more than 100 other emerging information technology firms throughout the 1980s.

      Don Peppers has served on our Advisory Board since August 1996. Mr. Peppers is a founding partner at Pepper and Rogers Group/Marketing 1 to 1, a management consulting firm. Mr. Peppers is a co-author with Dr. Martha Rogers, of several books on customer relationship management and one-on-one marketing. Mr. Peppers serves as a director of DoubleClick, a network of Web advertising sites and ad serving services, and Modem Media.Poppe Tyson, an interactive marketing and advertising agency.

      Charles W. Stryker, Ph.D., has served on our Advisory Board since September 1997. Dr. Stryker is President and CEO of Naviant, Inc. Naviant is focused on providing information enabling marketers to precisely target their customers and prospects in both the physical and on-line worlds. Dr. Stryker has served as President, Marketing Information Solutions for IntelliQuest, Inc. Dr. Stryker is a recognized leader in the information solutions industry with his record as founder of Trinet, Inc., MkIS User Forum, Information Technology Forum and President of National Accounts Division of American Business Information. Dr. Stryker is a director of 24/7 Media (TFSM) and Sky Alland, Inc.

      Sergio Zyman has served on our Advisory Board since February 1999. Mr. Zyman is founder of The Z Group, a broad consulting and venture firm. Prior to his consulting career, Mr. Zyman served as Vice President and Chief Marketing Officer of the Coca-Cola Company. During Mr. Zyman's tenure with Coca-Cola, he had responsibility for the introduction of Cherry Coke(R), Diet Coke(R), Fruitopia(R) and the New Coke initiative. Since leaving Coca-Cola, Mr. Zyman has also authored a book entitled "The End of Marketing As We Know It." Mr. Zyman serves as a director of Gap, Inc., Netcentives, Inc. and VC Television Network Corp.

Information Technology Management Guidance

      K.B. Chandrasekhar has served on our Advisory Board since April 1999. Mr. Chandrasekhar is Chairman of the Board of Exodus Communications, a company he co-founded in 1994. Exodus Communications is a leading server hosting company for Internet sites. Since establishing its first Internet data center in 1996, Exodus Communications has expanded to nine cities with more than 1,000 employees and 1,000 customers. Prior to co-founding Exodus Communications, Mr. Chandrasekhar founded Fouress, Inc., a network software design and development firm. Mr. Chandrasekhar also founded VitalTone, one of our partner companies.

      Esther Dyson has served on our Advisory Board since May 1996. Ms. Dyson is Chairman of EDventure Holdings, Inc. EDventure Holdings is a company focused on emerging technologies worldwide, and on the computer markets of the United States and Central and Eastern Europe. EDventure publishes Release 1.0, a monthly newsletter and sponsors two annual technology forums. Ms. Dyson serves as a director of Scala Business Solutions N.V., Poland Online, New World Publishing, Graphisoft, PRT Group, Inc., Languageware,

Medscape Inc., Thinking Tools and WPP Group. Ms. Dyson also serves on the advisory board of Perot Systems Corporation.

     John McKinley has served on our Advisory Board since July 1998. Mr. McKinley is Chief Technology Officer of Merrill Lynch & Co. With Merrill Lynch, Mr. McKinley has responsibility for 8,200 information technology professionals and is responsible for driving e-commerce initiatives throughout the company. Prior to joining Merrill Lynch, Mr. McKinley served as Chief Technology and Information Officer for General Electric Capital Corporation. Mr. McKinley serves as a director of Proxicom Inc., a leading Internet-focused systems integration firm. Mr. McKinley also serves on the Executive Client Advisory Board of AT&T Corporation.

     William Powar has served on our Advisory Board since June 1998. Mr. Powar is a principal of Venture Architects, a company he founded in January 1997. Venture Architects is a consulting firm that provides strategic guidance and business development expertise to companies in the e-commerce industry. Prior to founding Venture Architects, Mr. Powar served 22 years with Visa USA and Visa International developing new markets and businesses. From 1994 through 1996, Mr. Powar directed Visa's venture investments and strategic alliances. Mr. Powar serves as a director of MobiNetix Systems, Inc.

     We expect to change the composition of our Advisory Board from time to time to match the evolving needs of our partner companies.

Classes of the Board

     Our Board of Directors is divided into three classes that serve staggered three-year terms as follows:

       Class   Expiration              Member
       -----   ---------- --------------------------------
      Class I     2000    Messrs. Brodsky and Forgash

     Class II     2001    Messrs. Keith and Solvik

     Class III    2002    Messrs. Buckley, Fox and Gerrity

Board Committees

     The compensation committee reviews and makes recommendations to the Board regarding the compensation to be provided to our Chief Executive Officer and our directors. In addition, the compensation committee reviews compensation arrangements for our other executive officers. The compensation committee also administers our equity compensation plans. The current members of the compensation committee are Messrs. Gerrity, Keith and Solvik.

     The audit committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Brodsky and Forgash.

Director Compensation and Other Arrangements

     We do not pay cash compensation to our directors; however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors are eligible to receive options to purchase common stock awarded under our 1999 Equity Compensation Plan. See "Employee Benefit Plans--Internet Capital Group, Inc. 1999 Equity Compensation Plan--Non-Employee Director Option Grants," below.

     IBM Corporation has designated James Corgel as an observer to our board of directors. Upon completion of our private placement with AT&T Corp., AT&T Corp. will be entitled to designate an observer to our board of directors.

Compensation Committee Interlocks and Insider Participation

      Our compensation committee makes all compensation decisions. Messrs. Gerrity, Keith and Solvik serve as the members of the compensation committee. Mr. Buckley previously served on the compensation committee. Messrs. Alexander and Buckley serve on the compensation committee of VerticalNet. None of our other executive officers, directors or compensation committee members currently serve, or have in the past served, on the compensation committee of any other company whose directors or executive officers have served on our compensation committee.

Executive Compensation

      The following table provides certain summary information concerning the compensation earned by our chief executive officer and the other executive officers employed by us during the fiscal year ended December 31, 1998. Since January 1, 1999, we have employed fifteen additional executive officers-- Messrs. Allgaier, Bunker, Devine, Duckett, Gathman, Greendale, Haskell, Hewlin, Hwang, Ibarguen, Jadallah, Lotke, Nassau, Nickolas and Ms. Wolf--each of whom are expected to receive more than $100,000 in compensation in 1999.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                        Annual Compensation           Awards
                                 --------------------------------- ------------
                                                                      Shares
                                                       Other        Underlying
Name and Principal Position       Salary   Bonus  Compensation (1)   Options
---------------------------      -------- ------- ---------------- ------------
Walter W. Buckley, III
President and Chief Executive
 Officer........................ $159,769 $96,000       --          2,600,000

Douglas A. Alexander
Managing Director, East Coast
 Operations.....................  225,000 100,000       --          2,500,000

Kenneth A. Fox
Managing Director, West Coast
 Operations.....................  119,538  75,000       --          2,500,000

Robert A. Pollan
Managing Director, Operations...  133,808  50,000       --          2,500,000

--------
(1) The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of either $50,000 or 10.0% of the total annual salary and bonus reported for such officer.

      The following tables set forth certain information concerning grants to purchase shares of our common stock of each of the officers named in the summary compensation table above during the year ended December 31, 1998.

             Option Grants During the Year Ended December 31, 1998

                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                                Annual Rates of
                           Number of  Percentage of                               Stock Price
                          Securities  Total Options                            Appreciation for
                          Underlying   Granted to   Exercise                    Option Term (3)
                            Options   Employees in  Price per  Expiration   -----------------------
          Name            Granted (1)     1998      Share (2)     Date          5%          10%
          ----            ----------- ------------- --------- ------------- ----------- -----------
Walter W. Buckley, III..   2,600,000       22%        $1.00   Dec. 18, 2008 $22,810,756 $37,862,382
Douglas A. Alexander....   2,500,000       21%         1.00   Dec. 18, 2008  21,933,419  36,406,137
Kenneth A. Fox..........   2,500,000       21%         1.00   Dec. 18, 2008  21,933,419  36,406,137
Robert A. Pollan........   2,500,000       21%         1.00   Dec. 18, 2008  21,933,419  36,406,137

--------
(1) All options granted to employees are immediately exercisable, are nonqualified stock options and generally vest over five years at the rate of 20.0% of the shares subject to the option per year. Unvested shares are subject to a right of repurchase upon termination of employment. Options expire ten years from the date of grant.
(2) We granted options at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.
(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5.0% and 10.0% compounded annually from the date the respective options were granted to their expiration dates, based upon the initial public offering price of $6.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

      The following table sets forth certain information concerning option exercises by each of the officers named in the above summary compensation table.

                    Year-End December 31, 1998 Option Values

                                                                                              Value of Unexercised
                                                    Number of Securities Underlying                in-the-Money
                                                     Unexercised Options at Fiscal              Options at Fiscal
                             Shares                            Year-End                           Year-End (1)
                          Acquired on     Value     ------------------------------------    -------------------------
          Name            Exercise (#) Realized ($) Exercisable (2)       Unexercisable     Exercisable Unexercisable
          ----            ------------ ------------ ------------------    --------------    ----------- -------------
Walter W. Buckley, III..      --           --                   2,600,000               --  $13,000,000      --
Douglas A. Alexander....      --           --                   2,500,000               --   12,500,000      --
Kenneth A. Fox..........      --           --                   2,500,000               --   12,500,000      --
Robert A. Pollan........      --           --                   2,500,000               --   12,500,000      --

--------
(1) Based on the initial public offering price of $6.00 per share, less the exercise price, multiplied by the number of shares underlying the option, adjusted for our two for one stock split.
(2) All the options listed were exercised in May 1999.

Employee Benefit Plans

Membership Profit Interest Plan

      In 1996, the board of managers of Internet Capital Group, L.L.C. approved the Membership Profit Interest Plan, which we refer to as our restricted stock issuances after the Reorganization. Under the terms of the Membership Profit Interest Plan, certain employees, consultants and advisors who are designated by Messrs. Buckley and Fox received grants of units of membership interest in Internet Capital Group, L.L.C. These units of membership interest cannot be transferred until the rights of the holder in the units vest. Twenty percent of each of these holder's units of membership interest vest each year over a five year period beginning on the vesting date established by our board. If any holder's relationship with us is terminated, his or her units of membership interest that have not vested are forfeited to us.

      Following the Reorganization, all outstanding grants became grants under our new Membership Profit Interest Plan. As of December 31, 1998 a total of 13,567,250 shares of common stock have been issued under the Membership Profit Interest Plan, all of which were outstanding, leaving no shares available for grant at a later date. Our board of directors has the power, subject to the limitations contained in the Membership Profit Interest Plan, to prescribe the terms and conditions of any award granted under the Membership Profit Interest Plan, including the total number of shares awarded to each grantee and any applicable vesting schedule.

Internet Capital Group, Inc. 1999 Equity Compensation Plan

      Our 1998 Equity Compensation Plan and our Managers' Option Plan were approved by the board of managers of Internet Capital Group, L.L.C. on October 13, 1998. The 1998 Equity Compensation Plan and Managers' Option Plan provided for the grant of non-qualified options for membership interests in Internet Capital Group, L.L.C., restricted stock, stock appreciation rights ("SARs"), and performance awards. After the Reorganization, we converted the 1998 Equity Compensation Plan and the Managers' Option Plan into our 1999 Equity Compensation Plan. Our 1999 Equity Compensation Plan provides that options and any other grants outstanding under the 1998 Equity Compensation Plan and Managers' Option Plan will be considered options issued under the 1999 Equity Compensation Plan.

      We have adopted the Internet Capital Group, Inc. 1999 Equity Compensation Plan, as amended and restated, effective as of February 2, 1999. The terms and provisions of the 1999 Equity Compensation Plan are summarized below. This summary, however, does not purport to be a complete description of the Equity Compensation and is qualified in its entirety by the terms of the 1999 Equity Compensation Plan.

      Purpose. The purpose of the 1999 Equity Compensation Plan is to provide:

     . designated employees of Internet Capital Group and its subsidiaries;

     . certain advisors who perform services for Internet Capital Group or its subsidiaries; and

     .  non-employee members of our board of directors,

with the opportunity to receive grants of incentive stock options, non-qualified options, share appreciation rights, restricted shares, performance shares, dividend equivalent rights and cash awards. We believe that the 1999 Equity Compensation Plan will encourage the participants to contribute materially to our growth and will align the economic interests of the participants with those of our shareholders.

      General. Subject to adjustment as described below, the plan authorizes awards to participants of up to 42,000,000 shares of our common stock. No more than 6,000,000 shares in the aggregate may be granted to any individual in any calendar year. Such shares may be authorized but unissued shares of our common stock or may be shares that we have reacquired, including shares we purchase on the open market. If any options or stock appreciation rights granted under the plan expire or are terminated for any reason without being exercised, or restricted shares or performance shares are forfeited, the shares of common stock underlying that award will again be available for grant under the plan.

      Administration of the Plan. A committee appointed by our board of directors administers the 1999 Equity Compensation Plan. The committee has the sole authority to designate participants, grant awards and determine the terms of all grants, subject to the terms of the 1999 Equity Compensation Plan. As a result of our becoming a publicly-traded company, the compensation committee of the board of directors became responsible for administering and interpreting the plan. Prior to that time, the board of directors had fulfilled those roles. The compensation committee consists of two or more persons appointed by the Board of Directors from among its members, each of whom is a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an "outside director" as defined by Section 162(m) of the Internal Revenue Code and related Treasury regulations. The committee has the full authority to interpret the 1999 Equity Compensation Plan and to make rules, regulations, agreements and instruments for implementing the plan. The committee's determinations made under the 1999 Equity Compensation Plan are to be conclusive and binding on all persons having any interest in the plan or any awards granted under the plan.

      Eligibility. Grants may be made to any employee of Internet Capital Group, Inc. or any of its subsidiaries and to any non-employee member of the Board of Directors. Key advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not as part of the offer or sale of securities in a capital-raising transaction. As of November 30, 1999, 5,114,000 options were outstanding under the plan.

      Options. Incentive stock options may be granted only to employees. The maximum number of shares that may be subject to incentive stock options over the life of the 1999 Equity Compensation Plan is 6,000,000. Non-qualified stock options may be granted to employees, key advisors and non-employee directors. The exercise price of common stock underlying an option shall be determined by the compensation committee at the time the option is granted, and may be equal to, greater than, or less than the fair market value of such stock on the date the option is granted; provided that the exercise price of an incentive stock option shall be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted, and the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock may not be less than 110% of such fair market value.

      Unless the applicable option agreement provides otherwise, a participant can exercise an option award at any time, before or after the option has fully vested, by paying the applicable exercise price in cash, or, with the approval of the compensation committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the grants, or by such other method as the compensation committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. In addition, the plan provides that we may make loans to participants or guarantee loans made by third parties to the participant for the purpose of assisting participants to exercise their options. The compensation committee has the authority to set the terms and conditions that will apply to any loan or guarantee.

      Options vest according to the terms and conditions determined by the compensation committee and specified in the grant instrument. In general, the options that have already been granted under the plan are subject to a five year vesting schedule with twenty percent of each grant vesting on each anniversary of the grant date. The compensation committee will determine the term of each option up to a maximum of ten years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

      Non-Employee Director Option Grants. The 1999 Equity Compensation Plan provides that each of our non-employee directors, other than:

     . non-employee directors who at any time during their membership on our board of directors are employees of Safeguard Scientifics, Inc. or any of its subsidiaries or affiliates;

     . non-employee directors who at any time during their membership on our board of directors are employees of TL Ventures, Inc. or any of its subsidiaries or affiliates; or

     . non-employee directors who are granted options under the general option provisions of the 1999 Equity Compensation Plan are each entitled to receive an option to purchase 94,000 shares of our common stock, vesting in equal installments over four years, upon their initial election to our board of directors, and a service grant to purchase 40,000 shares every two years, vesting in equal installments over two years. The plan also allows our board of directors to grant an option to any of the eligible non-employee directors who were members of the board of directors immediately following the execution of the Reorganization to compensate any of those non-employee directors for the cancellation of outstanding options held immediately prior to the Reorganization. No non-employee director may be granted more than 214,000 shares of our common stock under the automatic and conversion grants described above. Such automatic and conversion grants will otherwise be generally subject to the terms provided for options under the 1999 Equity Compensation Plan.

      Restricted Stock. The compensation committee shall determine the number of restricted shares granted to a participant, subject to the maximum plan limit described above. Grants of restricted shares will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the compensation committee may determine in its sole discretion. The restrictions shall remain in force during a restriction period set by the compensation committee. If the grantee is no longer employed by us during the restriction period or if any other conditions are not met, the restricted shares grant will terminate as to all shares covered by the grant for which the restrictions are still applicable, and those shares must be immediately returned to us.

      Stock Appreciation Rights. The compensation committee may grant stock appreciation rights (SARs) to any participant, subject to the maximum plan limit described above. At any time, the compensation committee may grant an SAR award, either separately or in connection with any option; provided, that if an SAR is granted in connection with an incentive stock option, it must be granted at the same time that the underlying option is granted. The compensation committee will determine the base amount of the SAR at the time that it is granted and will establish any applicable vesting provisions, transfer restrictions or other restrictions as it may determine is appropriate in its sole discretion. When a participant exercises an SAR, he or she will receive the amount by which the value of the stock has appreciated since the SAR was granted, which may be payable to the participant in cash, shares, or a combination of cash and shares, as determined by the compensation committee.

      Performance Share Awards. The compensation committee may grant performance share awards to any employee or key advisor. A performance share award represents the right to receive an amount based on the value of our stock, but may be payable only if certain performance goals that are established by the compensation committee are met. If the compensation committee determines that the applicable performance goals have been met, a performance share award will be payable to the participant in cash, shares or a combination of cash and shares, as determined by the compensation committee.

      Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights to any participant. A dividend equivalent right is a right to receive payments in amounts equal to dividends declared on shares of our common stock with respect to the number of shares and payable on such dates as determined by the compensation committee. The compensation committee shall determine all other terms applicable to dividend equivalent rights.

      Cash Awards. The compensation committee may grant cash awards to employees under the 1999 Equity Compensation Plan. Such awards shall be in such amounts and subject to such performance goals and other terms and conditions as the compensation committee determines.

      Amendment and Termination of the Plan. The compensation committee may amend or terminate the plan at any time. The plan will terminate on the tenth anniversary of its effective date, unless the compensation committee terminates it earlier or extends it with the approval of the shareholders.

      Adjustment Provisions. In the event that certain reorganizations of Internet Capital Group or similar transactions or events occur, the maximum number of shares of stock available for grant, the maximum number of shares that any participant in the 1999 Equity Compensation Plan may be granted, the number of shares covered by outstanding grants, the kind of shares issued under the 1999 Equity Compensation Plan and the price per share or the applicable market value of such grants shall be adjusted by the committee to reflect changes to our common stock as a result of such occurrence to prevent the dilution or enlargement of rights of any individual under the 1999 Equity Compensation Plan.

      Change of Control and Reorganization. Upon a Change of Control, as defined in the 1999 Equity Compensation Plan, the compensation committee may:

     . determine that the outstanding grants, whether in the form of options and stock appreciation rights, shall immediately vest and become exercisable;

     . determine that the restrictions and conditions on all outstanding restricted stock or performance share awards shall immediately lapse;

     . require that grantees surrender their outstanding options and stock appreciation rights in exchange for payment by us, in cash or common stock, in an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options or stock appreciation rights exceeds the exercise price of those options; and/or

     . after giving grantees an opportunity to exercise their outstanding options and stock appreciation rights, terminate any or all unexercised options and stock appreciation rights.

      Upon a Reorganization, as defined in the 1999 Equity Compensation Plan, where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the compensation committee determines otherwise, all outstanding option or SAR grants shall be assumed by or replaced with comparable options or rights by the surviving corporation. In addition, the compensation committee may:

     . require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, at an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options exceeds the exercise price of those options; and/or

     . after accelerating all vesting and giving grantees an opportunity to exercise their outstanding options or SARs, terminate any or all unexercised options and SARs.

      Federal Tax Consequences of Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction to Internet Capital Group. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee of Internet Capital Group or one of its subsidiaries at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Internal Revenue Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

      If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

      No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an option holder at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules apply.

      Unless the holder of an unvested non-qualified stock option makes an 83(b) election as described below, there generally will be no tax consequences as a result of the exercise of an unvested option until the stock received upon such exercise is no longer subject to a substantial risk of forfeiture or is transferable. Generally, when the shares have vested, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the exercise price paid by the holder for the stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares. In general terms, if a holder were to make an 83(b) election under Section 83(b) of the Internal Revenue Code upon the exercise of the unvested option, the holder would recognize ordinary income on the date of the exercise of such option, and we would be entitled to a deduction, equal to:

     . the fair market value of the stock received pursuant to such exercise as though the stock were not subject to a substantial risk of forfeiture or transferable, minus

     .  the exercise price paid for the stock.

      If an 83(b) election were made, there would generally be no tax consequences to the holder upon the vesting of the stock, and all subsequent appreciation in the stock would generally be eligible for capital gains treatment.

      Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

      Section 162(m). Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1 million to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation which includes amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. The 1999 Equity Compensation Plan is intended to make grants of stock options and stock appreciation rights that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the compensation committee.

Internet Capital Group, Inc. Equity Compensation Loan Program

      In accordance with the 1998 Equity Compensation Plan, the 1999 Equity Compensation Plan and the applicable employee option agreements, and in consideration of certain restrictive covenants regarding the use of confidential information and non-competition, we have offered to loan some employees who have been awarded non-qualified stock options under the 1999 Equity Compensation Plan an amount necessary to pay the exercise price of their outstanding options and an amount to pay some portion of the income tax that these employees will owe upon the exercise of such options. These loans will generally be available to those eligible employees who elect to exercise their options on or prior to a date to be determined by us. The loans will be full recourse, will bear interest at the Applicable Federal Rate, and will be for five-year terms. In addition, each eligible employee will pledge the number of shares acquired pursuant to the exercise of the applicable option as collateral for the loan. If an eligible employee sells any shares acquired pursuant to the option exercise, such eligible employee is obligated under the terms of the loan to use the proceeds of such sale to repay that percentage of the original balance of the loan which is equal to the percentage determined by dividing the number of shares sold by the number of shares acquired pursuant to the exercise of the applicable option. If the eligible employee's employment by us is terminated for any reason, such eligible employee must repay the full outstanding loan balance to us within 90 days of such termination. Also, if we determine that a grantee breaches any of the terms of the restrictive covenants, such eligible employee must immediately repay any outstanding loan balance to us.

Internet Capital Group, Inc. Long-Term Incentive Plan

      Our long-term incentive plan supports our growth strategy since the plan permits participants to share directly in the growth of our partner companies. Each year, we will allocate up to 12% of each acquisition made during the year for the benefit of the participants in the long-term incentive plan. The plan permits the compensation committee to award grants in the form of interests in limited partnerships established by us to hold the interests acquired by us in a given year. Grants may be made to any of our employees. We intend primarily to grant limited partnership interests to plan participants to more closely align the participants' interests with our interests. All grants are subject to the attainment of specified threshold levels, but the compensation committee can accelerate payout.

Internet Capital Group, Inc. 401(k) Plan

      We sponsor the Internet Capital Group, Inc. 401(k) Plan, a defined contribution plan that is intended to qualify under Section 401(k) of the Code. All employees who are at least 21 years old and have been employed by us for one month are eligible to participate in our 401(k) Plan. An eligible employee of the Company may begin to participate in our 401(k) Plan on the first day of the plan quarter after satisfying our 401(k) Plan's eligibility requirements. A participating employee may make pre-tax contributions of a percentage (not less than 1.0% and not more than 15.0%) of his or her eligible compensation, subject to the limitations under the federal tax laws. Employee contributions and the investment earnings thereon are fully vested at all times. We may make discretionary contributions to the 401(k) Plan but we have never done so.

                              CERTAIN TRANSACTIONS

      Walter W. Buckley, III and Kenneth A. Fox, two of our executive officers, and Safeguard Scientifics, Inc., one of our principal stockholders, were all involved in our founding and organization and may be considered our promoters. Under our Membership Profit Interest Plan, we issued 5,136,000 shares of common stock to Mr. Buckley in March 1996 and 2,573,100 shares of common stock to Mr. Fox in September 1996. In December 1998, each of Mr. Buckley and Mr. Fox received an incentive stock option grant under our 1998 Equity Compensation Plan to purchase 2,600,000 and 2,500,000 shares of common stock, respectively. In May 1999, each of Mr. Buckley and Mr. Fox received an incentive stock option grant under our 1999 Equity Compensation Plan to purchase 2,000,000 and 1,800,000 shares of common stock, respectively. In addition, Safeguard Scientifics, Inc., through its affiliates Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., and Mr. Buckley and Mr. Fox, have purchased common stock from us. The following table sets forth the number of shares of our common stock purchased by Mr. Buckley, Mr. Fox and Safeguard Scientifics, Inc. through Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., the date of each purchase and the amounts received by us from each of these purchasers of our common stock.

                                                               Amount Received
                                Shares of Common    Date of      by Internet
             Name               Stock Purchased    Purchase     Capital Group
             ----               ---------------- ------------- ---------------
Walter W. Buckley, III.........       500,000    April 1996      $  250,000
                                      500,000    November 1996      250,000
                                      500,000    April 1997         250,000
                                      500,000    November 1997      250,000
Kenneth A. Fox.................       500,000    May 1996        $  250,000
                                      500,000    November 1996      250,000
                                      500,000    June 1997          250,000
                                      500,000    December 1997      250,000
Safeguard Scientifics
 (Delaware), Inc...............    12,278,148    May 1996        $6,139,074
                                      721,852    November 1996      360,926
                                    6,500,000    April 1997       3,250,000
                                    6,500,000    November 1997    3,250,000
Safeguard 98 Capital L.P.......     8,125,000    June 1998       $8,125,000
                                    8,125,000    February 1999    8,125,000

      During 1998 and 1999, we leased our corporate offices in Wayne, Pennsylvania from Safeguard Scientifics. From January 31, 1998 to September 30, 1999, our monthly lease payments to Safeguard Scientifics totaled approximately $70,200. Prior to this offering, Safeguard Scientifics, beneficially owned about 14.3% of our common stock. We believe that our lease in Wayne with Safeguard Scientifics is on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

      In the first half of 2000, we intend to lease new corporate office space in Wayne, Pennsylvania from Safeguard Scientifics. We expect that our new lease with Safeguard Scientifics will be on terms no less favorable to us than those terms that would be available to us in an arm's-length transaction with a third party.

      During 1998 and 1999, we paid Safeguard Scientifics for telephone and accounting services, health and general insurance coverage, and other services. From January 31, 1998 to September 30, 1999, our payments to Safeguard Scientifics totaled approximately $269,000 for these services. We believe that the services provided to us are on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

      Each of Comcast ICG, Inc., CPQ Holdings, Inc., General Electric Capital Corporation, IBM Corporation, Internet Assets, Inc., Safeguard Scientifics, Technology Leaders II L.P. and Technology Leaders II Offshore C.V. has the right to demand on no more than two occasions that we register the shares of our common stock held by them at the time of our initial public offering and all shares of our common stock held by them after exercise of any warrants issued to these shareholders at the time of our initial public offering. Immediately after our initial public offering, these shareholders, together, were holders of 102,921,620 shares of our common stock, excluding shares purchased in the initial public offering, and warrants to purchase 586,433 shares of our common stock.

      In January 1998, we loaned Douglas A. Alexander, one of our Managing Directors, $117,669. Mr. Alexander used the proceeds from the loan to purchase a portion of our interest in VerticalNet at our cost. Mr. Alexander agreed to pay the principal amount of the loan with interest at an annual rate equal to the prime rate plus 1% within 30 days of the date we request payment. On January 5, 1999, Mr. Alexander paid us $128,820, representing the outstanding principal amount of the loan plus accrued interest.

      In January 1997, we granted Christopher H. Greendale, one of our Managing Directors, a ten year option to purchase shares of Series A Preferred Stock convertible into 58,500 shares of common stock of Benchmarking Partners, Inc., which we currently own. The option is exercisable at a purchase price of $2.85 per share and vests in four annual installments of 14,625 shares beginning one year after the date of grant. Vesting is contingent upon Mr. Greendale's continued service to us. In August 1999, we loaned Mr. Greendale $600,000. Mr. Greendale used these funds to purchase shares of our common stock in connection with our initial public offering. Mr. Greendale agreed to pay the principal amount of the loan with interest at an annual rate equal to 4.98% on August 10, 2000. The loan was secured by 200,000 shares of our common stock. On November 30, 1999, Mr. Greendale paid us $608,677, representing the outstanding principal amount of the loan plus interest.

      In October 1998, we sold our 100,000 shares of Series B Preferred Stock of Who?Vision Systems, Inc. for $300,000 to Comcast.

      In January 1999, we sold our convertible notes of VerticalNet for $2,083,221 to Comcast Corporation. At the time of this sale to Comcast, the outstanding principal amount of these convertible notes was $2,083,221.

      In March 1999, we sold our convertible notes of PrivaSeek for $571,659 to Comcast and the assumption by Comcast of one of our notes payable in the outstanding principal amount of $428,341. At the time of this sale to Comcast, the outstanding principal amount of these convertible notes was $1 million.

      In April 1999, in connection with our obtaining a bank credit facility, Safeguard Scientifics, Inc. delivered a letter to the agent for the banks stating that it intends to take any action that may in the future be necessary to promptly cure certain defaults that could occur under our bank credit facility.

      In May 1999, we issued $90 million principal amount of three-year convertible notes to our largest shareholders, directors, executive officers, certain members of the immediate families of our executive officers and others in a round of financing led by Comcast ICG. Based on our initial public offering price of $6.00 per share, the notes have automatically converted into 14,999,732 shares of our common stock, and all accrued interest has been waived. We issued warrants to the holders of these notes to purchase shares of our common stock. As of November 30, 1999, these warrant holders are entitled to purchase 2,576,493 shares of our common stock. The warrants expire in May 2002.

      The following table sets forth the names of the holders of certain convertible notes and warrants, their relationship to us and the amounts of each of their convertible notes. All convertible notes converted into common stock at a rate of $6.00 per share in connection with our initial public offering on August 5, 1999.

                                     Relationship to              Amount of
  Name of Holder                  Internet Capital Group       Convertible Note
--------------------------- ---------------------------------- ----------------
Ann B. Alexander........... family member of executive officer    $    63,000
Bradley Alexander.......... family member of executive officer        155,000
Douglas E. Alexander....... family member of executive officer        160,000
Susan R. Buckley........... family member of executive officer         55,000
Walter W. Buckley, Jr. .... family member of executive officer        200,000
Walter W. Buckley, III..... executive officer and director            600,000
Comcast ICG, Inc. ......... principal shareholder                  15,000,000
E. Michael Forgash......... director                                  100,000
Kenneth A. Fox............. executive officer and director          1,000,000
David D. Gathman........... executive officer                          25,000
Thomas P. Gerrity.......... director                                   77,000
Internet Assets, Inc. ..... principal shareholder                   1,525,000
Robert E. Keith, Jr. ...... director                                   46,000
Henry N. Nassau............ executive officer                          36,000
Robert A. Pollan........... executive officer                          31,000
Peter A. Solvik............ director                                1,068,000

      In May 1999, some of our officers and directors exercised options to purchase our common stock. Instead of paying us in cash, the officers and directors delivered promissory notes to us in the aggregate amount of $21,765,000. The promissory notes bear interest at the rate of 5.22%, mature on or about May 5, 2004 and are secured by 17,820,000 shares of our common stock.
The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                     Relationship to              Amount of
   Name of Maker                  Internet Capital Group       Promissory Note
--------------------------- ---------------------------------- ----------------
Walter W. Buckley, III..... executive officer and director        $ 2,600,000
Douglas A. Alexander....... executive officer                       2,500,000
Richard G. Bunker.......... executive officer                       1,350,000
Kenneth A. Fox............. executive officer and director          2,500,000
David D. Gathman........... executive officer                       1,300,000
Christopher H. Greendale... executive officer                         300,000
Victor S. Hwang............ executive officer                       4,005,000
Henry N. Nassau............ executive officer                       3,660,000
John N. Nickolas........... executive officer                         800,000
Robert A. Pollan........... executive officer                       2,650,000
Thomas P. Gerrity.......... director                                  400,000

      In June 1999, some of our executive officers exercised options to purchase our common stock. Instead of paying us cash, the officers and directors delivered promissory notes to us in the aggregate amount of $14,783,223. The promissory notes bear interest at the rate of 5.37%, mature on or about June 4, 2004 and are secured by 4,495,500 shares of our common stock.
The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                     Relationship to              Amount of
       Name of Maker              Internet Capital Group       Promissory Note
--------------------------- ---------------------------------- ----------------
Gregory W. Haskell......... executive officer                     $ 6,311,000
Richard S. Devine.......... executive officer                       7,114,223
Richard G. Bunker.......... executive officer                       1,358,000

      In July 1999, some of our officers and directors exercised options to purchase our common stock. Instead of paying us cash, the officers and directors delivered promissory notes to us in the aggregate amount of $39,304,000. The promissory notes bear interest at the rate of 5.82%, mature on or about July 7, 2004 and are secured by 10,950,000 shares of our common stock. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                       Relationship to            Amount of
         Name of Maker              Internet Capital Group     Promissory Note
------------------------------- ------------------------------ ---------------
Douglas A. Alexander........... executive officer                $ 3,395,000
Walter W. Buckley, III......... executive officer and director     6,790,000
Kenneth A. Fox................. executive officer and director     6,111,000
Robert A. Pollan............... executive officer                  3,395,000
Todd G. Hewlin................. executive officer                  2,430,000
Mark J. Lotke.................. executive officer                  7,058,000
Sam Jadallah................... executive officer                 10,125,000

      In May 1999, some of our officers and directors incurred tax liabilities as a result of exercising their options to purchase our common stock. These directors and officers borrowed money from us to pay these tax liabilities. The loans are evidenced by promissory notes delivered by these officers and directors to us in the aggregate principal amount of $7,463,307. The promissory notes bear interest at a rate of 5.22% and mature on May 5, 2004. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                       Relationship to            Amount of
         Name of Maker              Internet Capital Group     Promissory Note
------------------------------- ------------------------------ ---------------
Walter W. Buckley, III......... executive officer and director   $ 1,207,440
Douglas A. Alexander........... executive officer                  1,161,000
Richard G. Bunker.............. executive officer                    272,835
Kenneth A. Fox................. executive officer and director     1,395,000
David D. Gathman............... executive officer                    603,720
Christopher H. Greendale....... executive officer                     66,552
Victor S. Hwang................ executive officer                    973,092
John N. Nickolas............... executive officer                    371,520
Robert A. Pollan............... executive officer                  1,478,700

      In January 1999, while a limited liability company, we paid a distribution to some of our officers, directors and principal stockholders who were members of Internet Capital Group, L.L.C. The following table sets forth the names of the recipients of the distribution, their relationships to us and the amount paid by us to the recipient.

                                       Relationship to           Amount Paid
       Name of Recipient            Internet Capital Group      to Recipient
------------------------------- ------------------------------ ---------------
Walter W. Buckley, III......... executive officer and director   $   685,092
Douglas A. Alexander........... executive officer                    249,702
Kenneth A. Fox................. executive officer and director       514,597
Thomas P. Gerrity.............. director                               6,100
Christopher H. Greendale ...... executive officer                     37,304
Henry N. Nassau................ executive officer                        305
Robert A. Pollan............... executive officer                      2,440
Peter A. Solvik................ director                              29,216
Comcast ICG, Inc............... principal shareholder              1,401,198
Internet Assets, Inc........... principal shareholder                122,007
Safeguard Scientifics
 (Delaware), Inc............... principal shareholder              2,602,424
Safeguard Capital 98 LP........ principal shareholder                198,262

      On November 16, 1999 we acquired an interest in eMerge Interactive, Inc. pursuant to a Securities Purchase Agreement among us, eMerge Interactive and J Technologies, LLC, a South Dakota limited liability company.

      Pursuant to the Securities Purchase Agreement, we acquired from eMerge Interactive 4,555,556 shares of eMerge Interactive series D preferred stock and a warrant to purchase 911,111 shares of eMerge Interactive class B common stock. Pursuant to the Securities Purchase Agreement, we also purchased 1,000,000 shares of eMerge Interactive class A common stock from J Technologies. The aggregate purchase price for the stock and the warrant was $50,000,000, composed of $27,000,000 in cash and a promissory note for $23,000,000. The cash portion of the purchase price was funded from our existing cash. The promissory note is non interest-bearing and is due and payable one year after issuance; provided, however, that in the event that eMerge Interactive does not consummate a public offering of its common stock by March 15, 2000, eMerge Interactive can require us to prepay up to $5,000,000 in principal on or after March 25, 2000.

      Each share of eMerge Interactive series D preferred stock will convert into one share of eMerge Interactive class B common stock upon our election, completion of an initial public offering of eMerge Interactive's common stock or a specified vote of the holders of all eMerge Interactive's preferred stock. Each of our shares of eMerge Interactive class B common stock will convert into one share of class A common stock upon transfer to a person that is not affiliated with us. Each share of eMerge Interactive series D preferred stock and each share of eMerge Interactive class B common stock is entitled to two and one half votes. Each share of eMerge Interactive class A common stock is entitled to one vote. We currently have beneficial ownership (assuming conversion of each share of eMerge Interactive preferred stock) of 30.7% of the eMerge Interactive common stock and have 45.9% of the voting power with respect to eMerge Interactive. We may exercise the warrant during the three-year period beginning upon the first to occur of an initial public offering of eMerge Interactive's common stock, the closing of new equity financing from private investors of at least $20,000,000 and the one-year anniversary of the issuance of the warrant. The exercise price will equal the purchase price per share to investors in the first to occur of the initial public offering or private equity financing described in the preceding sentence or, if the one-year anniversary of the issuance of the warrant occur first, $9.00 per share.

      We have entered into a Joint Venture Agreement with Safeguard Scientifics pursuant to which we and Safeguard Scientifics have agreed, among other things, to vote our respective shares of eMerge Interactive to elect two designees of ours and two designees of Safeguard Scientifics to the board of directors of eMerge Interactive and to attempt to agree on mutually beneficial courses of action. Additionally, the Joint Venture Agreement provides for rights of first refusal with respect to certain sales securities of eMerge Interactive.

      In connection with the Securities Purchase Agreement, we also entered into a Stockholder Agreement with eMerge Interactive and certain stockholders of eMerge Interactive, including Safeguard Scientifics and certain of its affiliates. The Stockholder Agreement provides for, among other things, restrictions on the transferability of securities and co-sale, drag-along and preemptive rights. The Stockholders Agreement terminates upon an initial public offering of eMerge Interactive's common stock. We and eMerge Interactive are also parties to a Registration Rights Agreement in which eMerge Interactive granted us certain demand and piggyback registration rights.

      Douglas A. Alexander, one of our Managing Directors, and E. Michael Forgash, one of our directors, are members of the Board of Directors of eMerge Interactive.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding beneficial ownership of our common stock as of November 30, 1999, and as adjusted to reflect the sale of shares offered hereby, by:

     . each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock;

     . each of our directors and our executive officers named in the summary compensation table; and

     .  all of our executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All figures include shares of our common stock issuable upon exercise of warrants to purchase an additional 2,976,493 shares at a weighted average exercise price of $5.87 per share and shares of common stock issuable upon the exercise of other options or warrants exercisable within 60 days of November 30, 1999. These options and warrants are deemed to be outstanding and to be beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                   Number of Shares           Percent of
                                   Options and    Beneficially Owned      Shares Outstanding
                                     Warrants    Including Options and -------------------------
5% Beneficial Owners, Directors,   Exercisable   Warrants Exercisable     Before       After
Named Officers                    Within 60 Days    Within 60 Days     the Offering the Offering
--------------------------------  -------------- --------------------- ------------ ------------
Comcast ICG, Inc. (1)...             634,000          24,333,998            9.6%         9.3%
 c/o Comcast Corporation
 1500 Market Street
 Philadelphia,
  Pennsylvania 19102

Safeguard Scientifics,
 Inc. (2)...............                 --           36,289,456           14.3         13.9
 435 Devon Park Drive
 Wayne, Pennsylvania
  19087

Douglas A. Alexander
 (3)....................                 --            6,132,748            2.4          2.4
Julian A. Brodsky (4)...                 --               17,000              *            *
Walter W. Buckley, III
 (5)....................              21,833          11,967,999            4.7          4.6
E. Michael Forgash (6)..               3,333             161,569              *            *
Kenneth A. Fox (7)......              33,333          11,093,099            4.4          4.3
Dr. Thomas P. Gerrity
 (8)....................               2,566             916,398              *            *
Robert E. Keith,
 Jr.(9).................               1,533             310,441              *            *
Robert A. Pollan (10)...               1,033           3,862,199            1.5          1.5
Peter A. Solvik (11)....              35,600           1,056,670              *            *
All executive officers
 and directors as a
 group (9 persons) (3)
 (4) (5) (6) (7) (8) (9)
 (11)...................             300,233          28,600,377           11.3         11.0

--------
  *  Less than 1%
 (1) Includes 416,666 shares of common stock and warrants to purchase 83,333 shares of common stock held by Comcast Interactive Investments, Inc. as to which Comcast ICG, Inc. disclaims beneficial ownership.
 (2) Private equity funds affiliated with Safeguard Scientifics, Inc. own an additional 8,266,666 shares of common stock and warrants to purchase 45,333 shares of common stock.

 (3) Includes shares of restricted common stock which have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. See "Management--Employee Benefit Plans" for a description of the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. Also includes 500,000 shares of common stock held by the Douglas A. Alexander Qualified Grantor Annuity Trust and 4,000 shares of common stock held by each of two trusts for the benefit of certain of Mr. Alexander's relatives.
 (4) Includes 3,500 shares of common stock held by the Julian A. and Lois G. Brodsky Foundation, of which Mr. Brodsky is Chairman. Mr. Brodsky disclaims beneficial ownership of shares held by the Julian A. and Lois
      G. Brodsky Foundation. Mr. Brodsky is also a Director and Vice-Chairman of Comcast Corporation. Mr. Brodsky disclaims beneficial ownership of shares held by Comcast ICG, Inc., a subsidiary of Comcast Corporation.
 (5) Includes shares of restricted common stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. Also includes 294,166 shares of common stock and warrants to purchase 1,833 shares of common stock held by Susan R. Buckley, wife of Walter W. Buckley, III, and 250,000 shares of common stock held by each of two trusts for the benefit of certain of Mr. Buckley's relatives.
 (6) Includes 100,000 shares of common stock held by the E. Michael Forgash, Jr. 1999 Qualified Grantor Retained Annuity Trust. E. Michael Forgash is Vice President-Operations of Safeguard Scientifics, Inc. Mr. Forgash disclaims beneficial ownership of shares beneficially owned by Safeguard Scientifics and Safeguard Scientifics, disclaims beneficial ownership of shares beneficially owned by Mr. Forgash.
 (7) Includes shares of restricted common stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan.
 (8) Includes shares of restricted common stock that have not vested pursuant to the 1999 Equity Compensation Plan. Also includes 80,000 shares of common stock held by the Thomas P. Gerrity Generation Skipping Trust U/A 3/17/92.
 (9) Includes 2,000 shares of common stock held by Susan Keith, 20,000 shares of common stock held by Robert E. Keith, III, 10,000 shares held by the Keith 1999 Irrevocable Trust and 20,000 shares held by Leslie Hulsizer.
(10) Includes shares of restricted common stock which have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. Also includes 500,000 shares of common stock held by the Robert A. Pollan Qualified Grantor Annuity Trust and 4,000 shares of common stock held by each of two trusts for the benefit of certain of Mr. Pollan's relatives.
(11) Includes 178,000 shares of common stock held by the Peter A. Solvik Annuity Trust u/i dtd. July 30, 1999, 178,000 shares of common stock held by the Patricia A. Solvik Annuity Trust u/i dtd. July 30, 1999 and 1,500 shares of common stock held by each of two trusts for the benefit of certain of Mr. Solvik's realtives.

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

                          DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 300,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Upon completion of this offering and the private placements, we will have approximately 261,050,328 shares (261,950,328 shares if the underwriters' over-allotment option is exercised in full) of common stock issued and outstanding.

      The following is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

      As of November 30, 1999, giving effect to our 2 for 1 stock split of all shares of common stock outstanding on December 6, 1999, there were 254,192,348 shares of our common stock outstanding and 6,495,032 shares of our common stock were reserved for issuance under our 1999 Equity Compensation Plan. Upon completion of the offering and the private placements, there will be 261,050,328 shares of common stock outstanding.

      The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

      Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

      As of the closing of this offering, no shares of our preferred stock will be outstanding. Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having such number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further shareholder approval. The holders of our preferred stock may be entitled to preferences over common shareholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors resolutions issuing such shares.

      The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of Internet Capital Group without further action by the shareholders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

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

Registration Rights

      After this offering, the holders of 103,779,600 shares of our common stock and warrants exercisable for 586,433 shares of our common stock are entitled to demand registration of their shares under the Securities Act. In conjunction with our initial public offering the holders of 197,942,694 shares of our common stock and warrants exercisable for 2,539,986 shares of our common stock agreed not to demand registration of their common stock until February 1, 2000 without the prior written consent of the underwriters of our initial public offering. In connection with this offering, the holders of 51,960,960 shares of our common stock and warrants exercisable for 330,500 shares of our common stock have further agreed not to demand registration of these securities for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, the holders of 25,980,480 shares of our common stock and warrants exercisable for 165,250 shares of our common stock have agreed not to demand registration of these securities for 90 days after the date of this prospectus without the prior written consent of Merrill Lynch. After this 180-day period or 90 day period, as the case may be, any one of these holders may require us, on not more than two occasions, to file a registration statement under the Securities Act with respect to at least 25.0% of his, her or its shares eligible for demand rights if the gross offering price would be expected to exceed $5 million. We are required to use our best efforts to effect the registration, subject to certain conditions and limitations. In addition, if 180 days after the date of this offering, we prepare to register any of our securities under the Securities Act, for our own account or the account of our other holders, we will send notice of this registration to holders of the shares eligible for demand and piggy-back registration rights. Subject to certain conditions and limitations, they may elect to register their eligible shares. If we are able to file a registration statement on Form S-3, the holders of shares eligible for demand rights may register their common stock along with that registration. The expenses incurred in connection with such registrations will be borne by us, except that we will pay expenses of only one registration on Form S-3 at a holder's request per year.

Section 203 of the Delaware General Corporation Law; Certain Anti-Takeover, Limited Liability and Indemnification Provisions

Section 203 of the Delaware General Corporation Law

      The following is a description of the provisions of the Delaware General Corporation Law, and our certificate of incorporation and bylaws that we believe are material to investors. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, and our certificate of incorporation and bylaws.

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

      Certain provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our shareholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Internet Capital Group. The

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

provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders.

Classified Board of Directors

      Our certificate of incorporation provides for our Board of Directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors who may be elected by holders of preferred stock). As a result, approximately one-third of our Board of Directors will be elected each year. The classified board provision will help to assure the continuity and stability of our Board of Directors and our business strategies and policies as determined by our Board of Directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our Board of Directors. In addition, the classified board provision could delay shareholders who do not like the policies of our Board of Directors from electing a majority of our Board of Directors for two years.

No Shareholder Action by Written Consent; Special Meetings

      Our certificate of incorporation provides that shareholder action can only be taken at an annual or special meeting of shareholders and prohibits shareholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors or our Chief Executive Officer. Our shareholders are not permitted to call a special meeting of shareholders or to require that our Board of Directors call a special meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominees

      Our bylaws establish an advance notice procedure for our shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders (the "Shareholder Notice Procedure"). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, our Board of Directors or its Chairman, or by a shareholder who has given timely written notice to our Secretary or any Assistant Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The Shareholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our Board of Directors or its Chairman or by a shareholder who has given timely written notice to our Secretary of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, if a shareholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the shareholder must submit written notice to Internet Capital Group not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the Shareholder Notice Procedure, a shareholder's notice to Internet Capital Group proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Shareholder Notice Procedure, such business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies

      Our certificate of incorporation and bylaws provide that our Board of Directors will consist of not less than 5 nor more than 9 directors (other than directors elected by holders of our preferred stock), the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our Board of Directors to elect additional directors under specified circumstances and fill any vacancies that occur in our Board of Directors by reason of death, resignation, removal, or otherwise. A director so elected by our Board of Directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of the then outstanding stock of Internet Capital Group. The effect of these provisions is to preclude a shareholder from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling the vacancies created by such removal with its own nominees.

Indemnification

      We have included in our certificate of incorporation and bylaws provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law, and to indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Certificate of Incorporation

      The provisions of our certificate of incorporation that could have anti-takeover effects as described above are subject to amendment, alteration, repeal, or rescission by the affirmative vote of the holder of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement makes it more difficult for shareholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

Bylaws

      Our certificate of incorporation provides that our bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by our Board of Directors without the assent or vote of our shareholders, or by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for shareholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services. The Transfer Agent's address is 4 Station Square, Pittsburgh, Pennsylvania, and its telephone number is (412) 236-8157.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of our common stock, including our common stock issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of equity securities.

      Upon completion of this offering and the private placements, there will be 261,050,328 shares of our common stock outstanding (assuming no exercise of the underwriters' over-allotment option or exercise of outstanding options and warrants). Of these shares, the shares sold in this offering and 27,353,662 shares sold in our initial public offering are freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of Internet Capital Group, as that term is defined by the Securities Act, which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The shares of common stock issuable upon conversion of the convertible notes sold in the concurrent note offering will be fully tradeable in a similar manner.

      Upon completion of this offering, approximately 184,971,606 "restricted shares" as defined in Rule 144 will be outstanding. None of these shares will be eligible for sale in the public market as of the date of this prospectus.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any affiliate) at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     .  1% of the then outstanding shares of our common stock
        (approximately 2,610,503 shares immediately after the offering) or;

     . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      We have agreed not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or any rights to acquire our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters, subject to certain limited exceptions.

      Prior to this offering, the holders of 197,934,362 shares of our common stock, options exercisable into an aggregate of 1,348,000 shares of common stock, and warrants exercisable for an aggregate of 2,548,318 shares of our common stock agreed not to sell any of these securities until February 1, 2000 without the prior written consent of Merrill Lynch. In connection with this offering, the holders of 99,122,394 shares of our common stock and warrants exercisable for 348,041 shares of our common stock have agreed not to sell any of these securities for 180 days after the date of the prospectus without the prior written consent of Merrill Lynch. In addition, the holders of 27,751,466 shares of our common stock and warrants exercisable for 174,020 shares of our common stock have agreed not to sell any of these securities for a period of 90 days after the date of this prospectus without the prior written consent of Merrill Lynch.

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


      The holders of 197,942,694 shares of our common stock have previously agreed not to demand registration of their common stock until February 1, 2000 without the prior written consent of Merrill Lynch. In addition, the holders of 51,960,960 shares of our common stock and warrants exercisable for 330,500 shares of our common stock have further agreed not to demand registration of these securities for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, the holders of 25,980,480 shares of our common stock and warrants exercisable for 165,250 shares of our common stock have agreed not to demand registration of these securities for a period of 90 days after the date of this prospectus without the prior written consent of Merrill Lynch. After these periods, if any of these holders cause a large number of shares to be registered and sold in the public market, or if any shares of our common stock are issued pursuant to any registration statement on Forms S-4 or S-8 that have become effective in connection with acquisitions of interests in any entity or business or other business combinations or stock option or employee benefit plans, those sales could have an adverse effect on the market price for the common stock.

      After giving effect to restrictions imposed by federal securities laws, including but not limited to Rule 144, contractual restrictions and shares that have been issued upon exercise of outstanding options and warrants, we estimate that additional shares of our common stock will be available for sale in the public market as follows:

                                                         Approximate Number of
     Date                                               Shares Eligible for Sale
     ----                                               ------------------------
     December 6 through January 2000...................           830,972
     February 2000.....................................        67,644,644
     March 2000 through May 2000.......................        40,014,327
     June 2000.........................................        79,188,767
     Thereafter........................................        40,017,956

      Since many of these shares were purchased at prices substantially below current market prices, we believe a significant number of these shares will be sold when eligible for resale.

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

          PRINCIPAL UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

      The following discussion summarizes principal U.S. federal income and estate tax consequences of the ownership and disposition of common stock by "Non-U.S. Holders." You are a "non-U.S. holder" for U.S. federal income tax purposes if you are:

     .  a non-resident alien individual,

     . a foreign corporation or other foreign entity taxed as a corporation or,

     . an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.

      If you are a partner in a foreign or domestic partnership, your tax treatment will generally depend upon your status and the activities of the partnership. If you hold common stock through a partnership, please contact your tax advisor.

      This discussion does not consider the specific facts and circumstances that may be relevant to particular holders and does not address the treatment of holders of common stock under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the tax laws of the U.S., including the Internal Revenue Code, as amended to the date hereof, existing and proposed regulations thereunder, and administrative and judicial interpretation thereof, as currently in effect. These laws are subject to change, possibly on a retroactive basis.

 You should consult your own tax advisors with regard to the application of the federal income tax laws to your particular situation, as well as to the applicability and effect of any state, local or foreign tax laws to which you may be subject.


Dividends

      If you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if so specified in an applicable income tax treaty. If, however, the dividends are effectively connected with your conduct of a trade or business within the U.S., and they are attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. income tax on a net income basis on such dividends, then such "effectively connected" dividends generally are not subject to withholding tax. Instead, such effectively connected dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

      Effectively connected dividends received by a non-U.S. corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

      Under currently effective U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the 30% withholding tax discussed above. Under current interpretations of U.S. Treasury regulations, this presumption that dividends paid to an address in a foreign country are paid to a resident of that country, unless the payor has knowledge to the contrary, also applies for the purposes of determining whether a lower tax treaty rate applies.

      Under U.S. Treasury regulations that will generally apply to dividends paid after December 31, 2000, the "New Regulations," if you claim the benefit of a lower treaty rate, you must satisfy certain certification requirements. In addition, in the case of common stock held by a foreign partnership, the certification requirements generally will apply to the partners of the partnership and the partnership must provide certain information, including a U.S. taxpayer identification number. The final withholding regulations also provide look-through rules for tiered partnerships.

      If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any excess amounts withheld by filing a refund claim with the IRS.

Gain On Disposition Of Common Stock

      If you are a non-U.S. holder you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of common stock unless:

     . the gain is effectively connected with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis on gain from the sale or other disposition of the common stock;

     . you are an individual, you hold the common stock as a capital asset and you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist; or

     . we are or have been a "United States real property holding corporation" for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock, and you are not eligible for any treaty exemption.

      Effectively connected gains recognized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

      We have not been, are not, and do not anticipate becoming a "United States real property holding corporation" for federal income tax purposes.

Federal Estate Taxes

      Common stock held by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate taxes, unless an applicable estate tax treaty provides otherwise.

Information Reporting And Backup Withholding

      In general, U.S. information reporting requirements and backup withholding tax will not apply to dividends paid to you if you are either:

     .  subject to the 30% withholding tax discussed above, or

     . not subject to the 30% withholding tax because an applicable tax treaty reduces or eliminates such withholding tax,

although dividend payments to you will be reported for purposes of the withholding tax. See the discussion under "Dividends" above for further discussion of the reporting of dividend payments. If you do not meet either of these requirements for exemption and you fail to provide certain information, including your U.S. taxpayer identification number, or otherwise establish your status as an "exempt recipient," you may be subject to backup withholding of U.S. federal income tax at a rate of 31% on dividends paid with respect to common stock.

      Under current law, the payor may generally treat dividends paid to a payee with a foreign address as exempt from backup withholding and information reporting unless the payor has definite knowledge that the payee is a U.S. person. However, under the New Regulations, dividend payments generally will be subject to information reporting and backup withholding unless certain certification requirements are met. See the discussion under "Dividends" in this section for the rules applicable to foreign partnerships under the New Regulations.

      U.S. information reporting and backup withholding requirements generally will not apply to a payment of the proceeds of a sale of common stock made outside the U.S. through an office outside the U.S. of a non-U.S. broker. However, U.S. information reporting, but not backup withholding, will apply to a payment made outside the U.S. of the proceeds of a sale of common stock through an office outside the U.S. of a broker that:

     .  is a U.S. person;

     . derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

     .  is a "controlled foreign corporation" as to the U.S.; or

     . with respect to payments made after December 31, 2000, is a foreign partnership with certain connections to the U.S.

in each case, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. person and has no knowledge to the contrary or the holder otherwise establishes an exemption.

      Payment of the proceeds of a sale of common stock to or through a U.S. office of a broker is subject to both U.S. backup withholding and information reporting unless the holder certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

      Backup withholding is not an additional tax and you may apply any taxes that are withheld against your tax liability and you generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing a refund claim with the Internal Revenue Service.

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

                                  UNDERWRITING

General

      We intend to offer our common stock in the United States and Canada through a number of U.S. underwriters as well as elsewhere through international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Lehman Brothers Inc. and BancBoston Robertson Stephens Inc. are acting as U.S. representatives of each of the U.S. underwriters. Subject to the terms and conditions set forth in the purchase agreement among us and the U.S. underwriters, and concurrently with the sale of 1,200,000 shares of common stock to the international managers, we have agreed to sell to each of the U.S. underwriters, and each of the U.S. underwriters, severally and not jointly, has agreed to purchase from us the number of shares of our common stock set forth opposite its name below.

                                                                       Number of
          Underwriters                                                  Shares
          ------------                                                 ---------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated............................................
     Goldman, Sachs & Co. ............................................
     Deutsche Bank Securities Inc. ...................................
     Lehman Brothers Inc. ............................................
     BancBoston Robertson Stephens Inc. ..............................
                                                                       ---------
          Total....................................................... 4,800,000
                                                                       =========

      We have also agreed with certain international managers outside the United States and Canada, for whom Merrill Lynch International, Goldman Sachs International, Deutsche Bank AG London, Lehman Brothers International (Europe) and BancBoston Robertson Stephens International Limited, are acting as managers, that, subject to the terms and conditions set forth in the purchase agreement, and concurrently with the sale of 4,800,000 common stock to the U.S. underwriters pursuant to the purchase agreement, to sell to the international managers, and the international managers severally have agreed to purchase from us, an aggregate of 1,200,000 common stock. The public offering price per share and the total underwriting discount per share of common stock are identical for the U.S. shares and the international shares.

      In the purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold under the terms of the purchase agreement if any of the shares of common stock being sold under the purchase agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

      We have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect of those liabilities.

      The shares of common stock are being offered by the several underwriters, subject to prior sales, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commissions and Discounts

      The U.S. representatives have advised us that they propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such
price less a concession not in excess of $   per share of common stock. The
U.S. underwriters may allow, and such dealers may reallow, a discount not in
excess of $   per share of common stock on sales to certain other dealers.

      The following table shows the per share and total public offering price, underwriting discount to be paid by us to the U.S. underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                                Without  With
                                                      Per Share Option  Option
                                                      --------- ------- ------
     Public offering price...........................     $         $      $
     Underwriting discount...........................      $        $      $
     Proceeds, before expenses, to Internet Capital
      Group, Inc. ...................................      $        $      $

Intersyndicate Agreement

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. or non-Canadian persons, or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of the terms of the intersyndicate agreement.

Over-allotment Option

      We have granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 720,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such U.S. underwriter's initial amount reflected in the foregoing table.

      We have also granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 180,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

Reserved Shares

      At our request, the U.S. underwriters have reserved up to $20 million of shares of our common stock for sale to General Electric Capital Corporation. This would represent 248,447 shares based on the split-adjusted closing price of our common stock on December 2, 1999 of $80.50. General Electric Capital Corporation has not committed to purchasing these shares. The number of shares of our common stock available for sale to the general public will be reduced to the extent General Electric Capital Corporation purchases such reserved shares. Any reserved shares which are not so orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

No Sales of Similar Securities

      We, some of our executive officers and directors and some holders of our common stock have agreed, with some exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters, not to directly or indirectly:

     . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock, our convertible notes or securities convertible into or exchangeable or exercisable for our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement has or later acquires the power of disposition, or file a registration statement under the Securities Act relating to any of the foregoing, except for any registration statement on Forms S-4 or S-8 or any successor form or other registration statement relating to shares of our common stock issued in connection with an acquisition of an entity or business or other business combination, or shares of our common stock issued in connection with stock option or other employee benefit plans; or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock or our convertible notes, whether any such swap or transaction is to be settled by delivery of our common stock, our convertible notes or other securities, in cash or otherwise.

These restrictions may apply for 180 days or 90 days. See "Shares Eligible for Future Sale."

      In addition, holders of Internet Capital Group's common stock and warrants issued in conjunction with our May 1999 convertible note offering who are affiliated or associated with NASD members who participated in the initial public offering of our common stock have agreed not to sell these securities for a period of one-year from August 4, 1999.

Price Stabilization and Short Positions

      Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

      If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Passive Market Making

      In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of such security. However, if all independent bids are lowered below the passive market maker's bid, such bid must then be lowered when specified purchase limits are exceeded.

                                 LEGAL MATTERS

      The validity of our common stock offered hereby will be passed upon for us by Dechert Price & Rhoads, Philadelphia, Pennsylvania. Dechert Price & Rhoads beneficially owns 41,666 shares of our common stock and warrants exercisable at $6.00 per share to purchase 8,333 shares of our common stock. Members of and attorneys associated with Dechert Price & Rhoads beneficially own an aggregate of 12,554 shares of our common stock and warrants exercisable at $6.00 per share to purchase 1,111 shares of our common stock.

      Certain legal and regulatory matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell benefically owns 50,000 shares of our common stock. Members of and attorneys associated with Davis Polk & Wardwell beneficially own an aggregate of 25,450 shares of our common stock and warrants exercisable at $6.00 per share to purchase an aggregate of 5,000 shares of our common stock. Davis Polk & Wardwell is also acting as special Investment Company Act counsel to us and the underwriters.

                                    EXPERTS

      The consolidated financial statements of Internet Capital Group, Inc. as of December 31, 1997 and 1998 and for the period March 4, 1996 (inception) through December 31, 1996, and for the years ended December 31, 1997 and 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of Applica Corporation as of December 31, 1998, and for the period from September 24, 1998 (inception) through December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of Breakaway Solutions, Inc. as of December 31, 1997 and 1998, and for each of the years in the three year period ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of CommerceQuest, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Commerx, Inc. as of December 31, 1998 and for the year ended December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of ComputerJobs.com, Inc. as of December 31, 1997 and 1998, and for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth on their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of eMerge Interactive, Inc. as of December 31, 1997 and 1998 and September 30, 1999 and for each of the years in the three-year period ended December 31, 1998 and the nine months ended September 30, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of JusticeLink, Inc. (formerly LAWPlus, Inc.) as of December 31, 1998, and for the year ended December 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth on their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

      The financial statements of ONVIA.com, Inc. included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

      The combined financial statements of Purchasing Group, Inc. and Integrated Sourcing, LLC as of September 30, 1999 and for the nine months then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of Syncra Software, Inc. as of December 31, 1998 and for the period from February 11, 1998 (inception) through December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of traffic.com, Inc. as of December 31, 1998 and for the period from January 8, 1998 (commencement of activities) to December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of United Messaging, Inc. as of December 31, 1998 and for the period from August 25, 1998 (date of inception) to December 31, 1998 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance on the authority of said firm as experts in giving said reports.

      The financial statements of Universal Access, Inc. as of December 31, 1997 and 1998, and for the period from October 2, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of USgift.com Corporation as of September 30, 1999 and for the period from inception (April 27, 1999) to September 30, 1999 included herein and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

      The financial statements of VitalTone Inc. as of September 30, 1999 and for the period from July 12, 1999 (inception) to September 30, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of Vivant! Corporation as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the periods from August 7, 1997 (Inception) through December 31, 1997 and

1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Web Yes, Inc. and Subsidiary as of December 31, 1997 and 1998, and for the two years ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act and we file reports, proxy and information statements and other information with the Commission. You may read and copy all or any portion of the reports, proxy and information statements or other information we file at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on operation of the public reference rooms. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

      We have filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Internet Capital Group and our common stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits thereto, may be inspected without charge at the locations described above, or obtained upon payment of fees prescribed by the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
INTERNET CAPITAL GROUP, INC.
Report of Independent Auditors...........................................  F-5

Consolidated Balance Sheets..............................................  F-6

Consolidated Statements of Operations....................................  F-7

Consolidated Statements of Shareholders' Equity..........................  F-8

Consolidated Statements of Comprehensive Income (Loss)...................  F-9

Consolidated Statements of Cash Flows.................................... F-10

Notes to Consolidated Financial Statements............................... F-11

INTERNET CAPITAL GROUP, INC. UNAUDITED PRO FORMA INFORMATION
Unaudited Pro Forma Condensed Combined Financial Statements Basis of
 Presentation............................................................ F-34

Unaudited Pro Forma Condensed Combined Balance Sheet..................... F-35

Unaudited Pro Forma Condensed Combined Statements of Operations.......... F-36

Notes to Unaudited Pro Forma Condensed Combined Financial Statements..... F-37

APPLICA CORPORATION
Independent Auditors' Report............................................. F-40

Balance Sheet............................................................ F-41

Statement of Operations.................................................. F-42

Statement of Stockholders' Equity........................................ F-43

Statement of Cash Flows.................................................. F-44

Notes to Financial Statements............................................ F-45

BREAKAWAY SOLUTIONS, INC.
Independent Auditors' Report............................................. F-48

Balance Sheets........................................................... F-49

Statements of Operations................................................. F-50

Statements of Stockholders' Equity....................................... F-51

Statements of Cash Flows................................................. F-52

Notes to Financial Statements............................................ F-53

COMMERCEQUEST, INC.
Report of Independent Certified Public Accountants....................... F-64

Balance Sheets........................................................... F-65

Statements of Operations................................................. F-66

Statements of Changes in Stockholders' (Deficit) Equity.................. F-67

Statements of Cash Flows................................................. F-68

Notes to Financial Statements............................................ F-69

                                                                          PAGE
                                                                          -----
COMMERX, INC.
Report of Independent Accountants........................................  F-79

Balance Sheets...........................................................  F-80

Statements of Operations.................................................  F-81

Statements of Changes in Stockholders' Deficit...........................  F-82

Statements of Cash Flows.................................................  F-83

Notes to Financial Statements............................................  F-84

COMPUTERJOBS.COM, INC.
Report of Independent Auditors...........................................  F-94

Balance Sheets...........................................................  F-95

Statements of Income.....................................................  F-96

Statements of Changes in Stockholders' Equity (Deficit)..................  F-97

Statements of Cash Flows.................................................  F-98

Notes to Financial Statements............................................  F-99

EMERGE INTERACTIVE, INC.
Independent Auditors' Report............................................. F-105

Consolidated Balance Sheets.............................................. F-106

Consolidated Statements of Operations.................................... F-107

Consolidated Statements of Stockholders' Equity (Deficit)................ F-108

Consolidated Statements of Cash Flows.................................... F-109

Notes to Consolidated Financial Statements............................... F-110

JUSTICELINK, INC.
Report of Independent Auditors........................................... F-123

Balance Sheets........................................................... F-124

Statements of Operations................................................. F-125

Statements of Mandatory Redeemable Convertible Stock and Other Capital... F-126

Statements of Cash Flows................................................. F-127

Notes to Financial Statements............................................ F-128

ONVIA.COM, INC.
Independent Auditors' Report............................................. F-140

Consolidated Balance Sheets.............................................. F-141

Consolidated Statements of Operations.................................... F-142

Consolidated Statements of Changes in Shareholders' Deficit (Equity)..... F-143

Consolidated Statements of Cash Flows.................................... F-144

Notes to Consolidated Financial Statements............................... F-145


                                                                         PAGE
                                                                         -----
PURCHASING GROUP, INC. AND INTEGRATED SOURCING, LLC
Independent Auditors' Report............................................ F-141

Combined Balance Sheet.................................................. F-142

Combined Statement of Operations........................................ F-143

Combined Statements of Stockholders' Deficit and Members' Capital....... F-144

Combined Statement of Cash Flows........................................ F-145

Notes to Combined Financial Statements.................................. F-146

SYNCRA SOFTWARE, INC.
Report of Independent Accountants....................................... F-150

Balance Sheet........................................................... F-151

Statement of Operations................................................. F-152

Statement of Changes in Redeemable Preferred Stock and Stockholders'
 Deficit................................................................ F-153

Statement of Cash Flows................................................. F-154

Notes to Financial Statements........................................... F-155

TRAFFIC.COM, Inc.
Report of Independent Accountants....................................... F-164

Balance Sheets.......................................................... F-165

Statements of Operations................................................ F-166

Statements of Shareholders' Deficit..................................... F-167

Statements of Cash Flows................................................ F-168

Notes to Financial Statements........................................... F-169

UNITED MESSAGING, INC.
Report of Independent Public Accountants................................ F-177

Balance Sheets.......................................................... F-178

Statements of Operations................................................ F-179

Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Deficit................................................................ F-180

Statements of Cash Flows................................................ F-181

Notes to Financial Statements........................................... F-182

UNIVERSAL ACCESS, INC.
Report of Independent Accountants....................................... F-187

Balance Sheets.......................................................... F-188

Statements of Operations................................................ F-189

Statements of Cash Flows................................................ F-190

Statements of Stockholders' (Deficit) Equity............................ F-191

Notes to Financial Statements........................................... F-192


                                                                           PAGE
                                                                           -----
USGIFT, INC.
Report of Independent Public Accountants.................................. F-220

Balance Sheet............................................................. F-221

Statement of Operations and Accumulated Deficit........................... F-222

Statement of Cash Flows................................................... F-223

Notes to Financial Statements............................................. F-224

VITALTONE, INC.
Independent Auditors' Report.............................................. F-229

Balance Sheet............................................................. F-230

Statement of Operations................................................... F-231

Statement of Stockholders' Equity......................................... F-232

Statement of Cash Flows................................................... F-233

Notes to Financial Statements............................................. F-234

VIVANT! CORPORATION
Report of Independent Accountants......................................... F-240

Balance Sheets............................................................ F-241

Statements of Operations.................................................. F-242

Statements of Stockholders' Equity (Deficit).............................. F-243

Statements of Cash Flows.................................................. F-244

Notes to Financial Statements............................................. F-245

WEB YES, INC. AND SUBSIDIARY
Independent Auditors' Report.............................................. F-254

Consolidated Balance Sheets............................................... F-255

Consolidated Statements of Operations..................................... F-256

Consolidated Statements of Stockholders' Equity........................... F-257

Consolidated Statements of Cash Flows..................................... F-258

Notes to Consolidated Financial Statements................................ F-259

WPL LABORATORIES, INC.
Independent Auditors' Report.............................................. F-263

Balance Sheets............................................................ F-264

Statements of Income...................................................... F-265

Statements of Stockholders' Equity........................................ F-266

Statements of Cash Flows.................................................. F-267

Notes to Financial Statements............................................. F-268

                         Report of Independent Auditors

The Board of Directors and Shareholders Internet Capital Group, Inc.:

When the transaction referred to in the last paragraph of Note 3 of the Notes to Consolidated Financial Statements has been consummated, we will be in a position to render the following report.

                                          KPMG LLP

We have audited the accompanying consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, comprehensive income (loss) and cash flows for the period March 4, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain nonsubsidiary investee companies (ComputerJobs.com, Inc. and Syncra Software, Inc.), which Internet Capital Group, Inc. originally acquired an interest in during 1998. The Company's ownership interests in and advances to these nonsubsidiary investee companies at December 31, 1998 were $8,392,155, and its equity in net income (loss) of these nonsubsidiary investee companies was $3,876,148 for the year ended December 31, 1998. The financial statements of these nonsubsidiary investee companies were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these nonsubsidiary investee companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Internet Capital Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period March 4, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.


Philadelphia, Pennsylvania
May 7, 1999

                          INTERNET CAPITAL GROUP, INC.

                          Consolidated Balance Sheets

                                                                   (Unaudited)
                                             December 31,
                                        ------------------------  September 30,
                                           1997         1998          1999
                                        -----------  -----------  -------------
Assets
Current Assets
  Cash and cash equivalents............ $ 5,967,461  $26,840,904  $186,137,151
  Short-term investments...............          --           --    22,845,079
  Accounts receivable, less allowances
   for doubtful accounts ($30,000-1997;
   $61,037-1998; $208,645-1999)........     721,381    1,842,137     8,531,879
  Prepaid expenses and other current
   assets..............................     148,313    1,119,062     7,024,086
                                        -----------  -----------  ------------
  Total current assets.................   6,837,155   29,802,103   224,538,195
  Fixed assets, net....................     544,443    1,151,268     6,169,802
  Ownership interests in and advances
   to Partner Companies................  24,045,080   59,491,940   168,690,379
  Available-for-sale securities........          --    3,251,136    19,233,805
  Intangible assets, net...............      34,195    2,476,135    22,854,350
  Deferred taxes.......................          --           --    18,845,639
  Other................................      20,143      613,393     9,895,199
                                        -----------  -----------  ------------
Total Assets........................... $31,481,016  $96,785,975  $470,227,369
                                        ===========  ===========  ============
Liabilities and Shareholders' Equity
Current Liabilities
  Current maturities of long-term
   debt................................ $   150,856  $   288,016  $    735,885
  Line of credit.......................   2,500,000    2,000,000            --
  Accounts payable.....................     696,619    1,348,293     4,478,916
  Accrued expenses.....................     388,525    1,823,407    10,336,185
  Note payable to Partner Company......          --    1,713,364            --
  Deferred revenue.....................     710,393    2,176,585       117,523
  Convertible note (Note 3)............          --           --     8,499,942
                                        -----------  -----------  ------------
  Total current liabilities............   4,446,393    9,349,665    24,168,451
  Long-term debt.......................     399,948      351,924     1,633,360
  Minority interest....................          --    6,360,008    25,908,961
  Commitments and contingencies (Note
   16)
Shareholders' Equity
  Preferred stock, $.01 par value;
   10,000,000 shares authorized........          --           --            --
  Common stock, $.001 par value;
   300,000,000 shares authorized;
   93,567,250 (1997), 132,087,250
   (1998) and 253,014,086 (1999) issued
   and outstanding.....................      93,567      132,087       253,014
  Additional paid-in capital...........  36,098,031   74,932,416   510,325,881
  Retained earnings (accumulated
   deficit)............................  (8,642,113)   5,256,815    (3,165,920)
  Unamortized deferred compensation....    (914,810)  (1,330,011)  (14,371,190)
  Notes receivable-shareholders........          --           --   (81,147,592)
  Accumulated other comprehensive
   income..............................          --    1,733,071     6,622,404
                                        -----------  -----------  ------------
  Total shareholders' equity...........  26,634,675   80,724,378   418,516,597
                                        -----------  -----------  ------------
Total Liabilities and Shareholders'
 Equity................................ $31,481,016  $96,785,975  $470,227,369
                                        ===========  ===========  ============

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                     Consolidated Statements of Operations

                         March 4, 1996                                       (Unaudited)
                         (Inception) to Year Ended  December 31,   Nine Months Ended September 30,
                          December 31,  -------------------------  --------------------------------
                              1996         1997          1998           1998             1999
                         -------------- -----------  ------------  ---------------  ---------------
Revenue.................  $   285,140   $   791,822  $  3,134,769  $     1,861,799  $    14,783,096
                          -----------   -----------  ------------  ---------------  ---------------
Operating Expenses
  Cost of revenue.......      427,470     1,767,017     4,642,528        2,898,700        7,424,594
  Selling, general and
   administrative.......    1,920,898     5,742,606    15,513,831        9,829,594       31,002,518
                          -----------   -----------  ------------  ---------------  ---------------
  Total operating
   expenses.............    2,348,368     7,509,623    20,156,359       12,728,294       38,427,112
                          -----------   -----------  ------------  ---------------  ---------------
                           (2,063,228)   (6,717,801)  (17,021,590)     (10,866,495)     (23,644,016)
Other income, net.......           --            --    30,483,177       23,514,321       47,001,191
Interest income.........      102,029       264,391     1,305,787          746,769        4,176,770
Interest expense........      (13,931)     (126,105)     (381,199)        (233,117)      (1,770,324)
                          -----------   -----------  ------------  ---------------  ---------------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........   (1,975,130)   (6,579,515)   14,386,175       13,161,478       25,763,621
Income taxes............           --            --            --               --       12,840,423
Minority interest.......      427,185      (106,411)    5,381,640        2,699,112        4,133,057
Equity income (loss)....     (514,540)      106,298    (5,868,887)      (3,969,734)     (49,141,961)
                          -----------   -----------  ------------  ---------------  ---------------
Net Income (Loss).......  $(2,062,485)  $(6,579,628) $ 13,898,928  $    11,890,856  $    (6,404,860)
                          ===========   ===========  ============  ===============  ===============
Net Income (Loss) Per
 Share
  Basic.................  $     (0.05)  $     (0.10) $       0.12  $          0.11  $          (.03)
  Diluted...............  $     (0.05)  $     (0.10) $       0.12  $          0.11  $          (.03)
Weighted Average
 Shares Outstanding
  Basic.................   40,791,548    68,197,688   112,204,578      105,627,672      185,103,758
  Diluted...............   40,791,548    68,197,688   112,298,578      105,674,672      185,103,758
Pro Forma Information
 (Unaudited) (Note 2):
Pro forma net income
 (loss)
  Pretax income (loss)..                             $ 13,898,928                   $   (19,245,283)
  Pro forma income
   taxes................                               (5,142,603)                        6,735,849
                                                     ------------                   ---------------
  Pro forma net income
   (loss)...............                             $  8,756,325                   $   (12,509,434)
                                                     ============                   ===============
Pro forma net income
 (loss) per share
  Basic.................                             $       0.08                   $         (0.07)
  Diluted...............                             $       0.08                   $         (0.07)
Pro forma weighted
 average shares
 outstanding
  Basic.................                              112,204,578                       185,103,758
  Diluted...............                              112,298,578                       185,103,758

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                Consolidated Statements of Shareholders' Equity

                                                           Retained                                 Accumulated
                        Common Stock        Additional     Earnings    Unamortized      Notes          Other
                    ---------------------    Paid-In     (Accumulated    Deferred    Receivable--  Comprehensive
                      Shares      Amount     Capital       Deficit)    Compensation  Shareholders     Income        Total
                    -----------  --------  ------------  ------------  ------------  ------------  ------------- ------------
Balance as of
 March 4, 1996....           --  $     --  $         --  $        --   $         --            --   $       --   $         --
Issuance of common
 stock, net.......   27,446,852    27,447    13,658,566           --             --            --           --     13,686,013
Issuance of common
 stock
 for ownership
 interest (Note
 10)..............   12,278,148    12,278     1,096,174           --             --            --           --      1,108,452
Issuance of
 restricted
 stock............   12,054,034    12,054     1,007,612           --     (1,019,666)           --           --             --
Amortization of
 deferred
 compensation.....           --        --            --           --        126,876            --           --        126,876
Net loss..........           --        --            --   (2,062,485)            --            --           --     (2,062,485)
                    -----------  --------  ------------  -----------   ------------  ------------   ----------   ------------
Balance as of
 December 31,
 1996.............   51,779,034    51,779    15,762,352   (2,062,485)      (892,790)           --           --     12,858,856
Issuance of common
 stock............   40,275,000    40,275    20,097,230           --             --            --           --     20,137,505
Issuance of
 restricted
 stock............    3,546,106     3,546       414,789           --       (418,335)           --           --             --
Forfeitures of
 restricted
 stock............   (2,032,890)   (2,033)     (176,340)          --        178,373            --           --             --
Amortization of
 deferred
 compensation.....           --        --            --           --        217,942            --           --        217,942
Net loss..........           --        --            --   (6,579,628)            --            --           --     (6,579,628)
                    -----------  --------  ------------  -----------   ------------  ------------   ----------   ------------
Balance as of
 December 31,
 1997.............   93,567,250    93,567    36,098,031   (8,642,113)      (914,810)           --           --     26,634,675
Issuance of common
 stock, net.......   38,520,000    38,520    38,166,099           --             --            --           --     38,204,619
Issuance of stock
 options to non-
 employees........           --        --       668,286           --       (668,286)           --           --             --
Net unrealized
 appreciation in
 available-for-
 sale securities..           --        --            --           --             --            --    1,733,071      1,733,071
Amortization of
 deferred
 compensation.....           --        --            --           --        253,085            --           --        253,085
Net income........           --        --            --   13,898,928             --            --           --     13,898,928
                    -----------  --------  ------------  -----------   ------------  ------------   ----------   ------------
Balance as of
 December 31,
 1998.............  132,087,250   132,087    74,932,416    5,256,815     (1,330,011)           --    1,733,071     80,724,378
Nine months ended
 September 30,
 1999--Unaudited
 (Note 3):
Issuance of common
 stock, net.......   70,100,000    70,100   241,046,796           --             --            --           --    241,116,896
Issuance of common
 stock and income
 tax benefit upon
 exercise of
 options..........   35,991,500    35,992    90,512,442           --             --   (81,147,592)          --      9,400,842
Issuance of common
 stock for
 ownership
 interest
 including value
 of beneficial
 conversion
 feature..........      509,270       509     3,999,549           --             --            --           --      4,000,058
Issuance of stock
 options to non-
 employees........           --        --     3,691,158           --     (3,691,158)           --           --             --
Issuance of stock
 options to
 employees below
 deemed fair value
 on date of
 grant............           --        --    12,731,085           --    (12,731,085)           --           --             --
Issuance of common
 stock and waiving
 of accrued
 interest upon
 conversion of
 convertible
 notes............   14,999,732    15,000    91,070,325           --             --            --           --     91,085,325
Net unrealized
 appreciation in
 available- for-
 sale securities..           --        --            --           --             --            --    4,889,333      4,889,333
Amortization of
 deferred
 compensation.....           --        --            --           --      3,321,021            --           --      3,321,021
Issuance of
 warrants in
 connection with
 line of credit...           --        --     1,030,000           --             --            --           --      1,030,000
LLC termination...           --        --    (8,657,936)   8,657,936             --            --           --             --
Distribution to
 former LLC
 members..........           --        --            --  (10,675,811)            --            --           --    (10,675,811)
Other.............     (673,666)     (674)      (29,954)          --         60,043            --           --         29,415
Net loss..........           --        --            --   (6,404,860)            --            --           --     (6,404,860)
                    -----------  --------  ------------  -----------   ------------  ------------   ----------   ------------
Balance as of
 September 30,
 1999
 (unaudited)......  253,014,086  $253,014  $510,325,881  $(3,165,920)  $(14,371,190) $(81,147,592)  $6,622,404   $418,516,597
                    ===========  ========  ============  ===========   ============  ============   ==========   ============

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

             Consolidated Statements of Comprehensive Income (Loss)

                                                                            (Unaudited)
                                         Year Ended December 31,  Nine Months Ended September 30,
                                         ------------------------ -------------------------------
                          March 4, 1996
                          (Inception) to
                           December 31,
                               1996         1997         1998          1998             1999
                          -------------- -----------  ----------- ---------------  ---------------
Net Income (Loss).......   $(2,062,485)  $(6,579,628) $13,898,928 $    11,890,856  $    (6,404,860)
                           -----------   -----------  ----------- ---------------  ---------------
Other Comprehensive
 Income (Loss) Before
 Tax
 Unrealized holding
  gains in available-
  for-sale securities...            --            --    1,733,071      16,723,419       16,167,352
 Reclassification
  adjustments...........            --            --           --      (8,506,106)      (7,712,109)
Tax Related to
 Comprehensive Income
 (Loss)
 Unrealized holding
  gains in available-
  for-sale securities...            --            --           --              --       (5,658,573)
 Reclassification
  adjustments...........            --            --           --              --        2,092,663
                           -----------   -----------  ----------- ---------------  ---------------
 Net unrealized
  appreciation in
  available-for-sale
  securities............            --            --    1,733,071       8,217,313        4,889,333
                           -----------   -----------  ----------- ---------------  ---------------
Comprehensive Income
 (Loss).................   $(2,062,485)  $(6,579,628) $15,631,999     $20,108,169  $    (1,515,527)
                           ===========   ===========  =========== ===============  ===============



                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                     Consolidated Statements of Cash Flows

                                                                          (Unaudited)
                                               Year Ended                 Nine Months
                                              December 31,            Ended September 30,
                                        -------------------------  ---------------------------
                         March 4, 1996
                         (Inception) to
                          December 31,
                              1996         1997          1998          1998          1999
                         -------------- -----------  ------------  ------------  -------------
Operating Activities
Net income (loss)......   $(2,062,485)  $(6,579,628) $ 13,898,928  $ 11,890,856  $  (6,404,860)
Adjustments to
 reconcile to net cash
 used in operating
 activities:
 Other income..........            --            --   (30,483,177)  (23,514,321)   (46,973,584)
 Depreciation and
  amortization.........       481,796       446,289     1,135,269       438,769      8,103,725
 Equity (income)
  loss.................       514,540      (106,298)    5,868,887     3,969,734     49,141,961
 Minority interest.....      (427,185)      106,411    (5,381,640)   (2,699,112)    (4,133,057)
 Deferred taxes........            --            --            --            --    (13,090,907)
Changes in assets and
 liabilities, net of
 effect of
 acquisitions:
 Accounts receivable,
  net..................    (2,176,869)    1,574,374    (1,183,360)     (332,010)    (5,528,323)
 Prepaid expenses and
  other assets.........       (69,558)     (142,384)   (1,346,515)     (464,814)    (7,282,894)
 Accounts payable......        43,727       565,672       620,127     1,072,999      3,150,538
 Deferred revenue......       147,100       493,960     1,249,624       579,915        (78,702)
 Accrued expenses......       145,977       204,645     1,415,265     1,731,545      9,119,022
                          -----------   -----------  ------------  ------------  -------------
   Net cash used in
    operating
    activities.........    (3,402,957)   (3,436,959)  (14,206,592)   (7,326,439)   (13,977,081)
Investing Activities
 Capital
  expenditures.........      (100,480)     (272,488)     (545,432)     (426,945)    (5,187,261)
 Proceeds from sales
  of available-for-
  sale
  securities...........            --            --    36,431,927    20,460,424      2,495,842
 Proceeds from sales
  of Partner Company
  ownership interests
  and advances to a
  shareholder..........            --            --       300,000            --      3,446,972
 Advances to Partner
  Companies............      (60,000)    (2,800,000)  (12,778,884)   (2,604,800)    (3,758,702)
 Repayment of advances
  to Partner
  Companies............            --       950,000       677,084       500,000      4,590,272
 Acquisitions of
  ownership interests
  in Partner
  Companies, net of
  cash acquired........    (6,934,129)  (14,465,874)  (35,822,393)  (21,059,795)  (123,976,262)
 Other acquisitions
  (Note 5).............            --            --    (1,858,389)   (1,858,389)    (2,103,165)
 Purchase of short-
  term investments.....            --            --            --            --    (22,845,079)
 Reduction in cash due
  to deconsolidation
  of VerticalNet.......            --            --            --            --     (5,645,895)
                          -----------   -----------  ------------  ------------  -------------
   Net cash used in
    investing
    activities.........    (7,094,609)  (16,588,362)  (13,596,087)   (4,989,505) (152,983,278)
Financing Activities
 Issuance of common
  stock, net...........    13,686,013    20,137,505    38,204,619    29,546,443    241,226,510
 Long-term debt and
  capital lease
  repayments...........       (30,191)      (57,979)     (321,857)     (255,761)      (448,205)
 Proceeds from
  convertible
  subordinated notes...            --            --            --            --     90,000,000
 Line of credit
  borrowings...........     1,208,000     2,500,000     2,000,000            --             --
 Line of credit
  repayments...........    (1,106,000)       (2,000)   (2,500,000)   (2,500,000)      (280,942)
 Distribution to
  former LLC members...            --            --            --            --    (10,675,811)
 Advances to
  employees............            --            --            --            --     (8,765,483)
 Treasury stock
  purchase by
  subsidiary...........       (60,000)           --            --            --     (4,468,980)
 Issuance of stock by
  subsidiary...........        15,000       200,000    11,293,360    11,291,961     19,669,517
                          -----------   -----------  ------------  ------------  -------------
   Net cash provided by
    financing
    activities.........    13,712,822    22,777,526    48,676,122    38,082,643    326,256,606
                          -----------   -----------  ------------  ------------  -------------
Net Increase in Cash
 and Cash Equivalents..     3,215,256     2,752,205    20,873,443    25,766,699    159,296,247
Cash and cash
 equivalents at
 beginning of period...            --     3,215,256     5,967,461     5,967,461     26,840,904
                          -----------   -----------  ------------  ------------  -------------
Cash and Cash
 Equivalents at End of
 Period................   $ 3,215,256   $ 5,967,461  $ 26,840,904  $ 31,734,160  $ 186,137,151
                          ===========   ===========  ============  ============  =============

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

1. Significant Accounting Policies

    Description of the Company

      Internet Capital Group, Inc. (the "Company") was formed on March 4, 1996. The Company is an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of companies. The Company defines e-commerce as conducting or facilitating business transactions over the Internet. As of December 31, 1998, the Company owned interests in more than 20 companies engaged in e-commerce, which the Company calls its "Partner Companies". The Company's goal is to become the premier B2B e-commerce company. The Company's operating strategy is to integrate its Partner Companies into a collaborative network that leverages the collective knowledge and resources of the Company and the network.

    Basis of Presentation

      On February 2, 1999, the Company converted from a Limited Liability Corporation ("LLC") to a corporation. All shareholder transactions have been presented as if the conversion occurred on March 4, 1996 (inception).

    Principles of Consolidation

      During the periods ending December 31, 1996, 1997 and 1998 the Company acquired equity ownership interests in VerticalNet for $1.0 million, $2.0 million and $4.0 million, respectively. The excess of cost over net assets acquired related to the 1996 and 1997 acquisitions was $.7 million and $.8 million, respectively. The Company's carrying value in VerticalNet, including the excess of cost over net assets acquired related to the 1996 and 1997 acquisitions, was reduced to below zero and became a liability as a result of consolidating VerticalNet's losses after amounts attributed to Minority Interest were exhausted. For the same reason, the 1998 acquisition did not result in an intangible asset. In 1998, the Company made advances in the form of convertible notes to VerticalNet of $5.0 million. Of this amount, $.8 million was repaid by VerticalNet, $2.1 million was purchased from the Company by one of its principal shareholders, and $2.1 million was converted into common stock during the nine months ended September 30, 1999 (unaudited). The Company's direct and indirect voting interest in VerticalNet at December 31, 1997 and 1998 was 63% and 52%, respectively.

      The audited consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. (the "Operations Company") and its majority owned subsidiary, VerticalNet, Inc. ("VerticalNet"). The various interests that the Company acquires in its Partner Companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company's voting interest in a Partner Company.

      Consolidation. Partner Companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a Partner Company's results of operations are reflected within the Company's Consolidated Statements of Operations. All significant intercompany accounts and transactions have been eliminated. Participation of other Partner Company shareholders in the earnings or losses of a consolidated Partner Company is reflected in the caption "Minority interest" in the Company's Consolidated Statements of Operations. Minority interest adjusts the Company's consolidated results of operations to reflect only the Company's share of the earnings or losses of the consolidated Partner Company.

                          INTERNET CAPITAL GROUP, INC.

      Equity Method. Partner Companies whose results are not consolidated, but over whom the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to a Partner Company depends on an evaluation of several factors including, among others, representation on the Partner Company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Partner Company, including voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the Partner Company. Under the equity method of accounting, a Partner Company's results of operations are not reflected within the Company's Consolidated Statements of Operations; however, the Company's share of the earnings or losses of the Partner Company is reflected in the caption "Equity income (loss)" in the Consolidated Statements of Operations.

      The amount by which the Company's carrying value exceeds its share of the underlying net assets of Partner Companies accounted for under the consolidation or equity method of accounting is amortized on a straight-line basis over three years which adjusts the Company's share of the Partner Company's earnings or losses.

      Cost Method. Partner Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of such companies is not included in the Consolidated Statements of Operations. However, cost method impairment charges are recognized in the Consolidated Statement of Operations with the new cost basis not written-up if circumstances suggest that the value of the Partner Company has subsequently recovered.

      The Company records its ownership interest in debt securities of Partner Companies accounted for under the cost method at cost as it has the ability and intent to hold these securities until maturity. The Company records its ownership interest in equity securities of Partner Companies accounted for under the cost method at cost, unless these securities have readily determinable fair values based on quoted market prices, in which case these interests would be classified as available-for-sale securities or some other classification in accordance with SFAS No. 115. In addition to the Company's investments in voting and non-voting equity and debt securities, it also periodically makes advances to its Partner Companies in the form of promissory notes which are accounted for in accordance with SFAS No. 114.

      The Company continually evaluates the carrying value of its ownership interests in and advances to each of its Partner Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Partner Company relative to carrying value, the financial condition and prospects of the Partner Company, and other relevant factors. The business plan objectives and milestones the Company considers include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a web site or the hiring of key employees. The fair value of the Company's ownership interests in and advances to privately held Partner Companies is generally determined based on the value at which independent third parties have or have committed to invest in its Partner Companies.

    Available-for-Sale Securities

      Available-for-sale securities are reported at fair value, based on quoted market prices, with the net unrealized gain or loss reported as a component of accumulated other comprehensive income in shareholders' equity.

      Unrealized gains or losses related to available-for-sale securities will be recorded net of deferred taxes subsequent to February 2, 1999, the date the Company converted from an LLC to a C Corporation.

                          INTERNET CAPITAL GROUP, INC.

    Accounting Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Cash and Cash Equivalents

      The Company considers all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash and cash equivalents at December 31, 1998 are invested principally in money market accounts.

    Financial Instruments

      Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost which approximates fair value due to the short-term maturity of these instruments. Long-term debt is carried at cost which approximates fair value as the debt bears interest at rates approximating current market rates.

    Intangibles

      Goodwill, the excess of cost over net assets of businesses acquired, is amortized on a straight-line basis over three years. Goodwill at December 31, 1998 of $2.5 million, net of accumulated amortization of $.3 million, was attributable to acquisitions by VerticalNet.

    Fixed Assets

      Fixed assets are carried at cost less accumulated depreciation, which is based on the estimated useful lives of the assets (approximately three to seven years) computed using the straight-line method.

      Equipment acquired under long-term capital lease arrangements is recorded at amounts equal to the net present value of the future minimum lease payments using the interest rate implicit in the lease. Amortization is provided by use of the straight-line method over the estimated useful lives of the related assets.

    Revenue Recognition

      All of the Company's revenue from March 4, 1996 (inception) through December 31, 1998 was attributable to VerticalNet.

      VerticalNet's revenue is derived principally from advertising contracts which include the initial development of storefronts. A storefront is a Web page posted on one of VerticalNet's trade communities that provides information on an advertiser's products, links a visitor to the advertiser's Web site and generates sales inquiries from interested visitors. The advertising contracts generally do not extend beyond one year. Advertising revenue is recognized ratably over the period of the advertising contract. Deferred revenue of $2.2 million at December 31, 1998 represents the unearned portion of advertising contracts for which revenue will be recognized over the remaining period of the advertising contract.

      VerticalNet also generates revenue through providing educational courses and selling books. Revenue from educational courses is recognized in the period in which the course is completed and revenue from the sale of books is recognized in the period in which the books are shipped.

                          INTERNET CAPITAL GROUP, INC.

      Barter transactions are recorded at the lower of estimated fair value of goods or services received or the estimated fair value of the advertisements given. Barter revenue is recognized when the VerticalNet advertising impressions (VNAI) are delivered to the customer and advertising expense is recorded when the customer advertising impressions (CAI) are received from the customer. If the CAI are received from the customer prior to VerticalNet delivering the VNAI, a liability is recorded, and if VerticalNet delivers the VNAI to the customer prior to receiving the CAI, a prepaid expense is recorded. For the period March 4, 1996 (inception) through December 31, 1997, VerticalNet barter transactions were immaterial. For the year ended December 31, 1998, VerticalNet recognized approximately $.6 million and $.5 million of advertising revenues and expenses, respectively, from barter transactions. Included in prepaid expenses and other current assets at December 31, 1998 is approximately $.2 million relating to barter transactions.

    Concentration of Credit Risk

      VerticalNet performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. VerticalNet maintains allowances for credit losses and such losses have been within management's expectations. No single customer accounted for greater than 10% of total revenue during the period from March 4, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998.

    Accounting for Impairment of Long-Lived Assets

      In accordance with Statement of Financial Accounting Standards Board No. 121, the Company records an impairment loss on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    Deferred Offering Costs

      As of December 31, 1998, specific incremental costs directly attributable to a planned initial public offering (IPO) of VerticalNet shares have been deferred. These deferred costs, totaling $.5 million, are included in non-current other assets on the Consolidated Balance Sheet. These costs were charged against VerticalNet's additional paid-in-capital in connection with the consummation of VerticalNet's IPO in February 1999.

    Stock Based Compensation

      The Company has adopted SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123. the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at fair value at the date of grant. Upon exercise, net proceeds, including tax benefits realized, are credited to equity. Therefore, the adoption of SFAS No. 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on income (loss) per share has been disclosed in the Notes to Consolidated Financial Statements as required by SFAS No. 123 (Note 9).

    Comprehensive Income

      In 1998, the Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (SFAS 130), which requires companies to report and display comprehensive income and its components in financial statements. Comprehensive income is the change in equity of a business

                          INTERNET CAPITAL GROUP, INC.

enterprise during a period from transactions and other events and circumstances from non-owner sources. Excluding net income, the Company's source of comprehensive income is from net unrealized appreciation on its available-for-sale securities. Reclassification adjustments result from the recognition in net income of gains or losses that were included in comprehensive income in prior periods.

    Segment Information

      At December 31, 1998, the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which requires companies to present financial and descriptive segment information (Note 11).

    Income Taxes

      Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      From the Company's inception in March 1996 to February 1999, the Company was not subject to federal and state income taxes. The Company has no net operating loss carry forwards at December 31, 1998 (Note 2).

    Net Income Per Share

      Net income per share (EPS) is computed using the weighted average number of common shares outstanding during each year. Dilutive EPS includes common stock equivalents (unless anti-dilutive) which would arise from the exercise of stock options and conversion of other convertible securities and is adjusted, if applicable, for the effect on net income (loss) of such transactions.

      Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net income per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

    Gain or Loss on Issuances of Stock By Partner Companies

      Pursuant to SEC Staff Accounting Bulletin No. 84, at the time a Partner Company accounted for under the consolidation or equity method of accounting sells its common stock at a price different from the Partner Company's book value per share, the Company's share of the Partner Company's net equity changes. If at that time, the Partner Company is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor is there question as to the Company's ability to continue in existence, the Company records the change in its share of the Partner Company's net equity as a gain or loss in its Consolidated Statements of Operations (Note
17).

    Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

                          INTERNET CAPITAL GROUP, INC.

2. Pro Forma Information (Unaudited)

      On February 2, 1999, the Company converted from an LLC to a C corporation. The Company became subject to corporate federal and state income taxes concurrent with the conversion to a C corporation. The accompanying Consolidated Statements of Operations for the year ended December 31, 1998 and nine months ended September 30, 1999 include pro forma information with respect to income taxes, net income and net income per share assuming the Company had been taxed as a C Corporation since January 1, 1998. The unaudited pro forma information provided does not necessarily reflect the income taxes, net income and net income per share that would have occurred had the Company been taxed as a C corporation since January 1, 1998.

    Pro Forma Income Taxes

      The Company's 1998 pro forma effective tax rate of 37% differed from the federal statutory rate of 35% principally due to non-deductible permanent differences.

      Based upon the cumulative temporary differences (primarily relating to the difference between the book and tax carrying value of its Partner Companies), the Company would have recognized a pro forma net deferred federal and state tax asset of $8.2 million at December 31, 1998. In the opinion of management, it is more likely than not that such asset would be realized and accordingly, a valuation allowance was not considered necessary in calculating this pro forma amount.

      Pro forma basic and diluted net income per share for the year ended December 31, 1998 of $0.08 was calculated based on pro forma net income of $8,756,325 and basic and diluted weighted average shares outstanding of 112,204,578 and 112,298,578, respectively. The difference between basic and diluted weighted average shares outstanding of 94,000 was due to the dilutive effect of stock options.

      Pro forma basic and diluted net loss per share for the nine months ended September 30, 1999 of ($0.03) was calculated based on pro forma net loss of $12,509,434 and basic and diluted weighted average shares outstanding of 185,103,758.

3. Interim Financial Information (Unaudited)

      The interim financial statements of the Company for the nine months ended September 30, 1998 and 1999, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations relating to interim financial statements.

      In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the nine months ended September 30, 1998 and 1999. The accompanying unaudited interim financial statements are not necessarily indicative of full year results.

      The unaudited interim consolidated financial statements for the nine months ended September 30, 1999 include the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. and its majority owned subsidiaries, AgProducerNetwork, Inc. ("AgProducer"), Breakaway Solutions, Inc. ("Breakaway Solutions"), EmployeeLife.com and iParts. In 1999, the Company acquired a controlling majority interest in Breakaway Solutions for $17.2 million and in AgProducer, EmployeeLife.com and iParts ("Other Majority Owned Subsidiaries") for $8.8 million in the aggregate. Breakaway Solutions' operating activities

                          INTERNET CAPITAL GROUP, INC.

have historically consisted primarily of implementation of customer relational management systems and custom integration to other related applications. In 1999, Breakaway Solutions has expanded to provide service offerings in custom web development and application hosting both through internal expansion and acquisitions. Breakaway Solutions' revenue is generally recognized upon performance of services. The Other Majority Owned Subsidiaries are development stage companies that have generated negligible revenue since their inception. In connection with the acquisition of its ownership interest in Breakaway Solutions and the Other Majority Owned Subsidiaries, the Company recorded the excess of cost over net assets acquired of $9.1 million and $2.5 million, respectively, as goodwill which is being amortized over three years. During the nine months ended September 30, 1999, Breakaway Solutions acquired all of the outstanding stock of Applica Corporation (Applica), WPL Laboratories, Inc.
(WPL) and WebYes, Inc. (WebYes). These acquisitions were accounted for under the purchase method of accounting. The Applica, WPL and WebYes acquisitions had a total purchase price of $15.2 million and resulted in total intangible assets of $13.5 million which will be amortized over five years. Of the Company's consolidated intangible assets at September 30, 1999 of $22.9 million, net of $3.7 million of accumulated amortization, $9.1 million was attributable to the Company's acquisition of Breakaway Solutions and the Other Majority Owned Subsidiaries, and $13.8 million was attributable to Breakaway Solutions' acquisitions of Applica, WPL and WebYes. Breakaway Solutions had revenue of $7.5 million and $14.7 million for the nine months ended September 30, 1998 and 1999, respectively.

      The consolidated financial statements through December 31, 1998, including the unaudited interim consolidated financial statements for the nine months ended September 30, 1998, reflect VerticalNet accounted for on the consolidation method of accounting. The unaudited interim consolidated financial statements for the nine months ended September 30, 1999 reflect VerticalNet accounted for on the equity method of accounting due to the decrease in the Company's ownership below 50%.

      The Company's carrying value and cost basis of Partner Companies accounted for under the equity method of accounting at September 30, 1999 was $120.0 million and $175.5 million, respectively. The Company's carrying value and cost basis of Partner Companies accounted for under the cost method of accounting at September 30, 1999 was $48.7 million and $56.1 million, respectively.

      At September 30, 1999, the Company's carrying value in its Partner Companies accounted for under the equity method of accounting exceeded its share of the underlying equity in the net assets of such companies by $65.9 million.

      The Company's Partner Companies accounted for under the equity method of accounting had total revenues of $15.5 million and $73.4 million and total net loss of $7.1 million and $123.7 million during the nine months ended September 30, 1998 and 1999, respectively.

      Basic and diluted net income per share for the nine months ended September 30, 1999 of $(.03) was calculated based on net loss of $6,404,860 and basic and diluted weighted average shares outstanding of 185,103,758. Basic and diluted net income per share and weighted average shares outstanding for the nine months ended September 30, 1999 were the same due to the Company's net loss.

      On February 2, 1999, the Company converted from an LLC to a corporation. The Company's accumulated deficit of $8,657,936 at that date was reclassed to additional paid-in capital.

      The Company's effective tax rate for the nine months ended September 30, 1999 of (67%) differed from the federal statutory rate of 35% principally due to the impact of changing its tax status from an LLC to a corporation on February 2, 1999 and non-deductible permanent differences. On February 2, 1999, the Company recorded a deferred tax benefit and related deferred tax asset of $7.7 million which primarily represented the excess of tax basis over book basis of its ownership interests in and advances to Partner Companies. For the period from February 2, 1999 through September 30, 1999 the Company recorded an additional tax benefit of

                          INTERNET CAPITAL GROUP, INC.

$5.1 million related to the Company's consolidated results for that period, including $15.6 million of tax expense related to the Company's non-operating gains related to VerticalNet's common stock issuance.

      The Company's net deferred tax asset of $18.8 million at September 30, 1999 consists of a deferred tax asset of $25.6 million relating to the difference between the book and tax carrying values of its Partner Companies and the tax effect of stock option compensation and a deferred tax liability of $6.8 million relating to the tax effect of stock option compensation and the tax effect of net unrealized appreciation in available-for-sale securities.

      In April 1999, the Company entered into a $50 million revolving bank credit facility (Note 7). The Company borrowed $25 million under the facility during May 1999 which was repaid with the proceeds from the issuance of its convertible notes (Note 17). As of September 30, 1999, borrowing availability under the facility was $50 million, of which none was outstanding.

      During the nine months ended September 30, 1999, the Company utilized $145.9 million in cash to acquire interests in and make advances to new and existing Partner Companies, including $13.2 million contributed to Breakaway Solutions, $4.0 million used to purchase Breakaway Solutions shares directly from Breakaway Solutions shareholders, $8.8 million in the aggregate to acquire the Company's ownership interests in the Other Majority Owned Subsidiaries, and $93.1 million utilized to acquire interests in Partner Companies accounted for under the equity method of accounting.

      During the nine months ended September 30, 1999 the Company acquired an interest in a new Partner Company from shareholders of the Partner Company who have an option, exercisable at any time through August 2000, of electing to receive cash of $11.3 million or 2,083,333 shares of the Company's common stock. As of September 30, 1999, $8.5 million remains outstanding as $2.8 million of the obligation has been converted into 509,270 shares of the Company's common stock.

      In April through September 1999 the Company's Board of Directors authorized the acceptance of full recourse promissory notes totaling $81.1 million from its employees and a director as consideration for exercising all or a portion of their vested and unvested stock options. (A total of 35,991,500 shares of common stock were issued). The $81.1 million notes receivable from these shareholders is recorded as a reduction of Shareholders' Equity at September 30, 1999 to offset the increase in Additional Paid-In-Capital as a result of the common stock issuance. The Company has the right, but not the obligation, to repurchase unvested shares under certain circumstances. The exercise of unvested options by the employees and director and the acceptance of promissory notes by the Company was in accordance with the terms of the Company's equity compensation plans and related option agreements. The Company's Board of Directors also approved loaning employees the funds, under the terms of full recourse promissory notes, to pay the income taxes that become due in connection with the option exercises. These loans have totaled $8.1 million to date and are classified as Other Assets.

      From inception through September 30, 1999, the Company recorded aggregate unearned compensation expense of $18.3 million, net of approximately $3.9 million in accumulated amortization at September 30, 1999, in connection with the grant of stock options to non-employees and the grant of employee stock options with exercise prices less than the deemed fair value on the respective dates of grant.

      In August 1999, the Company completed its initial public offering ("IPO") of 30,620,000 shares of its common stock at $6.00 per share. Concurrently, the Company completed a private placement of 7,500,000 shares of its common stock at the $6.00 IPO price. Upon consummation of the IPO, the $90 million of Convertible Subordinated Notes discussed in Note 17 converted into 14,999,732 shares of the Company's

                          INTERNET CAPITAL GROUP, INC.

common stock. Warrants to acquire 3,000,000 shares of common stock at an exercise price of $6.00 per share were issued with such notes and remain outstanding at September 30, 1999.

      In October 1999, Breakaway Solutions completed its initial public offering raising approximately $45 million. As a result of this, the Company's ownership interest in Breakaway Solutions was reduced to below 50% and will be accounted for under the equity method beginning in October 1999.

      In November 1999, the Company acquired an ownership interest that will be accounted for under the equity method in eMerge Interactive Inc. for a combination of cash of $27 million and a non interest bearing note of $23 million. The note has a one year maturity, of which $5 million may be payable earlier under certain circumstances.

      On November 15, 1999, the Company's Board of Directors authorized the filing of a registration statement in connection with a public offering of common stock and convertible subordinated notes of the Company. On the same date, the Company's Board of Directors authorized a two for one stock split of all shares of common stock outstanding on the twelfth calendar day after the date that the Company files the registration statement. All of the information in these financial statements has been retroactively restated to give effect to the split as if it had occurred on March 4, 1996 (inception).

4. Ownership Interests in and Advances to Partner Companies

      The following summarizes the Company's ownership interests in and advances to Partner Companies accounted for under the equity method or cost method of accounting. The ownership interests are classified according to applicable accounting methods at December 31, 1997 and 1998. Cost basis represents the Company's original acquisition cost less any impairment charges in such companies.

                               December 31, 1997          December 31, 1998
                           -------------------------- --------------------------
                           Carrying Value Cost Basis  Carrying Value Cost Basis
                           -------------- ----------- -------------- -----------
Equity Method.............  $ 1,200,210   $ 1,608,452  $21,311,324   $27,588,451
Cost Method...............   22,844,870    22,844,870   38,180,616    38,180,616
                            -----------                -----------
                            $24,045,080                $59,491,940
                            ===========                ===========

      At December 31, 1998 the Company's carrying value in its Partner Companies accounted for under the equity method exceeded its share of the underlying equity in the net assets of such companies by $12.7 million. This excess relates to ownership interests acquired in 1998 and is being amortized over a three year period. Amortization expense of $.4 million is included in "Equity income (loss)" in the accompanying Consolidated Statements of Operations for the year ended December 31, 1998.

      Of the $5.9 million of equity loss recorded by the Company in 1998, approximately $4.3 million was attributable to Syncra Software, Inc.

      As of December 31, 1998, the Company had $5.2 million in advances to Partner Companies which mature on various dates through November 25, 1999 and bear interest at fixed rates between 7% and 10%.

                          INTERNET CAPITAL GROUP, INC.

      The following summarized financial information for Partner Companies accounted for under the equity method of accounting at December 31, 1997 and 1998 has been compiled from the financial statements of the respective Partner
Companies:

Balance Sheets

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
Current assets......................................... $ 7,042,767 $33,645,121
Non-current assets.....................................   3,876,167   7,147,665
                                                        ----------- -----------
    Total assets.......................................  10,918,934  40,792,786
                                                        ----------- -----------
Current liabilities....................................   5,406,510  11,712,289
Non-current liabilities................................   1,203,524     758,840
Shareholders' equity...................................   4,308,900  28,321,657
                                                        ----------- -----------
    Total liabilities and shareholders' equity......... $10,918,934 $40,792,786
                                                        =========== ===========

Results of Operations

                                                       Year Ended December 31,
                                                       ------------------------
                                        March 4, 1996
                                        (Inception) to
                                         December 31,
                                             1996         1997         1998
                                        -------------- ----------- ------------
Revenue................................  $ 9,365,872   $18,911,691 $ 21,495,832
Net income (loss)......................  $(1,369,774)  $   255,280 $(14,969,192)

5. Other Acquisitions

      In 1998, VerticalNet acquired all of the outstanding capital stock of Boulder Interactive Technology Services Company (BITC) for $1.9 million in cash and all of the outstanding capital stock of Informatrix Worldwide, Inc. (Informatrix) for 99,784 shares of VerticalNet's common stock valued at $.2 million. These acquisitions were accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired of approximately $2.8 million was recorded as goodwill and is being amortized over three years. Accumulated amortization relating to this goodwill totaled $.3 million at December 31, 1998.

      The following unaudited pro forma financial information presents the combined results of operations as if VerticalNet had owned BITC and Informatrix since January 1, 1997 and October 15, 1997 (inception), respectively, after giving effect to certain adjustments including goodwill and income taxes. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, VerticalNet, BITC and Informatrix constituted a single entity during such periods.

                                                            (Unaudited)
                                                      Year Ended December 31,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
Revenue.............................................. $ 1,118,030  $ 3,606,027
Pro forma net income (loss).......................... $(7,590,016) $13,166,449
Pro forma net income (loss) per share................ $      (.11) $      (.12)

                          INTERNET CAPITAL GROUP, INC.

6. Fixed Assets

      Fixed assets consists of the following:

                                                              December 31,
                                                           --------------------
                                                             1997       1998
                                                           --------  ----------
Computer equipment and software........................... $681,656  $1,564,297
Office equipment and furniture............................  148,430     271,809
Trade show equipment......................................   34,079      40,587
Leasehold improvements....................................   29,402      45,864
                                                           --------  ----------
                                                            893,567   1,922,557
Less: accumulated depreciation and amortization........... (349,124)   (771,289)
                                                           --------  ----------
                                                           $544,443  $1,151,268
                                                           ========  ==========

7. Debt

    Revolving Credit Facilities

      In March 1998, the Company entered into an unsecured $3 million revolving credit facility. Borrowings under this facility accrued interest at a premium to prime ranging from .75% to 1.5%. The Company borrowed up to $2 million under this facility during 1998. No amounts were outstanding at December 31, 1998 and the facility expired in March 1999.

      In April 1999, the Company entered into a $50 million revolving bank credit facility. In connection with the facility, the Company issued 400,000 warrants exercisable for seven years at $5 per share which were valued at time of issuance at $1.0 million. The facility matures in April 2000, is subject to a .25% unused commitment fee, bears interest, at the Company's option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of the Company's assets (including the Company's holdings in VerticalNet). Borrowing availability under the facility is based on the fair market value of the Company's holdings of publicly traded Partner Companies (only VerticalNet as of May 7, 1999) and the value, as defined in the facility, of the Company's private Partner Companies. Based on the provisions of the borrowing base, borrowing availability at April 30, 1999 was $32.6 million, of which none was outstanding. As of May 7, 1999, the Company had borrowed $13 million under the facility.

      VerticalNet had a line of credit with a bank in the amount of $2.5 million at December 31, 1997. Borrowings under the facility were collateralized by a security interest in all assets of VerticalNet and required VerticalNet to meet specified financial ratios. As of December 31, 1997, VerticalNet was in technical default, as it did not meet the specified financial ratios, but the bank waived these violations. The facility accrued interest at prime plus 1.5% (10% at December 31, 1997). The weighted average interest rate for borrowings under this facility was 10% for the year ended December 31, 1997.

      As of June 1998, VerticalNet modified the agreement, reducing its line of credit with the bank to $.5 million. On November 25, 1998, the agreement was additionally amended allowing the Company to execute a $2.0 million note with the bank. The note accrues interest at prime plus 1.5% and matures at the earlier of March 31, 1999 or the completion of VerticalNet's next financing. In connection with the loan, VerticalNet issued warrants to purchase 20,513 shares of VerticalNet's common stock at an exercise price of $16 per share with an estimated fair value of $.1 million. As of December 31, 1998, the outstanding balance for borrowings under this facility was $2 million and the weighted average interest rate for the year ended December 31, 1998 was 10%. Upon the completion of VerticalNet's IPO in February 1999, VerticalNet repaid $2 million and the line of credit with the bank was reduced to $.5 million.

                         INTERNET CAPITAL GROUP, INC.

    Long-Term Debt

      All of the Company's long-term debt is attributable to VerticalNet and consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
Term notes with related parties............................. $100,000  $     --
Term bank notes.............................................   32,852        --
Capital leases..............................................  417,952   639,940
                                                             --------  --------
                                                              550,804   639,940
Less: current portion....................................... (150,856) (288,016)
                                                             --------  --------
Long-term debt.............................................. $399,948  $351,924
                                                             ========  ========

      VerticalNet had three unsecured term notes due to shareholders with an interest rate of 7%. The notes were to mature on February 2001. One of the holders of these notes is a Board member of the Company. These notes were repaid in May 1998.

      VerticalNet had a term loan with another bank with an interest rate at prime plus 2.75% (11.25% at December 31, 1997) which was payable in 36 monthly installments. This note was repaid in May 1998.

      VerticalNet has several capital leases on its equipment with lease terms ranging from three to five years. The interest rates implicit in the leases are 8% to 20%. At December 31, 1997 and 1998, the book value of assets held under capital leases was approximately $.3 million and $.5 million, respectively, and the aggregate remaining minimum lease payments at December 31, 1998 were approximately $.7 million including interest of approximately $.1 million.

      At December 31, 1998, long-term debt is scheduled to mature as follows:

      1999............................................................. $288,016
      2000.............................................................  230,338
      2001.............................................................   95,718
      2002.............................................................   19,810
      2003.............................................................    6,058
                                                                        --------
      Total............................................................ $639,940
                                                                        ========

8. Accrued Expenses

      Accrued expenses consists of the following:

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            -------- ----------
Accrued compensation and benefits.......................... $ 90,833 $  454,230
Accrued marketing costs....................................       --    446,334
Other......................................................  297,692    922,843
                                                            -------- ----------
                                                            $388,525 $1,823,407
                                                            ======== ==========

                          INTERNET CAPITAL GROUP, INC.

9. Shareholders' Equity

      The Company's authorized capital stock consists of 130,000,000 shares of common stock, par value $.001 per share. The holders of common stock are entitled to one vote per share and are entitled to dividends as declared.

      Dividends may be restricted by the inability to liquidate ownership interests in Partner Companies to fund cash dividends and may be subject to the preferential rights of the holders of the Company's preferred stock, if any.

      The Company may establish one or more classes or series of preferred stock. The holders of the preferred stock may be entitled to preferences over common stock or shareholders with respect to dividends, liquidation, dissolution, or winding up of the Company, as established by the Company's Board of Directors. No preferred stock is authorized at December 31, 1998.

      Certain shareholders were granted registration rights which become effective after completion of a public offering.

      Shareholders' equity contributions are recorded when received. The Company issued 31,980,000 shares of common stock for net proceeds of $32 million in 1999. These shares had been subscribed for at December 31, 1998.

    Restricted Stock

      During 1996 and 1997, 12,054,034 and 1,513,216 shares of restricted common stock ("restricted stock") were granted, net of forfeitures, to employees, consultants and advisors at no cost as performance incentives. The restricted stock vests in equal annual installments over a five year period.

      At December 31, 1997 and 1998, the 13,567,250 shares of restricted stock had been granted at a weighted average fair value of $0.10 per share or an aggregate of $1.3 million based on independent valuations of the shares. These independent valuations took into account certain factors, primarily the restrictions on the ability of restricted shareholders to receive distributions of dividends or profits and the uncertainty of realization of any return from these shares. The $1.3 million of deferred compensation is classified as a reduction of shareholders' equity and is being amortized over the five-year vesting period. Compensation expense related to the restricted stock totaling $.1 million, $.2 million and $.3 million was recorded in 1996, 1997 and 1998, respectively.

    Stock Option Plans

      Incentive or non-qualified stock options may be granted to Company employees, directors and consultants under several stock option plans ("Plans"). Generally, the options vest over a four to five year period and expire eight to ten years after the date of grant. At December 31, 1998, the Company reserved 20,940,000 shares of common stock for possible future issuance under the Plans. VerticalNet and most Partner Companies also maintain their own stock option plans.

                          INTERNET CAPITAL GROUP, INC.

      The following table summarizes the activity of the Company's stock option plans:

                                                                     Weighted
                                                                     Average
                                                        Shares    Exercise Price
                                                      ----------  --------------
Outstanding at January 1, 1997.......................         --      $   --
Options granted......................................    188,000        0.50
Options canceled/forfeited...........................         --          --
                                                      ----------
Outstanding at December 31, 1997.....................    188,000        0.50
Options granted...................................... 12,094,000        1.00
Options canceled/forfeited...........................    (94,000)      (0.50)
                                                      ----------
Outstanding at December 31, 1998..................... 12,188,000      $ 1.00
                                                      ==========

      No options were issued by the Company in 1996. At December 31, 1997 there were no options exercisable under the Plans. At December 31, 1998 there were 11,750 options exercisable at $1.00 per share under the Plans.

      The following table summarizes information about stock options outstanding:

                                                             Weighted Average
                                     Number Outstanding at Remaining Contractual
              Exercise Price           December 31, 1998      Life (in Years)
              --------------         --------------------- ---------------------
      $0.50.........................          94,000                  7
      $1.00.........................      12,094,000                 10

      Included in the 1998 option grants are 994,000 stock options to non-employees. The fair value of these options of $.7 million was recorded as deferred compensation in 1998 and is being amortized over the five year vesting period. The fair value of these options was determined using the Black-Scholes method assuming a volatility of 80%, a dividend yield of 0%, an average expected option life of 5 years, and a risk-free interest rate of 5.2%.

      The Company applies APB 25 and related interpretations in accounting for its stock option plans. Had compensation cost been recognized pursuant to SFAS 123, the Company's net income (loss) would have been as follows:

                                                       Year Ended December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
Net income (loss)
  As reported......................................... $(6,579,628) $13,898,928
  SFAS 123 pro forma.................................. $(6,648,952) $13,436,582
Net income (loss) per share
  As reported......................................... $      (.10) $       .12
  SFAS 123 pro forma.................................. $      (.10) $       .12

      The per share weighted-average fair value of options issued by the Company during 1997 and 1998 was approximately $0.11 and $0.22, respectively.

                          INTERNET CAPITAL GROUP, INC.

      The following assumptions were used to determine the fair value of stock options granted to employees by the Company, its subsidiaries, and Partner Companies accounted for under the equity method using the minimum value option-price model:

      Dividend yield...................................................       0%
      Average expected option life..................................... 5 years
      Risk-free interest rate..........................................     5.2%

      In 1999 through May 7, 1999, the Company granted 7,169,000 options to employees and non-employees at exercise prices ranging from $1.00 to $2.44.

10. Related Parties

      The Company provides strategic and operational support to its Partner Companies in the normal course of its business. These services are generally provided by the Company's employees, members of its Advisory Board and Board of Directors and outside consultants. The costs related to employees are paid by the Company and are reflected by the Company in general and administrative expenses of the General ICG Operations segment. Members of the Company's Advisory Board and Board of Directors are generally compensated with stock options in the Company which are accounted for in accordance with Statement of Financial Accounting Standards No. 123 with any expense related to these options included in general and administrative expenses of the General ICG Operations segment. The costs of outside consultants are generally paid directly by the Partner Company.

      A principal shareholder satisfied a portion of its initial 1996 funding commitment by contributing its interests valued at $6.1 million in the securities of a Partner Company. As this shareholder controlled the Company at the time of the transfer, the shareholder's cost basis in the shares of the Partner Company ($1.1 million), together with a $.5 million equity contribution made by the Company, comprise the Company's cost basis in the Partner Company.

      The Company entered into various cost sharing arrangements with the same principal shareholder during 1996, 1997, and 1998, whereby the Company reimbursed, under fair market terms, this shareholder for certain operational expenses. The amounts incurred for such items were $.1 million, $.1 million and $.2 million in 1996, 1997, and 1998, respectively.

      The Company loaned an officer $.1 million during 1998, evidenced by a term note with an interest rate of prime plus 1% (8.75% at December 31, 1998) to purchase a portion of the Company's interest in a Partner Company at the Company's cost. This note was repaid in January 1999 and is included in other current assets in the December 31, 1998 Consolidated Balance Sheets.

      In September 1998 the Company entered into a $.2 million one-year consulting contract with a Partner Company.

      The Company shares certain acquisition rights with certain of its principal shareholders whereby these shareholders have the ability to purchase a portion of the Company's interest in certain Partner Companies. During 1998 and 1999, one shareholder exercised this right and acquired a portion of the Company's interest in or advances to three Partner Companies for cash of $3.0 million and assumption of $.4 million of a payable to a Partner Company. At the time of the transactions, there was no difference between the consideration received and the Company's cost basis of the ownership interest or advance sold. The agreement under which these rights are exercisable will terminate automatically upon an initial public offering.

                          INTERNET CAPITAL GROUP, INC.

      Certain executives of the Company and its Partner Companies have the option to purchase a portion of the Company's ownership interest in various Partner Companies at the Company's cost.

11. Segment Information

      In 1998, the Company adopted SFAS 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required. The Company's reportable segments consist of Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet for the periods ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998, (unaudited), and AgProducer, Breakaway Solutions, EmployeeLife.com and iParts for the period from acquisition in 1999 through September 30, 1999, (unaudited), and recording the Company's share of earnings and losses of Partner Companies accounted for under the equity method. VerticalNet's operations include creating and operating industry-specific trade communities on the Internet. Breakaway Solutions' operations include implementation of various computer applications. AgProducer, EmployeeLife.com and iParts are development stage companies that have generated negligible revenue since their inception. Partner Companies accounted for under the equity method of accounting operate in various Internet-related businesses. General ICG Operations represents the expenses of providing strategic and operational support to the Internet-related Partner Companies, as well as the related administrative costs related to such expenses. General ICG Operations also includes the effect of transactions and other events incidental to the Company's general operations and the Company's ownership interests in and advances to Partner Companies. The Company's and Partner Companies' operations were principally in the United States of America during 1996, 1997, 1998 and 1999, (unaudited).

                          INTERNET CAPITAL GROUP, INC.

      The following summarizes information related to the Company's segments. All significant intersegment activity has been eliminated. Assets are owned or allocated assets used by each operating segment.

                         March 4, 1996                                  (Unaudited)
                          (Inception)                                Nine Months Ended
                            Through    Year Ended December 31,         September 30,
                         December 31,  -------------------------  -------------------------
                             1996         1997          1998         1998          1999
                         ------------- -----------  ------------  -----------  ------------
Partner Company
 Operations
Revenue.................  $   285,140  $   791,822  $  3,134,769  $ 1,861,799  $ 14,783,096
                          -----------  -----------  ------------  -----------  ------------
Operating expenses
 Cost of revenue........      427,470    1,767,017     4,642,528    2,898,700     7,424,594
 Selling, general and
  administrative........      560,077    3,688,488    12,001,245    7,312,682    18,267,184
                          -----------  -----------  ------------  -----------  ------------
 Total operating
  expenses..............      987,547    5,455,505    16,643,773   10,211,382    25,691,778
                          -----------  -----------  ------------  -----------  ------------
                             (702,407)  (4,663,683)  (13,509,004)  (8,349,583)  (10,908,682)
 Other income (expense),
  net...................          --           --            --           --         27,607
 Interest income........        7,491       10,999       212,130      164,535        85,946
 Interest expense.......      (13,931)    (126,105)     (297,401)    (149,369)      (53,969)
                          -----------  -----------  ------------  -----------  ------------
 Income (loss) before
  income taxes, minority
  interest and equity
  income (loss).........     (708,847)  (4,778,789)  (13,594,275)  (8,334,417)  (10,849,098)
 Income taxes...........          --           --            --           --            --
 Minority interest......      427,185     (106,411)    5,381,640    2,699,112     4,133,057
 Equity income (loss)...     (514,540)     106,298    (5,868,887)  (3,969,734)  (49,141,961)
                          -----------  -----------  ------------  -----------  ------------
Loss from Partner
 Company Operations.....  $  (796,202) $(4,778,902) $(14,081,522) $(9,605,039) $(55,858,002)
                          ===========  ===========  ============  ===========  ============
General ICG Operations
 General and
  administrative........  $ 1,360,821  $ 2,054,118  $  3,512,586  $ 2,516,912  $ 12,735,334
                          -----------  -----------  ------------  -----------  ------------
 Other income, net......          --           --     30,483,177   23,514,321    46,973,584
 Interest income, net...       94,538      253,392     1,009,859      498,486     2,374,469
                          -----------  -----------  ------------  -----------  ------------
 Income (loss) from
  General ICG Operations
  before income taxes...   (1,266,283)  (1,800,726)   27,980,450   21,495,895    36,612,719
 Income taxes...........          --           --            --           --     12,840,423
                          -----------  -----------  ------------  -----------  ------------
 Income (loss) from
  General ICG
  Operations............  $(1,266,283) $(1,800,726) $ 27,980,450  $21,495,895  $ 49,453,142
                          ===========  ===========  ============  ===========  ============

                          INTERNET CAPITAL GROUP, INC.

                                                December 31,       (Unaudited)
                                           -----------------------  September
                                              1997        1998       30, 1999
                                           ----------- ----------- ------------
Assets
Partner Company Operations
  Carrying value of equity method Partner
   Companies.............................. $ 1,200,210 $21,311,324 $120,034,751
  Other...................................   2,104,087  12,342,975   57,608,628
                                           ----------- ----------- ------------
                                             3,304,297  33,654,299  177,643,379
General ICG Operations
  Cash and cash equivalents...............   5,212,745  21,178,055  173,658,018
  Carrying value of cost method Partner
   Companies..............................  22,844,870  38,180,616   48,655,628
  Other...................................     119,104   3,773,005   70,270,344
                                           ----------- ----------- ------------
                                            28,176,719  63,131,676  292,583,990
                                           ----------- ----------- ------------
                                           $31,481,016 $96,785,975 $470,227,369
                                           =========== =========== ============

12. Parent Company Financial Information

      The Company's consolidated financial statements reflect VerticalNet accounted for under the consolidation method of accounting from the Company's inception in March 1996 through December 31, 1998 (audited) and under the equity method of accounting for the nine months ended September 30, 1999 (unaudited). The Company's consolidated financial statements for the nine months ended September 30, 1999 reflect AgProducer, Breakaway Solutions, EmployeeLife.com and iParts ("1999 Consolidated Companies") accounted for under the consolidation method of accounting (unaudited).

      Parent company financial information is provided to present the financial position and results of operations of the Company as if VerticalNet and the 1999 Consolidated Companies were accounted for under the equity method of accounting for all periods presented during which the Company owned its ownership interest in each company. The Company's share of VerticalNet's and the 1999 Consolidated Companies' losses is included in "Equity income (loss)" in the Parent Company Statements of Operations for all periods presented based on the Company's ownership percentage in each period. The losses recorded in excess of carrying value of VerticalNet at December 31, 1997 and 1998 are included in "Non-current liabilities" and the carrying value of VerticalNet and the 1999 Consolidated Companies as of September 30, 1999 is included in "Ownership interests in and advances to Partner Companies" in the Parent Company Balance Sheets. The September 30, 1999 Parent Company Balance Sheet and the Parent Company Statements of Operations for the nine months ended September 30, 1998 and 1999 are unaudited.

Parent Company Balance Sheets

                                                December 31,       (Unaudited)
                                           -----------------------  September
                                              1997        1998       30, 1999
                                           ----------- ----------- ------------
Assets
  Current assets.......................... $ 5,245,064 $21,596,575 $194,524,991
  Ownership interests in and advances to
   Partner Companies......................  24,045,080  59,491,940  187,997,023
  Other...................................      86,785   3,354,485   49,403,371
                                           ----------- ----------- ------------
    Total assets..........................  29,376,929  84,443,000  431,925,385
Liabilities and shareholders' equity
  Current liabilities.....................     318,729   2,082,463   13,408,788
  Non-current liabilities.................   2,423,525   1,636,159          --
  Shareholders' equity....................  26,634,675  80,724,378  418,516,597
                                           ----------- ----------- ------------
    Total liabilities and shareholders'
     equity............................... $29,376,929 $84,443,000 $431,925,385
                                           =========== =========== ============

                          INTERNET CAPITAL GROUP, INC.

Parent Company Statements of Operations

                                                                          (Unaudited)
                                                                       Nine Months Ended
                                         Year Ended December 31,         September 30,
                                         -------------------------  ------------------------
                          March 4, 1996
                          (Inception) to
                           December 31,
                               1996         1997          1998         1998         1999
                          -------------- -----------  ------------  -----------  -----------
Revenue.................   $        --   $        --  $         --  $        --  $        --
                           -----------   -----------  ------------  -----------  -----------
Operating expenses
  General and
   administrative.......     1,360,821     2,054,118     3,512,586    2,516,912   12,735,334
                           -----------   -----------  ------------  -----------  -----------
  Total operating
   expenses.............     1,360,821     2,054,118     3,512,586    2,516,912   12,735,334
                           -----------   -----------  ------------  -----------  -----------
                            (1,360,821)   (2,054,118)   (3,512,586)  (2,516,912) (12,735,334)
Other income, net.......            --            --    30,483,177   23,514,321   46,973,584
Interest income, net....        94,538       253,392     1,009,859      498,486    2,374,469
                           -----------   -----------  ------------  -----------  -----------
Income (loss) before
 income taxes and equity
 income (loss)..........    (1,266,283)   (1,800,726)   27,980,450   21,495,895   36,612,719
Income taxes............            --            --            --           --   12,840,423
Equity income (loss)....      (796,202)   (4,778,902)  (14,081,522)  (9,605,039) (55,858,002)
                           -----------   -----------  ------------  -----------  -----------
Net income (loss).......   $(2,062,485)  $(6,579,628) $ 13,898,928  $11,890,856  $(6,404,860)
                           ===========   ===========  ============  ===========  ===========


13. Supplemental non-cash financing and investing activities

      During the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 (unaudited), the Company converted $1.4 million, $1.8 million and $6.4 million, respectively, of advances to Partner Companies into ownership interests in Partner Companies.

      During the year ended December 31, 1998, the Company exchanged all of its holdings in Matchlogic and Wisewire for shares of Excite and Lycos, respectively (Note 15).

      Interest paid in the periods ended December 31, 1997 and 1998 was $.l million and $.2 million, respectively.

      The Company paid no income taxes in 1996, 1997 and 1998 due to its tax status as an LLC.

      In 1998, the Company acquired an ownership interest in a Partner Company in exchange for a $1.7 million note payable. The note is payable in two equal installments through June 1999, does not bear interest and is secured with the acquired stock of the Partner Company. In March 1999, a shareholder of the Company assumed $.4 million of this note.

14. Defined Contribution Plan

      In 1997, the Company established a defined contribution plan that covers all of its employees. Participants may contribute 1% to 15% of pre-tax compensation, as defined. The Company may make discretionary contributions to the plan but has never done so.

                         INTERNET CAPITAL GROUP, INC.

15. Other Income

     Other income consists of the following for the year ended December 31, 1998:

   Sale of Matchlogic to Excite.................................... $12,822,162
   Sale of Excite holdings.........................................  16,813,844
   Sale of WiseWire to Lycos.......................................   3,324,238
   Sale of Lycos holdings..........................................   1,471,907
   Partner Company impairment charges..............................  (3,948,974)
                                                                    -----------
                                                                    $30,483,177
                                                                    ===========

     Gains on sales of Partner Companies and available-for-sale securities are determined using average cost.

     In February 1998, the Company exchanged all of its holdings in MatchLogic for 763,820 shares of Excite. The fair market value of the Excite shares received of $14.3 million on the date of exchange was used to determine the gain of $12.8 million. Throughout the remainder of 1998, the Company sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and $16.8 million of gains.

     In April 1998, the Company exchanged all of its holdings in WiseWire for 191,922 shares of Lycos, Inc. The fair market value of the Lycos shares received of $5.3 million on the date of exchange was used to determine the gain of $3.3 million. Throughout the remainder of 1998, the Company sold 169,548 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

     In December 1998 the Company recorded an impairment charge of $1.9 million for the decrease in value of one of its Partner Companies accounted for under the cost method of accounting as a result of selling the Partner Company interest below its carrying value. The Company had acquired its ownership interest in the Partner Company during 1996 and 1997. In December 1998, the Partner Company agreed to be acquired by an independent third party. The transaction was completed in January 1999. The impairment charge the Company recorded was determined by calculating the difference between the proceeds it received from the sale and its carrying value.

     For the year ended December 31, 1998 and the nine months ended September 30, 1999, the Company recorded impairment charges of $2.0 million and $5.3 million (unaudited), respectively, for the other than temporary decline in the fair value of a cost method Partner Company. From the date of its initial acquisition of an ownership interest in this Partner Company through December 31, 1998, the Company's funding to this Partner Company represented all of the outside capital the company had available to fund its net losses and capital asset requirements. During the nine months ended September 30, 1999 the Company fully guaranteed the Partner Company's new bank loan and agreed to provide additional funding. The Company acquired an additional ownership interest in this Partner Company for $5.0 million in April 1999. The impairment charges the Company recorded were determined by the decrease in net book value of the Partner Company caused by its net losses which were funded entirely based on the Company's funding and bank guarantee. Given its continuing losses, the Company will continue to determine and record impairment charges in a similar manner for this Partner Company until the status of its financial position improves.

16. Commitments and Contingencies

     The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to

                          INTERNET CAPITAL GROUP, INC.

these actions will not materially affect the financial position, results of operations or cash flows of the Company and its subsidiaries.

      In connection with its ownership interests in certain Partner Companies, the Company guaranteed $3.2 million of bank loan and other commitments and has committed capital of $2 million to an existing Partner Company to be funded in 1999.

      The Company and VerticalNet lease their facilities under operating lease agreements expiring through 2004. Future minimum lease payments as of December 31, 1998 under the leases are as follows:

      1999............................................................. $385,316
      2000.............................................................  402,565
      2001.............................................................  266,970
      2002.............................................................  239,984
      2003.............................................................  246,274
      Thereafter.......................................................  103,385

      Rent expense under the noncancelable operating leases was approximately $.1 million and $.3 million for the years ended December 31, 1997 and 1998, respectively.

      Because many of its Partner Companies are not majority-owned subsidiaries, changes in the value of the Company's interests in Partner Companies and the income or loss and revenue attributable to them could require the Company to register under the Investment Company Act unless it takes action to avoid being required to register. However, the Company believes it can take steps to avoid being required to register under the Investment Company Act which would not adversely affect its operations or shareholder value.

      On June 30, 1998, VerticalNet entered into a three year Sponsorship Agreement with Excite, Inc. (Excite). The Sponsorship Agreement provides for VerticalNet and Excite to sponsor and promote thirty co-branded Web pages and for each company to sell advertising on the Web pages. Excite has guaranteed a minimum number of advertising impressions for each of the three years. The agreement is cancelable by either party, as defined, and requires VerticalNet to pay Excite $0.9 million, $2.0 million and $3.0 million, respectively, in year one, two and three under the agreement. Such payments will be charged to expense as the advertising impressions are provided by Excite. In addition, each company will provide the other with $.2 million in barter advertising during the term of the Sponsorship Agreement. As of December 31, 1998, each company has satisfied the barter provisions under the Sponsorship Agreement.

      On January 19, 1999, VerticalNet entered into a one-year agreement with Compaq Computer Corporation (Compaq) and its Internet Web site known as AltaVista. The agreement provides for VerticalNet and AltaVista to sponsor and promote thirty-one co-branded Web pages. The agreement requires VerticalNet to pay Compaq $1.0 million over the term of the agreement based on the number of advertising impressions delivered. Such amount will be charged to expense as the advertising impressions are provided by AltaVista. In addition, each company will provide the other with $.3 million in barter advertising during the term of the agreement.

      VerticalNet has entered into non-cancelable obligations with several content service providers and Internet search engines. Under these agreements, exclusive of the Excite and AltaVista agreements discussed above, VerticalNet's obligations are as follows:

      1999........................................................... $1,488,734
      2000...........................................................     65,500

                          INTERNET CAPITAL GROUP, INC.

      VerticalNet has entered into employment agreements with several employees. The agreements are cancelable, but require severance upon termination. As of December 31, 1998, VerticalNet would be required to pay approximately $1 million in severance in the event that these employment agreements are canceled.

17. Fiscal 1999 Events

    Issuance of Common Stock

      The Company issued 31,980,000 shares of common stock for net proceeds of $32 million from January through March, 1999 (Note 9).

      In April 1999 the Company's Board of Directors authorized the acceptance of full recourse promissory notes from its employees and a director as consideration for exercising all or a portion of their vested and unvested stock options. The Company has the right, but not the obligation, to repurchase unvested shares under certain circumstances. The exercise of unvested options by the employees and director and the acceptance of promissory notes by the Company are in accordance with the terms of the Company's equity compensation plans and related option agreements. The Company's Board of Directors also approved loaning employees the funds, under the terms of full recourse promissory notes, to pay the income taxes that become due in connection with the option exercises.

    VerticalNet Initial Public Offering

      In February 1999, VerticalNet completed its initial public offering (IPO) of 8,050,000 shares of its common stock at $8.00 per share. Net proceeds to VerticalNet were approximately $58.3 million. As a result of the VerticalNet IPO, the Company recorded a gain in 1999 of approximately $28 million relating to the increase in the Company's share of VerticalNet's net equity.

    Tax Distribution

      In March 1999 the Company made a distribution of $10.7 million to former LLC members in accordance with the LLC agreements to satisfy the members' tax liabilities.

    Ownership Interests in and Advances to Partner Companies

      Through May 7, 1999, the Company expended approximately $60 million to acquire interests in or make advances to new and existing Partner Companies.

    Revolving Bank Credit Facility

      In April 1999, the Company entered into a $50 million revolving bank credit facility (Note 7).

    Convertible Subordinated Notes

      On May 5, 1999, the Company's Board of Directors authorized the issuance of up to $90 million of convertible subordinated notes. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. Prior to May 2000, the notes will automatically convert into shares of the Company's common stock at the initial public offering price upon consummation of an initial public offering or at the per share value of a private round of equity financing of at least $50 million. If the notes are

                          INTERNET CAPITAL GROUP, INC.

converted, all accrued interest is waived. The Company's Board of Directors also approved the issuance of warrants to the holders of these convertible notes to purchase shares of the Company's common stock. The warrant holders will be entitled to purchase the number of shares of the Company's common stock determined by dividing 20% of the principal amount of the notes by the price per share at which the notes are convertible. The warrants expire in May 2002.

                          INTERNET CAPITAL GROUP, INC.

               Pro Forma Condensed Combined Financial Statements
                             Basis of Presentation
                                  (Unaudited)

      During 1998 and 1999, the Company acquired significant minority ownership interests in 28 Partner Companies accounted for under the equity method of accounting. In October 1999, the Company acquired a majority ownership interest in Purchasing Solutions, Inc. In October 1999, Purchasing Solutions, Inc. acquired all of the assets of Purchasing Group, Inc. and Integrated Sourcing, LLC, two related businesses. In November 1999, the Company acquired a significant minority ownership interest in eMerge Interactive, Inc. for total purchase consideration of $48.2 million. All acquisitions have been accounted for using the purchase method of accounting. In addition, the Company deconsolidated VerticalNet, Inc. subsequent to December 31, 1998 and Breakaway Solutions, Inc. subsequent to September 30, 1999 due to the decrease in the Company's voting ownership percentage in each company from above to below 50%.

      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 gives effect to the acquisition of a significant minority ownership interest in eMerge Interactive, Inc., the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the deconsolidation of VerticalNet, Inc, the 1998 and 1999 acquisitions of significant minority ownership interests in 28 equity method Partner Companies, and the acquisition of the Company's ownership interest in Breakaway Solutions, Inc. as a company accounted for under the equity method as if the transactions had occurred on January 1, 1998. As Breakaway Solutions, Inc. was initially acquired in the first quarter of 1999, no pro forma adjustments to the 1998 financial statements are necessary to reflect its deconsolidation subsequent to September 30, 1999.

      The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 1999 gives effect to the acquisition of a significant minority ownership interest in eMerge Interactive, Inc., the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the 1999 acquisitions of significant minority ownership interests in 20 equity method Partner Companies, and the acquisition of the Company's ownership interest in Breakaway Solutions, Inc. as a company accounted for under the equity method as if the transactions had occurred on January 1, 1998. As VerticalNet, Inc. was deconsolidated in the first quarter of 1999, no pro forma adjustments to the consolidated statement of operations for the nine months ended September 30, 1999 are necessary to reflect its deconsolidation.

      The unaudited pro forma condensed combined balance sheet as of September 30, 1999 gives effect to the acquisition of a significant minority ownership interest in eMerge Interactive, Inc., the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the deconsolidation of Breakaway Solutions, Inc., and the acquisitions during the period from October 1, 1999 through December 2, 1999 of significant minority ownership interests in six new and eight existing equity method Partner Companies as if the transactions had occurred on September 30, 1999.

      The unaudited pro forma condensed combined financial statements have been prepared by the management of the Company and should be read in conjunction with the Company's historical consolidated financial statements contained elsewhere herein, and the historical consolidated financial statements of eMerge Interactive, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC which are included elsewhere herein. Since the unaudited pro forma financial statements which follow are based upon the financial condition and operating results of eMerge Interactive, Inc., Purchasing Solutions, Inc., Purchasing Group, Inc., Integrated Sourcing, LLC and the equity method Partner Companies acquired during periods when they were not under the control or management of the Company, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed on the pro forma dates reflected nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of the Company with Purchasing Solutions, Inc., Purchasing Group, Inc., Integrated Sourcing, LLC, eMerge Interactive, Inc. and the other equity method Partner Companies.

                          INTERNET CAPITAL GROUP, INC.

    Unaudited Pro Forma Condensed Combined Balance Sheet September 30, 1999

                           Internet
                           Capital       Breakaway     Pro Forma         Sub-       e-Merge       Pro Forma
                         Group, Inc.  Deconsolidation Adjustments       Total     Acquisition      Combined
                         ------------ --------------- ------------   ------------ ------------   ------------
Assets
Current Assets
 Cash and cash
  equivalents........... $186,137,151  $ (7,747,165)  $(92,788,485)b $ 79,347,251 $(27,000,000)a $ 52,347,251
                                                        (7,699,800)c
                                                         1,445,550 c
 Short-term
  investments...........   22,845,079            --             --     22,845,079           --     22,845,079
 Accounts receivable,
  less allowance for
  doubtful accounts.....    8,531,879    (8,531,879)     2,136,623 c    2,136,623           --      2,136,623
 Prepaid expenses and
  other current assets..    7,024,086    (5,077,192)     4,000,000 c    5,946,894           --      5,946,894
                         ------------  ------------   ------------   ------------ ------------   ------------
 Total current assets...  224,538,195   (21,356,236)   (92,906,112)   110,275,847  (27,000,000)    83,275,847
 Fixed assets, net......    6,169,802    (4,465,033)        55,626 c    1,760,395           --      1,760,395
 Ownership interests in
  and advances to
  Partner Companies.....  168,690,379            --     92,788,485 b  272,867,893   48,160,000 a  321,027,893
                                                        11,389,029 d
 Available-for-sale
  securities............   19,233,805            --             --     19,233,805           --     19,233,805
 Intangible assets,
  net...................   22,854,350   (13,731,600)    15,041,425 c   17,302,757           --     17,302,757
                                                        (6,861,418)d
 Deferred taxes.........   18,845,639            --             --     18,845,639           --     18,845,639
 Other..................    9,895,199      (274,641)            --      9,620,558           --      9,620,558
                         ------------  ------------   ------------   ------------ ------------   ------------
Total Assets............ $470,227,369  $(39,827,510)  $ 19,507,035   $449,906,894 $ 21,160,000   $471,066,894
                         ============  ============   ============   ============ ============   ============
Liabilities and
 Shareholders' Equity
Current Liabilities
 Current maturities of
  long-term debt........ $    735,885  $   (735,885)  $  4,141,625 c $  4,141,625           --   $  4,141,625
 Accounts payable.......    4,478,916    (3,720,060)     3,837,799 c    4,596,655           --      4,596,655
 Accrued expenses.......   10,336,185    (6,113,895)            --      4,222,290           --      4,222,290
 Notes payable to
  Partner Company.......           --            --             --             -- $ 21,160,000 a   21,160,000
 Deferred revenue.......      117,523      (117,523)            --             --           --             --
 Convertible note.......    8,499,942            --             --      8,499,942           --      8,499,942
                         ------------  ------------   ------------   ------------ ------------   ------------
 Total current
  liabilities...........   24,168,451   (10,687,363)     7,979,424     21,460,512   21,160,000     42,620,512
 Long-term debt.........    1,633,360    (1,633,360)     3,000,000 c    3,000,000           --      3,000,000
 Minority interest......   25,908,961            --      4,000,000 c    6,929,785           --      6,929,785
                                                       (22,979,176)d
Shareholders' Equity
 Total shareholders'
  equity................  418,516,597   (27,506,787)    27,506,787 d  418,516,597           --    418,516,597
                         ------------  ------------   ------------   ------------ ------------   ------------
Total Liabilities and
 Shareholders' Equity... $470,227,369  $(39,827,510)  $ 19,507,035   $449,906,894 $ 21,160,000   $471,066,894
                         ============  ============   ============   ============ ============   ============


    See notes to unaudited pro forma condensed combined financial statements

                          INTERNET CAPITAL GROUP, INC.

  Unaudited Pro Forma Condensed Combined Statement of Operations for the Year
                            Ended December 31, 1998

                            Internet
                            Capital       VerticalNet    Pro Forma                        eMerge       Pro Forma
                          Group, Inc.   Deconsolidation Adjustments       Sub-Total    Acquisition      Combined
                          ------------  --------------- ------------     ------------  ------------   ------------
Revenue                   $  3,134,769   $ (3,134,769)     6,455,747 f   $  6,455,747            --   $  6,455,747
                          ------------   ------------   ------------     ------------  ------------   ------------
Operating Expenses
 Cost of revenue........     4,642,528     (4,642,528)            --               --            --             --
 Selling, general and
  administrative........    15,513,831    (12,001,245)     7,853,901 f     11,366,487            --     11,366,487
                          ------------   ------------   ------------     ------------  ------------   ------------
 Total operating
  expenses..............    20,156,359    (16,643,773)     7,853,901       11,366,487            --     11,366,487
                          ------------   ------------   ------------     ------------  ------------   ------------
                           (17,021,590)    13,509,004     (1,398,154)      (4,910,740)           --     (4,910,740)
Other income, net.......    30,483,177             --             --       30,483,177            --     30,483,177
Interest income.........     1,305,787       (212,130)        16,506 f      1,110,163            --      1,110,163
Interest expense........      (381,199)       297,401             --          (83,798)   (1,840,000)e   (1,923,798)
                          ------------   ------------   ------------     ------------  ------------   ------------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........    14,386,175     13,594,275     (1,381,648)      26,598,802    (1,840,000)    24,758,802
Income taxes............            --             --             -- h             --            -- h           --
Minority interest.......     5,381,640             --     (4,828,981)f,j      552,659            --        552,659
Equity income (loss)....    (5,868,887)            --    (69,643,833)g    (75,512,720)  (14,309,948)e  (89,822,668)
                          ------------   ------------   ------------     ------------  ------------   ------------
Net Income (Loss).......  $ 13,898,928   $ 13,594,275   $(75,854,462)    $(48,361,259) $(16,149,948)  $(64,511,207)
                          ============   ============   ============     ============  ============   ============
Net Income (Loss) Per
 Share
 Basic..................  $       0.12                                                                $      (0.57)
 Diluted................  $       0.12                                                                $      (0.57)
Weighted Average Shares
 Outstanding
 Basic..................   112,204,578                                                                 112,204,578
 Diluted................   112,298,578                                                                 112,204,578

  Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine
                        Months Ended September 30, 1999

                            Internet
                            Capital        Breakaway     Pro Forma                        eMerge       Pro Forma
                          Group, Inc.   Deconsolidation Adjustments       Sub-Total    Acquisition      Combined
                          ------------  --------------- ------------     ------------  ------------   ------------
Revenue                   $ 14,783,096   $(14,743,431)     7,146,689 f      7,186,354            --   $  7,186,354
                          ------------   ------------   ------------     ------------  ------------   ------------
Operating Expenses
 Cost of revenue........     7,424,594     (7,038,070)            --          386,524            --        386,524
 Selling, general and
  administrative........    31,002,518    (14,722,352)     5,002,096 f,j   21,282,262            --     21,282,262
                          ------------   ------------   ------------     ------------  ------------   ------------
 Total operating
  expenses..............    38,427,112    (21,760,422)     5,002,096       21,668,786            --     21,668,786
                          ------------   ------------   ------------     ------------  ------------   ------------
                           (23,644,016)     7,016,991      2,144,593      (14,482,432)           --    (14,482,432)
Other income, net.......    47,001,191        (27,607)        15,348 f     46,988,932            --     46,988,932
Interest income.........     4,176,770        (59,510)            --        4,117,260            --      4,117,260
Interest expense........    (1,770,324)        53,969             --       (1,716,355)           --     (1,716,355)
                          ------------   ------------   ------------     ------------  ------------   ------------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........    25,763,621      6,983,843      2,159,941       34,907,405            --     34,907,405
Income taxes............    12,840,423             --     10,963,208 f,i   23,803,631     4,269,730 e   28,073,361
Minority interest.......     4,133,057             --     (3,412,725)f,j      720,332            --        720,332
Equity income (loss)....   (49,141,961)            --    (37,478,308)g,j  (86,620,269)  (12,199,229)e  (98,819,498)
                          ------------   ------------   ------------     ------------  ------------   ------------
Net Income (Loss).......  $ (6,404,860)  $  6,983,843   $(27,767,884)    $(27,188,901) $ (7,929,499)  $(35,118,400)
                          ============   ============   ============     ============  ============   ============
Net Income Per Share
 Basic..................  $      (0.03)                                                               $      (0.19)
 Diluted................  $      (0.03)                                                               $      (0.19)
Weighted Average Shares
 Outstanding
 Basic..................   185,103,758                                                                 185,103,758
 Diluted................   185,103,758                                                                 185,103,758

   See notes to unaudited pro forma condensed combined financial statements.

                          INTERNET CAPITAL GROUP, INC.

           Notes to Pro Forma Condensed Combined Financial Statements
                                  (Unaudited)

1 . Basis of presentation

      The unaudited pro forma condensed combined balance sheet as of September 30, 1999 gives effect to the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the acquisition of a significant minority ownership interest in eMerge Interactive, Inc. in November 1999, the deconsolidation of Breakaway Solutions, Inc., and the acquisition of significant minority ownership interests in six new and eight existing equity method Partner Companies as if the transactions had occurred on September 30, 1999.

      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 gives effect to the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the acquisition of a significant minority ownership interest in eMerge Interactive, Inc., the deconsolidation of VerticalNet, Inc., the 1998 and 1999 acquisitions of significant minority ownership interests in 28 equity method Partner Companies, and the acquisition of the Company's ownership interest in Breakaway Solutions, Inc. as a company accounted for under the equity method as if the transactions had occurred on January 1, 1998.

      The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 1999 gives effect to the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the acquisition of a significant minority ownership interest in eMerge Interactive, Inc., the deconsolidation of Breakaway Solutions, Inc., the 1999 acquisitions of significant minority ownership interests in 20 equity method Partner Companies and the acquisition of the Company's ownership interest in Breakaway Solutions, Inc. as a company accounted for under the equity method, as if the transactions had occurred on January 1, 1998.

      The effects of the acquisitions have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill or other indentifiable intangibles. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as the Company and Purchasing Solutions, Inc. finalize their allocations of purchase price in accordance with generally accepted accounting principles.

2. Pro Forma Balance Sheet Adjustments

      The pro forma balance sheet adjustments as of September 30, 1999 reflect:

    (a) The acquisition in November 1999 of a significant minority ownership interest in eMerge Interactive, Inc. for $48.2 million consisting of $27.0 million in cash and a $21.2 million note payable due in one year, net of imputed interest discount of $1.8 million.

    (b) The acquisition during the period from October 1, 1999 through December 2, 1999 of new and additional significant minority ownership interests in equity method Partner Companies for aggregate cash consideration of $92.8 million.

    (c) The acquisition of Purchasing Group, Inc. and Integrated Sourcing, LLC for $7.7 million in cash, $6.0 million in a note payable, $1.1 million in other debt, $0.2 million of assumed net liabilities and $0.2 million in common stock of Purchasing Solutions, Inc. The total purchase price of approximately $15.2 million was allocated as follows: cash--$1.4 million, net receivables--$2.1 million, fixed and other assets--$0.1 million, accounts payables and accruals--$3.8 million and

                         INTERNET CAPITAL GROUP, INC.

                                  (Unaudited)

       goodwill and intangibles--$15.0 million. Additionally, approximately $4.0 million is due from another investor and is reflected as both an other asset and minority interest.

    (d) The elimination of $27.5 million for the equity accounts of Breakaway Solutions, Inc. and the reclassification of the Company's carrying value of its ownership interest of $11.4 million in Breakaway Solutions, Inc. to the equity method of accounting from consolidation.

3. Pro Forma Statements of Operations Adjustments

      The pro forma statements of operations adjustments for the year ended December 31, 1998 and the nine months ended September 30, 1999 consist of:

    (e) Equity income (loss) has been adjusted to reflect the Company's acquisition of a significant minority ownership interest in eMerge Interactive, Inc. and the related interest in the income (loss) and amortization of the difference in the Company's carrying value and ownership interest in the underlying net equity of eMerge Interactive, Inc. over an estimated useful life of three years. For the year ended December 31, 1998 and the nine months ended September 30, 1999, equity income (loss) of $14.3 million and $12.2 million includes $2.4 million and $3.3 million, respectively, of equity income (loss), and $11.9 million and $8.9 million, respectively, in amortization of the difference between cost and equity in net assets. For the nine months ended September 30, 1999, income tax benefit has been adjusted $4.3 million to reflect the tax effect of the eMerge Interactive, Inc. pro forma adjustments. Additionally, $1.8 million of interest expense is reflected during the year ended December 31, 1998 relating to the imputed interest discount on the $23.0 million non-interest bearing note. No interest expense is reflected in 1999 as the note is payable in one year (assumed from January 1, 1998).

    (f) Reflects additional revenue of $6.5 million and $7.1 million, general and administrative expenses of $7.9 million and $7.3 million (net of excess executive compensation of approximately $3.0 million and $3.5 million for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively), other income of $16,506 and $15,348, income tax of $0 and $(34,998), and minority interest of $(552,659) and $(25,998) related to the acquisitions of Purchasing Group, Inc. and Integrated Sourcing, LLC. Included in general and administrative expenses is approximately $5.0 million and $3.8 million of goodwill amortization during the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively, relating to these acquisitions.

    (g) Equity income (loss) has been adjusted by $69.6 million and $35.2 million to reflect the Company's ownership interests in the income
        (loss) of the equity method Partner Companies and the amortization of the difference in the Company's carrying value in the Partner Companies and the Company's ownership interest in the underlying net equity of the Partner Companies over an estimated useful life of three years. For the year ended December 31, 1998 and the nine months ended September 30, 1999, equity income (loss) includes $24.4 million and $12.5 million, respectively, of equity income (loss) and $45.2 million and $22.7 million, respectively, in amortization of the difference between cost and equity in net assets.

    (h) No income tax provision is required in 1998 due to the Company's tax status as an LLC.

                          INTERNET CAPITAL GROUP, INC.

                                  (Unaudited)

    (i) Income tax benefit has been adjusted $10.9 million for the nine months ended September 30, 1999 to reflect the tax effect of the pro forma adjustments.

    (j) Reflects elimination of $5.4 million and $3.4 million for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively, related to VerticalNet, Inc. and Breakaway Solutions, Inc. upon their deconsolidation, and the reclass of $2.3 million of amortization of goodwill related to the Company's acquisition of Breakaway Solutions, Inc. from selling, general and administrative expense to equity income (loss) upon its deconsolidation.

                          Independent Auditors' Report

The Board of Directors
Applica Corporation:

We have audited the accompanying balance sheet of Applica Corporation (the "Company"), a development-stage company, as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows from September 24, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applica Corporation at December 31, 1998 and the results of its operations and its cash flows from September 24, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Boston, Massachusetts
June 30, 1999

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                                 Balance Sheet
                               December 31, 1998

                               Assets
Current assets:
  Cash............................................................... $474,205
  Subscriptions receivable...........................................    3,000
                                                                      --------
    Total current assets.............................................  477,205
                                                                      --------
Property and equipment, net..........................................   43,259
Deposits.............................................................    7,332
                                                                      --------
    Total assets..................................................... $527,796
                                                                      ========
                Liabilities and Stockholders' Equity
Accounts payable..................................................... $ 61,775
                                                                      --------
    Total liabilities................................................   61,775
                                                                      --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock $.001 par value, 5,000,000 shares authorized,
   500,000 shares issued and outstanding (liquidation preference of
   $500,000).........................................................  500,000
  Common stock $.001 par value, 10,000,000 shares authorized,
   3,000,000 shares issued and outstanding...........................    3,000
  Deficit accumulated during development stage.......................  (36,979)
                                                                      --------
    Total stockholders' equity.......................................  466,021
                                                                      --------
    Total liabilities and stockholders' equity....................... $527,796
                                                                      ========



                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                            Statement of Operations
         From September 24, 1998 (inception) through December 31, 1998

Operating expenses:
  Organization costs................................................ $  25,911
  Occupancy.........................................................     7,331
  Depreciation......................................................     1,483
  Other.............................................................     2,254
                                                                     ---------
    Total operating expenses........................................    36,979
                                                                     ---------
    Net loss........................................................ $ (36,979)
                                                                     =========
Net loss per share--basic and diluted............................... $   (0.01)
                                                                     =========
Weighted average shares outstanding................................. 3,000,000
                                                                     =========




                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                       Statement of Stockholders' Equity

                                                             Deficit
                                                           Accumulated
                         Preferred Stock    Common Stock     During        Total
                         ---------------- ---------------- Development Stockholders'
                         Shares   Amount   Shares   Amount    Stage       Equity
                         ------- -------- --------- ------ ----------- -------------
Balance, September 24,
 1998...................      --       --        --     --        --           --
Subscription of common
 stock..................      -- $     -- 3,000,000 $3,000  $     --     $  3,000
Issuance of preferred
 stock.................. 500,000  500,000        --     --        --      500,000
Net loss................      --       --        --     --   (36,979)     (36,979)
                         ------- -------- --------- ------  --------     --------
Balance, December 31,
 1998................... 500,000 $500,000 3,000,000 $3,000  $(36,979)    $466,021
                         ======= ======== ========= ======  ========     ========






                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                            Statement of Cash Flows
         From September 24, 1998 (inception) through December 31, 1998

Cash flows from operating activities:
Net loss............................................................ $(36,979)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation......................................................    1,483
  Changes in operating assets and liabilities:
    Accounts payable................................................   61,775
    Deposits........................................................   (7,332)
                                                                     --------
    Net cash provided by operating activities.......................   18,947
                                                                     --------
Cash flows from investing activities:
Additions to property and equipment.................................  (44,742)
                                                                     --------
    Net cash used in investing activities...........................  (44,742)
                                                                     --------
Cash flows from financing activities:
Issuance of preferred stock.........................................  500,000
                                                                     --------
    Net cash provided by financing activities.......................  500,000
                                                                     --------
Net increase in cash................................................  474,205
Cash at beginning of period.........................................       --
                                                                     --------
Cash at end of period............................................... $474,205
                                                                     ========




                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                         Notes to Financial Statements

                               December 31, 1998

(1) The Company

      Applica Corporation (the "Company") was founded in September 1998 and provides application hosting services. The Company has experienced losses since inception and is subject to those risks associated with development-stage companies. Activities since inception have consisted of development of a business plan. Since inception and through December 31, 1998, the Company operated with no salaried employees. Therefore, recurring operating expenses, such as salaries and fringe benefits, are not reflected in the accompanying financial statements. Financial statements in subsequent periods will reflect salaries and fringe benefits.

      On March 25, 1999, the Company was acquired by Breakaway Solutions, Inc. (see note 7b).

(2) Summary of Significant Accounting Policies

    (a) Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (b) Impairment of Long-Lived Assets

      The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    (c) Property and Equipment

      Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years.

      Equipment under capital leases is stated at the net present value of minimum lease payments. Equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

    (d) Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                   Notes to Financial Statements--(Continued)

    (e) Loss Per Share

      In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. SFAS 128 requires the presentation of basic and diluted net loss per share for all periods presented. Basic net loss per share is based on the weighted average number of shares outstanding during the period. Diluted net loss per share reflects the per share effect of dilutive stock options and other dilutive common stock equivalents. As the Company is in a net loss position for the period ended December 31, 1998, common stock equivalents of 500,000 for the period ended December 31, 1998 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

    (f) Reporting Comprehensive Income

      In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. This statement requires that all components of comprehensive income (loss) be reported in the financial statements in the period in which they are recognized. For the period presented, comprehensive loss under SFAS 130 was equivalent to the Company's net loss reported in the accompanying statement of operations.

    (g) Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

(3) Property and Equipment

      At December 31, 1998, property and equipment consists of the following:

   Office equipment.................................................... $41,683
   Computer equipment..................................................   3,059
                                                                        -------
                                                                         44,742
   Less: accumulated depreciation......................................  (1,483)
                                                                        -------
     Property and equipment, net....................................... $43,259
                                                                        =======

(4) Preferred Stock

      The Company's stockholders have authorized 5,000,000 shares of Series A preferred stock. The Series A preferred stock is entitled to receive dividends at a rate of $.05 per share per annum. The Series A preferred stock is voting and is convertible into shares of common stock on a share-for-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A preferred stock has a liquidation preference of $1.00 per share. The Series A preferred stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualified public offering.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                   Notes to Financial Statements--(Continued)


(5) Income Taxes

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998, are as follows:

   Deferred tax assets:
     Intangible assets, principally due to differences in
      amortization................................................... $ 5,372
     Net operating loss carryforward.................................     195
                                                                      -------
       Total gross deferred tax assets...............................   5,567
                                                                      -------
   Valuation allowance...............................................  (5,567)
                                                                      -------
       Net deferred tax assets....................................... $    --
                                                                      =======

      The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

(6) Commitments and Contingencies

      The Company has entered into an operating lease for its office space which expires in August 1999. Future minimum rental commitments under the lease in 1999 are $36,000. The Company is currently exploring alternatives for new space.

(7) Subsequent Events

    (a) Loan Agreement

      On March 15, 1999, the Company entered into a Loan and Security Agreement with a Bank for a $150,000 equipment credit line which expires on June 15, 2002. This agreement terminated upon the purchase of the Company (see note 7b).

    (b) Agreement and Plan of Reorganization

      On March 25, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all of the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of 904,624 shares of Breakaway common stock.

                          Independent Auditors' Report

The Board of Directors Breakaway Solutions, Inc.:

We have audited the accompanying balance sheets of Breakaway Solutions, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Breakaway Solutions, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP


Boston, Massachusetts
June 30, 1999 except for Note 11
which is as of July 12, 1999
and Note 13 which is as of October 5, 1999

                           BREAKAWAY SOLUTIONS, INC.

                                 Balance Sheets

                                                December 31,
                                            ----------------------   March 31,
                                               1997        1998        1999
                                            ----------  ----------  -----------
                                                                    (Unaudited)
Assets
Current assets:
  Cash and cash equivalents................ $  879,136  $   16,954  $3,205,752
  Accounts receivable, net of allowance for
   doubtful accounts of $65,000, $131,000
   and $142,560 in 1997, 1998 and 1999,
   respectively............................    960,830   1,445,994   1,911,534
  Unbilled revenues on contracts...........    232,258     625,609     799,791
  Prepaid expenses.........................     27,858      46,211      72,381
  Advances to employees....................        --       13,273       7,855
                                            ----------  ----------  ----------
  Total current assets.....................  2,100,082   2,148,041   5,997,313
  Property and equipment, net..............    397,102     553,566     911,487
  Intangible assets, net ..................        --          --    1,437,974
  Cash surrender value of life insurance...        --          --       62,441
  Deposits.................................     35,726      40,877      30,528
                                            ----------  ----------  ----------
Total assets............................... $2,532,910  $2,742,484  $8,439,743
                                            ==========  ==========  ==========
Liabilities and Stockholders' Equity
Current Liabilities:
  Line of credit........................... $      --   $  425,743  $1,001,991
  Notes payable............................        --          --      141,629
  Long-term debt--current portion..........     10,417         --          --
  Capital lease obligation--current
   portion.................................    181,042     148,391     134,299
  Accounts payable.........................    246,060     814,074     298,347
  Accrued compensation and related
   benefits................................     84,349     178,191     397,210
  Accrued expenses.........................        --          --       68,111
  Accrued acquisition costs................        --          --      159,159
  Deferred revenue on contracts............        --      196,225      99,062
  Stockholder distributions payable........    434,843         --          --
                                            ----------  ----------  ----------
  Total current liabilities................    956,711   1,762,624   2,299,808
                                            ----------  ----------  ----------
  Capital lease obligation--long-term
   portion.................................     84,368      67,040     121,665
                                            ----------  ----------  ----------
  Total liabilities........................  1,041,079   1,829,664   2,421,473
                                            ----------  ----------  ----------
  Commitments and contingencies
Stockholders' equity:
  Series A preferred stock $.0001 par
   value, 5,853,000 shares authorized at
   December 31, 1998 and March 31, 1999,
   none issued and outstanding in 1997 and
   1998, 5,853,000 shares issued and
   outstanding in 1999 (liquidation
   preference of $8,291,945)...............        --          --          585
  Common stock $.000125 par value,
   80,000,000 shares authorized, 7,680,000
   shares issued in 1997 and 1998 and
   5,936,568 shares issued in 1999,
   6,412,800, 6,124,800 and 4,381,368
   shares outstanding in 1997, 1998 and
   1999, respectively......................        960         960         742
  Additional paid-in capital...............        --          --    6,252,488
  Less: Treasury stock, at cost............        (26)        (32)        (32)
  Retained earnings (deficit)..............  1,490,897     911,892    (235,513)
                                            ----------  ----------  ----------
  Total stockholders' equity...............  1,491,831     912,820   6,018,270
                                            ----------  ----------  ----------
Total liabilities and stockholders'
 equity.................................... $2,532,910  $2,742,484  $8,439,743
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                            Statements of Operations

                                                                    (Unaudited)
                                                                   Three Months
                              Years Ended December 31,            Ended March 31,
                          -----------------------------------  ----------------------
                             1996        1997        1998         1998        1999
                          ----------  ----------  -----------  ----------  ----------
Revenues................  $3,462,134  $6,118,058  $10,017,947  $2,124,132  $3,111,035
                          ----------  ----------  -----------  ----------  ----------
Operating expenses:
  Project personnel
   costs................   1,429,952   2,543,147    5,903,843   1,180,419   1,553,329
  Sales and marketing
   costs................       3,225      13,748       50,631       9,665     114,415
  General and
   administrative
   expenses.............   1,364,895   2,545,580    4,763,657     780,620   1,689,580
                          ----------  ----------  -----------  ----------  ----------
    Total operating
     expenses...........   2,798,072   5,102,475   10,718,131   1,970,704   3,357,324
                          ----------  ----------  -----------  ----------  ----------
    Income (loss) from
     operations.........     664,062   1,015,583     (700,184)    153,428    (246,289)
                          ----------  ----------  -----------  ----------  ----------
Other income (expense):
  Other income
   (expense)............          --          --      160,000      (3,021)     (6,994)
  Interest income.......       3,684      92,823       11,191       7,711      31,526
  Interest expense......     (28,557)    (32,725)     (43,127)     (1,348)    (13,756)
  Loss on disposal of
   equipment............     (20,780)     (2,030)      (3,055)         --          --
                          ----------  ----------  -----------  ----------  ----------
    Total other income
     (expense)..........     (45,653)     58,068      125,009       3,342      10,776
                          ----------  ----------  -----------  ----------  ----------
Income (loss) before
 income taxes...........     618,409   1,073,651     (575,175)    156,770    (235,513)
Income taxes............          --          --           --          --          --
                          ----------  ----------  -----------  ----------  ----------
Net income (loss).......  $  618,409  $1,073,651  $  (575,175) $  156,770  $ (235,513)
                          ==========  ==========  ===========  ==========  ==========
Net income (loss) per
 share:
  Basic and diluted.....  $     0.09  $     0.17  $     (0.09) $     0.02  $    (0.06)
Weighted average shares
 outstanding:
  Basic and diluted.....   6,641,306   6,412,800    6,340,208   6,412,800   3,758,548
Pro forma information
 (Unaudited) (note 9):
  Income (loss) before
   taxes, as reported...  $  618,409  $1,073,651  $  (575,175) $  156,770  $ (235,513)
  Pro forma income taxes
   (benefit)............     247,364     429,460     (195,560)     62,708     (80,074)
                          ----------  ----------  -----------  ----------  ----------
    Pro forma net income
     (loss).............  $  371,045  $  644,191  $  (379,615) $   94,062  $ (155,439)
                          ==========  ==========  ===========  ==========  ==========
Pro forma net income
 (loss) per share--basic
 and diluted............  $     0.06  $     0.10  $     (0.06) $     0.01     $ (0.04)
Pro forma weighted
 average shares
 outstanding............   6,641,306   6,412,800    6,340,208   6,412,800   3,758,548

                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                      Statements of Stockholders' Equity

                              Series A
                          Preferred Stock    Common Stock                   Treasury Stock
                          ---------------- ------------------              ------------------
                                                              Additional                       Retained       Total
                                                                Paid-in                        Earnings   Stockholders'
                           Shares   Amount   Shares    Amount   Capital      Shares    Amount (Deficit)      Equity
                          --------- ------ ----------  ------ -----------  ----------  ------ ----------  -------------
Balance, January 1,
 1996...................         --  $ --   7,680,000   $960  $        --          --   $ --  $  330,815   $   331,775
Purchase of treasury
 stock..................         --    --          --     --           --  (1,267,200)   (26)         --           (26)
Distributions to
 stockholders...........         --    --          --     --           --          --     --      (1,841)       (1,841)
Net income..............         --    --          --     --           --          --     --     618,409       618,409
                          ---------  ----  ----------   ----  -----------  ----------   ----  ----------   -----------
Balance, December 31,
 1996...................         --    --   7,680,000    960           --  (1,267,200)   (26)    947,383       948,317
Distributions to
 stockholders...........         --    --          --     --           --          --     --    (530,137)     (530,137)
Net income..............         --    --          --     --           --          --     --   1,073,651     1,073,651
                          ---------  ----  ----------   ----  -----------  ----------   ----  ----------   -----------
Balance, December 31,
 1997...................         --    --   7,680,000    960           --  (1,267,200)   (26)  1,490,897     1,491,831
Purchase of treasury
 stock..................         --    --          --     --           --    (288,000)    (6)         --            (6)
Distributions to
 stockholders...........         --    --          --     --           --          --     --      (3,830)       (3,830)
Net loss................         --    --          --     --           --          --     --    (575,175)     (575,175)
                          ---------  ----  ----------   ----  -----------  ----------   ----  ----------   -----------
Balance, December 31,
 1998...................         --    --   7,680,000    960           --  (1,555,200)   (32)    911,892       912,820
S Corporation
 termination............         --    --          --     --      911,892          --     --    (911,892)           --
Issuance of preferred
 stock..................  5,853,000   585          --     --    8,291,360          --     --          --     8,291,945
Repurchase and
 retirement of common
 stock..................         --    --  (2,523,600)  (315)  (4,468,665)         --     --          --    (4,468,980)
Issuance of common stock
 for acquired business..         --    --     723,699     90    1,417,908          --     --          --     1,417,998
Exercise of stock
 options................         --    --      56,469      7       99,993          --     --          --       100,000
Net loss................         --    --          --     --           --          --     --    (235,513)     (235,513)
                          ---------  ----  ----------   ----  -----------  ----------   ----  ----------   -----------
Balance, March 31, 1999
 (Unaudited)............  5,853,000  $585   5,936,568   $742  $ 6,252,488  (1,555,200)  $(32) $ (235,513)  $ 6,018,270
                          =========  ====  ==========   ====  ===========  ==========   ====  ==========   ===========

                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                            Statements of Cash Flows

                                                                (Unaudited)
                                   Years Ended              Three Months Ended
                                   December 31,                  March 31,
                          --------------------------------  --------------------
                            1996        1997       1998       1998       1999
                          ---------  ----------  ---------  --------  ----------
Net income (loss).......  $ 618,409   1,073,651   (575,175)  156,770    (235,513)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation and
  amortization..........     46,484     254,217    332,994    56,609     104,780
 Loss on disposal of
  fixed assets..........     20,780       2,030      3,055        --          --
Changes in operating
 assets and liabilities,
 net of impact of
 acquisition of
 business:
 Accounts receivable....   (361,107)   (471,676)  (485,164) (726,282)   (499,219)
 Unbilled revenues on
  contracts.............         --          --   (393,351)       --    (174,182)
 Inventory..............     12,831          --         --        --          --
 Prepaid and other
  assets................    (47,046)     69,096    (18,353)  (43,679)     (5,741)
 Accounts payable.......    (39,707)    222,239    568,014    84,707    (666,829)
 Accrued compensation
  and related benefits..         --      63,387     93,842   (83,478)    366,441
 Accrued expenses.......      1,500          --         --        --      68,111
 Deferred revenue on
  contracts.............    (77,070)         --    196,225        --     (97,163)
                          ---------  ----------  ---------  --------  ----------
 Net cash provided by
  (used in) operating
  activities............    175,074   1,212,944   (277,913) (555,353) (1,139,315)
                          ---------  ----------  ---------  --------  ----------
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........    (18,950)   (132,937)  (502,461)  (97,100)    (72,442)
 Proceeds from disposal
  of fixed assets.......         --      13,200      9,948        --          --
 Increase in cash
  surrender value of
  life insurance........         --          --         --        --     (62,441)
                          ---------  ----------  ---------  --------  ----------
 Net cash used in
  investing activities..    (18,950)   (119,737)  (492,513)  (97,100)   (134,883)
                          ---------  ----------  ---------  --------  ----------
Cash flows from
 financing activities:
 Proceeds from issuance
  of preferred stock....         --          --         --        --   8,291,945
 Proceeds from exercise
  of stock options......         --          --         --        --     100,000
 Repurchase and
  retirement of common
  stock.................         --          --         --        --  (4,468,980)
 Advances to employees..         --          --    (13,273)       --          --
 Repayments of advances
  to employees..........        163          --         --        --       5,418
 Payments on current
  portion of long-term
  debt..................         --          --    (10,417)   (3,125)         --
 Proceeds from
  (repayments of) credit
  line..................   (125,000)         --    425,743        --     576,248
 (Increase) decrease in
  deposits..............       (216)    (18,211)    (5,151)   (3,102)     17,681
 Distributions to
  stockholders..........     (1,841)    (95,750)  (438,673)       --          --
 Repurchase of treasury
  stock.................        (26)         --         (6)       --          --
 Payments of capital
  lease obligations.....    (38,813)   (184,224)   (49,979)   (6,522)    (59,316)
                          ---------  ----------  ---------  --------  ----------
 Net cash provided by
  (used in) financing
  activities............   (165,733)   (298,185)   (91,756)  (12,749)  4,462,996
                          ---------  ----------  ---------  --------  ----------
Net increase (decrease)
 in cash and cash
 equivalents............     (9,609)    795,022   (862,182) (665,202)  3,188,798
Cash and cash
 equivalents at
 beginning of period....     93,723      84,114    879,136   879,136      16,954
                          ---------  ----------  ---------  --------  ----------
Cash and cash
 equivalents at end of
 period.................  $  84,114     879,136     16,954   213,934   3,205,752
                          =========  ==========  =========  ========  ==========
Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest..............  $  28,557      32,725     43,127     1,348      13,756
                          =========  ==========  =========  ========  ==========
Supplemental disclosures
 of non-cash investing
 and financing
 activities:
 Capital lease
  obligations...........  $  42,742     331,511     13,720        --      99,849
                          =========  ==========  =========  ========  ==========
 Distributions payable
  to stockholders.......  $      --     434,843         --        --          --
                          =========  ==========  =========  ========  ==========
 Issuance of common
  stock in connection
  with acquisition of
  business..............  $      --          --         --        --   1,417,998
                          =========  ==========  =========  ========  ==========
Acquisition of business:
 Assets acquired........  $      --          --         --        --   1,903,567
 Liabilities assumed and
  issued................         --          --         --        --    (485,569)
 Common stock issued....         --          --         --        --  (1,417,998)
                          ---------  ----------  ---------  --------  ----------
 Net cash paid for
  acquisition of
  business..............  $      --          --         --        --          --
                          =========  ==========  =========  ========  ==========

                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                         Notes To Financial Statements

                           December 31, 1997 and 1998
                         and March 31, 1999 (unaudited)

(1) The Company

      Breakaway Solutions, Inc. (the "Company"), formerly The Counsell Group, Inc., was established in 1992 to provide information technology consulting services to businesses. The Company specializes in designing, developing and implementing applications and business solutions for growing enterprises throughout the United States.

(2) Summary of Significant Accounting Policies

    (a) Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (b) Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    (c) Financial Instruments and Concentration of Credit Risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable and debt instruments.

      The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company's customers are headquartered primarily in North America. At December 31, 1997 and 1998, amounts due from three customers represented $503,750 or 40% and $683,149 or 33%, respectively, of total accounts receivable.

      The fair market values of cash and cash equivalents, accounts receivable and debt instruments at both December 31, 1997 and 1998 approximate their carrying amounts.

    (d) Property and Equipment

      Property and equipment are recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets which range from three to six years. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

                           BREAKAWAY SOLUTIONS, INC.

    (e) Intangible assets

      Intangible assets relate to the Company's purchase of its wholly owned subsidiary, Applica Corporation, on March 25, 1999 (see note 11c). Such costs are being amortized on a straight-line basis over five years, the period expected to be benefited. Intangible assets consisted of the following at March 31, 1999:

     Assembled workforce............................................ $  201,000
     Goodwill.......................................................  1,236,974
                                                                     ----------
                                                                      1,437,974
     Less: accumulated amortization.................................        --
                                                                     ----------
                                                                     $1,437,974
                                                                     ==========

    (f) Impairment of Long-Lived Assets

      The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    (g) Revenue Recognition

      Revenues pursuant to fixed-fee contracts are recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Revenues pursuant to time and material contracts are recognized as services are provided. Unbilled revenues on contracts are comprised of costs plus earnings. Billings in excess of costs plus earnings are classified as deferred revenues.

      Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined.

    (h) Project Personnel Costs

      Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

    (i) Income Taxes

      The Company was taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income. Massachusetts taxes profits on S Corporations with receipts exceeding $6,000,000.

      Effective January 1, 1999, the Company terminated its S Corporation election and is subject to corporate-level federal and certain additional state income taxes. Accordingly, the accompanying consolidated statements of operations include a pro forma income tax adjustment (see note 9) for the income taxes that would have been recorded if the Company had been a C Corporation for all periods presented.

    (j) Stock-Based Compensation

      The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. As permitted by SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock

                           BREAKAWAY SOLUTIONS, INC.

Issued to Employees, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at fair value at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on income
(loss) per share has been disclosed in the notes to the financial statements as required by SFAS 123 (see note 4c).

    (k) Net Income (Loss) Per Share

      In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. SFAS 128 requires the presentation of basic and diluted income (loss) per share for all periods presented. As the Company has been in a net loss position for the year ended December 31, 1998 and the three months ended March 31, 1999, common stock equivalents of 647,474 for the year ended December 31, 1998 and 859,558 for the three months ended March 31, 1999 were excluded from the diluted loss per share calculation as they would be antidilutive. There were no common stock equivalents outstanding in 1996 and 1997. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

    (l) Reporting Comprehensive Income

      Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. For each year reported, comprehensive income (loss) under SFAS 130 was equivalent to the Company's net income (loss) reported in the accompanying consolidated statements of operations.

    (m) Unaudited Interim Financial Information

      The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.

    (n) Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

(3) Property and Equipment

      Property and equipment consisted of the following at December 31:

                                                            1997        1998
                                                          ---------  ----------
   Computer equipment.................................... $ 578,724  $1,116,829
   Office equipment......................................        --      11,756
   Furniture and fixtures................................   134,490      70,481
                                                          ---------  ----------
                                                            713,214   1,199,066
   Less: accumulated depreciation and amortization.......  (316,112)   (645,500)
                                                          ---------  ----------
                                                          $ 397,102  $  553,566
                                                          =========  ==========

                           BREAKAWAY SOLUTIONS, INC.

      The cost and related accumulated amortization of property and equipment held under capital leases is as follows at December 31:

                                                             1997       1998
                                                           ---------  ---------
   Cost................................................... $ 400,297  $ 394,637
   Less: Accumulated amortization.........................  (157,593)  (332,053)
                                                           ---------  ---------
                                                           $ 242,704  $  62,584
                                                           =========  =========

(4) Capital Stock

    (a) Preferred Stock

      In October 1998, the Company's stockholders authorized 5,853,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is entitled to receive dividends at a rate of $.1136 per share, as and if declared. The Series A Convertible Preferred Stock is voting and is convertible into shares of common stock on a share-for-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A Convertible Preferred Stock has a liquidation preference of $1.41667 per share. The Series A Convertible Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering (see note 11a).

    (b) Stock Splits

      In June and December 1998, the Board of Directors approved a 2-for-1 and 3-for-1 stock split of the Company's common stock, respectively. All prior periods have been restated to reflect these stock splits effected as a recapitalization.

    (c) Stock Plan

      The Company's 1998 Stock Plan (the "Stock Plan") authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Stock Plan is 9,000,000 shares. The Stock Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock.

      Stock options granted under the Stock Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company).

                           BREAKAWAY SOLUTIONS, INC.

      A summary of the status of the Company's Stock Plan is presented below:

                                                            (Unaudited)
                                   Year Ended            Three Months Ended
                               December 31, 1998           March 31, 1999
                            ------------------------- -------------------------
                                          Weighted                  Weighted
                                          average                   average
Fixed options                Shares    exercise price  Shares    exercise price
-------------               ---------  -------------- ---------  --------------
Outstanding at beginning
 of period................         --      $  --      4,794,235      $1.25
  Granted.................  4,896,703       1.24      2,534,433       1.85
  Exercised...............         --         --        (56,469)      1.78
  Forfeited...............   (102,468)      0.76        (66,626)       .68
                            ---------      -----      ---------      -----
Outstanding at end of pe-
 riod.....................  4,794,235       1.25      7,205,573       1.46
                            =========                 =========
Options exercisable at end
 of period................  2,088,504                 2,451,941
                            =========                 =========

      The following table summarizes information about the Company's stock options outstanding at December 31, 1998:

                           Options outstanding         Options exercisable
                       ---------------------------- --------------------------
                                   Weighted average                Weighted
                         Number       remaining       Number       average
     Exercise prices   outstanding contractual life exercisable exercise price
     ---------------   ----------- ---------------- ----------- --------------
          $0.68         2,221,195      9.5 years     1,460,004      $0.68
           1.01           103,920     9.75 years        16,800       1.01
           1.79         2,469,120       10 years       611,700       1.79
                        ---------                    ---------
                        4,794,235     9.76 years     2,088,504       1.00
                        =========                    =========

      The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its Stock Plan, and, accordingly, compensation cost is recognized in the consolidated financial statements for stock options granted to employees only when the fair value on the grant date exceeds the exercise price. The Company granted no stock options during 1996 and 1997. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 for 1998 and 1999 grants, its net loss would have been increased to the pro forma amounts indicated below:

                                                                   (Unaudited)
                                                                   Three Months
                                                   Year Ended         Ended
                                                December 31, 1998 March 31, 1999
                                                ----------------- --------------
   Net loss:
     As reported...............................     $(575,175)      $(235,513)
                                                    =========       =========
     Pro forma.................................     $(686,864)      $(361,257)
                                                    =========       =========
   Loss per share:
     As reported...............................     $   (0.07)      $   (0.05)
                                                    =========       =========
     Pro forma.................................     $   (0.09)      $   (0.08)
                                                    =========       =========

                           BREAKAWAY SOLUTIONS, INC.

      The per share weighted average fair value of stock options granted during 1998 and 1999 was $0.50 and $0.75, respectively, on the date of grant, using the minimum value option-pricing model with the following weighted average assumptions used: no expected dividend yield, risk free interest rate of 7%, and expected life of ten years.

(5) Commitments and Contingencies

    (a) Operating Leases

      The Company leases its facilities under various operating leases expiring in 2002. Such leases include provisions that may require the Company to pay its proportionate share of operating costs, which exceed specific thresholds. Rent expense for the years ended December 31, 1996, 1997 and 1998 was $144,499, $203,511 and $576,509, respectively and $62,758 and $139,981 for the three-
months ended March 31, 1998 and 1999, respectively. Other income in 1998 consists primarily of a payment received by the Company in connection with the early termination of its existing office lease.

    (b) Capital Leases

      The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for two years, with annual interest at rates ranging from 5.4% to 15.68%. The leased equipment secures all leases.

      The following is a schedule of future minimum rental payments required under the above leases as of December 31, 1998:

                                                           Operating   Capital
                                                             leases    leases
                                                           ---------- ---------
   1999................................................... $  770,762 $ 168,253
   2000...................................................    702,665    72,118
   2001...................................................    720,518        --
   2002...................................................    488,280        --
                                                           ---------- ---------
                                                           $2,682,225   240,371
                                                           ==========
   Less: amount representing interest.....................              (24,940)
                                                                      ---------
     Net present value of minimum lease payments..........              215,431
   Less: current portion of capital lease obligations.....             (148,391)
                                                                      ---------
     Capital lease obligations, net of current portion....            $  67,040
                                                                      =========

(6) Line of Credit

      The Company had a $750,000 bank revolving line of credit (increased to $1,300,000 in February 1999) at prime plus 1/2% (8.25% at December 31, 1998)
which terminated in 1999. At December 31, 1997 and 1998, the Company borrowed $0 and $425,743, respectively under this line of credit.

                           BREAKAWAY SOLUTIONS, INC.

(7) Significant Customers

      The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                            (Unaudited)
                                                        Three Months Ended
                        Years Ended December 31,             March 31,
                        ------------------------        ------------------
                         1996       1997       1998       1998        1999
                       --------   --------   --------   ---------   ---------
   Customer A.........       --         19%        27%         30%         26%
   Customer B.........       13%        10         --          --          --
   Customer C.........       18         13         --          --          --
   Customer D.........       --         --         --          16          --
   Customer E.........       --         --         --          --          11
   Customer F.........       --         --         --          --          10
   Customer G.........       --         --         --          --          10

(8) Deferred Compensation Plan

      The Company sponsors a qualified 401(k) deferred compensation plan (the "Plan"), which covers substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 15% of their earnings into the Plan. The Company may make matching contributions at its discretion. The Company elected not to contribute to the Plan for the years ended December 31, 1996, 1997 and 1998.

(9) Taxes (Unaudited)

      As discussed in note 2, effective January 1, 1999, the Company terminated its S Corporation election and will be subject to corporate-level federal and certain state income taxes. Upon termination of the S Corporation status, deferred income taxes are recorded for the tax effect of cumulative temporary differences between the financial reporting and tax bases of certain assets and liabilities, primarily deferred revenue that must be recognized currently for tax purposes, accrued expenses that are not currently deductible, cumulative differences between tax depreciation and financial reporting allowances, and the impact of the conversion from the cash method to the accrual method of reporting for tax purposes.

      Pro forma income tax expense (benefit), assuming the Company had been a C Corporation and applying the tax laws in effect during the periods presented, for each of the three years in the period ended December 31, 1998 would have been as follows:

                                                               (Unaudited)
                                                               Three Months
                                                                  Ended
                                 Years Ended December 31,       March 31,
                                ---------------------------  ----------------
                                  1996     1997     1998      1998     1999
                                -------- -------- ---------  ------- --------
   Federal tax................. $210,259 $365,042 $(195,560) $25,629 $(80,074)
   State taxes, net of
    federal....................   37,105   64,418        --    4,523       --
                                -------- -------- ---------  ------- --------
                                $247,364 $429,460 $(195,560) $30,152 $(80,074)
                                ======== ======== =========  ======= ========

                           BREAKAWAY SOLUTIONS, INC.

      The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

(10) Operating Segments

      Historically, the Company has operated in a single segment. With the acquisition of Applica Corporation, the Company expanded its operations to include a second segment, application hosting. To date, Applica Corporation, a development-stage company, has generated no revenues. Total assets relating to the application hosting business of Applica Corporation are $1,903,567 as of March 31, 1999.

(11) Subsequent Events

    (a) Series A Convertible Preferred Stock Financing

      In January 1999, the Company issued 5,853,000 shares of Series A Convertible Preferred Stock, $.0001 par value, for $1.41667 per share (see note
4a).

    (b) Litigation

      On March 2, 1999 the Company and its Chief Executive Officer ("CEO") became parties to a civil action filed by Cambridge Technology Partners, Inc. ("CTP"). The suit alleges violation of employment and severance agreements by the CEO who is a former CTP employee. CTP is seeking monetary damages against the Company for interference with the former employee's contractual relations with CTP. Management of the Company believes that the suit is without merit and intends to vigorously defend against the action. In the opinion of management, the amount of ultimate liability with respect to this action will not materially affect the financial position or results of operations of the Company.

    (c) Acquisitions

      Subsequent to December 31, 1998, the Company entered into the following acquisitions, which will be accounted for under the purchase method of accounting:

     .Applica Corporation

            On March 25, 1999, the Company entered into an agreement to acquire all the outstanding stock of Applica Corporation, a provider of application hosting services. The purchase price was comprised of 723,699 shares of common stock.

     .WPL Laboratories, Inc.

            On May 17, 1999, the Company entered into an agreement to acquire all the outstanding stock of WPL Laboratories, Inc., a provider of advanced software development services. The purchase price was comprised of: $5 million in cash, 1,364,140 shares of common stock and the assumption of all outstanding WPL stock options, which became exercisable for 314,804 shares of the Company's common stock at a an exercise price of $2.36 per share with a four-year vesting period. The WPL stockholders received one half of their cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately fifty-

                           BREAKAWAY SOLUTIONS, INC.

            percent are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder, at their value at the time of the acquisition, upon the stockholder's resignation or the Company's termination of the stockholder for cause. In connection with the stock issuance, the Company provided approximately $1,200,000 in loans to stockholders. The loans which bear interest at prime plus 1% are due at the earlier of the sale of stock or four years.

     .Web Yes, Inc.

            On June 10, 1999, the Company entered into an agreement to acquire all the outstanding stock of Web Yes, Inc., a provider of web hosting services. The purchase price was comprised of 456,908 shares of common stock. Of the shares of common stock issued to the former Web Yes stockholders, 342,680 are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of the particular stockholder upon the termination of his employment with Breakaway. The repurchase price shall be either at the share value at the time of the acquisition if the stockholder terminates employment or is terminated for cause, or at the fair market value if the stockholder's employment is terminated without cause.

 Related Party Advances

      In May 1999, Internet Capital Group, holder of the Company's Series A Convertible Preferred Stock, provided $4,000,000 in advances which were converted into equity in July, 1999. In connection with this transaction, the Company issued Internet Capital Group a warrant to purchase 73,872 shares of common stock at an exercise price of $8.13 per share.

 Series B Convertible Preferred Stock

      In July 1999, the Company issued 2,931,849 shares of Series B Convertible Preferred Stock, $.0001 par value, for $6.50 per share. The Series B Convertible Preferred Stock is entitled to receive dividends at a rate of $0.52 per share as and if declared. The Series B Convertible Preferred Stock is voting and is convertible into shares of common stock on a share-per-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series B Convertible Preferred Stock has a liquidation preference of $6.50 per share. The Series B Convertible Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering.

 1999 Stock Incentive Plan

      The 1999 Stock Incentive Plan was adopted in July 1999. The 1999 plan is intended to replace the 1998 plan. Up to 4,800,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1999 plan.

      The 1999 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards.

 1999 Employee Stock Purchase Plan

      The 1999 Employee Stock Purchase Plan was adopted in July 1999. The purchase plan authorizes the issuance of up to a total of 400,000 shares of common stock to participating employees.

                           BREAKAWAY SOLUTIONS, INC.

      The following employees, including directors who are employees and employees of any participating subsidiaries, are eligible to participate in the purchase plan:

    . Employees who are customarily employed for more than 20 hours per week and for more than five months per year; and

    . Employees employed for at least three months prior to enrolling in the purchase plan.

      Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company's stock or any subsidiary are not eligible to participate.

(12) Purchase Price Allocation (Unaudited)

      In August 1999 the Company finalized the allocation of the tangible and intangible assets of the Acquired Companies. As a result, the excess of purchase price over the fair value of tangible assets and liabilities has been recorded as intangible assets, as follows:

                                              APPLICA       WPL       WEB YES
                                             ----------  ----------  ----------
Purchase consideration:
  Cash......................................         --  $4,674,997  $  188,075
  Issuance of common stock.................. $1,417,998   4,825,811   3,712,378
                                             ----------  ----------  ----------
      Total purchase consideration..........  1,417,998   9,500,808   3,900,453
Direct cost of acquisition..................    159,159     105,654     179,210
                                             ----------  ----------  ----------
      Total purchase price.................. $1,577,157  $9,606,462  $4,079,663
                                             ==========  ==========  ==========
Tangible assets and liabilities:
  Cash and cash equivalents................. $  147,422  $  238,242  $   11,171
  Accounts receivable.......................         --     791,980     139,973
  Prepaid expense...........................     20,429          --          --
  Property and equipment....................    290,410     166,202     190,700
  Other assets..............................      7,332      16,934      34,298
  Notes payable.............................   (141,629)         --          --
  Accounts payable..........................   (151,102)    (35,751)    (10,970)
  Accrued expenses..........................    (33,679)   (196,728)    (33,080)
  Deferred tax liability....................         --    (567,000)   (188,000)
  Capital leases............................         --          --    (133,806)
                                             ----------  ----------  ----------
    Net tangible assets..................... $  139,183  $  413,879  $   10,286
Intangible assets:
  Customer base.............................         --  $1,037,000  $  426,000
  Workforce in place........................ $  201,000     445,000     206,000
                                             ----------  ----------  ----------
  Goodwill..................................  1,236,974   7,710,583   3,437,377
                                             ----------  ----------  ----------
      Total intangible assets...............  1,437,974   9,192,583   4,069,377
                                             ----------  ----------  ----------
      Total purchase price.................. $1,577,157  $9,606,462  $4,079,663
                                             ==========  ==========  ==========

      Intangible assets will be amortized over the useful lives of three years for both assembled workforce and customer base and five years for goodwill.

                           BREAKAWAY SOLUTIONS, INC.

(13) Authorized Share Increase and Stock Split

      In July 1999 the Board of Directors approved an increase in the number of authorized common shares from 20,000,000 to 80,000,000, and is expected to approve, in September 1999, approved a four-for-five stock split. All share data shown in the accompanying financial statements have been retroactively restated to reflect this stock split.

(14) Initial Public Offering (Unaudited)

      On October 5, 1999 the Company issued 3,450,000 shares of its common stock (450,000 shares of which represented the underwriters exercise of its overallotment option), $0.000125 par value per share, for proceeds of approximately $39,600,000 (net of underwriting discounts and costs). The Company intends to use the proceeds for working capital and other general corporate purposes.

               Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of CommerceQuest, Inc.
(formerly MessageQuest, Inc.)

      In our opinion, the accompanying balance sheets and the related statements of income, of changes in stockholders' (deficit) equity and of cash flows present fairly, in all material respects, the financial position of CommerceQuest, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP
Tampa, Florida
February 26, 1999, except as to the stock split described in note 11 for which the date is March 10, 1999

                              COMMERCEQUEST, INC.

                                 Balance Sheets

                                                December 31,       (Unaudited)
                                           ----------------------   September
                                              1997       1998       30, 1999
                                           ---------- -----------  -----------
Assets
Current assets:
  Cash and cash equivalents............... $  709,803 $ 1,807,369  $   707,962
  Accounts receivable, net of allowance of
   $48,000 at December 31, 1997 and 1998
   and September 30, 1999.................  3,639,098   3,678,627    2,691,676
  Unbilled accounts receivable............    647,206   2,465,292      528,187
  Other current assets....................     48,744     234,505      233,210
                                           ---------- -----------  -----------
    Total current assets..................  5,044,851   8,185,793    4,161,035
Property and equipment, net...............    781,318   3,725,818    4,591,555
Capitalized software......................         --          --    1,363,784
Other assets..............................     15,780     363,846      698,111
                                           ---------- -----------  -----------
    Total assets.......................... $5,841,949 $12,275,457  $10,814,485
                                           ========== ===========  ===========
Liabilities and Stockholders' (Deficit)
 Equity
Current liabilities:
  Accounts payable and accrued expenses... $2,927,494 $ 5,102,468  $ 2,731,016
  Deferred revenue........................    493,674   1,013,760    3,201,202
  Current portion of long-term debt.......    123,379     169,402      233,932
                                           ---------- -----------  -----------
    Total current liabilities.............  3,544,547   6,285,630    6,166,150
  Other liabilities.......................         --     231,518      862,744
  Revolving lines of credit...............         --     233,744      426,338
  Long-term debt..........................    386,578     157,771      141,756
                                           ---------- -----------  -----------
    Total liabilities.....................  3,931,125   6,908,663    7,596,988
                                           ---------- -----------  -----------
  Convertible subordinated debentures.....         --  10,800,000   15,800,000
                                           ---------- -----------  -----------
Commitments and contingencies (Note 10)
Stockholders' (deficit) equity:
  Common stock; $.002 par value,
   40,000,000 shares authorized,
   25,000,000 shares issued...............     50,000      50,000       50,000
  Additional paid-in capital..............    431,700     431,700      431,700
  Retained earnings (deficit).............  1,429,124   1,385,059   (5,764,238)
                                           ---------- -----------  -----------
                                            1,910,824   1,866,759   (5,282,538)
  Less treasury stock of 12,725,420
   shares, at cost........................         --  (7,299,965)  (7,299,965)
                                           ---------- -----------  -----------
    Total stockholders' (deficit) equity..  1,910,824  (5,433,206) (12,582,503)
                                           ---------- -----------  -----------
      Total liabilities and stockholders'
       (deficit) equity................... $5,841,949 $12,275,457  $10,814,485
                                           ========== ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                              COMMERCEQUEST, INC.

                            Statements of Operations

                                                                      (Unaudited)
                                                                   Nine Months Ended
                               Year Ended December 31,               September 30,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
Revenues:
  Licensed products..... $ 4,226,208  $ 5,000,698  $ 4,507,934  $ 2,986,830  $ 2,622,399
  Professional
   services.............   5,042,263    5,529,498   12,561,392    9,092,199    9,051,629
  Reselling.............   9,184,437   13,680,505   14,029,063    9,812,574    1,959,625
                         -----------  -----------  -----------  -----------  -----------
                          18,452,908   24,210,701   31,098,389   21,891,603   13,633,653
                         -----------  -----------  -----------  -----------  -----------
Cost of revenues:
  Technical support.....          --      150,954      500,653      292,310      245,486
  Services..............   3,191,054    3,817,452    8,094,721    5,860,561    6,140,266
  Reselling.............   7,957,255   11,385,342   11,184,289    8,037,260    1,437,509
                         -----------  -----------  -----------  -----------  -----------
                          11,148,309   15,353,748   19,779,663   14,190,131    7,823,261
                         -----------  -----------  -----------  -----------  -----------
Gross margin............   7,304,599    8,856,953   11,318,726    7,701,472    5,810,392
Operating expenses:
  Sales and marketing...     848,681    1,388,530    2,802,482    1,371,210    5,993,333
  Product development...   1,542,867    2,540,529    2,146,653    1,308,619    1,445,373
  General and
   administrative.......   2,932,577    3,003,253    3,964,803    3,264,140    4,314,024
                         -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........   5,324,125    6,932,312    8,913,938    5,943,969   11,752,730
                         -----------  -----------  -----------  -----------  -----------
Income (loss) from
 operations.............   1,980,474    1,924,641    2,404,788    1,757,503   (5,942,338)
Other income (expense):
  Interest expense......     (26,506)     (14,513)    (362,040)    (130,097)    (698,873)
  Other.................      11,155      190,283       83,187       67,872      (88,950)
                         -----------  -----------  -----------  -----------  -----------
Net income (loss)....... $ 1,965,123  $ 2,100,411  $ 2,125,935  $ 1,695,278  $(6,730,161)
                         ===========  ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                              COMMERCEQUEST, INC.

            Statements of Changes in Stockholders' (Deficit) Equity

                            Common Stock       Additional     Treasury Stock       Retained
                         --------------------   Paid-In   ----------------------   Earnings
                           Shares     Amount    Capital     Shares     Amount      (Deficit)      Total
                         ----------  --------  ---------- ---------- -----------  -----------  ------------
Balance, January 1,
 1996...................     20,000  $ 20,000   $  1,700          -- $        --  $  (775,810) $   (754,110)
Stock canceled..........    (20,000)  (20,000)    20,000          --          --           --            --
Stock issued............ 25,000,000    50,000    410,000          --          --           --       460,000
Net income..............         --        --         --          --          --    1,965,123     1,965,123
Dividends declared......         --        --         --          --          --     (985,600)     (985,600)
                         ----------  --------   --------  ---------- -----------  -----------  ------------
Balance, December 31,
 1996................... 25,000,000    50,000    431,700          --          --      203,713       685,413
Net income..............         --        --         --          --          --    2,100,411     2,100,411
Dividends declared......         --        --         --          --          --     (875,000)     (875,000)
                         ----------  --------   --------  ---------- -----------  -----------  ------------
Balance, December 31,
 1997................... 25,000,000    50,000    431,700          --          --    1,429,124     1,910,824
Net income..............         --        --         --          --          --    2,125,935     2,125,935
Dividends declared......         --        --         --          --          --   (2,170,000)   (2,170,000)
Purchase of treasury
 shares.................         --        --         --  12,725,420  (7,299,965)                (7,299,965)
                         ----------  --------   --------  ---------- -----------  -----------  ------------
Balance, December 31,
 1998................... 25,000,000    50,000    431,700  12,725,420  (7,299,965)   1,385,059    (5,433,206)
Net loss (unaudited)....         --        --         --          --          --   (6,730,161)   (6,730,161)
Dividends declared and
 paid (unaudited).......         --        --         --          --          --     (419,136)     (419,136)
                         ----------  --------   --------  ---------- -----------  -----------  ------------
Balance, September 30,
 1999
 (unaudited)............ 25,000,000  $ 50,000   $431,700  12,725,420 $(7,299,965) $(5,764,238) $(12,582,503)
                         ==========  ========   ========  ========== ===========  ===========  ============



   The accompanying notes are an integral part of these financial statements.

                              COMMERCEQUEST, INC.

                            Statements of Cash Flows

                                                                      (Unaudited)
                                                                   Nine Months Ended
                               Year Ended December 31,               September 30,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 operating activities:
 Net income (loss).....  $ 1,965,123  $ 2,100,411  $ 2,125,935  $ 1,695,278  $(6,730,161)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Non-cash compensation
  expense..............      460,000           --           --           --           --
 Depreciation and
  amortization.........      144,411      323,894      536,454      353,347      657,962
 Loss on disposal of
  property.............           --           --           --           --       45,764
 Accrued interest on
  convertible
  debentures...........           --           --           --       42,192      633,228
 Changes in operating
  assets and
  liabilities:
  Accounts receivable..   (5,475,784)   2,409,399      (39,529)   1,186,141    1,055,678
  Unbilled accounts
   receivable..........           --     (623,580)  (1,818,086)     269,922    1,937,105
  Other receivables....        7,343        3,642           --           --           --
  Other assets.........      (29,072)     (30,740)    (456,083)    (342,988)    (227,172)
  Stockholder
   receivables.........     (139,347)       3,877           --           --           --
  Accounts payable and
   accrued expenses....    4,754,771   (2,027,734)   1,902,920    1,944,475   (2,393,999)
  Deferred revenue.....           --      493,674      520,086      360,024    2,187,442
  Other liabilities....           --           --      231,518           --           --
                         -----------  -----------  -----------  -----------  -----------
   Net cash (used in)
    provided by
    operating
    activities.........    1,687,445    2,652,843    3,003,215    5,508,391   (2,834,153)
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment........     (453,591)    (641,160)  (3,208,611)  (2,095,934)  (1,592,263)
 Proceeds from disposal
  of property and
  equipment............           --           --           --           --       22,800
 Acquisition of
  business, net of cash
  received.............           --           --           --           --     (151,978)
 Capitalized software
  development costs....           --           --           --           --   (1,363,784)
                         -----------  -----------  -----------  -----------  -----------
   Net cash used in
    investing
    activities.........     (453,591)    (641,160)  (3,208,611)  (2,095,934)  (3,085,225)
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 financing activities:
 Proceeds under
  convertible
  subordinated
  debenture............           --           --    5,821,967    5,821,967    5,000,000
 Borrowings under note
  payable agreements...      138,000      400,000      102,343      102,343      173,980
 Principal payments on
  notes payable........     (248,939)     (28,982)    (146,188)    (106,396)    (127,467)
 Stockholder loans.....      531,020           --      729,003      729,003           --
 Payments on
  stockholder loans....   (1,266,703)     (85,000)    (867,942)    (867,942)          --
 Borrowings under line
  of credit............    1,854,000    2,104,000    1,661,126           --    5,325,205
 Payments on line of
  credit...............   (2,104,000)  (2,104,000)  (1,427,382)          --   (5,132,611)
 Dividends paid........           --   (1,725,130)  (2,170,000)  (2,170,000)    (419,136)
 Purchase of treasury
  stock, at cost.......           --           --   (2,399,965)  (1,369,872)          --
                         -----------  -----------  -----------  -----------  -----------
   Net cash (used in)
    provided by
    financing
    activities.........   (1,096,622)  (1,439,112)   1,302,962    2,139,103    4,819,971
                         -----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........      137,232      572,571    1,097,566    5,551,560   (1,099,407)
Cash and cash
 equivalents, beginning
 of period.............           --      137,232      709,803      709,803    1,807,369
                         -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents, end of
 period................  $   137,232  $   709,803  $ 1,807,369  $ 6,261,363  $   707,962
                         ===========  ===========  ===========  ===========  ===========
Supplemental disclosure
 of cash flow
 information:
 Interest paid during
  the period...........  $    26,506  $    14,513  $   130,522  $    87,900  $    65,700
                         ===========  ===========  ===========  ===========  ===========
Supplemental disclosure
 of non-cash financing
 activities:
 See notes 2 and 6

   The accompanying notes are an integral part of these financial statements.

                              COMMERCEQUEST, INC.

                         Notes to Financial Statements

              For the Years Ended December 31, 1996, 1997 and 1998
       And the Nine Months Ended September 30, 1998 and 1999 (Unaudited)

1. Organization and Operations

      CommerceQuest, Inc. (the "Company," formerly MessageQuest, Inc.) is a solutions provider in the Enterprise Application Integration and Internet Application Integration segments of the computer industry. The Company develops software tools and provides consulting and managed network services based upon its domain expertise in message oriented middleware. The Company's solutions enable its customers to integrate business information over dissimilar computing platforms and communication networks. In addition, the Company historically re-marketed third-party hardware and software products, although this business activity has been substantially de-emphasized in 1999.

      Effective August 2, 1999, the Company acquired 100% of the outstanding common shares of Electronic Trends, Inc. The business primarily provided staff services in the electronic data interface professional services market. Consideration included $151,978, net of cash acquired. The acquisition has been accounted for using the purchase method of accounting for acquisitions and, accordingly, the results of operations have been included in the September 30, 1999 (unaudited) financial statements since the effective date of acquisition.

2. Summary of Significant Accounting Policies

    Revenue Recognition

      The Company licenses its software products to end users pursuant to perpetual license agreements. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from software licenses is recognized upon sale and shipment. Royalty revenue from licensing agreements with third-party distributors is recognized when earned. For the years ended December 31, 1996 and 1997, revenue from the sale of software was recognized in accordance with Statement of Position ("SOP") 91-1, Software Revenue Recognition. Beginning January 1, 1998, revenue from the sale of software is recognized in accordance with SOP 97-2, Software Revenue Recognition. SOP 97-2 requires the total contract revenue to be allocated to the various elements of the contract based upon objective evidence of the fair values of such elements and allows for only allocated revenue to be recognized upon completion of those elements. The effect of the adoption of SOP 97-2 was not significant to the Company's results of operations for the year ended December 31, 1998. Amounts billed in advance of recognized revenue are deferred. For contracts for professional services, revenue is recognized as the services are performed. Revenue from support/maintenance contracts is recognized ratably over the contract period as the services are performed.

      Unbilled accounts receivable represent revenue on contracts to be billed in subsequent periods in accordance with the terms of such contracts, as well as revenue from reselling transactions for which the customer has yet to be billed.

      During 1996, the Company entered into a contract for the sale of a license for certain message-oriented middleware and database products to BMC Software, Inc. for $5,450,000. The Company recognized revenues under this contract of approximately $3,800,000 during 1996. The remaining revenues of approximately $1,650,000 were recognized during 1997.

    Cash and Cash Equivalents

      The Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

                              COMMERCEQUEST, INC.

    Property and Equipment

      Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on an accelerated method over the estimated useful lives of the related assets.

    Software Development Costs

      Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standard ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization ceases upon general release to customers. Such costs are amortized over the economic life of the related product. Through March 31, 1999, the period between achieving technological feasibility and the general availability of such software was short and software development costs qualifying for capitalization were insignificant. Accordingly, such amounts were expensed as incurred. The Company performs an annual review of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off.

    Income Taxes

      Prior to June 1999, the Company elected to be taxed as an S Corporation under the provision of the Internal Revenue Code whereby taxable income is generally reported by the shareholders on their individual income tax returns. The S Corporation election was terminated on June 2, 1999, and subsequently the Company became subject to U.S. federal and state income taxes as a C Corporation. The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided against the future benefit of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized.

    Statement of Cash Flows

      During the year ended December 31, 1997, the Company was repaid certain receivables from stockholders in the amount of $135,470 through a reduction in dividend payments. Acquisitions of capital assets of $272,054 were included in accounts payable and accrued expenses as of December 31, 1998. Accordingly, these noncash transactions have been excluded from the accompanying statements of cash flows.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              COMMERCEQUEST, INC.

    Comprehensive Income

      SFAS No. 130, "Reporting Comprehensive Income," requires that the Company report comprehensive income, which includes net income as well as certain other changes in assets and liabilities recorded in stockholders' (deficit) equity, in the financial statements. There were no components of comprehensive income other than net income for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (unaudited).

    Unaudited Financial Statements

      The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for these interim periods have been included. The results for the nine months ended September 30, 1999 are not necessarily indicative of the results to be obtained for the full fiscal year ending December 31, 1999.

    Segment Reporting

      In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. Currently, there is no additional segment information required to be disclosed.

    New Accounting Pronouncements

      In 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging," effective for fiscal years beginning after June 15, 1999. The new standard requires that an entity recognize derivatives as either assets or liabilities in the financial statements, to measure those instruments at fair value and to reflect the changes in fair value of those instruments as either components of comprehensive income or net income, depending on the types of those instruments. This statement was amended by SFAS No. 137, "Accounting for Derivatives and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." As a result, SFAS No. 133 will be effective in 2001 for the Company. The Company does not use derivatives or other financial products.

    Reclassifications

      Certain items in the 1996 and 1997 financial statements have been reclassified to conform to the 1998 presentation. Such reclassifications had no impact on total assets, net income, or total cash flows previously reported.

                              COMMERCEQUEST, INC.

3. Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company maintains substantially all of its cash investments with what it believes to be high credit quality financial institutions. Sales and accounts receivable to customers that exceeded 10% of total revenues and total accounts receivable are as follows:

                                            Sales                                 Accounts Receivable
                         ---------------------------------------------------  -------------------------------
                                                           (Unaudited)
                                                           Nine Months
                         Year Ended December 31,       Ended September 30,    December 31,       (Unaudited)
                         ---------------------------   -------------------    ---------------   September 30,
                          1996      1997      1998       1998        1999      1997     1998        1999
                         -------   -------   -------   ---------   ---------  ------   ------   -------------
Customer A..............      22%       17%       --          --          --      --       --         --
Customer B..............      32%       15%       23%         23%         --      26%      33%        --
Customer C..............      --        15%       --          --          --      --       --         --
Customer D..............      --        --        12%         12%         --      --       24%        --
Customer E..............      --        --        --          --          --      --       15%        --

4. Property and Equipment

      Property and equipment consists of the following:

                                             December 31,         (Unaudited)
                                Useful  -----------------------  September 30,
                                Lives      1997        1998          1999
                               -------- ----------  -----------  -------------
Buildings..................... 39 years $       --  $ 2,290,956   $ 2,538,151
Furniture and equipment.......  7 years    331,902      552,889       516,988
Computers.....................  5 years    998,424    1,960,863     3,163,543
Leasehold improvements........  7 years      7,059       13,342        13,342
                                        ----------  -----------   -----------
                                         1,337,385    4,818,050     6,232,024
Less accumulated depreciation
 and amortization.............            (556,067)  (1,092,232)   (1,640,469)
                                        ----------  -----------   -----------
                                        $  781,318  $ 3,725,818   $ 4,591,555
                                        ==========  ===========   ===========

      Depreciation expense for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (unaudited) approximated $144,000, $324,000, $536,000, $353,000 and $658,000, respectively.

                              COMMERCEQUEST, INC.

5. Long-Term Debt

     Long-term debt consists of the following:

                                       December 31,        (Unaudited)
                                    --------------------  September 30,
                                      1997       1998         1999
                                    ---------  ---------  --------------
Notes payable, bearing interest at
 9.95%, principal and interest due
 in monthly installments;
 collateralized by certain fixed
 assets............................ $ 371,018  $ 327,173  $ 201,708
Note payable, bearing interest at
 8.95%, principal and interest due
 in quarterly installments;
 collateralized by certain computer
 software..........................       --          --    173,980
Notes payable to stockholder, non-
 interest bearing, principal
 payable in January 1999. Paid in
 full during 1998..................   138,939         --         --
                                    ---------  ---------  ---------
                                      509,957    327,173    375,688
Less current portion...............  (123,379)  (169,402)  (233,932)
                                    ---------  ---------  ---------
                                    $ 386,578  $ 157,771  $ 141,756
                                    =========  =========  =========

     Maturities of notes payable for the years subsequent to September 30, 1999 (unaudited) are as follows:

        2000........................................................... $235,934
        2001...........................................................   77,704
        2002...........................................................   62,050

6. Convertible Subordinated Debentures

     In September and October 1998, the Company issued a total of $10,800,000 of 7.00% convertible subordinated debentures maturing through October 2003. The convertible subordinated debentures are exchangeable at any time into common stock of the Company at an exchange price of $2.52 per share, subject to adjustment. Provisions of the debenture agreements contain certain covenants, the most restrictive of which limits the payment of dividends and the creation of additional indebtedness.

     In connection with the transaction, $5,300,000 of the proceeds was used to repurchase shares of stock from certain shareholders. The lender agreed to pay $4,900,000 of this amount; accordingly, this amount has been reflected as a non-cash transaction and excluded from the statement of cash flows for the year ended December 31, 1998. Approximately $78,000 of the subordinated debenture issue costs were withheld from the proceeds and have been included in other assets in the financial statements as of December 31, 1998. Accordingly, this amount has been reflected as a non-cash transaction and excluded from the statement of cash flows for the year ended December 31, 1998.

     During July 1999, the Company issued a total of $5,000,000 of 7.00% convertible subordinated debentures maturing on July 19, 2004. The convertible subordinated debentures are exchangeable at any time into common stock of the Company at an exchange price of $4.16 per share, subject to adjustment. Provisions of the debenture agreements contain certain covenants, the most restrictive of which limits the payment of dividends and the creation of additional indebtedness.

                              COMMERCEQUEST, INC.

7. Lines of Credit

      During 1998, the Company entered into a line of credit facility with a financial institution in the amount of $1,000,000 to finance working capital needs. At December 31, 1998 and September 30, 1999 (unaudited) there were $0 and $425,648, respectively, of borrowings under this facility. Additionally, during 1998, the Company entered into a reducing line of credit facility, as defined in the credit agreement, with an initial available balance of $1,300,000 to finance the acquisition of the Company's headquarters and to provide additional funds for property improvements. At December 31, 1998 and September 30, 1999 (unaudited) there were $226,850 and $0, respectively, of borrowings under this credit facility. The credit facilities mature in ten years and are collateralized by the Company's property and equipment. During 1998, the Company also entered into a reducing line of credit facility, as defined in the credit agreement, with an initial available balance of $400,000 to provide financing for property improvements on the Company's headquarters. The facility is for seven years and is collateralized by all the assets of the Company. Interest on the credit lines is payable monthly at a rate of 2.75% in excess of the 30-day commercial paper rate, based upon the actual days elapsed over a 360-day year (7.85% and 8.11% borrowing rates at December 31, 1998 and September 30, 1999 (unaudited), respectively). At December 31, 1998 and September 30, 1999 (unaudited), there were $6,894 and $690, respectively, of borrowings under this credit facility. There was $2,196,086 and $2,249,492 available under the three facilities at December 31, 1998 and September 30, 1999 (unaudited), respectively. The weighted-average interest rates under these facilities for the year ended December 31, 1998 and the nine months ended September 30, 1999 (unaudited), were 8.03% and 7.71%, respectively.

8. Fair Value of Financial Instruments

      The fair value of short-term financial instruments, including cash and cash equivalents, accounts receivable and accounts payable and certain accrued expenses approximates their carrying amounts in the financial statements due to the short maturity of such instruments.

      The carrying amount of the lines of credit issued pursuant to the Company's bank credit agreement approximates fair value because the interest rates change with market interest rates.

      The fair value of the Company's long-term debt approximates carrying value based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturities.

      The Company believes that it is not practical to estimate the fair value of the convertible subordinate debentures with a carrying value of $15,800,000, as these debentures have numerous unique features.

                              COMMERCEQUEST, INC.

9. Income Taxes

      The provision for income taxes is as follows:

                                       December 31, December 31, September 30,
                                           1997         1998         1999
                                       ------------ ------------ -------------
      Current:
        Federal.......................    $ --         $ --         $ --
        State and local...............      --           --           --
                                          ------       ------       ------
                                            --           --           --
                                          ------       ------       ------
      Deferred:
        Federal.......................      --           --           --
        State and local...............      --           --           --
                                          ------       ------       ------
          Total provision for income
           taxes......................    $ --         $ --         $ --
                                          ======       ======       ======

      Prior to June 2, 1999, the Company had elected to be taxed as an S-corporation and thus, all income of the Company was passed through to the shareholders and taxed at their level. Effective June 2, 1999, the Company elected C-corporation status for income tax reporting purposes and at this time adopted Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (FAS 109). To account for this change in tax status, the Company recorded a deferred benefit of $60,760. This provision reflected the temporary differences between the tax basis of assets and liabilities and their financial statement carrying values. The temporary differences result from reserves created for bad debts and sales returns that are not currently deductible for income tax purposes. The Company provides a valuation allowance against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The tax benefit of these temporary differences and the net operating loss generated during the C-corporation period beginning June 2, 1999 and ending September 30, 1999 has been offset by a valuation allowance.

      As of September 30, 1999, the Company had approximately $4,700,000 of net operating loss carryforwards for federal and state income tax purposes, which expire in the year 2018.

                              COMMERCEQUEST, INC.

10. Commitments and Contingencies

   Operating Leases

      The Company leases office space under operating leases expiring through August 2001. Rent expense under these leases for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (unaudited) approximated $115,000, $239,000, $357,000, $225,000 and $194,000,
respectively.

      Future basic rental commitments under noncancelable operating leases at September 30, 1999 (unaudited) are approximately as follows:

      Twelve months ending September 30,
        2000........................................................ $  634,000
        2001........................................................    431,000
        2002........................................................    289,000
        2003........................................................      6,000
        2004........................................................      1,500
                                                                     ----------
        Total minimum payments...................................... $1,361,500
                                                                     ==========

11. Equity

   Stock Compensation

      During 1996, the Company issued common stock as compensation to employees who were previously covered by a phantom stock agreement. In exchange for the newly issued shares, the recipients waived all rights and shares granted them under the phantom stock agreement. The aggregate compensation earned under the phantom stock plan during 1996 totaled $460,000.

   Stock Split

      During January 1997, October 1998 and March 1999, the Board of Directors approved that the Company's issued and outstanding common stock be split on a 5-for-1, 5-for-1, and 2-for-1 basis, respectively. All share amounts have been retroactively adjusted in the accompanying financial statements to reflect these stock splits.

   Stock Option Plan

      Effective January 1, 1997, the Board of Directors approved the adoption of a stock option plan under which qualified and non-qualified stock options may be granted to employees, directors, and consultants to the Company. The Board of Directors also authorized 4,138,750 shares to be reserved for issuance pursuant to the terms of the plan. The Company has granted qualified and non-qualified stock options to certain employees with vesting periods of up to 4 years. These options give the employee the right to purchase common stock at an exercise price estimated by management to be at least equal to the fair value of the stock at the date of the option's grant. For all options granted, the term during which employees may exercise the option was initially 10 years.

      The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized in

                              COMMERCEQUEST, INC.

connection with the issuance of these options. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for the awards under the plan consistent with the method of SFAS Statement 123, "Accounting for Stock Based Compensation," the Company's net income would have been reduced to the adjusted amounts indicated below:

                                                               (unaudited)
                                                            Nine Months Ended
                             Year Ended December 31,          September 30,
                         -------------------------------- ----------------------
                            1996       1997       1998       1998       1999
                         ---------- ---------- ---------- ---------- -----------
Pro forma net income
 (loss):
  As reported........... $1,965,123 $2,100,411 $2,125,935 $1,695,278 $(6,730,161)
  As adjusted
   (unaudited)..........  1,965,123  1,152,116  1,356,486 $1,361,075 $(7,207,107)

      The estimated per share fair value of options granted for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 (unaudited) was $0.46, $0.39, $0.37 and $1.20, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 (unaudited), respectively: no dividend yield for each year presented; risk-free interest rates of 5.74%, 4.65%, 4.38% and 6.10%, respectively; expected lives of the options prior to exercise of 8.5 years for each year presented and volatility of the stock price was omitted from the pricing model as permitted by SFAS No. 123. A summary of the status of the Company's stock option plan and changes during the years and periods ended on those dates, is presented below:

                                       Year Ended December 31,                      (unaudited)
                          ---------------------------------------------------    Nine Months Ended
                                    1997                      1998               September 30, 1999
                          ------------------------- ------------------------- ------------------------
                                        Weighted                  Weighted                 Weighted
                                        Average                   Average                  Average
     Fixed Options         Shares    Exercise Price  Shares    Exercise Price  Shares   Exercise Price
     -------------        ---------  -------------- ---------  -------------- --------- --------------
Outstanding at beginning
 of period..............         --      $0.00      1,957,000      $1.20      3,530,000     $1.21
Granted.................  2,069,500      $1.20      1,982,500      $1.22        401,500     $2.97
Exercised...............         --      $0.00             --      $0.00             --     $0.00
Canceled................   (112,500)     $1.20       (409,500)     $1.20             --     $0.00
                          ---------                 ---------                 ---------
Outstanding at end of
 period.................  1,957,000                 3,530,000                 3,931,500
                          =========                 =========                 =========
Options exercisable at
 end of period..........         --                   551,750                 1,028,500
                          =========                 =========                 =========

                              COMMERCEQUEST, INC.

      The following table summarizes certain information about stock options at September 30, 1999 (unaudited):

                    Options Outstanding                Options Exercisable
        ------------------------------------------------------------------
          Number         Weighted-Average                Number
        of Shares           Remaining         Exercise of Shares  Exercise
        at 9/30/99   Contractual Life (years)  Prices  at 9/30/99  Prices
        ----------   ------------------------ -------- ---------- --------
         3,487,000             8.18            $1.20   1,016,000   $1.20
            50,000             8.94            $1.80      12,500   $1.80
           394,500             9.76            $3.00           0   $3.00

      As of September 30, 1999 (unaudited), options to purchase 207,250 shares of common stock were available for future grants.

12. Employee Benefit and Incentive Plans

      The Company sponsors a tax deferred 401(k) defined contribution savings and profit sharing plan which covers substantially all employees who meet minimum service requirements. Employees may defer up to 15% of their annual compensation, which the Company will match at a rate of 20% of the employee's contribution on the first 6% of his or her annual salary. In addition, the plan allows for annual profit sharing contributions at the discretion of the Board of Directors.

      Company matching contributions to the 401(k) plan for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (unaudited) totaled approximately $15,000, $28,000, $52,000,
$39,000 and $67,000, respectively. To date, the Company has not made any discretionary profit sharing contributions to the 401(k) plan.

13. Subsequent Event (Unaudited)

      On November 12, 1999, the Company issued a total of $5,000,000 of 5.77% promissory notes maturing August 12, 2000. The principal plus accrued interest are convertible into equity securities of the Company, at an exchange price to be determined based upon the closing of future equity financings or at $7.022 per share, subject to adjustment, in the event of an acquisition of the Company or other liquidating event.

                       Report of Independent Accountants

To the Board of Directors
Commerx, Inc.

      In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Commerx, Inc. at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP
March 26, 1999
Chicago, Illinois

                                 COMMERX, INC.

                                 Balance Sheets

                                                                    (Unaudited)
                                                     December 31,  September 30,
                                                         1998          1999
                                                     ------------  -------------
Assets
Current assets
  Cash and cash equivalents......................... $ 3,302,954   $  1,599,915
  Short-term investments............................     200,000        200,000
  Trade accounts receivable (net of allowance of
   $26,363 at September 30, 1999)...................      20,127        459,249
  Other current assets..............................      22,436        105,895
                                                     -----------   ------------
    Total current assets............................   3,545,517      2,365,059
                                                     -----------   ------------
Property and equipment, net of accumulated
 depreciation.......................................     206,026      1,307,003
Security deposits...................................         --         200,000
Other assets........................................         --          54,793
                                                     -----------   ------------
    Total assets.................................... $ 3,751,543   $  3,926,855
                                                     ===========   ============
Liabilities and Stockholders' Deficit
Current liabilities
  Accounts payable.................................. $   364,116   $    768,667
  Due to related party..............................      92,713         98,776
  Accrued expenses..................................     177,166      1,846,321
  Deferred revenue..................................     180,909        355,321
  Notes payable--stockholders.......................         --       1,802,194
  Notes payable--current............................         --          87,548
  Obligation under capital lease--current...........         --         321,176
                                                     -----------   ------------
    Total current liabilities.......................     814,904      5,280,003
                                                     -----------   ------------
Notes payable--noncurrent...........................         --         183,690
Obligation under capital lease......................         --         813,065
                                                     -----------   ------------
    Total liabilities...............................     814,904      6,276,758
                                                     -----------   ------------
Commitments and contingencies (Note 9)
Redeemable convertible Series A preferred stock,
 $.001 par value, redeemable at $1.05 per share,
 8,570,000 shares authorized; 6,665,428 and
 8,570,000 shares issued and outstanding as of De-
 cember 31, 1998 and September 30, 1999, respec-
 tively (aggregate liquidation preference of $1.05
 per share).........................................   5,009,520      7,009,520
Stockholders' deficit:
  Common stock, $.001 par value, 20,000,000 shares
   authorized; 7,430,000 shares issued and
   outstanding......................................       7,430          7,430
  Deferred compensation.............................         --        (879,528)
  Additional paid-in capital........................   2,256,130      3,459,633
  Accumulated deficit...............................  (4,336,441)   (11,946,958)
                                                     -----------   ------------
    Total stockholders' deficit.....................  (2,072,881)    (9,359,423)
                                                     -----------   ------------
    Total liabilities, redeemable convertible
     preferred stock and stockholders' deficit...... $ 3,751,543   $  3,926,855
                                                     ===========   ============

    The accompanying notes are an integral part of the financial statements.

                                 COMMERX, INC.

                            Statements of Operations

                                           For the
                                            year            (Unaudited)
                                            ended       For the nine months
                                          December      ended September 30,
                                             31,      ------------------------
                                            1998         1998         1999
                                         -----------  -----------  -----------
Revenue:
  Service............................... $   375,037  $   263,568  $   388,216
  Transaction...........................         --           --       445,263
                                         -----------  -----------  -----------
    Total revenue.......................     375,037      263,568      833,479
                                         -----------  -----------  -----------
Cost of revenues........................         --           --       426,209
                                         -----------  -----------  -----------
    Total gross margin..................     375,037      263,568      407,270
                                         -----------  -----------  -----------
Operating expenses:
  Selling and marketing.................     577,324      317,645    1,952,141
  Information technology................     514,946      274,267    1,972,444
  Production and operations.............     140,161      112,984      518,577
  General and administrative............   1,134,764      553,149    3,594,746
                                         -----------  -----------  -----------
    Total operating expenses............   2,367,195    1,258,045    8,037,908
                                         -----------  -----------  -----------
Operating loss..........................  (1,992,158)    (994,477)  (7,630,638)
Nonoperating income (expense):
  Interest income.......................         --           --        59,147
  Interest expense......................    (185,825)    (133,210)     (39,026)
                                         -----------  -----------  -----------
    Total other income (expense)........    (185,825)    (133,210)      20,121
                                         -----------  -----------  -----------
Net loss................................ $(2,177,983) $(1,127,687) $(7,610,517)
                                         ===========  ===========  ===========


    The accompanying notes are an integral part of the financial statements.

                                 COMMERX, INC.

                 Statements of Changes in Stockholders' Deficit

              December 31, 1998 and September 30, 1999 (unaudited)

                              Common Stock
                          ---------------------  Unamortized  Additional                   Total
                            Number    Carrying      Stock      Paid-In   Accumulated   Stockholders'
                          of Shares     Value    Compensation  Capital     Deficit        Deficit
                          ----------  ---------  ------------ ---------- ------------  -------------
Balance at January 1,
 1998...................  16,950,000  $ 200,000   $      --   $       -- $ (2,158,458)  $(1,958,458)
Conversion of
 shareholder notes and
 accrued interest to
 donated capital........         --         --          --     2,073,080          --      2,073,080
Conversion of common
 stock, no par to $0.001
 par value common
 stock..................         --    (183,050)        --       183,050          --            --
Exchange of common stock
 for Series A redeemable
 convertible preferred
 stock..................  (9,520,000)    (9,520)        --           --           --         (9,520)
Net loss................         --         --          --           --    (2,177,983)   (2,177,983)
                          ----------  ---------   ---------   ---------- ------------   -----------
Balance at December 31,
 1998...................   7,430,000      7,430         --     2,256,130   (4,336,441)   (2,072,881)
Issuance of stock
 options................                           (939,503)     939,503          --            --
Stock compensation
 recognized.............                             59,975          --           --         59,975
Issuance of Series A
 preferred stock
 warrants ..............         --         --          --        60,000          --         60,000
Issuance of Series A
 preferred stock
 warrants ..............         --         --          --        14,000          --         14,000
Issuance of Series B
 preferred stock
 warrants ..............         --         --          --       190,000          --        190,000
Net loss................         --         --          --           --    (7,610,517)   (7,610,517)
                          ----------  ---------   ---------   ---------- ------------   -----------
Balance at September 30,
 1999...................   7,430,000  $   7,430   $(879,528)  $3,459,633 $(11,946,958)  $(9,359,423)
                          ==========  =========   =========   ========== ============   ===========


    The accompanying notes are an integral part of the financial statements

                                 COMMERX, INC.

                            Statements of Cash Flows

                                                             (Unaudited)
                                        For the year  For the nine months ended
                                           ended            September 30,
                                        December 31,  --------------------------
                                            1998          1998          1999
                                        ------------  ------------  ------------
Cash flows from operating activities:
  Net loss............................  $(2,177,983)  $ (1,127,687) $ (7,610,517)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Depreciation........................       45,627         28,047       220,325
  Interest expense on shareholder
   notes..............................      225,160        133,210         6,063
  Amortization of debt discount.......          --             --          8,369
  Amortization of compensation
   expense............................          --             --         59,975
Changes in operating assets and
 liabilities:
    Increase in accounts receivable...       (7,029)       (39,786)     (439,122)
    (Increase) decrease in other
     current assets...................     (208,585)         4,914       (83,459)
    (Increase) in security deposits...          --             --       (200,000)
    Increase in other non-current
     assets...........................          --             --        (54,793)
    Increase (decrease) in accounts
     payable..........................      360,953         98,122       404,551
    Increase in accrued expenses......       91,962         40,560     1,669,155
    Increase in deferred revenue......       89,727        148,038       174,412
                                        -----------   ------------  ------------
      Net cash used by operations.....   (1,580,168)      (714,582)   (5,845,041)
                                        -----------   ------------  ------------
Cash flows from investing activities:
  Acquisition of plant, property, and
   equipment..........................     (144,444)       (78,525)     (388,506)
                                        -----------   ------------  ------------
      Net cash used in investing
       activities.....................     (144,444)       (78,525)     (388,506)
                                        -----------   ------------  ------------
Cash flows from financing activities:
  Proceeds from shareholder notes.....      100,000        100,000     1,991,809
  Decrease in amount due to related
   party..............................     (124,596)       734,323           --
  Gross proceeds from issuance of note
   payable............................          --             --        300,000
  Repayment of note payable...........          --             --        (15,325)
  Obligations under capital lease.....          --             --        254,024
  Proceeds from sale of Series A
   redeemable convertible preferred
   stock..............................    5,000,000            --      2,000,000
                                        -----------   ------------  ------------
      Net cash provided from financing
       activities.....................    4,975,404        834,323     4,530,508
                                        -----------   ------------  ------------
Net increase (decrease) in cash.......    3,250,792         41,216    (1,703,039)
Cash and cash equivalents at beginning
 of year..............................       52,162         52,162     3,302,954
Cash and cash equivalents at end of
 year.................................  $ 3,302,954   $     93,378  $  1,599,915
Supplemental cash flow information:
 Interest paid........................  $    45,868   $        --   $      7,545
Non-cash financing activities:
  Conversion of shareholder notes and
   interest to additional paid-in
   capital............................  $ 2,073,080   $        --   $        --
  Exchange of common stock for Series
   A redeemable convertible preferred
   stock..............................  $     9,520   $        --   $        --
  Estimated fair value of warrants--
   recorded as debt discount..........  $       --    $        --   $    264,000
  Equipment obtained under capital
   lease..............................  $       --    $        --   $    932,796
  Incentive plan stock issuances......  $       --    $        --   $    939,503

    The accompanying notes are an integral part of the financial statements.

                                 COMMERX, INC.

                         Notes to Financial Statements

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)

1. Nature of Business and Organization

      Commerx, Inc. ("Commerx" or the "Company") was formed in July, 1995, as an Illinois Company, and is an internet commerce company creating electronic business to business commerce through the development and management of the company owned web site, the Plastics Network (www.PlasticsNet.Com) serving the plastics industry.

      In December 1998 pursuant to an Agreement of Merger, the Company merged with Commerx, Inc. ("Commerx Delaware"), a Delaware Corporation formed in December 1998. The outstanding shares of the Company's common stock were converted to common stock of Commerx Delaware at a ratio of one to one. Upon completion of the merger, Commerx Delaware became the surviving corporation.

      The Company's proprietary technology provides users with an industry specific environment that promotes the ability to initiate business to business transactions.

      In 1998, the Company derived its revenue from the establishment and maintenance of customer business centers (commercial storefronts) on PlasticsNet.Com along with advertising revenue. The Company also earned fees for the production of advertising for customers that required ad creation services.

      The Company has sustained significant net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financing, bank financing, or other sources of capital. During 1998 (as described in Note 6), the Company sold $5 million of preferred stock and obtained a commitment for the purchase of an additional $2 million of preferred stock. In March 1999, the Company's Board of Directors approved a resolution initiating the sale of preferred stock under this commitment. The sale of $2 million of preferred stock was completed in June of 1999. Management believes that its current funds will be sufficient to enable the Company to meet its planned expenditures for fiscal 1999. In addition, with other anticipated sources of funding, the Company expects to fund planned expenditures for the year 2000, as well.

2. Summary of Significant Accounting Policies

    Basis of Presentation

      The accompanying interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 and the related notes have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements of the year ended December 31, 1998 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results expected for the full years.

    Revenue Recognition

      Revenues are recognized over the period that services are provided. Advertising revenue is contracted generally on a quarterly basis and recognized equally over each of the three months. Business center set-ups and renewals are contracted generally on an annual basis and recognized equally over each of the twelve months.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


      Transaction revenues consist primarily of product sales to customers and charges to customers for outbound freight. Commerx acts as a principal when purchasing products from suppliers and reselling them to customers. Products are shipped directly to customers by suppliers based on customer delivery date specifications. Under principal-based agreements, Commerx is responsible for selling products, collecting payment from customers, ensuring that the shipment reaches customers and processing returns. In addition, Commerx takes title to products upon shipment and bears the risk of loss for collection, delivery and product returns from customers. Commerx provides an allowance for sales returns, which has been insignificant to date, at the time of sale. Commerx recognizes revenues from product sales when products are shipped to customers.

      Barter transactions are valued at the lower of estimated fair value of the services received or the estimated value of the services provided in exchange. Service revenue and advertising expenses are equal in amounts, totaling $93,700 for the year ended December 31, 1998 and $70,275 and $70,275 for the nine month periods ended September 30, 1998 and 1999, respectively. To date, barter transactions have not been recognized in the financial statements.

    Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

    Concentration of Credit Risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located primarily in the United States and are denominated in U.S. dollars. Management believes its credit policies are prudent and reflect normal industry terms and business risk.

      At December 31, 1998, the Company had five customers that accounted for approximately 11.7%, 12.0%, 12.2%, 17.0%, and 26% respectively of the accounts receivable balance. At September 30, 1999, 38.2% and 20.2% of the Company's accounts receivable were due from two customers.

      During 1998 one customer accounted for 20% of the Company's revenues. For the period ending September 30, 1999, two customers accounted for 32.8% and 10.9% of the Company's revenues.

      In May 1999, the Company entered into a collection date factoring agreement with a third party allowing for the factoring of trade accounts receivable. Under the terms of the agreement, the third party will assume the credit risk on all approved accounts up to a certain preapproved threshold. The Company will be required to pay the third party a factoring commission of 0.8% with a minimum annual charge of $40,000.

    Fair Value of Financial Instruments

      The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and capital lease obligations are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The carrying value for all long-term debt outstanding at the end of all periods presented approximates fair value where fair value is based on market prices for the same or similar debt and maturities.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


    Property and Equipment

      Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon estimated useful lives ranging from 3 to 5 years. Maintenance and repair charges are expensed as incurred.

      As of September 30, 1999, the Company changed the estimated useful lives for depreciation from 5 to 7 years to 3 to 5 years to better reflect the life of the assets, and to comply with industry standards. The Company took a $113,142 charge to general and administrative expense as of September 30, 1999 to reflect the change in accounting estimate.

    Income Taxes

      Deferred tax assets and liabilities are recorded to reflect the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based upon the difference between the financial statement and tax bases of assets and liabilities and for tax carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse.

      In December 1998, in connection with the private placement of preferred stock (see Note 6), the Company was required to change its corporate status from an S-Corporation to a C-Corporation and therefore, is subject to federal and state income taxes effective January 1, 1999. As a result of the conversion in tax status, the Company has recorded deferred tax assets and liabilities as of December 31, 1998.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Advertising Costs

      Advertising costs are expensed as incurred. Advertising expense was $69,421 as of December 31, 1998 and $51,962 and $531,528 for the nine months ended September 30, 1998 and 1999, respectively.

    Product Development Costs

      Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's Web site. Product development costs are expensed as incurred. The software development costs component of product development costs are required to be capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and the date of general release have substantially coincided. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


    Stock-Based Compensation

      Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to record compensation cost for stock-based compensation at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and its related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of a share of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock.

    Recent Pronouncements

      During 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established standards for reporting comprehensive income and its components in a financial statement. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources and includes net income. The Company does not have any other comprehensive income.

      The FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 specifies revised guidelines for determining an entity's operating segment and the type and level of financial information to be disclosed. This standard requires that management identify operating segments based on the way that management disaggregates the entity for making internal operating decisions. The Company currently operates under the definition of one segment.

      Both of these statements are effective for fiscal years beginning after December 15, 1997.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement, as amended, is effective for fiscal years beginning after June 15, 2000. The Company currently does not have any derivative investments.

3. Property and Equipment

      Property and equipment are recorded at cost. The Company provides for depreciation using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives are three years for computer software and equipment and five years for furniture and fixtures and other equipment.

      When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the account, and any gain or loss is included in results of operations. Amounts expended for maintenance and repairs are charged to expense as incurred.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


      Plant, property and equipment consists of the following at December 31:

                                                                    (Unaudited)
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Equipment......................................  $  36,461    $  105,693
      Furniture and fixtures.........................     28,448       298,507
      Computer software and equipment................    244,572     1,226,584
                                                       ---------    ----------
                                                         309,481     1,630,784
      Less: Accumulated depreciation.................   (103,455)     (323,781)
                                                       ---------    ----------
                                                       $ 206,026    $1,307,003
                                                       =========    ==========

      On June 8, 1999, the Company entered into a master lease agreements with two financing companies for the lease of office furniture and fixtures and computer equipment used in its business. Each borrowing under the lease has a three to four-year term and is collateralized by the assets purchased. Equipment obtained pursuant to these leases is capitalized and is included in property and equipment on the balance sheet.

      In connection with one of the aforementioned arrangements, the Company issued warrants to purchase certain of its equity securities to the lessor (Note 7).

4. Notes Payable to Related Parties

      On September 28, 1999, the Company entered into six-month subordinated, convertible borrowing agreements with certain officers of the Company under which such individuals agreed to loan the company $1,991,809. Such loan is carried at $1,802,194, net of debt discounts. The notes are required to be paid on the earlier of March 28, 2000 or the completion of the next round of financing in which the Company receives proceeds of at least $15 million. The notes are convertible into the Company's Series B preferred stock at a conversion rate based on a formula which includes the conversion price of Series B preferred stock. The conversion price will be determined based upon the completion of the Series B Preferred Stock round of financing. Interest is payable upon maturity or conversion of the note at an annual rate of prime plus 1% (9.25% at September 30, 1999). In the event of default, this rate increases to prime plus 3%. The interest due on the notes is also convertible into shares of Series B Preferred Stock. In connection with the financing, the Company issued warrants to purchase shares of the Company's Series B Preferred Stock (Note 7).

      In November 1998, the Board of Directors approved a resolution under which certain outstanding shareholder demand notes were contributed to the Company as additional paid-in capital. The total amount of capital contributed was $2,073,080 which was comprised of $1,847,920 of outstanding principal and $225,160 of accrued interest due on the respective notes.

      Additionally, the Company has recorded amounts due to a related party of $92,713 as of December 31, 1998 and $98,776 as of September 30, 1999 (Note 10).

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


5. Notes Payable

      On August 16, 1999, the Company entered into a borrowing agreement with a third party under which the lender agreed to loan $300,000 to the Company for a period of 30 months such loan is reflected net of $14,000 of debt discount. The proceeds of which were to be used to finance the acquisition of fixed assets and for working capital purposes. Interest payments are due on a monthly basis at an annual interest rate of 8.75% and the note is due on February 1, 2002. On February 1, 2002, a $51,000 balloon payment is due. In connection with the borrowing, the Company also issued warrants to purchase shares of the Company's Series A Preferred Stock (Note 7).

6. Redeemable Convertible Series A Preferred Stock

      In December 1998, the Company authorized the sale and issuance of up to 8,570,000 shares of Redeemable Series A Convertible Preferred Stock ("Series A Preferred"). Subject to first closing as defined in the Series A Preferred Stock Purchase Agreement, the Company issued 4,761,428 shares to a certain investment group in exchange for $5,000,000. The purchase price consists of cash payments totaling $4,750,000 and the extinguishment of a note payable in the amount of $250,000.

      In June 1999, the Company issued 1,904,572 additional shares of Series A Preferred shares to an investment group for $2,000,000. The transaction fulfilled the second closing as defined in the Series A Preferred Stock Purchase Agreement.

      Holders of Series A Preferred shares are entitled to receive non-cumulative dividends in preference to holders of common stock at the rate of 8% per share per annum if and when declared by the Board of Directors. The holders of Series A Preferred shares shall have the right to convert the Series A Preferred shares into an equal number of shares of common stock at the option of the holder and have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series A Preferred. All series of preferred stock and common stock are required to vote together as a class except that holders of Series A Preferred are entitled to elect two representatives to the Board of Directors.

      Additionally, the Series A Preferred automatically converts into common stock at the then applicable conversion rate in the event of either (i) the completion of an initial public offering with aggregate offering proceeds to the Company of at least $5,000,000 and a per share price to the public of at least 2.5 times the purchase price of the Series A Preferred or (ii) the election of the holders of at least two-thirds of the outstanding Series A Preferred.

      Upon written election of holders of two-thirds of the Series A Preferred, the Series A Preferred is required to be redeemed to the extent of one-third of the shares of Series A Preferred on the fifth, sixth, and seventh anniversary dates of the Closing. The redemption price of $1.05 is to be adjusted for any stock dividends, contributions, or splits plus any accrued, but unpaid dividends.

      The consent of a majority of the Series A Preferred is required for any action that authorizes or issues shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with the Series A Preferred or that authorizes a merger, sale of substantially all of the assets of the Company or a recapitalization/reorganization of the Company.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


      Upon liquidation or dissolution, shareholders of Series A Preferred Stock are to receive a distribution of available assets up to the sum of the original purchase price plus any declared but unpaid dividends. This distribution has preference over any distribution to common stockholders.

7. Common Stock and Warrants

      In December 1998, the Board of Directors approved an amendment to the Company's certificate of incorporation which increased the number of authorized shares of common stock from 500,000 with no par value to 20,000,000 with $.001 par value and also authorized the issuance of up to 8,570,000 shares of Series A Preferred Stock. The change in par value did not affect any of the existing rights of shareholders and has been recorded as an adjustment to additional paid-in capital and common stock. The Company subsequently affected an 84.75 to 1 stock-split of the issued and outstanding common stock of the Company as of December 22, 1998. All share information retroactively reflects the effect of this split. The Company has reserved 8,570,000 shares of common stock for issuance upon conversion of the Series A Preferred.

      In March 1999, the Company's Board of Directors adopted a Combined Incentive and Non-statutory Stock Option Plan ("the Plan"). Under the Plan, employees of the Company who elect to participate are granted incentive stock options to purchase common stock at not less than the fair market value on the date of grant. In the case of grants of non-statutory stock options, options will be granted at a per share price of no less than 85% of the fair market value on the date of grant. The term of the options is 10 years from the initial grant date with the options generally vesting over a four year period.

      The Plan is administered by the Option Committee of the Board of Directors. The total number of shares of common stock that may be issued pursuant to options granted under the Plan is 4,000,000.

      Deferred compensation was recorded in connection with the granting of stock options at an exercise price that was less than the deemed fair value. Deferred compensation of $939,503 which is reflected as a separate component of stockholders' equity and is being amortized over a four-year vesting period (as stated by the Plan). Compensation expense of $59,975 was recognized for the nine months ended September 30, 1999.

      The following information relates to stock options outstanding as of September 30, 1999.

                                                             Nine Months Ended
                                                             September 30, 1999
                                                             -------------------
                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Shares     Price
                                                             ---------  --------
Outstanding at beginning of period..........................       --      --
Granted..................................................... 4,071,500   $0.82
Exercised...................................................       --      --
Forfeited/expired...........................................  (253,000)  $0.51
                                                             ---------   -----
Outstanding at end of period................................ 3,818,500   $0.84
                                                             =========   =====

      In connection with the lease agreement entered into in June 1999 (Note
3), the Company granted the lessor warrants to purchase 91,429 shares of the Company's Series A Preferred Stock at a price of $1.05 per

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)

share. These warrants can be exercised at any time between the earlier of a period of seven years or three years from the effective date of the Company's initial public offering. The estimated fair value of these warrants equaled $60,000 and was recorded as debt discount and is being amortized to interest expense over the term of the lease.

      In connection with the note payable to a third party in August 1999 (Note
5), the Company granted the lender warrants to purchase 21,429 shares of the Company's Series A Preferred Stock at a price of $1.05 per share. These warrants can be exercised at any time before the earlier of a period of seven years or three years from the effective date of the Company's initial public offering. The estimated fair value of these warrants equaled $14,000 and was recorded as debt discount and is being amortized to interest expense over the term of the note.

      In connection with a debt financing agreements entered into with related parties (Note 4), the Company issued warrants to purchase shares of Series B Preferred Stock. The total number of Series B Preferred Stock shares to be issued is based on a formula which includes the conversion price of Series B Preferred Stock. The conversion price will be determined based upon the completion of a future round of financing. The estimated fair value of these warrants determined as of September 30, 1999 equaled $190,000 and has been recorded as debt discount. The discount is being amortized to interest expense over the term of the note.

      The term of the warrant agreement begins upon the closing of a private placement of the Company's Series B Preferred Stock and ends on September 28, 2004.

8. Income Taxes

      Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse.

      The components of the deferred tax asset are as follows:

                                                                    December 31,
                                                                        1998
                                                                    ------------
      Deferred tax assets:
        Accrued expenses...........................................  $ 209,267
        Deferred revenue...........................................     68,745
                                                                     ---------
          Total deferred tax assets................................    278,012
      Deferred tax liabilities:
        Accounts receivable........................................      7,648
        Book over tax basis depreciation...........................     19,000
                                                                     ---------
        Less: Valuation allowance..................................   (251,364)
                                                                     ---------
          Net deferred tax asset (liability).......................  $     --
                                                                     =========

      The valuation allowance relates principally to deferred tax assets that the Company estimates may not be realizable based upon available evidence.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


9. Commitments and Contingencies

      During 1988, the Company leased the space in Chicago, Illinois under an operating lease. The lease called for minimum rent with an annual escalation. The lease expired on October 1998.

      The Company has entered into a new operating lease for office space, which commenced in January 1999 and expires on December 31, 2008. The lease calls for minimum rents with an annual escalation.

      Additionally, the Company entered into an operating lease for internet data services which commenced on June 30, 1999. The lease calls for monthly payments of $7,150. The lease expires on November 3, 1999, but the Company intends to renew the lease through November 3, 2000.

      Total rental expense was $88,747, during 1998, and $185,156 for the nine month period ended September 30, 1999.

      The following is a schedule of future minimum rentals required for operating leases that have remaining noncancelable lease terms in excess of one year, as of December 31, 1998:

                                                                       Total
                                                                     ----------
      1999.......................................................... $  235,895
      2000..........................................................    240,312
      2001..........................................................    244,730
      2002..........................................................    249,147
      2003..........................................................    253,565
      Thereafter....................................................  1,334,085
                                                                     ----------
        Total....................................................... $2,557,734
                                                                     ==========

      Future payments under a noncancelable capital lease agreement are as follows:

      1999.......................................................... $   60,327
      2000..........................................................    438,163
      2001..........................................................    419,047
      2002..........................................................    335,411
      2003 and thereafter...........................................     87,953
                                                                     ----------
                                                                      1,340,901
      Less amounts representing interest and debt discount..........   (206,660)
      Net present value of minimum lease payments...................  1,134,241
                                                                     ----------
      Less current portion..........................................   (321,176)
                                                                     ----------
                                                                     $  813,065
                                                                     ==========

      On September 30, 1999, the Company signed an agreement with a third party for the purchase of a software license to be used in the business activity of the Company. Subject to the terms of the agreement, the Company is obligated to pay $25,000 of license fees by October 31, 1999 and $225,000 by March 31, 2000.

      Effective September 30, 1999, the Company entered into a three year agreement with a third party. In exchange for services provided to the Company, per the terms of the agreement, the Company will pay an annual fee of $50,000 plus transactions costs based on usage of the third party's services.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


10. Related Party Transactions

      The Company and Fast Heat, Inc. (Fast Heat) are related parties through a common group of shareholders which hold a substantial ownership interest in both companies. In 1998, Fast Heat provided funding to the Company for operations. At September 30, 1999 amounts due to Fast Heat were $98,776. The amount is due on demand and accrued interest at 8.5% in 1999.

      In 1998, the Company provided internet related services to Fast Heat. The amount of revenues earned for these services was $2,025 in 1998. No such services were performed in the period ending September 30, 1999.

      In 1998, the Company provided bartered services to an affiliated entity in exchange for print advertising and certain trade show benefits valued at $93,700 under bartered transactions.
      In December 1998, the Company issued 1,904,000 of Series A Preferred Shares to certain related party common stockholders in exchange for 9,520,000 shares of common stock.

11. Defined Contribution Savings Plan

      The Company maintains a defined contribution 401(k) profit sharing plan covering substantially all eligible employees meeting certain minimum age and months of service requirements, as defined. Participants may make elective contributions up to established limits. All amounts contributed by participants and earnings on these contributions are fully vested at all times. The Plan provides for matching and discretionary contributions by the Company. The Company's expense for the defined contribution plan totaled $8,680 for the year ended December 31, 1998, and $6,235 and $8,085 for the periods ended September 30, 1998 and 1999, respectively.

12. Subsequent Event

      In November 1999, the Board of Directors approved an amendment to the Company's certificate of incorporation which increased the number of authorized shares of common stock from 20,000,000 to 100,000,000. The Board also authorized an increase in the number of authorized shares of Series A Preferred Stock from 8,570,000 shares to 8,632,858, as well as authorizing the issuance of up to 3,218,021 shares of Series B Preferred Stock.

      In November 1999 Commerx issued 1,923,109 shares of Redeemable Series B Preferred Stock ("Series B Preferred Stock") for gross proceeds of $23.9 million.

                         Report of Independent Auditors

Board of Directors and Stockholders of
ComputerJobs.com, Inc.

      We have audited the accompanying balance sheets of ComputerJobs.com, Inc. (formerly ComputerJobs Store, Inc.) as of December 31, 1997 and 1998, and the related statements of income, changes in stockholders' equity (deficit), and cash flows for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ComputerJobs.com, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
March 11, 1999, except Note 1 as to which the date is April 1, 1999

                             COMPUTERJOBS.COM, INC.

                                 Balance Sheets

                                                             December 31,
                                                         ---------------------
                                                           1997       1998
                                                         --------  -----------
Assets
Current assets:
 Cash and cash equivalents.............................. $315,213  $ 9,385,180
 Trade accounts receivable, net of allowance for
  doubtful accounts of $4,000 and $20,000 at December
  31, 1997 and 1998, respectively.......................  136,528      315,081
 Unbilled trade accounts receivable.....................   17,000       62,990
 Prepaid expenses.......................................       --        1,197
Loan receivable from stockholder........................    1,086           --
                                                         --------  -----------
Total current assets....................................  469,827    9,764,448
Property and equipment:
 Furniture and fixtures.................................   15,291       35,728
 Computer and office equipment..........................   73,721      189,288
 Accumulated depreciation...............................  (21,159)     (64,249)
                                                         --------  -----------
Net property and equipment..............................   67,853      160,767
Other assets............................................    2,000       99,721
                                                         --------  -----------
Total assets............................................ $539,680  $10,024,936
                                                         ========  ===========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Accounts payable and accrued expenses.................. $ 47,323  $   136,209
 Deferred income taxes payable..........................       --       89,261
 Note payable to stockholders...........................       --    1,000,000
 Distribution payable to stockholders...................       --      346,817
 Current portion of notes payable.......................    6,279           --
 Deferred revenue.......................................   16,271       27,996
                                                         --------  -----------
Total current liabilities...............................   69,873    1,600,283
Notes payable, less current portion.....................    6,354           --
Series A Preferred Stock, no par value -- ($2 per share
 redemption value; minimum liquidation value of
 $10,000,000 plus accrued and unpaid dividends plus a
 portion of remaining assets, as defined), convertible
 to Class 2 common stock, 5,000,000 shares authorized,
 issued and outstanding.................................       --    9,986,126
Stockholders' equity:
 Class 1 common stock, no par value -- 5,500,000 shares
  authorized, 5,500,000 shares issued and outstanding...   10,510       10,510
 Class 2 common stock, no par value -- 14,000,000 shares
  authorized, no shares issued or outstanding...........       --           --
 Retained earnings (deficit)............................  452,943   (1,571,983)
                                                         --------  -----------
Total stockholders' equity (deficit)....................  463,453   (1,561,473)
                                                         --------  -----------
Total liabilities and stockholders' equity (deficit).... $539,680  $10,024,936
                                                         ========  ===========

                            See accompanying notes.

                             COMPUTERJOBS.COM, INC.

                              Statements of Income

                                        Period from
                                        January 16,
                                        1996 through Year Ended December 31,
                                        December 31, ------------------------
                                            1996        1997         1998
                                        ------------ -----------  -----------
Revenue................................  $ 377,163   $ 1,504,742  $ 4,431,060
Expenses:
 Operations............................     38,477        65,178      469,519
 Sales and marketing...................     38,509       198,586    1,893,589
 General and administrative............    189,126       776,572    1,121,918
 Depreciation..........................      3,617        17,542       45,383
                                         ---------   -----------  -----------
                                           269,729     1,057,878    3,530,409
Operating income.......................    107,434       446,864      900,651
Other income (deductions):
 Interest expense......................       (982)       (1,646)     (12,537)
 Interest income.......................        401         8,258       53,610
                                         ---------   -----------  -----------
                                              (581)        6,612       41,073
                                         ---------   -----------  -----------
Income before income taxes.............    106,853       453,476      941,724
Income tax expense.....................        --            --        89,261
                                         ---------   -----------  -----------
Net income.............................  $ 106,853   $   453,476  $   852,463
                                         =========   ===========  ===========
Supplemental unaudited pro forma
 information:
 Income before taxes, as above.........  $ 106,853   $   453,476  $   941,724
 Pro forma provision for income taxes..    (40,604)     (172,320)    (357,853)
                                         ---------   -----------  -----------
 Pro forma net income..................  $  66,249   $   281,156  $   583,871
                                         =========   ===========  ===========
 Basic pro forma earnings per common
  share................................      $0.01         $0.05        $0.09
 Average outstanding common shares.....  5,500,000     5,500,000    5,500,000



                            See accompanying notes.

                             COMPUTERJOBS.COM, INC.

            Statements of Changes in Stockholders' Equity (Deficit)

                                                        Retained         Total
                         Class 1 Common Class 2 Common  Earnings     Shareholders'
                             Stock          Stock       (deficit)   Equity (deficit)
                         -------------- -------------- -----------  ----------------
Balance at January 16,
 1996 (inception).......    $10,510           --       $        --    $    10,510
  Net income............         --           --           106,853        106,853
  Distribution to
   stockholders.........         --           --           (33,879)       (33,879)
                            -------          ---       -----------    -----------
Balance at December 31,
 1996...................     10,510           --            72,974         83,484
  Net income............         --           --           453,476        453,476
  Distribution to
   stockholders.........         --           --           (73,507)       (73,507)
                            -------          ---       -----------    -----------
Balance at December 31,
 1997...................     10,510           --           452,943        463,453
  Net income............         --           --           852,463        852,463
  Distribution to
   stockholders.........         --           --        (2,796,817)    (2,796,817)
  Accretion and
   dividends on Series A
   Preferred Stock......         --           --           (80,572)       (80,572)
                            -------          ---       -----------    -----------
Balance at December 31,
 1998...................    $10,510           --       $(1,571,983)   $(1,561,473)
                            =======          ===       ===========    ===========




                            See accompanying notes.

                             COMPUTERJOBS.COM, INC.

                            Statements of Cash Flows

                                          Period from
                                          January 16,   Year Ended December
                                          1996 through          31,
                                          December 31, ----------------------
                                              1996       1997        1998
                                          ------------ ---------  -----------
Operating activities
Net income...............................   $106,853   $ 453,476  $   852,463
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation...........................      3,617      17,542       45,383
  Provision for deferred taxes...........         --          --       89,261
  Changes in operating assets and
   liabilities:
   Trade accounts receivable.............    (30,880)   (105,648)    (178,553)
   Unbilled trade accounts receivable....         --     (17,000)     (45,990)
   Loan receivable from stockholder......         --      (1,086)       1,086
   Prepaid expenses and other assets.....         --      (2,000)     (98,918)
   Accounts payable and accrued
    expenses.............................     12,394      34,930       88,886
   Deferred revenue......................     21,903      (5,632)      11,725
                                            --------   ---------  -----------
Net cash provided by operating
 activities..............................    113,887     374,582      765,343

Investing Activities
Purchase of property and equipment.......    (23,980)    (65,033)    (138,297)
                                            --------   ---------  -----------
Net cash used in investing activities....    (23,980)    (65,033)    (138,297)

Financing Activities
Sale of Series A Preferred Stock, less
 expenses................................         --          --    9,905,554
Distributions to stockholders............    (33,879)    (73,507)  (1,450,000)
Proceeds from notes payable..............     21,100          --           --
Repayment of notes payable...............     (2,817)     (5,650)     (12,633)
Sales of common stock....................     10,510          --           --
                                            --------   ---------  -----------
Net cash provided (used) by financing
 activities..............................     (5,086)    (79,157)   8,442,921
                                            --------   ---------  -----------
Net increase in cash and cash
 equivalents.............................     84,821     230,392    9,069,967
Cash and cash equivalents, beginning of
 period..................................         --      84,821      315,213
                                            --------   ---------  -----------
Cash and cash equivalents, end of year...   $ 84,821   $ 315,213  $ 9,385,180
                                            ========   =========  ===========


                            See accompanying notes.

                             COMPUTERJOBS.COM, INC.

                         Notes to Financial Statements
                               December 31, 1998

1. Description of the Business

      The Company is an Internet-based interactive technology company that provides an employment Web site for information technology (IT) professionals. The Company's web site enables recruiters and employers to post job opportunities and search for employment opportunities based on an array of search criteria. The Company also offers banner advertising and job reposting services for companies wanting access to IT professionals. The Company operates primarily on a regional basis and at December 31, 1998, served five regions in the United States: Atlanta, the Carolinas, Chicago, Florida, and Texas.

      On April 1, 1999 the Company changed its name from ComputerJobs Store, Inc. to ComputerJobs.com, Inc.

2. Summary of Significant Accounting Policies

    Cash and Cash Equivalents

      The Company considers short-term investments with original maturity dates of 90 days or less at the date of purchase to be cash equivalents.

    Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash equivalents and accounts receivable. Cash equivalents are held primarily with one financial institution. The Company performs periodic evaluations of the relative credit standing of this financial institution. Accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible.

    Accounts Receivable

      The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses have been within management's expectations.

    Property and Equipment

      Property and equipment are stated at cost. The Company provides for depreciation computed on a straight-line basis over the estimated useful lives of the related assets which range from 3 to 5 years.

      If facts and circumstances indicate that the property and equipment or other assets may be impaired, an evaluation of continuing value would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with these assets would be compared to their carrying amount to determine if a write down to fair market value or discounted cash flow value is required.

    Revenue Recognition

      The Company recognizes advertising and service revenue as earned over the service period. Unbilled trade accounts receivables are recorded for advertising revenue which is not billed to the customer until the month following the month in which it is earned. Advance payments received by the Company are deferred and credited to operations on the straight-line basis over the life of the agreement.

                             COMPUTERJOBS.COM, INC.

                               December 31, 1998


    Advertising Costs

      Advertising costs are expensed in the period in which they are incurred. The Company incurred $11,583, $178,870 and $1,528,590 in advertising costs for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

    Income Taxes

      The Company elected to be taxed under the provision of Subchapter S of the Internal Revenue Code for the period from January 16, 1996 (inception) through November 25, 1998. Under these provisions, the income of the Company was reported by the stock or shareholders on their individual income tax returns. As such, the accompanying financial statements do not include a provision for income taxes for the period from January 16, 1996 (inception) to November 25, 1998.

      In connection with the Company's amended and restated articles of incorporation, the Company terminated its tax status as a Subchapter S corporation. Effective November 25, 1998, the Company is taxed as a subchapter C corporation. The deferred tax effects of the change in tax status of approximately $54,000 are included in income at the date the change in tax status occurred. Supplemental unaudited pro forma information related to net income and earnings per share is presented as if the Company had been taxed as a subchapter C corporation for all periods presented.

      Income taxes for the period November 25, 1998 through December 31, 1998 have been provided using the liability method in accordance with FASB Statement 109, Accounting for Income Taxes. Under the liability method, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Using the enacted tax rates in effect for the year in which the differences are expected to reverse, deferred tax liabilities and assets are determined based on the differences between the book basis for financial reporting and the tax basis of an asset or liability.

    Use Of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Cash Flow Information

      During 1998, the Company recorded a distribution payable to the stockholders of $346,817, a note payable to stockholders for $1,000,000 and accrued dividends of $79,000 on the Series A Preferred Stock which are non-cash financing activities.

    Reclassifications

      Certain prior year balances have been reclassified to conform with the current presentation.

                             COMPUTERJOBS.COM, INC.

                               December 31, 1998


3. Notes Payable

      Notes payable consist of the following:

                                                                 December 31,
                                                                 --------------
                                                                  1997   1998
                                                                 ------- ------
   Note payable; interest at prime rate plus 2.0% (10.5% at
    December 31, 1997).......................................... $ 5,052 $  --
   Note payable; interest at prime rate plus 2.0% (10.25% at
    December 31, 1997)..........................................   7,581    --
                                                                 ------- -----
                                                                  12,633    --
   Less amounts due within one year.............................   6,279    --
                                                                 ------- -----
                                                                 $ 6,354 $  --
                                                                 ======= =====

      The notes payables were secured by the property and equipment of the Company and guaranteed by stockholders of the Company.

      Interest paid for the period from January 16, 1996 (inception) through December 31, 1996 and during the years ended December 31, 1997 and 1998 totaled $982, $1,646 and $1,030, respectively.

      At December 31, 1996 and 1997, the Company had an unused line of credit of $50,000, for general working capital purposes. The line of credit expired on April 5, 1998 and was not renewed.

4. Income Taxes

      Income tax expense (benefit) consists of the following for the period from November 25, 1998 through December 31, 1998:

                                                       Current  Deferred  Total
                                                       -------  -------- -------
   Federal............................................ $(7,267) $86,665  $79,398
   State..............................................    (481)  10,344    9,863
                                                       -------  -------  -------
                                                       $(7,748) $97,009  $89,261
                                                       =======  =======  =======

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities as of December 31, 1998 are as follows:

      Deferred income tax assets (liabilities):

     Property and equipment.......................................... $ 17,420
     Net operating loss carryforwards................................    7,748
     Accrual to cash adjustment...................................... (114,429)
                                                                      --------
     Net deferred income taxes....................................... $(89,261)
                                                                      ========

      The Company uses the cash basis for its calculation of income tax expense in accordance with internal revenue code 448(b)(3). For income tax purposes, income is generally reported in the period that cash is actually received and expenses are generally reported in the period the payment is actually made.

                             COMPUTERJOBS.COM, INC.

                               December 31, 1998


      Pro forma income tax expense differed from the amounts computed by applying the statutory federal rate of 34% as a result of the following:

                                          Period from
                                          January 16,
                                          1996 through Year ended December 31,
                                          December 31, -----------------------
                                              1996        1997        1998
                                          ------------ ----------- -----------
   Computed using a 34% tax rate.........   $36,330    $   154,182 $   320,186
   State income taxes, net of federal
    tax..................................     4,274         18,138      37,667
                                            -------    ----------- -----------
                                            $40,604    $   172,320 $   357,853
                                            =======    =========== ===========

5. Stockholders' Equity

      On November 25, 1998, the Company amended and restated its articles of incorporation. Pursuant to this amendment and restatement, the Company converted its original 1,000 shares of issued common stock into 5,500,000 shares of Class 1 common stock. The common stock authorized, outstanding and issued, as of December 31, 1996 and 1997, has been adjusted to reflect this recapitalization. The Company also authorized 14,000,000 shares of Class 2 common stock and 5,000,000 shares of Series A Preferred Stock. The Company has reserved 2,000,000 shares of Class 2 common stock for issuance in connection with its stock option plan.

      Each share of Class 1 common stock is convertible to one share of Class 2 common stock at the option of the holder. Class 1 common stock automatically converts to Class 2 common stock upon a qualifying initial public offering
(IPO) of the Company.

      The rights and privileges of Class 1 and Class 2 stockholders are equal except that Class 1 stockholders are entitled to receive certain preferences over Class 2 stockholders in the event of the Company's liquidation, dissolution or sale or merger.

    Preferred Stock

      In November 1998, the Company sold 5,000,000 shares of Series A Preferred Stock for an aggregate sales price of $10,000,000. The Series A Preferred Stock is cumulative and accrues dividends at 8%. Each share of preferred stock is currently convertible into one share of Class 2 common stock at the option of the holder. Each holder of Series A Preferred Stock is entitled to certain protections against sales of common stock at less than the original Series A purchase price, which may result in the right of such holder to convert each share of Series A into more than one share of Class 2 common stock. The Series A preferred stock automatically converts into Class 2 common stock upon a qualifying IPO of the Company. The Company has reserved 5,000,000 shares of Class 2 common stock for the conversion of Series A Preferred Stock.

      The voting rights of the Series A Preferred Stock are equal to the voting rights of the Class 2 common stock. Dividends are payable in cash or stock on the sale, liquidation, or merger of the Company or redemption of such preferred stock. To the extent the holders have not converted the Series A Preferred Stock into Class 2 common stock, the holders of least 75% of the preferred stock may cause the Company to redeem all such preferred stock at any time after November 25, 2003 at the greater of the purchase price plus accrued dividends or the appraised value, as defined.

                            COMPUTERJOBS.COM, INC.

                               December 31, 1998


     In the event of the Company's liquidation, dissolution or sale or merger, the holders of Series A Preferred Stock are entitled to $10,000,000 plus all accrued dividends on the Series A Preferred Stock before any amounts may be distributed to the holders of Class 1 or Class 2 common stock.

     No dividends may be paid to the holders of Class 1 and Class 2 common stock until all outstanding dividends are paid on the Series A Preferred Stock. In the event that the holders of the Series A Preferred Stock elect to convert their shares into Class 2 common stock, the Company is not required to distribute the accrued dividends on the Series A Preferred Stock.

     At December 31, 1998, the Series A Preferred Stock was increased by $79,000 representing dividends not currently declared or paid. The cost of issuance of the Series A Preferred Stock of $94,446 is being accreted over a five year period. Such accretion amounted to $1,572 in the year ended December 31, 1998.

    Warrants

     In connection with the sale of Series A Preferred Stock, the Company issued warrants for the purchase of 1,250,000 shares of Class 2 common stock at $5.00 per share. The Company has not assigned a value to the warrants as management believes the warrants are of minimal value. The Company has reserved 1,250,000 shares of Class 2 common stock for the exercise of these warrants. The warrants expire on the earlier of 1) three years after an IPO by the Company, 2) the closing date of the sale or merger of the Company, or 3) December 31, 2003.

6. Earnings Per Share

     The following table sets forth the computation of the unaudited pro forma earnings per common share:

                                                    1996      1997      1998
                                                  --------- --------- ---------
   Numerator:
     Pro forma net income.......................  $  66,249 $ 281,156 $ 583,871
     Accretion and dividends on Series A
      Preferred Stock...........................         --        --   (80,572)
                                                  --------- --------- ---------
     Numerator for basic pro forma earnings per
      common share--income available to common
      stockholders..............................  $  66,249 $ 281,156 $ 503,299
                                                  ========= ========= =========
   Denominator:
     Denominator for basic pro forma earning per
      common share--weighted average shares.....  5,500,000 5,500,000 5,500,000
                                                  ========= ========= =========
   Basic pro forma earnings per common share....  $    0.01 $    0.05 $    0.09
                                                  ========= ========= =========

     Series A Preferred Stock, which is convertible into Class 2 common stock and was outstanding during 1998 (issued on November 25, 1998), and common shares issuable upon the exercise of warrants were not included in the computation of pro forma earnings per share because their effect would be anti-dilutive.

                             COMPUTERJOBS.COM, INC.

                               December 31, 1998


7. Employee Benefits

      On January 1, 1998, the Company established a 401(k) plan that covers substantially all employees. The Company contributed $26,965 to the 401(k) plan in 1998.

      In 1997, the Company sponsored a simplified employee pension plan under section 408(k) of the Internal Revenue Code. The plan provides discretionary contributions in each calendar year to the individual retirement accounts of all eligible employees. Full time employees with more than a year of service are eligible to participate. Total contributions by the Company totaled $42,119 for the year ended December 31, 1997. The 408(k) Plan was terminated upon the establishment of the 401(k) Plan.

8. Lease Commitments

      During December 1998, the Company entered into a five year operating lease for office space. This lease agreement provides for rent escalation clauses to cover increases in certain of the lessors' operating costs. Rental expense totaled $11,630, $30,646 and $92,217 for the period from January 16, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Future minimum rental payments (excluding any estimate of operating costs) under noncancelable operating leases with terms of one year or more at December 31, 1998 are $360,679 in 1999, $327,043 in 2000, $320,254 in
2001, $320,254 in 2002 and $320,254 in 2003.

9. Related Party Transactions

      On November 2, 1998, the Company declared a $2,000,000 distribution payable to the stockholders. During 1998, $1,000,000 of the distributions were paid. The Company issued notes to the stockholders for the remaining $1,000,000. These notes accrue interest at the federal funds interest rate and are payable in February 1999.

10. Fair Value of Financial Instruments

      The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable and notes payable approximates their fair value.

11. Year 2000 Issue (Unaudited)

      Year 2000 issues may arise if computer programs have been written using two digits rather than four digits to define the applicable year. In such cases, programs that have time sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

      The Company has determined that it will not need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The Company anticipates that any remaining costs to ensure year 2000 compliance will not be significant.

      Although no formal assessment of the information and operational systems of its major clients and vendors has been made, the Company is not aware of any significant problems as a result of the year 2000. However, if the customers and clients encounter operational problems related to year 2000 and are unable to resolve such problems in a timely manner, it could result in a material financial risk to the Company.

                       Independent Auditors' Report

To the Board of Directors of

eMerge Interactive, Inc.:

We have audited the accompanying consolidated balance sheets of eMerge Interactive, Inc. as of December 31, 1997 and 1998 and September 30, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, and for the nine months ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eMerge Interactive, Inc. at December 31, 1997 and 1998 and September 30, 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, and for the nine months ended September 30, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Orlando, Florida

December 6, 1999

                         EMERGE INTERACTIVE, INC.

                        Consolidated Balance Sheets

                                                                         Proforma
                                                                       September 30,
                             December 31,  December 31,  September 30,     1999
                                 1997          1998          1999       (note 1(b))
                             ------------  ------------  ------------- -------------
                                                                        (unaudited)
Assets
Current assets:
 Cash......................  $       400   $       268    $ 1,650,134   $ 1,650,134
 Trade accounts
  receivable...............           --       368,421      2,790,427     2,790,427
 Inventories (note 3)......      635,963       706,557        655,129       655,129
 Cattle deposits...........           --            --        489,760       489,760
 Prepaid expenses..........       33,642        27,837        103,242       103,242
 Net assets of discontinued
  operations (note 12).....    1,066,804     2,285,341        390,336       390,336
                             -----------   -----------    -----------   -----------
 Total current assets......    1,736,809     3,388,424      6,079,028     6,079,028
Property and equipment, net
 (note 4)..................      428,140       513,837      1,711,404     1,711,404
Capitalized offering
 costs.....................           --            --        341,967       341,967
Investment in Turnkey
 Computer Systems, Inc.
 (note 5)..................           --            --      1,822,833     1,822,833
Intangibles, net (note 6)..           --     2,699,828      6,273,309     6,273,309
                             -----------   -----------    -----------   -----------
   Total assets............  $ 2,164,949   $ 6,602,089    $16,228,541   $16,228,541
                             ===========   ===========    ===========   ===========
Liabilities and
 Stockholders' Equity
 (Deficit)
Current liabilities:
 Current installments of
  capital lease obligation
  with related party (note
  10)......................  $        --   $    79,852    $    83,917   $    83,917
 Note payable (note 5).....           --            --        500,000       500,000
 Accounts payable..........      725,369       423,946      1,633,132     1,633,132
 Accrued liabilities:
 Salaries and benefits.....      175,597       283,103        908,271       908,271
 Other.....................       98,704       319,989      1,435,987     1,435,987
 Advanced payments from
  customers................           --            --        619,270       619,270
 Due to related parties
  (note 10)................    8,040,304     5,187,334     13,405,957    13,405,957
                             -----------   -----------    -----------   -----------
 Total current
  liabilities..............    9,039,974     6,294,224     18,586,534    18,586,534
Capital lease obligation
 with related party,
 excluding current
 installments (note 10)....           --       305,018        242,673       242,673
Note payable (note 5)......           --            --        900,000       900,000
                             -----------   -----------    -----------   -----------
 Total liabilities.........    9,039,974     6,599,242     19,729,207    19,729,207
                             -----------   -----------    -----------   -----------
Commitments and
 contingencies (notes 6, 10
 and 13)
Redeemable Class A common
 stock, issued and
 outstanding. No shares
 issued and outstanding in
 1997 and 1998, 62,500
 shares issued and
 outstanding in 1999. No
 shares issued and
 outstanding pro forma
 (note 5).....................        --            --        406,000            --
                             -----------   -----------    -----------   -----------
Stockholders' equity
 (deficit) (notes 7, 9 and
 14):
 Preferred stock, $.01 par
  value, authorized
  15,000,000 shares:
 Series A preferred stock,
  (aggregate involuntary
  liquidation preference
  of $6,741,954 in 1997,
  $7,386,314 in 1998 and
  $7,545,198 in 1999),
  designated 6,500,000
  shares, issued and
  outstanding 6,443,606
  shares in 1997, 1998 and
  1999. No shares
  designated, issued and
  outstanding pro forma....       64,436        64,436         64,436            --
 Series B junior preferred
  stock, (aggregate
  involuntary liquidation
  preference of $-0- in
  1997, $4,801,315 in 1998
  and $4,919,671 in 1999),
  designated 2,400,000
  shares, issued and
  outstanding -0- shares
  in 1997, 2,400,000
  shares in 1998 and 1999.
  No shares designated,
  issued and outstanding
  pro forma................           --        24,000         24,000            --
 Series C preferred stock,
  designated 1,300,000
  shares, issued and
  outstanding -0- shares
  in 1997 and 1998 and
  1,100,000 shares in
  1999. No shares
  designated, issued and
  outstanding pro forma....           --            --         11,000            --
 Series D preferred stock,
  designated 4,555,556
  shares, no shares issued
  and outstanding in 1997,
  1998 and 1999. No shares
  designated, issued and
  outstanding pro forma....           --            --             --            --
 Common stock, $.008 par
  value, authorized
  125,000,000 shares:
 Class A common stock,
  designated 115,888,887
  shares, issued and
  outstanding 3,258,125
  shares in 1997,
  5,845,625 shares in 1998
  and 6,957,694 shares in
  1999 and 19,449,702
  shares pro forma.........       26,065        46,765         55,662       155,723
 Class B common stock,
  designated 9,111,113
  shares; no shares issued
  and outstanding in 1997,
  1998, 1999 or pro
  forma....................           --            --             --            --
 Additional paid-in
  capital..................    1,982,986    16,648,286     23,454,170    23,859,545
 Accumulated deficit.......   (8,948,512)  (16,780,640)   (27,452,825)  (27,452,825)
 Unearned compensation.....           --            --        (63,109)      (63,109)
                             -----------   -----------    -----------   -----------
   Total stockholders'
    equity (deficit).......   (6,875,025)        2,847     (3,906,666)   (3,500,666)
                             -----------   -----------    -----------   -----------
   Total liabilities and
    stockholders' equity
    (deficit)..............  $ 2,164,949   $ 6,602,089    $16,228,541   $16,228,541
                             ===========   ===========    ===========   ===========

       See accompanying notes to consolidated financial statements.

                         EMERGE INTERACTIVE, INC.

                   Consolidated Statements of Operations

                                                                    Nine Months Ended
                               Years Ended December 31,               September 30,
                          -------------------------------------  -------------------------
                             1996         1997         1998         1998          1999
                          -----------  -----------  -----------  -----------  ------------
                                                                 (unaudited)
Revenue.................  $        --  $        --  $ 1,792,471  $ 1,106,452  $ 18,338,645
Cost of revenue
 (including $0, $0,
 $511,000, $388,000 and
 $255,000 to related
 parties--note 10)......           --           --    2,623,447    1,628,757    18,282,330
                          -----------  -----------  -----------  -----------  ------------
    Gross profit
     (loss).............           --           --     (830,976)    (522,305)       56,315
                          -----------  -----------  -----------  -----------  ------------
Operating expenses:
  Selling, general and
   administrative
   (including $0,
   $219,000, $627,000,
   $507,000, and
   $600,000 to related
   parties--note 10)....           --      627,606    3,659,810    2,427,944     7,539,689
  Research and
   development
   (including $0,
   $51,000, $119,000,
   $95,000 and $171,000
   to related parties--
   note 10).............           --      727,753    1,109,382      759,434     2,756,262
                          -----------  -----------  -----------  -----------  ------------
    Total operating
     expenses...........           --    1,355,359    4,769,192    3,187,378    10,295,951
                          -----------  -----------  -----------  -----------  ------------
Profit (loss) from
 continuing operations..           --   (1,355,359)  (5,600,168)  (3,709,683)  (10,239,636)
Related party interest
 expense (note 10)......           --     (141,167)    (331,594)    (231,000)     (458,624)
Other income............           --           --           --           --        15,655
                          -----------  -----------  -----------  -----------  ------------
    Profit (loss) from
     continuing
     operations before
     income taxes.......           --   (1,496,526)  (5,931,762)  (3,940,683)  (10,682,605)
                          -----------  -----------  -----------  -----------  ------------
Income tax expense
 (benefit) (note 8).....           --           --           --           --            --
    Profit (loss) from
     continuing
     operations.........           --   (1,496,526)  (5,931,762)  (3,940,683)  (10,682,605)
Discontinued operations
 (note 12):
  Income (loss) from
   operations of
   discontinued
   transportation
   segment (including
   $468,000, $814,000,
   $370,000, $287,000,
   and $171,000 to
   related parties--note
   10)..................   (1,719,492)  (3,987,097)  (1,808,951)  (1,721,060)       10,420
  Loss on disposal of
   transportation
   segment..............           --           --      (91,415)          --            --
                          -----------  -----------  -----------  -----------  ------------
Net profit (loss).......  $(1,719,492) $(5,483,623) $(7,832,128) $(5,661,743) $(10,672,185)
                          ===========  ===========  ===========  ===========  ============
Profit (loss) from
 continuing operations
 per common share--basic
 and diluted............  $        --  $     (3.91) $     (1.36) $     (0.67) $      (1.59)
                          ===========  ===========  ===========  ===========  ============
Net profit (loss) per
 common share--basic and
 diluted................  $     (9.24) $    (14.34) $     (1.80) $     (0.97) $      (1.59)
                          ===========  ===========  ===========  ===========  ============
Weighted average number
 of common shares
 outstanding--basic and
 diluted................      186,096      382,273    4,356,926    5,845,625     6,709,854
                          ===========  ===========  ===========  ===========  ============

       See accompanying notes to consolidated financial statements.

                         EMERGE INTERACTIVE, INC.

        Consolidated Statements of Stockholders' Equity (Deficit)

                   Preferred Stock   Preferred Stock   Preferred Stock  Preferred Stock       Common Stock    Common Stock
                      Series A          Series B          Series C         Series D              Class A         Class B
                  ----------------- ----------------- ----------------- -----------------   ----------------- -------------
                   Shares   Amount   Shares   Amount   Shares   Amount  Shares    Amount     Shares   Amount  Shares Amount
                  --------- ------- --------- ------- --------- ------- -------   -------   --------- ------- ------ ------
Balances at
December 31,
1995............         -- $    --        -- $    --        -- $    --       --   $    --      1,250 $    10   --    $--
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........         --      --        --      --        --      --       --        --    248,750   1,990   --     --
Issuance of
common stock for
cash at $.008
per share.......         --      --        --      --        --      --       --        --    175,000   1,400   --     --
Exercise of
stock options
for cash at
$.008 per
share...........         --      --        --      --        --      --       --        --     25,000     200   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
December 31,
1996............         --      --        --      --        --      --       --        --    450,000   3,600   --     --
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........         --      --        --      --        --      --       --        --  2,808,125  22,465   --     --
Sale of Series A
preferred stock
for cash at
$1.00 per share
(note 7)........  6,443,606  64,436        --      --        --      --       --        --         --      --   --     --
Transfer of
technology by XL
Vision, Inc.
(note 10).......         --      --        --      --        --      --       --        --         --      --   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
December 31,
1997............  6,443,606  64,436        --      --        --      --       --        --  3,258,125  26,065   --     --
Contribution of
debt to equity
by XL Vision,
Inc. (note 10)..         --      --        --      --        --      --       --        --         --      --   --     --
Issuance of
Series B
preferred stock
in exchange for
contribution of
debt to equity
by XL Vision,
Inc. at $2.00
per share (notes
7 and 10).......         --      -- 2,400,000  24,000        --      --       --        --         --      --   --     --
Issuance of
common stock in
connection with
Nutri-Charge
transaction at
$0.80 per share
(note 6)........         --      --        --      --        --      --       --        --  2,587,500  20,700   --     --
Contribution of
put rights by XL
Vision, Inc.
(note 6)........         --      --        --      --        --      --       --        --         --      --   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
December 31,
1998............  6,443,606  64,436 2,400,000  24,000        --      --       --        --  5,845,625  46,765   --     --
Exercise of
stock options
for cash at
$0.80 per
share...........         --      --        --      --        --      --       --        --    112,069     897   --     --
Issuance of
common stock in
connection with
CIN transaction
at $0.96 per
share (note 6)..         --      --        --      --        --      --       --        --    750,000   6,000   --     --
Issuance of
common stock in
connection with
Cyberstockyard
transaction at
$1.80 per share
(note 6)........         --      --        --      --        --      --       --        --    250,000   2,000   --     --
Issuance of
Series C
preferred stock
at $5.00 per
share (note 7)..         --      --        --      -- 1,100,000  11,000       --        --         --      --   --     --
Accretion to
redemption value
of Class A
common stock
issued in
connection with
the Turnkey
Computer
Systems, Inc.
(note 5)........         --      --        --      --        --      --       --        --         --      --   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
Unearned
compensation
(note 9)........         --      --        --      --        --      --       --        --         --      --   --     --
Amortization of
unearned
compensation
(note 9)........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
September 30,
1999............  6,443,606 $64,436 2,400,000 $24,000 1,100,000 $11,000       --   $    --  6,957,694 $55,662   --    $--
                  ========= ======= ========= ======= ========= =======  =======   =======  ========= =======  ===    ===
                  Additional
                    Paid-in    Accumulated     Unearned
                    Capital      Deficit     Compensation    Total
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1995............  $     3,816  $ (1,745,397)   $     --   $(1,741,571)
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........           --            --          --         1,990
Issuance of
common stock for
cash at $.008
per share.......           --            --          --         1,400
Exercise of
stock options
for cash at
$.008 per
share...........           --            --          --           200
Net profit
(loss)..........           --    (1,719,492)         --    (1,719,492)
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1996............        3,816    (3,464,889)         --    (3,457,473)
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........           --            --          --        22,465
Sale of Series A
preferred stock
for cash at
$1.00 per share
(note 7)........    6,379,170            --          --     6,443,606
Transfer of
technology by XL
Vision, Inc.
(note 10).......   (4,400,000)           --          --    (4,400,000)
Net profit
(loss)..........           --    (5,483,623)         --    (5,483,623)
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1997............    1,982,986    (8,948,512)         --    (6,875,025)
Contribution of
debt to equity
by XL Vision,
Inc. (note 10)..    7,500,000            --          --     7,500,000
Issuance of
Series B
preferred stock
in exchange for
contribution of
debt to equity
by XL Vision,
Inc. at $2.00
per share (notes
7 and 10).......    4,776,000            --          --     4,800,000
Issuance of
common stock in
connection with
Nutri-Charge
transaction at
$0.80 per share
(note 6)........    2,049,300            --          --     2,070,000
Contribution of
put rights by XL
Vision, Inc.
(note 6)........      340,000            --          --       340,000
Net profit
(loss)..........           --    (7,832,128)         --    (7,832,128)
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1998............   16,648,286   (16,780,640)         --         2,847
Exercise of
stock options
for cash at
$0.80 per
share...........       88,758            --          --        89,655
Issuance of
common stock in
connection with
CIN transaction
at $0.96 per
share (note 6)..      714,000            --          --       720,000
Issuance of
common stock in
connection with
Cyberstockyard
transaction at
$1.80 per share
(note 6)........      448,000            --          --       450,000
Issuance of
Series C
preferred stock
at $5.00 per
share (note 7)..    5,489,000            --          --     5,500,000
Accretion to
redemption value
of Class A
common stock
issued in
connection with
the Turnkey
Computer
Systems, Inc.
(note 5)........       (6,000)           --          --        (6,000)
Net profit
(loss)..........           --   (10,672,185)         --   (10,672,185)
Unearned
compensation
(note 9)........       72,126            --     (72,126)           --
Amortization of
unearned
compensation
(note 9)........           --            --       9,017         9,017
                  ------------ ------------- ------------ ------------
Balances at
September 30,
1999............  $23,454,170  $(27,452,825)   $(63,109)  $(3,906,666)
                  ============ ============= ============ ============

       See accompanying notes to consolidated financial statements.

                         EMERGE INTERACTIVE, INC.

                   Consolidated Statements of Cash Flows

                                                                    Nine Months ended
                               Years ended December 31,               September 30,
                          -------------------------------------  -------------------------
                             1996         1997         1998         1998          1999
                          -----------  -----------  -----------  -----------  ------------
                                                                 (Unaudited)
Cash flows from
 operating activities:
Net profit (loss).......  $(1,719,492) $(5,483,623) $(7,832,128) $(5,661,743) $(10,672,185)
Adjustments to reconcile
 net profit (loss) to
 net cash used in
 operating activities:
 Depreciation and
  amortization..........        1,503      122,486      438,576      230,964     1,176,431
 Amortization of
  unearned
  compensation..........           --           --           --           --         9,017
 Changes in operating
  assets and
  liabilities:
 Trade accounts
  receivable, net.......           --           --     (368,421)    (138,705)   (2,405,456)
 Inventories............           --     (635,963)     (70,594)     (30,741)       51,428
 Cattle deposits........           --           --           --           --      (489,760)
 Prepaid expenses and
  other assets..........       (1,304)     (32,338)       5,805      (77,079)      (75,405)
 Net assets of
  discontinued
  operations............      (96,209)    (853,501)  (1,140,425)  (1,477,150)           --
 Accounts payable.......        5,675      719,694     (301,423)     (32,037)    1,038,877
 Accrued liabilities....       75,542      198,759      328,791      151,016       214,739
 Advanced payments from
  customers.............           --           --           --           --       619,270
                          -----------  -----------  -----------  -----------  ------------
  Net cash used by
   operating
   activities...........   (1,734,285)  (5,964,486)  (8,939,819)  (7,035,475)  (10,533,044)
                          -----------  -----------  -----------  -----------  ------------
Cash flows from
 investing activities:
Business combinations,
 net of cash acquired of
 $737...................           --           --           --           --    (1,799,263)
Purchases of property
 and equipment..........      (56,861)    (506,540)    (460,290)    (269,831)   (1,228,432)
Purchase of
 intangibles............     (100,000)          --     (431,923)    (431,923)           --
Proceeds from
 discontinued
 operations.............           --           --           --           --     1,825,407
Investment in Turnkey
 Computer Systems, Inc..           --           --           --           --       (22,833)
                          -----------  -----------  -----------  -----------  ------------
  Net cash used by
   investing
   activities...........     (156,861)    (506,540)    (892,213)    (701,754)   (1,225,121)
                          -----------  -----------  -----------  -----------  ------------
Cash flows from
 financing activities:
Net borrowings from
 related parties........    1,889,101        3,810    9,447,030    7,737,227     8,218,623
Proceeds from capital
 lease financing with
 related party..........           --           --      440,832           --            --
Payments on capital
 lease obligations......           --           --      (55,962)          --       (58,280)
Offering costs..........           --           --           --           --      (341,967)
Sale of preferred
 stock..................           --    6,443,606           --           --     5,500,000
Sale of common stock....        3,590       22,465           --           --        89,655
                          -----------  -----------  -----------  -----------  ------------
  Net cash provided by
   financing
   activities...........    1,892,691    6,469,881    9,831,900    7,737,227    13,408,031
                          -----------  -----------  -----------  -----------  ------------
  Net increase
   (decrease) in cash...        1,545       (1,145)        (132)          (2)    1,649,866
Cash--beginning of
 period.................           --        1,545          400          400           268
                          -----------  -----------  -----------  -----------  ------------
Cash--end of period.....  $     1,545  $       400  $       268  $       398  $  1,650,134
                          ===========  ===========  ===========  ===========  ============
Supplemental
 disclosures:
Cash paid for interest..  $        --  $        --  $    23,594  $    13,517  $     20,628
Non-cash investing and
 financing activities:
 Transfer of technology
  by XL Vision, Inc.
  (note 10).............           --    4,400,000           --           --            --
 Contribution of debt to
  equity by XL Vision,
  Inc. (note 10)........           --           --    7,500,000           --            --
 Issuance of preferred
  stock in exchange for
  contribution of debt
  to equity by XL
  Vision, Inc. (note
  10)...................           --           --    4,800,000           --            --
 Non-cash issuance of
  Class A common stock
  in connection with
  Nutri-Charge
  transaction (note 6)..           --           --    2,070,000    2,070,000            --
 Contribution of put
  rights by XL Vision,
  Inc. (note 6).........           --           --      340,000      340,000            --
 Issuance of Class A
  common stock in
  connection with CIN
  transaction (note 6)..           --           --           --           --       720,000
 Issuance of Class A
  common stock with
  Cyberstockyard
  transaction (note 6)..           --           --           --           --       450,000
 Issuance of redeemable
  Class A common stock
  with Turnkey Computer
  Systems, Inc.
  transaction (note 5)..           --           --           --           --       400,000
 Issuance of note
  payable to Turnkey
  Computer Systems, Inc.
  (note 5)..............           --           --           --           --     1,400,000

       See accompanying notes to consolidated financial statements.

                         EMERGE INTERACTIVE, INC.

                Notes to Consolidated Financial Statements

  (Information insofar as it relates to September 30, 1998 or the nine months ended

                     September 30, 1998 is unaudited)

(1) Organization

    (a) Overview

      eMerge Interactive, Inc. (the "Company") is a Delaware corporation that was incorporated on September 12, 1994 as Enhanced Vision Systems, a wholly owned subsidiary of XL Vision, Inc. ("XL Vision"). The Company's name was changed to eMerge Vision Systems, Inc. on July 16, 1997 and to eMerge Interactive, Inc. on June 11, 1999.

      The Company was incorporated to develop and commercialize infrared technology focused on the transportation segment. In 1997, the Company entered a new business segment, animal sciences, by developing an infrared camera system for use primarily by veterinarians. The Company further expanded its operations in 1998 by licensing NutriCharge and infrared technology (see note
5) for commercialization. In December 1998, the Company's Board of Directors decided to dispose of the transportation segment. The Company's AMIRIS thermal imaging system, which was the sole product sold by the transportation segment, was sold on January 15, 1999.

    (b) Basis of Presentation

      The consolidated financial statements include the accounts of eMerge Interactive, Inc. and its wholly-owned subsidiaries, STS Agriventures, Ltd. ("STS"), a Canadian corporation and Cyberstockyard, Inc. ("Cyberstockyard").

      All significant intercompany balances and transactions have been eliminated upon consolidation.

      The pro forma balance sheet as of September 30, 1999 assumes the conversion of all preferred stock to Class A common stock upon the Company's planned initial public offering ("IPO").

    (c) Management's Plans

      As of September 30, 1999, the Company had a working capital deficiency of $12,507,506 and stockholders' deficit of $3,906,666. Management expects additional working capital requirements as the Company continues its marketing and development efforts for its products. Subsequent to September 30, 1999, the Company obtained equity financing (see note 14). The Company also plans an IPO. Although management believes that its IPO will be successful, there can be no assurances that it will be completed.

(2) Summary of Significant Accounting Policies

    (a) Revenue Recognition

      The Company recognizes revenue in accordance with the terms of the sale or contract, generally as products are shipped or services are provided. The Company bears both the inventory and credit risk with respect to sales of all of its products. In cattle sales transactions, the Company purchases cattle from the seller, takes title at shipment and records the cattle as inventory until delivered to and accepted by the buyer, typically a 24 to 48 hour period. In both cattle auction and resale transactions, the Company acts as a principal in purchasing cattle from suppliers and sales to customers so that the Company recognizes revenue equal to the amount paid by customers for the cattle.

                         EMERGE INTERACTIVE, INC.

    (b) Inventories

     Inventories are stated at standard cost which approximates the lower of first-in, first-out cost or market.

    (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Amortization of equipment under capital lease is computed over the shorter of the lease term or the estimated useful life of the related assets.

    (d) Intangibles

     Intangibles are stated at amortized cost. Amortization is computed using the straight-line method over the estimated useful lives of the assets.

    (e) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
    Of

     The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of". This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.

    (f) Income Taxes

     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (g) Stock-Based Compensation

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                         EMERGE INTERACTIVE, INC.

    (h) Use of Estimates

      The preparation of the Company's consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

    (i) Net Profit (Loss) Per Share

      Net profit (loss) per share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing the net profit (loss) allocable to common stockholders (net profit (loss) less accretion related to redeemable Class A common stock) by the weighted average number of shares of common stock outstanding less the 62,500 shares of redeemable Class A common stock. The Company's stock options (338,125 at December 31, 1997, 1,632,500 at December 31, 1998 and 2,488,494 at September 30, 1999) and convertible preferred stock (6,443,606 at December 31, 1997, 8,843,606 at December 31, 1998 and 9,943,606
at September 30, 1999), have not been used in the calculation of diluted net profit (loss) per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net profit (loss) per share allocable to common stockholders are equal.

      Pursuant to Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98 and SEC staff policy, all common stock and common stock equivalents issued for nominal consideration during the periods presented herein and through the filing of the registration statement for the IPO are to be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required in the calculation of net profit (loss) per share; the Company did not have any such issuances.

    (j) Estimated Fair Value of Financial Instruments

      The carrying value of cash, trade accounts receivable, accounts payable, accrued liabilities and amounts due to related parties reflected in the consolidated financial statements approximates fair value due to the short-term maturity of these instruments.

    (k) Interim Financial Information

      The consolidated financial statements for the period ended September 30, 1998 are unaudited but reflect only normal and recurring adjustments which are, in the opinion of management, necessary for the fair presentation of financial position and results of operations. Operating results for the nine months ended September 30, 1999 and 1998 are not necessarily indicative of the results that may be expected for the full year.

(3) Inventories

      Inventories consist of:

                                                   December 31,
                                                 ----------------- September 30,
                                                   1997     1998       1999
                                                 -------- -------- -------------
      Raw materials............................. $346,335 $424,130   $594,337
      Work-in-process...........................  289,628  282,427     60,792
                                                 -------- --------   --------
                                                 $635,963 $706,557   $655,129
                                                 ======== ========   ========

                         EMERGE INTERACTIVE, INC.

(4) Property and Equipment

      Property and equipment consists of:

                                    December 31,
                                  ----------------- September 30,  Estimated
                                    1997     1998       1999      useful lives
                                  -------- -------- ------------- ------------
     Engineering and
      manufacturing equipment.... $258,082 $366,150  $  634,625     5 years
     Office and computer
      equipment..................  179,315  259,462   1,532,298     3 years
     Furniture and fixtures......   67,282  104,706     112,122     7 years
     Leasehold improvements......   46,865   46,865      80,430     7 years
     Automobiles.................       --       --      54,717     5 years
                                  -------- --------  ----------
                                   551,544  777,183   2,414,192
     Less accumulated
      depreciation and
      amortization...............  123,404  263,346     702,788
                                  -------- --------  ----------
     Property and equipment,
      net........................ $428,140 $513,837  $1,711,404
                                  ======== ========  ==========

      Assets under capital lease amounted to $-0-, $440,832 and $440,832 as of December 31, 1997, 1998 and September 30, 1999, respectively. Accumulated amortization for assets under capital lease totaled approximately $-0-, $152,300 and $217,500 as of December 31, 1997, 1998 and September 30, 1999,
respectively.

(5) Investment in Turnkey Computer Systems, Inc.

      On August 16, 1999, the Company acquired 19% of the common stock of Turnkey Computer Systems, Inc. ("Turnkey") for $1,822,833. The purchase price consisted of 62,500 shares of the Company's redeemable Class A common stock valued at $400,000, $1,400,000 in cash and $22,833 of transaction costs. The $1,400,000 is payable upon the earlier of the completion of the Company's IPO or $500,000 at December 31, 1999, $500,000 at December 31, 2000 and $400,000 at
December 31, 2001. This investment is carried on the cost method since the Company does not have significant influence over Turnkey. The common stock purchase agreement with Turnkey contains a put right which allows Turnkey to have a one time right to put to the Company its 50,000 redeemable Class A common shares with a fixed purchase price of $500,000. The put right can only be exercised upon a change in control or after December 31, 2001, if the Company has not completed an IPO. This redeemable Class A common stock is classified outside of stockholders' equity (deficit). The difference between the carrying amount and the redemption amount of $500,000 is being accreted to redeemable Class A common stock as a charge to additional paid-in capital from issuance to December 31, 2001 using the effective interest method.

                         EMERGE INTERACTIVE, INC.

(6) Intangibles

      Intangibles consists of:

                                        December 31,                  Estimated
                                      ----------------- September 30,  useful
                                       1997     1998        1999        life
                                      ------ ---------- ------------- ---------
     NutriCharge license............  $   -- $2,273,538  $2,273,538   10 years
     Infrared technology license....      --    568,385     568,385    5 years
     Goodwill--CIN..................      --         --   2,076,368    5 years
     Non-compete agreement--CIN.....      --         --     100,000    5 years
     Goodwill--Cyberstockyard.......      --         --     427,274    3 years
     Non-compete agreement--
      Cyberstockyard................      --         --     100,000    3 years
     Goodwill--PCC..................      --         --   1,487,791    5 years
     Non-compete agreement--PCC.....      --         --     100,000    4 years
                                      ------ ----------  ----------   --------
                                          --  2,841,923   7,133,356
     Less accumulated amortization..      --    142,095     860,047
                                      ------ ----------  ----------
     Intangibles, net...............  $   -- $2,699,828  $6,273,309
                                      ====== ==========  ==========

      On July 29, 1998, the Company acquired licenses for NutriCharge and infrared technology. The purchase price of $2,841,923 (consisting of $300,000 in cash, 2,070,000 of the Company's Class A common shares valued at $1 per share, $131,923 in acquisition costs and the estimated fair value of put rights granted by XL Vision) was allocated to the acquired NutriCharge and infrared technology licenses based on estimated fair values determined by estimated cash flows from the underlying licensed product. In connection with the transaction, XL Vision granted a put right that allows the sellers to require XL Vision to purchase up to 1,250,000 shares of the Company's Class A common stock at $3.00 per share. The fair value of the put was estimated to be $340,000 and was credited to additional paid-in capital. The put right may only be exercised thirty days prior to or after the fourth anniversary of the agreement. The ultimate amount payable under the put agreement is reduced by the amount, if any, of indemnification obligations related to the transaction. The estimated fair value of the put was determined with the assistance of an independent, third party valuation expert by calculating the net present value (at 10% interest) of the product of the $2,000,000 intrinsic value of the put adjusted for the 25% probability that the put would be exercised.

      On February 24, 1999, the Company acquired substantially all of the tangible and intangible assets of CIN, LLC d/b/a/ Cattlemen's Information Network ("CIN") for $2,296,610. The purchase price for the assets consisted of 750,000 shares of the Company's Class A common stock valued at $720,000, the assumption of $812,021 of liabilities, a cash payment due in October 1999 of $357,816, and an agreement to pay the first $350,000 from Internet sales of third party products over the Company's Web site and transaction costs of $56,773. CIN is in the business of selling access to its cattle feedlot performance measurements database. Immediately after the closing, CIN changed its name to Lost Pelican, L.L.C.

      On March 29, 1999, the Company acquired 100% of the stock of Cyberstockyard, Inc. for $542,265. The purchase price consisted of 250,000 shares of the Company's Class A common stock valued at $450,000, the assumption of $89,972 of liabilities and transaction costs of $2,293. Cyberstockyard, Inc. is in the business of selling cattle through its proprietary auction software over the Internet.

      On May 19, 1999, the Company acquired substantially all of the tangible and intangible assets of PCC, LLC d/b/a Professional Cattle Consultants, L.L.C. ("PCC") for $1,827,861. The purchase price consists of a

                         EMERGE INTERACTIVE, INC.

cash payment of $1,800,000 and an assumption of $2,861 of liabilities and transaction costs of $25,000. PCC is in the business of providing comparative analysis and market information for the feedlot industry. Immediately after the closing, PCC changed its name to QDD Investment Company, L.L.C.

      Each acquisition was accounted for as a purchase and the results of operations of the acquired companies is included in the statement of operations since the respective date of acquisition.

      The aggregate purchase price of the above acquisitions was approximately $4,690,600, which included related acquisition costs of approximately $84,000 and was allocated as follows:

      Goodwill...................................................... $3,991,433
      Non-compete agreements........................................    300,000
      Equipment.....................................................    358,016
      Current assets, including cash acquired of $737...............     17,287
                                                                     ----------
                                                                     $4,666,736
                                                                     ==========

      Unaudited pro forma information for the Company as if the acquisitions above had been consummated as of January 1, 1998 and 1999 follows:

                                             Nine months ended September 30,
                                             ---------------------------------
                                                  1998              1999
                                             ---------------  ----------------
      Revenue............................... $     1,687,077  $     18,560,565
                                             ===============  ================
      Net profit (loss)..................... $    (4,987,862) $    (11,097,329)
                                             ===============  ================
      Net profit (loss) per common share.... $         (0.97) $          (1.61)
                                             ===============  ================

(7) Equity

    Common Stock

      As of September 30, 1999, the Company had authorized the issuance of 125,000,000 shares of common stock.

      Class A--In 1999, the Company designated 115,888,887 shares as Class A common stock.

      Class B--In 1999, the Company designated 9,111,113 shares as Class B common stock. Holders of Class B common stock are entitled to two and one-half votes for each share. The shares of Class A and Class B are identical in all other respects.

    Preferred Stock

      As of September 30, 1999, the Company had authorized the issuance of 15,000,000 shares of preferred stock and had designated 6,500,000 as Series A shares, and 2,400,000 as Series B shares, 1,300,000 as Series C shares and 4,555,556 as Series D shares. Each share of preferred stock is convertible into
1.25 shares of Class A common stock at the option of the holder or upon the vote of holders of two-thirds of the respective preferred stock class outstanding except for Series D shares which is convertible at the offering price into 1.25 shares Class B common stock. Preferred stock is automatically converted into common stock upon a qualified

                         EMERGE INTERACTIVE, INC.

IPO of at least $10 million with a Company valuation of at least $30 million or upon a public rights offering of the Company to shareholders of Safeguard Scientifics, Inc.

      Series A--The Series A shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $1.00 per share plus an additional $.10 per year (pro rated for partial years) from July 16, 1997 or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. The holders of Series A preferred stock are entitled to vote as a separate class to elect two directors to the Board of Directors of the Company.

      Series B--Series B shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $2.00 per share plus an additional $.20 for each year (pro rated for partial years) from December 31, 1998 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. Series B shares are junior to Series A, C and D shares.

      Series C--Series C shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $5.00 per share plus an additional $.50 for each year (pro rated for partial years) from April 15, 1999 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. Series C shares are on parity with Series A and D shares except as to voting rights.

      Series D--Series D shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $9.00 per share plus an additional $1.00 for each year (pro rated for partial years) from October 27, 1999 or until the date of distribution of available assets or (b) the amount which would be distributed if all the preferred stock of the Company were converted to Class B common stock prior to liquidation. Series D shares are on parity with Series A and C shares except as to voting rights. Series D stockholders are entitled to two and one-half votes per share.

(8) Income Taxes

      Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liability are as follows:

                                               December 31,
                                           ---------------------- September 30,
                                              1997        1998        1999
                                           ----------  ---------- -------------
     Deferred tax assets:
       Net operating loss carryforwards..  $3,237,000  $5,967,000  $ 8,057,000
       Amortization of acquired
        technology from XL Vision (note
        10)..............................   1,829,000   1,704,000    1,704,000
       Research and experimentation tax
        credits..........................     294,000     448,000      718,000
       Other.............................     125,000     596,000    1,524,000
                                           ----------  ----------  -----------
                                            5,485,000   8,715,000   12,003,000
       Less valuation allowance..........   5,370,000   8,715,000   12,003,000
                                           ----------  ----------  -----------
         Net deferred tax assets.........     115,000          --           --
     Deferred tax liability:
       Imputed interest..................    (115,000)         --           --
                                           ----------  ----------  -----------
         Net deferred tax asset
          (liability)....................  $       --  $       --  $        --
                                           ==========  ==========  ===========

                         EMERGE INTERACTIVE, INC.

      The Company has available at September 30, 1999 for federal income tax purposes, unused net operating loss carryforwards of approximately $21,000,000 which may be applied against future taxable income and expires in years beginning in 2010. The Company also has approximately $718,000 in research and experimentation credits carryforwards. The research and experimentation credits, which begin to expire in 2010, can also be used to offset future regular tax liabilities. A valuation allowance for deferred tax assets is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

      The difference between the "expected" tax benefit (computed by applying the federal corporate income tax rate of 34% to the loss before income taxes) and the actual tax benefit is primarily due to the effect of the valuation allowance.

(9) Stock Plan

      In January 1996, the Company adopted an equity compensation plan (the "1996 Plan") pursuant to which the Company's Board of Directors may grant shares of common stock or options to acquire common stock to certain directors, advisors and employees. The Plan authorizes grants of shares or options to purchase up to 2,168,750 shares of authorized but unissued common stock. Stock options granted have a maximum term of ten years and have vesting schedules which are at the discretion of the Compensation Committee of the Board of Directors and determined on the effective date of the grant.

      In May 1999, the Company's stockholders approved the 1999 Equity Compensation Plan (the "1999 Plan"). Under the 1999 Plan, an additional 1,250,000 shares of authorized, unissued shares of common stock of the Company are reserved for issuance to employees, advisors and for non-employee members of the Board of Directors. Option terms under the 1999 Plan may not exceed 10 years.

      A summary of option transactions follows:

                                                                  Weighted
                                      Range of                     average
                                      exercise     Weighted       remaining
                                     prices per    average       contractual
                           Shares      share    exercise price life (in years)
                          ---------  ---------- -------------- ---------------
Balance outstanding, De-
 cember 31, 1996.........     3,125  $     0.80     $0.80           4.85
                                                                    ====
  Granted................   335,000        0.80      0.80
                          ---------  ----------     -----
Balance outstanding, De-
 cember 31, 1997.........   338,125        0.80      0.80           9.64
                                                                    ====
  Granted................ 1,692,500   0.80-1.60      0.84
  Canceled...............  (398,125)       0.80      0.80
                          ---------  ----------     -----
Balance outstanding, De-
 cember 31, 1998......... 1,632,500   0.80-1.60       .84           9.48
                                                                    ====
  Granted................ 1,010,250   1.60-6.40      2.58
  Exercised..............  (112,069)       0.80      0.80
  Canceled...............   (42,188)  0.80-1.60      1.04
                          ---------  ----------     -----
Balance outstanding,
 September 30, 1999...... 2,488,494  $0.80-6.40     $1.54           9.08
                          =========  ==========     =====           ====

      At December 31, 1997, 1998 and September 30, 1999, there were 76,719, 414,375 and 716,369 shares exercisable, respectively at weighted average exercise prices of $0.80, $0.82 and $1.06, respectively.

      At December 31, 1997 and 1998 and September 30, 1999, 99,375, 511,250 and
747,250 shares were available for grant, respectively.

                         EMERGE INTERACTIVE, INC.

      The per share weighted-average fair value of stock options granted was $0 in 1996, $0 in 1997 and $0.08 in 1998 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                               1996  1997  1998
                                                               ----  ----  ----
      Volatility..............................................    0%    0%    0%
      Dividend paid...........................................    0%    0%    0%
      Risk-free interest rate................................. 6.35% 6.11% 4.73%
      Expected life in years.................................. 5.77  6.75  5.57

      No volatility was assumed due to the use of the Minimum Value Method of computation for options issued by the Company as a private entity as prescribed by SFAS No. 123.

      All stock options granted, except as noted in the paragraph below, have been granted to directors or employees with an exercise price equal to the fair value of the common stock at the date of grant. The Company applies APB Opinion No. 25 for issuances to directors and employees in accounting for its Plan and, accordingly, no compensation cost has been recognized in the consolidated financial statements through December 31, 1998.

      On March 19, 1999, the Company granted 360,625 stock options with an exercise price of $1.60 and a fair value of $1.80. The Company recorded $72,126 of unearned compensation at the date of grant and is amortizing the unearned compensation over the vesting period. Compensation expense amounted to $9,017 for the nine months ended September 30, 1999.

      Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                            1996         1997         1998
                                         -----------  -----------  -----------
      Net loss as reported.............. $(1,719,492) $(5,483,623) $(7,832,128)
                                         ===========  ===========  ===========
      Pro forma net loss................ $(1,719,492) $(5,483,623) $(7,964,078)
                                         ===========  ===========  ===========
      Net loss per share, as reported:
        Basic and diluted............... $     (9.24) $    (14.34) $     (1.80)
                                         ===========  ===========  ===========
      Pro forma net loss per share:
        Basic and diluted............... $     (9.24) $    (14.34) $     (1.83)
                                         ===========  ===========  ===========

(10) Related Party Transactions

    Due to Related Parties

      Due to related parties consist of:

                                               December 31,
                                           --------------------- September 30,
                                              1997       1998        1999
                                           ---------- ---------- -------------
      XL Vision........................... $8,029,995 $5,158,436  $ 6,057,978
      Safeguard Scientifics, Inc. and
       Safeguard Delaware, Inc............     10,309     28,898    7,347,979
                                           ---------- ----------  -----------
                                           $8,040,304 $5,187,334  $13,405,957
                                           ========== ==========  ===========

                         EMERGE INTERACTIVE, INC.

    Amounts Due to XL Vision

      Amounts due to XL Vision consist of:

      Balance as of December 31, 1996............................  $ 3,636,494
        Allocation of costs and funding of working capital to the
         Company.................................................    6,318,405
        Technology transfer fee..................................    4,400,000
        Interest charges on technology transferred...............      141,167
        Proceeds from Series A Preferred Stock...................   (6,443,606)
        Issuance of Class A common stock.........................      (22,465)
                                                                   -----------
      Balance as of December 31, 1997............................    8,029,995
        Allocation of costs and funding of working capital to the
         Company.................................................    9,120,441
        Interest charges on technology transferred...............      308,000
        Contribution of debt to equity...........................   (7,500,000)
        Contribution of debt to equity in exchange for Series B
         Preferred Stock.........................................   (4,800,000)
                                                                   -----------
      Balance as of December 31, 1998............................    5,158,436
        Allocation of costs and funding of working capital to the
         Company.................................................      668,542
        Interest charges on technology transferred...............      231,000
                                                                   -----------
      Balance as of September 30, 1999...........................  $ 6,057,978
                                                                   ===========

      The average outstanding balance due to XL Vision was approximately $2,690,900 in 1996, $6,239,600 in 1997, $12,782,400 in 1998 and $7,342,435 in
1999.

      On January 1, 1999, the Company signed a revolving promissory note with XL Vision for up to $3,000,000. The revolving promissory note bears interest at the prime rate plus 1% and is due in full when the Company completes an IPO or sells all of its assets or stock.

    Note Payable to Safeguard Delaware, Inc.

      On July 21, 1999, the Company obtained a $3,000,000 revolving note payable from Safeguard Delaware, Inc ("Safeguard"). The revolving note payable, as amended, bears interest payable monthly at the prime rate plus 1% and is due December 31, 1999.

      In August, September and October 1999, the Company signed demand notes with interest payable monthly at the prime rate plus 1% with Safeguard for $2,500,000, $2,000,000 and $2,500,000, respectively. These notes were cancelled in October 1999, in exchange for a $7,050,000 note due in full on October 25, 2000, the repayment of a promissory note issued concurrently with the sale of Series D preferred stock or an IPO, whichever is earlier.

    Technology Fee

      On July 15, 1997, the Company entered into an agreement with XL Vision for the transfer of certain technology that is used by the Company in the sale of its products for a $4,400,000 note payable. The transfer was accounted for as a distribution to XL Vision as it represented amounts paid for an asset to an entity under common control in excess of the cost of such asset. The note payable bears interest at 7% per annum. Interest expense was $141,167 in 1997, $308,000 in 1998 and $231,000 in 1999.

                         EMERGE INTERACTIVE, INC.

    Direct Charge Fee

      Prior to April 1, 1997 personnel, and other services were provided by XL Vision and the costs were allocated to the Company. The Company believes that the allocation method used by XL Vision was reasonable. Effective April 1, 1997, the Company entered into a direct charge fee agreement with XL Vision which allows for cost-based charges based upon actual hours incurred. Costs allocated by or service fees charged by XL Vision were approximately $468,000 in 1996, $720,000 in 1997, $460,000 in 1998 and $390,000 in 1999. A portion of the fees in 1998 and 1999 and all of the costs and fees in 1996 and 1997 were allocated to the discontinued transportation segment.

    Administrative Services Fee

      Effective December 15, 1997, the Company entered into an agreement which requires accrual of an administrative services fee based upon a percentage of gross revenues. The fee for administrative support services, including management consultation, investor relations, legal services and tax planning, is payable monthly to XL Vision and Safeguard Scientifics, Inc., the largest shareholder of XL Vision, based upon an aggregate of 1.5% of gross revenues with such service fees to be not more than $300,000 annually. Effective August 17, 1999, the agreement was amended such that the administrative services fee is applied to net contribution margin on cattle sales and gross revenue for all other sales. The fee is accrued monthly but is only payable in months during which the Company has achieved positive cash flow from operations. The agreement extends through December 31, 2002 and continues thereafter unless terminated by any party. Administrative service fees were approximately $10,300 in 1997, $37,200 in 1998 and $43,500 in 1999.

    Leases

      The Company leases equipment under a capital lease, effective April 20, 1998, with an affiliated entity, XL Realty, Inc. Future minimum lease payments, including imputed interest at 7.53%, are $79,852 in 1999, $85,765 in 2000, $92,684 in 2001, $100,154 in 2002 and $26,415 in 2003. Interest expense was
$23,594 in 1998 and $20,627 in 1999.

      The Company rents its facility from XL Vision. Rent expense varies based on space occupied by the Company and includes charges for base rent, repairs and maintenance, telephone and networking expenses, real estate taxes and insurance. Rent expense is approximately $68,000 in 1996, $354,000 in 1997, $1,129,000 in 1998, and $528,000 in 1999.

    License Agreement with XL Vision, Inc.

      In February 1999, the Company signed a license agreement with XL Vision, granting XL Vision a license to use Company software for the limited purpose of evaluating whether the software could provide the basis for a new company that would operate in the agricultural industry. The license agreement terminated on November 30, 1999. If XL Vision forms a new company, the Company will negotiate a long-term license agreement. In addition, XL Vision is obligated to give the Company at least 25% of the new company. The Company is obligated to transfer all amounts up to 25% of the company to Lost Pelican, LLC.

(11) Segment Information

      In 1998, the Company adopted SFAS No. 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required. The management

                         EMERGE INTERACTIVE, INC.

approach requires the Company to report certain financial information related to continuing operations that is provided to the Company's chief operating decision-maker. The Company's chief operating decision-maker receives revenue and contribution margin (revenue less direct costs and excluding overhead) by source, and all other statement of operations data and balance sheet on a consolidated basis. The Company's reportable segments consist of cattle sales and animal sciences products and services. While the Company operates entirely in the animal science marketplace, the contribution margin associated with cattle sales and the related prospects for this portion of the Company's business differ from the rest of the Company's product offerings.

      The following summarizes revenue, cost of revenue and gross profit and contribution margin information related to the Company's two operating segments:

                                                 Nine months ended
                                             -------------------------
                              Year ended     September 30,  September
                           December 31, 1998     1998       30, 1999
                           ----------------- ------------- -----------
                                              (Unaudited)
Revenue:
  Cattle..................    $        --     $        --  $17,022,862
  Animal sciences.........      1,792,471       1,106,452    1,315,783
                              -----------     -----------  -----------
  Total...................    $ 1,792,471     $ 1,106,452  $18,338,645
                              ===========     ===========  ===========
Cost of revenue:
  Direct costs:
    Cattle................    $        --     $        --  $16,860,452
    Animal sciences.......        900,824         603,410      492,115
                              -----------     -----------  -----------
    Total direct costs....        900,824         603,410   17,352,567
  Unallocated overhead....      1,722,623       1,025,347      929,763
                              -----------     -----------  -----------
  Total...................    $ 2,623,447     $ 1,628,757  $18,282,330
                              ===========     ===========  ===========
Gross profit (loss):
  Contribution margin:
    Cattle................    $        --     $        --  $   162,410
    Animal sciences.......        891,647         503,042      823,668
                              -----------     -----------  -----------
    Total.................        891,647         503,042      986,078
  Unallocated overhead....     (1,722,623)     (1,025,347)    (429,763)
                              -----------     -----------  -----------
  Gross profit (loss).....    $  (830,976)    $  (522,305) $   556,315
                              ===========     ===========  ===========

      The Company's assets, and other statement of operations data are not allocated to a segment.

(12) Discontinued Operations

      In December 1998, the Company's Board of Directors decided to dispose of its transportation segment. The Company's AMIRIS thermal imaging system, which was the sole product sold in the transportation segment, was sold on January 15, 1999 to Sperry Marine, Inc. for approximately $1,900,000. The Company received $200,000 of cash at closing and collected an additional $1,388,000 through September 30, 1999. The remaining balance of approximately $312,000 is expected to be collected by December 31, 1999. The Company is entitled to a royalty of 8% of net AMIRIS system sales, up to a maximum royalty of $4.3 million over a four year period or up to a maximum royalty of $5.0 million, if $4.3 million is not received within four years.

                         EMERGE INTERACTIVE, INC.

      Net assets of the discontinued transportation segment consist of:

                                              December 31,
                                          ----------------------  September 30,
                                             1997        1998         1999
                                          ----------  ----------  -------------
Accounts receivable...................... $  145,500  $  381,435    $ 419,784
Inventory, net...........................  1,076,043   2,020,625      123,093
Property and equipment, net..............     22,650     134,098           --
Intangibles, net.........................     94,444      61,108       36,106
Accounts payable.........................   (271,833)    (80,510)     (63,647)
Accrued liabilities including provision
 for operating loss during phase out
 period of $72,667 in 1998 and $18,748 in
 1999....................................         --    (231,415)    (125,000)
                                          ----------  ----------    ---------
    Net assets........................... $1,066,804  $2,285,341    $ 390,336
                                          ==========  ==========    =========

(13) Commitments and Contingencies

    Voluntary Employee Savings 401(k) Plan

      The Company established a voluntary employee savings 401(k) plan in 1997 which is available to all full time employees 21 years or older. The plan provides for a matching by the Company of the employee's contribution to the plan for 50% of the first 6% of the employee's annual compensation. The Company's matching contributions were $6,300 in 1996, $38,195 in 1997, $62,108 in 1998 and $54,229 in 1999.

    Royalties

      In connection with the NutriCharge license, the Company is obligated to a royalty of 5% of gross revenues from the sale of NutriCharge products and infrared technology related to the Company's Canadian license agreement.

      The Company is also obligated to a royalty of 6% of net revenues from product or services related to technology patented by Iowa State University.

(14) Subsequent Events

    Sale of Series D Preferred Stock

      On October 27, 1999, the Company agreed to issue 4,555,556 shares of Series D preferred stock and a warrant to acquire 1,138,889 shares of Class B common stock for $38,815,000. Series D preferred shares convert into Class B common stock at the offering price. The warrants are exercisable at the Company's IPO price and are valued at $3,325,553 using the Black-Scholes method and assuming a strike price of $11.20, expiration of three years, 90% volatility and 5.8% interest. In the event the Company does not complete an IPO the warrants may be exercised after November 16, 2000 or earlier if the Company has an equity financing of not less than $20,000,000 from private investors. In return for these instruments the Company received $18,000,000 in cash in November 1999 and a non-interest bearing, promissory note in the amount of $23,000,000 due on October 27, 2000. Imputed interest at 9.5% amounts to $2,185,000 over the life of the note. The note receivable will be shown as a reduction of stockholders' equity, net of imputed interest.

    Stock Split

      On December 6, 1999, the Board of Directors of the Company authorized a five-for-four stock split. The stock split has been reflected in these financial statements as if it had occurred on the first day of the first period presented.

                      Report of Independent Auditors

Board of Directors and Stockholders

JusticeLink, Inc.

(formerly LAWPlus, Inc.)

      We have audited the balance sheet of JusticeLink, Inc. (formerly LAWPlus, Inc.) as of December 31, 1998, and the related statements of operations, mandatory redeemable convertible stock and other capital and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made my management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 1998 financial statements referred to above present fairly, in all material respects, the financial position of JusticeLink, Inc. (formerly LAWPlus, Inc.) at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally acceptable accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 9, the Company has recurring operating losses and has a working capital deficiency and a net capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 9. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

October 25, 1999, except for                    Ernst & Young LLP
Notes 9 and 10 for which the date is
November 12, 1999

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                              Balance Sheets

                                                                   (Unaudited)
                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
                                                           (In thousands)
Assets
Current assets:
  Cash..............................................   $     14     $  1,071
  Accounts receivable trade.........................         74           64
  Prepaids..........................................         27           22
                                                       --------     --------
  Total current assets..............................        115        1,157
Property and equipment, net.........................        747        1,644
Notes receivable, affiliates........................        135           --
Deposits............................................        106           45
Debt issuance cost, net.............................         91           --
Goodwill and other intangible assets, net...........         --        3,316
Other...............................................          4           53
                                                       --------     --------
Total assets........................................   $  1,198     $  6,215
                                                       ========     ========
Liabilities, Mandatory Redeemable Convertible Stock
 and Other Capital
Current liabilities:
  Accounts payable trade............................   $    763     $    747
  Accrued liabilities...............................        401          544
  Accrued lease cancellation fees...................        161           --
  Deferred compensation.............................        546          134
  Current portion of capital lease obligations......        375          375
  Notes payable and current portion of long-term
   debt.............................................        243        4,734
                                                       --------     --------
  Total current liabilities.........................      2,489        6,534
Capital lease obligations, less current portion.....        125          315
Long-term debt, less current portion................      4,927        1,336
Notes payable, long-term debt and accrued interest
 converted to Series B mandatory redeemable
 convertible preferred stock during 1999............      7,563           --
Commitments and contingencies
Mandatory Redeemable Convertible Stock
Series B mandatory redeemable convertible preferred
 stock, par value $.05 per share, 10,000,000 shares
 authorized, 8,161,517 shares issued and
 outstanding........................................         --       16,527
Other Capital
Series A convertible preferred stock, $.01 par
 value, 15,000,000 shares authorized, 3,200,000
 shares issued and outstanding ($3,809,536 aggregate
 liquidation value).................................         32           --
Common stock, $.05 par value, 25,000,000 shares
 authorized, 683,242 shares in 1998 and 10,000
 shares in 1999 issued and outstanding..............         34            1
Additional capital..................................      6,157        8,376
Accumulated deficit.................................    (20,129)     (26,874)
                                                       --------     --------
Total other capital.................................    (13,906)     (18,497)
                                                       --------     --------
Total liabilities, mandatory redeemable convertible
 stock and other capital............................   $  1,198     $  6,215
                                                       ========     ========

                          See accompanying notes

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                         Statements of Operations

                                                                (Unaudited)
                                                                Nine Months
                                                              Ended September
                                                  Year ended        30,
                                                 December 31, ----------------
                                                     1998      1998     1999
                                                 ------------ -------  -------
                                                        (in thousands)
Revenue.........................................   $    272   $   190  $   190
Operating expenses:
  Selling and customer support..................      2,179     1,613    1,637
  Product development...........................      2,004     1,440      737
  Operations....................................      1,824     1,256    1,437
  General and administrative....................      2,249     1,525    1,218
  Depreciation and amortization.................        693       478    1,070
                                                   --------   -------  -------
                                                      8,949     6,312    6,099
                                                   --------   -------  -------
Loss from operations............................     (8,677)   (6,122)  (5,909)
Interest expense................................     (1,578)     (739)    (836)
                                                   --------   -------  -------
Net loss........................................   $(10,255)  $(6,861) $(6,745)
                                                   ========   =======  =======

                          See accompanying notes

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

  Statements of Mandatory Redeemable Convertible Stock and Other Capital

                              Mandatory
                              Redeemable
                          Convertible Stock                         Other Capital
                          ------------------ --------------------------------------------------------------
                                               Series A
                                              Convertible
                          Series B Preferred   Preferred
                                Stock            Stock      Common Stock
                          ------------------ -------------- --------------  Additional Accumulated
                           Shares   Amount   Shares  Amount Shares  Amount   Capital     Deficit    Total
                          -------- --------- ------  ------ ------  ------  ---------- ----------- --------
                                                          (In thousands)
Balance at January 1,
 1998...................       --         --  3,200   $ 32     687  $  34     $5,744    $ (9,874)  $ (4,064)
 Issuance of warrants
  attached to Revolving
  Note guarantee and
  1998 Bridge Loans.....       --         --     --     --      --     --        503          --        503
 Other..................       --         --     --     --      (4)    --        (90)         --        (90)
 Net loss and
  comprehensive loss....       --         --     --     --      --     --         --     (10,255)   (10,255)
                          -------  --------- ------   ----  ------  -----     ------    --------   --------
Balance at December 31,
 1998...................       --         --  3,200     32     683     34      6,157     (20,129)   (13,906)
 Exercise of warrants
  issued in connection
  with the 1998 and 1999
  Bridge Loans
  (unaudited)...........       --         --     --     --   7,754    388         --          --        388
 Recapitalization of
  LAWPlus, Inc.
  (unaudited)...........    3,462  $   6,925 (3,200)   (32) (8,437)  (422)     2,994          --      2,540
 Series B preferred
  stock issued in
  connection with the
  acquisition of
  JusticeLink, Inc.
  (unaudited)...........    1,187      2,375     --     --      --     --         --          --         --
 Series B preferred
  stock issued in
  exchange for 1999
  Bridge Loans and
  accrued interest
  (unaudited)...........    1,114      2,228     --     --      --     --         --          --         --
 Issuance of Series B
  preferred stock, net
  (unaudited)...........    2,398      4,795     --     --      --     --       (575)         --       (575)
 Accrued dividends on
  Series B preferred
  stock (unaudited).....       --        204     --     --      --     --       (204)         --       (204)
 Exercise of employee
  stock options
  (unaudited)...........       --         --     --     --      10      1          4          --          5
 Net loss and
  comprehensive loss
  (unaudited)...........       --         --     --     --      --     --         --      (6,745)    (6,745)
                          -------  --------- ------   ----  ------  -----     ------    --------   --------
Balance at September 30,
 1999 (unaudited).......    8,161  $  16,527     --   $ --      10  $   1     $8,376    $(26,874)  $(18,497)
                          =======  ========= ======   ====  ======  =====     ======    ========   ========

                          See accompanying notes.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                         Statements of Cash Flows

                                                            (Unaudited)
                                                         Nine Months Ended
                                             Year ended    September 30,
                                            December 31, ------------------
                                                1998       1998      1999
                                            ------------ --------  --------
                                                    (in thousands)
Operating Activities
Net loss..................................    $(10,255)  $ (6,861) $ (6,745)
Adjustments to reconcile net loss to net
 cash used in operating activities:
 Depreciation and amortization............         693        397     1,072
 Amortization of debt issuance costs......          26         19        91
 Loss on disposal of property and
  equipment...............................         434        434        35
 Interest related to warrants attached to
  debt....................................         503         --        --
 Non-cash interest expense................         563         --        --
 Changes in operating assets and
  liabilities:
  Accounts receivable trade...............         (52)       (23)       10
  Prepaids, deposits and other............         (57)        (4)       66
  Notes receivable, affiliates............         115        150        --
  Accounts payable and accrued
   liabilities............................         489        522        20
                                              --------   --------  --------
Net cash used in operating activities.....      (7,541)    (5,366)   (5,451)
Investing Activities
Cash acquired from merger with
 JusticeLink, Inc.........................          --         --         1
Merger costs..............................          --         --      (412)
Purchases of property and equipment.......        (154)       (75)   (1,003)
                                              --------   --------  --------
Net cash used in investing activities.....        (154)       (75)   (1,414)
Financing Activities
Proceeds from the exercise of warrants for
 LAWPlus, Inc. common stock...............          --         --       388
Proceeds from the exercise of stock
 options..................................          --         --         5
Net proceeds from sale of Series B
 preferred stock..........................          --         --     4,220
Proceeds from issuance of notes payable
 and long-term debt.......................       6,375      3,653        --
Payments on notes payable and long-term
 debt.....................................        (591)      (175)     (172)
Proceeds from 1999 bridge loans...........          --         --     3,762
Payments on capital lease obligations.....        (361)      (253)     (281)
Other.....................................         (90)       (90)       --
                                              --------   --------  --------
Net cash provided by financing
 activities...............................       5,333      3,135     7,922
                                              --------   --------  --------
Increase (decrease) in cash...............      (2,362)    (2,306)    1,057
Cash at beginning of period...............       2,376      2,376        14
                                              --------   --------  --------
Cash at end of period.....................    $     14   $     70  $  1,071
                                              ========   ========  ========
Supplemental Cash Flow Information
Cash paid for interest....................    $    527   $    365  $    400
Significant Noncash Investing and
 Financing Activities
Debt converted to Series B preferred stock
 and additional capital in connection with
 the recapitalization (including accrued
 interest of $600,000)....................    $     --   $     --  $  7,600
Common stock and Series A preferred stock
 converted to Series B preferred stock and
 additional capital in connection with the
 recapitalization.........................    $     --   $     --  $  3,638
1999 bridge loans converted to Series B
 preferred stock (including accrued
 interest of $328,000)....................    $     --   $     --  $  2,228
Property and equipment acquired with
 capital leases...........................    $     --   $     --  $    474

                          See accompanying notes.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                       Notes to Financial Statements

           December 31, 1998 and September 30, 1999 (Unaudited)

1. Organization and Description of Business

      LAWPlus, LLC, a Texas limited liability corporation was formed on April 20, 1995 (inception) and was 94% owned by COREPlus LLC. Certain activities were conducted by COREPlus, LLC on behalf of LAWPlus, LLC and the statement of operations for the period from inception (April 20, 1995) through December 31, 1997 includes those activities. At the commencement of operations on July 16, 1997, the members of LAWPlus, LLC exchanged their membership units for shares of common stock of LAWPlus, Inc., a Delaware corporation incorporated on July 9, 1997, and COREPlus, LLC transferred assets of $25,000 and liabilities of $2,701,000, recorded at their historical basis, to LAWPlus, Inc. The accompanying financial statements and references to the "Company" include the accounts of LAWPlus, Inc. and certain activities of its predecessor entities LAWPlus, LLC and COREPlus, LLC.

      Effective May 25, 1999, LAWPlus, Inc. acquired JusticeLink, Inc. in a purchase transaction (see Note 10) with the newly combined company operating under the name JusticeLink, Inc.

      The Company provides secure electronic document transmission and storage services to court systems, attorneys and litigants. The Company has executed service agreements with court systems and law firms participating within certain court systems in the states of Texas, Mississippi, California, Colorado, Alabama and Georgia. The Company continues to pursue opportunities to expand its services throughout the United States.

2. Summary of Significant Accounting Policies

    Revenue Recognition

      The Company recognizes revenue as services are provided.

    Property and Equipment

      Property and equipment are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets which range from three to five years. Leasehold improvements and assets under capital leases, are amortized over the lesser of the base lease term or estimated useful life of the respective asset and included in depreciation expense.

    Product Development Costs

      In 1998, the Company expensed all product development costs as incurred. Product development costs represent the internal and external costs associated with developing the Company's electronic filing applications.

      In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP is effective for all fiscal years beginning after December 15, 1998 and requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. SOP 98-1 does not require restatement of prior year financial statements upon adoption. As of September 30, 1999, the Company has capitalized $754,000 in connection with developing internal use software.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

    Debt Issuance Costs

      Debt issuance costs were carried at cost of $130,000 less accumulated amortization of $39,000 as of December 31, 1998 which was calculated using the interest method over the term of the debt, and included in other assets. During 1999, the remaining unamortized balance of $33,000 was written off in connection with the Company's recapitalization (see Note 10).

    Income Taxes

      Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Valuation allowances are provided against deferred tax assets when the realization of the assets is not reasonably assured.

    Use of Estimates

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Concentration of Credit Risk

      Financial instruments which potentially subject the Company to concentration of credit risk are primarily accounts receivable. The Company's accounts receivable are mainly comprised of small balances due from a large number of customers for which collateral is generally not required. Due to the Company's diverse customer base and collection history, management believes no allowance for doubtful accounts is required as of December 31, 1998.

    Interim Financial Information

      The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, which the Company considers necessary to present fairly the financial position, results of operations, changes in mandatory redeemable convertible preferred stock and other capital and cash flows of the Company for those interim periods. The operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year.

    Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company has not completed a through review of all its contracts for embedded derivatives and, accordingly, the effects, if any, upon adoption of SFAS 133 on its financial position or results of operations have not been determined.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

3. Property and Equipment

      Property and equipment consisted of the following:

                                                              (Unaudited)
                                         December 31, 1998 September 30, 1999
                                         ----------------- ------------------
                                                    (in thousands)
     Computer and data network
      equipment.........................      $ 1,792           $ 2,448
     Software...........................          261             1,119
     Office and other equipment.........          154               179
                                              -------           -------
                                                2,207             3,746
     Less accumulated depreciation......       (1,460)           (2,102)
                                              -------           -------
     Property and equipment, net........      $   747           $ 1,644
                                              =======           =======

      Included within property and equipment are assets under capital leases of $1,250,000 and related accumulated amortization of $556,000 at December 31, 1998.

4. Notes Payable and Long-Term Debt

      Notes payable and long-term debt consisted of the following:

                                                                 (Unaudited)
                                            December 31, 1998 September 30, 1999
                                            ----------------- ------------------
                                                       (in thousands)
     Note payable.........................       $    --           $ 1,072
     Revolving Note.......................         3,500             3,500
     Senior Note..........................           334               162
     12% Subordinated Note................         3,440                --
     1998 Bridge Loans....................         2,500                --
     12% Senior Subordinated Notes........         1,060                --
     Subordinated Note....................         1,000             1,000
     8% Senior Subordinated Note..........           336               336
                                                 -------           -------
                                                  12,170             6,070
     Less current portion not converted to
      Series B mandatory redeemable
      convertible preferred stock.........          (243)           (4,734)
     Less, in 1998, notes payable and
      long-term debt converted to Series B
      mandatory redeemable convertible
      preferred stock during 1999.........        (7,000)               --
                                                 -------           -------
     Long-term debt, less current
      portion.............................       $ 4,927           $ 1,336
                                                 =======           =======

      As discussed below and in Note 10, in connection with the recapitalization and merger with JusticeLink, Inc. in May 1999, the Company's outstanding 12% Senior Subordinated Notes, 12% Subordinated Notes and the 1998 Bridge Loans were converted to Series B Convertible Preferred Stock. These amounts totaling $7,000,000 plus accrued interest of approximately $563,000 at December 31, 1998 are shown separately on the balance sheet at December 31, 1998 as Notes payable, long-term debt and accrued interest converted to Series B mandatory redeemable convertible preferred stock during 1999.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

      In May 1998, the Company entered into a Substitute Revolving Note (the "Revolving Note") with a bank under which it has borrowed $3,500,000 bearing interest at the bank's prime rate (7.75% at December 31, 1998). Interest is payable monthly with all outstanding principal originally due at July 31, 1999. During October 1999, the bank agreed to extend the maturity date to July 31, 2000. The borrowings under the Revolving Note are collateralized by substantially all the assets of the Company. In addition, the Revolving Note is guaranteed by two investment fund limited partnerships, which held all of the Company's Series A Preferred Stock and have representatives on the Board of Directors of the Company at December 31, 1998, in return for 435,000 warrants to purchase an equal number of shares of common stock with an exercise price of $.05 per share through May 4, 2008. The fair value of the warrants at date of grant, as determined by management, of $218,000 was recorded as additional capital and amortized to interest expense over the period to the original maturity date of the Revolving Note on August 31, 1998.

      Additionally, the guarantee by the two investment fund limited partnerships may be reduced to $1,000,000 upon meeting certain conditions of the size and valuation of an initial public offering.

      In December 1997, the Company entered into a term note (the "Senior Note") agreement with a commercial bank for $500,000 due on December 5, 2000. Interest accrues at prime plus 2% (9.75% at December 31, 1998). Principal payments, beginning January 5, 1998, were due in equal monthly installments of approximately $14,000 plus interest. The Senior Note agreement contains a penalty for prepayments and restricts the Company's ability to declare or pay any dividends during the term of the loan. Additionally, a provision of the Senior Note required the Company to raise $10,000,000 in junior capital by March 31, 1998. The March 31, 1998 deadline was subsequently extended to September 30, 1998. In November 1998 the Company and the commercial bank agreed to renegotiate the terms of the agreement which resulted in a requirement for monthly payments of approximately $14,000 until March 5, 1999 (subsequently extended to August 5, 1999), at which time all unpaid principal and interest was due and payable. In September 1999, the Company and the bank revised the Senior Note to a six month installment note, with monthly payments including principal and interest of approximately $46,000, maturing on February 5, 2000. The Senior Note is collateralized by specific equipment.

      In July 1997, the Company assumed 12% Senior Subordinated Notes totaling $1,060,000, a Subordinated Note of $1,000,000, and an 8% Senior Subordinated Note of $450,000 from COREP1us, LLC.

      The 12% Senior Subordinated Notes of $1,060,000 bore interest at 12% and were payable quarterly. The principal of the notes was originally due and payable on July 1, 2001, however, in conjunction with the 1999 recapitalization of LAWPlus, Inc. and merger with JusticeLink, Inc. (see Note 10), the Senior Subordinated Note of $1,060,000 was converted to Series B Preferred Stock.

      The $1,000,000 Subordinated Note is unsecured and due on March 31, 2001. Interest accrues at prime plus 1% (8.75% at December 31, 1998) and is payable quarterly.

      The 8% Senior Subordinated Note between the Company and Southeast Texas NETPlus, Inc. (an entity owned by stockholders who were former directors or officers of the Company) accrues interest at 8% with principal and interest payable quarterly. On November 20, 1997, the terms of the 8% Senior Subordinated Note for the then remaining principal of $436,000 were amended to require principal and interest to be paid monthly through October 1, 2000. Subsequently, the terms of the 8% Senior Subordinated Note for the then remaining principal of $386,000 were amended on May 4, 1998, to provide that interest will accrue at 8% per annum but payment of such interest is deferred until the closing of a private placement equity financing at which time all such deferred interest payments shall be paid. All deferred interest was paid in connection with

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

the financing on July 1, 1999 described in Note 10. In addition, the Company made a required principal payment of $50,000 on May 4, 1998. The remaining $336,000 principal and unpaid and accrued interest is fully due and payable on October 16, 2001.

      In July and November 1997, the Company issued 12% Subordinated Notes for $1,500,000 and $1,940,476, respectively. The notes were originally due on June 30, 2002 with interest payable quarterly. However, in conjunction with the 1999 recapitalization of LAWPlus, Inc. and merger with JusticeLink, Inc. (see Note
10) the Subordinated Notes were converted to Series B Preferred Stock. As permitted by the terms of the 12% Subordinated Notes, accrued interest was added to the unpaid principal balance of the notes prior to the conversion.

      To fund operations in 1998, the Company entered into a series of bridge loans (the "1998 Bridge Loans") aggregating $2,500,000 at December 31, 1998. The 1998 Bridge Loans bore interest at 9% per annum with all principal and interest due at maturity of November 30, 1998 or March 15, 1999. In addition, the Company issued to the lenders 3,812,160 warrants expiring May 4, 2008 for an equal number of shares of common stock with an exercise price of $0.05 per share. Warrants for 641,180 shares were immediately exercisable. Warrants for 1,000,000 shares became exercisable on each of December 15, 1998, January 15, 1999 and February 15, 1999 and 171,080 became exercisable on January 12, 1999. If the 1998 Bridge Loans had been repaid by each of these dates or had the Company obtained third party financing, some or all of the warrants would have been voided. The fair value of the warrants at the date of grant, as determined by management, of $285,000, was recorded as additional capital and amortized to interest expense over the period from issue to the original maturity date of the 1998 Bridge Loans.

      Subsequent to December 31, 1998, the Company entered into bridge loans (the "1999 Bridge Loans") for an aggregate of $3,762,000 of borrowings, under substantially the same terms as the 1998 Bridge Loans including immediately exercisable warrants expiring on May 4, 2008 for an aggregate of 10,342,160 shares of common stock at an exercise price of $0.05 per share. The value of the warrants was determined by management to be nominal.

      In connection with the 1999 recapitalization of LAWPlus, Inc, and merger with JusticeLink, Inc (see Note 10), the $2,500,000 of 1998 Bridge Loans and $1,862,000 of 1999 Bridge Loans were converted to Series B Preferred Stock. Additionally, on July 1, 1999, $1,900,000 of 1999 Bridge Loans were converted to Series B Preferred Stock (see Note 10).

      Maturities of notes payable and long-term debt at December 31, 1998, excluding amounts converted to Series B Preferred Stock on May 25, 1999, were as follows (in thousands):

      1999............................................................... $  243
      2000...............................................................  3,591
      2001...............................................................  1,336

5. Income Taxes

      No provision for income taxes has been provided for the year ended December 31, 1998 due to the Company's operating loss.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

      At December 31, 1998, the Company has net operating loss carryforwards of approximately $16,000,000. The net operating losses have resulted in net deferred tax assets of approximately $5,440,000 at December 31, 1998 fully offset by a valuation reserve.

      Additionally, changes in ownership of the Company could result in limitations on the Company's ability to utilize the losses which begin expiring in 2012.

6. Commitments and Contingencies

      The Company has operating and capital lease commitments for office space and equipment with lease terms ranging from three to five years. The office space lease agreement includes an escalation clause and renewal option to extended the term by three years.

      Capital leases require monthly payments over periods ranging from 18 to 36 months with implicit interest rates ranging from 11% to 17%.

      Future minimum lease payments under noncancelable capital and operating leases at December 31, 1998 were as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
                                                                (in thousands)
      1999....................................................  $375     $391
      2000....................................................   169      387
      2001....................................................     1      127
      2002....................................................   --        14
      2003....................................................   --         8
                                                                ----     ----
      Total minimum lease payments............................   545     $927
                                                                         ====
      Less amount representing interest.......................    45
                                                                ----
      Present value of minimum capital lease payments.........   500
      Less current portion....................................   375
                                                                ----
      Capital lease obligations, less current portion.........  $125
                                                                ====

      Rent expense for noncancelable operating leases was approximately $317,000 for the year ended December 31, 1998.

      Also in February 1998, the Company entered into an outsourcing agreement with a third party to provide data processing and related information technology services for the Company's production operating system. Amounts paid to the third party in 1998 were approximately $322,000. The agreement was terminated in December 1998 and termination costs of approximately $161,000 were accrued.

      The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management the disposition of these various claims, legal actions and complaints would not have a material effect on the Company's financial position or result of operations.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

7. Capital Stock

    Reverse Stock Split

      On October 29, 1998, LAWPlus, Inc. amended its Articles of Incorporation to convert each share of its $.01 par value common stock into one-fifth of one share of common stock, $.05 par value (reverse split). All common stock, options and warrants to purchase common shares outstanding on October 29, 1998 were adjusted to reflect the reverse split. The impact of the reverse split has been retroactively reflected in the accompanying financial statements.

    Series A Convertible Preferred Stock

      Each share of Series A Convertible Preferred Stock (the "Series A Preferred Stock") was convertible into one share of common stock. The Series A Preferred Stock automatically converted to common stock upon closing of an initial public offering of common stock in which aggregate proceeds received by the Company would have been at least $25 million and which represented a valuation of the total common equity of the Company of at least $60 million. Holders of Series A Preferred Stock were not entitled to receive dividends prior, or in preference, to common shareholders. Holders of Series A Preferred Stock were to receive dividends upon declaration or payment of any dividend or distribution to common shareholders. Holders of Series A Preferred Stock had the right to vote with common shareholders on the basis of one vote per share of Series A Preferred Stock held. The liquidation preference of the Series A Preferred Stock was $1.19048 per share.

      In connection with the 1999 recapitalization of LAWPlus, Inc. and merger with JusticeLink, Inc. (see Note 10), all of the issued and outstanding Series A Preferred Stock was exchanged for Series B Preferred Stock.

    Stock Warrants

      At December 31, 1998, warrants to purchase 4,247,160 shares of common stock with an exercise price of $0.05 per share were outstanding, 2,076,080 shares of which were exercisable. The warrants were issued in conjunction with guarantees of the Revolving Note and the 1998 Bridge Loans (see Note 4) and expire on May 4, 2008.

    Stock Options

      At December 31, 1998, fully vested options granted prior to the incorporation of LAWPlus, Inc. to purchase 15,000 shares of common stock are outstanding with an exercise price of $0.0165 per share, exercisable through December 31, 2010. Subsequently, with the 1999 recapitalization of LAWPlus, Inc. and merger with JusticeLink, Inc. (see Note 10), these options were converted to options to purchase 9,246 shares of common stock with an exercise price of $0.0268 with the original expiration date.

      In October 1998, the stockholders of the Company approved an Employee Stock Option Plan authorizing 1,000,000 shares of the Company's common stock to be reserved for the granting of incentive stock options. Stock option grants for 593,068 shares with an exercise price of $0.50, representing the estimated fair value at the date of grant were awarded during 1998. Generally, the options vest at six to twelve months from the date of grant at a rate of 25% of the initial grant and then pro rata each month thereafter until all options vest four years from the date of grant. As of December 31, 1998, 66,261 options were exercisable.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

      Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, requires pro forma information regarding the Company's net loss determined as if the Company has accounted for its employee stock options under the fair value method. The fair value of the Company's outstanding options was estimated to be approximately $4,000 at the date of grant using a "minimum value" option pricing model and is amortized over the vesting period of the options. The following weighted-average assumptions for fiscal 1998 were used: risk-free interest rate of 6.5%; a dividend yield of zero; and a weighted-average expected life of each option of four years. The fair value method results in the same net loss for fiscal 1998 as that shown in the statement of operations.

8. Related Party Transactions

      The Company had loans outstanding to former officers of the Company totaling $135,000 as of December 31, 1998.

      An officer and director of the Company owns a facility from which the Company relocated effective December 1998. The Company incurred approximately $67,000 in rental expense related to this facility during the year ended December 31, 1998.

      Equipment is leased from a company in which a director of the Company has an ownership interest. The Company made approximately $266,000 in capital lease payments to this company during the year ended 1998. In May 1999, the Company entered into an additional lease with this Company for equipment with a fair value of $425,000.

      A partner of the Company's former outside legal counsel is also an equity owner in the Company. The Company incurred approximately $18,000 in legal expenses with the law firm during the year ended December 31, 1998.

      In February 1998, the Company entered into a third-party development contract for the design, engineering and development of a significant portion of the Company's electronic filing application. Certain shareholders and directors of the Company collectively own approximately 36% of the equity securities of the third party, on a fully diluted basis, and serve on its board of directors. The Company made contract payments of approximately $515,000 during 1998.

9. Ongoing Business Operations

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has a significant net capital deficit and a working capital deficiency and has suffered recurring operating losses all of which raise substantial doubt about its ability to continue as a going concern. As described in Note 10, $3,762,000 of additional funds were received from existing shareholders in the first half of 1999 and the Company was recapitalized in May 1999 in connection with the JusticeLink merger. Further, as discussed in Note 10, in July 1999 and November 1999, the Company received $4,220,000 and $12,831,000 respectively of net proceeds from new and existing investors.

      During 1999, the Company continues to experience net losses and negative operating cash flows. Management believes the additional financing received in November 1999 will provide the necessary cash to support ongoing operations and complete development activities in accordance with its business plans although there is no assurance that the Company will be able to successfully execute its business plan. The financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

10. Subsequent events

    Employee Stock Options

      In October 1998 and June 1999, the Company increased the number of shares available for grant under its Employee Stock Option Plan to 1,700,000 shares. On June 8, 1999, stock option grants covering 1,515,500 shares at an exercise price of $0.50 per share were awarded by the Company, with terms similar to the existing options with the vesting beginning from either their original hire date or October 28, 1998.

    Exercise of Warrants

      In March 1999, 7,753,979 warrants of the 14,589,320 warrants issued in connection with the 1998 and 1999 Bridge Loans were exercised. Proceeds from the exercise approximated $388,000.

    Authorization of Series B Convertible Preferred Stock

      Effective May 18, 1999, in anticipation of a recapitalization and a merger with JusticeLink, Inc., the Board of Directors of LAWPlus, Inc. authorized 10,000,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"). Each share of Series B Preferred Stock is convertible into the number of shares of common stock that results from dividing the liquidation value of the Series B Preferred Stock by the conversion price (initially $2.00 per share) for Series B Preferred Stock plus the amount of any accrued and unpaid dividends divided by the amount equal to the fair value of the common stock. The holders of Series B Preferred Stock will be entitled to receive cumulative dividends at the rate of 5.0% of the original purchase price, which will be converted into common shares upon conversion of the Series B Preferred Stock at a conversion price equal to the fair market value of the common stock at the time of conversion. The Series B Preferred Stock automatically converts to common stock upon closing of an initial public offering of common stock in which aggregate proceeds exceed $20,000,000. Holders of Series B Preferred Stock vote with common shareholders on the basis of one vote per share of Series B Preferred Stock held. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of the Series B Preferred Stock have a liquidation preference in an amount equal to two times the liquidation value of $2.00 per share or their pro rata share if the assets of the Company are insufficient to pay in full the respective preferential amounts (see adjustment to liquidation preference upon issuance of Series C Preferred Stock described below).

      On October 28, 1997, the Company amended the Certificate of Designation for the Series B Preferred Stock making the Series B Preferred Stock mandatorily redeemable upon the vote of two thirds of the combined holders of Series B and Series C (see below) Preferred Stock. The redemption would be one third of the shares on July 1, 2004, 2005 and 2006 at liquidation value plus accrued unpaid dividends. At September 30, 1999, 8,161,617 shares of Series B Preferred Stock are issued and outstanding (unaudited).

      Additionally, at September 30, 1999, $204,000 representing the pro-rata portion of the cumulative 5% dividend has been recorded to Series B Preferred Stock and charged to additional capital in the absence of positive retained earnings.

    Recapitalization

      Effective May 25, 1999, LAWPlus, Inc. recapitalized as a requirement of the merger with JusticeLink, Inc. In the recapitalization, LAWPlus, Inc. issued 3,462,461 shares of Series B Preferred Stock in exchange for

                            JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

all of the 12% Senior Subordinated Notes, the 12% Subordinated Notes, the 1998 Bridge Loans, $1,862,000 of 1999 Bridge Loans, accrued interest of $600,000 on the 1998 and 1999 Bridge Loans, and all of the outstanding shares of Series A Preferred Stock and common stock.

      The recapitalization resulted in $6,925,000 being allocated to Series B Preferred Stock at $2 per share and the remainder as an increase to additional capital.

    Merger with JusticeLink, Inc.

      On May 25, 1999, upon the recapitalization, LAWPlus, Inc. and JusticeLink, Inc. consummated a merger agreement whereby LAWPlus, Inc. acquired all of the outstanding common stock of JusticeLink, Inc. in exchange for 1,187,495 shares of Series B Preferred Stock. Effective with the merger, the Company changed its name to JusticeLink, Inc. The merger has been accounted for using the purchase method of accounting and, accordingly, results of the acquired operations of JusticeLink, Inc. are included in the Company's unaudited financial statements from the date of its acquisition. The warrants (discussed above) issued in connection with the 1998 and 1999 Bridge Loans remaining outstanding were voided as a condition of the merger.

      The proforma effects on the Company's operations assuming that JusticeLink was acquired as of September 1, 1998 (its inception) for the year ended December 31, 1998 and the unaudited results of operations for the nine months ended September 30, 1999 would be to increase the net loss by $1,456,000 and $1,843,000, respectively. JusticeLink had no net revenues during either period.

      Additionally, outstanding stock options as of December 31, 1998 covering 593,068 shares were converted to options to purchase 226,223 shares of common stock at $1.3108 per share. These options were replaced by the June 8, 1999 stock option grant described above under "Employee Stock Options."

    Series B Convertible Preferred Stock Offering

      On July 1, 1999, the Company completed a sale of 2,397,500 shares of Series B Preferred Stock at $2.00 per share. The Company received $4,220,000 of net proceeds for the offering. Offering costs of $575,000 have been recorded against additional capital. In connection with arranging the offering, 234,250 immediately exercisable 10 year warrants to purchase common stock were issued to the underwriter with a $2.00 per share exercise price.

      Concurrently, on July 1, 1999, $1,900,000 of the 1999 Bridge Loans plus accrued interest of $328,000 were converted to 1,114,017 shares of Series B Preferred Stock at $2.00 per share.

    Shares Reserved

      As of November 12, 1999 shares of common stock were reserved for future issuance as follows:

      Conversion of Series B Preferred...............................  8,161,517
      Conversion of Series C Preferred...............................  7,165,422
      Warrants.......................................................    393,875
      Employee Stock Option Plan.....................................  1,700,000
                                                                      ----------
        Total........................................................ 17,420,814
                                                                      ==========

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

      In addition, the Company is required to have available common shares equal to the accrued dividends on the Series B Preferred Stock divided by the fair value of the common stock.

    Series C Preferred Stock Authorization and Offering

      Effective October 28, 1999, the Company's Board of Directors authorized 7,200,000 shares of Series C Preferred Stock (the "Series C Preferred Stock") with a par value of $0.01. The Series C Preferred Stock has essentially the same rights and preferences as the Series B Preferred Stock, except in the event of a liquidation. In the event of a liquidation where the assets available are insufficient for payment of the entire preferred liquidation preference, plus any cumulative but unpaid dividends, first, until the holders of the Series C Preferred Stock have received an amount per share equal to the liquidation value ($2.00 per share), plus any accrued dividends, sixty percent of such assets will be allocated ratably to Series C Preferred Stock holders and forty percent of such assets will be allocated ratably among the holders of Series B Preferred Stock. The holders of the Series B and C Preferred Stocks then share ratably until the holders have received an amount of three times the liquidation value, plus any cumulative but unpaid dividends.

      On November 5 and November 12, 1999, the Company completed the sale of 6,165,422 shares and 250,000 shares of Series C Preferred Stock at $2.00 per share to Internet Capital Group, Inc. and an investment banking firm, respectively. The Company received gross proceeds of $12,831,000 from these offerings. Additionally, the terms of the Series C Preferred Stock offering restrict the use of the proceeds from paying debt and allow existing stockholders of the Company to acquire up to 750,000 shares at $2.00 per share until December 31, 1999.

      The Series C Preferred Stock is mandatorily redeemable upon the vote of two-thirds of the combined holders of Series B and C Preferred Stocks. The redemption would be one-third of the shares on July 1, 2004, 2005 and 2006 at liquidation value plus accrued unpaid dividends.

    Agreement with Lexis-Nexis

      On November 1, 1999, the Company and Lexis-Nexis (Lexis) signed a strategic alliance whereby the Company will become the exclusive court electronic filing solutions partner of Lexis. In the agreement the Company issued 1,300,000 shares of Series B Mandatory Redeemable Preferred Stock in exchange for Lexis' customer contracts and using its best efforts to transition its customers to the Company's system and to enter into a joint marketing agreement. As additional consideration, the Company has agreed to issue common stock to Lexis contingent upon the level of revenue generated by Lexis' former customers for a thirty month period beginning after the transition period which is expected to occur no later than March 31, 2000. Additionally, in connection with the agreement with Lexis, the Company issued immediately exercisable 10 year warrants for 150,000 shares of common stock at an exercise price of $2.50 per share to a shareholder for services performed during the transaction.

    Settlement with Former Officer and Shareholder

      On October 28, 1999, the Company's Board of Directors approved a settlement agreement (the "Agreement") between the Company and a former officer and shareholder, whereby the Company agreed to pay the former officer deferred compensation of $118,000, which is included in the deferred compensation liability at December 31, 1998. The amount will be payable in ten monthly installments of $10,000 and twelve monthly installments of $1,500 beginning November 1, 1999. Additionally, as part of this Agreement, the Company wrote off the $135,000 note receivable from this former officer and shareholder (see
Note 8).

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

11. Year 2000 (Unaudited)

      The Company, in conjunction with its third-party technology developers and other third parties and key suppliers, has completed an assessment of its internal information systems and the electronic filing application and has developed or modified portions of these information systems so that they function properly with respect to dates in the year 2000 and thereafter. The Company has also modified the application underlying its electronic filing service offerings so that the occurrence of the date January 1, 2000, will not, by itself, cause the current version of the JusticeLink system, owned and developed by the Company and licensed for use by the Company to its customers in the regular course of business, to materially fail to operate in accordance with published specifications, provided that all customer (third party) software, hardware and products used in combination with the JusticeLink system are also Year 2000 compliant and properly exchange date data with the JusticeLink system

      Additionally, The Company has developed a contingency plan to handle Year 2000 related failures should they occur.

      Upon completion of the assessment the Company has expensed the costs as incurred. The Company does not expect the remaining costs of this project to have a significant effect on operations. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. During 1999, the Company has expensed approximately $15,000, included in product development expense relate to Year 2000 compliance.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Onvia.com, Inc.
Seattle, Washington

      We have audited the accompanying consolidated balance sheets of Onvia.com, Inc. and subsidiary (the Company) as of December 31, 1998 and September 30, 1999, and the related consolidated statements of operations, changes in shareholders' (deficit) equity, and cash flows for the period from March 25, 1997 (inception) through December 31, 1997, for the year ended December 31, 1998, and for the nine months ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the period from March 25, 1997 (inception) through December 31, 1997, for the year ended December 31, 1998, and for the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Seattle, Washington
November 18, 1999

                                ONVIA.COM, INC.

                          Consolidated Balance Sheets

                    December 31, 1998 and September 30, 1999

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
Assets
Current Assets:
  Cash and cash equivalents.........................   $ 44,659    $26,036,867
  Accounts receivable...............................     47,072        192,827
  Inventory.........................................     65,204        531,942
  Prepaid expenses..................................      2,212      1,638,946
  Stock subscription receivable.....................         --      4,000,000
                                                       --------    -----------
  Total current assets..............................    159,147     32,400,582
Property and equipment, net.........................     20,925      4,826,993
Other assets........................................         --        971,283
                                                       --------    -----------
  Total assets......................................   $180,072    $38,198,858
                                                       ========    ===========
Liabilities and Shareholders' (Deficit) Equity
Current Liabilities:
  Accounts payable..................................   $219,852    $ 3,137,379
  Accrued expenses..................................    365,820      2,699,175
  Unearned revenue..................................     42,425        253,721
  Convertible notes.................................    344,407
  Current portion of long-term debt.................         --      3,766,192
                                                       --------    -----------
  Total current liabilities.........................    972,504      9,856,467
Long-term debt......................................         --      5,464,670
                                                       --------    -----------
  Total liabilities.................................    972,504     15,321,137
                                                       --------    -----------
Commitments and contingencies (Note 6)
Shareholders' (Deficit) Equity:
  Convertible preferred stock; no par value:
    Series A; 12,000,000 shares authorized;
     10,109,748 shares issued and outstanding;
     ($11,819,991 liquidation preference)...........         --     12,724,961
    Series B; 8,000,000 shares authorized; 7,272,085
     shares issued and outstanding; ($25,000,000
     liquidation preference)........................         --     24,969,851
  Common stock; no par value: 62,000,000 shares
   authorized; 4,000,400 and 12,024,232 shares
   issued and outstanding...........................     10,070      5,390,468
  Unearned stock compensation.......................         --     (3,202,708)
  Accumulated deficit...............................   (802,502)   (17,004,851)
                                                       --------    -----------
  Total shareholders' (deficit) equity..............   (792,432)    22,877,721
                                                       --------    -----------
  Total liabilities and shareholders' (deficit)
   equity...........................................   $180,072    $38,198,858
                                                       ========    ===========

                See notes to consolidated financial statements.

                                ONVIA.COM, INC.

                     Consolidated Statements of Operations

       Period from March 25, 1997 (inception) through December 31, 1997, year ended December 31, 1998 and nine months ended September 30, 1999

                                                                 Nine months
                                     March 25, 1997                 ended
                                     (inception) to  Year ended   September
                                      December 31,  December 31,     30,
                                          1997          1998         1999
                                     -------------- ------------ ------------
Revenue.............................   $  62,174     $1,037,271  $ 13,168,472
Cost of goods sold..................      46,894      1,082,448    15,708,812
                                       ---------     ----------  ------------
    Gross margin....................      15,280        (45,177)   (2,540,340)
Operating expenses:
  Sales and marketing...............         --         297,615     7,007,493
  Technology and development........      11,239        114,855     2,899,331
  General and administrative........     134,413        210,875     3,429,813
                                       ---------     ----------  ------------
    Total operating expenses........     145,652        623,345    13,336,637
                                       ---------     ----------  ------------
Loss from operations................    (130,372)      (668,522)  (15,876,977)
Other income (expense):
  Interest income...................         --             --        182,463
  Interest expense..................         --          (3,608)     (507,835)
                                       ---------     ----------  ------------
Net loss............................   $(130,372)    $ (672,130) $(16,202,349)
                                       =========     ==========  ============
Basic and diluted net loss per
 common share.......................   $   (0.03)    $    (0.17) $      (2.97)
                                       =========     ==========  ============
Basic and diluted weighted average
 shares outstanding.................   4,000,400      4,000,400     5,451,293
                                       =========     ==========  ============


                See notes to consolidated financial statements.

                                ONVIA.COM, INC.

     Consolidated Statements of Changes in Shareholders' (Deficit) Equity

       Period from March 25, 1997 (inception) through December 31, 1997, year ended December 31, 1998 and nine months ended September 30, 1999

                                                                                       M-Depot Internet
                          Series A              Series B           Onvia.com, Inc.     Superstore, Inc.
                      preferred stock        preferred stock        common stock         common stock
                   ---------------------- --------------------- ---------------------- -------------------     Unearned
                     Shares     Amount     Shares     Amount      Shares      Amount    Shares     Amount    compensation
                   ---------- ----------- --------- ----------- ----------  ---------- --------   --------   ------------
Balance March 25,
1997
(inception)......          -- $        --        -- $        --  4,000,000  $   10,000        --   $    --   $        --
 Issuance of
 common stock....          --          --        --          --         --          --       400        70            --
 Net loss........          --          --        --          --         --          --        --        --            --
                   ---------- ----------- --------- ----------- ----------  ----------  --------   -------   -----------
Balance December
31, 1997.........          --          --        --          --  4,000,000      10,000       400        70            --
 Exchange of M-
 Depot Internet
 Superstore, Inc.
 common stock for
 Onvia.com, Inc.
 common stock....          --          --        --          --        400          70      (400)      (70)           --
 Net loss........          --          --        --          --         --          --        --        --            --
                   ---------- ----------- --------- ----------- ----------  ----------  --------   -------   -----------
Balance December
31, 1998.........          --          --        --          --  4,000,400      10,070        --        --            --
 Cancellation of
 inception
 shares..........          --          --        --          -- (4,000,400)         --        --        --            --
 Issuance of
 nonvested common
 stock...........          --          --        --          -- 11,992,180     697,569        --        --      (476,144)
 Conversion of
 notes payable
 into Series A
 preferred
 stock...........   1,129,018   1,319,997        --          --         --          --        --        --            --
 Issuance of
 Series A
 preferred stock,
 net of offering
 costs of
 $232,580........   8,980,730  10,251,821        --          --         --          --        --        --            --
 Issuance of
 common stock
 warrants........          --          --        --          --         --     241,853        --        --            --
 Issuance of
 Series A
 preferred
 warrants........          --   1,153,143        --          --         --          --        --        --            --
 Exercise of
 common stock
 warrants........          --          --        --          --     32,052         160        --        --            --
 Issuance of
 Series B
 preferred stock,
 net of offering
 costs of
 $30,149.........          --          -- 7,272,085  24,969,851         --          --        --        --            --
 Unearned
 compensation
 expense relating
 to issuance of
 stock options...          --          --        --          --         --   3,569,221        --        --    (3,569,221)
 Change in
 unearned
 compensation for
 consultants.....          --          --        --          --         --     871,595        --        --      (871,595)
 Amortization of
 unearned
 compensation on
 nonvested common
 stock...........          --          --        --          --         --          --        --        --       331,235
 Amortization of
 unearned
 compensation on
 stock options...          --          --        --          --         --          --        --        --     1,383,017
 Net loss........          --          --        --          --         --          --        --        --            --
                   ---------- ----------- --------- ----------- ----------  ----------  --------   -------   -----------
Balance September
30, 1999.........  10,109,748 $12,724,961 7,272,085 $24,969,851 12,024,232  $5,390,468        --   $    --   $(3,202,708)
                   ========== =========== ========= =========== ==========  ==========  ========   =======   ===========
                   Accumulated
                     deficit        Total
                   ------------- ------------
Balance March 25,
1997
(inception)......  $         --  $    10,000
 Issuance of
 common stock....            --           70
 Net loss........      (130,372)    (130,372)
                   ------------- ------------
Balance December
31, 1997.........      (130,372)    (120,302)
 Exchange of M-
 Depot Internet
 Superstore, Inc.
 common stock for
 Onvia.com, Inc.
 common stock....            --           --
 Net loss........      (672,130)    (672,130)
                   ------------- ------------
Balance December
31, 1998.........      (802,502)    (792,432)
 Cancellation of
 inception
 shares..........            --           --
 Issuance of
 nonvested common
 stock...........            --      221,425
 Conversion of
 notes payable
 into Series A
 preferred
 stock...........            --    1,319,997
 Issuance of
 Series A
 preferred stock,
 net of offering
 costs of
 $232,580........            --   10,251,821
 Issuance of
 common stock
 warrants........            --      241,853
 Issuance of
 Series A
 preferred
 warrants........            --    1,153,143
 Exercise of
 common stock
 warrants........            --          160
 Issuance of
 Series B
 preferred stock,
 net of offering
 costs of
 $30,149.........            --   24,969,851
 Unearned
 compensation
 expense relating
 to issuance of
 stock options...            --           --
 Change in
 unearned
 compensation for
 consultants.....            --           --
 Amortization of
 unearned
 compensation on
 nonvested common
 stock...........            --      331,235
 Amortization of
 unearned
 compensation on
 stock options...            --    1,383,017
 Net loss........   (16,202,349) (16,202,349)
                   ------------- ------------
Balance September
30, 1999.........  $(17,004,851) $22,877,721
                   ============= ============

                See notes to consolidated financial statements.

                                ONVIA.COM, INC.

                     Consolidated Statements of Cash Flows

       Period from March 25, 1997 (inception) through December 31, 1997, year ended December 31, 1998 and nine months ended September 30, 1999

                                      March 25, 1997              Nine months
                                      (inception) to  Year ended     ended
                                       December 31,  December 31,  September
                                           1997          1998       30, 1999
                                      -------------- ------------ ------------
Cash flows from operating
 activities:
Net loss............................    $(130,372)    $(672,130)  $(16,202,349)
Adjustments to reconcile net loss to
 net cash provided (used) by
 operating activities:
  Depreciation and amortization.....       10,000         2,158        636,680
  Amortization of unearned stock-
   based compensation...............           --            --      1,714,252
  Amortization of debt discount.....           --            --         70,218
  Noncash interest expense related
   to issuance of common stock
   warrants.........................           --            --        241,853
  Change in certain assets and
   liabilities
  Accounts receivable...............           --       (48,268)      (142,279)
  Inventory.........................       (2,873)      (64,116)      (463,368)
  Prepaid expenses..................       (3,631)        1,177     (1,235,845)
  Other assets......................           --            --     (1,018,634)
  Accounts payable..................        9,130       216,784      2,901,854
  Accrued expenses..................      121,871       246,798      2,539,667
  Unearned revenue..................        2,148        41,644        208,594
                                        ---------     ---------   ------------
  Net cash provided (used) by
   operating activities.............        6,273      (275,953)   (10,749,357)
                                        ---------     ---------   ------------
Cash flows from investing
 activities:
Additions to property and
 equipment..........................           --       (23,083)    (4,133,365)
Cash flows from financing
 activities:
Proceeds from convertible debt......           --       344,407        975,590
Proceeds from issuance of long-term
 debt...............................           --            --      9,163,888
Repayments on long-term debt........           --            --       (508,715)
Proceeds from issuance of common
 stock..............................           70            --         12,828
Proceeds from issuance of Series A
 preferred stock, net...............           --            --     10,251,821
Proceeds from issuance of Series B
 preferred stock, net...............           --            --     20,969,851
                                        ---------     ---------   ------------
Net cash provided by financing
 activities.........................           70       344,407     40,865,263
                                        ---------     ---------   ------------
Effect of exchange rate changes on
 cash...............................         (736)       (6,319)         9,667
                                        ---------     ---------   ------------
Net increase in cash and cash
 equivalents........................        5,607        39,052     25,992,208
Cash and cash equivalents, beginning
 of year............................           --         5,607         44,659
                                        ---------     ---------   ------------
Cash and cash equivalents, end of
 year...............................    $   5,607     $  44,659   $ 26,036,867
                                        =========     =========   ============

                See notes to consolidated financial statements.

                                ONVIA.COM, INC.

                   Notes to Consolidated Financial Statements

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997

Note 1: Summary of Significant Accounting Policies

    Description of business

      Onvia.com, Inc., formerly known as MegaDepot.com, Inc., (the "Company") was incorporated on March 25, 1997 as MegaDepot, Inc. in the State of Washington. M-Depot Internet Superstore, Inc., a company owned by the majority shareholder of the Company, was incorporated in British Columbia, Canada on June 6, 1997. In June 1998, the Company moved its headquarters from Vancouver, B.C. to Seattle, Washington. On December 28, 1998, MegaDepot, Inc. exchanged shares of its common stock for all of the outstanding common stock of M-Depot Internet Superstore, Inc. (the "Subsidiary"). In February 1999, the Company changed its name from MegaDepot, Inc. to MegaDepot.com, Inc., and in May 1999, changed its name from MegaDepot.com, Inc. to Onvia.com, Inc.

      The Company is an online supplier of goods and services to the small business market. Through its web site customers can order a wide variety of products commonly used by small businesses, such as computer hardware, computer software, office supplies, office machines, office furniture and phone systems. In addition, customers can order a variety of services commonly used by small businesses, such as long distance phone service, cellular phone service, credit card processing and payroll service.

      The Company also provides an online business exchange service that connects small business buyers and sellers. Small business buyers can specify their needs across 26 different service categories and receive tailored quotes from the Company's network of over 2,000 service providers. As a seller, small businesses can receive qualified leads from buyers in this exchange network.

    Basis of consolidation

      The financial statements include the accounts of the Company and its wholly owned Subsidiary. As the companies were under common control from inception of the Company, the financial statements are presented on a consolidated or combined basis for all periods presented. All significant intercompany accounts and transactions have been eliminated.

    Fair value of financial instruments

      The Company's financial instruments consist of cash and cash equivalents, accounts receivable, prepaid expenses, other assets, accounts payable, accrued liabilities, convertible notes and long-term debt. Except for long-term debt and convertible notes, the carrying amounts of financial instruments approximate fair value due to their short maturities. The fair values of long-term debt and convertible notes are not materially different from their carrying amounts, based on interest rates available to the Company for similar types of arrangements.

    Significant vendors

      Approximately 78% of inventory purchases were from one supplier in the nine months ended September 30, 1999. Three suppliers comprised 49%, 29% and 25%, respectively, of total inventory purchases for the year ended December 31, 1998. Two suppliers comprised 69% and 31%, respectively, of total inventory purchases for the period from March 25, 1997 (inception) to December 31, 1997.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


    Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Cash and cash equivalents

      The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

    Inventory

      Inventory is stated at the lower of cost or market. Inventory represents product shipped by the Company's suppliers, which have not been received by customers. The Company does not stock its own inventory or maintain warehouse locations, however, the Company does take ownership at the time of shipment from the supplier until the product is received by the customer.

    Property and equipment

      Equipment is stated at cost. Depreciation expense is recorded using the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are depreciated over the lesser of the useful lives or term of the lease.

    Revenue recognition

      Revenue from product sales is recognized upon receipt by the customer. Unearned revenue consists of payments received from customers for product in transit to the customer. Revenue from services provided to customers was insignificant for all periods presented.

    Income taxes

      The Company accounts for income taxes using the asset and liability method under which deferred tax assets, including the tax benefit from net operating loss carryforwards and liabilities are determined based on temporary differences between the book and tax bases of assets and liabilities. A valuation allowance has been established for the full amount of the deferred tax assets.

    Valuation of long-lived assets

      The Company periodically evaluates the carrying value of its long-lived assets, including, but not limited to, property and equipment and other assets. The carrying value of a long-lived asset is considered impaired when the undiscounted net cash flow from such asset is estimated to be less than its carrying value. Management does not believe that there were any long-lived assets subject to impairment at September 30, 1999.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


    Detachable stock purchase warrants

      Proceeds from debt issued with detachable stock purchase warrants are allocated between the debt and the warrants based on their relative fair values. The value ascribed to the warrants is recorded as a debt discount and amortized to interest expense over the term of the related debt using the effective interest method.

    Stock-based compensation

      The Company's stock option plan is subject to the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under the provisions of this standard, employee and director stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), or the fair value method described in SFAS 123. Companies choosing the intrinsic-value method are required to disclose the pro forma impact of the fair value method on net income. The Company has elected to account for its employee and director stock-based awards under the provisions of APB 25. Under APB 25, compensation cost for stock options is measured as the excess, if any, of the fair value of the underlying common stock on the date of grant over the exercise price of the stock option. The Company is required to implement the provisions of SFAS 123 for stock-based awards to those other than employees and directors. Stock-based compensation expense for all equity instruments is recognized on an accelerated basis.

    Advertising costs

      The Company expenses advertising costs as incurred. Advertising expense, excluding amounts for co-branding agreements, for the nine months ended September 30, 1999 and the year ended December 31, 1998 was $3,533,955 and $22,560, respectively. There was no advertising expense for the period from March 25, 1997 (inception) to December 31, 1997. At September 30, 1999, prepaid advertising costs of $1,075,534, which are for future advertising placements, are included in prepaid expenses.

    Comprehensive income

      The Company has adopted the provisions of Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective January 1, 1998. SFAS No. 130 requires the presentation of comprehensive income and its components. Comprehensive income is the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners. For the nine months ended September 30, 1999 and the year ended December 31, 1998, the components of other comprehensive income were insignificant.

    Foreign currency adjustment

      The functional currency of the Subsidiary in Canada is the Canadian dollar. Realized foreign currency transaction gains and losses are insignificant and are included in cost of sales. Assets and liabilities of the Subsidiary in Canada have been translated to U.S. dollars at year-end exchange rates. Revenues and expenses have been translated at average monthly exchange rates.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


    Commitments and contingencies

      The Company is subject to various legal proceedings that arise in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have a material effect on the consolidated financial position or results of operations of the Company.

    Net loss per share

      Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, including contingently issuable shares for which all necessary conditions have been satisfied. Diluted net loss per share is computed by dividing net loss by the weighted average number of common shares and dilutive potential common shares outstanding during the period. Securities totaling 27,774,279 and 147,288 shares in the nine months ended September 30, 1999 and for the year ended December 31, 1998, respectively, have been excluded from the computation of diluted net loss per share as their effects would be antidilutive. There were no dilutive common stock equivalents for the period from March 25, 1997 (inception) through December 31, 1997.

    Internally developed software

      Effective for fiscal years beginning after December 15, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on January 1, 1999 and capitalized $198,814 in internally developed software costs. Capitalized software costs are amortized on a straight-line basis over a useful life ranging from one to three years. Amortization related to the capitalized software was $47,381 for the nine months ended September 30, 1999.

    Start-up costs

      In April 1998, the AICPA issued Statements of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." This statement requires companies to expense the costs of start-up activities and organization costs as incurred. The Company adopted SOP 98-5 on January 1, 1999, and there was no material impact on the accompanying financial statements.

    New accounting pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for the Company for the fiscal year and quarters beginning after June 15, 2000, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect the potential effect of adopting the provisions of SFAS No. 133 to have a significant impact on the Company's financial position, results of operations and cash flows.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


Note 2: Property and Equipment

      Property and equipment consists of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Computer equipment.............................   $17,921     $2,569,830
      Software.......................................       558      1,797,337
      Furniture and fixtures.........................     4,604        587,091
      Leasehold improvements.........................                  268,995
                                                        -------     ----------
                                                         23,083      5,223,253
      Less: Accumulated depreciation.................    (2,158)      (396,260)
                                                        -------     ----------
                                                        $20,925     $4,826,993
                                                        =======     ==========

Note 3: Convertible Notes

      During 1998, the Company issued convertible promissory notes in the amount of $344,407, which accrued interest at 8% and matured one year from issuance. In connection with these notes, the Company issued warrants to the noteholders to purchase up to 416,676 shares of common stock at $0.005 per share upon the closing of the Company's Series A preferred financing on February 25, 1999. Interest expense of $241,853 was recorded upon issuance of the warrants.

      In February 1999, the Company issued additional convertible promissory notes in the amount of $975,590 to new and existing noteholders. The notes bore interest at 6% and matured one year from issuance.

      On February 25, 1999, the outstanding principal on the convertible notes of $1,319,997 was converted into 1,129,018 shares of the Company's Series A preferred stock in conjunction with the Series A preferred financing described in Note 8.

Note 4: Long-Term Debt

      In August 1999, the Company obtained financing for the purchase of software and post-contract software support in the amount of $1,658,614. The debt bears interest at 13.8% per annum and matures in September 2000. Payments of $110,278, including principal and interest are to be made monthly through September 2000.

      In August 1999, the Company also entered into a subordinated debt arrangement with two lenders to provide financing in the amount of $7,000,000. The obligation bears interest at a coupon interest rate of 13.2% with an effective rate of 24.2% per annum and matures in February 2002. Monthly principal payments of $259,259 are scheduled beginning December 1999 through February 2002. The debt is collateralized by all assets of the Company. In conjunction with the debt financing, the Company issued warrants to purchase 582,655 shares of Series A preferred stock at $1.80 per share. The exercise price on these warrants may be reduced based upon certain events to occur in the future. The debt and warrants were recorded at their fair values of $5,905,770 and $1,094,230, respectively.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


      In June 1999, the Company obtained an equipment loan financing in the aggregate amount of up to $3,000,000 for the acquisition of capital equipment. The loan bears interest at an average rate of 8.5% with an effective rate of 19.6% per annum and matures on August 1, 2002. The principal amount is payable in 36 monthly payments; the first 35 payments of $68,514 and the last payment of $393,097, which is due in August 2002. The loan is secured by the equipment of the Company. In conjunction with the loan, the Company issued warrants to purchase 48,664 shares of Series A preferred stock at $2.47 per share. The debt and warrants were recorded at their fair values of $2,106,045 and $57,843, respectively. As of September 30, 1999, the Company has $836,112 available to borrow on the equipment financing agreement.

      Debt consists of the following at September 30, 1999:

      Note payable................................................. $ 1,255,863
      Subordinated debt obligation.................................   7,000,000
      Equipment term loan..........................................   2,057,924
                                                                    -----------
                                                                     10,313,787
      Less: Unamortized debt discount..............................  (1,082,925)
                                                                    -----------
                                                                    $ 9,230,862
                                                                    ===========

      Maturities of long-term debt at September 30, 1999 are as follows:

      Year ending September 30,
      -------------------------
      2000......................................................... $ 4,460,714
      2001.........................................................   3,834,893
      2002.........................................................   2,018,180
                                                                    -----------
                                                                     10,313,787
      Less: Unamortized debt discount..............................  (1,082,925)
                                                                    -----------
                                                                      9,230,862
      Less: Current portion, net of discount.......................  (3,766,192)
                                                                    -----------
                                                                    $ 5,464,670
                                                                    ===========

                                ONVIA.COM, INC.

    Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


Note 5: Income Taxes

      At September 30, 1999, the Company had net operating loss carryforwards of approximately $16,832,860, which may be used to offset future taxable income. These carryforwards expire beginning in 2017. Should certain changes in the Company's ownership occur, there could be a limitation on the utilization of its net operating losses.

      A reconciliation of taxes on net loss at the federal statutory rate to actual tax expense is as follows:

                                       Period from
                                      March 25, 1997               Nine months
                                         through     Year  ended      ended
                                       December 31,  December 31, September 30,
                                           1997          1998         1999
                                      -------------- ------------ -------------
Tax at statutory rate................     (34.0)%       (34.0)%      (34.0)%
Stock-based compensation.............      29.4 %         4.4 %        3.6 %
Other................................       0.6 %         0.2 %        0.1 %
Change in valuation allowance........       4.0 %        29.4 %       30.3 %
                                          ------        ------       ------
                                            0.0 %         0.0 %        0.0 %
                                          ======        ======       ======

      The Company's net deferred tax assets consist of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
Net operating loss carryforwards.....................  $ 187,732    $ 5,723,172
Prepaid expenses and other assets....................        --        (596,491)
Other accruals.......................................        484         46,660
Fixed assets.........................................     14,920        (63,137)
                                                       ---------    -----------
Net deferred tax assets..............................    203,136      5,110,204
Less: Valuation allowance............................   (203,136)    (5,110,204)
                                                       ---------    -----------
Net deferred tax asset...............................  $     --     $       --
                                                       =========    ===========

      The Company has recorded a 100% valuation allowance equal to the net deferred tax asset balance based upon management's determination that the recognition criteria for realization have not been met.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


Note 6: Commitments and Contingencies

      Operating leases: The Company is committed under non-cancelable operating leases for its current and former office space. During 1999, the Company subleased certain office space for amounts equal to the rental obligation, which expire in 2001. Future receipts under the operating subleases are approximately $76,000.

      Total rent expense was approximately $127,340 and $20,330 for the nine months ended September 30, 1999 and for the year ended December 31, 1998, respectively. Future minimum lease payments required on non-cancelable operating leases are approximately as follows:

      For the years ended September 30,
      ---------------------------------
          2000...................................................... $  551,256
          2001......................................................    545,510
          2002......................................................    515,769
          2003......................................................    515,769
          2004......................................................    506,352
          Thereafter................................................    852,190
                                                                     ----------
                                                                     $3,486,846
                                                                     ==========

      Lease deposit: The Company's leasing arrangement for its main corporate facilities requires a letter of credit of $650,000 to be issued to the landlord. This letter of credit is secured by a deposit of $650,000, which is recorded in other assets. The letter of credit expires in May 2000; however, the letter of credit is required to be renewed for consecutive one-year periods for the term of the leasing arrangement.

      Advertising agreement: In 1998, the Subsidiary entered into an agreement to pay 4% of its revenues to a third party in exchange for advertising services. Advertising expenses of $156,775 and $22,560 were incurred under this agreement for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively.

      Co-branding agreements: During 1999, the Company entered into approximately 20 co-branding agreements. These agreements require monthly license fees, and certain agreements require payments of 4% to 5% of sales generated on the co-branded site. These agreements typically lapse over a period of three to twelve months or upon 30 days notice by either party to the agreement. The related co-branding royalties are included in sales and marketing expenses. The Company recorded $955,736 in co-branding fees in the nine months ended September 30, 1999.

Note 7: Stock Options

      In February 1999, the Company adopted a combined stock option plan (the "1999 Plan") which provides for the issuance of incentive and nonstatutory common stock options to employees, directors and consultants of the Company. The Board of Directors reserved 5,200,000 shares of common stock to be issued in conjunction with the 1999 Plan. In conjunction with the Series B preferred financing discussed in Note 8, the Board of Directors reserved an additional 1,454,415 shares of common stock for issuance under the 1999 Plan. Pursuant to a common stock purchase agreement described in Note 8, 513,112 shares were issued from the 1999 Plan option pool.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


      Stock options are granted at exercise prices and vesting schedules determined by the Board of Directors. All options granted to employees have been approved by the Board of Directors with four year vesting schedules. Options granted to consultants of the Company have been approved by the Board of Directors with varying vesting schedules of up to four years. Stock options expire ten years after the date of grant. The following table summarizes stock option activity for the nine months ended September 30, 1999:

                                                                       Weighted-
                                                                        average
                                                             Options   exercise
                                                           outstanding   price
                                                           ----------- ---------
      Options granted.....................................  4,572,016    $0.30
      Options forfeited...................................    (94,000)   $0.30
                                                            ---------
      Outstanding at September 30, 1999...................  4,478,016    $0.30
                                                            =========
      Options exercisable at September 30, 1999...........  1,103,828    $0.17
                                                            =========

      There were 1,663,287 shares available for issuance under the 1999 Plan as of September 30, 1999, and the weighted average fair value of options granted during this period was $0.84 per share. During the nine months ended September 30, 1999, the Company recorded compensation expense of $172,381 related to the issuance of stock options for services provided by consultants and $1,210,636 on stock options issued to employees. The Company did not issue any stock options during the year ended December 31, 1998 or the period from March 25, 1997 (inception) to December 31, 1997.

      The following table summarizes information about stock options outstanding and exercisable at September 30, 1999.

                                                       Options outstanding
                                                      ---------------------
                                                                 Weighted-
                                                                  average
 ange ofR                                                        remaining
 xercisee                                             Number of contractual   Options
 prices                                                Options     life     exercisable
--------                                              --------- ----------- -----------
 $0.13............................................... 1,756,956    8.91        742,622
 $0.25............................................... 1,836,560    9.08        361,206
 $0.50...............................................    69,000    9.71             --
 $0.75...............................................   707,000    9.86             --
 $1.00...............................................   108,500    9.96             --
                                                      ---------              ---------
                                                      4,478,016    9.17      1,103,828
                                                      =========              =========

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


      In accordance with SFAS 123, the fair value of each employee option grant is estimated on the date of grant using the minimum value option-pricing model assuming the following weighted average assumptions: risk free interest rate of 5.60%; volatility of 0%; dividends of $0; and an expected life of four years. Had the Company determined compensation expense based on the fair value of the option at the grant date for all stock options issued to employees, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                   Nine months
                                                                      ended
                                                                  September 30,
                                                                      1999
                                                                  -------------
      Net loss
        As reported.............................................. $(16,202,349)
        Pro forma................................................ $(16,307,094)
      Net loss per share
        As reported-basic and diluted............................ $      (2.97)
        Pro forma-basic and diluted.............................. $      (2.99)

Note 8: Shareholders' (Deficit) Equity

    Authorized shares

      On September 29, 1999, the Articles of Incorporation were amended to increase the number of authorized shares of common stock from 50,000,000 to 62,000,000 and increase the number of authorized shares of preferred stock from 12,000,000 to 20,000,000, of which 12,000,000 are designated as Series A preferred stock and 8,000,000 are designated as Series B preferred stock.

    Common stock splits

      On February 16, 1999, the Board of Directors amended the Company's Articles of Incorporation and authorized a two-for-one common stock split. The number of authorized shares of common stock of the Company was increased from 10,000,000 shares to 20,000,000 shares. In addition, on July 29, 1999, the Board of Directors approved an additional two-for-one common stock split. The stock splits were effected in the form of a stock dividend. These stock splits have been presented retroactively in the accompanying financial statements.

    Convertible preferred stock

      On February 25, 1999, the Company issued 8,980,730 shares of Series A convertible voting preferred stock at $1.17 per share resulting in proceeds of $10,251,821, net of issuance costs of $232,580 and stock subscription receivables of $15,593. A consulting firm was issued 59,872 shares as a part of this financing round in consideration for past services provided to the Company. Expense of $70,050 was recorded in conjunction with this transaction.

      The $344,407 of convertible promissory notes outstanding as of December 31, 1998 were converted into 294,576 shares of Series A preferred stock as part of this transaction. In addition, convertible promissory notes for $975,590 issued in February 1999 were converted into 834,442 shares of Series A preferred stock.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


      On September 30, 1999, the Company issued 7,272,085 shares of its Series B preferred stock at $3.44 per share resulting in proceeds of $24,969,851, net of issuance costs of $30,149. Proceeds of $4,000,000 were received by the Company subsequent to period end and are recorded as a stock subscription receivable within total current assets at September 30, 1999.

      Each share of Series A and Series B preferred stock is convertible on a one for one basis to common stock at the option of the holder, subject to adjustment in certain instances or automatically upon registration of the Company's common stock pursuant to a public offering under the Securities Act of 1933 ("an Offering"). The Series A and Series B preferred stock would be converted upon an Offering at a price of not less than $6.89 per share with aggregate proceeds of not less than $30,000,000, or by the written consent of the holders of seventy-five percent of the outstanding shares of Series B preferred stock.

      The holder of each share of preferred stock has the right to one vote for each share of common stock into which such preferred stock can be converted. Preferred shareholders have the same voting rights and powers as common shareholders. Holders of the Company's preferred stock and warrants have no registration rights.

      Dividends are based on a rate of $.105 and $.31 per share per annum on each outstanding share of Series A and Series B preferred stock, respectively, or, if greater, an amount equal to any dividend paid on any other outstanding shares of the Company. Dividends are not cumulative and are payable when and if declared by the Board of Directors.

      In the event of a liquidation of the Company, the holders of Series B preferred stock will receive a liquidation preference of up to $3.44 per share over the holders of Series A preferred and common stock. Upon satisfaction of Series B preferences, distributions will be made to Series A preferred shareholders in an amount up to $1.17 per share. Upon completion of preference distributions to Series A and Series B preferred shareholders, any remaining amounts will be distributed among the common shareholders on a pro rata basis.

    Issuance and cancellation of common stock

      On March 25, 1997, the Company issued 4,000,000 shares of common stock to the founder in exchange for certain assets with a fair value of $10,000.

      On January 18, 1999, the Company cancelled all 4,000,400 outstanding shares of the Company's common stock, pursuant to the issuance of 11,479,068 shares of nonvested common stock to employees and other outside parties.

    Issuance of nonvested common stock

      In January 1999, the Company issued 11,479,068 shares of nonvested common stock to employees and other outside parties for services performed. These shares are subject to a repurchase option, which allows the Company the right to repurchase the shares upon termination of employment. The repurchase option on the nonvested common stock expires ratably over four years from date of hire or commencement of services on a monthly basis. The expiration of the repurchase option may accelerate upon certain change of control transactions. Expense of $44,994, $86,084 and $122,673 was recognized for the issuance of these shares during the nine months ended September 30, 1999, the year ended December 31, 1998 and the period from March 25,

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997

1997 (inception) through December 31, 1997, respectively. Expense relating to nonvested common stock to third parties was $136,582 for the nine months ended September 30, 1999.

      In April 1999, the Company issued 513,112 shares of nonvested common stock under the 1999 Plan to the chairman of the Board of Directors in exchange for $12,828. The issued shares had a fair value of $0.79 per share as of the grant date. These shares are subject to a repurchase option which allows the Company the right to repurchase the shares upon termination of employment or consulting services provided. The repurchase option expires over four years with a 25% cliff after the first year and ratably thereafter on a monthly basis, and may accelerate upon certain change of control transactions. Compensation expense in the amount of $149,659 was recognized for these shares for the nine months ended September 30, 1999.

    Warrants to purchase Series A preferred stock

      During 1999, the Company issued warrants to purchase up to 582,655 shares of its Series A preferred stock at $1.80 per share in conjunction with its subordinated debt financing. These warrants are exercisable immediately upon grant and expire through the later of ten years after date of grant or five years after the closing of an Offering. The exercise price of the warrants is subject to adjustment upon the occurrence of certain corporate events or the Company meeting specified operating criteria. The Series A preferred stock purchase warrants automatically convert into common stock purchase warrants upon the effectiveness of an Offering.

      The Company also issued warrants to purchase up to 48,664 shares of its Series A preferred stock at $2.47 per share in conjunction with its equipment line financing. These warrants are exercisable immediately upon grant and expire through the later of nine years after date of grant or four years after the closing of an Offering. The warrants automatically convert into common stock purchase warrants upon the effectiveness of an Offering.

    Warrants to purchase common stock

      In February 1999, the Company issued warrants to purchase up to 416,676 shares of its common stock in conjunction with its convertible debt financing in 1998. The warrants are exercisable at $0.005 per share and vest immediately upon issuance. The warrants expire on the earliest of five years from the date of issuance; upon a change of control, as defined; or upon the closing of an initial public offering. In July 1999, a warrant holder exercised warrants to purchase 32,052 shares of common stock.

Note 9: Related Party Transactions

      The Company paid a company owned by the majority shareholder of the Company $92,808, $83,761 and $17,497 for the nine months ended September 30, 1999, the year ended December 31, 1998 and the period from March 25, 1997 (inception) through December 31, 1997, respectively, for certain services, including wages, benefits, management fees, office expenses and other miscellaneous expenses. As of September 30, 1999, and December 31, 1998 and 1997, the Company owed $12,753, $10,880 and $17,497 to this affiliated entity for services performed during the respective periods. For the nine months ended September 30, 1999, the year ended December 31, 1998 and the period from March 25, 1997 (inception) through December 31, 1997, respectively, the Company had sales of $34,916, $0 and $15,132 to this affiliated entity. In February 1999, the Company entered into an agreement with this affiliated entity to pay $3,300 per month for certain shared costs.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997

This agreement was terminated in August 1999. In August 1999, the Company subleased its former office space to this affiliated entity. The lease expires in May 2001 with monthly payments of $2,279. The Company is a guarantor of the primary lease in the event that the affiliated entity fails to meet its obligations under the sublease.

      A director and shareholder provided legal and professional services to the Company in the amount of $247,055 during the nine month period ended September 30, 1999. Additionally, as of December 31, 1998, the Company owed certain employees $44,407 under convertible debt agreements.

      Subsequent to September 30, 1999, the Company received a promissory note from its majority shareholder in the amount of $350,000 collateralized by shares of the Company's common stock. The note bears interest at 6% per annum. The principal and interest are payable upon demand at the earlier of October 2004 or the expiration of any lock-up period after an Offering. The note also becomes due if certain change of control events take place.

Note 10: Segment Information

      Statement of Financial Accounting Standards No. 131 ("SFAS No. 131") "Disclosures about Segments of an Enterprise and Related Information" establishes reporting and disclosure standards for an enterprise's operating segments. The Company uses identical principles to account for segment information as used in the accompanying financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by management. Management operates its business based upon geographic area. Operating results by business segment are as follows:

                                             US         Canada       Totals
                                        ------------  ----------  ------------
Period from March 25, 1997 (inception)
 to December 31, 1997
Net revenue...........................  $         --  $   62,174  $     62,174
Net loss..............................  $   (112,518) $  (17,854) $   (130,372)
Total assets..........................  $        193  $   11,717  $     11,910
Year ended December 31, 1998
Net revenue...........................  $    153,356  $  883,915  $  1,037,271
Net loss..............................  $   (406,795) $ (265,335) $   (672,130)
Total assets..........................  $     67,402  $  112,670  $    180,072
Property and equipment................  $     17,319  $    3,606  $     20,925
Depreciation and amortization.........  $      1,288  $      870  $      2,158
Interest expense......................  $         --  $   (3,608) $     (3,608)
Additions to property and equipment...  $     19,477  $    3,606  $     23,083
Nine months ended September 30, 1999
Net revenue...........................  $  9,917,034  $3,251,438  $ 13,168,472
Net loss..............................  $(15,215,774) $ (986,575) $(16,202,349)
Total assets..........................  $ 37,481,352  $  717,506  $ 38,198,858
Property and equipment................  $  4,605,905  $  221,088  $  4,826,993
Other assets..........................  $    945,602  $   25,681  $    971,283
Depreciation and amortization.........  $    614,668  $   22,012  $    636,680
Interest income.......................  $    182,463  $       --  $    182,463
Interest expense......................  $   (507,835) $       --  $   (507,835)
Noncash compensation expense..........  $  1,628,324  $   85,928  $  1,714,252
Additions to property and equipment...  $  5,152,549  $  236,327  $  5,388,876
Additions to other assets.............  $    992,953  $   25,681  $  1,018,634

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


Note 11: Supplemental Cash Flow Information

    Noncash investing and financing activities are as follows:

      On March 25, 1997, the Company issued 4,000,000 shares of common stock to the founder in exchange for certain assets with a fair value of $10,000.

      On February 25, 1999, the Company issued warrants to purchase its common stock at $.005 per share. The noncash value allocated to these warrants was $241,853.

      On February 25, 1999, the outstanding convertible debt of the Company in the amount of $1,319,997 was converted into shares of its Series A preferred stock.

      On June 15, 1999 and August 5, 1999, the Company issued warrants to purchase its Preferred A stock in conjunction with its debt financings on these dates. The value allocated to the warrants was $1,153,143.

      In conjunction with its Series B preferred stock financing on September 30, 1999, the Company issued a stock subscription receivable for shares with a value of $4,000,000. The proceeds from this receivable were collected subsequent to September 30, 1999.

      On August 13, 1999, the Company purchased software of $1,255,511 and post-contract support of $403,103 in exchange for a promissory note.

    Supplemental cash flow information:

      Cash paid for interest during the nine months ended September 30, 1999 was $320,684. The Company paid no cash for interest in the year ended December 31, 1998 or the period from March 25, 1997 (inception) to December 31, 1997.

                          Independent Auditors' Report

The Board of Directors, Shareholders and Members
Purchasing Group, Inc. and Integrated Sourcing, LLC:

      We have audited the accompanying combined balance sheet of Purchasing Group, Inc. and Integrated Sourcing, LLC (together, the Company) as of September 30, 1999 and the related combined statements of operations, stockholder's deficit and members' capital, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Purchasing Group, Inc. and Integrated Sourcing, LLC as of September 30, 1999, and the results of their operations and their cash flows for the nine months ended September 30, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP
Philadelphia, Pennsylvania
November 17, 1999

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

                             Combined Balance Sheet
                               September 30, 1999

Assets
Current assets:
  Cash and cash equivalents........................................ $1,445,550
  Accounts receivable, net of allowance for doubtful accounts of
   $47,000.........................................................  2,123,958
  Other current assets.............................................     12,665
                                                                    ----------
  Total current assets.............................................  3,582,173
  Deposits.........................................................      5,987
  Property and equipment, net......................................     49,639
                                                                    ----------
  Total assets..................................................... $3,637,799
                                                                    ==========
Liabilities, Stockholder's Deficit and Members' Capital
Current liabilities:
  Accounts payable................................................. $  413,844
  Accrued expenses.................................................  3,470,371
  Unearned revenue.................................................      3,400
  Loans from shareholder...........................................        203
                                                                    ----------
  Total current liabilities and total liabilities..................  3,887,818
Stockholder's deficit and members' capital:
  Common stock of Purchasing Group, Inc., no par value,
  1000 shares authorized, 100 shares issued and outstanding........        100
  Integrated Sourcing, LLC members' capital........................     72,959
  Accumulated deficit..............................................   (323,078)
                                                                    ----------
  Total stockholder's deficit and members' capital.................   (250,019)
                                                                    ----------
Total liabilities, stockholder's deficit and members' capital...... $3,637,799
                                                                    ==========


            See accompanying notes to combined financial statements.

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

                        Combined Statement of Operations
                  For the nine months ended September 30, 1999

Revenues:
  Service revenues.................................................. $6,539,109
  Product revenues..................................................    607,580
                                                                     ----------
    Total revenue...................................................  7,146,689
Operating expenses:
  Project personnel costs...........................................  1,420,944
  Product costs.....................................................    551,564
  Selling, general and administrative...............................  4,483,660
  Depreciation......................................................     45,507
                                                                     ----------
    Total operating expenses........................................  6,501,675
                                                                     ----------
    Income from operations..........................................    645,014
Other income:
  Interest income...................................................     15,348
                                                                     ----------
Net income.......................................................... $  660,362
                                                                     ==========


            See accompanying notes to combined financial statements.

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

       Combined Statements of Stockholder's Deficit and Members' Capital
                  For the nine months ended September 30, 1999

                                                       Retained
                              Common Stock            Earnings/
                              ------------- Members' (Accumulated
                              Shares Amount Capital    Deficit)       Total
                              ------ ------ -------- ------------  -----------
Balance at January 1, 1999..   100    $100  $56,159  $   996,481   $ 1,052,740
Net income..................    --      --   16,800      643,562       660,362
Dividend distribution.......    --      --       --   (1,963,121)   (1,963,121)
                               ---    ----  -------  -----------   -----------
Balance at September 30,
 1999.......................   100    $100  $72,959  $  (323,078)  $  (250,019)
                               ===    ====  =======  ===========   ===========



            See accompanying notes to combined financial statements.

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

                        Combined Statement of Cash Flows
                  For the nine months ended September 30, 1999

Cash flows from operating activities:
  Net income...................................................... $   660,362
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..................................................      45,507
    Changes in operating assets and liabilities:
      Accounts receivable.........................................    (860,253)
      Other current assets........................................      39,267
      Deposits....................................................      (2,857)
      Accounts payable............................................     329,753
      Accrued expenses............................................   1,555,713
      Deferred revenue............................................     (35,927)
                                                                   -----------
      Net cash provided by operating activities...................   1,731,565
                                                                   -----------
Cash flows from investing activities:
  Acquisition of property and equipment...........................     (34,531)
                                                                   -----------
      Net cash used by investing activities.......................     (34,531)
                                                                   -----------
Cash flows from financing activities:
  Repayments to shareholder.......................................    (177,100)
  Shareholder distributions.......................................  (1,963,121)
                                                                   -----------
      Net cash used in financing activities.......................  (2,140,221)
                                                                   -----------
      Net decrease in cash and cash equivalents...................    (443,187)
Cash and cash equivalents:
  Beginning of period.............................................   1,888,737
                                                                   -----------
  End of period................................................... $ 1,445,550
                                                                   ===========


            See accompanying notes to combined financial statements.

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

                     Notes to Combined Financial Statements

(1) Business and Organization

      These combined financial statements include the operations of Purchasing Group, Inc (PGI) and Integrated Sourcing, LLC (ISL), a business related to PGI through common ownership and management and through business operations that leverage common expertise in the area of procurement PGI and ISL also share common facilities. Together these businesses are referred to as the Company. Both PGI and ISL were involved in the business combination referred to in note
5. PGI was incorporated in the Commonwealth of Pennsylvania in February 1992 to provide strategic cost reduction consulting services to businesses and specializes in evaluating and streamlining the purchasing habits of businesses. ISL was organized as a limited liability company in the Commonwealth of Pennsylvania in September 1997 to provide integrated buying and purchasing functions for its customers.

      The Company's top five customers accounted for approximately 74% of revenues for the nine months ended September 30, 1999, and 68% of accounts receivable at September 30, 1999.

      One customer accounted for approximately 51% of revenues for the nine months ended September 30, 1999, and 51% of accounts receivable at September 30, 1999.

(2) Summary of Significant Accounting Policies

    (a) Principles of Combination

      The accompanying financial statements include the accounts of PGI and ISL. ISL is 50% owned by the sole shareholder of PGI. All significant transactions between the combined entities, which principally involve certain purchasing services provided by ISL for PGI, have been eliminated in combination.

    (b) Use of Estimates

      The preparation of the combined financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c) Cash and Cash Equivalents

      The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. At September 30, 1999, cash equivalents consist of money market accounts of approximately $1,106,000 and a certificate of deposit of approximately $3,000.

    (d) Impairment of Long-Lived Assets

      The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

              Notes to Combined Financial Statements--(Continued)

future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

    (e) Revenue Recognition

      Service revenues are recognized as work is performed on a contract by contract basis, adjusted for any anticipated losses in the period in which such losses are identified. No such losses have been incurred during the nine months ended September 30, 1999. Certain service contracts provide for contingent payments to the Company based on an agreed level of savings from services provided. Contingent revenue is recognized when the related savings have been identified and agreed with the client. Contingent revenue recognized during the nine months ended September 30, 1999, are approximately $430,000. Out-of-pocket expenses are reimbursed by clients and are offset against expenses incurred by the Company.

      Product revenues are recognized upon delivery of product to the customer based upon specific shipping terms.

    (f) Project Personnel Costs

      Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

    (g) Income Taxes

      PGI has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under the Subchapter S provisions of the Code and similar state tax provisions, the stockholder includes the Company's corporate income on his personal income tax returns. Accordingly, the Company was not subject to Federal and state corporate income taxes.

      ISL operates as a Limited Liability Corporation (LLC), and therefore is exempt from taxation according to the partnership provisions of the Internal Revenue Code. Under the partnership provisions of the Code, the members of the LLC include their share of the LLC's income on their personal income tax returns. Accordingly, the Company was not subject to Federal and state corporate income taxes during the periods reported herein.

    (h) Advertising Costs

      The Company expenses the cost of advertising and promoting its services as incurred. Such costs were approximately $17,000.

    (i) Financial Instruments

      Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of September 30, 1999, the Company had concentrations of credit risk in one financial institution in the form of a money market account in the

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

              Notes to Combined Financial Statements--(Continued)

approximate amount of $1,095,000. At September 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

    (j) Recent Accounting Pronouncements

      In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has determined there is no impact of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement is not expected to affect the Company as the Company currently does not have any derivative instruments or hedging activities.

(3) Balance Sheet Components

      Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

      Property and equipment, stated at cost:
        Computer equipment.......................................... $  215,162
        Furniture and fixtures......................................      5,372
                                                                     ----------
                                                                        220,534
        Less: accumulated depreciation..............................    170,895
                                                                     ----------
                                                                     $   49,639
                                                                     ==========
        Accrued expenses:
          Accrued payroll expenses.................................. $3,384,236
          Accrued commissions.......................................     65,000
          Accrued taxes.............................................     21,135
                                                                     ----------
                                                                     $3,470,371
                                                                     ==========

      Included in accrued payroll expenses is an accrued bonus payable of approximately $3,100,000 to the president and sole shareholder of PGI which has been included in selling, general, and administrative expenses.

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

              Notes to Combined Financial Statements--(Continued)


(4) Leases

      The Company has various non-cancelable operating leases expiring at various dates through 2001. Future minimum annual lease payments under non-cancelable operating leases as of September 30, 1999, are as follows:

      1999............................................................. $24,657
      2000.............................................................  12,090
      2001.............................................................   5,269
                                                                        -------
        Total minimum payments......................................... $42,016
                                                                        =======

(5) Subsequent Event

      On October 19, 1999, all outstanding shares and members' interests of PGI and ISL were acquired by Purchasing Systems, Inc. (PSI), a holding company established by Internet Capital Group, Inc. and EnerTech Capital Partners II L.P., in exchange for cash, a note and shares of PSI common stock.

      Upon consummation of the sale of shares and members' interests to PSI, PGI and ISL will be included in the consolidated tax return of PSI which will be subject to both Federal and state income taxes.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Syncra Software, Inc.

      In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Syncra Software, Inc. (a development stage enterprise) at December 31, 1998 and the results of its operations and its cash flows for the period from inception (February 11, 1998) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Boston, Massachusetts
April 29, 1999

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                                 Balance Sheet

                                                                                  (Unaudited)
                                                                    December 31,   March 31,
                                                                        1998          1999
                                                                    ------------  ------------
Assets
Current Assets:
  Cash and cash equivalents........................................ $ 1,700,370   $    176,953
  Prepaid expenses.................................................     185,506        149,366
  Other current assets.............................................      22,704         19,991
                                                                    -----------   ------------
  Total current assets.............................................   1,908,580        346,310
Fixed assets, net..................................................     351,752        342,690
Deposits...........................................................     136,998        136,998
                                                                    -----------   ------------
                                                                    $ 2,397,330   $    825,998
                                                                    ===========   ============
Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Current Liabilities:
  Accounts payable................................................. $   233,281   $    226,688
  Accrued expenses.................................................     316,918        347,771
  Notes payable to stockholders....................................   3,926,370             --
                                                                    -----------   ------------
  Total current liabilities........................................   4,476,569        574,459
                                                                    -----------   ------------

Redeemable Preferred Stock:
  Series A redeemable convertible preferred stock, $0.001 par value
   Authorized: 2,941,031 and 2,586,207 shares at December 31, 1998 and March 31, 1999 (unaudited), respectively; issued and
   outstanding: 2,586,207 shares at December 31, 1998 and March 31,
   1999 (unaudited) plus accrued dividends of $334,652 and $454,513 at December 31, 1998 and March 31, 1999 (unaudited),
   respectively; liquidation value of $6,334,651 and $6,454,512 at
   December 31, 1998 and March 31, 1999 (unaudited), respectively
   ................................................................   6,334,651      6,454,512
  Series B redeemable convertible preferred stock, $0.001 par value
   Authorized: 3,737,602 shares; subscribed and issued and
   outstanding: 3,287,602 shares at March 31, 1999 (unaudited);
   liquidation value of $13,150,408 at March 31, 1999 (unaudited)..          --     13,150,408
  Subscriptions receivable (unaudited).............................          --     (9,000,000)
  Preferred stock warrants.........................................     120,000        120,000
  Redeemable non-voting, non-convertible preferred stock, $0.001 par value Authorized: 150,000 and 130,000 shares at December 31,
   1998 and March 31, 1999 (unaudited), respectively; issued and outstanding: 130,000 shares at December 31, 1998 and March 31,
   1999 (unaudited) plus accrued dividends of $89,468 and $116,001 at December 31, 1998 and March 31, 1999 (unaudited),
   respectively; liquidation value of $1,389,468 and $1,416,001 at
   December 31, 1998 and March 31, 1999 (unaudited), respectively..   1,389,468      1,416,001
                                                                    -----------   ------------
  Total redeemable preferred stock.................................   7,844,119     12,140,921
                                                                    -----------   ------------

Stockholders' Deficit:
  Common stock, $0.001 par value; 10,000,000 shares authorized;
   396,000 shares issued and outstanding at December 31, 1998 and
   March 31, 1999 (unaudited)......................................         396            396
  Deficit accumulated during the development stage.................  (9,923,754)   (11,889,778)
                                                                    -----------   ------------
  Total stockholders' deficit......................................  (9,923,358)   (11,889,382)
                                                                    -----------   ------------
Commitments (Note 14)..............................................
                                                                    -----------   ------------
                                                                    $ 2,397,330   $    825,998
                                                                    ===========   ============

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                            Statement of Operations

                                     For the Period         (Unaudited)
                                     from Inception        For the Three
                                      (February 11,   Months Ended March 31,
                                      1998) through   ------------------------
                                    December 31, 1998    1998         1999
                                    ----------------- -----------  -----------
Costs and Expenses:
  Research and development.........    $ 1,501,267    $   235,127  $   480,701
  Selling and marketing............      2,425,532        271,723      767,148
  General and administrative.......      1,950,153        685,788      355,164
  Impairment charge for intangible
   assets..........................      1,312,500             --           --
  Settlement charge................      1,795,333             --           --
                                       -----------    -----------  -----------
Loss from operations...............     (8,984,785)    (1,192,638)  (1,603,013)
Interest expense, net..............        (90,430)        (2,565)    (156,617)
                                       -----------    -----------  -----------
Net loss...........................    $(9,075,215)   $(1,195,203) $(1,759,630)
                                       ===========    ===========  ===========




   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

  Statement of Changes in Redeemable Preferred Stock and Stockholders' Deficit

                                                     Series A Redeemable   Series B Redeemable                  Preferred
                                                       Preferred Stock       Preferred Stock                  Stock Warrants
                                                    --------------------- ---------------------               --------------
                                                               Carrying              Carrying   Subscriptions    Carrying
                                                     Shares      Value     Shares      Value     Receivable       Value
                                                    --------- ----------- --------- ----------- ------------- --------------
Issuance of
 common stock to
 founders.......
Issuance of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........
Issuance of
 Series A
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $170,752:
 Initial
  closing.......                                      948,276 $ 2,200,000
 Second
  closing.......                                      646,551   1,500,000
 Third closing..                                      991,380   2,299,999
Repurchase and
 retirement of
 common stock...
Redemption of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........
Series A
 redeemable
 convertible
 preferred stock
 warrants.......                                                                                                 $120,000
Accrual of
 cumulative
 dividends on
 redeemable
 preferred
 stock..........                                                  334,652
Net loss........
                                                    --------- ----------- --------- -----------  -----------     --------
Balance at
 December 31,
 1998...........                                    2,586,207   6,334,651                                         120,000
Issuance of
 Series B
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $60,000
 (Unaudited)....                                                          3,287,602 $13,150,408  $(9,000,000)
Accrual of
 cumulative
 dividends on
 redeemable
 preferred stock
 (Unaudited)....                                                  119,861
Net loss
 (Unaudited)....
                                                    --------- ----------- --------- -----------  -----------     --------
Balance at March
 31, 1999
 (Unaudited)....                                    2,586,207 $ 6,454,512 3,287,602 $13,150,408  $(9,000,000)    $120,000
                                                    ========= =========== ========= ===========  ===========     ========
                                                     Redeemable Non-
                                                          voting
                                                     Non-convertible                             Deficit
                                                     Preferred Stock         Common stock      Accumulated
                                                    -------------------- ---------------------    During
                                                              Carrying                         Development
                                                    Shares     Value       Shares    Par Value    Stage         Total
                                                    -------- ----------- ----------- --------- ------------- -------------
Issuance of
 common stock to
 founders.......                                                          1,396,000   $1,396                 $      1,396
Issuance of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........                                    150,000  $1,500,000
Issuance of
 Series A
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $170,752:
 Initial
  closing.......
 Second
  closing.......
 Third closing..                                                                               $   (170,752)     (170,752)
Repurchase and
 retirement of
 common stock...                                                         (1,000,000)  (1,000)      (249,000)     (250,000)
Redemption of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........                                    (20,000)   (204,667)
Series A
 redeemable
 convertible
 preferred stock
 warrants.......
Accrual of
 cumulative
 dividends on
 redeemable
 preferred
 stock..........                                                 94,135                            (428,787)     (428,787)
Net loss........                                                                                 (9,075,215)   (9,075,215)
                                                    -------- ----------- ----------- --------- ------------- -------------
Balance at
 December 31,
 1998...........                                    130,000   1,389,468     396,000      396     (9,923,754)   (9,923,358)
Issuance of
 Series B
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $60,000
 (Unaudited)....                                                                                    (60,000)      (60,000)
Accrual of
 cumulative
 dividends on
 redeemable
 preferred stock
 (Unaudited)....                                                 26,533                            (146,394)     (146,394)
Net loss
 (Unaudited)....                                                                                 (1,759,630)   (1,759,630)
                                                    -------- ----------- ----------- --------- ------------- -------------
Balance at March
 31, 1999
 (Unaudited)....                                    130,000  $1,416,001     396,000   $  396   $(11,889,778) $(11,889,382)
                                                    ======== =========== =========== ========= ============= =============

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                            Statement of Cash Flows

                                    For the Period         (Unaudited)
                                    From Inception    For the Three Months
                                     (February 11,       Ended March 31,
                                     1998) Through   ------------------------
                                   December 31, 1998    1998         1999
                                   ----------------- -----------  -----------
Cash flows from operating
 activities:
Net loss..........................    $(9,075,215)   $(1,195,203) $(1,759,630)
Adjustments to reconcile net loss
 to net cash used for operating
 activities:......................
  Depreciation....................         58,537            506       28,522
  Amortization and impairment of
   intangible assets..............      1,500,000        125,000           --
  Amortization of discounts on
   notes payable..................         46,370             --       73,630
  Changes in assets and
   liabilities:
    Prepaid expenses..............       (185,506)            --       36,140
    Other current assets..........        (22,704)       (54,333)       2,713
    Accounts payable..............        233,281          1,691       (6,593)
    Accrued expenses..............        316,918        126,233      121,261
                                      -----------    -----------  -----------
    Net cash used for operating
     activities...................     (7,128,319)      (996,106)  (1,503,957)
                                      -----------    -----------  -----------
Cash flows from investing
 activities:
Purchases of fixed assets.........       (410,289)       (28,543)     (19,460)
Increase in deposits..............       (136,998)            --           --
                                      -----------    -----------  -----------
    Net cash used for investing
     activities...................       (547,287)       (28,543)     (19,460)
                                      -----------    -----------  -----------
Cash flows from financing
 activities:
Proceeds from issuance of notes
 payable to stockholders..........      4,000,000             --           --
Proceeds from Series A redeemable
 convertible preferred stock, net
 of issuance costs................      5,829,247      1,829,248           --
Proceeds from issuance of common
 stock............................          1,396          1,396           --
Redemption of non-voting, non-
 convertible redeemable preferred
 stock and related dividends......       (204,667)            --           --
Repurchase of common stock........       (250,000)            --           --
                                      -----------    -----------  -----------
    Net cash provided by financing
     activities...................      9,375,976      1,830,644           --
                                      -----------    -----------  -----------
Net increase (decrease) in cash
 and cash equivalents.............      1,700,370        805,995   (1,523,417)
Cash and cash equivalents,
 beginning of period..............             --             --    1,700,370
                                      -----------    -----------  -----------
Cash and cash equivalents, end of
 period...........................    $ 1,700,370    $   805,995  $   176,953
                                      ===========    ===========  ===========
Non-cash investing and financing
 activities:
Software acquired in exchange for
 150,000 shares of non-voting,
 non-convertible redeemable
 preferred stock..................    $ 1,500,000    $ 1,500,000  $        --
                                      ===========    ===========  ===========
Conversion of notes payable to
 stockholders plus accrued
 interest of $150,408 into
 1,037,602 shares of Series B
 Preferred Stock..................    $        --    $        --  $ 4,150,408
                                      ===========    ===========  ===========

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

1. Nature of the Business

      Syncra Software, Inc. ("Syncra" or the "Company") was incorporated in Delaware on February 11, 1998. Syncra was formed to design, develop, produce and market supply chain collaboration software and solutions. Since its inception, Syncra has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets, raising capital, marketing and business development. Accordingly, Syncra is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

      Syncra is subject to risks and uncertainties common to growing technology-based companies, including rapid technological changes, growth and commercial acceptances of the Internet, dependence on principal products and third party technology, new product development and performance, new product introductions and other activities of competitors, dependence on key personnel, development of a distribution channel, international expansion, lengthy sales cycles and limited operating history.

2. Summary of Significant Accounting Policies

    Cash and Cash Equivalents

      Syncra considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Included in cash and cash equivalents at December 31, 1998 is approximately $1.6 million in money market accounts.

    Financial Instruments

      The carrying amount of Syncra's financial instruments, principally cash, notes payable, and redeemable preferred stock, approximates their fair values at December 31, 1998.

    Fixed Assets

      Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repairs and maintenance costs are expensed as incurred.

    Research and Development and Software Development Costs

      Costs incurred in the research and development of Syncra's products are expensed as incurred, except for certain research and development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility, as defined by SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed." Costs incurred subsequent to the establishment of technological feasibility and prior to the general release of the products are capitalized. During the period ended December 31, 1998, costs eligible for capitalization were immaterial.

    Accounting for Impairment of Long Lived Assets

      In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company records impairment of losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


    Stock-Based Compensation

      Syncra accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Syncra's Common Stock at the date of grant. Syncra has adopted the provisions of SFAS No. 123, " Accounting for Stock-Based Compensation", through disclosure only (Note 11). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Unaudited Interim Financial Statements

      The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited. In the opinion of Syncra's management, the March 31, 1998 and 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operation for that period. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1999.

3. Prepaid Expenses

      Prepaid expenses consist of the following at December 31, 1998:

     Trade shows and other marketing prepayments...................... $135,774
     Others...........................................................   49,732
                                                                       --------
                                                                       $185,506
                                                                       ========

4. Fixed Assets

      Fixed assets consist of the following:

                                                         Estimated
                                                        useful life December 31,
                                                          (years)       1998
                                                        ----------- ------------
   Computer equipment..................................       3       $246,631
   Office equipment....................................       5         71,783
   Furniture and fixtures..............................       7         91,875
                                                                      --------
                                                                       410,289
   Less: accumulated depreciation......................                 58,537
                                                                      --------
                                                                      $351,752
                                                                      ========

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


5. Impairment of Intangible Assets

      In accordance with SFAS No. 121, Syncra reviews for impairment of long-lived assets when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. In connection with the organization of Syncra in February 1998, Syncra purchased the rights to certain software from Benchmarking Partners, Inc. ("Benchmarking") in exchange for the issuance of 150,000 shares of Syncra's non-voting, non-convertible Redeemable Preferred Stock (Note 8). Syncra did not obtain an independent valuation of the technology and the fair value of the Redeemable Preferred Stock was not objectively determinable. Therefore, Syncra recorded the technology based upon the amount of the Redeemable Preferred Stock as determined by Syncra's Board of Directors. Syncra expected to use the acquired software as a core technology in its product development. In May 1998, management reassessed the status of Syncra's product development and the additional features and functionality planned to be included in Syncra's products. As a result of this re-evaluation, management concluded that the core technology acquired from Benchmarking would not be able to support Syncra's planned products. Accordingly, management decided to restart Syncra's product development activities without the use of the acquired software. An impairment charge of $1,312,500 was recognized in the December 31, 1998 statement of operations.

6. Notes Payable to Stockholders

      During 1998, the Company received aggregate cash proceeds totaling $4,000,000 pursuant to the issuance of convertible promissory notes (the "Notes") payable to certain of its stockholders. No repayments of principal or interest (which accrues at a rate of 9% per annum) were made during the year. The Note holders were also issued 344,828 warrants to purchase Series A Preferred Stock ("Preferred Stock Warrants") at $2.32 per share in 1998. The aggregate value of the Preferred Stock Warrants issued to all Note holders was estimated to be $120,000, which was accounted for as discount on the Notes and Preferred Stock Warrants. The discount is being amortized over the term of the Notes. Upon closing of the Series B Preferred Stock financing, each Note holder is entitled to a number of warrants equal to 20% of the face value of the Note held by such holder divided by the price per share of Series B Preferred Stock. As a result of the Series B Preferred Stock financing in 1999, the Notes were converted into shares of Series B Preferred Stock. Additionally, the Preferred Stock Warrants were converted to the equivalent number of warrants for Series B Preferred Stock totaling 200,000 shares at $4.00 per share (Note 7). The Preferred Stock Warrants have a term of ten years.

7. Redeemable Convertible Preferred Stock

      At December 31, 1998, the Company had authorized preferred stock of 5,000,000 shares, $.001 par value per share, of which 2,941,031 shares were designated as redeemable convertible Series A Preferred Stock ("Series A Preferred Stock") and 150,000 shares of which were designated as Redeemable Preferred Stock (the "Redeemable Preferred Stock").

      On March 31, 1999, the Company's authorized Preferred Stock was increased to 6,453,809 shares with a par value of $.001 per share of which 2,586,207 shares were designated as redeemable convertible Series A Preferred Stock, 3,737,602 shares as redeemable convertible Series B Preferred Stock ("Series B Preferred Stock") and 130,000 shares as Redeemable Preferred Stock. Of the designated Series B Preferred Stock, the Company issued 3,287,602 shares on March 31, 1999 in exchange for net cash proceeds of $9.0 million received on April 1, 1999 and the conversion of all principal and accrued interest due on the Notes (Note 6).

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


      The Series A and B Preferred Stock have the following characteristics:

    Voting

      Holders of Series A and B Preferred Stock are entitled to that number of votes equal to the number of shares of common stock into which the shares of Series A and B Preferred Stock are then convertible.

    Dividends

      Holders of Series A and B Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share. The Base Amount of each share is equal to the price paid for each share of Series A and B Preferred Stock of $2.32 and $4.00, respectively, plus unpaid dividends which accrue commencing on the date of original issuance of the Series A and B Preferred Stock. In the event that the full amount of dividends is not paid in any twelve-month period, the Base Amount will be increased by the amount of the unpaid dividend. After payment of all dividends owing to the holders of Series A and B Preferred Stock, such holders will not participate in any other dividends thereafter paid on Redeemable Preferred Stock or Common Stock.

    Liquidation

      In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of Series A and B Preferred Stock are entitled to receive, prior to and in preference to holders of both Redeemable Preferred Stock and Common Stock, an amount equal to $2.32 and $4.00 per share, respectively, plus all unpaid cumulative dividends on each share. After full payment of (i) the foregoing amounts and (ii) amounts to be paid to the holders of Redeemable Preferred Stock pursuant to the terms thereof (Note 8), the remaining assets of the Company will be distributed ratably among the holders of Common Stock.

    Conversion

      Each share of Series A and B Preferred Stock may be converted at any time, at the option of the stockholder, into one share of Common Stock, subject to certain anti-dilution adjustments, as defined in the terms of the Series A and B Preferred Stock.

      The Series A and B Preferred Stock will automatically convert into shares of Common Stock upon (i) a public offering of Syncra's Common Stock which results in gross proceeds to Syncra of at least $10,000,000, at a price per share of the Common Stock of at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) or (ii) upon approval of the two-thirds of the outstanding Series A and B Preferred Stockholders, voting separately, to convert all outstanding shares of Series A and B Preferred Stock to Common Stock.

    Redemption

      Any time after March 31, 2004, at the option of the holders of the Series A and B Preferred Stock, Syncra shall redeem all, but not less than all of such holder's shares of Series A and B Preferred Stock, at a redemption price equal to the original purchase price of $2.32 and $4.00 per share, respectively, plus all unpaid dividends thereon which have accrued through and including the redemption date.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


    Accretion

      The issuance cost incurred by the Company was accreted in full in 1998 and at March 31, 1999 as an adjustment to the carrying value of redeemable convertible Series A and B Preferred Stock.

8. Non-voting, Non-convertible Redeemable Preferred Stock

      As described in Note 5, Syncra's Redeemable Preferred Stock was issued in a non-cash exchange with Benchmarking for certain software. Subsequent to the issuance of the Redeemable Preferred Stock to Benchmarking, Syncra repurchased 20,000 shares of its Redeemable Preferred Stock from Benchmarking at a price per share of $10.00 plus accrued dividends of $4,667. In a separate transaction, Benchmarking transferred the remaining 130,000 shares of the Redeemable Preferred Stock to Internet Capital Group, Inc. ("ICG"), an existing stockholder of Syncra in exchange for a $1.3 million note, bearing interest at 8% per annum. At December 31, 1998, ICG continued to hold the 130,000 shares of Redeemable Preferred Stock. ICG is also a stockholder of Benchmarking.

      The Redeemable Preferred Stock has the following characteristics:

    Voting

      Except as required by law, holders of Redeemable Preferred Stock are not entitled to vote on any matters submitted to a vote of the stockholders of Syncra, including the election of directors.

    Dividends

      Holders of Redeemable Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share. The Base Amount of each share is equal to purchase price paid for such share of Redeemable Preferred Stock ($10.00) plus unpaid dividends which accrue commencing on the date of original issuance of the Redeemable Preferred Stock. In the event that the full amount of dividends is not paid in any twelve- month period, the Base Amount will be increased by the amount of the unpaid dividends. After payment of all dividends owing to the holders of Redeemable Preferred Stock, such holders will not participate in any other dividends thereafter paid on the Series A and B Preferred Stock or the Common Stock.

    Liquidation

      In the event of any liquidation, dissolution or winding-up of the affairs of Syncra, the holders of Redeemable Preferred Stock are entitled to receive, prior to and in preference to any holders of Common Stock, but after all distribution or payments required to be made to the holders of Series A and B Preferred Stock, an amount equal to $10.00 per share plus accrued but unpaid dividends. After payment in full of the amounts owed to holders of the Redeemable Preferred Stock, such holders are not entitled to share in the distribution of the remaining assets of Syncra.

    Redemption

      At any time after March 31, 2004, each holder may require Syncra to redeem all or any portion of such holder's shares at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


      At any time, and from time to time, Syncra may elect to redeem all, or any portion of the outstanding shares of its Redeemable Preferred Stock, at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

      Redeemable Preferred Stock is also redeemable by Syncra upon the earlier of (i) a public offering of Syncra's Common Stock which results in gross proceeds to Syncra of at least $10,000,000, at a price per share of the Common Stock of at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combinations, reclassifications, reorganizations or other similar events); or (ii) the consummation of a sale of all or substantially all of Syncra's assets or capital stock, either through a direct sale, merger, reorganization or other form of business combination in which control of Syncra is transferred and as a result holders of Series A and B Preferred Stock receive at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combination, reorganizations, reclassifications or other similar events).

9. Common Stock

      Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of Syncra's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the holders of the Series A and B Preferred Stock and the Redeemable Preferred Stock.

    Restricted Stock Agreements

      Syncra has entered into agreements with certain of its employee stockholders providing for restrictions on transfers of the shares subject to such agreement. Each agreement provides Syncra with a right to repurchase the shares held by such individual, in the event that the Company terminates the employment of the individual. The number of shares which may be repurchased by the Company and the price at which such shares may be repurchased differs per individual and is contingent on whether such individual's termination is for "cause' (as defined in the agreement) or other than for "cause'. At December 31, 1998, none of the restricted shares were subject to repurchase due to the restrictions contained in these agreements.

      Pursuant to a stockholders' agreement, as amended and restated on March 31, 1999, all of the outstanding capital stock (including the Common Stock, Series A and B Preferred Stock and Redeemable Preferred Stock) of the Company is subject to certain restrictions as to sale or transfer of such shares pursuant to a stockholders' agreement. The Company and its non-founder stockholders also hold rights of first refusal, under certain circumstances, on shares offered by a stockholder for sale to third parties, at the price per share to be paid by such third party.

    Reserved Shares

      At December 31, 1998, 2,833,857 shares were reserved for issuance upon conversion of the Series A Preferred Stock and exercise of outstanding options.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


10. Repurchase of Common Stock and Redemption of Preferred Stock

      On June 5, 1998, the Company repurchased 1,000,000 shares of Common Stock and redeemed 20,000 shares of its Redeemable Preferred Stock from Benchmarking, one of the original founders in exchange for $2,250,000. The transaction was financed through the sale of additional Series A Preferred Stock to certain of the existing holders of Series A Preferred Stock. Of the 150,000 shares of Redeemable Preferred Stock originally issued to Benchmarking, the remaining 130,000 shares were transferred by Benchmarking to ICG (see Note 8).

      In addition to the shares acquired, the withdrawal of Benchmarking as a stockholder eliminated a potential conflict of interest for Syncra and its other stockholders with Benchmarking and its customers. The transaction also settled potential claims by Benchmarking against Syncra with respect to the transfer of technical talent from Benchmarking to Syncra and other potential claims by Benchmarking against the potential future value of Syncra.

      The difference between the total amount paid to Benchmarking and the aggregate of the redemption value of the Redeemable Preferred Stock plus accrued dividends of $204,667 and the fair value of the Common Stock of $250,000 was treated as settlement charge in the statement of operations.

11. Stock Option Plan

      In 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") which provides for the grant of incentive stock options and non-qualified stock options, stock awards and stock purchase rights for the purchase of up to 1,000,000 shares of the Company's Common Stock by officers, employees, consultants, and directors of the Company. The Board of Directors is responsible for administration of the 1998 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted, the rate at which each option is exercisable and the vesting period (generally ratably over four to five years). Incentive stock options may be granted to any officer or employee at an exercise price of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). Non-qualified stock options may be granted to any officer, employee, consultant, or director at an exercise price per share of not less than the book value per share.

      During the period from inception (February 11, 1998) through December 31, 1998, Syncra granted options aggregating 803,300 shares with a weighted average exercise price of $0.87 per share. Of the total options granted, 99,374 shares were exercisable at December 31, 1998. None of these vested options were exercised during the period. Options totaling 196,700 were available for future grant at December 31, 1998. The weighted-average remaining contractual life of the options outstanding is 9.5 years. No compensation expense has been recognized for employee stock-based compensation in 1998.

      The exercise price of the options is more than the fair market value of the common stock, therefore, the weighted average grant date fair value per share of the options granted during the year using the Black-Scholes option-pricing model is zero at December 31, 1998. As a result, had compensation expense been determined based on the fair value of the options granted to employees at the grant date consistent with the provision of SFAS No. 123, the Company's pro forma net loss would have been the same. The impact on the pro forma net loss is not necessarily indicative of the effects on future results of operations because the Company expects to grant options in future years.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


      For purposes of pro forma disclosure of net loss, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1998; zero dividend yield; zero volatility; risk-free interest rate of 4.55%, and expected life of five years.

12. Income Taxes

      Deferred tax assets consist of the following at December 31, 1998:

     Net operating loss carryforward................................ $2,386,619
     Fixed and intangible assets....................................    482,690
     Research and development credit carryforwards..................     90,891
     Accrued vacation...............................................     35,687
                                                                     ----------
     Net deferred tax assets........................................  2,995,887
     Deferred tax asset valuation allowance.........................  2,995,887
                                                                     ----------
                                                                     $       --
                                                                     ==========

      The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 1998.

      At December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $5.9 million available to reduce future taxable income, which will expire in 2019. The Company also has federal and state research and development tax credit carryforwards of approximately $72,490 and $27,881, respectively, available to reduce future tax liabilities.

      Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss carryforwards and research and development credit carryforwards which could be utilized annually to offset future taxable income and taxes payable.

13. 401(K) Savings Plan

      The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. The Company has not made any contributions to the 401(k) Plan through December 31, 1998.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


14. Commitments

      The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $134,000 for the period ended December 31, 1998.

      Future minimum lease commitments at December 31, 1998 are as follows:

                                                                Operating Leases
Year ending December 31,                                        ----------------
  1999.........................................................    $  272,328
  2000.........................................................       254,728
  2001.........................................................       254,728
  2002.........................................................       254,728
  Thereafter...................................................       127,364
                                                                   ----------
                                                                   $1,163,876
                                                                   ==========

15. Related Party Transactions

      In the normal course of business, Syncra had transactions with Benchmarking during the period from inception until May 1998 for certain operating expenses such as organizational costs, payroll, marketing, legal and other expenses. The total expenses reimbursed by Syncra to Benchmarking amounted to $496,344. Furthermore, Syncra also paid Benchmarking a management fee totaling $80,000 during the same period.

      In addition to the above transactions, Syncra also reimbursed ICG $500,000 related to professional services provided by Benchmarking to Syncra that originally were funded by ICG.

16. Subsequent Events

      In April 1999, Syncra issued 250,000 shares of Series B Preferred Stock for $1.0 million to a new investor.

                       Report of Independent Accountants

To the Board of Directors and Shareholders of traffic.com, Inc.

   In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of traffic.com, Inc. (a development stage enterprise) at December 31, 1998, and the results of its operations and its cash flows for the period from January 8, 1998 (commencement of activities) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 17, 1999

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                                 Balance Sheets

                               December 31, 1998

                                                                    (unaudited)
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
Assets
Current assets
  Cash and cash equivalents.........................   $  84,541    $   256,600
  Accounts receivable (net of allowance of $35,355
   as of September 30, 1999)........................          --        261,587
  Unbilled accounts receivable--state contracts.....          --        150,378
  Inventoried costs relating to state contracts.....          --        116,553
  Notes receivable--employees.......................          --         32,000
  Other assets......................................          35         15,038
                                                       ---------    -----------
    Total current assets............................      84,576        832,156
Property and equipment, net.........................       2,615      1,036,190
  Excess of cost over fair value of net assets
   acquired, net....................................          --      1,125,794
  Intangible assets, net............................          --        117,778
                                                       ---------    -----------
    Total assets....................................   $  87,191    $ 3,111,918
                                                       =========    ===========
Liabilities, Redeemable Preferred Stock and
 Shareholders' Deficit
Current liabilities
  Accounts payable..................................   $  28,223    $ 1,372,775
  Short-term debt...................................          --        144,200
  Current maturities of long-term debt..............          --         64,591
  Notes payable--related parties, net...............          --      1,496,875
                                                       ---------    -----------
    Total current liabilities.......................      28,223      3,078,441
  Long-term debt....................................          --        170,434
                                                       ---------    -----------
    Total liabilities...............................      28,223      3,248,875
                                                       ---------    -----------
Commitments and contingencies
Mandatorily redeemable convertible preferred stock..     500,000        745,000
Preferred stock warrants............................          --         75,000
                                                       ---------    -----------
                                                         500,000        820,000
                                                       ---------    -----------
Shareholders' deficit
  Common stock, $.01 par value, 5,000,000 shares
   authorized, 3,500,000 shares issued and
   outstanding at December 31, 1998 and 4,750,000
   shares issued and outstanding at September 30,
   1999.............................................          35         12,535
  Additional paid-in capital........................          --      1,237,500
  Deficit accumulated during the development stage..    (441,067)    (2,206,992)
                                                       ---------    -----------
    Total shareholders' deficit.....................    (441,032)      (956,957)
                                                       ---------    -----------
    Total liabilities, redeemable preferred stock
     and shareholders' deficit......................   $  87,191    $ 3,111,918
                                                       =========    ===========

   The accompanying notes are an integral part of these financial statements.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                            Statements of Operations

                                          January 8,
                                      1998 (Commencement     (Unaudited)
                                        of Activities)   For the Nine Months
                                           through       Ended September 30,
                                         December 31,    ---------------------
                                             1998          1998       1999
                                      ------------------ --------  -----------
Revenues.............................     $      --      $     --  $   878,382
                                          ---------      --------  -----------
Operating expenses:
  Cost of revenues...................            --            --      973,465
  Selling, general and
   administrative....................       432,278        58,541    1,589,054
                                          ---------      --------  -----------
    Total expense....................       432,278        58,541    2,562,519
                                          ---------      --------  -----------
Loss from operations.................      (432,278)      (58,541)  (1,684,137)
Interest income......................         4,285            --        8,529
Interest expense.....................            --            --      (87,647)
Other income (expense), net..........       (13,074)           --       (2,670)
                                          ---------      --------  -----------
Net loss.............................     $(441,067)     $(58,541) $(1,765,925)
                                          =========      ========  ===========




   The accompanying notes are an integral part of these financial statements.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                      Statements of Shareholders' Deficit

                                  Common Stock
                          ----------------------------
                                                         Deficit
                                                       Accumulated
                                            Additional During the
                                      Par    Paid-in   Development
                           Shares    Value   Capital      Stage        Total
                          --------- ------- ---------- -----------  -----------
Balance at January 8,
 1998 (commencement of
 activities)
Issuance of common
 stock..................      3,500 $    35 $       -- $        --  $        35
Stock split (1,000 to 1;
 July 1998).............  3,496,500      --         --          --           --
Net loss................         --      --         --    (441,067)    (441,067)
                          --------- ------- ---------- -----------  -----------
Balance at December 31,
 1998...................  3,500,000      35         --    (441,067)    (441,032)
Issuance of common stock
 for acquisition (March
 1999)..................  1,250,000  12,500  1,237,500          --    1,250,000
Net loss (unaudited)....         --      --         --  (1,765,925)  (1,765,925)
                          --------- ------- ---------- -----------  -----------
Balance at September 30,
 1999 (unaudited).......  4,750,000 $12,535 $1,237,500 $(2,206,992) $  (956,957)
                          ========= ======= ========== ===========  ===========




   The accompanying notes are an integral part of these financial statements.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                            Statements of Cash Flows

                                   January 8, 1998
                                    (Commencement         (Unaudited)
                                   of Activities)  For the Nine Months Ended
                                         to              September 30,
                                    December 31,   ---------------------------
                                        1998          1998           1999
                                   --------------- ------------ --------------
Cash flows from operating
 activities:
  Net loss........................    $(441,067)   $   (58,541) $   (1,765,925)
  Adjustments to reconcile net
   loss to cash used in operating
   activities:
    Depreciation and
     amortization.................          654             --         383,155
    Valuation allowance on advance
     to target company............      140,000             --              --
    Provision for bad debts.......           --             --          35,355
    Loss on disposal of fixed
     assets.......................       13,076             --              --
    Changes in assets and
     liabilities, net of effects
     of acquisition:
      Accounts receivable.........           --             --         100,496
      Unbilled accounts
       receivable.................           --             --        (150,378)
      Inventoried costs...........           --             --         (41,553)
      Other assets................          (35)           (35)         20,071
      Accounts payable............       28,223             --       1,274,284
                                      ---------    -----------  --------------
        Net cash used in operating
         activities...............     (259,149)       (58,576)       (144,495)
                                      ---------    -----------  --------------
Cash flows from investing
 activities:
  Payment for business acquired,
   net of cash acquired ($37,318
   at September 30, 1999).........           --             --          37,318
  Capital expenditures............      (16,345)            --        (992,320)
  Advance to target company.......     (140,000)            --              --
  Acquisition of URL address......           --             --        (132,500)
                                      ---------    -----------  --------------
        Net cash used in investing
         activities...............     (156,345)            --      (1,087,502)
                                      ---------    -----------  --------------
Cash flows from financing
 activities:
  Net change in line of credit....           --             --          (6,241)
  Proceeds from issuance of debt..           --             --       1,140,297
  Payments on notes payable.......           --             --         (50,000)
  Proceeds from issuance of common
   stock..........................           35             35              --
  Proceeds from issuance of
   preferred stock warrants.......           --             --          75,000
  Proceeds from issuance of
   redeemable preferred stock.....      500,000        500,000         245,000
                                      ---------    -----------  --------------
        Net cash provided by
         financing activities.....      500,035        500,035       1,404,056
                                      ---------    -----------  --------------
Net increase in cash and cash
 equivalents......................       84,541        441,459         172,059
Cash and cash equivalents,
 beginning of period..............           --             --          84,541
                                      ---------    -----------  --------------
Cash and cash equivalents, end of
 period...........................    $  84,541    $   441,459        $256,600
                                      =========    ===========  ==============
Supplemental disclosure of cash
 flow:
  Cash paid for interest..........    $      --    $        --  $       15,772

   The accompanying notes are an integral part of these financial statements.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                         Notes to Financial Statements
                               December 31, 1998

1. Organization and Liquidity

      traffic.com, Inc. (the "Company") commenced its current operations on January 8, 1998. The Company is a development stage company, as defined in Statement of Financial Accounting Standards No. 7 "Accounting and Reporting By Development Stage Enterprises." traffic.com is currently developing a nationwide traffic and logistics data collection network which will provide real time data to end users. The Company plans to distribute its data products through several distribution channels, including broadcast media, wireless communication and the internet, as well as to logistics, fleet and engineering businesses. The Company has incurred losses since its inception as it has devoted substantially all of its efforts toward building network infrastructure and internal staffing, developing systems, expanding into new markets, and raising capital. The Company has generated no revenue to date from distribution of data products and is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, the ability to demonstrate technological feasibility, and the need to obtain adequate additional financing necessary to fund the development and marketing of its products and services, and customer acceptance. The Company is in discussions with potential customers regarding its products and services.

      See Note 3 for description of business of subsidiary acquired after December 31, 1998.

2. Summary of Significant Accounting Policies

    Principles of consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

    Cash and cash equivalents

      Cash and cash equivalents represent cash and highly liquid short-term investments with original maturities of three months or less. Such investments are carried at amortized cost, which approximates fair value because of the short maturity of these instruments.

    Property and equipment

      Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the related assets.

      Under the terms of a government contract, the Company has been engaged to provide traffic data to various federal and state agencies for research, planning and congestion management. As part of the contract, the Company will install digital traffic surveillance systems, the cost of which will be partially reimbursed by the government. Such reimbursements are billed upon the achievement of defined milestones and are recorded as a reduction of the capital expenditures incurred in the installation of the digital system as shown in Note 4. As part of the terms of the government contract, in the event the Company terminates the contract, the government has the right to all equipment acquired with government funds at no cost and a right to purchase all equipment acquired with private funds at fair value.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


    Intangible asset

      The intangible asset represents the Company's purchase of the traffic.com URL address and is being amortized over a useful life of 3 years. Amortization expense for the nine months ended September 30, 1999 was $14,722.

    Asset valuation

      In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the carrying value of long-lived assets and certain identifiable intangible assets will be evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. In performing such a review for recoverability, the Company will compare the expected future cash flows (estimated undiscounted cash flows associated with such assets) to the carrying value of the long-lived assets and identifiable intangibles. If the expected future cash flows are less than the carrying amount of such assets, the Company will recognize an impairment loss for the difference between the carrying amount of the assets and their estimated fair value.

    Revenue recognition

      The Company recognizes revenue and expense relating to government contracts on the percentage-of-completion method, measured on the basis of costs incurred as compared to management's estimate of total costs. Management's estimates of costs are reviewed periodically as the work on contracts progresses. Provisions for estimated contract losses are recorded when identified. Unbilled receivables and inventoried costs and estimated earnings can be invoiced upon attaining certain milestones under fixed-price contracts and upon completion of construction on certain projects.

    Income taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

    Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                TRAFFIC.COM, INC
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


    Stock-based compensation

      Stock based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of grant over the amount an individual must pay to acquire the stock and is amortized over the vesting period. All transactions in which goods and services are the consideration received for the issuance of equity instruments, such as stock options, are expensed based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

    Comprehensive income

      Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") establishes a standard for reporting and displaying comprehensive income and its components within the financial statements. Comprehensive income includes charges and credits to equity that are not the results of transactions with shareholders. Comprehensive income is comprised of net income and other comprehensive income. There were no components of other comprehensive income for the period ended December 31, 1998 or for the nine months ended September 30, 1998 and 1999 (unaudited).

    Unaudited interim financial statements

      The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited. In the opinion of management, the September 30, 1998 and 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the nine months ended September 1999 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1999.

3. Acquisition (Unaudited)

      On March 1, 1999, the Company acquired all of the outstanding common stock of Sensor Management Systems, Inc. (SMS) for a purchase price of $1,550,000. SMS is a government contractor specializing in installation of traffic monitoring systems. The purchase consideration consisted of $300,000 in notes payable and 1,250,000 shares of the Company's Common Stock valued at $1,250,000. The purchase agreement also includes additional consideration of $75,000 which is contingent upon certain performance metrics. Such consideration will be recognized when the contingency is resolved and the consideration becomes payable. The acquisition has been accounted for as a purchase in accordance with Accounting Principles Board Opinion 16 "Business Combinations". Goodwill of $1,415,641 related to the acquisition is being amortized on a straight-line basis over a useful life of three years. Amortization expense for the nine months ended September 30, 1999 was $289,847.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


4. Property and Equipment, Net

                                                      (unaudited)
                                          December 31, September 30,  Useful
                                              1998         1999        Life
                                          ------------ ------------- ---------
   Machinery and equipment...............    $   --     $   87,794    10 years
   Office furniture and equipment........        --          6,738     5 years
   Computer hardware and software........     3,269         39,734   3-5 years
   Vehicles..............................        --        213,442     5 years
   Construction in progress..............        --        869,839
                                             ------     ----------
                                              3,269      1,217,547
   Accumulated depreciation..............      (654)        (7,365)
   Construction in progress cost
    reimbursement........................        --       (173,992)
                                             ------     ----------
                                             $2,615     $1,036,190
                                             ======     ==========

      Depreciation expense was $654 and $6,711 for the period ended December 31, 1998 and the nine months ended September 30, 1999.

5. Short-term Debt (Unaudited)

      A subsidiary of the Company is a party to a $100,000 revolving credit facility which bears interest at prime plus 1% and is payable on demand. The line of credit is collateralized by the assets of the subsidiary. The facility expires in January 2000. At September 30, 1999, the outstanding balance on this line of credit was $97,200 at an interest rate of 9.25%.

      A subsidiary of the Company is a party to a promissory note which bears interest at prime plus 1.5% and is payable on demand. The note is collateralized by the assets of the subsidiary. At September 30, 1999, the outstanding balance on this note was $47,000 at an interest rate of 9.75%.

6. Notes Payable--Related Parties (Unaudited)

    SMS note payable

      In connection with the acquisition of SMS (Note 3), the Company entered into a promissory note in the amount of $375,000 with the sellers of SMS, who are now shareholders of the Company. The note bears interest at 6% and is payable in two installments. The first installment of $300,000 is due upon completion of an equity financing by the Company in excess of $1,000,000. The remaining $75,000 will be recognized upon resolution of certain purchase price contingencies. See Note 12 for payment of the first installment subsequent to September 30, 1999.

    Convertible demand note payable

      On April 22, 1999, the Company issued a convertible note payable in the amount of $1,200,000 to certain holders of the Company's Preferred Stock (Note
9). The note bears interest at 9%, is payable on demand and is collateralized by the assets of the Company. The note may be converted at the option of the holder into shares of any new class or series of equity securities issued by the Company within one year from the date of the note or into shares of Series A Convertible Preferred Stock at a conversion price of $1.00 per share.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


      In conjunction with issuance of the note, the Company issued warrants to purchase 600,000 shares of Series A Convertible Preferred Stock at a purchase price of $1.00 per share, exercisable through April 22, 2009. The aggregate value of the warrants was estimated at $75,000 and was accounted for as discount on the note payable. The discount is being amortized over the estimated period to conversion of the note. At September 30, 1999, the remaining unamortized discount balance was $3,125. See Note 12 regarding conversion of the note subsequent to September 30, 1999.

7. Long-term Debt (Unaudited)

      As a consequence of the acquisition of SMS, the Company is a party to various long-term collateralized vehicle and equipment loans. A portion of these loans bear interest at prime plus .25% while the remainder carry fixed rates from 8.75% to 9.75%. Monthly payments of principal and interest under these loans amount to $6,709. The loans mature at various dates, beginning December 4, 2000 through January 4, 2004.

8. Income Taxes

      At December 31, 1998 and September 30, 1999, the Company had net deductible temporary differences and net operating loss carryforwards of approximately $441,000 and $2,200,000, respectively. The tax loss carryforwards expire beginning in 2013. A full valuation allowance has been provided for the net deductible temporary differences and tax loss carryforwards due to uncertainty regarding their utilization.

9. Mandatorily Redeemable Convertible Preferred Stock

    Fiscal 1998

      On September 22, 1998, the Company issued 500,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"), $0.01 par value, at a purchase price of $1.00 per share for total proceeds of $500,000. Each share of Series A Preferred Stock is convertible into one share of Common Stock at the option of the holder and converts automatically upon an initial public offering of Common Stock. The conversion ratio is subject to change based on certain dilution events, as defined in the preferred stock purchase agreement. The Series A Preferred Stock is entitled to receive any dividends declared on the Company's Common Stock based on the number of shares into which the Series A Preferred Stock is convertible. Each holder of the Series A Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Series A Preferred Stock is convertible. In addition, the Series A Preferred Stock holders, voting as a separate class, are entitled to elect two of the Company's five directors. The Series A Preferred Stock is redeemable by the holder at any time after the fifth anniversary of the original issuance date in an amount equal to the original purchase price plus any declared but unpaid dividends. In the event of liquidation, the Series A Preferred Stock carries a premium of 8% per year.

    Nine months ended September 30, 1999 (unaudited)

      On January 27, 1999; May 26, 1999 and August 6, 1999, the Company issued 45,000; 100,000 and 100,000 additional shares of Series A Preferred Stock, respectively, to new investors at a purchase price of $1.00 per share.

      See Note 12 for changes to the terms of the Series A Preferred Stock subsequent to September 30, 1999.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


10. Shareholders' Deficit

    Common stock

      The Company is authorized to issue 5,000,000 shares of $.01 par value common stock. Common shareholders have the right to one vote for each share of Common Stock held. Common shareholders have the right to elect two members of the Board of Directors, and one additional member to be voted with the preferred shareholders.

    Preferred stock

      The Company is authorized to issue 750,000 shares of $.01 par value preferred stock. The Board of Directors has the authority to issue shares and to fix voting privileges, dividend rates, conversion privileges and any other rights of the preferred stock.

      See Note 12 for changes to the Company's Articles of Incorporation subsequent to September 30, 1999.

11. Commitments and Contingencies (Unaudited)

    Legal proceedings

      During 1998, the Company was engaged in merger negotiations which were subsequently terminated in February 1999. In July 1999, the former target company filed a civil suit in connection with the termination of merger negotiations. The case is in the preliminary stages; however, the Company does not believe that the suit will result in a material adverse impact on the financial condition or results of operations of the Company.

      Prior to termination of negotiations, the Company advanced $140,000 to the target company. A valuation allowance has been established related to this advance based on uncertainty regarding its collection.

12. Subsequent Events (Unaudited)

    Amended and Restated Articles of Incorporation

      On October 6, 1999, the Company amended and restated its Articles of Incorporation to increase the number of authorized shares to 45,000,000, divided into a class of 33,800,000 shares of Common Stock, $0.01 par value per share, and a class of 11,200,000 shares of Preferred Stock, $0.01 par value per share. The 11,200,000 shares of Preferred Stock are further designated as 2,600,000 shares of Series A Convertible Preferred Stock (Note 9); 5,000,000 shares of Series B Convertible Preferred Stock and 3,600,000 shares of Series C Convertible Preferred Stock. In addition, the number of directors was increased to seven.

      The amendment altered the voting rights of the Common Stock such that holders of Common Stock, voting together with the holders of the Series A, Series B and Series C Preferred Stock, are entitled to elect three directors of the Company.

      As a result of the amendment, the terms of the Series A Preferred Stock were changed to reflect a mandatory redemption date of five years from the date of the first issuance of Series B Preferred Stock for one-

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)

third of the outstanding Series A Preferred Stock. The remaining two-thirds may be redeemed in equal installments on the sixth and seventh anniversary of the first issuance of Series B Preferred Stock. The voting rights of the Series A Preferred Stock were changed to allow the holders of Series A Preferred Stock to elect one director, voting as a separate class.

      The newly authorized Series B Preferred Stock is convertible into one share of Common Stock at the option of the holder and converts automatically upon an initial public offering of Common Stock. The conversion ratio is subject to change based on certain dilution events. The Series B Preferred Stock is entitled to receive non-cumulative dividends of $0.19 per share as well as any dividends declared on the Company's Common Stock based on the number of shares into which the Series B Preferred Stock is convertible. Each holder of the Series B Preferred Stock is entitled to one and one-half votes for each share of Common Stock into which such share of Series B Preferred Stock is convertible. In addition, the Series B Preferred Stock holders, voting as a separate class, are entitled to elect two directors. The Series B Preferred Stock is redeemable by the holder in one-third increments on the fifth, sixth and seventh anniversary of the first issuance of Series B Preferred Stock. In the event of liquidation, the Series B Preferred Stock carries a premium of 8% per year.

      The newly authorized Series C Preferred Stock is convertible into one share of Common Stock at the option of the holder and converts automatically upon an initial public offering of Common Stock. The conversion ratio is subject to change based on certain dilution events. The Series C Preferred Stock is entitled to receive non-cumulative dividends of $0.19 per share as well as any dividends declared on the Company's Common Stock based on the number of shares into which the Series C Preferred Stock is convertible. Each holder of the Series C Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Series C Preferred Stock is convertible. In addition, the Series C Preferred Stock holders, voting as a separate class, are entitled to elect one director. The Series C Preferred Stock is redeemable by the holder in one-third increments on the fifth, sixth and seventh anniversary of the first issuance of Series B Preferred Stock. In the event of liquidation, the Series C Preferred Stock carries a premium of 8% per year.

    Sale of Preferred Stock

      On October 7, 1999, the Company entered into a preferred stock purchase agreement with a group of investors. Under the terms of the agreement, the Company agreed to sell 4,824,563 shares of Series B Convertible Preferred Stock and 3,508,771 shares of Series C Convertible Preferred Stock. The shares are to be sold in three separate increments of 2,026, 316 shares of Series B and 1,473,683 shares of Series C; 1,490,852 shares of Series B and 1,084,256 shares of Series C; and 1,307,395 shares of Series B and 950,832 shares of Series C, each at a purchase price of $2.00, $2.33 and $2.66 per share, respectively.

      The first purchase of shares was completed on October 7, 1999 and resulted in proceeds to the Company of approximately $7,000,000. The second and third purchases are subject to the Company's achievement of certain performance metrics set forth in the agreement no later than September 30, 2000 and September 30, 2001, respectively.

    Conversion of Note Payable

      On October 7, 1999, the outstanding convertible demand note in the amount of $1,200,000 plus accrued interest of $48,378 was converted in accordance with its terms into 1,248,378 shares of Series A Preferred Stock at a conversion price of $1 per share. The remaining unamortized discount was recognized as interest expense at the date of conversion.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


    Stock Option Plans

      In October 1999, the Company's Board of Directors and shareholders approved the 1999 Long-Term Incentive Plan which reserves 1,157,000 shares of Common Stock for issuance to directors, officers and other key employees. The plan is administered by the Board and provides for grants of stock options, stock appreciation rights, restricted stock, deferred stock, stock bonuses, dividend equivalents and other stock-based awards. Stock options granted under the plan have an exercise price equal to 100% of fair market value (as determined by the Board) on the date of grant, expire ten years from the date of grant and are exercisable as determined by the Board. On October 6, 1999, 456,000 stock options were granted to employees at an exercise price of $0.25 per share.

      In October 1999, the Company's Board of Directors and shareholders approved the 1999 Non-Employees' Stock Plan which reserves 1,200,000 shares of Common Stock for issuance to non-employee directors, advisors and consultants. The plan is administered by the Board and provides for grants of stock options and restricted stock, as well as the payment of directors' fees in the form of shares or deferred shares of Common Stock. Stock options granted under the plan have an exercise price equal to 100% of fair market value (as determined by the Board) on the date of grant, expire ten years from the date of grant and are exercisable in 25% increments each year following the first anniversary of the date of grant. On October 6, 1999, 716,000 stock options were granted to non-employee directors at an exercise price of $0.25 per share.

    SMS Note Payable

      As a result of the first closing of the Series B and Series C Preferred Stock, on October 13, 1999, the Company repaid the $300,000 note payable to the sellers of SMS, in accordance with the terms of the note.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To United Messaging, Inc.:

      We have audited the accompanying balance sheet of United Messaging, Inc. (a development-stage enterprise) (the Company) as of December 31, 1998, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for the period from August 25, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express and opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Messaging, Inc. (a development stage enterprise) as of December 31, 1998, and the results of its operations and its cash flows for the period August 25, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Philadelphia, Pennsylvania,
November 9, 1999

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                                 Balance Sheets

                                                      (Audited)    (Unaudited)
                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
Assets
Current assets:
  Cash..............................................  $     613    $ 2,490,333
  Accounts receivable...............................         --         94,530
  Prepaid expenses..................................        917        305,091
                                                      ---------    -----------
    Total current assets............................      1,530      2,889,954
                                                      ---------    -----------
Property and equipment, net of accumulated
 depreciation of $1,572 and $56,617, respectively...     19,192        887,886
                                                      ---------    -----------
    Total assets....................................  $  20,722    $ 3,777,840
                                                      =========    ===========
Liabilities and Stockholders' Deficit
Current liabilities:
  Accounts payable..................................  $   6,973    $   380,279
  Accrued expenses..................................     53,669        493,302
  Deferred revenues.................................         --         57,000
  Due to employees..................................     10,882            345
  Advances from stockholder.........................     53,197             --
                                                      ---------    -----------
    Total liabilities...............................    124,721        930,926
                                                      ---------    -----------
Commitments and contingences (note 8)
Redeemable Series A convertible preferred stock.....         --      5,784,041
                                                      ---------    -----------
Stockholders' deficit:
  Preferred stock, $.001 par value, 4,500,000 shares
   authorized, none outstanding at December 31,
   1998, 4,500,000 Redeemable Series A Convertible
   shares issued and outstanding at September 30,
   1999.............................................         --             --
  Common stock, $.001 par value, 9,500,000 shares
   authorized, 2,066,677 issued and outstanding at
   December 31, 1998, 3,333,350 issued and
   outstanding at September 30, 1999................      2,067          3,333
  Additional paid-in capital........................         --             --
  Additional paid-in capital--warrants..............         --         53,727
  Deficit accumulated during the development stage..   (106,066)    (2,994,187)
                                                      ---------    -----------
    Total stockholders' deficit.....................   (103,999)    (2,937,127)
                                                      ---------    -----------
    Total liabilities and stockholders' deficit.....  $  20,722    $ 3,777,840
                                                      =========    ===========

        The accompanying notes are an integral part of these statements.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                            Statements of Operations

                           (Audited)    (Unaudited)                 (Unaudited)
                          Period From   Period From                 Period From
                           August 25,   August 25,    (Unaudited)   August 25,
                              1998         1998          Nine          1998
                          (Inception)   (Inception)     Months      (Inception)
                            Through       Through        Ended        Through
                          December 31, September 30, September 30, September 30,
                              1998         1998          1999          1998
                          ------------ ------------- ------------- -------------
Revenues................   $      --       $  --      $    37,530   $    37,530
Expenses Incurred in the
 Development Stage:
  Operations............      20,940          --          813,809       834,749
  Selling and
   marketing............      69,429          --          727,924       797,353
  Administration........      14,125         255        1,280,452     1,294,577
  Depreciation..........       1,572          --           55,045        56,617
                           ---------       -----      -----------   -----------
    Total expenses......     106,066         255        2,877,230     2,983,296
                           ---------       -----      -----------   -----------
  Operating loss........    (106,066)       (255)      (2,839,700)   (2,945,766)
Interest Income.........          --          --           64,464        64,464
                           ---------       -----      -----------   -----------
Net Loss................    (106,066)       (255)      (2,775,236)   (2,881,302)
Preferred Stock
 Dividends..............          --          --          159,041       159,041
                           ---------       -----      -----------   -----------
Net Loss Applicable to
 Common Shareholders....   $(106,066)      $(255)     $(2,934,277)  $(3,040,343)
                           =========       =====      ===========   ===========



        The accompanying notes are an integral part of these statements.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

 Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit

                                                                         Stockholders' Deficit
                                                    -----------------------------------------------------------------
                                        Redeemable                                Additional                 Total
                                        Convertible  Common    Common  Additional  Paid-in                  Stock-
                                         Preferred    Stock    Stock    Paid-in    Capital-  Accumulated   holders'
                                           Stock    (Shares)  (Amount)  Capital    Warrants    Deficit      Deficit
                                        ----------- --------- -------- ---------- ---------- -----------  -----------
Balance, August 25, 1998 (Inception)..  $       --         --  $   --   $     --   $    --   $        --  $        --
 Issuance of Common stock.............          --  2,066,677   2,067         --        --            --        2,067
 Net Loss.............................          --         --      --         --        --      (106,066)    (106,066)
                                        ----------  ---------  ------   --------   -------   -----------  -----------
Balance, December 31, 1998............          --  2,066,677   2,067         --        --      (106,066)    (103,999)
 Issuance of Common stock
  (unaudited).........................          --  1,266,673   1,266     11,400        --            --       12,666
 Issuance of Preferred stock
  (unaudited).........................   5,625,000         --      --         --        --            --           --
 Contribution by stockholder of
  advance (Note 4) (unaudited)........          --         --      --     34,756        --            --       34,756
 Issuance of warrants to bank
  (unaudited).........................          --         --      --         --    53,727            --       53,727
 Preferred stock dividends
  (unaudited).........................     159,041         --      --    (46,156)       --      (112,885)    (159,041)
 Net Loss (unaudited).................          --         --      --         --        --    (2,775,236)  (2,775,236)
                                        ----------  ---------  ------   --------   -------   -----------  -----------
Balance, September 30, 1999
 (Unaudited)..........................  $5,784,041  3,333,350  $3,333   $     --   $53,727   $(2,994,187) $(2,937,127)
                                        ==========  =========  ======   ========   =======   ===========  ===========



        The accompanying notes are an integral part of these statements.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                            Statements of Cash Flows

                         (Audited)    (Unaudited)                 (Unaudited)
                        Period From   Period From                 Period From
                         August 25,   August 25,                  August 25,
                            1998         1998       (Unaudited)      1998
                        (Inception)   (Inception)   Nine Months   (Inception)
                          Through       Through        Ended        Through
                        December 31, September 30, September 30, September 30,
                            1998         1998          1999          1999
                        ------------ ------------- ------------- -------------
Operating Activities:
 Net loss..............  $(106,066)      $(393)     $(2,775,236)  $(2,881,302)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation.........      1,572          --           55,045        56,617
  Increase (decrease)
   in cash due to
   changes in:
    Prepaid expenses...       (917)         --         (250,447)     (251,364)
    Accounts
     receivable........         --          --          (94,530)      (94,530)
    Accounts payable...      6,973         393          373,306       380,279
    Accrued expenses...     53,669          --          439,633       493,302
    Deferred revenue...         --          --           57,000        57,000
    Due to employees...     10,882          --          (10,537)          345
                         ---------       -----      -----------   -----------
      Net cash used in
       operating
       activities......    (33,887)         --       (2,205,766)   (2,239,653)
                         ---------       -----      -----------   -----------
Investing Activities:
 Capital expenditures..    (20,764)         --         (923,739)     (944,503)
                         ---------       -----      -----------   -----------
      Net cash used in
       investing
       activities......    (20,764)         --         (923,739)     (944,503)
                         ---------       -----      -----------   -----------
Financing Activities:
 Proceeds from issuance
  of common stock......         --          --           12,666        12,666
 Proceeds from issuance
  of preferred stock...         --          --        5,625,000     5,625,000
 Advances from
  stockholder..........     55,264          --          (18,441)       36,823
                         ---------       -----      -----------   -----------
      Net cash provided
       by financing
       activities......     55,264          --        5,619,225     5,674,489
                         ---------       -----      -----------   -----------
Net Increase in Cash...        613          --        2,489,720     2,490,333
Cash, beginning of
 period................         --          --              613            --
                         ---------       -----      -----------   -----------
Cash, End of Period....  $     613       $  --      $ 2,490,333   $ 2,490,333
                         =========       =====      ===========   ===========


        The accompanying notes are an integral part of these statements.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                         Notes to Financial Statements

   (Information as of September 30, 1999 and for the period from inception to
                                 September 30,
      1998 and for the nine months ended September 30, 1999 is unaudited)

1. Background:

      United Messaging, Inc. (the Company) was incorporated in Delaware on August 25, 1998 (inception), for the purpose of becoming the premier worldwide provider of electronic messaging networks.

      Since inception, the Company has been engaged principally in organizational activities, including raising capital, recruiting a management team and employees, executing agreements, negotiating strategic relationships and developing operational plans and marketing activities. Accordingly, the Company is in the development stage, as defined by the Statement of Financial Accounting Standards (SFAS) No. 7 Accounting and Reporting by Development Stage Enterprises.

2. Significant Accounting Policies:

    Interim Financial Statements

      The financial statements for the period from inception to September 30, 1998 and for the nine months ended September 30, 1999 are unaudited, and in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position as of September 30, 1999 and the results of its operations for the period from inception to September 30, 1998 and the nine months ended September 30, 1999. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Financial Instruments

      The Company's financial instruments principally consist of cash and accounts payable. Cash and accounts payable are carried at cost which approximates fair value because of the short maturity of these instruments.

    Property and Equipment

      Property and equipment is stated at cost, net of accumulated depreciation.

      Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

        Software........................................................ 3 years
        Computer equipment.............................................. 5 years

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                   Notes to Financial Statements--(Continued)


    Long-Lived Assets

      In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, the Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized in the amount by which the carrying value exceeds the fair market value of the long-lived asset. The Company has identified no such impairment losses.

    Income Taxes

      At inception, the Company elected to be an S corporation under the Internal Revenue Code for federal income tax purposes. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income or loss. Therefore, the Company did not record a provision or benefit for federal income taxes prior to May 21, 1999. The Company is not an S corporation for state income tax purposes and, therefore, is responsible for state income taxes and liabilities. On May 21, 1999, in connection with the sale of Series A convertible preferred stock (see Note 4), the Company's S corporation status for federal income taxes was terminated. Therefore, subsequent to that date, the Company is responsible for both federal and state income tax liabilities. Due to the Company's net operating loss in the period from May 22, 1999 to September 30, 1999 no provision for federal or state income taxes has been provided. The Company has recorded a valuation allowance against its net deferred tax asset.

    Recapitalization

      On May 10, 1999, the Company increased its authorized shares of common stock from 1,000,000 to 9,500,000, and authorized 4,500,000 shares of preferred stock with a par value of $.001 per share. Additionally, the Company effected a 1,000-for-one stock split and changed the par value of its Common stock to $.001 per share. All references in the financial statements to the number of shares and to per share amounts have been retroactively restated to reflect these changes.

3. Property and Equipment:

      A summary of property and equipments is as follows:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
        Computer and software equipment..............   $20,764      $944,503
          Less: Accumulated depreciation.............     1,572        56,617
                                                        -------      --------
        Property and equipment, net..................   $19,192      $887,886
                                                        =======      ========

4. Advances from Officer:

      During 1998 and the nine months ended September 30, 1999 an employee/officer advanced $74,481 and $51,357, respectively, to the Company. The Company paid back $21,282 in 1998 and $69,800 in the nine months ended September 30, 1999. On August 19, 1999 the employee and the Company agreed that the remaining $34,756 of the advance would be forgiven and contributed to capital. Such amount has been reflected as an increase to additional paid in capital in the accompanying financial statements.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                   Notes to Financial Statements--(Continued)


5. Accrued Expenses:

      Accrued expenses included $40,739 and $282,119 of employee compensation and related benefits at December 31, 1998 and September 30, 1999.

6. Credit Facility:

      On September 30, 1999, the Company obtained a credit facility from a bank that expires on September 29, 2000 (the "Credit Facility"). The Credit Facility consists provides for revolving advances (the "Revolving Facility") and equipment advances (the "Equipment Facility"). The Company may borrow up to $1,000,000 on the Equipment Facility and $500,000 on the Revolving Facility. The availability under the Equipment Facility will automatically increase to $1,500,000 if the Company closes an equity offering which raises at least $5,000,000. Advances under the Revolving Facility bear interest at prime plus 1.25%, and mature on September 29, 2000. Advances under the Equipment Facility can not be made after September 29, 2000, are repayable in 36 monthly installments from the date of the advance and bear interest at the greater of 7.5% or the 36 month treasury rate as of the date of the advance plus 3.25%. The Credit Facility has no financial covenants.

      In connection with the Credit Facility, the Company issued a warrant to purchase 60,000 shares of its Common stock to the bank (see Note 8). Using the Black-scholes valuation method, the Company assigned a value of $53,757 to the warrant. This amount has been recorded as an other asset and will be amortized as interest expense over the repayment term of the advances under the facility.

7. Debt:

      On April 9, 1999, the Company borrowed $400,000 from an investor payable May 26, 1999, with interest at 5% thereafter. The borrowing is in the form of a convertible promissory note, convertible into Series A preferred stock. The borrowing was repaid in May 1999 in conjunction with the issuance of Series A convertible preferred stock (Note 8).

8. Redeemable Convertible Preferred Stock and Stockholders' Deficit:

    Preferred Stock

      On May 21, 1999, the Company sold 4,500,000 shares of Series A redeemable convertible preferred stock ("Series A Preferred") at a price of $1.25 per share, resulting in proceeds to the Company of $5,625,000. Each share of Series A Preferred is convertible at the option of the holder into common stock at $1.25 per share subject to certain adjustments of the conversion price. The holders of the Series A Preferred are entitled to receive dividends at a rate of $0.08 per share per year. Such dividends are payable when declared by the Board of Directors. The Series A convertible preferred stock is redeemable at the option of its holders at any time after May 21, 2004 at a redemption price equal to $1.25 per share plus accrued but unpaid dividends.

      In the event of liquidation of the Company, the holders of Series A convertible preferred stock are also entitled to receive $1.25 per share plus accrued but unpaid dividends (adjusted for stock dividends, combination, or splits) for each share of Series A preferred prior to and in preference to any distribution to holders of common stock.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                   Notes to Financial Statements--(Continued)


    Common Stock

      On February 1, 1999, the Company issued 1,266,673 shares of common stock to founding employees of the Company at fair market value of $.01 per share, as determined by the Board, given the development stage of the Company.

    Stock Options

      The Company has an option plan which provides for the issuance of up to 1,666,650 shares of Common stock for incentive stock options ("ISOs"), nonqualified stock options ("NQSOs") and restricted shares. ISOs are granted with exercise prices at or above fair value as determined by the Board of Directors. NQSOs are granted with exercise prices determined by the Board of Directors. During the nine months ended September 30, 1999, the board of directors granted to certain officers and employees of the Company options to purchase 827,500 shares of common stock at an exercise price of $.125 per share. The options vest over a four year period.

      The Company applies Accounting Principal Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for options issued under the 1999 Plan. Under APB No. 25, compensation cost related to stock options granted to employees is computed based on the intrinsic value of the stock option at the date of grant, which represents the difference between the exercise price and the fair value of the Company's Common stock. Under SFAS No. 123, "Accounting for Stock-Based Compensation," compensation cost related to stock options granted to employees is computed based on the value of the stock option at the date of grant using an option valuation methodology, typically the Black-Scholes pricing model. SFAS No. 123 can be applied either by recording the fair value of the options or by continuing to record the APB No. 25 value and disclosing the SFAS No. 123 impact on a proforma basis. The Company has elected the disclosure method of SFAS No. 123.

    Warrants

      On September 30, 1999 the Company issued to a bank a warrant to purchase 60,000 shares of Common stock at $1.25 per share (see Note 6). The warrant expires on September 29, 2006.

9. Related-Party Transactions:

      A stockholder has advanced funds and paid expenses on behalf of the Company which are recorded as an advance from stockholder in the balance sheet. Such amounts are noninterest bearing and unsecured (see Note 4).

      The Company's operating facilities are located in Malvern, Pennsylvania. During the period from inception through December 31, 1998, the Company occupied an office building partially owned by the sole stockholder. The Company incurred no rent expense in 1998.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                   Notes to Financial Statements--(Continued)


10. Commitments and Contingencies:

      On April 22, 1999, the Company entered into a lease for a commercial office building in Pennsylvania, which is partially owned by a stockholder. The lease is for one year beginning May 1, 1999, with an annual rent of $88,800. Also, in April 1999, the Company entered into a one-year lease for an office facility in Virginia beginning May 1, 1999, and a lease for an operating facility in Pennsylvania beginning June 1, 1999, and ending December 31, 2002.

      Future annual minimum lease payments for noncancellable operating leases as of December 31, 1998 are as follows:

      Year Ended December 31,
      -----------------------
      1999............................................................ $115,788
      2000............................................................  135,206
      2001............................................................  110,834
      2002............................................................  116,922

                       Report of Independent Accountants


To the Board of Directors and
Shareholders of Universal Access, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of stockholders' (deficit) equity present fairly, in all material respects, the financial position of Universal Access, Inc. (the Company) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from October 2, 1997 (date of inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Chicago, Illinois
April 6, 1999, except as to Note 2,
which is as of September 15, 1999

                             UNIVERSAL ACCESS, INC.

                                 Balance Sheets

                                                                     (Unaudited)
                                          December 31, December 31,   March 31,
                                              1997         1998         1999
                                          ------------ ------------  -----------
Assets
Current assets:
 Cash and cash equivalents..............   $   1,000   $   844,000   $ 5,570,000
 Accounts receivable, net...............      44,000       657,000     1,271,000
 Prepaid expenses and other current
  assets................................         --         15,000       217,000
 Security deposits......................      54,000        85,000       113,000
                                           ---------   -----------   -----------
   Total current assets.................      99,000     1,601,000     7,171,000
Restricted cash.........................         --        149,000       134,000
Property and equipment, net.............       1,000       219,000       263,000
                                           ---------   -----------   -----------
   Total assets.........................   $ 100,000   $ 1,969,000   $ 7,568,000
                                           =========   ===========   ===========
Liabilities and Stockholders' (Deficit)
 Equity
Current liabilities:
 Accounts payable.......................   $  56,000   $   577,000   $   334,000
 Accrued expenses and other current
  liabilities...........................       2,000        75,000       278,000
 Unearned revenue, net..................         --        381,000       625,000
 Notes payable--shareholders............      76,000       126,000       100,000
 Short-term borrowings..................         --            --        500,000
 Unissued redeemable cumulative
  convertible Series A Preferred Stock..         --      1,004,000           --
                                           ---------   -----------   -----------
   Total current liabilities............     134,000     2,163,000     1,837,000
Note payable............................         --        149,000       134,000
                                           ---------   -----------   -----------
   Total liabilities....................     134,000     2,312,000     1,971,000
                                           ---------   -----------   -----------
Commitments and contingencies (Note 6)
Redeemable cumulative convertible Series
 A Preferred Stock, no par value;
 1,000,000 shares authorized; 335,334
 shares issued and outstanding plus ac-
 crued dividends of $20,000 (liquidation
 value of $903,000).....................         --        903,000           --
Redeemable cumulative convertible Series
 A Preferred Stock warrants.............         --         36,000           --
Stockholders' (deficit) equity:
 Cumulative convertible Series A
  Preferred Stock, no par value;
  1,000,000 shares authorized; 772,331
  shares issued and outstanding plus
  accrued dividends of $37,000
  (liquidation value of $2,004,000)--
  unaudited.............................         --            --      2,004,000
 Cumulative convertible Series A
  Preferred Stock warrants--unaudited...         --            --         83,000
 Cumulative convertible Series B
  Preferred Stock, no par value;
  2,000,000 shares authorized, issued
  and outstanding plus accrued dividends
  of $50,000 (liquidation value of
  $4,582,000)--unaudited................         --            --      4,582,000
 Cumulative convertible Series B
  Preferred Stock warrants--unaudited...         --            --      1,197,000
 Common stock, no par value; 300,000,000
  shares authorized; 23,799,000 and
  30,600,000 shares issued and
  outstanding at December 31, 1997,
  December 31, 1998 and March 31, 1999,
  respectively .........................     136,000       225,000       225,000
 Common stock warrants..................         --            --         13,000
 Additional paid-in-capital.............         --        487,000       518,000
 Deferred stock option plan
  compensation..........................         --       (422,000)     (394,000)
 Accumulated deficit....................    (170,000)   (1,572,000)   (2,631,000)
                                           ---------   -----------   -----------
   Total stockholders' (deficit)
    equity..............................     (34,000)   (1,282,000)    5,597,000
                                           ---------   -----------   -----------
   Total liabilities and stockholders'
    (deficit) equity....................   $ 100,000   $ 1,969,000   $ 7,568,000
                                           =========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                            Statements of Operations

                                                      (Unaudited)  (Unaudited)
                                           For the      For the      For the
                                From     Year Ended   Three Month  Three Month
                            Inception to  December    Period Ended Period Ended
                            December 31,     31,       March 31,    March 31,
                                1997        1998          1998         1999
                            ------------ -----------  ------------ ------------
Revenues:
  Access...................  $  77,000   $ 1,589,000    $168,000   $ 1,508,000
  Co-location..............         --        40,000          --        23,000
                             ---------   -----------    --------   -----------
    Total revenues.........  $  77,000   $ 1,629,000     168,000     1,531,000
                             ---------   -----------    --------   -----------
Operating expenses:
  Cost of revenues.........     66,000     1,256,000     125,000     1,286,000
  Operations and
   administration..........    180,000     1,516,000     135,000     1,175,000
  Depreciation.............         --        47,000          --        24,000
  Stock option plan
   compensation............         --        65,000          --        28,000
                             ---------   -----------    --------   -----------
    Total operating
     expenses..............    246,000     2,884,000     260,000     2,513,000
                             ---------   -----------    --------   -----------
    Operating loss.........   (169,000)   (1,255,000)    (92,000)     (982,000)
                             ---------   -----------    --------   -----------
Other income and expense:
  Interest expense.........     (1,000)      (27,000)     (2,000)       (3,000)
  Interest income..........         --         8,000          --         2,000
  Other expense............         --      (100,000)         --            --
                             ---------   -----------    --------   -----------
    Total other income and
     expenses..............     (1,000)     (119,000)     (2,000)       (1,000)
                             ---------   -----------    --------   -----------
Net loss...................   (170,000)   (1,374,000)    (94,000)     (983,000)
Accretion and dividends on
 redeemable cumulative
 convertible preferred
 stock.....................         --       (28,000)         --       (76,000)
                             ---------   -----------    --------   -----------
Net loss applicable to
 common stockholders.......  $(170,000)  $(1,402,000)   $(94,000)  $(1,059,000)
                             =========   ===========    ========   ===========


   The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                            Statements of Cash Flows

                                                       (Unaudited)  (Unaudited)
                                                         For the      For the
                                From       For the     Three Month  Three Month
                            Inception to  Year Ended   Period Ended Period Ended
                            December 31, December 31,   March 31,    March 31,
                                1997         1998          1998         1999
                            ------------ ------------  ------------ ------------
Cash flows from operating
 activities:
  Net loss.................  $(170,000)  $(1,374,000)   $ (94,000)  $  (983,000)
  Adjustments to reconcile
   net loss to net
   cash used for operating
    activities:
    Depreciation...........         --        47,000           --        24,000
    Stock option plan
     compensation..........         --        65,000           --        28,000
    Provision for doubtful
     accounts..............      4,000        42,000        6,000       106,000
  Changes in operating
   assets and liabilities:
   Accounts receivable.....    (48,000)     (655,000)     (50,000)     (720,000)
   Prepaid expenses and
    other current assets...         --       (15,000)          --      (202,000)
   Security deposits.......    (54,000)      (31,000)     (10,000)      (28,000)
   Accounts payable........     56,000       521,000       43,000      (243,000)
   Accrued expenses and
    other current
    liabilities............      2,000        73,000       (1,000)      203,000
   Unearned revenue........         --       381,000           --       244,000
                             ---------   -----------    ---------   -----------
    Net cash used for
     operating activities..   (210,000)     (946,000)    (106,000)   (1,571,000)
                             ---------   -----------    ---------   -----------
Cash flows from investing
 activities:
  Purchase of property and
   equipment...............     (1,000)     (265,000)      (1,000)      (68,000)
                             ---------   -----------    ---------   -----------
Cash flows from financing
 activities:
  Net borrowings on line of
   credit..................         --            --           --       500,000
  Proceeds from notes
   payable.................     76,000       199,000       51,000       100,000
  Payments on notes
   payable.................         --            --           --      (141,000)
  Proceeds from unissued
   redeemable Series A
   preferred stock.........         --     1,004,000           --            --
  Proceeds from redeemable
   Series A preferred
   stock...................         --       875,000           --        71,000
  Proceeds from Series B
   preferred stock.........         --            --           --     4,563,000
  Proceeds from common
   stock...................    136,000        89,000       79,000            --
  Proceeds from redeemable
   Series A preferred stock
   warrants................         --        36,000           --        47,000
  Proceeds from Series B
   preferred stock
   warrants................         --            --           --     1,197,000
  Proceeds from common
   stock warrants..........         --            --           --        13,000
  Cash deposit to
   collateralize note
   payable, net............         --      (149,000)          --        15,000
                             ---------   -----------    ---------   -----------
   Net cash provided by
    financing activities...    212,000     2,054,000      130,000     6,365,000
                             ---------   -----------    ---------   -----------
Net increase in cash and
 cash equivalents..........      1,000       843,000       23,000     4,726,000
Cash and cash equivalents,
 beginning of period.......         --         1,000        1,000       844,000
                             ---------   -----------    ---------   -----------
Cash and cash equivalents,
 end of period.............  $   1,000   $   844,000    $  24,000   $ 5,570,000
                             =========   ===========    =========   ===========

No amounts were paid for income taxes or interest during 1997 and 1998.


   The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                  Statements of Stockholders' (Deficit) Equity
           December 31, 1997 and 1998 and March 31, 1999 (Unaudited)

                    Preferred Stock                   Common Stock                          Deferred
                  -------------------  Preferred  --------------------  Common  Additonal    Stock
                                         Stock      Shares    No Par    Stock   Paind-in  Options Plan Accumulated
                  Shares    Amount     Warrants     Issued     Value   Warrants  Capital  Compensation   Deficit        Total
                  ------- ----------- ----------- ---------- --------- -------- --------- ------------ ------------  -----------
Balance at
 October 2,
 1997...........       -- $        -- $        --         -- $      -- $     -- $      --  $       --  $         --  $        --
Issuance of
 common stock...       --          --          -- 23,799,000   136,000       --        --          --            --      136,000
Net loss........       --          --          --         --        --       --        --          --      (170,000)    (170,000)
                  ------- ----------- ----------- ---------- --------- -------- ---------  ----------  ------------  -----------
Balance at
 December 31,
 1997...........       --          --          -- 23,799,000   136,000       --        --          --      (170,000)     (34,000)
Issuance of
 common stock...       --          --          --  6,201,000    89,000       --        --          --            --       89,000
Exercise of
 stock options..       --          --          --    600,000        --       --        --          --            --           --
Deferred stock
 option plan
 compensation...       --          --          --         --        --       --   487,000    (487,000)           --           --
Stock option
 plan
 compensation...       --          --          --         --        --       --        --      65,000            --       65,000
Net loss........       --          --          --         --        --       --        --          --    (1,374,000)  (1,374,000)
Accretion and
 dividends on
 Series A
 Preferred
 Stock..........       --          --          --         --        --       --        --          --       (28,000)     (28,000)
                  ------- ----------- ----------- ---------- --------- -------- ---------  ----------  ------------  -----------
Balance at
 December 31,
 1998...........       --          --          -- 30,600,000   225,000       --   487,000    (422,000)   (1,572,000)  (1,282,000)
Accretion on
 redeemable
 Series A
 Preferred Stock
 (unaudited)....       --          --          --         --        --       --        --          --        (9,000)      (9,000)
Termination of
 mandatory
 redemption
 feature of
 Series A
 Preferred Stock
 (unaudited)....  335,334     912,000      36,000         --        --       --        --          --            --      948,000
Issuance of
 Series A
 Preferred Stock
 (unaudited)....  436,997   1,075,000          --         --        --       --        --          --            --    1,075,000
Issuance of
 Series A
 Preferred Stock
 warrants
 (unaudited)....       --          --      47,000         --        --       --        --          --            --       47,000
Issuance of
 Series B
 Preferred Stock
 (unaudited)....  200,000   4,532,000          --         --        --       --        --          --            --    4,532,000
Issuance of
 Series B
 Preferred Stock
 warrants
 (unaudited)....       --          --   1,197,000         --        --       --        --          --            --    1,197,000
Dividends on
 Series A
 Preferred Stock
 (unaudited)....       --      17,000          --         --        --       --        --          --       (17,000)          --
Dividends on
 Series B
 Preferred Stock
 (unaudited)....       --      50,000          --         --        --       --        --          --       (50,000)          --
Issuance of
 common stock
 warrants
 (unaudited)....       --          --          --         --        --   13,000        --          --            --       13,000
Issuance of
 common stock
 options by
 certain
 shareholders
 (unaudited)....       --          --          --         --        --       --    31,000          --            --       31,000
Stock option
 plan
 compensation
 (unaudited)....       --          --          --         --        --       --        --      28,000            --       28,000
Net loss
 (unaudited)....       --          --          --         --        --       --        --          --      (983,000)    (983,000)
                  ------- ----------- ----------- ---------- --------- -------- ---------  ----------  ------------  -----------
Balance at March
 31, 1999
 (unaudited)....  972,331 $ 6,586,000 $ 1,280,000 30,600,000 $ 225,000 $ 13,000 $ 518,000  $ (394,000) $ (2,631,000) $ 5,597,000
                  ======= =========== =========== ========== ========= ======== =========  ==========  ============  ===========

   The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                         Notes to Financial Statements

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 1--Summary of Significant Accounting Policies

    The Company

      Universal Access, Inc. (the "Company" or "UAI"), an Illinois corporation, was organized and commenced operations on October 2, 1997 for the purpose of providing provisioning, co-location and high-capacity bandwidth to "services providers" that include Internet, Applications, DSL and Telecommunications providers. The Company operated as a subchapter S-Corporation until September 27, 1998, at which time it converted to a C-Corporation.

    Basis of Presentation

      The accompanying interim financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 and the related notes have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the period from October 2, 1997 to December 31, 1997 and the year ended December 31, 1998 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results expected for the full years.

    Revenue Recognition

      Access and co-location services are billed a month in advance under long-term contracts ranging from twelve to sixty months. UAI recognizes revenue in the month the service is provided. Advance billings are recorded by the Company as unearned revenue. UAI recognizes revenue from one-time fees for installation and maintenance when the related services are performed.

    Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, money market funds and all investments with an initial maturity of three months or less. All cash equivalents are recorded at cost.

    Accounts Receivable

      The allowance for doubtful accounts was $4,000, $46,000 and $152,000 at December 31, 1997 and 1998 and March 31, 1999, respectively.

      Financial instruments that could potentially subject UAI to concentration of credit risk primarily include accounts receivable. Two customers represented 38% of total accounts receivable as of December 31, 1998, and 31% of total sales during 1998. Three customers represented 94% of total accounts receivable as of December 31, 1997, and 81% of total sales during 1997. If any of these individually significant customers are unable to meet their financial obligations, results of operations of the Company could be adversely affected. UAI performs ongoing credit evaluations of its customers' financial condition and to date has not experienced significant losses with respect to revenues from any of its significant customers.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

    Stock-Based Compensation

      The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, when options are granted, a non-cash charge representing the difference between the exercise price and the fair market value of the Common Stock underlying the vested options on the date of grant is recorded as option plan compensation expense with the balance deferred and amortized over the remaining vesting period.

    Property and Equipment

      Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method. Leasehold improvements are amortized over the life of the lease.

   Furniture and fixtures............................................. 3 years
   Co-location equipment.............................................. 3 years
   Equipment.......................................................... 3 years

      Repairs and maintenance, which do not significantly increase the life of the related assets, are expensed as incurred.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Impairment of Long-Lived Assets

      The Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company estimates the future cash flows expected to result from operations, and if the sum of the expected undiscounted future cash flows is less than the carrying amount of the long-lived asset, the Company recognizes an impairment loss by reducing the depreciated cost of the long-lived asset to its estimated fair value. To date the Company has not recognized impairment on any long-lived assets.

    Income Taxes

      On September 27, 1998, UAI changed status from an S-Corporation to a C-Corporation. As of this date, the Company established a deferred tax asset which reflects the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. The deferred tax asset was recorded net of a valuation allowance to reduce the deferred tax asset to an amount that is more likely than not to be realized.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

      Prior to September 27, 1998, all attributes for federal income taxes passed through to the stockholders. Accordingly, no income tax provision or deferred tax amounts were recorded prior to this date. Had the Company been a C-Corporation from October 2, 1997 (inception) to December 31, 1998, no income taxes would have been due since the Company incurred losses during this time period.

Note 2--Stock Splits

      The Company effected a 500-for-1 common stock split in July 1998, a 2-for-1 common stock split in February 1999, and a 3-for-2 common stock split on June 23, 1999 and declared a 1-for-1 stock dividend on September 15, 1999. All share amounts have been retroactively restated to reflect such splits.

Note 3--Property and Equipment

      Property and equipment consists of the following, stated at cost:

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Furniture and fixtures.............................    $   --      $119,000
   Co-location equipment..............................        --        85,000
   Equipment .........................................     1,000        62,000
                                                          ------      --------
                                                           1,000       266,000
   Less: Accumulated depreciation.....................        --       (47,000)
                                                          ------      --------
   Property and equipment, net........................    $1,000      $219,000
                                                          ======      ========

Note 4--Notes Payable

      Notes payable are summarized as follows:

                                                     December 31, December 31,
                                                         1997         1998
                                                     ------------ ------------
   Note payable (interest at 7.5%)..................   $    --      $149,000
   Borrowings under line of credit..................        --            --
   Notes payable to shareholders (weighted average
    interest at 9.7%)...............................    76,000       126,000
                                                       -------      --------
   Notes payable....................................   $76,000      $275,000
                                                       =======      ========

      In November of 1997 and March of 1998, the Company entered into separate note payable agreements with two of its shareholders in the original principal amounts of $76,000 and $50,000, respectively. The notes payable bear interest at a rate of 8.25% and 12%, respectively, and are due upon demand. The note with the original principal amount of $76,000 is collateralized by a $63,000 security deposit. The $50,000 note payable is unsecured.

      In November 1998, the Company entered into a 36-month term loan agreement with a Bank, in the original principal amount of $149,000, for the purchase of office furniture and equipment. The note payable is

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited) collateralized by the Company's property and equipment, and cash deposits and money market accounts with the Bank. The Company is required to maintain a balance in their money market account of an amount not less than the original amount of the note.

      In April 1998, the Company entered into a $500,000 revolving line of credit agreement with a Bank. Borrowings are at the prime rate plus 0.5% (8.25% at December 31, 1998) and the agreement expires in May 1999. Borrowings under the revolving line of credit are unsecured. As of December 31, 1998, no borrowings were outstanding under this agreement.

      The Company executed unsecured promissory notes with a shareholder dated December 29, 1998, in the original aggregate principal amount of $100,000. The notes bear interest at a rate of 10% per year and are due upon demand, after March 31, 1999. The Company did not receive the proceeds of these promissory notes until after December 31, 1998; as such the notes payable were offset by the proceeds receivable at that date for presentation purposes.

Note 5--Income Taxes

      There is no current provision or benefit for income taxes recorded for the period from September 27, 1998, the date of C-Corporation conversion, to December 31, 1998, as the Company has generated net operating losses for income taxes purposes for which there is no carryback potential. There is no deferred provision or benefit for income taxes recorded as the Company is in a net asset position for which a full valuation allowance has been recorded due to uncertainty of realization.

      The components of the deferred income tax asset at December 31, 1998 are as follows:

   Net operating loss................................................ $  93,000
   Stock option plan compensation ...................................    18,000
   Allowance for doubtful accounts...................................    19,000
   Other.............................................................    21,000
                                                                      ---------
                                                                        151,000
   Valuation allowance...............................................  (151,000)
                                                                      ---------
     Total........................................................... $      --
                                                                      =========

      At December 31, 1998, the Company had a federal net operating loss carryforward of $227,000 which will expire in 2018.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 6--Commitments and Contingencies

      The Company leases office facilities and certain equipment over periods ranging from two to three years. Total rent expense for the years ended December 31, 1997 and 1998 was $0 and $46,000, respectively. Future rentals for operating leases at December 31, 1998 are as follows:

   1999............................................................... $ 74,000
   2000...............................................................   78,000
   2001...............................................................   34,000
   2002...............................................................       --
                                                                       --------
     Total minimum lease payments..................................... $186,000
                                                                       ========

      In addition to the above leases, the Company has entered into leased line agreements with telecommunications vendors for high-capacity bandwidth. These leases are cancelable at any time with a maximum 30-day notice. The Company, in turn, contracts with customers for the use of the leased high-capacity bandwidth. The customer contracts provide for cancellation penalties equal to the sum of all payments due through the remainder of the contract, less 6%.

      The Company entered into an agreement with a telecommunications vendor, whereby the Company agreed to purchase a minimum of $250,000 of network services per month, beginning June 29, 1999 and continuing for a period of ten years.

      UAI has standby letters of credit which have been issued on its behalf totaling $172,000 securing performance of certain contracts with carriers and landlords. All letters of credit expire within one year. On February 15, 1999, an outstanding letter of credit for $100,000 was replaced by a $250,000 letter of credit in support of certain ongoing contracts.

Note 7--Related Party Transactions

      During 1998, UAI entered into certain transactions with shareholders and directors for the lease of office space and pager equipment. Rent expense for these leases approximated $65,000 in 1998.

      During February 1999, UAI paid Broadmark Capital Corporation ("Broadmark"), an entity for which a member of the UAI Board of Directors serves as Chairman, $200,000 for services provided in connection with placement of the Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). This amount was recorded as an issuance cost, and deducted from the gross proceeds received on the Series A Preferred Stock. In addition, as described in Note 11, certain principal shareholders of the Company granted options to Broadmark to purchase 840,000 of their common stock shares.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)
Note 8--Employee Benefit Plans and Employment Agreements

    Employee Savings and Benefit Plans

      As of January 1, 1999, UAI implemented a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code, which covers substantially all of the Company's employees. Employer contributions to the retirement savings plan are discretionary.

    Employment Agreements

      UAI has entered into employment agreements with several of its key employees which have initial terms ranging from one to three years, after which they are renewable for additional one-year periods. The employment agreements entitle the employee to receive certain severance payments for termination of employment without cause, as defined by the agreements.

    Employee Stock Option Plan

      In July of 1998, UAI's Board of Directors adopted the 1998 Employee Stock Option Plan (the "Plan") for the Company's directors, officers, employees and key advisors. The total number of shares of UAI no par value Common Stock (the "Common Stock") reserved for issuance under the Plan is 9,000,000. Awards granted under the plan are at the discretion of the Company's Board of Directors, or a compensation committee appointed by the Board of Directors, and may be in the form of either incentive or nonqualified stock options. At December 31, 1998, 4,896,000 shares of Common Stock were available for additional awards under the plan.

      If the Company had elected to recognize compensation cost based on the fair value of the options as prescribed by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation", the following results would have occurred for the year ended December 31, 1998 using the Black-Scholes option-pricing model with the listed assumptions:

   Pro forma net loss............................................... $1,375,000
   Volatility.......................................................          0%
   Dividend yield...................................................          0%
   Risk-free interest rate..........................................          5%
   Expected life in years...........................................          5

      During 1998, the Company recognized $65,000 of option plan compensation expense and expects to recognize additional expense of approximately $422,000 over the next four years as such options vest.

      The vesting term of options granted under the Plan shall be fixed by the Board of Directors, or compensation committee elected by the Board of Directors, but in no case shall be exercisable for more than 10 years after the date the option is granted.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

      The following information relates to stock options with an exercise price which was less than the fair market value of the underlying stock on the date of grant:

                                                                     Weighted
                                                                      Average
                                                          Number of  Exercise
                                                            Shares     Price
                                                          ---------- ---------
   Balance at December 31, 1997..........................         --        --
     Granted.............................................  3,450,000 $0.000654
     Exercised...........................................    600,000  0.000006
     Forfeited...........................................         --        --
                                                          ---------- ---------
   Balance at December 31, 1998..........................  2,850,000 $0.000079
                                                          ========== =========
   Weighted average fair value of options granted during
    1998................................................. $     0.14

      The following information relates to stock options with an exercise price which equaled the fair market value of the underlying common stock on the date of grant:

                                                                      Weighted
                                                                      Average
                                                            Number of Exercise
                                                             Shares    Price
                                                            --------- --------
   Balance at December 31, 1997............................       --       --
     Granted...............................................  654,000   $0.091
     Exercised.............................................       --       --
     Forfeited.............................................    6,000     0.02
                                                            --------   ------
   Balance at December 31, 1998............................  327,000   $0.092
                                                            ========   ======
   Weighted average fair value of options granted during
    1998................................................... $   0.02

      The following information relates to stock options as of December 31, 1998:

                                             Exercise Prices
                           ----------------------------------------------------
                           $0.000003 to $0.0017 $0.67 to $0.11 $0.2533 to $0.27
                           -------------------- -------------- ----------------
Stock Options Outstanding
  Number .................      2,850,000          582,000          66,000
  Weighted average
   exercise price.........      $  0.0007          $  0.07          $ 0.27
  Weighted average
   remaining contractual
   life (years)...........           4.67             4.51            4.91

      During 1998, 600,000 stock options were issued to non-employees for services rendered during 1998. These options were issued with an exercise price of $0.000003, were immediately exercisable, and comprised $40,000 of the $65,000 stock option plan compensation expense recognized during 1998. During 1998, all options issued to non-employees were exercised.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 9--Redeemable Cumulative Convertible Preferred Stock

    Series A Redeemable Cumulative Convertible Preferred Stock

      During 1998, UAI issued 335,334 shares of Series A Redeemable Cumulative Convertible Preferred Stock ("Series A Preferred Stock") for gross proceeds of $1,006,000. Additionally, UAI received cash and accepted subscription documents for 385,830 shares of Series A Redeemable Cumulative Convertible Preferred Stock ("Unissued Series A Preferred Stock") for gross proceeds of $1,157,000. As of December 31, 1998, the Company had authorized 1,000,000 shares of Series A Preferred Stock. Stock certificates for the Unissued Series A Preferred Stock were issued as of February 8, 1999.

      Holders of the Series A Preferred Stock are entitled to cumulative dividends at an annual rate of 8%, payable in cash or stock, at the Company's discretion. The Series A Preferred Stock holders have the right to convert their shares at any time into shares of UAI Common Stock on a 6-for-1 basis. A qualified initial public offering of at least $1 per share triggers a mandatory conversion of the Series A Preferred Stock into Common Stock.

      Holders of Series A Preferred Stock have the right to demand the Company to redeem one-third of the shares originally purchased on each of the fourth, fifth, and sixth anniversaries of the closing. UAI has the right to redeem not less than all of the outstanding Series A Preferred Stock between the third and sixth anniversaries of the closing. All redemptions are to be made at amount equal to the sum of the original purchase price of the Series A Preferred Stock plus accumulated but unpaid dividends. On February 3, 1999, the Series A Preferred Stock holders approved an amended Certificate of Designations, Rights and Preferences whereby this mandatory redemption feature was terminated.

      Series A Preferred Stock holders vote as a class on all matters and are entitled to one vote per each Common Stock equivalent share. Series A Preferred Stock holders, as a class, may elect one representative to the Board of Directors.

      Upon liquidation or dissolution, shareholders of Series A Preferred Stock will be distributed available assets up to the sum of the original purchase price plus accumulated but unpaid dividends. This distribution has preference over any distribution to common stock holders.

    Series A Redeemable Cumulative Convertible Preferred Stock Warrants

      In connection with the sale of Series A Preferred Stock, UAI issued warrants (the "Series A Warrants") to purchase an additional 33,333 shares of Series A Preferred Stock at $3.00 per share, exercisable for a period of five years from September 21, 1998, the issuance date of the warrants.

      The fair market value of the Series A Warrants was established at the time of issuance to be $36,000, based on the Black-Scholes valuation model. The Series A Preferred Stock is shown net of the fair market value of the Series A Warrants.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 10--Common Stock

      At December 31, 1998, UAI had authorized 300,000,000 shares of no par value Common Stock and 30,600,000 shares were issued and outstanding.

      As of February 8, 1999, the Company ratified changes to the composition of its Board of Directors (the "New Board of Directors"). The New Board of Directors is composed of seven Directors; three Directors elected by the Common Stock holders, one Director elected by the Series A Preferred Stock holders, two Directors elected by the Series B Preferred Stock holders and one Director, who is to be an industry expert, nominated by the Common Stock holders and approved by all shareholders jointly.

      The Company has a sufficient number of authorized Common Stock shares available to issue upon the conversion of the outstanding preferred stock, warrants and stock options.

      As of December 31, 1998, Common Stock shares reserved for issuance are as follows:

      Redeemable Series A Preferred Stock............................. 4,037,988
      Employee stock options outstanding.............................. 3,504,000
      Series A Warrants...............................................   463,398
                                                                       ---------
      Total........................................................... 8,005,386
                                                                       =========

Note 11--Subsequent Events

      On February 8, 1999, UAI issued 2,000,000 shares of Series B Redeemable Cumulative Convertible Preferred Stock ("Series B Preferred Stock") for gross proceeds of $6,000,000. In conjunction with the issuance of the Series B Preferred Stock, the Company issued warrants to purchase an additional 400,000 shares of Series B Preferred Stock (the "Series B Warrants") at an exercise price of $0.01 per share and warrants to purchase 360,000 shares of Common Stock at $0.50 per share, and caused options to purchase 840,000 shares of Common Stock to be granted by certain principal shareholders of the Company's Common Stock. The 840,000 common stock options granted by the principal shareholders were valued at $31,000 using the Black-Scholes valuation model. This amount was recorded as additional paid-in capital. Series B Preferred Stock is convertible into Common Stock on a 6-for-1 basis.

Note 12--Subsequent Events (Unaudited)

      On April 30, 1999, UAI issued 666,667 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") for gross proceeds of $1,950,000. Series C Preferred Stock is convertible into Common Stock on a 3-for-1 basis.

      On May 27, 1999, UAI executed a full-recourse promissory note with the Company's Chief Operating Officer for a principal amount of $200,000 with a per annum interest rate of 6%. The promissory note will become immediately due and payable on April 30, 2004.

      On June 30, 1999, UAI issued 3,764,706 shares of Series D Cumulative Convertible Preferred Stock ("Series D Preferred Stock") for gross proceeds of $16,000,000. During July and August 1999, UAI issued an

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited) additional 2,118,647 shares of Series D Preferred Stock for gross proceeds of $9,000,000. Series D Preferred Stock is convertible into Common Stock on a 3-for-1 basis.

      On July 30, 1999, UAI acquired substantially all of the assets and liabilities of Pacific Crest Networks, Inc. ("PCN") in exchange for $774,000 in cash, $224,000 in the assumption of debt, and 82,353 shares of Series D Preferred Stock. Assets purchased included all property and equipment, cash, accounts receivables, software, customer lists and intellectual property. Also, as part of purchase, UAI assumed certain liabilities of PCN including $276,000 of accounts payable and obligations under leases and vendor contracts.

      On August 4, 1999, the President, Chief Operating Officer and Chief Financial Officer were granted options to purchase a total of 1,000,000 shares of common stock at exercise prices from $1.38 to $1.51 per share. These stock options vested immediately and were exercised on the date of grant. In connection with the exercise, the UAI board of directors authorized secured loans to these officers, pursuant to non-recourse promissory notes for a total amount of $1,485,000 with an annual interest rate of 6%. The promissory notes will become immediately due and payable on August 4, 2004.

      During August 1999, UAI terminated its revolving line of credit agreement.

      On November 1, 1999, UAI acquired substantially all of the assets of Stuff Software, Inc. ("Stuff Software") in exchange for $930,000 in cash and 50,021 shares of UAI common stock. Assets purchased include accounts receivable, deferred revenue, customer lists, software and intellectual property.

      On November 10, 1999, UAI issued 1,557,386 shares of Series E Cumulative Convertible Preferred Stock ("Series E Preferred Stock") for gross proceeds of $28.5 million. Series E Preferred Stock is convertible into common stock on a 3-for-1 basis. The conversion ratio for the Series E Preferred Stock will be multiplied by the lesser of 3.75 or the quotient of $750 million divided by the product of the number of shares of common stock outstanding immediately before an initial public offering multiplied by the initial public offering per share price (such quotient is not to be less than 1).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To USgift.com Corporation:

We have audited the accompanying balance sheet of USgift.com Corporation (a Georgia corporation and wholly owned subsidiary of OneCoast Network Corporation in the development stage) as of September 30, 1999 and the related statements of operations and accumulated deficit and cash flows for the period from inception (April 27, 1999) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USgift.com Corporation as of September 30, 1999 and the results of its operations and its cash flows for the period from inception (April 27, 1999) to September 30, 1999 in conformity with generally accepted accounting principles.

Atlanta, Georgia                          Arthur Andersen LLP
December 3, 1999

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)


                                 BALANCE SHEET

                               SEPTEMBER 30, 1999

Assets

Cash................................................................... $   204
Property and equipment, net............................................ 154,922
                                                                        -------

                                                                       $155,126
                                                                       ========

Liabilities and Stockholders' Deficit

Current Liabilities:
 Due to OneCoast...................................................... $645,774
 Accounts payable and accrued liabilities.............................  147,529
                                                                       --------
   Total current liabilities..........................................  793,303
                                                                       --------
Contingencies (Note 4)
Stockholders' Deficit:

 Common stock, no par value; 100,000,000 shares authorized, 0 shares
  issued and outstanding.............................................        0
 Deficit accumulated during the development stage.................... (638,177)
                                                                      --------
   Total stockholders' deficit....................................... (638,177)
                                                                      --------
                                                                      $155,126
                                                                      ========

       The accompanying notes are an integral part of this balance sheet.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)

              Statement of Operations and Accumulated Deficit

                       For the Period from Inception

                  (April 27, 1999) to September 30, 1999

Sales............................................................... $       0
                                                                     ---------
Costs and expenses:
 General and administrative.........................................   636,609
 Depreciation and amortization......................................     1,568
                                                                     ---------
   Total costs and expenses.........................................   638,177
                                                                     ---------
Net loss............................................................  (638,177)
Accumulated Deficit:
 Beginning of period................................................         0
                                                                     ---------
 End of period...................................................... $(638,177)
                                                                     =========

         The accompanying notes are an integral part of this statement.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)

                          Statement of Cash Flows

                       For the Period from Inception

                  (April 27, 1999) to September 30, 1999

Cash Flows from Operating Activities:
 Net loss........................................................... $(638,177)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization.....................................     1,568
  Changes in operating assets and liabilities:
   Due to OneCoast..................................................   645,774
   Accounts payable and accrued liabilities.........................   147,529
                                                                     ---------
    Net cash provided by operating activities.......................   156,694
                                                                     ---------
Cash Flows from Investing Activities:
 Purchases of property and equipment................................  (156,490)
                                                                     ---------
Change in Cash and Cash Equivalents.................................       204
Cash and Cash Equivalents, beginning of period......................         0
                                                                     ---------
Cash and Cash Equivalents, end of period............................ $     204
                                                                     =========
Supplemental Disclosures of Cash Flow Information:
 Interest paid...................................................... $       0
                                                                     =========
 Taxes paid......................................................... $       0
                                                                     =========

         The accompanying notes are an integral part of this statement.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)

                       Notes to Financial Statements

                            September 30, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

      USgift.com Corporation ("USgift" or the "Company") is a development stage enterprise organized by OneCoast Network Corporation ("OneCoast") under the laws of the state of Georgia on April 27, 1999. The Company did not issue any stock until November 10, 1999, and accordingly, has no outstanding capital stock at September 30, 1999. The Company was formed for the purpose of pursuing business to business e-Commerce solutions related to the ongoing business of OneCoast. OneCoast is a manufacturers' representative agency which solicits sales of home and gift accessories through various methods of retail distribution, including gift shops, merchandise marts, and catalogs throughout the United States.

      The Company's absence of operating history makes it difficult to predict future operating results. The Company's budgeted expense levels are based, in part, on its expectations of future growth. If revenue levels are below expectations or if the Company is unable to reduce expenses proportionately, operating results will be adversely affected. There is no assurance that the Company will be profitable. The Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in their early stages of development. While the Company believes that their business to business e-Commerce solutions will become a viable commercial operation, there can be no assurance in that regard. Accordingly, their business processes may not work as the Company expects, and to the extent that the Company is unable to make necessary adjustments to the business processes, the operating results of the Company may be adversely affected.

  History of Operating Losses

      The Company has incurred net losses since its formation. The Company will need to generate significant revenues to achieve and maintain profitability which cannot be assured. The Company plans to significantly increase its sales and marketing, research and development, and general and administrative expenses throughout the remainder of calendar year 1999. Advances from OneCoast as of September 30, 1999 were approximately $646,000. Subsequent to September 30, 1999, USgift became further indebted to OneCoast in the form of a promissory note totaling approximately $10.3 million (Note 5). This note matures upon the earlier of demand by OneCoast or proceeds from a qualified debt or equity financing. OneCoast has represented they will not demand payment of the note prior to the Company receiving adequate financing.

  Use of Estimates

      The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                  Stage)

                Notes to Financial Statements--(Continued)


  Cash and Cash Equivalents

      From inception (April 27, 1999) through September 30, 1999, OneCoast maintained a centralized cash management function; accordingly, the Company did not maintain a separate operating cash account, and its cash disbursements were settled by OneCoast. The cash balance at September 30, 1999 relates to petty cash.

  Fair Value of Financial Instruments

      The book values of trade accounts payable approximate its fair value principally because of the short-term maturities of this instrument.

  Property and Equipment

      Property and equipment are stated at cost and are depreciated and amortized using the straight-line method over the estimated useful lives of three years.

    Computer software and equipment................................... $129,091
    Machinery and equipment...........................................   27,399
                                                                       --------
                                                                        156,490
    Less accumulated depreciation.....................................   (1,568)
                                                                       --------
                                                                       $154,922
                                                                       ========

      The Company records impairment losses on property and equipment used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Comprehensive Income

      The Company currently has no other comprehensive income items as defined by Statement of Financial Accounting Standard ("SFAS") No. 130 "Reporting Comprehensive Income."

  Segment Information

      USgift operates solely in one operating segment, business to business e-Commerce solutions for the gift and home accessories wholesale industry.

  Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which USgift will be required to adopt for the year ending December 31, 2001. This statement establishes a new model for accounting for derivatives and hedging activities. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because USgift currently holds no derivative financial instruments and does not currently engage in hedging activities, the adoption of SFAS No. 133 is expected to have no material impact on USgift's financial condition or results of operations.

2. PAYABLE TO ONECOAST

      The payable to OneCoast consists primarily of expenses incurred by OneCoast on behalf of USgift. These expenses include allocations of amounts estimated by management and the actual operating expenses of

                          USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                  Stage)

                Notes to Financial Statements--(Continued)

USgift. Advances through September 30, 1999 of $645,774 plus additional advances of $182,630 are included in the $10.3 million note payable discussed in Note 5.

      Allocations of certain corporate expenses primarily relating to officer and corporate administration salaries and benefits and occupancy expense for corporate headquarters has been included as a component of general and administrative expense. Because specific identification of such expense was not practicable, a proportionate cost allocation was utilized to allocate these expenses to USgift based on management's estimate of officer and corporate administration's time incurred or total square footage utilized in relation to OneCoast's total corporate headquarters' square footage. Allocated expenses totaled approximately $208,000 for the period from inception (April 27, 1999) to September 30, 1999. Management has determined that such allocations are a practical and reasonable method of allocation. However, these financial statements are not necessarily indicative of the financial position that would have occurred if the Company had been an independent company. The amounts that would have been incurred on a stand-alone basis could differ significantly from the allocated amounts due to economies of scale, differences in management and operational practices, or other factors.

3. INCOME TAXES

      For the period from inception (April 27, 1999) to September 30, 1999, the Company's results were included in the federal and state income tax returns of OneCoast. For the purpose of these financial statements, the income tax provision has been determined on a basis as if the Company were a separate taxpayer. Due to the history of losses incurred by the Company, the net deferred tax asset resulting from temporary differences is not considered probable of realization and therefore is offset in all periods presented by a valuation allowance. Net operating loss carryforwards generated by USgift through November 10, 1999 will not be available to offset income taxes subsequent to the spin-off. A reconciliation of the provision of income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows for the period from inception (April 27, 1999) to September 30, 1999:

    Statutory federal tax rate...........................................  34.0%
    State tax rate, net of federal tax benefit...........................   4.0
    Valuation allowance.................................................. (38.0)
                                                                          -----
                                                                            0.0%
                                                                          =====

4. CONTINGENCIES

      For the period from inception (April 27, 1999) to August 31, 1999, the Company shared office space with OneCoast and was allocated total rent expense of $4,348. Commencing September 1, 1999, the Company entered into a lease agreement for separate office space with an obligation of $5,986 per month and is cancelable upon 30 days notice.

5. SUBSEQUENT EVENTS

  Agreement and Plan of Reorganization and Corporate Separation

      On April 27, 1999, the Company was organized under the laws of the state of Georgia. On September 9, 1999, OneCoast notified its shareholders of a spin-off of USgift whereby one share of USgift common stock would be distributed to each holder of (or the right to hold) one share of OneCoast common stock. On November 10, 1999, OneCoast subscribed to 1,634,096 shares of common stock of USgift, all the then

                          USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                  Stage)

                Notes to Financial Statements--(Continued)

outstanding shares of USgift common stock, for $16,341 for purposes of effecting the spin-off. Also on November 10, 1999, pursuant to an agreement and plan of reorganization and corporate separation, OneCoast and USgift effected the following:

    Transfer of Assets

     OneCoast transferred certain assets with a nominal net book value to USgift in exchange for 10,178,152 shares of USgift common stock.

    Distribution of USgift Stock to OneCoast Shareholders

     OneCoast distributed all 10,178,152 shares of USgift common stock acquired above to each holder of OneCoast stock of any class, subject to the receipt by USgift of such shareholder's signature to the USgift shareholders agreement.

    Distribution of USgift Stock to OneCoast Warrant Holders

     At the direction of OneCoast, USgift reserved 2,081,428 shares of common stock for future issuance to holders of OneCoast warrants to purchase common stock.

    Purchase and Sale of OneCoast Assets

     USgift purchased certain tangible assets from OneCoast for an estimated net book value of $160,000.

    Reimbursement of Start-up and Transaction Costs; Loan to USgift

     In consideration of certain prior services provided by OneCoast, advances of $828,404 through October 31, 1999, an anticipated loan of approximately $1.6 million and tangible assets with a net book value of $160,000, USgift promised to pay OneCoast approximately $10.3 million in the form of a promissory note. The note bears interest at 13.33% per annum, payable quarterly. Principal is payable on demand or from any proceeds from any debt or equity financing. The note is secured by substantially all of the assets of USgift. The Company will account for monies due under the note in excess of assets received as a capital transaction.

  Shareholders Agreement and Registration Rights Agreement

     All recipients of USgift common stock and equivalents were required to sign the USgift shareholders agreement. The shareholders agreement, as amended, provides for the appointment of seven board members, one of which will be independent. The agreement requires any shareholder wishing to sell common stock to first offer the shares to the Company and existing shareholders prior to any sales to third parties. The agreement also grants certain investors rights to co-sale in the event of a sale to a third party.

     A significant portion of shareholders are also party to a registration rights agreement which requires the Company to effect a registration of common stock upon the earlier of October 8, 2000 or 180 days after the effective date of an initial public offering, as defined.

  License Agreement

     On November 10, 1999, One Coast and USgift entered into a 20-year license agreement. Pursuant to the agreement, OneCoast licensed certain technology and derivative works, including an electronic catalog and

                          USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                  Stage)

                Notes to Financial Statements--(Continued)

electronic order processing system and certain data about OneCoast manufacturers and their products and OneCoast retailers, to USgift on a royalty free basis. USgift is required to share all derivative works with OneCoast for a period of four years.

  Strategic Alliance Agreement

      On November 10, 1999, OneCoast and USgift entered into a strategic alliance agreement. Pursuant to the agreement, OneCoast will use its best efforts to encourage OneCoast manufacturers and retailers to conduct business with and through USgift. In return, USgift agrees to pay OneCoast a percentage of its revenues through 2004. The percentage is 1.5% of revenues for calendar year 2000 and decreases .3% each year through 2004.

  Stock Option Plans

      On November 10, 1999, the board of directors of USgift approved the adoption of the 1999 USgift Stock Option and Incentive Plan (the "1999 Plan") and the 2000 USgift Stock Option and Incentive Plan (the "2000 Plan"). USgift reserved 2,447,286 shares of common stock for issuance under the 1999 Plan and 6,573,105 shares of common stock for issuance under the 2000 Plan (collectively, the "Plans"). The Plans provide for the granting of either incentive or nonqualified stock options to purchase shares of common stock and for other stock-based awards to employees, directors, consultants, and independent contractors.

      On November 10, 1999, the Company issued options to purchase 2,447,286 shares of common stock under the 1999 Plan, all with an exercise price of $.01 per share. The vesting of the options was immediate for 1,933,120 options and ratable over four years for the remaining 514,166 options. Certain of the options which vested immediately may be repurchased for $.01 by the Company if employment is terminated prior to December 1, 2000. The Company anticipates recording a compensation charge related to the issuance of these options.

      On November 10, 1999, the Company entered into agreements to issue options to purchase 2,592,378 shares of common stock under the 2000 Plan. The options were issued in connection with the preferred stock offering discussed below. The exercise price of the options is $2.21 per share and vest upon the attainment of certain goals, including effecting an exit transaction, as defined, or obtaining certain revenue goals for USgift. The Company anticipates recording a compensation charge related to the issuance of these options.

  Preferred Stock Offering

      On November 19, 1999, the Company amended its articles of incorporation whereby the authorized capital stock was increased to 113,000,000 shares of which 13,000,000 shares were designated as Series A Preferred Stock. Dividends are payable annually in cash or securities at a rate of 8% per annum. The preferred shares, together with any accrued and unpaid dividends, are convertible into an equal number of common shares and automatically convert upon the earlier of a public offering, as defined, or at the election of a two-thirds majority of the preferred shareholders. The shares are mandatorily redeemable five years from issuance at the greater of $2.21 per share or fair market value. The shares have a liquidation preference of $2.21 per share.

      On November 24, 1999, the Company sold 12,265,198 shares of Series A Preferred for consideration of $27.1 million, plus an earnout. A portion, $7 million, of the consideration is not payable until March 31, 2000. Additionally, an earnout of $7 million is payable if the Company's revenues for its fiscal year ended December 31, 2000 are not less than $25 million or the Company effects a public offering of its common stock, as defined, prior to December 31, 2000.

      A portion of the proceeds from the offering were used to repay the note payable to OneCoast.

                          Independent Auditors' Report

The Board of Directors
VitalTone Inc.:

We have audited the accompanying balance sheet of VitalTone Inc. (the Company), a development stage company, as of September 30, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from July 12, 1999 (inception) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VitalTone Inc. (a development stage company) as of September 30, 1999, and the results of its operations and its cash flows for the period from July 12, 1999 (inception) to September 30, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Mountain View, California
November 11, 1999

                                 VITALTONE INC.
                         (A Development Stage Company)

                                 Balance Sheet
               (In thousands, except share and per share amounts)

                                                                  September 30,
                                                                      1999
                                                                  -------------
Assets
Current assets:
  Cash and cash equivalents......................................    $1,437
  Prepaid expenses...............................................         1
                                                                     ------
  Total current assets...........................................     1,438
Property and equipment, net......................................       197
Other assets.....................................................        93
                                                                     ------
                                                                     $1,728
                                                                     ======
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable...............................................    $  282
  Accrued expenses...............................................        81
                                                                     ------
  Total liabilities..............................................       363
Commitments
Stockholders' equity:
  Common stock, $0.01 par value; 35,000,000 shares authorized
   11,440,000 shares issued and outstanding......................       114
  Preferred stock ...............................................     2,005
  Notes receivable from stockholders.............................       (19)
  Deficit accumulated during the development stage...............      (735)
                                                                     ------
  Total stockholders' equity.....................................     1,365
                                                                     ------
                                                                     $1,728
                                                                     ======


                See accompanying notes to financial statements.

                                 VITALTONE INC.
                         (A Development Stage Company)

                            Statement of Operations
                     (In thousands, except per share data)

                                                              Period from
                                                       July 12, 1999 (inception)
                                                          September 30, 1999
                                                       -------------------------
Operating expenses:
  Research and development............................           $171
  Sales and marketing.................................            118
  General and administrative..........................            446
                                                                 ----
    Net loss..........................................           $735
                                                                 ====



                See accompanying notes to financial statements.

                                 VITALTONE INC.
                         (A Development Stage Company)

                       Statement of Stockholders' Equity
          Period from July 12, 1999 (inception) to September 30, 1999

                                 (In thousands)

                                                                     Deficit
                                                         Notes     Accumulated
                            Common stock    Preferred  receivable  during the      Total
                          -----------------   Stock       from     development stockholders'
                            Shares   Amount Issuable  stockholders    Stage       equity
                          ---------- ------ --------- ------------ ----------- -------------
Balances as of July 12,
 1999...................          --  $ --   $   --       $ --        $  --       $   --
Issuance of common stock
 to founders for notes
 receivable.............   1,940,000    19       --        (19)          --           --
Issuance of common
 stock..................   9,500,000    95       --         --           --           95
Stock subscription......          --    --    2,005         --           --        2,005
Net loss................          --    --       --         --         (735)        (735)
                          ----------  ----   ------       ----        -----       ------
Balances as of September
 30, 1999...............  11,440,000  $114   $2,005       $(19)       $(735)      $1,365
                          ==========  ====   ======       ====        =====       ======


                See accompanying notes to financial statements.

                                 VITALTONE INC.
                         (A Development Stage Company)

                            Statement of Cash Flows
                                 (In thousands)

                                                               Period from
                                                              July 12, 1999
                                                              (inception) to
                                                            September 30, 1999
                                                            ------------------
Cash flows from operating activities:
  Net loss.................................................       $ (735)
  Adjustments to reconcile net loss to net cash used for
   operating activities:
    Depreciation and amortization..........................           10
    Changes in operating assets and liabilities:
      Prepaid expenses and other assets....................          (94)
      Accounts payable and accrued expenses................          363
                                                                  ------
        Net cash used for operating activities.............         (456)
                                                                  ------
Cash flows used in investing activities--acquisition of
 property and equipment....................................         (207)
                                                                  ------
Cash flows provided by financing activities:
  Proceeds from issuance of common stock...................           95
  Stock subscription.......................................        2,005
                                                                  ------
        Net cash provided by financing activities..........        2,100
                                                                  ------
Net increase in cash and cash equivalents..................        1,437
Cash and cash equivalents, beginning of period.............           --
                                                                  ------
Cash and cash equivalents, end of period...................       $1,437
                                                                  ======
Supplemental disclosure of cash flow information:
  Noncash financing activities:
    Common stock issued for notes receivable...............       $   19
                                                                  ======


                See accompanying notes to financial statements.

                                 VITALTONE INC.

                         Notes to Financial Statements
                               September 30, 1999

(1) Business of the Company

      VitalTone Inc. (the Company) was incorporated in Delaware in July 1999 and commenced operations at that time. The Company provides a highly reliable source for the procurement, delivery, world-class support, and billing of an array of key IT services and products. VitalTone enables midsized companies to focus their internal MIS resources of strategic initiatives while receiving improved service and tighter control at lower cost.

      VitalTone is in the development stage, and its primary activities to date have included raising capital necessary for infrastructure, hiring key personnel, and acquiring property and equipment.

(2) Summary of Significant Accounting Policies

    (a) Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

    (b) Cash and Cash Equivalents

      Cash and cash equivalents consist of cash and highly liquid investments such as money market funds, with remaining maturities of less than 90 days as of the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet.

    (c) Financial Instruments and Concentration of Credit Risk

      The carrying value of the Company's financial instruments, including cash and cash equivalents approximates fair market value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents.

    (d) Property and Equipment

      Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets generally one to seven years. Leasehold improvements are amortized of the shorter of the estimated useful lives of the assets or the lease term.

    (e) Impairment of Long-Lived Assets

      The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value

                                 VITALTONE INC.

of the assets. Assets to be disposed of are reported at the lower of the carrying amount of the assets or fair value less costs to sell.

    (f) Income Taxes

      The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

    (g) Comprehensive Income

      The Company has no material components of other comprehensive income
(loss) for all periods presented.

    (h) Segment Reporting

      In 1999, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performances. The Company's chief operating decision-maker is considered to be the chief executive officer (CEO). The CEO reviews financial information presented on an entity-level basis for purposes of making operating decisions and assessing financial performance. The entity-level financial information is identical to the information presented in the accompanying statement of operations. Therefore, the Company has determined that it operates in a single operating segment: enterprise service portal systems.

    (i) Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations, or cash flows. The Company will be required to adopt SFAS No. 133 in fiscal 2001.

                                 VITALTONE INC.

(3) Property and Equipment

      A summary of property and equipment consisted of the following (in thousands):

      Computers and software.............................................. $194
      Furniture and fixtures..............................................    9
      Leasehold improvements..............................................    4
                                                                           ----
                                                                            207
      Less accumulated depreciation and amortization......................   10
                                                                           ----
                                                                           $197
                                                                           ====

(4) Stockholders' Equity

    (a) Preferred Stock Issuable

      In July 1999, the Company received a cash advance in the amount of $2,005,000. This advance has been converted into series A preferred stock upon the completion of the financing described in note 6 (b).

    (b) Stock Plan

      The Company has reserved 6,500,000 shares of common stock for issuance under its 1999 equity incentive plan (the Plan). The plan provides for the issuance of stock purchase rights, incentive stock options, or nonstatutory stock options.

      Under the Plan, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock and no less than 85% for employees owning less than 10% of the voting power of all classes of stock.

      Under the Plan, options generally expire in 10 years. However, the term of the options may be limited to 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Company's Board of Directors and generally provide for shares to vest ratably over a three to four year period.

      As of September 30, 1999, there were 3,483,800 additional shares available for grants under the stock plan.

    (c) Stock-Based Compensation

      The Company has adopted the pro forma disclosure provisions of SFAS No.
123. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's pro forma net loss would not have differed materially from those amounts as reported in the accompanying financial statements.

                                 VITALTONE INC.

      The Company's computation of the pro forma amounts reflects only options granted in fiscal 1999. Therefore, the full impact of calculating compensation cost is reflected over the vesting period of four years.

      The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumption: no dividends; risk-free interest rate of 5.8%; and expected life of 4 years.

      A summary of the status of the Company's options as of September 30, 1999, is as follows (in thousands, except per share data):

                                                                        average
                                                                        exercise
                                                               Shares    price
                                                              --------- --------
      Outstanding at beginning of period.....................        --  $  --
      Granted................................................ 3,016,200   0.01
      Exercised..............................................        --     --
      Canceled...............................................        --     --
                                                              ---------
      Outstanding at end of period........................... 3,016,200
                                                              =========
      Options exercisable at end of period...................        --
                                                              =========

      The weighted-average fair value of options granted for the period ended September 30, 1999, was $0.01.

      As of September 30, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows (number of options in thousands):

                                           Options outstanding
                            -----------------------------------------------------------------
                                                         Weighted-
                                                          average
                                                         remaining                  Weighted-
         Range of            Number of                  contractual                  average
         exercise             options                      life                     exercise
          prices            outstanding                   (years)                     price
         --------           -----------                 -----------                 ---------
          $0.01              2,816,200                      9.91                      $0.01
           0.08                200,000                     10.00                       0.08
                             ---------
                             3,016,200
                             =========

                                 VITALTONE INC.

(5) Income Taxes

      The differences between the income tax benefit computed at the federal statutory rate and the Company's tax provision for all periods presented primarily relate to net operating losses not benefited.

      The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities as of September 30, 1999 are as follows:

                                                                           1999
                                                                           ----
      Deferred tax assets:
        Start up costs.................................................... $193
        Net operating loss and tax credit carryforwards...................   57
                                                                           ----
      Gross deferred tax assets...........................................  250
      Less valuation allowance............................................ (250)
                                                                           ----
          Total deferred tax assets.......................................   --
                                                                           ====

      In light of the Company's recent history of operating losses, the Company has provided a valuation allowance for all of its deferred tax assets as it is presently unable to conclude that it is more likely than not that the deferred tax assets will be realized.

      As of September 30, 1999, the Company had approximately $167,000 of federal and California net operating loss carryforwards. The federal loss expires primarily in the year 2019, and the California net operating loss expires in the year 2007.

      The difference between the federal loss carryforward and the accumulated deficit results primarily from start-up costs deferred for tax purposes.

      Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined if an ownership change has occurred. If such ownership change has occurred, utilization of the net operating losses will be subject to an annual limitation in future years.

(6) Subsequent Events

    (a) Leases

      Subsequent to September 30, 1999, the Company entered into a noncancelable operating lease agreement expiring in the year 2001 for its facilities.

      Future minimum lease payments under noncancelable operating leases are as follows:

      Year ending
      December 31,
      ------------
       1999............................................................. $  217
       2000.............................................................    870
       2001.............................................................    652
                                                                         ------
       Future minimum lease payments.................................... $1,739
                                                                         ======

                                VITALTONE INC.

    (b) Series A Preferred Stock

      During November 1999, the Company issued 9,500,000 shares of Series A preferred stock for $3.125 per share.

      The rights, preferences, and privileges of the holders of Series A preferred stock are as follows:

     . Each share of Series A preferred stock shall be convertible at the option of the holder, at any time after the date of issuance, into one fully paid and nonassessable share of common stock, subject to adjustment for certain dilutive events. Each share has voting rights equal to the common stock on an "as if converted" basis.

     . Conversion into common stock is automatic upon the closing of a public offering of the Company's common stock at a purchase price of not less than $9.375 per share and at an aggregate offering price of not less than $50,000,000 for Series A preferred stock.

     . Holders of Series A preferred stock are entitled to noncumulative dividends when and if declared by the Company's Board of Directors. As of September 30, 1999, no dividends have been declared.

     . Each share of Series A preferred stock has a liquidation preference of $3.125, plus all declared but unpaid dividends.

     . In the event of liquidation of the Company after payment has been made to the holders of Series A preferred stock of the full preferential amounts, any remaining assets would be distributed ratably among the common and convertible preferred shareholders in proportion to their common ownership on an "as if converted" basis.

     . Series A preferred stock is redeemable at any time after November 2, 2004, after the receipt by the Company of a written request from the holders of two-thirds of the then outstanding shares of Series A preferred stock, at the greater of the original issuance price or the fair market value on the date of redemption.

      The preferred stock investors received warrants to purchase 1,000,000 shares of Series A preferred stock for at an exercise price of $6.25 a share. The fair market value of the warrants at the date of issuance was $1,500,000 which will be amortized against retained earnings through the redemption date of the Series A preferred stock.

                       Report of Independent Accountants

To the Board of Directors and Stockholders ofVivant! Corporation

      In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Vivant! Corporation (a development stage company) at December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and the periods from August 7, 1997 (Inception) through December 31, 1997 and December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
June 17, 1999, except for Note 10,
which is as of November 18, 1999

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                                 Balance Sheets

                                                                   (Unaudited)
                                              December 31,        September 30,
                                          ----------------------  -------------
                                            1997        1998          1999
                                          ---------  -----------  -------------
Assets
Current assets:
  Cash and cash equivalents.............. $ 162,000  $   978,000   $   243,000
  Short term investments.................        --    2,348,000       716,000
  Related party receivable (Note 9)......   128,000      100,000            --
  Other current assets...................    18,000       35,000        40,000
                                          ---------  -----------   -----------
    Total current assets.................   308,000    3,461,000       999,000
Property and equipment, net..............    64,000      121,000       229,000
  Other assets...........................        --       17,000        20,000
                                          ---------  -----------   -----------
                                          $ 372,000  $ 3,599,000   $ 1,248,000
                                          =========  ===========   ===========
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
  Current portion of long-term
   obligations........................... $      --  $    25,000   $    76,000
  Bank line of credit....................        --           --       492,000
  Accounts payable.......................     8,000      125,000       228,000
  Accrued liabilities....................    17,000       12,000       134,000
  Convertible promissory notes payable...   125,000           --            --
  Convertible promissory note payable--
   related party (Note 9)................   400,000           --            --
                                          ---------  -----------   -----------
    Total current liabilities............   550,000      162,000       930,000
Long-term obligations, less current
 portion.................................        --      102,000       162,000
                                          ---------  -----------   -----------
                                            550,000      264,000     1,092,000
                                          ---------  -----------   -----------
Commitments (Note 5)
Stockholders' equity (deficit):
Convertible Preferred Stock: $0.001 par
 value; 10,200,000 shares authorized; no
 shares, 4,908,301 and 4,908,301 shares
 issued and outstanding in 1997, 1998 and
 1999....................................        --        5,000         5,000
  Common Stock: $0.001 par value;
   20,000,000 shares authorized;
   3,978,220, 3,979,370 and 4,037,480
   shares issued and outstanding in 1997,
   1998 and 1999, respectively...........     1,000        4,000         4,000
  Additional paid-in capital.............        --    4,900,000     4,906,000
  Accumulated other comprehensive
   income................................        --       53,000       108,000
  Deficit accumulated during the
   development stage.....................  (179,000)  (1,627,000)   (4,867,000)
                                          ---------  -----------   -----------
    Total stockholders' equity
     (deficit)...........................  (178,000)   3,335,000       156,000
                                          ---------  -----------   -----------
                                          $ 372,000  $ 3,599,000   $ 1,248,000
                                          =========  ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                            Statements of Operations

                          Period from                 Period from
                         August 7, 1997              August 7, 1997      (unaudited)
                          (Inception)                 (Inception)     Nine Months Ended
                            through     Year Ended      through         September 30,
                          December 31,   December     December 31,  ----------------------
                              1997       31, 1998         1998        1998        1999
                         -------------- -----------  -------------- ---------  -----------
Operating expenses:
  Research and
   development..........   $  80,000    $   795,000   $   875,000   $ 450,000  $ 1,758,000
  Sales and marketing...       5,000        344,000       349,000     143,000    1,023,000
  General and
   administrative.......      84,000        308,000       392,000     236,000      451,000
                           ---------    -----------   -----------   ---------  -----------
    Total operating
     expenses...........     169,000      1,447,000     1,616,000     829,000    3,232,000
                           ---------    -----------   -----------   ---------  -----------
Loss from operations....    (169,000)    (1,447,000)   (1,616,000)   (829,000)  (3,232,000)
Interest income.........       3,000         42,000        45,000       7,000       11,000
Interest and other
 expense................     (13,000)       (43,000)      (56,000)    (38,000)     (19,000)
                           ---------    -----------   -----------   ---------  -----------
Net loss................   $(179,000)   $(1,448,000)  $(1,627,000)  $(860,000) $(3,240,000)
                           =========    ===========   ===========   =========  ===========




   The accompanying notes are an integral part of these financial statements.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                  Statements of Stockholders' Equity (Deficit)

                                                                                       Deficit
                            Convertible                                 Accumulated  Accumulated      Total
                          Preferred Stock    Common Stock   Additional     Other     During the   Stockholders'
                          ---------------- ----------------  Paid-In   Comprehensive Development     Equity
                           Shares   Amount  Shares   Amount  Capital      Income        Stage       (Deficit)
                          --------- ------ --------- ------ ---------- ------------- -----------  -------------
Inception, August 7,
 1997
Issuance of Common Stock
 to founder in August
 1997...................         -- $   -- 3,978,220 $1,000 $       --   $     --    $        --   $     1,000
Net loss................         --     --        --     --         --         --       (179,000)     (179,000)
                          --------- ------ --------- ------ ----------   --------    -----------   -----------
Balance at December 31,
 1997...................         --     -- 3,978,220  1,000         --         --       (179,000)     (178,000)
                                                                                                   -----------
Unrealized gain on
 investments............         --     --        --     --         --     53,000             --        53,000
Net loss................         --     --        --     --         --         --     (1,448,000)   (1,448,000)
                                                                                                   -----------
Comprehensive loss......         --     --        --     --         --         --             --    (1,395,000)
Issuance of Series A
 Convertible Preferred
 Stock in August 1998...  4,025,000  4,000        --  3,000  4,018,000         --             --     4,025,000
Conversion of promissory
 notes and accrued
 interest into Series A
 Convertible Preferred
 Stock in August 1998...    883,301  1,000        --     --    882,000         --             --       883,000
Exercise of Common Stock
 options in October
 1998...................         --     --     1,150     --         --         --             --            --
                          --------- ------ --------- ------ ----------   --------    -----------   -----------
Balance at December 31,
 1998...................  4,908,301  5,000 3,979,370  4,000  4,900,000     53,000     (1,627,000)    3,335,000
                                                                                                   -----------
Unrealized gain on
 investments
 (unaudited)............         --     --        --     --         --     55,000             --        55,000
Net loss (unaudited)....         --     --        --     --         --         --     (3,240,000)   (3,240,000)
                                                                                                   -----------
Comprehensive loss
 (unaudited)............         --     --        --     --         --         --             --     3,185,000
Exercise of Common Stock
 options in January,
 February and May, 1999
 (unaudited)............         --     --    58,210     --      6,000         --             --         6,000
                          --------- ------ --------- ------ ----------   --------    -----------   -----------
Balance at September 30,
 1999 (unaudited).......  4,908,301 $5,000 4,037,580 $4,000 $4,906,000   $108,000    $(4,867,000)  $   156,000
                          ========= ====== ========= ====== ==========   ========    ===========   ===========

The accompanying notes are an integral part of these financial statements.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                            Statements of Cash Flows

                          Period from                  Period from
                         August 7, 1997               August 7, 1997      (Unaudited)
                          (Inception)                  (Inception)     Nine Months Ended
                            through      Year Ended      through         September 30,
                          December 31,  December 31,   December 31,  -----------------------
                              1997          1998           1998         1998        1999
                         -------------- ------------  -------------- ----------  -----------
Cash flows from
 operating activities:
 Net loss..............    $(179,000)   $(1,448,000)   $(1,627,000)  $ (860,000) $(3,240,000)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization.........        5,000         26,000         31,000       17,000       52,000
 Changes in assets and
  liabilities:
  Related party
   receivable..........     (128,000)        28,000       (100,000)     128,000      100,000
  Other assets.........      (18,000)       (34,000)       (52,000)     (34,000)      (8,000)
   Accounts payable....        8,000        117,000        125,000       47,000      103,000
   Accrued
    liabilities........       17,000         43,000         60,000       77,000      122,000
                           ---------    -----------    -----------   ----------  -----------
     Net cash used in
      operating
      activities.......     (295,000)    (1,268,000)    (1,563,000)    (625,000)  (2,871,000)
                           ---------    -----------    -----------   ----------  -----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment........      (69,000)       (83,000)      (152,000)     (26,000)    (160,000)
 Purchase of
  investments..........           --     (7,367,000)    (7,367,000)  (7,367,000)          --
 Sale of investments...           --      5,072,000      5,072,000    3,865,000    1,687,000
                           ---------    -----------    -----------   ----------  -----------
     Net cash provided
      by (used in)
      investing
      activities.......      (69,000)    (2,378,000)    (2,447,000)  (3,528,000)   1,527,000
                           ---------    -----------    -----------   ----------  -----------
Cash flows from
 financing activities:
 Proceeds from
  convertible
  promissory notes
  payable..............      525,000        310,000        835,000      310,000           --
 Proceeds from issuance
  of Convertible
  Preferred Stock......           --      4,025,000      4,025,000    4,025,000           --
 Proceeds from issuance
  of Common Stock......        1,000             --          1,000           --        6,000
 Proceeds from
  equipment lease
  line.................           --        127,000        127,000           --      111,000
 Proceeds from bank
  line of credit.......           --             --             --           --      492,000
 Proceeds from
  promissory notes.....           --             --             --           --       90,000
 Repayment of
  promissory notes.....           --             --             --           --      (90,000)
                           ---------    -----------    -----------   ----------  -----------
     Net cash provided
      by financing
      activities.......      526,000      4,462,000      4,988,000    4,335,000      609,000
                           ---------    -----------    -----------   ----------  -----------
Net increase in cash
 and cash equivalents..      162,000        816,000        978,000      182,000     (735,000)
Cash and cash
 equivalents at
 beginning of period...           --        162,000             --      162,000      978,000
                           ---------    -----------    -----------   ----------  -----------
Cash and cash
 equivalents at end of
 period................    $ 162,000    $   978,000    $   978,000   $  344,000  $   243,000
                           =========    ===========    ===========   ==========  ===========
Supplemental non-cash
 investing and
 financing activity:
 Conversion of
  convertible
  promissory notes and
  accrued interest into
  convertible preferred
  stock................    $      --    $   883,000    $   883,000   $  883,000  $        --
                           =========    ===========    ===========   ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                         Notes to Financial Statements

Note 1--The Company and Summary of Significant Accounting Policies:

    The Company

      Vivant! Corporation (the "Company"), formerly Illuminate Corporation, was incorporated on August 7, 1997 in Delaware to deliver a web-based Extended Workforce Management System. The Vivant! Solution will enable organizations to respond more quickly to changing business requirements and time-to-delivery demands through faster access to and more cost-effective management of outside expertise and skills.

      Vivant! is focused on Global 2000 organizations that leverage many Information Technology contractors. The Company's suite of web-based applications will link together hiring decision-makers with expertise and skill suppliers, automate the selection and contracting process, and deliver corporate-wide visibility and management of requirements, rates, service quality and supplier information.

      The Company is in the development stage, devoting substantially all of its efforts to product development and raising capital financing. Accordingly, the accompanying financial statements are not indicative of a normal operating period.

      The Company has funded its operating losses since inception through the issuance of convertible promissory notes payable and the sale of equity securities. The Company expects to generate revenues beginning in the fourth fiscal quarter of 1999 through the licensing of its software products. The Company also expects to continue its research and development activity. Management's plans for funding continuing research and development efforts primarily includes the sale of equity securities, software license fees and the utilization of a credit facility (see Note 4). Operations of the Company beyond fiscal 1999 are expected to be financed with cash primarily from operations. The Company's failure to raise sufficient capital or to sell its products would unfavorably impact the Company's ability to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

    Unaudited Interim Results

      The accompanying interim financial statements as of September 30, 1999, and for the nine months ended September 30, 1998 and 1999, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

    Management's estimates and assumptions

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


    Cash, cash equivalents and short-term investments

      The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Investments with initial maturity periods of greater than 90 days are classified as short-term investments. The Company accounts for short-term investments in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1998, the Company's short-term investments consisted primarily of certificates of deposit and commercial paper. The Company has classified its investments as available-for-sale and carries such investments at fair value, with unrealized gains and losses reported in stockholders' equity until disposition.

    Concentration of credit risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and short-term investments. Substantially all the Company's cash, cash equivalents and short-term investments are held by financial institutions that management believes are of high credit quality.

    Comprehensive income

      Effective January 1, 1997, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The difference between net loss and comprehensive loss for the Company results from unrealized gains on available-for-sale securities.

    Property and equipment

      Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally two to five years, or the lease term, if applicable.

    Research and development

      Research and development costs include expenses incurred by the Company to develop and enhance its web-based extended workforce management system. Research and development costs are expensed as incurred.

    Capitalized software development costs

      Software development costs are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the greater of the estimated product life, or on the ratio of current revenues to total projected product revenues. As the Company is in the development stage, technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when the beta testing commences, has not been established. As such, software development costs have not been capitalized as of December 31, 1998, and still have not been capitalized as of September 30, 1999.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


    Long-lived assets

      The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

    Stock-based compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of FAS No. 123, "Accounting for Stock-Based Compensation."

    Income taxes

      Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

    Recent accounting pronouncements

      In March 1998, the AICPA issued SOP 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. As of January 1, 1999, the Company adopted SOP 98-1, which did not have a material impact on its financial statements.

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


Note 2--Balance Sheet Components:

                                                                   (Unaudited)
                                                 December 31,     September 30,
                                               -----------------  -------------
                                                1997      1998        1999
                                               -------  --------  -------------
Property and equipment, net:
  Computers and equipment..................... $37,000  $103,000    $228,000
  Furniture and fixtures......................  32,000    49,000      84,000
                                               -------  --------    --------
                                                69,000   152,000     312,000
  Less: Accumulated depreciation and
   amortization...............................  (5,000)  (31,000)    (83,000)
                                               -------  --------    --------
                                               $64,000  $121,000    $229,000
                                               =======  ========    ========
Accrued liabilities:
  Payroll and related expenses................ $ 4,000  $ 12,000    $ 67,000
  Interest....................................  13,000        --          --
  Accrued expenses............................      --        --      67,000
                                               -------  --------    --------
                                               $17,000  $ 12,000    $134,000
                                               =======  ========    ========

Note 3--Income Taxes:

      No provision for income taxes has been recorded as the Company has incurred net losses since inception.

      The Company was a Subchapter C Corporation from its inception through December 31, 1997 whereby deferred income taxes were established for the period ended December 31, 1997. The Company changed its status as a Subchapter S Corporation from January 1, 1998 through August 6, 1998, whereby the tax effects of the Company's activities accrued directly to its shareholder. Effective August 7, 1998 in connection with its issuance of Preferred Stock (see Note 6), the Company's status terminated as a Subchapter S Corporation to a Subchapter C Corporation for income tax purposes.

      As of December 31, 1998, the Company had deferred tax assets of approximately $354,000. Deferred tax assets relate primarily to net operating loss and research and development credit carryforwards. Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded.

      At December 31, 1998, the Company had approximately $350,000 of federal and state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2015. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


Note 4--Borrowings:

    Lines of credit

      In October 1998, the Company entered into a Loan and Security Agreement with a bank which provides for borrowings under (i) a revolving line of credit up to $500,000 and (ii) an equipment line of credit up to $750,000. The aggregate outstanding amounts under the revolving line and the equipment line cannot exceed $750,000, are secured by substantially all of the Company's assets and accrue interest at the bank's prime rate plus 1% per annum (8.75% as of December 31, 1998). The revolving line expires on April 22, 2000. The equipment line expires on November 22, 1999 and provides for the repayment of any outstanding amounts in equal installments over three years. Purchases under the equipment line prior to May 23, 1999 will be repaid over three years from that date, and purchases from May 23, 1999 to November 22, 1999 will also be repaid over three years, commencing November 22, 1999. At September 30, 1999, the Company borrowed the maximum amount under the line of credit.

    Notes payable

      In 1997 and 1998, the Company issued various convertible promissory notes payable for $525,000 and $310,000, respectively. Certain of the notes were with related parties (see Note 9). These notes were repayable upon maturity (generally within one year from date of issuance) and accrued interest at rates ranging from 8.5% to 9.0% per annum. In August 1998, the principal and accrued interest were converted into 883,301 shares of Series A Preferred Stock (see
Note 6).

Note 5--Commitments:

    Leases

      The Company leases office space under a noncancelable operating lease that expires on December 31, 2000. Rent expense was $77,000 and $14,000 for the year ended December 31, 1998 and the period from August 7, 1997 (Inception) to December 31, 1997, respectively. The terms of the lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period.

      Future minimum lease payments under the noncancelable operating lease at December 31, 1998 are as follows:

      Year Ending                                                      Operating
      December 31,                                                      Leases
      ------------                                                     ---------
      1999............................................................ $150,000
      2000............................................................  198,000
      Thereafter......................................................       --
                                                                       --------
                                                                       $348,000
                                                                       ========

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


Note 6--Convertible Preferred Stock:

      In August 1998, the Company issued 4,908,301 shares of Series A Convertible Preferred Stock ("Preferred Stock") at $1.00 per share.

      Convertible Preferred Stock at December 31, 1998 consists of the following:

                                                      Shares
                                              ---------------------- Liquidation
      Series                                  Authorized Outstanding   Amount
      ------                                  ---------- ----------- -----------
      A......................................  5,100,000  4,908,301  $4,908,000
      A-1....................................  5,100,000         --          --
                                              ----------  ---------  ----------
                                              10,200,000  4,908,301  $4,908,000
                                              ==========  =========  ==========

      The holders of Preferred Stock have various rights and preferences as follows:

    Voting

      Each share of Series A and A-1 has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

      As long as at least 1,500,000 shares of Series A and A-1 Convertible Preferred Stock remain outstanding, the holders of Series A and A-1 Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two directors. The holders of Common Stock and the holders of Preferred Stock, voting as a single class on an as-converted basis, shall be entitled to elect one director. The Company must obtain approval from a majority of the holders of Convertible Preferred Stock in order to pay or declare a dividend on Common Stock or repurchase any shares of Common Stock other than shares subject to the right of repurchase by the Company, amend or add a provision to the Company's Articles of Incorporation or Bylaws to increase or decrease the authorized Preferred or to change the preferences, rights, privileges or powers of the Preferred, issue shares of any equity security having any preference superior to or on parity with any Preferred Stock, or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

    Dividends

      Holders of Series A and A-1 Convertible Preferred Stock are entitled to receive noncumulative dividends prior to and in preference to any declaration of payment of any dividend on Common Stock at the per annum rate of $0.08 per share, when and if declared by the Board of Directors. No dividends on Convertible Preferred Stock have been declared by the Board from inception through December 31, 1998.

    Liquidation

      In the event of liquidation, dissolution or winding up of the Corporation, the holders of Series A and A-1 Convertible Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock, an amount of $1.00 per share for each share of Series A and A-1 plus any declared but unpaid dividends. Should the Company's legally available assets be

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)

insufficient to satisfy the liquidation preferences, the funds will be distributed to the holders of Series A and A-1 Convertible Preferred Stock in proportion to the original issue price of the respective series of Preferred Stock held by such holders. The remaining assets, if any, shall be distributed among the holders of Series A and A-1 Convertible Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of Series A and Series A-1 Convertible Preferred Stock) until the holders of Series A and A-1 Convertible Preferred Stock receive an aggregate of $5.00 per share. Thereafter, any remaining assets of the Company shall be distributed ratably among the holders of Common Stock.

    Conversion

      Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Series A and A-1 Convertible Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock at a per share price of at least $3.00 per share with gross proceeds of at least $15,000,000, or (2) the consent of the holders of at least 50% of the shares of Convertible Preferred Stock.

      At December 31, 1998, the Company reserved 4,908,301 shares of Common Stock for the conversion of Series A Convertible Preferred Stock.

Note 7--Common Stock:

      In July 1998, the Company's Board of Directors effected a 3,978.22 for one stock split of the Company's outstanding shares. Par value remained at $0.001 per share. All share information included in these financial statements have been retroactively adjusted to reflect this stock split. After adjusting for the split, a total of 3,978,220 shares of Common Stock were issued to the Company's founder in August 1997.

Note 8--Stock Option Plan:

      In 1998, the Company adopted the 1998 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either Incentive Stock Options ("ISO") or Nonqualified Stock Options ("NSO"). Stock Purchase rights may also be granted under the Plan. Incentive Stock Options may be granted only to Company employees (including officers and directors who are also employees). Nonqualified Stock Options may be granted to Company employees and consultants. The Company has reserved 2,221,178 shares of Common Stock for issuance under the Plan.

      Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that
(i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and
(ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant and the term of the option shall be five years from the date of grant, respectively. Options are exercisable immediately subject to repurchase options held by the Company which lapse over a maximum period of 5 years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


      The following summarizes stock option activity under the Plan:

                                                          Options Outstanding
                                                          --------------------
                                                                      Weighted
                                                Shares                Average
                                               Available    Number    Exercise
                                               for Grant  Outstanding  Price
                                               ---------  ----------- --------
Balance at December 31, 1997..................        --         --    $  --
  Authorized.................................. 2,221,178         --       --
  Granted.....................................  (802,577)   802,577     0.10
  Committed for future issuance...............   (47,662)        --       --
  Exercised...................................        --     (1,150)    0.10
                                               ---------    -------    -----
Balance at December 31, 1998.................. 1,370,939    801,427     0.10
  Granted (unaudited).........................   223,800    223,800     0.10
  Committed for future issuance (unaudited)...  (194,450)        --       --
  Exercised (unaudited).......................        --    (58,210)    0.10
  Canceled (unaudited)........................    37,500    (37,500)    0.10
                                               ---------    -------    -----
Balance at September 30, 1999 (unaudited).....   990,189    929,517     0.10
                                               =========    =======    =====
Options vested at September 30, 1999
 (unaudited)..................................              104,482    $0.10
                                                            =======    =====

      The following table summarizes the information about stock options outstanding and vested as of December 31, 1998:

                       Options Outstanding        Options Exercisable at
                       at December 31, 1998         December 31, 1998
                 -------------------------------- -------------------------
                              Weighted
                               Average   Weighted                Weighted
      Range of                Remaining  Average                  Average
      Exercise     Number    Contractual Exercise    Number      Exercise
       Price     Outstanding    Life      Price   Outstanding      Price
      --------   ----------- ----------- -------- ------------   ----------
       $0.10       801,427      10.0      $0.10          95,288   $     0.10

    Fair value disclosures

      Had compensation cost for the Company's stock-based compensation plan been determined based on minimum value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would not have been materially different.

      The Company calculated the minimum value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions: dividend yield at 0%; weighted average expected option term of four years; risk free interest rate of 4.56% to 5.47% for the year ended December 31, 1998. The weighted average fair value of options granted during 1998 was $0.10.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


Note 9--Related Party Transactions:

      In September 1997, the Company issued convertible promissory notes payable to an executive and an external member of the Board of Directors totaling $400,000 (see Note 4).

      In December 1997, the Company agreed to prepay the annual salary of an executive of the Company totaling approximately $128,000 which was fully recognized by December 31, 1998.

      In March and April 1998, the Company issued additional convertible promissory notes payable to the same individuals totaling $270,000 (see Note
4). The cumulative debt was converted to Series A Convertible Preferred Stock in August 1998.

      In December 1998, the Company entered into an agreement to prepay the annual salary of an executive of the Company totaling approximately $100,000 which will be fully recognized by December 31, 1999.

      In January 1999, the Company extended a non-interest bearing note payable to an executive of the Company in the amount of $90,000. Principal payments of $11,250 shall be made monthly beginning January 31, 1999. The Note was repaid as of September 30, 1999.

Note 10--Subsequent Events:

      In October 1999, the Company launched its web business portal, vivant.com, for sourcing and managing Information Technology contractors through an open network of suppliers.

      In November 1999, the Company issued an aggregate of 1,804,734 shares of Series B Convertible Preferred Stock ("Series B") at $3.38 per share, for an aggregate purchase price of $6,100,000. Series B is convertible into shares of Common Stock at the rate of one share of Common Stock for each share of Series
B. The terms and conditions for series B are similar to those described in note 6 relating to Series A except that the liquidation amount per share is $3.38 per share and dividend per share of $0.2704 per annum and Series B takes preference over Series A in a liquidation.

                          Independent Auditors' Report

The Board of Directors
Web Yes, Inc.:

      We have audited the accompanying consolidated balance sheets of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG LLP
Boston, Massachusetts
June 30, 1999

                          WEB YES, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                                                     December 31,
                                                   ----------------- (Unaudited)
                                                                      March 31,
                                                    1997      1998      1999
                                                   -------  -------- -----------
Assets
Current assets:
  Cash...........................................  $ 4,729  $ 10,204  $  1,480
  Accounts receivable............................   15,415    13,899    31,764
                                                   -------  --------  --------
    Total current assets.........................   20,144    24,103    33,244
                                                   -------  --------  --------
Computer equipment...............................   56,509   190,948   221,142
Less: Accumulated depreciation and amortization..    6,667    26,095    37,601
                                                   -------  --------  --------
    Net computer equipment.......................   49,842   164,853   183,541
                                                   -------  --------  --------
Deposits.........................................      100     2,281     2,281
                                                   -------  --------  --------
    Total assets.................................  $70,086  $191,237  $219,066
                                                   =======  ========  ========
Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of capital lease obligations...  $ 4,782  $ 18,633  $ 19,951
  Loans and advances payable to stockholders.....   45,007    29,251    42,296
  Accounts payable...............................   12,652    49,414    30,563
  Accrued expenses...............................    2,010    14,925    28,134
                                                   -------  --------  --------
    Total current liabilities....................   64,451   112,223   120,944
Capital lease obligations, net of current
 portion.........................................   13,652    43,056    37,344
                                                   -------  --------  --------
    Total liabilities............................   78,103   155,279   158,288
                                                   -------  --------  --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, no par value, 200,000 shares
   authorized, none issued and outstanding in
   1997, 70,000 shares issued and outstanding in
   1998 and 1999 (liquidation preference of $1
   per share)....................................       --    70,000    70,000
  Common stock, no par value, 1,000,000 shares
   authorized, 13,395 shares issued and
   outstanding in 1997, 691,897 shares issued and
   outstanding in 1998 and 1999..................      134     6,919     6,919
Additional paid-in capital.......................       --    55,985    55,985
Accumulated deficit..............................   (8,151) (90,726)  (65,906)
Less: Subscriptions receivable...................       --   (6,220)   (6,220)
                                                   -------  --------  --------
    Total stockholders' equity (deficit).........   (8,017)   35,958    60,778
                                                   -------  --------  --------
    Total liabilities and stockholders' equity
     (deficit)...................................  $70,086  $191,237  $219,066
                                                   =======  ========  ========

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                     Consolidated Statements of Operations

                                                              (Unaudited)
                                           Years Ended        Three Months
                                          December 31,      Ended March 31,
                                        ------------------  -----------------
                                          1997      1998     1998      1999
                                        --------  --------  -------  --------
Revenues .............................. $108,669  $288,512  $54,464  $141,828
                                        --------  --------  -------  --------
Operating expenses:
  Direct personnel costs...............      --     38,750      --     37,067
  Other direct costs...................   39,163   111,650    9,529    15,051
  Selling, general and administrative
   expenses............................   70,894   214,238   23,375    57,953
                                        --------  --------  -------  --------
    Total operating expenses...........  110,057   364,638   32,904   110,071
                                        --------  --------  -------  --------
    Income (loss) from operations......   (1,388)  (76,126)  21,560    31,757
  Interest expense.....................   (4,182)   (6,449)    (916)   (6,937)
                                        --------  --------  -------  --------
    Net income (loss).................. $ (5,570) $(82,575) $20,644  $ 24,820
                                        ========  ========  =======  ========
Net income (loss) per share--basic and
 diluted............................... $   (.42) $   (.37) $  1.52  $    .04
                                        ========  ========  =======  ========
Weighted average shares outstanding....   13,395   223,452   13,595   691,897
                                        ========  ========  =======  ========




          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity

                          Common Stock  Preferred Stock  Additional                               Total
                         -------------- ----------------  Paid-In   Accumulated Subscriptions Stockholders'
                         Shares  Amount Shares   Amount   Capital     Deficit    Receivable      Equity
                         ------- ------ ------- -------- ---------- ----------- ------------- -------------
Balance, January 1,
 1997...................  13,395 $  134     --  $    --   $   --     $ (2,581)     $   --       $ (2,447)
 Net loss...............     --     --      --       --       --       (5,570)         --         (5,570)
                         ------- ------ ------- --------  -------    --------      -------      --------
Balance, December 31,
 1997...................  13,395    134     --       --       --       (8,151)                    (8,017)
 Issuance of common
  stock to founders..... 621,952  6,220     --       --       --          --        (6,220)          --
 Issuance of common
  stock in exchange for
  services..............  56,550    565     --       --    55,985         --           --         56,550
 Issuance of preferred
  shares................     --     --   70,000   70,000      --          --           --         70,000
 Net loss...............     --     --      --       --       --      (82,575)         --        (82,575)
                         ------- ------ ------- --------  -------    --------      -------      --------
Balance, December 31,
 1998................... 691,897  6,919  70,000   70,000   55,985     (90,726)      (6,220)       35,958
 Net income
  (Unaudited)...........     --     --      --       --       --       24,820          --         24,820
                         ------- ------ ------- --------  -------    --------      -------      --------
Balance, March 31, 1999
 (Unaudited)............ 691,897 $6,919  70,000 $ 70,000  $55,985    $(65,906)     $(6,220)     $ 60,778
                         ======= ====== ======= ========  =======    ========      =======      ========




          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                                               (Unaudited)
                                            Years Ended        Three Months
                                           December 31,      Ended March 31,
                                         ------------------  -----------------
                                           1997      1998     1998      1999
                                         --------  --------  -------  --------
Cash flows from operating activities:
 Net income (loss)...................... $ (5,570) $(82,575) $20,644  $ 24,820
 Adjustments to reconcile net income
  (loss) to net cash provided by (used
  in) operating activities:
  Depreciation and amortization.........    6,018    20,023    3,000    11,507
  Common stock issued to non-employees
   for services.........................      --     56,550      --        --
  Changes in operating assets and
   liabilities:
    Accounts receivable.................  (14,552)    1,516    1,634   (17,865)
    Accounts payable....................   11,346    36,762   (9,426)  (18,851)
    Accrued expenses....................    1,716    12,915      500    13,209
                                         --------  --------  -------  --------
      Net cash provided by (used in)
       operating activities.............   (1,042)   45,191   16,352    12,820
                                         --------  --------  -------  --------
Cash flows from investing activity:
 Purchase of computer equipment.........  (19,724)  (78,286)  (6,147)  (30,195)
                                         --------  --------  -------  --------
      Net cash used in investing
       activity.........................  (19,724)  (78,286)  (6,147)  (30,195)
                                         --------  --------  -------  --------
Cash flows from financing activities:
  Proceeds from issuance of preferred
   stock................................      --     55,000    5,000       --
  Increase in deposits..................     (100)   (2,181)     --        --
  Proceeds from loans and advances
   payable to stockholders..............   37,007    15,033   22,543     8,651
  Repayment of capital lease
   obligations..........................     (750)   (8,967)     --        --
  Proceeds (repayment) of loans
   payable..............................  (11,008)  (20,315) (30,007)      --
                                         --------  --------  -------  --------
      Net cash provided by financing
       activities.......................   25,149    38,570   (2,464)    8,651
                                         --------  --------  -------  --------
Increase (decrease) in cash.............    4,383     5,475    7,741    (8,724)
Cash, beginning of period...............      346     4,729    4,729    10,204
                                         --------  --------  -------  --------
Cash, end of period..................... $  4,729  $ 10,204  $12,470  $  1,480
                                         ========  ========  =======  ========
Supplemental disclosure of cash flow
 information:
  Cash paid for interest................ $  2,466  $  8,460  $   916  $  1,796
                                         ========  ========  =======  ========
Supplemental disclosures of non-cash
 investing and financing activities:
  Issuance of preferred stock in
   exchange for advances from
   stockholders.........................      --   $ 15,000      --        --
                                         ========  ========  =======  ========
  Capital lease obligations............. $ 19,150  $ 56,748      --        --
                                         ========  ========  =======  ========

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1997 and 1998
                         and March 31, 1999 (Unaudited)

(1) The Company

      Web Yes, Inc. (the "Company"), which was incorporated in July 1996, provides application hosting services. Since inception and through September 1998 the Company operated with no salaried employees. Therefore, recurring operating expenses such as salaries and benefits are not reflected in the accompanying financial statements. Financial statements for periods after September 30, 1998 reflect salaries and fringe benefits.

      Web Developers Network, Inc., a wholly owned subsidiary of the Company, has been inactive since inception.

(2) Summary of Significant Accounting Policies

    (a) Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Web Developers Network, Inc. All significant intercompany transactions have been eliminated in consolidation.

    (b) Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (c) Computer Equipment

      Computer equipment is recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets (three to five years). Equipment held under capital leases is stated at the net present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

    (d) Financial Instruments and Concentration of Credit Risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, accounts receivable and debt instruments.

      The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

      The fair market values of cash, accounts receivable and debt instruments at both December 31, 1997 and 1998 approximate their carrying amounts.

                          WEB YES, INC. AND SUBSIDIARY

    (e) Impairment of Long-Lived Assets

      The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    (f) Revenue Recognition

      Revenues pursuant to time and materials contracts are recognized as services are provided. Revenues from application hosting agreements are recognized ratably over the terms of the agreements.

    (g) Direct Personnel Costs and Other Direct Costs

      Direct personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments. Other direct costs consist of hardware.

    (h) Income Taxes

      The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (i) Net Income (Loss) Per Share

      Basic net income (loss) per share was calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same. As the Company has been in a net loss position for the years ended December 31, 1997 and 1998, common stock equivalents of zero and 200,000 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.


    (j) Reporting Comprehensive Income

      Effective July 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. This statement requires that all components of comprehensive income (loss) be reported in the consolidated financial statements in the period in which they are recognized. For each period presented, comprehensive income (loss) under SFAS 130 was equivalent to the Company's net income (loss) reported in the accompanying consolidated statements of operations.

    (k) Unaudited Interim Financial Information

      The consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for the interim

                          WEB YES, INC. AND SUBSIDIARY
periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any other future periods.

    (l) Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

(3) Loans and Advances Payable to Stockholders

      The Company has various loans and advances payable to stockholders for working capital purposes. The loans, which accrue interest at 8%, have no definitive repayment terms.

(4) Stockholders' Equity

    (a) Common Stock

      In September 1998, the Company amended its articles of incorporation to adjust the number of authorized shares of common stock from 20,000 shares to 1,000,000 shares. The Company then issued 621,952 shares of common stock at $.01 per share to the founders of the Company in order to adjust the equity ownership to planned percentages. Subsequent to this issuance the founders began to draw salaries.

      During 1998, the Company issued common stock to employees and non-employees in exchange for services rendered. The Company recorded expense of $56,550 for the fair value of the stock issued.

    (b) Preferred Stock

      In September 1998, the Company authorized 200,000 shares of preferred stock and issued 70,000 shares of preferred stock at $1.00 per share. The preferred stock is voting and is convertible into one share of common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering. The preferred stock has a $1 per share liquidation preference.

(5) Capital Leases

      The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for four years, with interest rates ranging from 12.9% to 21.6%. The leased equipment secures all leases.

      The following is a schedule by year of future minimum lease payments due under capital leases, and the net present value of the minimum lease payments as of December 31, 1998:

   1999................................................................ $27,184
   2000................................................................  26,228
   2001................................................................  17,146
   2002................................................................   7,459
                                                                        -------
     Total minimum lease payments......................................  78,017
   Less: amount representing interest..................................  16,328
                                                                        -------
     Net present value of minimum lease payments.......................  61,689
   Less: current portion of capital lease obligations..................  18,633
                                                                        -------
     Capital lease obligations, net of current portion................. $43,056
                                                                        =======

                          WEB YES, INC. AND SUBSIDIARY

(6) Significant Customers

      The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                                (Unaudited)
                                                               Three months
                                              Years ended          ended
                                             December 31,        March 31,
                                             ---------------   ---------------
                                              1997     1998     1998     1999
                                             ------   ------   ------   ------
   Customer A...............................     29%      24%      22%      49%
   Customer B...............................     --       35       10       22

(7) Income Taxes

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1997 and 1998 are as follows:

                                                                1997     1998
                                                               -------  -------
   Deferred tax assets:
     Accrued expenses......................................... $   492  $   978
     Net operating loss carryforward..........................     714    3,735
                                                               -------  -------
       Total gross deferred tax assets........................   1,206    4,713
   Valuation allowance........................................  (1,206)  (4,713)
                                                               -------  -------
       Net deferred tax asset................................. $   --   $   --
                                                               =======  =======

      The Company has recorded a full valuation allowance against its deferred tax assets since management believes that after considering all the available objective evidence it is more likely than not that these assets will not be realized.

(8) Subsequent Event

      On June 10, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding capital stock of the Company in a transaction accounted for under the purchase method of accounting. The total purchase price was comprised of 571,135 shares of common stock of Breakaway. Of the shares of common stock issued to the former Web Yes stockholders, 428,351 are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of the particular stockholder upon the termination of his employment with Breakaway. The repurchase price shall be either at the share value at the time of the acquisition if the stockholder terminates employment or is terminated for cause, or at their fair market value if stockholder's employment is terminated without cause.

                          Independent Auditors' Report

The Board of Directors
WPL Laboratories, Inc.:

We have audited the accompanying balance sheets of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Boston, Massachusetts
June 30, 1999

                             WPL LABORATORIES, INC.

                                 Balance Sheets

                                                 December 31,       (Unaudited)
                                              --------------------   March 31,
                                                1997       1998        1999
                                              --------  ----------  -----------
Assets
Current assets:
  Cash....................................... $ 81,232  $  240,310  $  415,368
  Accounts receivable........................  371,869     746,982     983,462
  Employee advances..........................       --     103,300     103,300
                                              --------  ----------  ----------
    Total current assets.....................  453,101   1,090,592   1,502,130
                                              --------  ----------  ----------
Property and equipment
  Office and computer equipment..............  103,703     169,668     203,230
  Software...................................    5,000       9,512      10,334
  Automobile.................................    7,500          --          --
                                              --------  ----------  ----------
                                               116,203     179,180     213,564
  Less: Accumulated depreciation and
   amortization..............................  (64,556)    (83,737)    (94,647)
                                              --------  ----------  ----------
    Net property and equipment...............   51,647      95,443     118,917
                                              --------  ----------  ----------
Other assets.................................    1,915     103,909     244,503
                                              --------  ----------  ----------
                                              $506,663  $1,289,944  $1,865,550
                                              ========  ==========  ==========
Liabilities and Stockholders' Equity
Current liabilities:
  Related-party advance and accrued
   interest.................................. $ 23,333  $   25,000  $       --
  Accounts payable...........................   10,947       8,278      11,862
  Accrued compensation and related benefits..   68,341     206,192     266,689
  Other accrued expenses.....................   19,469      23,052      12,500
                                              --------  ----------  ----------
    Total current liabilities................  122,090     262,522     291,051
                                              --------  ----------  ----------
Commitments and contingencies
Stockholders' equity:
  Common stock $.01 par value, 10,000,000
   shares authorized, 1,248,980 shares issued
   and outstanding in 1997 and 1,800,000
   shares issued and outstanding in 1998 and
   1999......................................   12,490      18,000      18,000
  Additional paid-in capital.................       99     242,589     242,589
  Retained earnings..........................  371,984     766,833   1,313,910
                                              --------  ----------  ----------
    Total stockholders' equity...............  384,573   1,027,422   1,574,499
                                              --------  ----------  ----------
Total liabilities and stockholders' equity... $506,663  $1,289,944  $1,865,550
                                              ========  ==========  ==========

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                              Statements of Income

                                                              (Unaudited)
                                       Years Ended         Three Months Ended
                                      December 31,             March 31,
                                  ----------------------  --------------------
                                     1997        1998       1998       1999
                                  ----------  ----------  --------- ----------
Revenues......................... $1,611,284  $2,650,415  $ 434,585 $1,087,678
                                  ----------  ----------  --------- ----------
Operating expenses:
  Project personnel costs........  1,191,193   1,719,664    193,316    446,109
  Sales and marketing............     45,579      37,092     12,271     10,768
  General and administrative.....    186,461     497,143     52,333     84,650
                                  ----------  ----------  --------- ----------
    Total operating expenses.....  1,423,233   2,253,899    257,920    541,527
                                  ----------  ----------  --------- ----------
    Operating income.............    188,051     396,516    176,665    546,151
                                  ----------  ----------  --------- ----------
Other income (expense):
  Interest expense...............     (2,250)     (1,667)        --         --
  Interest income................         --          --         --        926
                                  ----------  ----------  --------- ----------
    Total other income
     (expense)...................     (2,250)     (1,667)        --        926
                                  ----------  ----------  --------- ----------
Net income....................... $  185,801  $  394,849  $ 176,665 $  547,077
                                  ==========  ==========  ========= ==========
Net income per share--basic...... $     0.15  $     0.24  $    0.14 $     0.30
                                  ==========  ==========  ========= ==========
Net income per share--diluted.... $     0.15  $     0.24  $    0.14 $     0.29
                                  ==========  ==========  ========= ==========
Weighted average shares
 outstanding.....................  1,248,980   1,664,132  1,248,980  1,800,000
Weighted average stock
 equivalents.....................         --          --         --     66,415
                                  ----------  ----------  --------- ----------
Weighted average shares
 outstanding and stock
 equivalents.....................  1,248,980   1,664,132  1,248,980  1,866,415
                                  ==========  ==========  ========= ==========


                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                       Statements of Stockholders' Equity


                           Common Stock    Additional                 Total
                         -----------------  Paid-In    Retained   Stockholders'
                          Shares   Amount   Capital    Earnings      Equity
                         --------- ------- ---------- ----------  -------------
Balance, January 1,
 1997................... 1,248,980 $12,490  $     99  $  267,993   $  280,582
  Stockholders'
   distributions........       --      --        --      (81,810)     (81,810)
  Net income............       --      --        --      185,801      185,801
                         --------- -------  --------  ----------   ----------
Balance, December 31,
 1997................... 1,248,980  12,490        99     371,984      384,573
  Common stock issued to
   employees for
   services rendered....   551,020   5,510   242,490         --       248,000
  Net income............       --      --        --      394,849      394,849
                         --------- -------  --------  ----------   ----------
Balance, December 31,
 1998................... 1,800,000  18,000   242,589     766,833    1,027,422
  Net income
   (Unaudited)..........       --      --        --      547,077      547,077
                         --------- -------  --------  ----------   ----------
Balance, March 31, 1999
 (Unaudited)............ 1,800,000 $18,000  $242,589  $1,313,910   $1,574,499
                         ========= =======  ========  ==========   ==========



                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                            Statements of Cash Flows

                                                               (Unaudited)
                                          Years Ended       Three Months Ended
                                          December 31,          March 31,
                                       -------------------  -------------------
                                         1997      1998       1998      1999
                                       --------  ---------  --------  ---------
Operating activities:
 Net income..........................  $185,801  $ 394,849  $176,665  $ 547,077
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation and amortization......    14,300     26,681     6,671     10,910
  Common stock issued to employees
   for services rendered.............        --    248,000        --         --
  Changes in operating assets and
   liabilities:
    Accounts receivable..............   (68,745)  (375,113)   30,936   (236,480)
    Employee advances................        --   (103,300)       --         --
    Accounts payable.................    (2,902)    (2,669)      868      3,584
    Accrued compensation and related
     benefits........................    59,033    137,851   (87,810)    60,497
    Accrued expenses.................        --      3,583        --    (10,552)
                                       --------  ---------  --------  ---------
      Net cash provided by operating
       activities....................   187,487    329,882   127,330    375,036
                                       --------  ---------  --------  ---------
Cash flows from investing activities:
 Purchases of property and
  equipment..........................   (41,106)   (70,477)   (1,025)   (34,384)
 Increase in other assets............    (1,240)  (101,994)   (1,119)  (140,594)
                                       --------  ---------  --------  ---------
      Net cash used in operating
       activities....................   (42,346)  (172,471)   (2,144)  (174,978)
                                       --------  ---------  --------  ---------
Cash flows from financing activities:
 Proceeds from (repayment of) related
  party advance......................        --      1,667        --    (25,000)
 Stockholders' distribution..........   (81,810)        --        --         --
                                       --------  ---------  --------  ---------
      Net cash provided by (used in)
       financing activities..........   (81,810)     1,667        --    (25,000)
                                       --------  ---------  --------  ---------
      Net increase in cash...........    63,331    159,078   125,186    175,058
Cash at beginning of period..........    17,901     81,232    81,232    240,310
                                       --------  ---------  --------  ---------
Cash at end of period................  $ 81,232  $ 240,310  $206,418  $ 415,368
                                       ========  =========  ========  =========
Supplemental disclosure of cash flow
 information:
  Cash paid for interest.............  $    584         --        --         --
                                       ========  =========  ========  =========


                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                         Notes to Financial Statements

                           December 31, 1997 and 1998
                         and March 31, 1999 (Unaudited)

(1) The Company

      WPL Laboratories, Inc. (the "Company") provides advanced software development services to businesses. The Company's projects include sales force automation, distribution, management, personnel management, e-commerce application development, product analysis and Internet enabling applications.

(2) Summary of Significant Accounting Policies

    (a) Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (b) Financial Instruments and Concentration of Credit Risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.

      The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

      The fair market values of cash and accounts receivable at both December 31, 1997 and 1998 approximate their carrying amounts.

    (c) Property and Equipment

      Property and equipment are stated at cost and depreciated using the straight-line method over three years for office and computer equipment and software and five years for the automobile.

    (d) Impairment of Long-Lived Assets

      The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    (e) Stockholders' Equity

      On April 1, 1998, the Company amended its articles of incorporation to change the par value of its common stock from $1.00 to $.01 and adjust the number of authorized shares. In addition, the Company approved a stock dividend of 1,248,880 shares. All related share information for all periods presented has been restated to reflect this amendment.

                             WPL LABORATORIES, INC.

    (f) Revenue Recognition

      The Company generally recognizes revenue on projects as work is performed based on hourly billable rates. In addition, a limited number of projects are performed under fixed-price contracts. Revenue from these contracts is recognized on the percentage of completion method based on the percentage that incurred costs to date bear to the most recently estimated total costs. Anticipated losses on uncompleted contracts, if any, are recognized in full when determined.

    (g) Project Personnel Costs

      Project personnel costs consists of payroll and payroll-related expenses for personnel dedicated to client assignments.

    (h) Income Taxes

      The Company has elected to be taxed under the provisions of subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income.

    (i) Stock-Based Compensation

      The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS" 123"), Accounting for Stock-Based Compensation. As permitted by SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at the fair value of the stock at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations.

    (j) Net Income Per Share

      The Company adopted the provisions of SFAS No. 128, Earnings Per Share during 1997. This statement requires the presentation of basic and diluted net income per share for all periods presented. Under SFAS 128, the Company presents both basic net income per share and diluted net income per share. Basic net income per share is calculated based on weighted average common shares outstanding. Diluted net income per share reflects the per share effect of dilutive stock options and other dilutive common stock equivalents.

    (k) Reporting Comprehensive Income

      Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards 130 ("SFAS 130"), Reporting Comprehensive Income. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. For each year reported, comprehensive income under SFAS 130 was equivalent to the Company's net income reported in the accompanying statements of income.

    (l) Unaudited Interim Financial Information

      The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.

                             WPL LABORATORIES, INC.

    (m) Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

(3) Related-Party Advance and Accrued Interest

      In 1996, the Company received a working capital advance of $20,000, with no defined terms, from a relative of its major stockholder. The advance has been accruing interest at 8.3% per year. Interest expense on the advance was $2,250 and $1,667 for the years ended December 31, 1997 and 1998, respectively, and $417 and $0 for the three months ended March 31, 1998 and 1999, respectively.

(4) Common Stock

      In April 1998, the Company awarded 551,020 shares of common stock to certain employees for services rendered. Accordingly, the Company recorded compensation expense of $248,000, which represented the estimated fair value of the common stock issued. In connection with the award, the Company advanced $103,300 to the employees to pay certain personal income taxes. These advances are outstanding as of December 31, 1998.

(5) Employee Benefit Plan

      The Company maintains a defined contribution plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all full-time employees of the Company. Participants may contribute up to the greater of 15% of their total compensation or $10,000 to the plan, with the Company matching on a discretionary basis. For the years ended December 31, 1997 and 1998, the Company did not contribute to the plan.

(6) Significant Customers

      The following table summarizes revenues from significant customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                                (Unaudited)
                                                               Three Months
                                              Years Ended          Ended
                                             December 31,        March 31,
                                             ---------------   ---------------
                                              1997     1998     1998     1999
                                             ------   ------   ------   ------
   Customer A...............................     52%      38%      53%      32%
   Customer B...............................     --       18       31       --
   Customer C...............................     --       15       --       22
   Customer D...............................     25       --       --       --
   Customer E...............................     --       --       --       12
   Customer F...............................     --       --       --       12

                             WPL LABORATORIES, INC.

(7) Lease Commitments

      The Company has entered into operating leases for its office facility and equipment that expire through July 2000. Rent expense for the years ended December 31, 1997 and 1998 was $43,613 and $43,893, respectively. Future minimum lease payments under the operating leases as of December 31, 1998 are $119,054 in 1999, $167,064 in 2000, $164,664 in 2001 and $41,166 in 2002.

(8) Subsequent Events

    (a) Stock Option Plan

      On January 1, 1999, the Company instituted the WPL Laboratories, Inc. 1999 Stock Option Plan (the "Plan") which authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Plan is 200,000 shares. The Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock. Stock options granted under the Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company). Subsequent to December 31, 1998 and through May 14, 1999, the Company granted 186,208 options under the Plan to purchase common stock at $4.00 per share.

    (b) Line of Credit

      On February 22, 1999, the Company entered into a line of credit agreement with a commercial bank under which it may borrow up to $750,000 at the bank's prime rate plus .5%. Borrowings under the line are secured by substantially all assets of the Company and are subject to certain financial and nonfinancial covenants which include, among others, maintenance of a ratio of debt to cash flow, minimum tangible net worth and a ratio of current assets to current liabilities. The line of credit expires on April 15, 2000. This agreement terminated upon the purchase of the Company (see note 8d).

    (c) Consulting Agreement

      On March 17, 1999, the Company signed a consulting agreement with Plansponsor.com, Inc. ("PlanSponsor"). The agreement calls for the Company to provide 3,000 hours of services, including work previously performed for PlanSponsor in exchange for shares of common stock in PlanSponsor. As of December 31, 1998, the Company had performed $100,875 of services based on the agreement's contractual rates. This amount is included in other assets on the accompanying balance sheet and will ultimately be settled by issuance of shares of PlanSponsor common stock. In May 1999, the Company declared a dividend of the PlanSponsor stock to the stockholders of the Company.

                             WPL LABORATORIES, INC.

    (d) Reorganization Agreement

      On May 17, 1999, the Company entered into a Reorganization Agreement with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all of the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of $5 million in cash, 1,705,175 shares of common stock and the assumption of all outstanding WPL stock options, which became exercisable for 393,506 shares of the Company's common stock at an exercise price of $2.38 per share with a four-year vesting period. The WPL stockholders received one half of their cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately fifty-percent are subject to Breakaway's right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder at their value at the time of the acquisition upon the stockholder's resignation or our termination of the stockholder for cause.

Inside back cover of prospectus:

      Graphic listing the different categories of "Market Makers" and "Infrastructure Service Providers" under which each of the Internet Capital Group partner Companies logos is presented.

      The categories of Market Makers are: "Vertical," and "Horizontal". Under the Vertical Market Maker category, the logos for Animated Images, Inc., Arbinet Communications, Inc., AUTOVIA Corporation, Bidcom, Inc., Collabria, Inc., Commerx, Inc., ComputerJobs.com, Inc., CourtLink, CyberCrop.com, Inc., Deja.com, Inc., e-Chemicals, Inc., eMerge Interactive Inc., EmployeeLife.com, Internet Commerce Systems, Inc., iParts, JusticeLink, Inc., Paper Exchange.com LLC, Plan Sponsor Exchange, Inc., StarCite, Inc., USgift.com and Universal Access, Inc. are presented. Under the Horizontal Market Maker category, the logos for asseTrade.com, Inc., eMarketWorld, Inc., NetVendor Inc., ONVIA.com, Inc., Purchasing Solutions, Inc., Residential Delivery Services, Inc., and VerticalNet, Inc. are presented.

      Under Infrastructure Service Providers the logos for Benchmarking Partners, Inc., U.S. Interactive, Inc., Context Integration, Inc., Syncra Software, Inc., Entegrity Solutions Corporation, Blackboard Inc., ClearCommerce Corp., Servicesoft Technologies, Inc., TRADEX Technologies, Inc., LinkShare Corporation, traffic.com, Inc., Vivant! Corporation, PrivaSeek, Inc., United Messaging, Inc., Breakaway Solutions, Inc., SageMaker, Inc., VitalTone Inc., Sky Alland Marketing, Inc. and CommerceQuest, Inc. are presented.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,000,000 Shares

                        [LOGO OF INTERNET CAPITAL GROUP]

                                  Common Stock

                               ----------------
                                   PROSPECTUS
                               ----------------

                              Merrill Lynch & Co.
                              Goldman, Sachs & Co.
                           Deutsche Banc Alex. Brown
                                Lehman Brothers
                               Robertson Stephens

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

               Preliminary Prospectus dated December 6, 1999

PROSPECTUS

                                6,000,000 Shares

                        [LOGO OF INTERNET CAPITAL GROUP]

                                  Common Stock

                                  ------------

    Internet Capital Group, Inc. is selling 6,000,000 shares of common stock. The common stock trades on the Nasdaq National Market under the symbol "ICGE." On December 2, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $161 per share. After giving effect to our 2 for 1 stock split on December 6, 1999, the last reported sale price of our common stock on December 2, 1999, would have been $80 1/2 per share.

    Concurrent with this offering, we are offering $250,000,000 aggregate
principal amount of our   % convertible subordinated notes due 2004. The notes
will be convertible into shares of our common stock at the option of the holder. The convertible notes are offered by a separate prospectus. Completion of the convertible note offering is not a condition to the completion of this offering.

    At our request, the underwriters have reserved up to $20 million of shares of our common stock for sale to General Electric Capital Corporation at the public offering price.

    Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 6 of this prospectus.

                                  -----------

                                                              Per Share Total
                                                              --------- -----
     Public offering price...................................    $       $
     Underwriting discount...................................    $       $
     Proceeds, before expenses, to Internet Capital Group,
     Inc. ...................................................    $       $

    The underwriters may also purchase up to an additional 900,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about     , 1999.

                                  -----------

Merrill Lynch International                          Goldman Sachs International
     Deutsche Bank
            Lehman Brothers
                                       Robertson Stephens International Limited

                                  -----------

                   The date of this prospectus is     , 1999.

                                  UNDERWRITING

General

      We intend to offer our common stock outside the United States and Canada through a number of international managers, as well as in the United States and Canada through a number of U.S. underwriters. Merrill Lynch International, Goldman Sachs International, Deutsche Bank AG London, Lehman Brothers International (Europe) and BancBoston Robertson Stephens International Limited are acting as managers of each of the international managers named below. Subject to the terms and conditions set forth in the purchase agreement among us and the international managers, and concurrently with the sale of 4,800,000 shares of common stock to the U.S. underwriters, we have agreed to sell to each of the international managers, and each of the international managers, severally and not jointly, has agreed to purchase from us the number of shares of our common stock set forth opposite its name below.

                                                                       Number of
          Underwriters                                                  Shares
          ------------                                                 ---------
     Merrill Lynch International .....................................
     Goldman Sachs International .....................................
     Deutsche Bank AG London .........................................
     Lehman Brothers International (Europe) ..........................
     BancBoston Robertson Stephens International Limited .............
                                                                       ---------
          Total....................................................... 1,200,000
                                                                       =========

      We have also agreed with certain U.S. underwriters in the United States and Canada, for whom Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Lehman Brothers Inc. and BancBoston Robertson Stephens Inc. are acting as managers, that, subject to the terms and conditions set forth in the purchase agreement, and concurrently with the sale of 1,200,000 shares of common stock to the international managers pursuant to the purchase agreement, to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, an aggregate of 4,800,000 shares of common stock. The public offering price per share and the total underwriting discount per share of common stock are identical for the international shares and the U.S. shares.

      In the purchase agreement, the several international managers and the several U.S. underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold under the terms of the purchase agreement if any of the shares of common stock being sold under the purchase agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the international managers and the U.S. underwriters are conditioned upon one another.

      We have agreed to indemnify the international managers and the U.S. underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

      The shares of common stock are being offered by the several underwriters, subject to prior sales, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commissions and Discounts

      The managers have advised us that they propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less
a concession not in excess of $   per share of common stock. The international
managers may allow, and such dealers may reallow, a discount not in excess of
$   per share of common stock on sales to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

      The following table shows the per share and total public offering price, underwriting discount to be paid by us to the international managers and the U.S. underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                                Without  With
                                                      Per Share Option  Option
                                                      --------- ------- ------
     Public offering price...........................    $       $       $
     Underwriting discount...........................    $       $       $
     Proceeds, before expenses, to Internet Capital
      Group, Inc. ...................................    $       $       $


Intersyndicate Agreement

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to persons who are U.S. or Canadian persons, or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. underwriters and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to non-U.S. persons or to non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except in the case of the terms of the intersyndicate agreement.

Over-allotment Option

      We have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 180,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the international managers exercise this option, each international manager will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such international manager's initial amount reflected in the foregoing table.

      We have also granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 720,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the international managers.

Reserved Shares

      At our request, the U.S. underwriters have reserved up to $20 million of shares of our common stock for sale to General Electric Capital Corporation. This would represent 248,447 shares based on the split-adjusted closing price of our common stock on December 2, 1999 of $80.50. General Electric Capital Corporation has not committed to purchasing these shares. The number of shares of our common stock available for sale to the general public will be reduced to the extent General Electric Capital Corporation purchases such reserved shares. Any reserved shares which are not so orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

No Sales of Similar Securities

      We, some of our executive officers and directors and some holders of our common stock have agreed, with some exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters, not to directly or indirectly:

     . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock, our convertible notes or securities convertible into or exchangeable or exercisable for our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement has or later acquires the power of disposition, or file a registration statement under the Securities Act relating to any of the foregoing, except for any registration statement on Forms S-4 or S-8 or any successor form or other registration statement relating to shares of our common stock issued in connection with an acquisition of an entity or business or other business combination, or shares of our common stock issued in connection with stock option or other employee benefit plans; or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock or our convertible notes, whether any such swap or transaction is to be settled by delivery of our common stock, our convertible notes or other securities, in cash or otherwise.

These restrictions may apply for 180 days or 90 days. See "Shares Eligible for Future Sale."

      In addition, holders of Internet Capital Group's common stock and warrants issued in conjunction with our May 1999 convertible note offering who are affiliated or associated with NASD members who participated in the initial public offering of our common stock have agreed not to sell these securities for a period of one-year from August 4, 1999.

Price Stabilization and Short Positions

      Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

      If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Passive Market Making

      In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of such security. However, if all independent bids are lowered below the passive market maker's bid, such bid must then be lowered when specified purchase limits are exceeded.

Sales in the United Kingdom

      Each international manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing of the offering, will not offer or sell any shares of the common stock of the company to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock of the company in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investments Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

No Public Offering Outside the United States

      No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of shares of common stock, or in possession, circulation or distribution of this prospectus or any other material relating to the company or shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

      Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,000,000 Shares

                        [LOGO OF INTERNET CAPITAL GROUP]

                                  Common Stock

                               -----------------
                                   PROSPECTUS
                               -----------------

                          Merrill Lynch International
                          Goldman Sachs International
                                 Deutsche Bank
                                Lehman Brothers
                    Robertson Stephens International Limited

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             Internet Capital Group

            [Private Placement in Canada of Shares of Common Stock]

The Offering

      The shares being offered in Canada are part of an offering (the "Offering") of 6,000,000 shares of common stock ("Shares") of Internet Capital Group, Inc. (the "Company") (6,900,000 shares if the Underwriters' over-allotment option is exercised in full).

      Attached hereto is a copy of the prospectus filed with the Securities and Exchange Commission in the United States regarding the offering being made in the United States. The offering in Canada is being made solely in the Province of Ontario.

Resale Restrictions

      The distribution of Shares in Canada is being made on a private placement basis. Accordingly, any resale of such Shares must be made in accordance with an exemption from the registration and prospectus requirements of applicable securities laws. Purchasers of the Shares are advised to seek legal advice prior to any resale of the Shares.

Representation by Purchasers

      Confirmations of the acceptance of offers to purchase the Shares will be sent to purchasers in Canada who have not withdrawn their offers to purchase prior to the issuance of such confirmations. Each purchaser who receives a purchase confirmation will, by the purchaser's receipt thereof, be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that such purchaser is entitled under applicable provincial securities laws to purchase such Shares without the benefit of a prospectus qualified under such securities laws.

Enforcement of Legal Rights

      Ontario The Shares being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

      All of the Company's directors and officers and the experts named herein may be located outside Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

               Preliminary Prospectus dated December 6, 1999

PROSPECTUS
                                  $250,000,000

                 [LOGO OF INTERNET CAPITAL GROUP APPEARS HERE]

                    % Convertible Subordinated Notes due 2004

                                  -----------

    Internet Capital Group, Inc. is selling $250,000,000 aggregate principal amount of % Convertible Subordinated Notes due 2004. Concurrent with this offering, we are offering 6,000,000 shares of our common stock. The common stock is offered by a separate prospectus. Completion of the common stock offering is not a condition to the completion of this offering.

    The notes are convertible, at the option of the holder, at any time on or before maturity into shares of our common stock. The notes are convertible at a
conversion price of $    per share, which is equal to a conversion rate of
shares per $1,000 principal amount of notes, subject to adjustment. Our common stock is traded on the Nasdaq National Market under the symbol "ICGE." On December 2, 1999, the last reported sale price of our common stock was $161 per share. After giving effect to our 2 for 1 stock split on December 6, 1999, the last reported sale price of our common stock on December 2, 1999 would have been $80 1/2 per share.

    We will pay interest on the notes on     and     of each year, beginning
   , 2000. The notes will mature on    , 2004. We may redeem some or all of the
notes at any time before      , 2002, at a redemption price of $1,000 per
$1,000 principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice. We will make an additional payment in cash with respect to the notes called for provisional
redemption in an amount equal to $   per $1,000 principal amount of notes, less
the amount of any interest actually paid on the notes before the call for redemption. We may redeem some or all of the notes at any time on or after
    , 2002 at redemption prices described in this prospectus.

    The notes are unsecured and subordinated to our existing and future senior indebtedness. In addition, the notes effectively rank junior to our subsidiaries' liabilities.

    Investing in the notes involves risks which are described in the "Risk Factors" section beginning on page 7 of this prospectus.

                                  -----------

                                                                Per Note Total
                                                                -------- -----
     Public offering price(1)..................................    %       $
     Underwriting discount.....................................    %       $
     Proceeds, before expenses, to Internet Capital Group,
     Inc. .....................................................    %       $

    (1) Plus accrued interest from    , 1999, if settlement occurs after that
    date.

    The underwriters may also purchase up to an additional $37,500,000 aggregate principal amount of notes at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in book-entry form only through The
Depositary Trust Company on or about    , 1999.

                                  -----------

Merrill Lynch & Co.                                         Goldman, Sachs & Co.
                           Deutsche Banc Alex. Brown

                                  -----------

                  The date of this prospectus is      , 1999.

Inside of front cover of prospectus:

[Graphic of "Internet Capital Group" surrounded by "Market Makers" and "Infrastructure Service Providers"]

Text of Artwork:

      Internet Capital Group is an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of partner companies. Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the global economy. We provide operational assistance, capital support, industry expertise, and a strategic network of business relationships intended to maximize the long-term market potential of more than 45 business-to-business e-commerce partner companies. We focus on two types of business-to-business e-commerce companies-- market makers and infrastructure service providers.

Inside of gatefold of front cover of prospectus:

Graphic from inside front cover of prospectus with "Internet Capital Group" surrounded by the text: "Identify Market Leaders," "Integrate into Network," "Influence Strategy and Operations," "Provide Best-of-Class Business Services" and "Share Best Practices." In an outer ring of the graphic the terms "Software," "Outsourced Services" and "Strategic Consulting and Systems Integration" appear as "Infrastructure Service Providers," the terms "Chemicals," "Printing," "Paper," "Plastics," "Food," "Healthcare," "Auto Parts," "Electronic Components," "Telecommunications," "Financial Services" and "Construction" appear as "Vertical Market Makers" and the terms "Used Capital Equipment," "Asset Disposition," "Industrial," "Small Business" and "Logistics" appear as "Horizontal Market Makers."

Text of Artwork:

     . INTERNET CAPITAL GROUP leverages the collective knowledge and resources of our partner companies, strategic investors and Advisory Board to actively develop the business strategies, operations and management teams of our partner companies. In addition, our skilled management team helps guide our partner companies in areas such as sales and marketing, executive recruiting, human resources, technology and finance.

     . VERTICAL MARKET MAKERS are market makers that operate within a specific industry. Traditional distribution channels that are inefficient and highly administrative often characterize these industries. Vertical market makers can capitalize on the Internet to streamline procurement processes, decrease transaction costs, shorten distribution times and automate customer support. These market makers may generate revenue by selling products and services as principals in transactions or charging agent fees based on the value of transactions.

     . HORIZONTAL MARKET MAKERS are market makers that operate across multiple industries. Horizontal market makers can increase efficiencies by supporting or conducting transactions online. They also facilitate interaction and transactions among businesses and professionals through electronic communities. Horizontal market makers may generate revenue by charging fees for access to their Internet based services, selling advertising on their Web sites or charging agent fees based on the value of transactions.

     . INFRASTRUCTURE SERVICE PROVIDERS assist traditional businesses in one of four ways--providing strategic consulting, systems integration, software or outsourced services. Strategic consultants assist businesses in developing their e-commerce strategies. Systems integrators develop and implement technological infrastructures that enable e-commerce. Software providers design and sell software applications that support e-commerce and integrate business functions. Outsourced service providers offer software applications, infrastructure and related services designed to help businesses reduce costs, improve operational efficiencies and decrease time to market.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   7
Forward-Looking Statements...............................................  21
Use of Proceeds..........................................................  22
Dividend Policy..........................................................  22
Price Range of Common Stock..............................................  22
The Reorganization.......................................................  23
Concurrent Offering......................................................  23
Private Placements.......................................................  23
Capitalization...........................................................  24
Selected Consolidated Financial Data.....................................  25
Management's Discussion And Analysis Of Financial Condition And Results
 Of Operations...........................................................  26
Our Business.............................................................  45
Management...............................................................  66
Certain Transactions.....................................................  82
Principal Shareholders...................................................  87
Description of Notes ....................................................  89
Description Of Capital Stock............................................. 105
Shares Eligible For Future Sale.......................................... 109
U.S. Federal Income Tax Considerations................................... 111
Underwriting............................................................. 113
Legal Matters............................................................ 115
Experts.................................................................. 115
Where You Can Find More Information...................................... 117
Index To Consolidated Financial Statements............................... F-1

                                ---------------

                             ABOUT THIS PROSPECTUS

      The terms "Internet Capital Group," "our" and "we," as used in this prospectus, refer to Internet Capital Group, L.L.C. and its wholly-owned subsidiary, Internet Capital Group Operations, Inc. (formerly known as Internet Capital Group, Inc.), for periods before the reorganization of Internet Capital Group, L.L.C. into Internet Capital Group, Inc., except where it is clear that the term refers only to Internet Capital Group, Inc. For periods after the reorganization, these terms refer to Internet Capital Group, Inc. and its wholly-owned subsidiaries Internet Capital Group Operations, Inc., IBIS (505) Limited, ICG Holding, Inc. and ICG Holding, Inc.'s wholly-owned subsidiaries, except where it is clear that the term refers only to Internet Capital Group, Inc. In addition, all information in this prospectus gives effect to the reorganization described in "The Reorganization" that was effected before this offering.

      Although we refer to the companies in which we have acquired an equity interest as our "partner companies" and that we have a "partnership" with these companies, we do not act as an agent or legal representative for any of our partner companies, we do not have the power or authority to legally bind any of our partner companies and we do not have the types of liabilities for our partner companies that a general partner of a partnership would have.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      We expect to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

                                    SUMMARY

      This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus has been adjusted to reflect a 2 for 1 stock split of all shares of our common stock outstanding on December 6, 1999. This prospectus does not take into account the possible sale of additional notes to the underwriters under the underwriters' right to purchase additional notes to cover over-allotments.

                          Internet Capital Group, Inc.

      Internet Capital Group is an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of partner companies. Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the global economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of December 2, 1999, we owned interests in 47 B2B e-commerce companies which we refer to as our partner companies.

      Our operating strategy is to integrate our partner companies into a collaborative network that leverages our collective knowledge and resources. With the goal of holding our partner company interests for the long-term, we use these collective resources to actively develop the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, our partner companies and our Advisory Board. Currently, our Advisory Board consists of individuals with executive-level experience in general management, sales and marketing and information technology at such leading companies as Coca-Cola Company, Exodus Communications, IBM Corporation, MasterCard, Merrill Lynch and Microsoft. We believe that building successful B2B e-commerce companies enhances the ability of our collaborative network to facilitate innovation and growth among our partner companies.

      The substantial growth in B2B e-commerce creates tremendous market opportunities for new emerging companies. Forrester Research estimates that the United States B2B e-commerce market, defined as the intercompany trade of hard goods over the Internet, will grow from $43 billion in 1998 to more than $1.3 trillion by 2003. IDC projects that the Western European B2B e-commerce market will grow from $3.8 billion in 1998 to over $350 billion by 2003. We focus on two types of B2B e-commerce companies, which we call market makers and infrastructure service providers.

     . Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry or provide specific goods and services across multiple industries. Market makers tailor their business models to match a target market's distinct characteristics. Our partner company network currently includes significant interests in 28 market makers: Animated Images, Arbinet Communications, asseTrade, AUTOVIA, Bidcom, Collabria, Commerx, ComputerJobs.com, CourtLink, CyberCrop.com, Deja.com, e-Chemicals, eMarketWorld, eMerge Interactive, EmployeeLife.com, Internet Commerce Systems, iParts, JusticeLink, NetVendor, ONVIA.com, PaperExchange.com, Plan Sponsor Exchange, Purchasing Solutions, Residential Delivery Services, StarCite, Universal Access, USgift.com and VerticalNet.

     . Infrastructure service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet and in building and managing the technological infrastructure needed to support B2B e-commerce. Our partner company network currently includes significant interests in 19 infrastructure service providers: Benchmarking Partners, Blackboard, Breakaway Solutions, ClearCommerce, CommerceQuest, Context Integration, Entegrity Solutions, LinkShare, PrivaSeek, SageMaker, Servicesoft Technologies, Sky Alland Marketing, Syncra Software, TRADEX Technologies, traffic.com, United Messaging, US Interactive, VitalTone and Vivant!

      We have grown rapidly since our inception in 1996. In 1998, we added 12 B2B e-commerce companies to our network and from the beginning of 1999 to December 2, 1999, we added 27 B2B e-commerce companies to our network. All of our acquisitions to date have been of B2B e-commerce companies headquartered in the United States. We expect to continue to evaluate additional acquisition opportunities in the United States. In addition, we recently opened an office in London, England that will focus on European B2B e-commerce opportunities.

      We are a Delaware corporation. Our principal executive office is located at 435 Devon Park Drive, Building 800, Wayne, Pennsylvania 19087 and our telephone number is (610) 989-0111. We also maintain offices in San Francisco, California; Boston, Massachusetts; Seattle, Washington; and London, England. We maintain a site on the World Wide Web at www.icge.com. The information on our Web site is not part of this prospectus.

                                  The Offering

      The following is a brief summary of some of the terms of this notes offering. For a more complete description of the terms of the notes, see "Description of the Notes" in this prospectus.

Securities Offered........  $250,000,000 aggregate principal amount (excluding
                            $37,500,000 aggregate principal amount subject to
                            the over-allotment option) of   % Convertible
                            Subordinated Notes due 2004.

Maturity..................         , 2004.

Interest..................   % per annum on the principal amount, payable
                            semiannually on     and     of each year beginning
                                  , 2000.

Conversion Rights.........  The notes are convertible, at the option of the holder, at any time on or before maturity into shares of our common stock at a conversion price of
                            $   per share, which is equal to a conversion rate
                            of     shares per $1,000 principal amount of notes.
                            The conversion rate is subject to adjustment.

Ranking...................
                            The notes will be unsecured and subordinated to our existing and future senior indebtedness. In addition, the notes will effectively rank junior to our subsidiaries' liabilities. At September 30, 1999, we had no senior indebtedness outstanding but our subsidiaries had approximately $1.6 million of senior indebtedness outstanding, and we are party to a $50 million senior revolving bank credit facility. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of payment on the senior indebtedness, holders of the notes will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture under which the notes will be issued will not prevent us or our subsidiaries from incurring additional senior indebtedness or other obligations.

Provisional Redemption....  We may redeem the notes, in whole or in part, at
                            any time before         , 2002, at a redemption
                            price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice. Upon any provisional redemption, we will make an additional payment in cash with respect to the notes called for redemption in an amount equal
                            to $    per $1,000 principal amount of notes, less
                            the amount of any interest actually paid on the note before the call for redemption. WE WILL BE OBLIGATED TO MAKE THIS ADDITIONAL PAYMENT ON ALL NOTES CALLED FOR PROVISIONAL REDEMPTION, INCLUDING ANY NOTES CONVERTED AFTER THE NOTICE DATE AND BEFORE THE PROVISIONAL REDEMPTION DATE.

Optional Redemption.......  We may redeem some or all of the notes at any time
                            on or after   , 2002, at redemption prices
                            described in this prospectus plus accrued and unpaid interest.

Change of Control.........  Upon a change of control event, each holder of the notes may require us to repurchase some or all of its notes at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. We may, at our option, instead of paying the change in control purchase price in cash, pay it in our common stock valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third day prior to the date we are required to repurchase the notes. We cannot pay the change in control purchase price in common stock unless we satisfy the conditions described in the indenture under which the notes will be issued.

Use of Proceeds...........  We intend to use the net proceeds from this offering and the concurrent offering to repay any balance outstanding on our revolving bank credit facility, to make acquisitions, to pay interest on our notes and for general corporate purposes including working capital.

DTC Eligibility...........  Except as provided in this prospectus, the notes will be issued in fully registered book-entry form without coupons and in minimum denominations of $1,000. Purchasers will not receive individually certificated notes. Instead, the notes will be represented by one or more permanent global notes without coupons deposited with a custodian for and registered in the name of a nominee of The Depositary Trust Company (DTC) in New York, New York. Beneficial interests in any global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and any such beneficial interest may not be exchanged for certificated notes, except in limited circumstances described in this prospectus. Settlement and all secondary market trading activity for the notes will be in same day funds. See "Description of Notes--Book-Entry System."

Listing...................  The notes will not be listed on any securities exchange or quoted on the Nasdaq National Market. The underwriters have advised us that they intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes, and any such market making may be discontinued at any time at the sole discretion of the underwriters without notice.

Nasdaq National Market
 Symbol for our common
 stock....................  ICGE

                              Concurrent Offering

      Concurrently with our offering of notes, we are offering by means of a separate prospectus 6,000,000 shares of our common stock. The completion of the common stock offering is not a condition to the completion of this offering. The sale of our common stock is described in greater detail below under the heading "Concurrent Offering."

                            Private Placements

      We have entered into an agreement with AT&T Corp. pursuant to which we will sell to AT&T Corp. 609,533 shares of our common stock for $50 million. The private placement to AT&T Corp. is not conditioned upon the completion of our public offering of common stock. In addition, we are offering $20 million of shares of our common stock to Internet Assets, Inc. in a private placement at the public offering price of our public offering of common stock. The private placement to Internet Assets, Inc. is conditioned upon the completion of our public offering of common stock. The private placements are described below under the heading "Private Placements."

                      Summary Consolidated Financial Data

      The following summary historical and pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus. The summary pro forma data does not purport to represent what our results would have been if the events described below had occurred at the dates indicated. The Pro Forma columns included in the Consolidated Statements of Operations Data for the year ended December 31, 1998 and the nine months ended September 30, 1999, derived from elsewhere in this prospectus, reflect the effect of our 1998 and 1999 acquisitions of companies accounted for under the consolidation and equity methods, the deconsolidation of VerticalNet, and the acquisition of our ownership interest in Breakaway Solutions as a company accounted for under the equity method as if they had occurred on January 1, 1998. The Pro Forma Consolidated Statements of Operations Data for the year ended December 31, 1998 and the nine months ended September 30, 1999, included under the actual results for each of those periods, reflect our taxation as a corporation since January 1, 1998 and 1999, respectively, although we have been taxed as a corporation only since February 2, 1999. The Pro Forma Consolidated Balance Sheet Data as of September 30, 1999, derived from elsewhere in this prospectus, reflect the effect of our acquisitions subsequent to September 30, 1999 as if they had occurred on September 30, 1999. The Pro Forma As Adjusted Consolidated Balance Sheet Data reflect the sale of 6,000,000 shares of our common stock in the concurrent offering at an assumed public offering price of $80.50 per share, the issuance and sale of $50 million and $20 million, respectively, of our common stock to AT&T Corp. and Internet Assets, Inc. in separate private placements, and the issuance and sale of $250,000,000 of our convertible notes in this offering after deduction of estimated underwriting discounts and commissions and estimated offering expenses.

                                                                            Nine Months Ended
                         March 4, 1996    Year Ended December 31,             September 30,
                         (Inception) to ------------------------------ -----------------------------
                          December 31,   1997      1998       1998       1998      1999      1999
                              1996      Actual    Actual    Pro Forma   Actual    Actual   Pro Forma
                         -------------- -------  --------  ----------- --------  --------  ---------
                                                           (Unaudited)         (Unaudited)
                                          (In Thousands Except Per Share Data)
Consolidated Statements
 of Operations Data:
Revenue.................    $   285     $   792  $  3,135   $  6,456   $  1,862  $ 14,783  $  7,186
Operating Expenses......      2,348       7,510    20,156     11,366     12,728    38,427    21,668
                            -------     -------  --------   --------   --------  --------  --------
                             (2,063)     (6,718)  (17,021)    (4,910)   (10,866)  (23,644)  (14,482)
Other income, net.......        --          --     30,483     30,483     23,514    47,001    46,989
Interest income (ex-
 pense), net............         88         138       924       (814)       513     2,407     2,401
                            -------     -------  --------   --------   --------  --------  --------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........     (1,975)     (6,580)   14,386     24,759     13,161    25,764    34,908
Income taxes............        --          --        --         --         --     12,840    28,073
Minority interest.......        427        (106)    5,382        553      2,699     4,133       720
Equity income (loss)....       (514)        106    (5,869)   (89,823)    (3,969)  (49,142)  (98,819)
                            -------     -------  --------   --------   --------  --------  --------
Net Income (Loss).......    $(2,062)    $(6,580) $ 13,899   $(64,511)  $ 11,891  $ (6,405) $(35,118)
                            =======     =======  ========   ========   ========  ========  ========
Net income (loss) per
 share-- diluted........    $ (0.05)    $ (0.10) $   0.12   $  (0.57)  $   0.11  $  (0.03) $  (0.19)
Weighted average shares
 outstanding--diluted...     40,792      68,198   112,299    112,205    105,675   185,104   185,104
Ratio of earnings to
 fixed charges
 (unaudited)(a).........                             38.7x                           13.2x
Pro forma net income
 (loss) (unaudited).....                         $  8,756                        $(12,509)
Pro forma net income
 (loss) per share--
 diluted (unaudited)....                         $   0.08                        $  (0.07)

                                                        September 30, 1999
                                                  ------------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                  -------- --------- -----------
                                                           (Unaudited)
                                                          (In Thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents........................ $186,137 $ 52,347   $ 825,220
Short-term investments...........................   22,845   22,845      22,845
Working capital..................................  200,370   40,655     813,528
Total assets.....................................  470,227  471,067   1,252,156
Long-term debt...................................    1,633    3,000       3,000
Convertible subordinated notes...................      --       --      250,000
Total shareholders' equity.......................  418,517  418,517     949,606

--------
(a) Earnings were insufficient to cover fixed charges by $1,975,130 and $6,327,305 during the period March 4, 1996 (inception) to Decmber 31, 1996 and the year ended December 31, 1997, respectively.

                                  RISK FACTORS

      Investing in our notes will subject you to risks inherent in our business. Your notes are convertible into shares of our common stock, and the price of our common stock may decline. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our notes.

RISKS PARTICULAR TO INTERNET CAPITAL GROUP

We have a limited operating history upon which you may evaluate us

      We were formed in March 1996. Although we have grown significantly since then, we have a limited operating history upon which you may evaluate our business and prospects. We and our partner companies are among the many companies that have entered into the emerging B2B e-commerce market. Many of our partner companies are in the early stages of their development. Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as B2B e-commerce. If we are unable to effectively allocate our resources and help grow existing partner companies, our stock price may be adversely affected and we may be unable to execute our strategy of developing a collaborative network of partner companies.

Our business depends upon the performance of our partner companies, which is uncertain

      Economic, governmental, industry and internal company factors outside our control affect each of our partner companies. If our partner companies do not succeed, the value of our assets and the price of our common stock could decline. The material risks relating to our partner companies include:

     . fluctuations in the market price of the common stock of VerticalNet and Breakaway Solutions, two of our publicly traded partner companies, and other future publicly traded partner companies, which are likely to affect the price of our common stock;

     . lack of the widespread commercial use of the Internet, which may prevent our partner companies from succeeding; and

     . intensifying competition for the products and services our partner companies offer, which could lead to the failure of some of our partner companies.

      Of our $470 million in total assets as of September 30, 1999, $168.7 million, or 36%, consisted of ownership interests in and advances to our partner companies. On a pro forma basis, adjusted for our acquisitions subsequent to September 30, 1999 as if they had occurred on September 30, 1999, our assets on September 30, 1999 were $471.1 million, of which $321 million, or 68.1%, consisted of ownership interests in and advances to our partner companies. The carrying value of our partner company ownership interests includes our original acquisition cost, the effect of accounting for certain of our partner companies under the equity method of accounting, the effect of adjustments to our carrying value resulting from certain issuances of equity securities by our partner companies and the effect of impairment charges recorded for the decrease in value of certain partner companies. The carrying value of our partner companies will be impaired and decrease if one or more of our partner companies do not succeed. The carrying value of our partner companies is not marked to market; therefore a decline in the market value of one of our publicly traded partner companies may impact our financial position by not more than the carrying value of the partner company. However, such a decline would likely affect the price of our common stock. For example, VerticalNet and Breakaway Solutions are two of our publicly traded partner companies and on December 2, 1999 our holdings in VerticalNet and Breakaway Solutions had respective market values of approximately $1.2 billion and $395 million. A decline in the market value of VerticalNet or Breakaway Solutions will likely cause a decline in the price of our common stock.

      Other material risks relating to our partner companies are more fully described below under "Risks Particular to Our Partner Companies."

Our business model is unproven

      Our strategy is based on an unproven business model. Our business model depends on the willingness of companies to join our collaborative network and the ability of the collaborative network to assist our partner companies. Our business model depends on our ability to share information within our network of partner companies. If competition develops among our partner companies, we may be unable to fully benefit from the sharing of information within our network of partner companies. If we cannot convince companies of the value of our business model, our ability to attract new companies will be adversely affected and our strategy of building a collaborative network may not succeed.

Fluctuations in our quarterly results may adversely affect our stock price

      We expect that our quarterly results will fluctuate significantly due to many factors, including:

     .  the operating results of our partner companies;

     . changes in equity losses or income and amortization of goodwill related to the acquisition or divestiture of interests in partner companies;

     . changes in our methods of accounting for our partner company interests, which may result from changes in our ownership percentages of our partner companies;

     . sales of equity securities by our partner companies, which could cause us to recognize gains or losses under applicable accounting rules;

     . the pace of development or a decline in growth of the B2B e-commerce market;

     . intense competition from other potential acquirors of B2B e-commerce companies, which could increase our cost of acquiring interests in additional companies, and competition for the goods and services offered by our partner companies; and

     . our ability to effectively manage our growth and the growth of our partner companies during the anticipated rapid growth of the global B2B e-commerce market.

      We believe that period-to-period comparisons of our operating results are not meaningful. If our operating results in one or more quarters do not meet securities analysts' or your expectations, the price of our common stock could decrease.

Our success is dependent on our key personnel and the key personnel of our partner companies

      We believe that our success will depend on continued employment by us and our partner companies of senior management and key technical personnel. Our success also depends on the continued assistance of our Advisory Board members, some of whom may from time to time leave our Advisory Board. If one or more members of our senior management, our partner companies' senior management or our Advisory Board were unable or unwilling to continue in their present positions, our business and operations could be disrupted.

      As of December 2, 1999, fifteen of our twenty management personnel have worked for us for less than one year. Our efficiency may be limited while these employees and future employees are being integrated into our operations. In addition, we may be unable to find and hire additional qualified management and professional personnel to help lead us and our partner companies.

      The success of some of our partner companies also depends on their having highly trained technical and marketing personnel. Our partner companies will need to continue to hire additional personnel as their businesses grow. A shortage in the number of trained technical and marketing personnel could limit the ability of our partner companies to increase sales of their existing products and services and launch new product offerings.

We have had a history of losses and expect continued losses in the foreseeable future

      Our net loss for the nine months ended September 30, 1999 of $6.4 million includes gains of $29.0 million, net of deferred taxes, related to the issuance of stock by VerticalNet and a $7.7 million deferred tax benefit related to our conversion from a limited liability company to a taxable corporation. Without the $36.7 million effect of these items on our net results, we would have had a net loss of $43.1 million. For the year ended December 31, 1998, we realized net income of $13.9 million primarily due to $34.4 million of non-operating gains from the sale of certain minority interests. In addition, we incurred net losses of $6.6 million in 1997 and $2.1 million in 1996. After giving effect to our acquisitions during 1998 and 1999 as if they had occurred on January 1, 1998, pro forma net income for the year ended December 31, 1998 and the nine months ended September 30, 1999 would have been reduced by $78.4 million and $28.7 million, respectively. Excluding the effect of any future non-operating gains, we expect to continue to incur losses for the foreseeable future and, if we ever have profits, we may not be able to sustain them. Without the effect of any significant non-operating gains during the three months ended December 31, 1999, we expect to incur a significant net loss for this period.

      Our expenses will increase as we build an infrastructure to implement our business model. For example, we expect to hire additional employees, expand information technology systems and lease more space for our corporate offices. In addition, we plan to significantly increase our operating expenses to:

     .  broaden our partner company support capabilities;

     . explore acquisition opportunities and alliances with other companies;

     .  facilitate business arrangements among our partner companies; and

     .  expand our business internationally.

Expenses may also increase due to the potential effect of goodwill amortization and other charges resulting from completed and future acquisitions. If any of these and other expenses are not accompanied by increased revenue, our losses will be greater than we anticipate.

Our partner companies are growing rapidly and we may have difficulty assisting them in managing their growth

      Our partner companies have grown, and we expect them to continue to grow rapidly, by adding new products and services and hiring new employees. This growth is likely to place significant strain on their resources and on the resources we allocate to assist our partner companies. In addition, our management may be unable to convince our partner companies to adopt our ideas for effectively and successfully managing their growth.

We may compete with some of our shareholders and partner companies, and our partner companies may compete with each other

      We may compete with some of our shareholders and partner companies for Internet-related opportunities. After the concurrent offering, Comcast Corporation and Safeguard Scientifics, Inc. will own 9.3% and 13.9% of our outstanding common stock, respectively, based on the number of shares held by each of them on

November 30, 1999. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation and Safeguard Scientifics currently each have a designee as a member of our board of directors and IBM Corporation has a right to designate a board observer, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisitions, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any policies, contracts or other understandings with any of our shareholders or partner companies that would govern the resolution of these potential conflicts. This competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

We face competition from other potential acquirors of B2B e-commerce companies

      We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in attractive companies on reasonable terms, our strategy to build a collaborative network of partner companies may not succeed.

Our global expansion exposes us to less developed markets, currency fluctuations and political instability

      We are pursuing B2B e-commerce opportunities outside the United States. We recently opened an office in London whose personnel will focus on B2B e-commerce opportunities in Europe. This international expansion exposes us to several risks, including the following:

     . Less Developed Markets. We believe that e-commerce markets outside the United States are less developed than the United States e-commerce market. If the e-commerce markets outside the United States do not continue to mature, any of our partner companies outside the United States may not succeed.

     . Currency Fluctuations. When we purchase interests in non-United States partner companies for cash, we will likely have to pay for the interests using the currency of the country where the prospective partner company is located. Similarly, although it is our intention to act as a long-term partner to our partner companies, if we sold an interest in a non-United States partner company we might receive foreign currency. To the extent that we transact in foreign currencies, fluctuations in the relative value of these currencies and the United States dollar may adversely impact our financial results.

     . Compliance with Laws. As we expand internationally, we will become increasingly subject to the laws and regulations of foreign countries. We may not be familiar with these laws and regulations, and these laws and regulations may change at any time.

     . Political Instability. We may purchase interests in foreign partner companies that are located, or transact business in, parts of the world that experience political instability. Political instability may have an adverse impact on the subject country's economy, and may limit or eliminate a partner company's ability to conduct business.

Our growth could be impaired by limitations on our and our partner companies access to the capital markets

      We are dependent on the capital markets for access to funds for acquisitions and other purposes.
Our partner companies are also dependent on the capital markets to raise capital for their own purposes. To date, there have been a substantial number of Internet-related initial public offerings and additional offerings are expected to be made in the future. If the market for Internet-related companies and initial public offerings were to weaken for an extended period of time, our ability and the ability of our partner companies to grow and access the capital markets will be impaired.

We may be unable to obtain maximum value for our partner company interests

      We have significant positions in our partner companies. While we generally do not anticipate selling our interests in our partner companies, if we were to divest all or part of an interest in a partner company, we may not receive maximum value for this position. For partner companies with publicly-traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, for those partner companies that do not have publicly-traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

We may not have opportunities to acquire interests in additional companies

      We may be unable to identify companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:

     . a failure to agree on the terms of the acquisition, such as the amount or price of our acquired interest;

     .  incompatibility between us and management of the company;

     .  competition from other acquirors of B2B e-commerce companies;

     .  a lack of capital to acquire an interest in the company; and

     .  the unwillingness of the company to partner with us.

      If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Our resources and our ability to manage newly acquired partner companies may be strained as we acquire more and larger interests in B2B e-commerce companies

      We have acquired, and plan to continue to acquire, significant interests in B2B e-commerce companies that complement our business strategy. In the future, we may acquire larger percentages or larger interests in companies than we have in the past, or we may seek to acquire 100% ownership of companies. We may also spend more on individual acquisitions than we have in the past. These larger acquisitions may place significantly greater strain on our resources, ability to manage such companies and ability to integrate them into our collaborative network. Future acquisitions are subject to the following risks:

     . Our acquisitions may cause a disruption in our ongoing support of our partner companies, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

     . We may acquire interests in companies in B2B e-commerce markets in which we have little experience.

     . We may not be able to facilitate collaboration between our partner companies and new companies that we acquire.

     . To fund future acquisitions we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders.

We may have to buy, sell or retain assets when we would otherwise not wish to in order to avoid registration under the Investment Company Act of 1940

      We believe that we are actively engaged in the business of B2B e-commerce through our network of majority-owned subsidiaries and companies that we are considered to "control." Under the Investment Company Act, a company is considered to control another company if it owns more than 25% of that company's voting securities. A company may be required to register as an investment company if more than 45% of its total assets consists of, and more than 45% of its income/loss and revenue attributable to it over the last four quarters is derived from, ownership interests in companies it does not control. Because many of our partner companies are not majority-owned subsidiaries, and because we own 25% or less of the voting securities of a number of our partner companies, changes in the value of our interests in our partner companies and the income/loss and revenue attributable to our partner companies could subject us to regulation under the Investment Company Act unless we took precautionary steps. For example, in order to avoid having excessive income from "non-controlled" interests, we may not sell minority interests we would otherwise want to sell or we may have to generate non-investment income by selling interests in partner companies that we are considered to control. We may also need to ensure that we retain more than 25% ownership interests in our partner companies after any equity offerings. In addition, we may have to acquire additional income or loss generating majority-owned or controlled interests that we might not otherwise have acquired or may not be able to acquire "non-controlling" interests in companies that we would otherwise want to acquire. It is not feasible for us to be regulated as an investment company because the Investment Company Act rules are inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of partner companies. On August 23, 1999 the Securities and Exchange Commission granted our request for an exemption under Section 3(b)(2) of the Investment Company Act declaring us to be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. This exemptive order reduces the risk that we may have to take action to avoid registration as an investment company, but it does not eliminate the risk.

Our systems and those of our partner companies and third parties may not be Year 2000 compliant, which could disrupt our operations and the operations of our partner companies

      Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue. We may realize exposure and risk if our systems and the systems on which our partner companies are dependent to conduct their operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts and the efforts of our partner companies to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we and our partner companies conduct business do not successfully address such issues, our business and the businesses of our partner companies may not be operational for a period of time. If the Web-hosting facilities of our partner companies are not Year 2000 compliant, their production Web sites would be unavailable and they would not be able to deliver services to their users.

RISKS PARTICULAR TO OUR PARTNER COMPANIES

Fluctuation in the price of the common stock of our publicly-traded partner companies may affect the price of our common stock

      VerticalNet and Breakaway Solutions are two of our publicly-traded partner companies. The price of their common stock has been highly volatile. On February 16, 1999, VerticalNet completed its initial public offering at a price of $8.00 per share and its common stock has since traded as high as $111.94 per share, adjusted for a two for one stock split. On October 6, 1999, Breakaway Solutions completed its initial public offering at a price of $14.00 per share and its common stock has since traded as high as $71.00 per share. The market value of our holdings in these partner companies changes with these fluctuations. Based on the closing price of VerticalNet's common stock on December 2, 1999 of $96.56, our holdings in VerticalNet had a market value of approximately $1.2 billion. Based on the closing price of Breakaway Solutions' common stock on December 2, 1999 of $56.62, our holdings in Breakaway Solutions had a market value of approximately $395 million. Fluctuations in the price of VerticalNet's, Breakaway Solutions' and other publicly-traded partner companies' common stock are likely to affect the price of our common stock.

      VerticalNet's results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     .  lack of acceptance of the Internet as an advertising medium;

     . inability to develop a large base of users of its Web sites who possess demographic characteristics attractive to advertisers;

     . inability to generate significant e-commerce transaction revenues from its communities;

     .  lower advertising rates; and

     .  loss of key content providers.

      Breakaway Solutions' results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     .  growing enterprises' failure to accept e-commerce solutions;

     .  inability to open new regional offices;

     .  loss of money on fixed-fee or performance-based contracts; and

     .  inability to develop brand awareness.

      As of September 30, 1999, our assets as reflected in our balance sheet were approximately $470 million, of which $48.4 million relates to VerticalNet, Breakaway Solutions and other publicly traded partner companies. However, we believe that comparisons of the value of our holdings in partner companies to the value of our total assets are not meaningful because not all of our partner company ownership interests are marked to market in our balance sheet.

The success of our partner companies depends on the development of the B2B e-commerce market, which is uncertain

      All of our partner companies rely on the Internet for the success of their businesses. The development of the e-commerce market is in its early stages. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective medium for providing products and services, our partner companies may not succeed.

      Our long-term success depends on widespread market-acceptance of B2B e-commerce. A number of factors could prevent such acceptance, including the following:

     . the unwillingness of businesses to shift from traditional processes to B2B e-commerce processes;

     . the necessary network infrastructure for substantial growth in usage of B2B e-commerce may not be adequately developed;

     . increased government regulation or taxation may adversely affect the viability of B2B e-commerce;

     . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times for the users of B2B e-commerce; and

     . concern and adverse publicity about the security of B2B e-commerce transactions.

Our partner companies may fail if their competitors provide superior Internet-related offerings or continue to have greater resources than our partner companies have

      Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

     . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

     . dollars spent on consulting services with many established information systems and management consulting firms; and

     . advertising budget with online services and traditional off-line media, such as print and trade associations.

      In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

      Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Some of our partner companies may be unable to protect their proprietary rights and may infringe on the proprietary rights of others

      Our partner companies are inventing new ways of doing business. In support of this innovation, they will develop proprietary techniques, trademarks, processes and software. Although reasonable efforts will be taken to protect the rights to this intellectual property, the complexity of international trade secret, copyright, trademark and patent law, coupled with the limited resources of these young companies and the demands of quick delivery of products and services to market, create risk that their efforts will prove inadequate. Further, the nature of Internet business demands that considerable detail about their innovative processes and techniques be exposed to competitors, because it must be presented on the Web sites in order to attract clients. Some of our partner companies also license content from third parties and it is possible that they could become subject to infringement actions based upon the content licensed from those third parties. Our partner companies generally obtain representations as to the origin and ownership of such licensed content; however, this may not adequately protect them. Any claims against our partner companies' proprietary rights, with or without merit, could subject our partner companies to costly litigation and the diversion of their technical and management personnel. If our partner companies incur costly litigation and their personnel are not effectively deployed, the expenses and losses incurred by our partner companies will increase and their profits, if any, will decrease.

Our partner companies that publish or distribute content over the Internet may be subject to legal liability

      Some of our partner companies may be subject to legal claims relating to the content on their Web sites, or the downloading and distribution of this content. Claims could involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content provided by our partner companies on their Web sites is drawn from data compiled by other parties, including governmental and commercial sources. This data may have errors. If any of our partner companies' Web site content is improperly used or if any of our partner companies supply incorrect information, it could result in unexpected liability. Any of our partner companies that incur this type of unexpected liability may not have insurance to cover the claim or its insurance may not provide sufficient coverage. If our partner companies incur substantial cost because of this type of unexpected liability, the expenses incurred by our partner companies will increase and their profits, if any, will decrease.

Our partner companies' computer and communications systems may fail, which may discourage content providers from using our partner companies' systems

      Some of our partner companies' businesses depend on the efficient and uninterrupted operation of their computer and communications hardware systems. Any system interruptions that cause our partner companies' Web sites to be unavailable to Web browsers may reduce the attractiveness of our partner companies' Web sites to third party content providers. If third party content providers are unwilling to use our partner companies' Web sites, our business, financial condition and operating results could be adversely affected. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

Our partner companies' businesses may be disrupted if they are unable to upgrade their systems to meet increased demand

      Capacity limits on some of our partner companies' technology, transaction processing systems and network hardware and software may be difficult to project and they may not be able to expand and upgrade their systems to meet increased use.

      As traffic on our partner companies' Web sites continues to increase, they must expand and upgrade their technology, transaction processing systems and network hardware and software. Our partner companies may be unable to accurately project the rate of increase in use of their Web sites. In addition, our partner companies may not be able to expand and upgrade their systems and network hardware and software capabilities to accommodate increased use of their Web sites. If our partner companies are unable to appropriately upgrade their systems and network hardware and software, the operations and processes of our partner companies may be disrupted.

Our partner companies may not be able to attract a loyal base of users to their Web sites

      While content is important to all our partner companies' Web sites, our market maker partner companies are particularly dependent on content to attract users to their Web sites. Our success depends upon the ability of these partner companies to deliver compelling Internet content to their targeted users. If our partner companies are unable to develop Internet content that attracts a loyal user base, the revenues and profitability of our partner companies could be impaired. Internet users can freely navigate and instantly switch among a large number of Web sites. Many of these Web sites offer original content. Thus, our partner companies may have difficulty distinguishing the content on their Web sites to attract a loyal base of users.

Our partner companies may be unable to acquire or maintain easily identifiable Web site addresses or prevent third parties from acquiring Web site addresses similar to theirs

      Some of our partner companies hold various Web site addresses relating to their brands. These partner companies may not be able to prevent third parties from acquiring Web site addresses that are similar to their addresses, which could adversely affect the use by businesses of our partner companies' Web sites. In these instances, our partner companies may not grow as we expect. The acquisition and maintenance of Web site addresses generally is regulated by governmental agencies and their designees. The regulation of Web site addresses in the United States and in foreign countries is subject to change. As a result, our partner companies may not be able to acquire or maintain relevant Web site addresses in all countries where they conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

Some of our partner companies are dependent on barter transactions that do not generate cash revenue

      Our partner companies often enter into barter transactions in which they provide advertising for other Internet-related companies in exchange for advertising for the partner company. In a barter transaction the partner company will reflect the sales of the advertising received as an expense and the value of the advertising provided, in an equal amount, as revenue. However, barter transactions also do not generate cash revenue, which may adversely affect the cash flows of some of our partner companies. Limited cash flows may adversely affect a partner company's abilities to expand its operations and satisfy its liabilities. During 1998 and the nine month period ended September 30, 1999, revenue from barter transactions constituted a significant portion of some of our partner companies' revenue. Barter revenue may continue to represent a significant portion of their revenue in future periods. For example, for the nine-month period ending September 30, 1999, approximately 23% of VerticalNet's revenue was attributable to barter transactions.

RISKS RELATING TO THE INTERNET INDUSTRY

Concerns regarding security of transactions and transmitting confidential information over the Internet may have an adverse impact on our business

      We believe that concern regarding the security of confidential information transmitted over the Internet prevents many potential customers from engaging in online transactions. If our partner companies that depend on such transactions do not add sufficient security features to their future product releases, our partner companies' products may not gain market acceptance or there may be additional legal exposure to them.

      Despite the measures some of our partner companies have taken, the infrastructure of each of them is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures imposed by any one of our partner companies, he or she could misappropriate proprietary information or cause interruption in operations of the partner company. Security breaches that result in access to confidential information could damage the reputation of any one of our partner companies and expose the partner company affected to a risk of loss or liability. Some of our partner companies may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our partner companies' customers will become more concerned about security. If our partner companies are unable to adequately address these concerns, they may be unable to sell their goods and services.

Rapid technological changes may prevent our partner companies from remaining current with their technical resources and maintaining competitive product and service offerings

      The markets in which our partner companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing Web site technology or other products and services obsolete. The e-commerce market's growth and intense competition exacerbate these conditions. If our partner companies are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, our partner companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on our partner companies' ability to license leading technologies useful in their businesses, enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our partner companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

Government regulations and legal uncertainties may place financial burdens on our business and the businesses of our partner companies

      As of December 2, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on our business and the businesses of our partner companies.

      Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, the United States Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by B2B e-commerce companies.

RISKS RELATING TO THE OFFERING

Your right to receive payments on the notes is subordinated to all of our existing and future senior indebtedness and the notes are effectively subordinated to indebtedness of our subsidiaries.

      The notes will be unsecured obligations and will be subordinated in right of payment, as provided in the indenture under which they are issued, to the prior payment in full in cash or other payment satisfactory to holders of senior indebtedness of all our existing and future senior indebtedness. Senior indebtedness is defined to include, among other things, all indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments. Senior indebtedness does not include indebtedness that is expressly junior in right of payment to the notes or ranks pari passu in right of payment to the notes. At September 30, 1999, we had no senior indebtedness outstanding but our subsidiaries had approximately $1.6 million senior indebtedness outstanding, and we are party to a $50 million senior revolving bank credit facility. The terms of the notes do not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of the principal of and interest on the notes will be subordinated to the extent provided in the indenture to the prior payment in full of all of our senior indebtedness, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

      The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be subject to the claims of that subsidiary's creditors. If we ourselves are a creditor of that subsidiary, our claims would still be subordinate to any security interests in the assets of that subsidiary and any senior indebtedness of that subsidiary.

We may not be able to satisfy a change of control offer

      The indenture governing the notes contains provisions that apply to a change of control of our company. If someone triggers a change of control as defined in the indenture, we must offer to purchase those notes with cash, or at our option with our common stock, subject to the terms and conditions of the indenture. If we have to make that offer, we cannot be sure that we will have enough funds or common stock to pay for all the notes that the holders could tender.

Our notes have never been publicly traded so we cannot predict the extent to which a trading market will develop for our notes

      There has not been a public market for our notes. We cannot predict the extent to which a trading market will develop or how liquid that market might become, which could limit the liquidity of your investment in the note.

Our concurrent stock offering may not be completed, in which case we may need additional financing to fund the interest payments on the notes

      This offering is not contingent on the completion of the common stock offering. We cannot assure you that our concurrent common stock offering will be completed. If the concurrent common stock offering is not completed, then we may need additional financing to fund the interest payments on the notes.

Our outstanding indebtedness will increase substantially with the issuance of the notes

      As of September 30, 1999, we had $1,633,000 in long term debt. If this offering is completed, our long term debt will increase by $250,000,000 ($287,500,000 if the underwriters' over-allotment option is exercised in full). This increased indebtedness will impact us in a number of ways:

     . significantly increase our interest expense and related debt service costs;

     .  make it more difficult to obtain additional financing; and

     . constrain our ability to react quickly in an unfavorable economic climate.

      Our ordinary business operations do not generate sufficient cash flow to satisfy the annual debt service payments that will be required as a result of the consummation of this offering. This may result in us using a portion of the proceeds of this offering to pay interest or result in us borrowing additional funds or selling additional equity to meet our debt service obligations. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result, which would negatively impact our future prospects.

We may issue securities which may dilute your ownership interest

      In the future, we may issue securities to raise cash for acquisitions, and we may also pay for interests in additional partner companies by using a combination of cash and our common stock, or just our common stock. Any of these events may dilute your ownership interest in us if you have converted your notes into our common stock, and may have an adverse impact on the price of our common stock. In addition, if we issue securities convertible into our common stock, other than the notes being offered in this concurrent offering, the conversion of these securities may dilute your ownership interest and have an adverse impact on the price of our common stock.

Shares eligible for future sale by our current shareholders may decrease the price of our common stock

      If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following the offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain repurchase and lock-up agreements limit the number of shares of common stock available for sale in the public market. Prior to this offering, as adjusted for our 2 for 1 stock split, the holders of 197,942,694 shares of common stock, options exercisable into an aggregate of 1,348,000 shares of common stock, and warrants exercisable into an aggregate of 2,539,986 shares of common stock agreed not to sell any of these securities until February 1, 2000 without the prior written consent of Merrill Lynch. In connection with the concurrent offering, the holders of 115,043,573 shares of our common stock and warrants exercisable for 371,100 shares of our common stock have agreed not to sell any of these securities for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, the holders of 26,757,139 shares of our common stock and warrants exercisable for 185,550 shares of our common stock have agreed in connection with the concurrent offering to not sell any of these securities for a period of 90 days after the date of this prospectus without the prior written consent of Merrill Lynch. However, Merrill Lynch may, in its sole discretion, release all or any portion of the securities subject to these lock-up agreements.

      The holders of 171,584,168 shares of common stock and the holders of warrants to purchase 2,576,493 shares of common stock have demand or piggy-back registration rights. Prior to this offering, the holders of these securities that have demand registration rights agreed not to demand that their securities be registered until February 1, 2000 without the prior written consent of Merrill Lynch. In connection with the concurrent offering, the holders of 51,960,960 shares of our common stock and warrants exercisable for 330,500 shares of our common stock that have demand registration rights have agreed not to demand that their securities be registered for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, the holders of 25,980,480 shares of our common stock and warrants exercisable for 165,250 shares of our common stock that have demand registration rights have agreed, in connection with the concurrent offering, not to demand that their securities be registered for a period of 90 days after the date of this prospectus without the prior written consent of Merrill Lynch. We will shortly file a registration statement to register shares of common stock under our stock option plans. After that registration statement and any future registration statements filed in respect of our stock option plans are filed, common stock issued upon exercise of stock options under our benefit plans will be eligible for resale in the public market without restriction. In addition, we may issue and register securities in connection with acquisitions or other business combinations.

The interests of certain of our significant shareholders may conflict with our interests and the interests of our other shareholders

      As a result of its ownership of our common stock, Safeguard Scientifics will be in a position to affect significantly our corporate actions such as mergers or takeover attempts in a manner that could conflict with the interests of our public shareholders. After this offering and the concurrent offering, Safeguard Scientifics will beneficially own about 13.9% of our common stock.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult

      Our certificate of incorporation provides that our board of directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third-party to acquire us without the approval of our board.

Our common stock price is highly volatile

      The market price for our common stock has been highly volatile and is likely to continue to be highly volatile. The trading prices of many technology and Internet-related company stocks, including ours, have experienced significant price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The trading price of our common stock has increased significantly from our initial public offering price of $6.00 per share, as adjusted for our 2 for 1 stock split. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results.

      The following factors will add to our common stock price's volatility:

     . actual or anticipated variations in our quarterly results and those of our partner companies;

     . new sales formats or new products or services offered by us, our partner companies and their competitors;

     . changes in our financial estimates and those of our partner companies by securities analysts;

     .  changes in the size, form or rate of our acquisitions;

     . conditions or trends in the Internet industry in general and the B2B e-commerce industry in particular;

     . announcements by our partner companies and their competitors of technological innovations;

     . announcements by us or our partner companies or our competitors of significant acquisitions, strategic partnerships or joint ventures;

     . changes in the market valuations of our partner companies and other Internet companies;

     .  our capital commitments;

     . negative changes in the public's perception of the prospects of e-commerce companies;

     . general economic conditions such as a recession, or interest rate or currency rate fluctuations;

     . additions or departures of our key personnel and key personnel of our partner companies; and

     .  additional sales of our securities.

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our partner companies, that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors are discussed in the "Risk Factors" section beginning on page 7 of this prospectus, and include, among other things:

     .  development of an e-commerce market;

     . our ability to identify trends in our markets and the markets of our partner companies and to offer new solutions that address the changing needs of these markets;

     .  our ability to successfully execute our business model;

     . our partner companies' ability to compete successfully against direct and indirect competitors;

     .  our ability to acquire interests in additional companies;

     . our ability to expand our business successfully into international markets;

     .  growth in demand for Internet products and services; and

     .  adoption of the Internet as an advertising medium.

      In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

      The net proceeds to us from the offering are expected to be approximately $241.8 million after deduction of underwriting discounts and commissions and estimated offering expenses payable by us. Based on an assumed offering price of $80.50 per share adjusted to show the effect of a 2 for 1 stock split of all shares of our common stock outstanding on December 6, 1999, our net proceeds from the sale of the 6,000,000 shares of our common stock in the concurrent offering will be approximately $461.1 million ($530.5 million if the underwriters' over-allotment option is exercised in full), after deduction of underwriting discounts and commissions and estimated offering expenses payable by us.

      We intend to use the net proceeds from this offering and the concurrent offering to repay any balance outstanding on our revolving bank credit facility, to acquire interests in additional B2B e-commerce companies, to increase the amount of our interests in our existing partner companies, to pay interest on our convertible notes, and for general corporate purposes, including working capital. During the period from October 1, 1999 through December 2, 1999, we used approximately $137.7 million to acquire interests in or make advances to 22 new and existing partner companies. As of December 2, 1999, we were contingently obligated for approximately $3.3 million of guarantee commitments and $19.6 million of funding commitments to existing partner companies and as of December 2, 1999, our commitments to new and existing partner companies that require funding in the next 12 months totaled $37.1 million. We are continually in discussions to acquire ownership interests in new or existing partner companies. We are currently in preliminary discussions for a significant acquisition of an ownership interest in a new partner company. However, we have no binding obligations with respect to this or any other acquisitions, except for the commitments described above. Our bank credit facility matures in April 2000 and bears interest, at our option, at prime and/or LIBOR plus 2.5%. At December 2, 1999, there was no outstanding balance under the bank credit facility. We use monies borrowed under the bank credit facility primarily to acquire interests in new or existing partner companies. Pending use of the net proceeds for the above purposes, we intend to invest the funds primarily in cash, cash equivalents, direct or guaranteed obligations of the United States or other highly liquid, high quality debt instruments.

                                DIVIDEND POLICY

      We have never declared or paid cash dividends on our capital stock, and we do not intend to pay cash dividends in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

                          PRICE RANGE OF COMMON STOCK

      Our common stock has been traded on the Nasdaq National Market since August 5, 1999 under the symbol "ICGE." Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low prices per share of the common stock on the Nasdaq National Market adjusted to show the effect of a 2 for 1 stock split of all shares of our common stock outstanding on December 6, 1999.

     1999                                                          High   Low
     ----                                                         ------ ------
     Third Quarter (from August 5, 1999)......................... $53.75 $ 7.00
     Fourth Quarter (through December 2, 1999)................... $97.78 $43.00

      On December 2, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $80.50 per share. As of December 2, 1999, there were approximately 978 holders of record of our common stock.

                               THE REORGANIZATION

      Internet Capital Group, Inc. is a successor to a business originally founded in March 1996 as a Delaware limited liability company under the name Internet Capital Group, L.L.C. As a limited liability company, Internet Capital Group, L.L.C. was treated for income tax purposes as a partnership with taxes on the income generated by Internet Capital Group, L.L.C. paid by its members. Internet Capital Group, L.L.C. merged into Internet Capital Group, Inc. on February 2, 1999, with Internet Capital Group, Inc. surviving (the "Reorganization"). In connection with the Reorganization and as required by its limited liability company agreement to satisfy the members' tax liabilities, Internet Capital Group, L.L.C. declared a $10.7 million distribution to its members. Internet Capital Group, Inc. has assumed all liabilities of Internet Capital Group, L.L.C., including the distribution to members of Internet Capital Group, L.L.C. The distributions made to some of the members of Internet Capital Group, L.L.C. are described in detail below under the heading "Certain Transactions." Also as part of the Reorganization, Internet Capital Group, Inc. issued 164,011,098 shares of common stock to the members of Internet Capital Group, L.L.C. The separate existence of Internet Capital Group, L.L.C. ceased in connection with the Reorganization.

                              CONCURRENT OFFERING

      We are offering 6,000,000 shares of our common stock in the concurrent offering. Completion of the common stock offering is not a condition to the completion of this offering.

                            PRIVATE PLACEMENTS

      We have entered into an agreement with AT&T Corp. pursuant to which we will sell to AT&T Corp. 609,533 shares of our common stock for $50 million. The private placement to AT&T Corp. is not conditioned upon the completion of our public offering of common stock. In addition, we are offering $20 million of shares of our common stock to Internet Assets, Inc. in a private placement at the public offering price of our public offering of common stock. The private placement to Internet Assets, Inc. is conditioned upon the completion of our public offering of common stock.

                                 CAPITALIZATION

      The following table sets forth our capitalization on an Actual basis as of September 30, 1999.

      The table also sets forth our capitalization on an As Adjusted basis as if the following events occurred on September 30, 1999:

     . the issuance and sale of $250 million of our % convertible subordinated notes due 2004 in this offering;

     . the issuance and sale of 6,000,000 shares of our common stock in the concurrent offering;

     . the issuance and sale to AT&T Corp. of 609,533 shares of our common stock for $50 million; and

     . the issuance and sale to Internet Assets, Inc. upon closing of the concurrent offering of $20 million of our common stock in a private placement, equaling 248,447 shares based on the split-adjusted closing price of our common stock on December 2, 1999 of $80.50.

      The table below includes deductions for estimated underwriting discounts and commissions, and for estimated offering expenses.

      Common stock data is as of November 30, 1999 and excludes:

     .  the shares of common stock issuable upon conversion of the notes;

     . the exercise of the underwriters' over-allotment options in connection with this offering and the concurrent offering;

     . options to purchase 5,114,000 shares of common stock under our equity plans at a weighted average exercise price of $21.88 per share;

     . 1,381,032 shares of common stock issuable upon exercise of options reserved for grant;

     . the warrants outstanding to purchase 2,976,493 shares at a weighted average exercise price of $5.87 per share; and

     . 1,049,425 shares of our common stock issuable upon exercise of an option under an agreement related to the acquisition of a partner company ownership interest.

                                                      September 30, 1999
                                                  ----------------------------
                                                     Actual     As Adjusted(1)
                                                  ------------  --------------
Long-term debt................................... $  1,633,360  $    1,633,360
Convertible subordinated notes...................          --      250,000,000
Shareholders' equity:
  Preferred stock, $.01 par value; 10,000,000
   shares authorized; none issued and
   outstanding-actual, and as adjusted...........          --              --
  Common stock, $.001 par value; 300,000,000
   shares authorized; 253,014,086 shares issued
   and outstanding-actual;
   259,872,066 shares issued and outstanding as
   adjusted......................................      253,014         259,872
Additional paid-in capital.......................  510,325,881   1,041,407,742
Retained earnings (accumulated deficit)..........   (3,165,920)     (3,165,920)
Unamortized deferred compensation................  (14,371,190)    (14,371,190)
Notes receivable--shareholders...................  (81,147,592)    (81,147,592)
Accumulated other comprehensive income...........    6,622,404       6,622,404
                                                  ------------  --------------
    Total shareholders' equity...................  418,516,597     949,605,316
                                                  ------------  --------------
      Total capitalization....................... $420,149,957  $1,201,238,676
                                                  ============  ==============

--------

(1) Completion of the concurrent offering is not a condition to the completion of this offering. If we do not complete the issuance and sale of 6,000,000 shares of our common stock in the concurrent offering and the private placements, as adjusted common stock would be $253,014, adjusted additional paid-in capital would be $510,325,881, as adjusted total stockholder's equity would be $418,516,597 and adjusted total capitalization would be $670,149,957.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      You should read the following selected consolidated financial data in conjunction with our Consolidated Financial Statements, including the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The Consolidated Statements of Operations Data from March 4, 1996, the date of our inception, through December 31, 1996 and for the years ended December 31, 1997 and 1998, and Consolidated Balance Sheet Data at December 31, 1997 and 1998 have been derived from the Consolidated Financial Statements, that have been audited by KPMG LLP, independent auditors, included elsewhere in this prospectus. The Consolidated Balance Sheet Data at December 31, 1996 has been derived from the Consolidated Financial Statements that have been audited by KPMG LLP, independent auditors, which are not included in this prospectus. The Consolidated Statements of Operations Data for the nine months ended September 30, 1998 and 1999 and the Consolidated Balance Sheet Data at September 30, 1999 have been derived from the unaudited Consolidated Financial Statements included elsewhere in this prospectus. The pro forma net income and net income per share information included in the Consolidated Statements of Operations Data for the year ended December 31, 1998 and the nine months ended September 30, 1999 is unaudited data derived from the Consolidated Financial Statements included elsewhere in this prospectus and reflect our taxation as a corporation since January 1, 1998 and 1999, respectively, although we have been taxed as a corporation only since February 2, 1999.

                                                                          (Unaudited)
                          March 4, 1996                                Nine Months Ended
                          (Inception) to Year Ended December 31,         September 30,
                           December 31,  -------------------------  -------------------------
                               1996         1997          1998         1998          1999
                          -------------- -----------  ------------  -----------  ------------
Consolidated Statements
 of Operations Data:
Revenue.................   $    285,140  $   791,822  $  3,134,769  $ 1,861,799  $ 14,783,096
Operating Expenses
 Cost of revenue........        427,470    1,767,017     4,642,528    2,898,700     7,424,594
 Selling, general and
  administrative........      1,920,898    5,742,606    15,513,831    9,829,594    31,002,518
                           ------------  -----------  ------------  -----------  ------------
 Total operating
  expenses..............      2,348,368    7,509,623    20,156,359   12,728,294    38,427,112
                           ------------  -----------  ------------  -----------  ------------
                             (2,063,228)  (6,717,801)  (17,021,590) (10,866,495)  (23,644,016)
Other income, net.......            --           --     30,483,177   23,514,321    47,001,191
Interest income
 (expense), net.........         88,098      138,286       924,588      513,652     2,406,446
                           ------------  -----------  ------------  -----------  ------------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........     (1,975,130)  (6,579,515)   14,386,175   13,161,478    25,763,621
Income taxes............            --           --            --           --     12,840,423
Minority interest.......        427,185     (106,411)    5,381,640    2,699,112     4,133,057
Equity income (loss)....       (514,540)     106,298    (5,868,887)  (3,969,734)  (49,141,961)
                           ------------  -----------  ------------  -----------  ------------
Net Income (Loss).......   $ (2,062,485) $(6,579,628) $ 13,898,928  $11,890,856  $ (6,404,860)
                           ============  ===========  ============  ===========  ============
Net Income (loss) per
 share--diluted.........   $      (0.05) $     (0.10) $       0.12  $      0.11  $      (0.03)
Weighted average shares
 outstanding--diluted...     40,791,548   68,197,688   112,298,578  105,674,672   185,103,758
Pro forma net income
 (unaudited)............                              $  8,756,325               $(12,509,434)
Pro forma net income per
 share--diluted
 (unaudited)............                              $       0.08               $      (0.07)
Ratio of earnings to
 fixed charges
 (unaudited)(a).........                                      38.7x                      13.2x

                                         December 31,              (Unaudited)
                              ----------------------------------- September 30,
                                 1996        1997        1998         1999
                              ----------- ----------- ----------- -------------
Consolidated Balance Sheet
 Data:
Cash and cash equivalents...  $ 3,215,256 $ 5,967,461 $26,840,904 $186,137,151
Working capital.............    4,883,129   2,390,762  20,452,438  200,369,744
Total assets................   13,629,407  31,481,016  96,785,975  470,227,369
Long-term debt..............      167,067     399,948     351,924    1,633,360
Total shareholders' equity..   12,858,856  26,634,675  80,724,378  418,516,597

--------
(a) Earnings were insufficient to cover fixed charges by $1,975,130 and $6,327,305 during the period March 4, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus.

General

      Internet Capital Group is an Internet holding company actively engaged in B2B e-commerce through a network of partner companies. As of September 30, 1999, we owned interests in 39 B2B e-commerce companies, which we refer to as our partner companies. We focus on two types of B2B e-commerce companies, which we call market makers and infrastructure service providers.

      Because we acquire significant interests in B2B e-commerce companies, many of which generate net losses, we have experienced, and expect to continue to experience, significant volatility in our quarterly results. We do not know if we will report net income in any period, and we expect that we will report net losses in many quarters for the foreseeable future. While our partner companies have consistently reported losses, we have recorded net income in certain periods and experienced significant volatility from period to period due to one-time transactions and other events incidental to our ownership interests in and advances to partner companies. These transactions and events are described in more detail under "Net Results of Operations-- General ICG Operations--Other Income" and include dispositions of, and changes to, our partner company ownership interests, dispositions of our holdings of available-for-sale securities, and impairment charges. On a continuous basis, but no less frequently than at the end of each reporting period, we evaluate the carrying value of our ownership interests in and advances to each of our partner companies for possible impairment based on achievement of business plan objectives and milestones, the fair value of each ownership interest and advance in the partner company relative to carrying value, the financial condition and prospects of the partner company, and other relevant factors. The business plan objectives and milestones we consider include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a Web site or the hiring of key employees. The fair value of our ownership interests in and advances to privately held partner companies is generally determined based on the value at which independent third parties have invested or have committed to invest in our partner companies.

      The presentation and content of our financial statements is largely a function of the presentation and content of the financial statements of our partner companies. To the extent our partner companies change the presentation or content of their financial statements, as may be required upon review by the Securities and Exchange Commission or changes in accounting literature, the presentation and content of our financial statements may also change.

      On August 23, 1999 the Securities and Exchange Commission granted our request for an exemption under Section 3(b)(2) of the Investment Company Act, declaring us to be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. Because of our operating focus, the significant ownership interests we hold in our partner companies and the greater operating flexibility we obtain from the exemptive order, we do not believe that the Investment Company Act will adversely affect our operations or shareholder value.

Effect of Various Accounting Methods on our Results of Operations

      The various interests that we acquire in our partner companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in a partner company.

      Consolidation. Partner companies in which we directly or indirectly own more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a partner company's results of operations are reflected within our Consolidated Statements of Operations. Participation of other partner company shareholders in the earnings or losses of a consolidated partner company is reflected in the caption "Minority interest" in our Consolidated Statements of Operations. Minority interest adjusts our consolidated net results of operations to reflect only our share of the earnings or losses of the consolidated partner company. VerticalNet was our only consolidated partner company through December 31, 1998. However, due to VerticalNet's initial public offering in February 1999, our voting ownership interest in VerticalNet decreased below 50%. Therefore, we apply the equity method of accounting beginning in February 1999. We acquired controlling majority voting interests in Breakaway Solutions during the three months ended March 31, 1999, EmployeeLife.com and iParts during the three months ended June 30, 1999, and CyberCrop.com during the three months ended September 30, 1999, each of which was consolidated from the date of its acquisition. As of September 30, 1999, Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts were our only consolidated partner companies. In December 1999, AgProducer Network changed its name to CyberCrop.com.

      The effect of a partner company's net results of operations on our net results of operations is generally the same under either the consolidation method of accounting or the equity method of accounting, because under each of these methods only our share of the earnings or losses of a partner company is reflected in our net results of operations in the Consolidated Statements of Operations.

      Equity Method. Partner companies whose results we do not consolidate, but over whom we exercise significant influence, are generally accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a partner company depends on an evaluation of several factors including, among others, representation on the partner company's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the partner company, including voting rights associated with our holdings in common, preferred and other convertible instruments in the partner company. Under the equity method of accounting, a partner company's results of operations are not reflected within our Consolidated Statements of Operations; however, our share of the earnings or losses of the partner company is reflected in the caption "Equity income
(loss)" in the Consolidated Statements of Operations. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. As of September 30, 1999, we accounted for 22 of our partner companies under this method.

      Our partner companies accounted for under the equity method of accounting at December 31, 1998 and September 30, 1999 included:

                                                           Voting Ownership
                                              Partner --------------------------
                                              Company December 31, September 30,
                                               Since      1998         1999
                                              ------- ------------ -------------
   EQUITY METHOD:
   asseTrade.com, Inc. ......................  1999       N/A           26%
   Bidcom, Inc. .............................  1999       N/A           24%
   Blackboard Inc. ..........................  1998       35%           30%
   CommerceQuest, Inc. ......................  1998       N/A           29%
   Commerx, Inc. ............................  1998       34%           42%
   ComputerJobs.com, Inc. ...................  1998       33%           33%
   eMarketWorld, Inc. .......................  1999       N/A           42%
   Internet Commerce Systems, Inc. ..........  1999       N/A           43%
   LinkShare Corporation.....................  1998       34%           34%

                                                          Voting Ownership
                                             Partner --------------------------
                                             Company December 31, September 30,
                                              Since      1998         1999
                                             ------- ------------ -------------
   EQUITY METHOD:
   NetVendor Inc............................  1999       N/A           26%
   ONVIA.com, Inc. .........................  1999       N/A           20%
   PaperExchange.com LLC....................  1999       N/A           27%
   Plan Sponsor Exchange, Inc...............  1999       N/A           46%
   Residential Delivery Services, Inc.......  1999       N/A           38%
   SageMaker, Inc. .........................  1998       22%           27%
   Sky Alland Marketing, Inc. ..............  1996       31%           31%
   StarCite, Inc............................  1999       N/A           43%
   Syncra Software, Inc. ...................  1998       53%           35%
   United Messaging, Inc....................  1999       N/A           41%
   Universal Access, Inc....................  1999       N/A           26%
   VerticalNet, Inc. .......................  1996       N/A           35%
   Vivant! Corporation .....................  1998       23%           23%

      As of September 30, 1999, we owned voting convertible preferred stock in all companies listed except VerticalNet. In addition, we also owned common stock in CommerceQuest, SageMaker, Sky Alland Marketing and Universal Access. Our voting ownership in VerticalNet consisted only of common stock at September 30, 1999. VerticalNet was consolidated at December 31, 1998. CommerceQuest and Universal Access were accounted for under the cost method of accounting at December 31, 1998. We have representation on the board of directors of all of the above partner companies.

      Most of our equity method partner companies are in a very early stage of development and have not generated significant revenues. In addition, most equity method partner companies incurred substantial losses in 1998 and are expected to continue to incur substantial losses in 1999. One equity method partner company at December 31, 1998 generated a net profit of less than $1 million in 1998; however, this partner company is not expected to generate a profit in 1999.

      Cost Method. Partner companies not accounted for under either the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, our share of the earnings or losses of these companies is not included in our Consolidated Statements of Operations.

      Our partner companies accounted for under the cost method of accounting at December 31, 1998 and September 30, 1999 included:

                                                           Voting Ownership
                                              Partner --------------------------
                                              Company December 31, September 30,
                                               Since      1998         1999
                                              ------- ------------ -------------
   COST METHOD:
   Arbinet Communications, Inc...............  1999       N/A           16%
   AUTOVIA Corporation.......................  1998       15%           15%
   Benchmarking Partners, Inc. ..............  1996       13%           13%
   ClearCommerce Corp. ......................  1997       17%           15%
   Collabria, Inc. ..........................  1999       N/A           12%
   CommerceQuest, Inc. ......................  1998        0%           N/A
   Context Integration, Inc. ................  1997       18%           18%
   Deja.com, Inc. ...........................  1997        0%            1%
   e-Chemicals, Inc. ........................  1998        0%            0%
   Entegrity Solutions Corporation...........  1996       12%           12%
   PrivaSeek, Inc. ..........................  1998       16%           16%
   Servicesoft Technologies, Inc. ...........  1998       12%            6%
   TRADEX Technologies, Inc. ................  1999       N/A           10%
   US Interactive, Inc. .....................  1996        4%            3%

      In most cases, we have representation on the board of directors of the above companies, including those in which we hold non-voting securities. As of September 30, 1999, we owned voting convertible preferred stock in all companies listed except Deja.com, in which we owned non-voting convertible preferred stock, and e-Chemicals, in which we owned non-voting convertible debentures. We record our ownership in debt securities at cost as we have the ability and intent to hold these securities until maturity. In addition to our investments in voting and non-voting equity and debt securities, we also periodically make advances to our partner companies in the form of promissory notes. There were advances to cost method partner companies totaling $0.8 million at September 30, 1999. During the three months ended September 30, 1999, RapidAutoNet Corporation changed its name to AUTOVIA Corporation.

      Most of our cost method partner companies are in a very early stage of development and have not generated significant revenues. In addition, most cost method partner companies incurred substantial losses in 1998 and are expected to continue to incur substantial losses in 1999. Two cost method partner companies were profitable in 1998, one of which is not expected to be profitable in 1999. None of our cost method partner companies have paid dividends during our period of ownership and they generally do not intend to pay dividends in the foreseeable future.

Effect of Various Accounting Methods on the Presentation of our Financial Statements

      The presentation of our financial statements may differ from period to period primarily due to whether or not we apply the consolidation method of accounting or the equity method of accounting. For example, since our inception through December 31, 1998 we consolidated VerticalNet's financial statements with our own. However, due to VerticalNet's initial public offering in February 1999, our voting ownership interest in VerticalNet decreased to below 50%. Therefore, we have applied the equity method of accounting since February 1999.

      We acquired controlling majority voting interests in Breakaway Solutions during the three months ended March 31, 1999, EmployeeLife.com and iParts during the three months ended June 30, 1999, and CyberCrop.com during the three months ended September 30, 1999, each of which was consolidated from the date of its acquisition. The presentation of our financial statements looks substantially different as a result of consolidating Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts and no longer consolidating VerticalNet in our financial statements for the nine months ended September 30, 1999 versus the comparable period in the prior year.

      To understand our net results of operations and financial position without the effect of consolidating our majority owned subsidiaries, Note 12 to our Consolidated Financial Statements summarizes our Parent Company Statements of Operations and Balance Sheets which treat VerticalNet, Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts as if they were accounted for under the equity method of accounting for all periods presented. Our share of the losses of VerticalNet, Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts is included in "Equity income (loss)" in the Parent Company Statements of Operations. The losses recorded in excess of the carrying value of VerticalNet at December 31, 1997 and 1998 are included in "Non-current liabilities" and the carrying value of VerticalNet, Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts as of September 30, 1999 are included in "Ownership interests in and advances to Partner Companies" in the Parent Company Balance Sheets.

Net Results of Operations

      Our reportable segments determined in accordance with Statement of Financial Accounting Standards No. 131 are Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet for the period from our inception on March 4, 1996 through December 31, 1998 and Breakaway Solutions, CyberCrop.com, EmployeeLife.com and iParts from their dates of acquisition in 1999, and recording our share of earnings or losses of partner companies accounted for under the equity method of accounting. General ICG Operations represents the expenses of providing strategic and operational support to our partner companies, as well as the related administrative costs related to these expenses. General ICG Operations also includes the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general.

      VerticalNet was our only consolidated partner company through December 31, 1998. All of our consolidated revenue and a significant portion of our consolidated operating expenses from our inception on March 4, 1996 through December 31, 1998 were attributable to VerticalNet. For the three and nine months ended September 30, 1999, Breakaway Solutions was consolidated and accounted for nearly all of our consolidated revenue and a significant portion of our consolidated operating expenses.

      Breakaway Solutions, CyberCrop.com, EmployeeLife.com, and iParts were consolidated during the period ended September 30, 1999. CyberCrop.com, EmployeeLife.com and iParts are development stage companies, have generated negligible revenue since their inception, and incurred operating expenses of $1.4 million during the nine months ended September 30, 1999.

      During the periods ending December 31, 1996, 1997 and 1998 we acquired equity ownership interests in VerticalNet for $1 million, $2 million and $4 million, respectively. In 1998, we made advances to VerticalNet in the form of convertible notes of $5 million, of which $.8 million was repaid by VerticalNet, $2.1 million was purchased from us by one of our shareholders, and $2.1 million was converted into common stock during the three months ended March 31, 1999.

      As of September 30, 1999, VerticalNet owned and operated 51 industry-specific trade communities. Advertising revenue and Web site development fees represented all of VerticalNet's revenue in 1996 and 1997. In 1998, most of VerticalNet's revenue was generated from selling advertisements to industry suppliers in its trade communities.

      VerticalNet sells storefront and banner advertising and event sponsorships in its trade communities. The duration of a storefront advertisement is typically for a period of one year, while banner advertisements are typically for a period of three months. All advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that the collection is reasonably assured. VerticalNet also generates revenue from career services, education, and e-commerce, specifically the sale of books and third party software for which they receive a transaction fee, and from barter transactions.

      Breakaway Solutions is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. Breakaway Solutions' services consist of Breakaway Solutions strategy consulting, Breakaway Solutions Internet solutions, Breakaway Solutions eCRM solutions and Breakaway Solutions application hosting. From Breakaway Solutions' inception in 1992 through 1998, Breakaway Solutions' operating activities primarily consisted of providing strategy consulting and systems integration services. Prior to Breakaway Solutions' acquisition of Applica in 1999, Breakaway Solutions derived no revenues from application hosting. Breakaway Solutions believes, however, that application hosting will account for a significantly greater portion of revenues in the future. Breakaway Solutions generated $3.5 million, $6.1 million and $10 million of revenue in 1996, 1997 and 1998, respectively, resulting in net income in 1996 and 1997 of $.6 million and $1.1 million, respectively, and a net loss in 1998 of $.6 million.

      A significant portion of our net results of operations is derived from corporations in which we hold a significant minority ownership interest accounted for under the equity method of accounting. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. As of September 30, 1999, we accounted for 22 of our partner companies under this method. Under this method, the net results of operations of these entities are not reflected within our Consolidated Statements of Operations; however, our share of these companies' earnings or losses is reflected in the caption "Equity income (loss)" in the Consolidated Statements of Operations.

      Our consolidated net results of operations consisted of the following:

                                                                           (Unaudited)
                          March 4, 1996                                 Nine Months Ended
                          (Inception) to Year Ended December 31,          September 30,
                           December 31,  -------------------------  --------------------------
                               1996         1997          1998          1998          1999
                          -------------- -----------  ------------  ------------  ------------
Summary of Consolidated
 Net Income (Loss)
 Partner Company
  Operations............   $  (796,202)  $(4,778,902) $(14,081,522) $ (9,605,039) $(55,858,002)
 General ICG
  Operations............    (1,266,283)   (1,800,726)   27,980,450    21,495,895    49,453,142
                           -----------   -----------  ------------  ------------  ------------
 Net income (loss) --
   Consolidated Total...   $(2,062,485)  $(6,579,628) $ 13,898,928  $ 11,890,856  $ (6,404,860)
                           ===========   ===========  ============  ============  ============
Partner Company
 Operations
 Revenue................   $   285,140   $   791,822  $  3,134,769  $  1,861,799  $ 14,783,096
 Operating expenses
 Cost of revenue........       427,470     1,767,017     4,642,528     2,898,700     7,424,594
 Selling, general and
  administrative........       560,077     3,688,488    12,001,245     7,312,682    18,267,184
                           -----------   -----------  ------------  ------------  ------------
 Total operating
  expenses..............       987,547     5,455,505    16,643,773    10,211,382    25,691,778
                           -----------   -----------  ------------  ------------  ------------
                              (702,407)   (4,663,683)  (13,509,004)   (8,349,583)  (10,908,682)
 Other income (expense),
  net...................            --            --            --            --        27,607
 Interest income........         7,491        10,999       212,130       164,535        85,946
 Interest expense.......       (13,931)     (126,105)     (297,401)     (149,369)      (53,969)
                           -----------   -----------  ------------  ------------  ------------
 Income (loss) before
  income taxes, minority
  interest and equity
  income (loss).........      (708,847)   (4,778,789)  (13,594,275)   (8,334,417)  (10,849,098)
 Income taxes...........            --            --            --            --            --
 Minority interest......       427,185      (106,411)    5,381,640    2,699, 112     4,133,057
 Equity income (loss)...      (514,540)      106,298    (5,868,887)   (3,969,734)  (49,141,961)
                           -----------   -----------  ------------  ------------  ------------
 Loss from Partner
  Company Operations....   $  (796,202)  $(4,778,902) $(14,081,522) $ (9,605,039) $(55,858,002)
                           ===========   ===========  ============  ============  ============
General ICG Operations
 General and
  administrative........   $ 1,360,821   $ 2,054,118  $  3,512,586  $  2,516,912  $ 12,735,334
                           -----------   -----------  ------------  ------------  ------------
                            (1,360,821)   (2,054,118)   (3,512,586)   (2,516,912)  (12,735,334)
 Other income (expense),
  net...................            --            --    30,483,177    23,514,321    46,973,584
 Interest income........        94,538       253,392     1,093,657       582,234     4,090,824
 Interest expense.......            --            --       (83,798)      (83,748)   (1,716,355)
                           -----------   -----------  ------------  ------------  ------------
 Income (loss) from
  General ICG Operations
  before income taxes...    (1,266,283)   (1,800,726)   27,980,450    21,495,895    36,612,719
 Income taxes...........            --            --            --            --    12,840,423
                           -----------   -----------  ------------  ------------  ------------
 Income (loss) from
  General ICG
  Operations............   $(1,266,283)  $(1,800,726) $ 27,980,450  $ 21,495,895  $ 49,453,142
                           ===========   ===========  ============  ============  ============
Consolidated Total
 Revenue................   $   285,140   $   791,822  $  3,134,769  $  1,861,799  $ 14,783,096
 Operating expenses
 Cost of revenue........       427,470     1,767,017     4,642,528     2,898,700     7,424,594
 Selling, general and
  administrative........     1,920,898     5,742,606    15,513,831     9,829,594    31,002,518
                           -----------   -----------  ------------  ------------  ------------
 Total operating
  expenses..............     2,348,368     7,509,623    20,156,359    12,728,294    38,427,112
                           -----------   -----------  ------------  ------------  ------------
                            (2,063,228)   (6,717,801)  (17,021,590)  (10,866,495)  (23,644,016)
 Other income (expense),
  net...................            --            --    30,483,177    23,514,321    47,001,191
 Interest income........       102,029       264,391     1,305,787       746,769     4,176,770
 Interest expense.......       (13,931)     (126,105)     (381,199)     (233,117)   (1,770,324)
                           -----------   -----------  ------------  ------------  ------------
 Income (loss) before
  income taxes, minority
  interest and equity
  income (loss).........    (1,975,130)   (6,579,515)   14,386,175    13,161,478    25,763,621
 Income taxes...........            --            --            --            --    12,840,423
 Minority interest......       427,185      (106,411)    5,381,640     2,699,112     4,133,057
 Equity income (loss)...      (514,540)      106,298    (5,868,887)   (3,969,734)  (49,141,961)
                           -----------   -----------  ------------  ------------  ------------
 Net income (loss) --
   Consolidated Total...   $(2,062,485)  $(6,579,628) $ 13,898,928  $ 11,890,856  $ (6,404,860)
                           ===========   ===========  ============  ============  ============
 Pretax income (loss)...                              $ 13,898,928                $(19,245,283)
 Pro forma income
  taxes.................                                (5,142,603)                  6,735,849
                                                      ------------                ------------
 Pro forma net income
  (loss)................                              $  8,756,325                $(12,509,434)
                                                      ============                ============

Net Results of Operations-Partner Company Operations

Breakaway Solutions-Analysis of Nine Months Ended September 30, 1999

      The following is a discussion of Breakaway Solutions' net results of operations for the nine months ended September 30, 1999. Breakaway Solutions' comparative results of operations for the nine months ended September 30, 1998 are not meaningful.

      Revenue. Breakaway Solutions' revenue of $14.7 million for the nine months ended September 30, 1999, was derived primarily from Internet professional services and eCRM solutions. Through organic growth and acquisitions, Breakaway Solutions has expanded in 1999 into custom Web development and application hosting.

      Cost of Revenue. Cost of revenue of $7 million for the nine months ended September 30, 1999, consists primarily of Breakaway Solutions' personnel-related costs of providing its services. As Breakaway Solutions expands into custom Web development and application hosting, it is incurring the direct costs of these operations.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses of $14.7 million for the nine months ended September 30, 1999, consist of trade show expenses, personnel costs, facility costs, professional fees and general costs to support operations. Breakaway Solutions expects selling, general and administrative expenses to increase significantly in future periods due to the expected growth in its infrastructure, hiring of additional dedicated sales and marketing employees and the expected significant amortization of intangible assets from its acquisitions. Also included in selling, general and administrative expenses for the nine months ended September 30, 1999 was $2.5 million of goodwill amortization related to the acquisition of our ownership interest in Breakaway Solutions.

VerticalNet-Analysis of Three Year Period Ended December 31, 1998

      For the periods ended December 31, 1996, 1997 and 1998, VerticalNet was our only consolidated partner company. The following is a discussion of VerticalNet's net results of operations for the three year period ended December 31, 1998:

      Revenue. Revenue was $.3 million for the year ended December 31, 1996, $.8 million for the year ended December 31, 1997 and $3.1 million for the year ended December 31, 1998. The increase in revenue was due primarily to an increase in the number of advertisers as a result of VerticalNet's marketing efforts and the increase in the number of industry-specific trade communities from 16 as of December 31, 1997 to 33 as of December 31, 1998.

      Cost of Revenue. Cost of revenue was $.4 million in 1996, $1.8 million in 1997 and $4.6 million in 1998. Cost of revenue consists of editorial, operational and product development expenses. The increase in cost of revenue was due to increased staffing and the costs of enhancing the features, content and services of VerticalNet's industry-specific trade communities, as well as increasing the overall number of trade communities.

      Selling, General and Administrative Expenses. Selling expenses were $.3 million for the year ended December 31, 1996, $2.3 million for the year ended December 31, 1997 and $7.9 million for the year ended December 31, 1998. The increase in selling expenses was primarily due to the increased number of sales and marketing personnel, increased sales commissions and increased expenses related to promoting VerticalNet's industry-specific trade communities. General and administrative expenses were $.3 million for the year ended December 31, 1996, $1.4 million for the year ended December 31, 1997 and $4.1 million for the year ended December 31, 1998. The increase in general and administrative expenses was due primarily to increased staffing levels, higher facility costs, professional fees to support the growth of VerticalNet's infrastructure and goodwill amortization related to VerticalNet's 1998 acquisitions.

Equity Income (Loss)

      A significant portion of our net results of operations is derived from companies in which we hold a significant minority ownership interest. These companies are accounted for under the equity method of accounting. Equity income (loss) fluctuates with the number of companies accounted for under the equity method, our voting ownership percentage in these companies, the amortization of goodwill related to newly acquired equity method companies, and the net results of operations of these companies. During the year ended December 31, 1998 and the nine months ended September 30, 1999, we utilized $119.1 million to acquire partner companies accounted for under the equity method of accounting which resulted in goodwill of $77.4 million, which will be amortized over 3 years.

      In the periods ended December 31, 1996 and 1997, Sky Alland Marketing was our only partner company accounted for under the equity method. Sky Alland Marketing's net results of operations in 1997 improved compared to 1996.

      The significant change in equity income (loss) from 1997 to 1998 reflects a decrease in the net results of operations at Sky Alland Marketing and the effect of equity method partner companies in which we acquired an interest during 1998. One of these companies, Syncra Software, Inc., represented approximately $4.3 million of our $5.9 million equity loss in 1998. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. Most of these companies are in a very early stage of development and incurred substantial losses in 1998, and our share of these losses was substantial.

      Our ownership interest in VerticalNet is not consolidated in our financial statements for periods after December 31, 1998 but is accounted for under the equity method of accounting as a result of our lower ownership interest in VerticalNet following the completion of its initial public offering in February 1999. For the nine months ended September 30, 1999, VerticalNet had revenue of $10.7 million, and a net loss of $38.2 million compared to revenue of $1.9 million and a net loss of $8.3 million for the comparable period in 1998. VerticalNet's revenue increased period to period primarily due to a significant increase in the number of storefronts as it grew the number of its vertical trade communities from 29 as of September 30, 1998 to 51 as of September 30, 1999. In addition, barter transactions, in which VerticalNet received advertising or other services in exchange for advertising on its Web sites, accounted for 23% of revenues for the nine months ended September 30, 1999 compared to 19% for the same period in 1998. VerticalNet's losses increased period to period due to its costs of maintaining, operating, promoting and increasing the number of its vertical trade communities increasing more than revenue and a one time non-recurring charge of $13.6 million for in-process research and development expensed in August 1999 relating to VerticalNet's acquisition of Isadra.

      During the nine months ended September 30, 1999 we accounted for 22 companies under the equity method of accounting, including VerticalNet, compared to three companies during the comparable 1998 periods. All 22 of the companies incurred losses in the period ended September 30, 1999. Our equity loss of $49.1 million for the nine months ended September 30, 1999 consisted of $37.9 million related to our share of the equity method companies' losses and $11.2 million of amortization of the excess of cost over net book value of these companies. Of the $22.8 million and $37.9 million equity loss related to our share of the losses of companies accounted for under the equity method for the three and nine months ended September 30, 1999, $9.0 million and $14.0 million, respectively, were attributable to VerticalNet, while the other 21 companies accounted for the remaining equity losses.

      VerticalNet expects to incur significant net losses for the foreseeable future because of its aggressive expansion plans. Due to the early stage of development of the other companies in which we acquire interests, existing and new partner companies accounted for under the equity method, are expected to incur substantial losses. Our share of these losses is expected to be substantial in 1999.

      While VerticalNet and most of the companies accounted for under the equity method of accounting have generated losses in each of the 1998 and 1999 periods, and therefore in most cases did not incur income tax liabilities, these companies may generate taxable income in the future. Our share of these companies' net income, if generated, would be reduced to the extent of our share of these companies' tax expense.

Net Results of Operations-General ICG Operations

General and Administrative

      Our general and administrative costs consist primarily of employee compensation, outside services such as legal, accounting and consulting, and travel-related costs. These costs also include the amortization of deferred compensation expense in the periods ended December 31, 1996, 1997 and 1998 of $.1 million, $.2 million and $.3 million, respectively, related to restricted stock issuances. We commenced operations in March 1996 with offices in Wayne, Pennsylvania and San Francisco, California. As the number of our employees grew to support our operations and those of our partner companies, our general and administrative costs increased. In late 1998, we opened an office in Boston, Massachusetts, and in 1999 we established operations in Seattle, Washington, and we significantly increased the number of our employees nationwide. As a result of these initiatives, our general and administrative costs increased 406% for the nine months ended September 30, 1999 compared to the comparable periods in 1998. We plan to continue to hire new employees, open new offices, and build our overall infrastructure. While general and administrative costs increased 71% from 1997 to 1998, we expect these costs to continue to be substantially higher compared to historical periods.

      During the year ended December 31, 1998, and the nine months ended September 30, 1999, we recorded aggregate unearned compensation expense of $.7 million and $16.5 million respectively, in connection with the grant of stock options to non-employees and the grant of employee stock options with exercise prices less than the deemed fair value on the respective dates of grant. General and administrative costs for the nine months ended September 30, 1999 include $3.3 million of amortization expense related to stock option grants. Amortization of deferred compensation expense for the year ended December 31, 1999 is expected to approximate $5.8 million. We expect to recognize amortization of deferred compensation expense of $5.6 million in 2000, $3.4 million in 2001, $1.9 million in 2002, $.9 million in 2003 and $.2 million in 2004.

Other Income

      Other income consists of the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general. Other income may include, among other items, gains or losses on the sales of all or a portion of minority interests, gains or losses on the issuances of stock by our partner companies to reflect the change in our share of the net equity of these companies, and impairment charges related to our ownership interests in and advances to partner companies.

      General ICG Operations' other income consisted of the following:

                                         Year Ended      Nine Months Ended
                                          December         September 30,
                                             31,      ------------------------
                                            1998         1998         1999
                                         -----------  -----------  -----------
   Sale of Matchlogic to Excite........  $12,822,162  $12,822,162  $       --
   Sales of Excite holdings............   16,813,844    7,303,162    2,050,837
   Sale of Excite to @Home Corpora-
    tion...............................          --           --     2,719,466
   Sale of WiseWire to Lycos...........    3,324,238    3,324,238          --
   Sales of Lycos holdings.............    1,471,907    1,202,944          --
   Sale of SMART Technologies to i2
    Technologies.......................          --           --     2,941,806
   Issuance of stock by VerticalNet....          --           --    44,595,738
   Partner company impairment charges..   (3,948,974)    (643,049)  (5,340,293)
   Other...............................          --      (495,136)       6,030
                                         -----------  -----------  -----------
                                         $30,483,177  $23,514,321  $46,973,584
                                         ===========  ===========  ===========

      In February 1998, we exchanged all of our holdings of Matchlogic, Inc. for 763,820 shares of Excite, Inc. The $14.3 million market value of the Excite shares received on the date of exchange was used to determine the gain of $12.8 million. Throughout the remainder of 1998, we sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and $16.8 million of gains. During the three month period ended March 31, 1999, we sold 23,738 shares of Excite which resulted in $2.5 million of proceeds and $2.1 million of gains.

      In May 1999, @Home Corporation announced it would exchange its shares for all of the outstanding stock of Excite. As part of this merger, we received shares of @Home Corporation in exchange for our shares in Excite, resulting in a non-operating gain before taxes of $2.7 million.

      In April 1998, we exchanged all of our holdings of WiseWire for 191,922 shares of Lycos, Inc. The $5.3 million market value of the Lycos shares received on the date of exchange was used to determine the gain of $3.3 million. Throughout the remainder of 1998, we sold 169,548 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

      In August 1999, we divested our ownership interest in SMART Technologies, Inc. due to the agreement of merger of SMART Technologies, Inc. and i2 Technologies, Inc. Upon completion of this merger during the three months ended September 30, 1999, our ownership interest in and advances to SMART Technologies, Inc. were converted into cash, common stock and warrants to purchase common stock of i2 Technologies, Inc. Our non-operating gain before taxes from this transaction was $2.9 million.

      Our remaining holdings of @Home Corporation, Lycos, and i2 Technologies at September 30, 1999 are accounted for as available-for-sale securities and are marked to market, with the difference between carrying value and market value, net of deferred taxes, recorded in "Accumulated other comprehensive income" in the shareholders' equity section of our Consolidated Balance Sheets in accordance with Statement of Financial Accounting Standards No. 115.

      As a result of VerticalNet completing its initial public offering in February 1999 and issuing additional shares for an acquisition in 1999, our share of VerticalNet's net equity increased by $44.6 million. This increase adjusts our carrying value in VerticalNet and results in a non-operating gain of $44.6 million, before deferred taxes of $15.6 million, in the nine months ended September 30, 1999. This gain was recorded in accordance with SEC Staff Accounting Bulletin No. 84 and our accounting policy with respect to such transactions. We believe there is a high likelihood that transactions similar to these, in which a partner company we account for under the consolidation or equity method of accounting issues shares of its common stock, will occur in the future and we expect to record gains or losses related to such transactions provided they meet the requirements of SEC Staff Accounting Bulletin No. 84 and our accounting policy. In some cases, as described in SEC Staff Accounting Bulletin No. 84, the occurrence of similar transactions may not result in a non-operating gain or loss but would result in a direct increase or decrease to our shareholders' equity.

      In December 1998, we recorded an impairment charge of $1.9 million for the decrease in value of one of our partner companies accounted for under the cost method of accounting as a result of selling the partner company interest below our carrying value. We had acquired our ownership interest in the partner company during 1996 and 1997. In December 1998, the partner company agreed to be acquired by an independent third party. The transaction was completed in January 1999. The impairment charge we recorded was determined by calculating the difference between the proceeds we received from the sale and our carrying value.

      For the year ended December 31, 1998 and the three months ended September 30, 1999, we recorded impairment charges of $2 million and $5.3 million, respectively, for the other than temporary decline in the fair value of a cost method partner company. From the date we initially acquired an ownership interest in this partner company through September 30, 1999, our funding to this partner company represented all of the outside capital the company had available to fund its net losses and capital asset requirements. During the nine months ended September 30, 1999 we fully guaranteed the partner company's new bank loan and agreed to provide additional funding. We acquired additional non-voting convertible debentures of this partner company for $5 million in April 1999. The impairment charges we recorded were determined by the decrease in net book value of the partner company caused by its net losses, which were funded entirely based on our funding and bank guarantee. Given its continuing losses, we will continue to determine and record impairment charges in a similar manner for this partner company until the status of its financial position improves.

Interest Income

      Our cash, cash equivalents and short-term investments are invested primarily in money market accounts and highly liquid, high quality debt instruments. During 1998, we received $38.2 million of proceeds from the sale of our common stock and $36.4 million of proceeds from the sales of a portion of our holdings in Excite and Lycos. During the nine months ended September 30, 1999, we received $32 million of proceeds from the sale of shares of our common stock, $90 million in convertible notes and approximately $209.1 million in our initial public offering. The increase in interest income in 1998 and the nine months ended September 30, 1999 was primarily due to the significant increase in our cash and cash equivalents throughout 1998 and 1999 as a result of these transactions.

Interest Expense

      During the nine months ended September 30, 1999, we issued $90 million in convertible notes bearing interest at 4.99%. The increase in interest expense in the nine months ended September 30, 1999 was a result of this transaction. Interest accrued through August 5, 1999, the date of our initial public offering, was waived in occordance with the terms of the notes and reclassed to Additional Paid-in-Capital as a result of the conversion of the convertible notes in connection with our initial public offering.

Income Taxes

      From our inception on March 4, 1996 to February 2, 1999, we were organized as a limited liability company and were treated as a partnership for income tax purposes. As a result of our Reorganization as a corporation, we are subject to corporate federal and state income taxes. For informational purposes, the Consolidated Statement of Operations for the year ended December 31, 1998 reflects pro forma income on an after-tax basis assuming we had been taxed as a corporation since January 1, 1998. We did not have any net operating loss carry forwards at December 31, 1998.

      At the time of our Reorganization, we recorded a deferred tax benefit and related deferred tax asset of $7.7 million which primarily represented the excess of tax basis over book basis of our partner companies. For the period from the date of the Reorganization through September 30, 1999, we recorded an additional tax benefit of $5.1 million related to our consolidated results of operations for that period, net of deferred tax expense of $15.6 million relating to our gain on VerticalNet's common stock issuances.

      We have not recorded a valuation allowance related to our gross deferred tax assets because we believe it is more likely than not that we will realize the benefits of these assets. The assets relate primarily to the excess of tax basis over book basis of our partner companies. These differences in basis represent capital losses for tax purposes which, if recognized, can only be deducted to the extent of capital gains. Additionally, these losses may be carried back three years and carried forward five years from the year in which they occur. While selling any portion of our ownership interests in partner companies is something we will not do in the ordinary course of business, we would consider pursuing such a sale at the minimum amount necessary to prevent any capital losses from expiring unutilized. If we do not believe such a strategy, or an alternative strategy, will be available in the time periods allowed for carrying back and carrying forward losses, we will establish a valuation allowance at that time. Most of our partner companies are in an early stage of development, currently generate significant losses and are expected to generate significant losses in the future. The marketability of the securities we own of our partner companies is generally limited as they primarily represent ownership interests in companies whose stock is not publicly traded. As of September 30, 1999, our only publicly traded partner company are VerticalNet and US Interactive. As a result, there is significant risk that we may not be able to realize the benefits of expiring carryforwards.

Liquidity and Capital Resources

      We have funded our operations with a combination of equity proceeds, proceeds from the issuance of convertible notes, proceeds from the sales of a portion of our Excite and Lycos holdings, and borrowings under bank credit facilities.

      We received equity commitments of $40 million in 1996, of which $13.7 million and $20.1 million was received in 1996 and 1997, respectively, and $6.2 million of which was funded with an in-kind contribution of holdings of a partner company in 1996. We received additional commitments of $70 million in 1998, of which $38 million was received in 1998 and $32 million was received during the nine months ended September 30, 1999, respectively.

      In August 1999, we completed our initial public offering of 30,620,000 shares of our common stock at $6.00 per share. Concurrently, we completed a private placement of 7,500,000 shares at the $6.00 initial public offering price. Net proceeds to us from these transactions aggregated approximately $209.1 million (net of underwriters' commission and offering expenses of approximately $19.6 million).

      In May 1999, we issued $90 million of convertible subordinated notes which converted to 14,999,732 shares of our common stock upon the completion of our initial public offering in August 1999. Upon the conversion of these notes, we issued 3,000,000 warrants to purchase our common stock at $6.00 per share through May 2002. In accordance with the terms of the notes, all accrued interest was waived upon conversion.

      Sales of Excite and Lycos stock generated proceeds of $36.4 million in 1998 and sales of Excite stock generated proceeds of $2.5 million during the nine months ended September 30, 1999.

      In April 1999, we entered into a $50 million revolving bank credit facility. In connection with the facility, we issued warrants to purchase 400,000 shares of common stock for an exercise price of $5.00 per share exercisable for seven years. We valued these warrants at $1 million and account for them as debt issuance costs. The facility matures in April 2000, is subject to a .25% unused commitment fee, bears interest, at our option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of our assets (including all of our holdings in VerticalNet). Borrowing availability under the facility is based on the fair market value of our holdings of publicly-traded partner companies (VerticalNet, Breakaway Solutions and US Interactive as of December 2, 1999) and the value, as defined in the facility, of our private partner companies. If the market price of our publicly traded partner companies declines, availability under the credit facility could be reduced significantly and could have an adverse effect on our ability to borrow under the facility and could require an immediate repayment of a portion of our outstanding borrowings, if any. Based on the provisions of the borrowing base, borrowing availability at September 30, 1999 was $50 million, none of which was outstanding.

      Existing cash, cash equivalents and short-term investments, availability under our revolving bank credit facility, proceeds from the potential sales of all or a portion of our minority interests and other internal sources of cash flow are expected to be sufficient to fund our cash requirements through the next 12 months, including commitments to new and existing partner companies and general operations requirements. As of December 2, 1999, we were contingently obligated for approximately $3.3 million of guarantee commitments and $19.6 million of funding commitments to existing partner companies. As of December 2, 1999, our commitments to new and existing partner companies that require funding in the next 12 months totaled $37.1 million. We will continue to evaluate acquisition opportunities and expect to acquire additional ownership interests in new and existing partner companies in the next 12 months which may make it necessary for us to raise additional funds. We are currently in preliminary discussions for a significant acquisition of an ownership interest in a new partner company. Should the concurrent offering not be consummated, we will likely have to raise additional funds through the issuance of equity securities or obtain additional bank financing. If additional funds are raised through the issuance of equity securities, our existing shareholders may experience significant dilution. Our revolving bank credit facility matures in April 2000, at which time we may not be able to renew the facility or obtain additional bank financing, or may only be able to do so on terms not favorable or acceptable to us.

      From its inception through its initial public offering, VerticalNet funded its operations through a combination of equity, investor and bank borrowings, and leases. These sources included amounts both advanced and guaranteed by us. VerticalNet raised $58.3 million in its initial public offering in February 1999. VerticalNet believes that these initial public offering funds, together with its existing cash and cash equivalents, should be sufficient to fund its operations through March 2000. We have no obligation to provide additional funding to VerticalNet, and we have no obligations with respect to its outstanding debt arrangements.

      Prior to 1999, Breakaway Solutions funded its operations through a combination of cash flow from operations, bank borrowings and leases. In January 1999, we acquired a majority voting interest in Breakaway Solutions for $8.3 million, of which Breakaway Solutions used $4.5 million to repurchase treasury stock. In July 1999, Breakaway Solutions completed a private placement of equity securities of about $19.1 million, of which we contributed $5 million. In October 1999, Breakaway Solutions completed its initial public offering raising approximately $45 million. We will record a non-operating gain during the three months ended December 31, 1999 due to the increase in our share of Breakaway Solution's net equity as a result of their issuance of shares. Our ownership interest in Breakaway Solutions after their initial public offering is about 41% and will be accounted for under the equity method. Breakaway Solutions expects its existing cash resources will be sufficient to fund its operations through the next 12 months. We have no obligation to provide additional funding to Breakaway Solutions, and we have no obligations with respect to its outstanding debt arrangements.

      Consolidated working capital increased to $20.5 million at December 31, 1998, compared to $2.4 million at December 31, 1997. The increase was primarily due to the net effect of the proceeds from the equity we raised in 1998 and the proceeds from the sales of a portion of our Excite and Lycos holdings, offset by the ownership interests we acquired in 1998. Consolidated working capital increased to $200.4 million at September 30, 1999, from $20.5 million at December 31, 1998 primarily as a result of equity we raised early in 1999 and from our initial public offering more than offsetting the ownership interests we acquired and the tax distribution to shareholders during the nine months ended September 30, 1999.

      Cash used in operating activities increased in 1997 and 1998 compared to each of the prior years primarily due to VerticalNet's increased losses in each of those years. Cash used in operating activities in the nine months ended September 30, 1999 compared to the same prior year period increased due to the increased cost of General ICG Operations general and administrative expenses.

      Cash used in investing activities primarily reflects the acquisition of ownership interests in and advances to new and existing partner companies, offset in 1998 and the nine months ended September 30, 1999 by the proceeds of $36.4 million and $2.5 million, respectively, from the sales of a portion of our available-for-sale securities, Excite and Lycos.

      We utilized $57.6 million, including $9 million contributed to VerticalNet, to acquire interests in new and existing partner companies in 1998. In 1998, we acquired interests in the following partner companies:
AUTOVIA, Blackboard, CommerceQuest, Commerx, ComputerJobs.com, Context Integration, Deja.com, e-Chemicals, Entegrity Solutions, LinkShare, PrivaSeek, SageMaker, Servicesoft Technologies, Syncra Software, US Interactive, VerticalNet and Vivant!.

      We utilized $145.9 million, including $13.2 million contributed directly to Breakaway Solutions and an additional $4 million used to purchase an additional ownership interest in Breakaway Solutions directly from shareholders of Breakaway Solutions, and including $8.8 million in the aggregate to acquire our majority ownership interest in CyberCrop.com, EmployeeLife.com and iParts, to acquire interests in or make advances to new and existing partner companies during the nine months ended September 30, 1999. These companies included:
Arbinet Communications, asseTrade.com, Bidcom, Blackboard, ClearCommerce, Collabria, CommerceQuest, Commerx, Deja.com, e-Chemicals, eMarketWorld, Entegrity Solutions, Internet Commerce Systems, NetVendor, ONVIA.com, Plan Sponsor Exchange, PrivaSeek, Residential Delivery Services, SageMaker, Servicesoft Technologies, StarCite, SMART Technologies, Syncra Software, TRADEX Technologies, United Messaging and Universal Access.

      During the nine months ended September 30, 1999, we acquired an interest in a new partner company from shareholders of the partner company who have an option, exercisable at any time through August 2000, of electing to receive cash of $11.3 million or 2,083,333 shares of our common stock. As of September 30, 1999, $2.8 million of the obligation has been converted into 509,270 shares of our common stock.

      In November 1999, we acquired an interest in eMerge Interactive, Inc. for a combination of cash of $27 million and a note due one year after issuance of $23 million, of which $5 million may be payable on or after March 25, 2000 under certain circumstances.

      On November 5, 1999, we acquired an interest in JusticeLink, a Delaware corporation. JusticeLink provides secure electronic document transmission and storage services to court systems, attorneys and litigants. We acquired from JusticeLink 6,165,422 shares of its Series C Preferred Stock for approximately $12.3 million in cash (funded from existing cash). The aggregate purchase price for the stock was established through arms-length negotiation. After this acquisition, Henry Nassau and Sam Jadallah, two of our Managing Directors, were appointed as directors of JusticeLink.

      In addition to the eMerge Interactive and JusticeLink transactions, we utilized $98.4 million to acquire ownership interests in or make advances to new and existing partner companies during the period from October 1, 1999 through December 2, 1999. These companies included: Animated Images, Arbinet Communications, AUTOVIA, Benchmarking Partners, ClearCommerce, CommerceQuest, Commerx, CourtLink, e-Chemicals, LinkShare, ONVIA.com, PaperExchange.com, PrivaSeek, Purchasing Solutions, SageMaker, traffic.com, USgift.com, VerticalNet, VitalTone and Vivant!.

      In November 1999, VerticalNet announced it had signed a definitive agreement to acquire all of the outstanding stock of NECX Exchange LLC in exchange for 95,000 shares of VerticalNet common stock, $10 million in cash and the assumption of debt and certain other liabilities. Consummation of the transaction is subject to regulatory approvals as well as customary closing conditions. Upon completion of the transaction, our voting ownership in VerticalNet will decrease from 35% to approximately 34%. In addition, we expect to record a non-operating gain due to the increase in our share of VerticalNet's net equity as a result of their issuance of shares.

      Our operations are not capital intensive, and capital expenditures in any year normally will not be significant in relation to our overall financial position. We expect to commit funds in 1999 and 2000 to the buildout of our larger new corporate headquarters in Wayne, Pennsylvania, our international expansions, and the development of our information technology infrastructure. There were no material capital asset purchase commitments as of September 30, 1999.

Recent Accounting Pronouncements

      We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position or cash flows.

Year 2000 Readiness Disclosure

      Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue.

      We currently use the information technology systems and many non-information technology systems of Safeguard Scientifics, Inc., one of our principal shareholders. Safeguard Scientifics has completed its assessment of its computer information systems. Safeguard Scientifics has replaced all computer systems and software which were determined to be non-compliant. These replacements were generally part of Safeguard Scientifics' program of regularly upgrading its computer systems, and Safeguard Scientifics has not incurred and does not expect to incur any material extraordinary expense to remediate its systems. Safeguard Scientifics has completed testing and implementation of its computer systems. Safeguard Scientifics has received verification from its vendors that its information systems are Year 2000 ready and expects to complete any necessary remediation of non-information systems during 1999. Safeguard Scientifics has a back-up generator in its data center which enables a "disaster recovery" area to support critical computer and telecommunications in the case of power loss.

      The Year 2000 readiness of VerticalNet and Breakaway Solutions is described below. Our partner companies are in varying stages of assessing, remediating and testing their internal systems and assessing Year 2000 readiness of their vendors, business partners, and customers. Our partner companies are also in varying stages of developing contingency plans to operate in the event of a Year 2000 problem. The total cost and time which will be incurred by our partner companies on the Year 2000 readiness effort has not been determined. There can be no assurance that all necessary work will be completed in time, or that such costs will not materially adversely impact one or more of such partner companies. In addition, required spending on the Year 2000 effort will cause customers of most of our partner companies to reallocate at least part of their information systems budgets. Although some of our partner companies have offerings which may be useful in such efforts, such reallocations could materially adversely affect the results of operations of our partner companies.

VerticalNet

      VerticalNet may realize exposure and risk if the systems on which it is dependent to conduct its operations are not Year 2000 compliant. VerticalNet's potential areas of exposure include products purchased from third parties, information technology including computers and software, and non-information technology including telephone systems and other equipment used internally. The internally-developed production and operation systems for VerticalNet's Web sites have recently undergone a complete re-engineering. All new programs have been substantially tested and validated for Year 2000 compliance.

      VerticalNet's communications infrastructure was recently overhauled, including a full conversion of its telephone and voicemail systems. VerticalNet believes all non-information technology upon which it is materially dependent is Year 2000 compliant. Additionally, with respect to information technology, VerticalNet has resolved all Year 2000 compliance issues primarily through normal upgrades of its software or replacements included in VerticalNet's capital expenditure budget and these costs are not expected to be material to VerticalNet's financial position or results of operations. VerticalNet's original Year 2000 compliance

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cost estimate did not exceed $250,000 and remains valid. However, such upgrades and replacements may not successfully address VerticalNet's Year 2000 compliance issues as represented by VerticalNet's distributors, vendors and suppliers.

      VerticalNet has completed its Year 2000 compliance assessment plan. This plan includes assessing both its information and non-information technology as well as its internally-developed production and operation systems. Based on this assessment, VerticalNet believes that all non-information technology, all internally-developed production and operations systems and all of its technology are Year 2000 compliant.

      In addition, VerticalNet has obtained verification from its key distributors, vendors and suppliers that they are Year 2000 compliant or, if they are not fully compliant, to provide a description of their plans to become so. VerticalNet has received certification from 100% of its distributors, vendors and suppliers that they are either complete or in accordance with their scheduled Year 2000 compliance plan. VerticalNet will continue to monitor the status of all of its key vendors with the intent of terminating and replacing those relationships which may jeopardize its own Year 2000 compliance plan.

      In the event that VerticalNet's production and operational facilities that support its Web sites are disrupted, small portions of its Web sites may become unavailable. VerticalNet's review of its systems has shown that there is no single application that would make its Web sites totally unavailable and VerticalNet believes that it can quickly address any difficulties that may arise. Having completed a specific analysis of its Web-hosting facilities, all functionalities are in compliance with VerticalNet's Year 2000 compliance assessment plan. In the event that VerticalNet's Web-hosting facilities are not Year 2000 compliant, its Web sites would be unavailable and it would not be able to deliver services to its users.

      VerticalNet has developed a comprehensive list of contingency models to forecast the worst-case scenario that might occur if technologies it is dependent upon are not Year 2000 compliant and fail to operate effectively after the Year 2000. All identified scenarios have been determined to be resolvable by an on-site staff which will be maintained throughout the Year 2000 date changeover with the exception of the Exodus hosting functionalities. Exodus has remitted Year 2000 certification and VerticalNet is in the process of reviewing potential back-up sites within its disaster recovery planning.

      If VerticalNet's present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which is conducts business do not successfully address such issues, its business, operating results and financial position could be materially and adversely affected.

Breakaway Solutions

      Breakaway Solutions has established a Year 2000 readiness team to carry out a program for the assessment of its vulnerability to the Year 2000 issues and remediation of identified problems. The team consists of senior information technology and business professionals and meets on a regular basis. An outside consultant is also working with the readiness team on a temporary basis to assist them in carrying out their tasks.

      The readiness team has developed a program with the following key phases to assess its state of Year 2000 readiness:

     . Develop a complete inventory of its hardware and software, and assess whether that hardware and software is Year 2000 ready;

     . Test its internal hardware and software which Breakaway Solutions believes have a significant impact on its daily operations to assess whether it is Year 2000 ready;

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

     . Upgrade, remediate or replace any other hardware or software that is not Year 2000 ready; and

     . Develop a business continuity plan to address possible Year 2000 consequences which Breakaway Solutions cannot control directly or which it has not been able to test or remediate.

     Breakaway Solutions has completed a number of the tasks which its program requires, as follows:

     . Completed the inventory of hardware and software at all of its locations and have determined that all of the inventoried hardware and software which Breakaway Solutions believes have a significant impact on its daily operations are Year 2000 ready or can be made ready with minimal changes or replacements, based on its vendors' Web site certification statements and commercially available Year 2000 testing products;

     . Implemented internal policies to require that a senior information technology professional approves as Year 2000 ready any hardware or software that its plans to purchase;

     . Developed a list of all vendors which it deems to have a significant business relationship with Breakaway Solutions. Of the approximately 20 vendors it has identified, it has obtained web site certifications or made written inquiries for information or assurances with respect to the Year 2000 readiness of products or services that it purchases from those vendors;

     . Completed test plans for date sensitive applications which it determined to be Year 2000 ready and which Breakaway Solutions believes will have a significant impact on its daily operations;

     . Completed an internal review to determine the commitments it has made to its customers with respect to the Year 2000 readiness of solutions which it has provided to those customers;

     . Reviewed evaluations of questionnaires regarding Year 2000 readiness to its critical vendors; and

     . Formulated a business continuity plan that encompasses Breakaway Solutions' strategy for preparation, notification and recovery in the event of a failure due to the year 2000 issue. The plan includes procedures to minimize downtime and expedite resumption of business operations and other solutions for responding to internal failures with its information technology department as well as widespread external failures related to the Year 2000 issue.

     Breakaway Solutions has specific tasks to complete with respect to its Year 2000 program, including;

     . Testing of its internal hardware and software which it believes have a significant impact on its daily operations to confirm its Year 2000 readiness; and

     . Implementation of any necessary changes, identified as a result of testing, to its internal software and hardware.

Costs

     To date, Breakaway Solutions has not incurred material expenses in connection with its Year 2000 readiness program. It may need to purchase replacement products, hire additional consultants or other third parties to assist it, although it does not currently expect that it will need to take such steps. It currently estimates that the cost of its Year 2000 readiness program will be approximately $25,000. This amount includes internal labor costs, legal and outside consulting costs and additional hardware and software purchases. Breakaway Solutions expects that it will refine this estimate as it completes the final phase of its Year 2000 readiness program.

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Risks

      If Breakaway Solutions fails to solve a Year 2000 problem with respect to any of its systems, it could experience a significant interruption of its normal business operations. It believes that the most reasonably likely worst case scenarios related to the Year 2000 issue for its business are as follows:

     . If a solution which it provided to a client causes damage or injury to that client because the solution was not Year 2000 compliant, it could be liable to the client for breach of warranty. In a number of cases, its contracts with clients do not limit its liability for this type of breach;

     . If there is a significant and protracted interruption of telecommunication services to its main office, it would be unable to conduct business because of its reliance on telecommunication systems to support daily operations, such as internal communications through e-mail; and

     . If there is a significant and protracted interruption of electrical power or telecommunications services to its application hosting facilities, it would be unable to provide its application hosting services. This failure could significantly slow the growth of its application hosting business which is an important part of its strategic plan. It has sought to locate its application hosting facilities in leased space in co-location facilities which have back-up power systems and redundant telecommunications services.

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                                  OUR BUSINESS

Industry Overview

Growth of the Internet

      People and businesses are increasingly relying on the Internet to access and share information as well as to purchase and sell products and services. International Data Corporation estimates that at the end of 1998 more than 142 million people were using the Internet to communicate, participate in discussion forums and obtain information about goods and services. IDC projects that this user base will grow to 502 million people by the end of 2003. A rapidly growing number of businesses use the Internet to market and sell their products and streamline business operations. According to Forrester Research, 50% of all United States businesses will be online by 2002.

Growth of B2B E-Commerce

      The Internet's substantial growth creates tremendous market opportunities for companies that connect buyers and sellers, and companies that create applications and systems for traditional businesses wishing to engage in e-commerce. Historically, B2B e-commerce has occurred through electronic data interchange over proprietary networks, which are costly and available only to a limited number of participants. The Internet provides an open platform with common communication protocols to build efficient, cost-effective networks that facilitate e-commerce. As Internet-based network reliability, speed and security have improved in recent years and as more businesses have connected to the Internet, traditional businesses are beginning to use the Internet to conduct e-commerce and exchange information with customers, suppliers and distributors. While the business-to-consumer e-commerce market currently is significant in size, estimated by IDC to have been $15 billion in goods and services in 1998, the B2B e-commerce market is larger and is predicted to grow dramatically. Forrester Research projects that the United States B2B e-commerce market, which Forrester Research defines as the intercompany trade of hard goods over the Internet, will grow from $43 billion in 1998 to over $1.3 trillion by 2003. IDC projects that the Western European B2B e-commerce market will grow from $3.8 billion in 1998 to over $350 billion by 2003.

      We believe that the B2B e-commerce market is beginning a period of rapid development and growth for the following reasons:

     .  Expanded Access to New and Existing Customers and
        Suppliers. Traditional businesses have relied on their sales forces and purchasing departments to develop and maintain customer and supplier relationships. This model is constrained by the time and cost required to exchange current information regarding requirements, prices and product availability, and the difficulty of cost-effectively locating new customers and suppliers and managing existing relationships. Traditional businesses can leverage the Internet to obtain real-time, accurate information regarding requirements, prices and products to a global audience, including suppliers, customers and business partners. This makes it easier for businesses to attract new customers and suppliers, improve service and increase revenue.

     . Increased Efficiency and Reduced Cost. Traditional businesses can utilize the Internet to automate their internal operations, including manufacturing, finance, sales and purchasing functions. The Internet can also be used to increase information flow and access throughout an organization. This increases operational efficiency by reducing the time, costs and resources required to transact business, lowering inventory levels and procurement costs, and improving responsiveness to customers and suppliers.

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Market Opportunities for Emerging B2B E-Commerce Companies

      We believe that there are significant opportunities for companies that can assist traditional businesses in using the Internet to create more efficient markets and enable e-commerce. We call these companies B2B e-commerce companies. We focus on two types of B2B e-commerce companies: market makers and infrastructure service providers.

     . Market Makers. Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry or provide specific goods and services across multiple industries. Market makers tailor their business models to match a target market's distinct characteristics. We refer to market makers operating in a particular industry as vertical market makers, and to market makers operating across multiple industries as horizontal market makers. Vertical and horizontal market makers may:

            .  act as principals in transactions;

            .  automate business processes so as to make them more efficient;

            . operate exchanges where buyers and sellers dynamically negotiate prices; or

            . facilitate interaction and transactions among businesses and professionals with common interests by providing an electronic community.

      Market makers may generate revenue by:

            .  selling products and services;

            . charging fees based on the value of the transactions they facilitate;

            .  charging fees for access to their Internet-based services; or

            .  selling advertising on their Web sites.

     . Infrastructure Service Providers. Infrastructure service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet, and in building and managing the technological infrastructure needed to support B2B e-commerce. Infrastructure service providers help businesses in the following ways:

            . Strategic Consulting and Systems Integration. Strategic consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement a technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically charge their clients on a project-by-project basis.

            . Software Providers. Software providers design and sell software applications, tools and related services that support e-commerce and integrate business functions. Software providers may sell or license their products.

            . Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

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

Challenges Facing Emerging B2B E-Commerce Companies

      We believe that emerging B2B e-commerce companies face certain challenges, including:

     . Developing a Successful Business Model. B2B e-commerce companies must develop business models that capitalize on the Internet's capabilities to provide solutions to traditional companies in target industries. B2B e-commerce companies require industry expertise because each industry and market has distinct characteristics including existing distribution channels, levels of concentration and fragmentation among buyers and sellers, procurement policies, product information and customer support requirements. B2B e-commerce companies also require Internet expertise in order to apply its capabilities to their target industries.

     . Building Corporate Infrastructure. Many B2B e-commerce companies have been recently formed and require sales and marketing, executive recruiting and human resources, information technology, and finance and business development assistance. These companies also require capital as significant resources may be required to build technological capabilities and internal operations.

     . Finding the Best People. Entrants into the B2B e-commerce market require management with expertise in the applicable market, an understanding of the Internet's capabilities, the ability to manage rapid growth and the flexibility to adapt to the changing Internet marketplace. We believe that very few people have these skills, and those that do are highly sought after. To be successful, companies must attract and retain highly qualified personnel.

      We believe that the most successful B2B e-commerce companies will rapidly identify market demands and move quickly to satisfy those demands. B2B e-commerce companies that accomplish this goal may establish new standards, gain market share, secure critical partnerships and create a brand name, making competition more difficult for new entrants. In addition, B2B e-commerce companies must keep abreast of Internet and industry-specific developments and adapt to a rapidly changing environment.

Our Solution and Strategy

      Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the global economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of December 2, 1999, we owned interests in 47 B2B e-commerce companies which we refer to as our partner companies.

      Our operating strategy is to integrate our partner companies into a collaborative network that leverages our collective knowledge and resources. With the goal of holding our partner company interests for the long-term, we use these collective resources to actively develop the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, partner companies, strategic investors and Advisory Board.

      Our strategy is to:

     . create or identify companies with the potential to become industry leaders;

     . acquire significant interests in partner companies and incorporate them into our collaborative network;

     . provide strategic guidance and operational support to our partner companies; and

     .  promote collaboration among our partner companies.

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

      In implementing our strategy, we leverage the collective knowledge and experience of our partner companies, strategic investors and Advisory Board members. Our Advisory Board consists of over 15 experienced executives from various backgrounds who provide our network with strategic guidance, sales, marketing and information technology expertise and industry contacts. Ideally, we would like to own 40% or more of our partner companies, with management and public shareholders owning the remaining interests, but we believe that we can have significant influence with lower ownership levels.

      Our strategy includes acquiring interests in partner companies based in the United States and abroad. We recently opened an office in London that will focus on European B2B opportunities. We have staffed our London office with two executives from one of Europe's leading private equity firms. These two executives worked together on Internet acquisitions in Europe and cultivated a broad network of technology and vertical market contacts. We anticipate opening an office in continental Europe during 2000. We plan to staff our European offices with personnel that will provide strategic guidance and operational support to our partner companies operating in Europe.

      We plan to acquire interests in European B2B e-commerce companies. If we wish to enter a European market in which we cannot locate an attractive partner company candidate, we may create a new company or assist one of our partner companies located in the United States to expand overseas. In addition, our worldwide personnel will focus on providing connections and resources to all our partner companies, creating an international expansion platform for each member of the network.

Create or Identify Companies With the Potential to Become Market Leaders

      Our expertise in the B2B e-commerce market allows us to build or identify companies that are positioned to succeed. We apply a disciplined analysis that capitalizes on this competitive advantage. When we evaluate whether to enter a market by building a company or acquiring an interest in an existing company, we weigh the following industry and partner company factors:

     .  Industry Criteria

             . Inefficiency. We consider whether the industry suffers from inefficiencies that may be alleviated through e-commerce. We also consider the relative amount of inefficiency, as more inefficient industries present greater profit potential.

             . Competition. We evaluate the amount of competition that a potential partner company faces from e-commerce and traditional businesses.

             . Significance of Vertical Market. Our strategy includes acquiring interests in market makers doing business in the principal vertical markets of the global economy. When evaluating market makers, we consider whether the market maker has the potential to be a leader in its vertical market.

             . Industry Potential. When evaluating a market maker, we consider the number and dollar value of transactions in its corresponding industry. We evaluate the incremental efficiency to be gained from conducting or supporting transactions online and estimate the potential to transfer transactions online. By considering these factors, we can focus on vertical industries for which the leading market maker can eventually generate significant dollar volumes of profits for the market maker.

             . Centralized Information Sources. When evaluating market makers, we consider whether the industry has product catalogs, trade journals and other centralized sources of information regarding products, prices, customers and other factors. The availability of this information makes it easier for a market maker to facilitate communication and transactions. We generally avoid industries where this information is not available.

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

             . Infrastructure Service Provider Profit Potential. When evaluating infrastructure service providers, we examine the size of the market opportunity, the profit potential in serving the target market and whether the infrastructure service provider can provide assistance to our market maker partner companies.

     .  Partner Company Criteria

             . Industry Leader. We partner with a company only if we believe that it has the products and skills to become a leader in its industry.

             . Significant Ownership. We consider whether we will be able to obtain a significant position in the company and exert influence over the company.

             . Network Synergy. We consider the degree to which a potential partner company may contribute to our network, and benefit from our network and operational resources.

             . Management Quality. We assess the overall quality and industry expertise of a potential partner company's management.

Acquire Interests in Partner Companies

      After we identify an attractive potential partner company, we negotiate the acquisition of a significant interest in the company. As a condition to an acquisition, we require representation on the company's board of directors to ensure our ability to provide active guidance to the partner company. We structure acquisitions to permit the partner company's management and key personnel to retain an equity stake in the company. As a result of our experience, we believe that we have the ability to complete acquisitions quickly and efficiently. After acquiring interests in partner companies, we frequently participate in their follow-on financings and seek to increase our ownership positions.

      During our negotiations with potential partner companies we emphasize the value of our collaborative network, which we believe gives us a competitive advantage over other acquirors in successfully consummating transactions. Our partner companies, strategic investors and Advisory Board members assist in these discussions and assist in other stages of the acquisition process, including the initial evaluation of potential partner companies and due diligence.

Provide Strategic Guidance and Operational Support to Our Partner Companies

      After we make an acquisition or form a partner company, we take an active role in its affairs by providing both strategic guidance and operational support:

     . Strategic Guidance. We provide strategic guidance to our partner companies regarding market positioning, business model development and market trends. In addition, we advise our partner companies' management and directors on day-to-day management and operational issues. Our exclusive focus on the B2B e-commerce market and the knowledge base of our partner companies, strategic investors, management and Advisory Board give us valuable experience that we share with our partner company network. Advisory Board and management team members who provide strategic guidance to our partner companies include Todd Hewlin, a former Partner with McKinsey & Company, Jeff Ballowe, a former President of Ziff-Davis Inc. and the current Chairman of Deja.com, Inc., Alex W. Hart, a former Chief Executive Officer of MasterCard International, Ron Hovsepian, Vice President of Business Development at IBM Corporation and Yossi Sheffi, Ph.D., a co-founder of Syncra Software, Inc. and e-Chemicals, Inc. and currently a Professor at the Massachusetts Institute of Technology.

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

     . Operational Support. B2B e-commerce companies often have difficulty obtaining senior executive level guidance in the many areas of expertise successful companies need. We assist our partner companies by providing access to skilled managers who guide our partner companies in the following functional areas:

             . Sales and Marketing. Several members of our Advisory Board and management team provide guidance to our partner companies' sales, marketing, product positioning and advertising efforts. These individuals include Michael H. Forster, a former Senior Vice President of Worldwide Field Operations at Sybase, Inc. and currently one of our Senior Partners, Christopher H. Greendale, a former Executive Vice President at Cambridge Technology Partners and currently one of our Managing Directors, Rowland Hanson, a former Vice President of Corporate Communications at Microsoft Corporation and currently founder of C. Rowland Hanson & Associates, Charles
                W. Stryker, Ph.D., President, Marketing Information Solutions, at IntelliQuest, Inc., and Sergio Zyman, a former Vice President and Chief Marketing Officer of the Coca-Cola Company.

             . Executive Recruiting and Human Resources. Members of our management team assist our partner companies in recruiting key executive talent. These individuals include Rick Devine, one of our Managing Directors and a former partner at Heidrick & Struggles, Inc., an executive recruiting firm. In providing this assistance, we leverage the contacts developed by our network of partner companies, management and Advisory Board. We believe that this is one of the most important functions that we perform on behalf of our partner companies. B2B e-commerce companies must locate executives with both industry and Internet expertise. The market for these professionals is highly competitive since few persons possess the necessary mix of skills and experience.

             .  Information Technology. Our Chief Technology Officer, Richard
                G. Bunker, is dedicated to helping our partner companies with their information systems strategies and solving problems relating to their current information technology. Members of our Board of Directors and Advisory Board who provide guidance in this area include K.B. Chandrasekhar, Chairman of the Board of Directors of Exodus Communications, and Peter A. Solvik, the Chief Information Officer of Cisco Systems, Inc.

             . Finance. One of our Managing Directors, John N. Nickolas, an experienced finance executive, is dedicated to providing financial guidance to our partner companies in areas such as corporate finance, financial reporting, accounting and treasury operations. In providing these services, Mr. Nickolas leverages the skills and experience of our internal finance and accounting group, our partner company network and outside consultants.

             . Business Development. B2B e-commerce companies may be involved in evaluating, structuring and negotiating joint ventures, strategic alliances, joint marketing agreements, acquisitions or other transactions. We provide assistance to our partner companies in all these areas. Our management team, Advisory Board, strategic investors and partner companies all assist in this function.

Promote Collaboration Among Our Partner Companies

      One of the principal goals of our network is to promote innovation and collaboration among our partner companies, which has resulted in shared knowledge and business contacts among our partner companies and the formation of numerous strategic alliances. We promote collaboration formally by hosting regularly scheduled seminars relating to partner company operational and business issues. At these seminars, the executives of partner companies share their experiences with each other, our management team and the Advisory Board. For example, at a seminar earlier this year, thirteen chief executive officers of our market maker and infrastructure service provider partner companies gathered to discuss e-commerce strategies and

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

business models. In addition, in the past six months we hosted four conferences for our partner companies on various operational issues ranging from financing strategies to the use of technology. On an informal basis, we promote collaboration by making introductions and recommending partner companies to each other.

      Recent examples of collaboration among our partner companies include:

     . PaperExchange.com and VerticalNet have developed a strategic alliance that provides PaperExchange with co-branded access to leading industry content, including news, feature articles and interviews from VerticalNet's PulpandPaper Online property. VerticalNet's members will get access to PaperExchange's leading pulp and paper exchange, which is an Internet-based marketplace for buying and selling pulp and paper products. In addition, the companies are joining forces to create a comprehensive equipment listing and career site. By linking their sites together, PaperExchange.com and VerticalNet are seeking to establish a leading destination for pulp and paper professionals.

     . Commerx, Inc., a provider of e-commerce solutions for the industrial processing market, has formed a strategic alliance with CommerceQuest, Inc. to provide integration solutions to connect efficiently the systems of processors and manufacturers within the industries served by Commerx. Commerx will use CommerceQuest's enableNet solution for deployment of PlasticsNet.com, the plastics industry's leading electronic marketplace. CommerceQuest's enableNet provides reliable, real-time delivery of data with enterprise-strength security and accurate data transformation across many formats and applications. This relationship allows PlasticsNet.com users to conduct e-commerce over their clients' network of choice or private lines. This state-of-the-art e-commerce infrastructure will allow for less expensive implementation and integration with faster and more seamless transactions.

      The collaboration of our partner companies is the result of our role as the hub of our network. Through the network we identify prospective alliances, make introductions, assist in strategic planning and monitor the ongoing relationships among our partner companies. We encourage and facilitate the information flow among our partner companies. We also control the information flow by determining the composition of the network. If we believe that a partner company is not contributing to our network or has lost its strategic importance, we may sell our interest in that partner company.

Overview of Current Partner Companies

      We focus our efforts on building and operating companies in two areas of the B2B e-commerce market--market makers and infrastructure service providers.

Market Maker Categories

      Market makers may operate in particular industries, such as chemicals, food or auto parts, or may sell goods and services across multiple industries. Market makers must tailor their business models to match their markets. We refer to market makers operating in a particular industry as vertical market makers, and to market makers operating across multiple industries as horizontal market makers. Examples of horizontal and vertical market makers are as follows:

     . Vertical. An example of one of our vertical market maker companies is e-Chemicals. e-Chemicals believes that traditional distribution channels for chemicals burden customers with excessive transaction costs, high administrative costs and inefficient logistics. To solve these problems, e-Chemicals has developed an Internet-based marketplace through which it will sell a wide range of industrial chemicals to business customers. e-Chemicals provides products based on streamlined Web-based ordering processes, outsourced logistics systems and online support.

     . Horizontal. One example of our horizontal market maker partner companies is VerticalNet. As of December 2, 1999, VerticalNet owned and operated over 50 industry-specific Web sites designed to act as online B2B communities. These trade communities act as comprehensive sources of information, interaction and e-commerce.

Market Maker Profiles

      Table of Market Makers. The partner companies listed below are integral to our goal of owning numerous interests in vertical and horizontal market makers that are strategically complementary to each other. We believe that establishing an e-commerce presence in major industrial segments of the economy will enable us to become the premier B2B e-commerce company. The table shows certain information regarding our market maker partner companies by category as of December 2, 1999. Our ownership positions have been calculated based on the issued and outstanding common stock of each partner company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

                                                                           Our     Partner
                                                                        Ownership  Company
    Category and Name          Industry       Description of Business   Percentage  Since
 ------------------------ ------------------ ------------------------   ---------- -------
 Vertical:
 Animated Images, Inc.    Apparel            Provides Internet-based       37%      1999
  www.appliedintranet.com                    design, communication,
                                             and procurement services
                                             for the apparel and sewn
                                             goods industries.

 Arbinet Communications,  Telecommunications Provides an Internet-         16%      1999
  Inc.                                       based trading floor and
  www.arbinet.com                            clearinghouse for
                                             telecommunications
                                             carriers to purchase
                                             bandwidth.

 AUTOVIA Corporation      Auto Parts         Developing a system to        15%      1998
  www.autovia.net                            provide Internet-based
                                             auto parts procurement
                                             for professional
                                             automotive and truck
                                             repair shops.

 Bidcom, Inc.             Construction       Provides Internet-based       25%      1999
  www.bidcom.com                             project planning and
                                             management services for
                                             the construction
                                             industry.

 Collabria, Inc.          Printing           Provides Internet-based       12%      1999
  www.collabria.com                          procurement and
                                             production services for
                                             the commercial printing
                                             industry.
 Commerx, Inc.            Plastics           Provides Internet-based       42%      1998
  www.commerx.com                            procurement and sales of
                                             raw materials, tools and
                                             maintenance and repair
                                             products for the
                                             plastics industry.

 ComputerJobs.com, Inc.   Technology         Provides Internet-based       33%      1998
  www.computer jobs.com   Employment         job screening and resume
                                             posting for information
                                             technology
                                             professionals,
                                             corporations and
                                             staffing firms.

 CourtLink                Legal              Provides online access        33%      1999
  www.courtlink.com                          to court documents.

                                                                             Our     Partner
                                                                          Ownership  Company
    Category and Name          Industry         Description of Business   Percentage  Since
 ----------------------- --------------------- ------------------------   ---------- -------
 CyberCrop.com, Inc.     Agriculture           Developing a system to        75%      1999
                                               provide an Internet-
                                               based service for
                                               agricultural producers
                                               to purchase services and
                                               inputs, as well as
                                               market their grain crops
                                               that include corn, wheat
                                               and soybeans.

 Deja.com, Inc.          Media                 Provides a Web-based          31%      1997
  www.deja.com                                 community for potential
                                               purchasers to access
                                               user comments on a
                                               variety of products
                                               and services.

 e-Chemicals, Inc.       Chemicals             Provides Internet-based       36%      1998
  www.e-chemicals.com                          sales and distribution
                                               of industrial chemicals.
 eMerge Interactive,     Livestock             Provides Internet-based       28%      1999
  Inc.                                         content, community and
  www.emergeinteractive                        transaction services in
  .com                                         an online marketplace
                                               for the cattle industry.

 EmployeeLife.com        Healthcare            Provides Internet-based       52%      1999
  www.employeelife.com                         solutions for employee
                                               health benefits
                                               management across the
                                               health care industry.

 Internet Commerce       Food                  Provides Internet-based       43%      1999
  Systems, Inc.                                product introduction and
  www.icsfoodone.com                           promotion services to
                                               wholesale and retail
                                               food distributors.
 iParts                  Electronic Components Provides Internet-based       85%      1999
  www.ipartsupply.com                          sales and distribution
                                               of electronic
                                               components.

 JusticeLink, Inc.       Legal                 Provides electronic           37%      1999
  www.justicelink.com                          filing, service and
                                               retrieval of legal
                                               documents and
                                               information among
                                               courts, attorneys, their
                                               clients and other
                                               interested parties.
 PaperExchange.com LLC   Paper                 Provides Internet-based       27%      1999
  www.paperexchange .com                       sales and distribution
                                               of all grades of pulp
                                               and paper.

 Plan Sponsor            Asset Management      Provides a Web-based          46%      1999
  Exchange, Inc.                               community for asset
  www.plansponsor                              managers to reach fund
  exchange.com                                 sponsors.

 StarCite, Inc.          Travel                Provides Internet-based       43%      1999
  www.starcite.com                             services for planning
                                               and managing corporate
                                               meetings for event
                                               planners.
 Universal Access, Inc.  Telecommunications    Provides Internet-based       26%      1999
  www.universal                                ordering for
  accessinc.com                                provisioning and access
                                               and transportation
                                               exchange services for
                                               network service
                                               providers focused on
                                               business customers.

 USgift.com              Gift, Garden and      Provide Internet-based        35%      1999
  www.USgift.com         Home Decor            sales and distribution
                                               of gift, garden and home
                                               decor accessories.


                                                                              Our     Partner
                                                                           Ownership  Company
     Category and Name           Industry        Description of Business   Percentage  Since
 -------------------------- ------------------- ------------------------   ---------- -------
 Horizontal:
 asseTrade.Com, Inc.        Industrial Services Provides Internet-based       26%      1999
  www.assetrade.com                             asset and inventory
                                                recovery, disposal and
                                                management solutions.

 eMarketWorld, Inc.         Special Event       Provides industry             42%      1999
  www.emarket world.com     Services            specific Web-based
                                                conferences and
                                                expositions that help
                                                businesses understand
                                                the Internet.

 NetVendor Inc.             Industrial Services Provides B2B, industry-       26%      1999
  www.netvendor.com                             specific Internet
                                                commerce solutions for
                                                mid-size manufacturers
                                                and distributors of
                                                automotive, industrial
                                                and electronic products.

 ONVIA.com, Inc.            Small Business      Provides small                24%      1999
  www.onvia.com             Services            businesses with a wide
                                                breadth of tailored
                                                products and services
                                                over the Internet.
 Purchasing Solutions, Inc. Sourcing            Provides strategic            60%      1999
                                                sourcing consulting and
                                                on-line Internet
                                                purchasing.

 Residential Delivery       Logistics           Provides home delivery        38%      1999
  Services, Inc.                                services to e-commerce
  www.rdshome.com                               companies, retailers,
                                                and catalog companies
                                                through a branded
                                                network of local agents.

 VerticalNet, Inc.          Industrial Services Provides industry-            35%      1996
  www.verticalnet.com                           specific Web-based trade
                                                communities for
                                                businesses and
                                                professionals.



      Set forth below is a more detailed summary of some of our market maker partner companies.

      Commerx, Inc. Commerx is a vertical market maker that provides Internet-based procurement and sales of raw materials, tools and maintenance and repair products for the plastics industry. Commerx developed the PlasticsNet.com ("PlasticsNet") Web site in 1995 with the goal of establishing the first e-commerce vertical marketplace for the plastics industry. Commerx provides this service under the PlasticsNet brand name and develops the software to support PlasticsNet.

      PlasticsNet is a leading provider of e-commerce solutions for processors and suppliers in the US plastics industry. Its vertical marketplace provides a comprehensive platform for buyers and suppliers to streamline the sourcing and procurement process for plastics products and services. The company's solutions are designed to be a compelling and integral part of a plastics processor's procurement and business processes while providing suppliers with cost-effective, high-quality access to a large pool of buyers.

      Our initial contact with Commerx came through our focus on the plastics industry as a strong potential market for a market maker. We researched the plastics industry and concluded, based upon the founding management and business model, that Commerx was best positioned in the plastics market. Kenneth A. Fox and Robert A. Pollan, two of our Managing Directors, are members of Commerx's Board of Directors. We have assisted the founders in recruiting key executives including the Chief Operating Officer, Chief Financial Officer, Vice President of Sales and Vice President of Supplier Relations. In addition, we have helped the company design their back office systems and assisted them with various financial initiatives. Commerx is currently working on a strategic partnership with CommerceQuest, another one of our partner companies. For 1998, Commerx had revenue of $.5 million and for the nine months ended September 30, 1999, revenue of $.9 million.

      ComputerJobs.com, Inc. ComputerJobs.com is a leading skill-based employment Web site and career content provider for information technology professionals, corporations and staffing firms. Identifying and attracting information technology professionals is an expensive and critical success factor for many businesses. ComputerJobs.com is focused on improving the online recruitment process for both information technology job seekers and employers, including staffing firms and corporations. Job seekers may visit ComputerJobs.com's regional and skill-specific Web sites to submit their resume and pursue job opportunities free of charge. ComputerJobs.com allows job seekers to scan job opportunities by information technology-specific skill requirements, geographic preferences and other job criteria. Job seekers also have access to extensive career resources and industry news on the site. By attracting a significant number of job seekers and their resumes, ComputerJobs.com offers staffing firms and corporations seeking information technology professionals the ability to post job openings as well as search and receive daily resumes of information technology candidates for a monthly fee. ComputerJobs.com pre-screens job ads and resumes prior to placing them into its database and before dissemination to its Web sites and clients.

      ComputerJobs.com has Web sites for the information technology markets in 19 major metropolitan markets throughout the United States and recently launched vertically focused job sites. These vertical career portals address the needs of high demand skill sets such as e-commerce, networking, project management and windows developer. We identified ComputerJobs.com through a director of one of our partner companies. We are assisting ComputerJobs.com with overall strategy, operational management, recruiting, finance and marketing. Douglas A. Alexander, one of our Managing Directors, is a member of ComputerJobs.com's Board of Directors. ComputerJobs.com has formed a strategic alliance with Deja.com that has enabled Deja.com to create a channel for accessing ComputerJobs.com's database of technology employment opportunities. For 1998, ComputerJobs.com had revenue of $4.4 million and for the nine months ended September 30, 1999, revenue of $6.4 million.

      Deja.com, Inc. Deja.com, formerly Deja News, is a vertical market maker that is the Web's leading source of shared knowledge in the form of user-generated ratings and discussions. With over 160 million page views per month, it is the leading purveyor of online discussion, offering access to more than 43,000 discussion forums. These forums are populated by knowledgeable participants who are interested in sharing their knowledge and experience on a wide variety of subjects.

      Deja.com recently extended its franchise in shared knowledge with the consumer-driven feature Deja Ratings, a tool that extends the site's ability to support daily decision-making. Deja Ratings captures consumer opinions on a wide range of products and services through a scaled voting system that includes product comparisons. The analytical tools that support decision-making are supplemented by contextual links to e-commerce retailers and vendors.

      Deja.com derives revenue from sponsors and e-commerce partners, and provides the marketing community with the compelling proposition of reaching a highly targeted, self-segmenting audience consisting of highly active Internet consumers intent on investigating considered purchases. Deja.com also delivers to those marketers a unique means of programming to the specific interests of their target consumers, all in the context of a commerce-friendly platform.

      We have been very active in recruiting Deja.com's management team and developing its business strategy. In addition, Kenneth A. Fox and Douglas A. Alexander, two of our Managing Directors, are members of Deja.com's Board of Directors. Deja.com is in discussions with several partner companies to provide services to its user community. For 1998, Deja.com had revenue of $5.1 million, and for the nine months ended September 30, 1999, revenue of $6.1 million.

      eMerge Interactive, Inc. eMerge Interactive is a vertical market maker that combines content, community and transaction services to create an online marketplace for the cattle industry. eMerge Interactive believes that the production chain of the cattle industry, which includes cattle producers, feedlots, packers and suppliers, contains inefficiencies that reduce animal health and value. These inefficiencies, which include excessive animal transportation and handling, result in additional transaction costs and reduced beef quality.

      eMerge Interactive offers its comprehensive cattle solution through its Internet-based information and transaction platform, its Web-enabled private network and its direct sales force. eMerge Interactive's products and services are designed to create an efficient market for the purchase and sale of cattle and to improve quality and productivity in the cattle industry. eMerge Interactive's family of integrated Web sites and Web-enabled private network provide:

     . livestock procurement services consisting of cattle sales and auctions;

     . customer-specific daily feedlot operations analysis, comparative cattle industry analysis and benchmarking studies;

     .  cattle inventory management tools; and

     .  livestock health management and quality enhancement products.

      We acquired our interest in eMerge Interactive in November, 1999 after identifying it as a potential market leader in the e-commerce market for the livestock industry. Douglas Alexander, one of our Managing Directors, and E. Michael Forgash, one of our directors, are members of eMerge Interactive's Board of Directors. For 1998, eMerge Interactive had revenue of $1.8 million, and for the nine months ended September 30, 1999, revenue of $18.3 million.

      ONVIA.com, Inc. ONVIA.com is a horizontal market maker that provides products and services to small businesses over the Internet. ONVIA.com is a B2B online operations center devoted to helping small businesses succeed. ONVIA.com provides small businesses with business products, direct purchase and request for quote services, customer lead generation and expert advice.

      ONVIA.com was introduced to us through a member of our network. Kenneth
A. Fox, one of our Managing Directors, is a member of ONVIA.com's Board of Directors. Alex W. Hart, a member of our Advisory Board, is a member of ONVIA.com's Advisory Board. We have facilitated a partnership between ONVIA.com and Bidcom, one of our other partner companies, helped design ONVIA.com's back office systems, and our executive recruiting personnel recruited their Vice President of Marketing. For 1998, ONVIA.com had revenue of $1 million, and for the nine months ended September 30, 1999, had revenue of $13.2 million.

      Universal Access, Inc. Universal Access is a vertical market maker that is a Web-enabled business-to business intermediary that facilitates the provisioning, installation and servicing of dedicated, point-to-point communications circuits for service providers who buy network capacity, and transport suppliers who sell network capacity. Universal Access aggregates network information, manages facilities where communications networks can be physically interconnected, provides ongoing dedicated circuit access and offers client support services. Through these services, Universal Access provides its clients with an outsourced, integrated solution to the challenges of the fragmented network services market.

      As an independent intermediary, Universal Access has been able to collect and aggregate network information from multiple transport suppliers. Universal Access' Web-enabled Universal Information Exchange, or UIX, consists of several proprietary interrelated databases containing capacity, availability, location and pricing information from transport suppliers and physical sites. Through the UIX, Universal Access provides its clients with point-to-point network connections efficiently and cost-effectively. In addition, Universal Access operates network interconnection facilities called Universal Transport Exchanges, of UTXs, where various transport suppliers can easily access the network connections of any other transport supplier in that facility.

Universal Access also provides a single point of contact for network management services, including network monitoring, maintenance and restoration.

      We are actively providing Universal Access with overall strategy, marketing and finance guidance. Robert Pollan, one of our Managing Directors, is a member of Universal Access' Board of Directors. For 1998, Universal Access had revenue of $1.6 million, and for the nine months ended September 30, 1999, revenue of $8.4 million.

      VerticalNet, Inc. VerticalNet is a horizontal market maker that provides industry-specific Web-based trade communities for businesses and professionals. VerticalNet owns and operates over 50 industry-specific Web sites as of December 2, 1999 designed as online B2B communities, known as vertical trade communities. These vertical trade communities act as comprehensive sources of information, interaction and e-commerce. VerticalNet's objective is to continue to be a leading owner and operator of industry-specific vertical trade communities on the Internet.

      Each VerticalNet community is individually branded, focuses on a single business sector and caters to individuals with similar professional interests. VerticalNet designs each of its vertical trade communities to attract professionals responsible for selecting and purchasing highly specialized industry related products and services. VerticalNet's communities combine product information, requests for proposals, discussion forums, electronic commerce opportunities, industry news, directories, classifieds, job listings, and online professional education courses.

      VerticalNet satisfies a developing market not currently being adequately served through traditional channels, including trade publishers, trade shows and trade associations. VerticalNet believes that this market is not currently being served by Internet companies, which tend to focus on the consumer and not on the B2B market.

      VerticalNet's vertical trade communities take advantage of the Internet's ability to allow users around the world to contact each other online, allowing buyers to research, source, contact and purchase from suppliers. Although other companies offer B2B services on the Internet, VerticalNet believes that it is currently the only company operating a portfolio of specialized B2B communities. A portfolio strategy permits VerticalNet to:

     . offer consistent content and services in its current vertical trade communities and replicate these offerings as it launches new communities;

     . realize cost savings and operating efficiencies in its technology, marketing, infrastructure and management resources; and

     . increase its overall audience, making its individual sites more appealing to a broad array of advertisers and suppliers who sell their goods and services over the Internet.

      VerticalNet currently generates the majority of its revenue from Internet advertising, including the development of "storefronts." A storefront is a Web page posted on one of its vertical trade communities that provides information on an advertiser's products, links a visitor to the advertiser's Web site and generates sales inquiries from interested visitors. VerticalNet believes that industry professionals using its vertical trade communities possess the demographic characteristics that are attractive to its advertisers.

      We were first introduced to VerticalNet through one of our major shareholders. We helped to recruit several of VerticalNet's executive officers, and worked with them to develop VerticalNet's business strategy. Douglas A. Alexander, one of our Managing Directors, currently serves as VerticalNet's Chairman of the Board of Directors and Walter W. Buckley, our President and Chief Executive Officer, is a member of VerticalNet's Board of Directors. This year VerticalNet became a public company, trading on the Nasdaq National Market under the symbol "VERT." In addition to its strategic alliance with PaperExchange, VerticalNet has also formed a strategic alliance with e-Chemicals to provide customer leads for e-Chemicals and to expand VerticalNet's services to its chemical business customers. For 1998, VerticalNet had revenue of $3.1 million, and for the nine months ended September 30, 1999, revenue of $10.7 million.

Infrastructure Service Provider Categories

      Infrastructure service providers assist traditional businesses in the following ways:

     . Strategic Consulting and Systems Integration. Strategic consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically bill their clients on a project-by-project basis.

     . Software Providers. Software providers design and sell software applications that support e-commerce and integrate business functions. Software providers may sell or license their products.

     . Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

      Our current infrastructure service provider partner companies furnish a variety of technology-based solutions to their customers. In the future, we may acquire interests in infrastructure service providers that focus on two specific types of solutions: physical fulfillment and financial fulfillment. Physical fulfillment involves the movement of goods on behalf of market makers or traditional businesses. Financial fulfillment includes a wide variety of financial services such as the management of accounts receivable risk and commercial loans.

Infrastructure Service Provider Profiles

      Table of Infrastructure Service Providers. The partner companies listed below are important to our strategy because the growth of our partner companies increases the value of our collaborative network. We believe that infrastructure service providers will facilitate innovation and growth of our market maker companies by providing them with critical services. The table shows certain information regarding our infrastructure service provider partner companies by category as of December 2, 1999. Our ownership positions have been calculated based on the issued and outstanding common stock of each partner company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

                                                                Our     Partner
                                                             Ownership  Company
      Category and Name         Description of Business      Percentage  Since
 --------------------------- -----------------------------   ---------- -------
 Strategic Consulting and
  Systems Integration:
 Benchmarking Partners, Inc. Provides e-commerce best           13%      1996
  www.benchmarking.com       practices research and
                             consulting services to
                             maximize return on investment
                             from demand/supply chain and
                             e-business initiatives.

 Context Integration, Inc.   Provides systems integration       18%      1997
  www.context.com            services focused on customer
                             support, data access and e-
                             commerce.

                                                                Our     Partner
                                                             Ownership  Company
        Category and Name         Description of Business    Percentage  Since
 ------------------------------- -------------------------   ---------- -------
 US Interactive, Inc.            Provides a range of             3%      1996
  www.usinteractive.com          consulting and technical
                                 services relating to
                                 Internet marketing
                                 solutions.

 Software Providers:
 Blackboard Inc.                 Provides universities and      30%      1998
  www.blackboard.com             corporations with
                                 applications that enable
                                 them to host classes and
                                 training on the Internet.

 ClearCommerce Corp.             Provides comprehensive e-      15%      1997
  www.clearcommerce.com          commerce solutions
                                 including transaction and
                                 payment processing,
                                 credit card
                                 authorization, fraud
                                 tracking and reporting
                                 functions.

 Entegrity Solutions Corporation Provides encryption            12%      1996
  www.entegrity.com              software to secure
                                 transactions and
                                 communications between
                                 business applications.

 Servicesoft Technologies, Inc.  Provides tools and              6%      1998
  www.servicesoft.com            services used by its
                                 customers to create
                                 Internet customer service
                                 applications consisting
                                 of self-service, e-mail
                                 response and live
                                 interaction products.

 Syncra Software, Inc.           Provides software that         35%      1998
  www.syncra.com                 improves supply chain
                                 efficiency through
                                 collaboration of trading
                                 partners over the
                                 Internet.

 TRADEX Technologies, Inc.       Provides e-commerce            10%      1999
  www.tradex.com                 application software that
                                 enables enterprises to
                                 create on-line
                                 marketplaces and
                                 exchanges.

 Outsourced Service Providers:
 Breakaway Solutions, Inc.       Provides application           41%      1999
  www.breakaway.com              service hosting, e-
                                 commerce consulting and
                                 systems integration
                                 services to growing
                                 companies.

 CommerceQuest, Inc.             Provides a messaging           29%      1998
  www.commercequest.com          service for data sharing
                                 across separate
                                 enterprises. Also
                                 provides software,
                                 systems integration
                                 services and managed
                                 network services for
                                 application integration
                                 within enterprises or
                                 with external trading
                                 partners and customers.

 LinkShare Corporation           Establishes affiliate          34%      1998
  www.linkshare.com              relationships for online
                                 merchants with other Web
                                 sites to facilitate e-
                                 commerce.

 PrivaSeek, Inc.                 Provides consumers with        16%      1998
  www.privaseek.com              control of their Web-
                                 based personal profiles,
                                 allowing merchants to
                                 offer consumers
                                 incentives for selective
                                 disclosure.
 SageMaker, Inc.                 Provides services that         27%      1998
  www.sagemaker.com              combine an enterprise's
                                 external and internal
                                 information assets into a
                                 single, Web-based
                                 knowledge management
                                 platform.


                                                                Our     Partner
                                                             Ownership  Company
     Category and Name          Description of Business      Percentage  Since
 -------------------------- ------------------------------   ---------- -------
 Sky Alland Marketing, Inc. Provides services to improve        31%      1996
  www.skyalland.com         customer communications and
                            relationships.

 traffic.com, Inc.          Provides real time traffic          20%      1999
  www.traffic.com           monitoring for logistics and
                            transportation optimization.

 United Messaging, Inc.     Provides high performance           41%      1999
  www.unitedmessaging.com   electronic messaging services
                            for organizations with mission
                            critical e-mail networks.

 VitalTone Inc.             Provides integrated                 21%      1999
  www.vitaltone.com         application service provider
                            services to middle market
                            companies.

 Vivant! Corporation        Provides process automation         23%      1998
  www.vivantcorp.com        and decision support services
                            that enable companies to
                            strategically manage
                            contractors, consultants and
                            temporary employees.

      Set forth below is a more detailed summary of some of our infrastructure service provider partner companies.

      Benchmarking Partners, Inc. Benchmarking Partners is a strategic research and consulting company that provides e-commerce best practices research and consulting services to maximize return on investment from demand/supply chain and e-business initiatives. The use of best business practices enabled by information technology established by Benchmarking Partners allows companies to efficiently manage their e-business initiatives. Benchmarking Partners improves supply and distribution networks in the following ways:

     . Integration. Coordinating diverse business functions such as manufacturing, logistics, sales and marketing to maximize efficiency.

     . Optimization. Developing strategies that increase the efficiency of supply networks.

     . Collaboration. Creating collaborative solutions that incorporate key trading partners.

      Benchmarking Partners' clients include: companies undergoing business and information technology transformation; technology solution providers hoping to gain a better understanding of the market requirements for their products; and management consultants and systems integrators seeking to refine their ability to effectively support their clients.

      We were introduced to Benchmarking Partners through a member of our Board of Directors. We have helped Benchmarking Partners recruit key managers and are currently helping it build and position its best practice e-commerce Web site. Benchmarking Partners assisted us in assessing enterprise software markets and provides information technology advice to other partner companies. Benchmarking Partners is also working with Sky Alland Marketing and US Interactive to develop Internet business application opportunities. For 1998, Benchmarking Partners had revenue of $15.9 million, and for the nine months ended September 30, 1999, revenue of $14.6 million.

      Breakaway Solutions, Inc. Breakaway Solutions is an outsourced service provider infrastructure service company that is an application service provider and e-commerce consulting and systems integration services provider to middle-market companies. Through its application service hosting solutions, Breakaway Solutions implements, operates and supports software applications that can be accessed and used over the Internet. Breakaway Solutions also offers custom developed, e-commerce related B2B interactive marketing

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

and other solutions. By focusing on Internet-based solutions, Breakaway Solutions has created a library of components that can be redeployed by multiple clients. This allows Breakaway Solutions to provide rapid, cost-effective service to clients.

      We first met Breakaway Solutions through one of our shareholders and Advisory Board members. We helped Breakaway Solutions to complete its management team and merge with one of our other partner companies. In addition, Breakaway Solutions is a strategic partner for installing ClearCommerce's Web-based transaction and order processing solutions. Breakaway Solutions is also in discussions to provide its services to ONVIA.com. This year Breakaway Solutions became a public company, trading on the Nasdaq National Market under the symbol "BWAY." Including the effect of options and warrants, our ownership percentage in Breakaway Solutions is approximately 41%. For 1998, Breakaway Solutions had revenue of $10 million, and for the nine months ended September 30, 1999, revenue of $14.8 million.

      CommerceQuest, Inc. CommerceQuest is an outsourced service provider of B2B infrastructure solutions for mission-critical e-business applications. The company provides infrastructure solutions to leading global companies and Internet market makers that need to exchange business-critical information across geographically and technologically diverse boundaries. CommerceQuest currently employs over 275 professionals, and the company has extensive experience in software and systems integration and building solutions around IBM Corporation's MQSeries messaging middleware.

      At the core of CommerceQuest's portfolio is enableNet, an outsourced managed service designed to provide trusted B2B integration over the Internet. enableNet is augmented by industry-leading software products and professional services designed to provide maximum flexibility of integration options. enableNet is a network independent service that allows businesses to exploit the Internet, or their choice of network, to exchange business-critical information with business partners and customers. enableNet delivers security, reliability and manageability to the Internet, making it an industrial-strength, cost-effective alternative to traditional value-added networks. enableNet contributes the capability to bridge Web-based processes with legacy or traditional EDI services. The service also allows organizations to reliably and securely exchange any form of operational data internally or with business partners via the Internet or other networks. In addition, enableNet provides end-to-end integration capability, which provides message delivery across multiple systems, such as applications, databases, clients, or servers, even when using a wide range of networks and protocols.

      We believe that the services and software provided by CommerceQuest can be used throughout our partner company network, including our market makers interested in tight integration with their suppliers and customers. We have assisted CommerceQuest in recruiting senior management and repositioning it to offer managed network services. To support the introduction of managed network services, we provided the company with strategic planning, sales and marketing support and introductions to potential business partners. For 1998, CommerceQuest had revenues of $31.1 million, and for the nine months ended September 30, 1999 had revenue of $13.6 million.

      CommerceQuest implemented significant business model transitions during 1999, including a de-emphasis of reselling and a shift from indirect to direct license sales. As a result, CommerceQuest changed its infrastructure to support the hiring and administration of a direst sales force. During this transition, CommerceQuest also moved personnel from the professional services area to development to enhance CommerceQuest's proprietary products and service offerings. As a result, professional service sales have decreased. This decrease will continue for the remainder of 1999 as CommerceQuest deploys these resources on development projects related to proprietary software and services. Much of the related costs are being capitalized.

      CommerceQuest's revenues have decreased compared with the same periods in 1998. This decrease reflects the strategic decision to de-emphasis reselling and to sell proprietary software and expertise directly. For the nine months ended September 30, 1999, reselling accounted for only about 18 percent of total revenues compared to almost 60 percent for 1998. As CommerceQuest has built its direct sales force and moved away

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from third party marketing, the royalties earned on those sales have decreased without any offset by direct sales. Since the selling lifecycle of CommerceQuest's products can take six months or more, CommerceQuest expects this trend to continue for the remainder of 1999.

Aggregate Partner Company Revenues

      Because we account for most of our partner companies under the equity method, our consolidated revenue figures reported in our consolidated financial statements are not intended to reflect the aggregate revenue of our partner companies. Set forth below is the aggregate revenue (adjusted as described below) of all our market maker partner companies for each of the following quarters:

Three months ended:
-------------------
September 30, 1998................................................. $7.5 million
December 31, 1998..................................................  9.0 million
March 31, 1999..................................................... 13.7 million
June 30, 1999...................................................... 24.0 million
September 30, 1999................................................. 42.0 million

      For the nine months ended September 30, 1999, our market maker partner companies had aggregate revenue of approximately $79.7 million, a 335% increase over their aggregate revenue of $18.3 million for the nine months ended September 30, 1998. For the nine months ended September 30, 1999, our infrastructure service provider partner companies had aggregate revenue of approximately $130 million, a 57% increase over their aggregate revenue of $82.7 million for the nine months ended September 30, 1998. Growth in aggregate partner company revenue is not indicative of growth in any particular partner company's revenue.

      The foregoing data includes revenue of all our partner companies for all periods presented. Our partner companies' revenue figures are based on the unaudited financial statements prepared by each partner company, and, in some cases, adjustments and estimates by us. The adjustments relate to changes in partner companies' revenues intended to reflect changes in their business models. The estimates relate to allocations of annual revenue data over quarterly periods and approximations based on projected revenue data. We do not believe these adjustments or estimates have a significant impact on the aggregate partner company revenue data disclosed above. In addition, these figures are preliminary in nature, are subject to change and may differ from previously reported figures as a result of, among other things, changes to reported figures by each partner company for any necessary corrections, changes resulting from differing interpretations of accounting principles upon review by the Securities and Exchange Commission, or changes in accounting literature. For these reasons, we cannot assure you of the accuracy of the revenue figures. Also, since we do not consolidate the majority of our partner companies for financial reporting purposes, the aggregate partner company revenue data disclosed above is not intended to represent the revenues that we have reported or will report on a consolidated basis in accordance with generally accepted accounting principles (GAAP). Our actual consolidated GAAP basis revenues were substantially lower than the amounts reported above for each period presented. For instance, the actual GAAP basis consolidated revenues reported by us for the three months ended September 30, 1999 and 1998 were approximately $7.2 million and $897,000, respectively. Because most of the revenue figures of our partner companies are not included in the consolidated revenue figures reported in our consolidated financial statements, the foregoing data is not indicative of our current or future reported consolidated revenue figures or the future revenue results of our partner companies. In each case, these revenues are subject to numerous risks and uncertainties elsewhere described in this prospectus.

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

Government Regulations and Legal Uncertainties

      As of December 2, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and the quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on them.

      Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by B2B e-commerce companies. Other specific areas of legislative activity are:

     . Taxes. Congress recently enacted a three-year moratorium, ending on October 21, 2001, on the application of "discriminatory" or "special" taxes by the states on Internet access or on products and services delivered over the Internet. Congress further declared that there will be no federal taxes on e-commerce until the end of the moratorium. However, this moratorium does not prevent states from taxing activities or goods and services that the states would otherwise have the power to tax. Furthermore, the moratorium does not apply to certain state taxes that were in place before the moratorium was enacted.

     . Online Privacy. Both Congress and the Federal Trade Commission are considering regulating the extent to which companies should be able to use and disclose information they obtain online from consumers. If any regulations are enacted, B2B e-commerce companies may find certain marketing activities restricted. The Federal Trade Commission has issued regulations enforcing the Children's Online Privacy Protection Act, which take effect on April 21, 2000. These regulations make it illegal to collect information online from children under the age of 13 without first obtaining parental consent. These regulations also require Web site operators to allow parents to inspect and remove their children's information from any database. Compliance with these regulations could pose a significant administrative burden for Web site operators whose products and services are targeted to children or may be attractive to children. Also, the European Union has directed its member nations to enact much more stringent privacy protection laws than are generally found in the United States, and has threatened to prohibit the export of certain personal data to United States companies if similar measures are not adopted. Such a prohibition could limit the growth of foreign markets for United States B2B e-commerce companies. The Department of Commerce is negotiating with the European Union to provide exemptions from the European Union regulations, but the outcome of these negotiations is uncertain.

     . Regulation of Communications Facilities. To some extent, the rapid growth of the Internet in the United States has been due to the relative lack of government intervention in the marketplace for Internet access. Lack of intervention may not continue in the future. For example, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. Some Internet service providers are seeking to have broadband Internet access over cable systems regulated in much the same manner as telephone services, which could slow the deployment of broadband Internet access services. Because of these proceedings or others, new laws or regulations could be enacted which could burden the companies that provide the infrastructure on which the Internet is based, thereby slowing the rapid expansion of the medium and its availability to new users.

     . Other Regulations. The growth of the Internet and e-commerce may lead to the enactment of more stringent consumer protection laws. The Federal Trade Commission may use its existing jurisdiction to police e-commerce activities, and it is possible that the Federal Trade Commission will seek authority from Congress to regulate certain online activities.

      Generally applicable laws may affect us and our partner companies. The exact applicability of many of these laws to B2B e-commerce, however, is uncertain.

Proprietary Rights

      Our partner companies have copyrights with respect to software applications, Web sites and other materials. These materials may constitute an important part of our partner companies' assets and competitive strengths. Federal law generally protects such copyrights for 90 years from the creation of the underlying material.

Competition

Competition From our Shareholders and Within our Network

      We may compete with our shareholders and partner companies for Internet-related opportunities. After this offering, Comcast Corporation, and Safeguard Scientifics, Inc. will own 9.3% and 13.9% of our outstanding common stock, respectively, based on the number of shares held by each of them on December 2, 1999. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation and Safeguard Scientifics currently each have a designee as a member of our board of directors and IBM Corporation has a right to designate a board observer, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisition, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with our shareholders or partner companies that would govern the resolution of these potential conflicts. Such competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

Competition Facing our Partner Companies

      Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer's:

     . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

     . dollars spent on consulting services with many established information systems and management consulting firms; and

     . advertising budget with online services and traditional off-line media, such as print and trade associations.

      In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

      Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Competition for Partner Companies

      We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Facilities

      Our corporate headquarters are located at 435 Devon Park Drive, Building 800 in an office facility located in Wayne, Pennsylvania, where we lease approximately 3,650 square feet. We plan to move into a larger corporate headquarters in Wayne, Pennsylvania during the first half of 2000. We also maintain offices in San Francisco, California; Boston, Massachusetts; Seattle, Washington; and London, England.

Employees

      As of December 2, 1999, excluding our partner companies, we had 64 employees, 63 of whom work with us on a full-time basis. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

Legal Matters

      We are not a party to any material legal proceedings.

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

                                  MANAGEMENT

Executive Officers and Directors

      Our executive officers, key employees and directors, their ages and their positions are as follows:

    Name                  Age Position
    ----                  --- --------
Walter W. Buckley, III     39 President, Chief Executive Officer and Director
Douglas A. Alexander       38 Managing Director, East Coast Operations
Matthias Allgaier          33 Managing Director, European Operations
Richard G. Bunker, Jr.     38 Managing Director and Chief Technology Officer
Richard S. Devine          41 Managing Director, Executive Recruiting
Stephen Duckett            32 Managing Director, European Operations
Kenneth A. Fox             29 Managing Director, West Coast Operations and Director
David D. Gathman           52 Chief Financial Officer and Treasurer
Christopher H. Greendale   47 Managing Director, Operations
Gregory W. Haskell         42 Managing Director, Operations
Todd G. Hewlin             32 Managing Director, Corporate Strategy and Research
Victor S. Hwang            31 Managing Director, Acquisitions
Anthony Ibarguen           39 Managing Director, President of Professional Services
Sam Jadallah               35 Managing Director, Operations
Mark J. Lotke              31 Managing Director, Acquisitions
Henry N. Nassau            45 Managing Director, General Counsel and Secretary
John N. Nickolas           32 Managing Director, Finance and Assistant Treasurer
Robert A. Pollan           39 Managing Director, Operations
Sherri L. Wolf             31 Managing Director, Investor Relations
Michael H. Forster         56 Senior Partner, Operations
Robert E. Keith, Jr. (1)   58 Chairman and Director
Julian A. Brodsky (2)      66 Director
E. Michael Forgash (2)     41 Director
Thomas P. Gerrity (1)      58 Director
Peter A. Solvik(1)         40 Director

--------
(1) Member of the compensation committee
(2) Member of the audit committee

      Walter W. Buckley, III, is a co-founder and has served as our President and Chief Executive Officer and as one of our directors since March 1996. Prior to co-founding us, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics' investments and was responsible for developing and executing Safeguard Scientifics' multimedia and Internet investment strategies. Mr. Buckley serves as a director of Breakaway Solutions, Inc., e-Chemicals, Inc., PrivaSeek, Inc., Sky Alland Marketing, Inc., Syncra Software, Inc., VerticalNet, Inc. and Who?Vision Systems, Inc.

      Douglas A. Alexander has served as one of our Managing Directors since September 1997. Prior to joining us, Mr. Alexander co-founded Reality Online, Inc. in 1986 and sold it to Reuters Group in 1994. Mr. Alexander continued to serve as President and Chief Executive Officer of Reality Online after its acquisition by Reuters Group until September 1997 and was a key contributor to Reuters' Internet initiatives. Mr. Alexander is Chairman of the Board of VerticalNet, Inc. and serves as a director of Arbinet Communications, Inc., Blackboard Inc., ComputerJobs.com, Inc., Deja.com, Inc., eMerge Interactive, Inc., LinkShare Corporation, SageMaker, Inc., StarCite, Inc. and traffic.com, Inc.


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

      Matthias Allgaier has served as one of our Managing Directors of our European operations since November 1999. Prior to joining us, Mr. Allgaier was an Assistant Director at Apax Partners since 1997. In this capacity, Mr. Allgaier headed the software and services divisions of Apax Partners' Information Technology group and was responsible for generation and execution of acquisitions. Prior to this Mr. Allgaier was associated with Broadview Associates since 1994, where he worked on a variety of acquisitions.

      Richard G. Bunker, Jr. has served as one of our Managing Directors and has been our Chief Technology Officer since April 1999. Prior to joining us, Mr. Bunker was President and Chief Executive Officer of Reality Online, a Reuters company, from September 1997 to April 1999. Before becoming President and Chief Executive Officer, Mr. Bunker served in various senior management positions at Reality Online. While President and Chief Executive Officer of Reality Online, Mr. Bunker built the firm into a market leading builder and host of online securities trading and account inquiry Web sites, and provider of market data to the online securities industry. He also served as Senior Vice President and Chief Information Officer of SEI Investments from January 1994 to March 1996, and Vice President of the investment management and trading technology group at State Street Global Advisors from October 1992 to January 1994.

      Richard S. Devine has served as our Managing Director of Executive Recruiting since June 1999. Prior to joining us, Mr. Devine was a Partner at Heidrick & Struggles, and a member of its International Technology Practice from October 1997 to June 1999. In this capacity, Mr. Devine led the search for many high profile executive positions including the Chief Executive Officer of Global Crossing, President of Transport, a joint venture between Microsoft Corporation and First Data Corporation, Senior Vice President of Worldwide Operations at Apple Computer Corporation, Vice President of Customer Service at Amazon.com, Chief Financial Officer and Chief Information Officer at Remedy Corporation and General Manager of the Americas, General Manager of Services and Vice President of International at Siebel Systems. Mr. Devine also served as President and Chief Executive Officer of KidSoft LLC from March 1992 to February 1997.

      Stephen Duckett has served as one of our Managing Directors of our European operations since November 1999. For the past five years, Mr. Duckett was associated with Apax Partners where he generated and executed acquisitions, managed ownership interests, and helped to establish an Internet group.

      Kenneth A. Fox is a co-founder and has served as one of our Managing Directors since our inception in March 1996. Mr. Fox has also served as one of our directors since February 1999. Prior to co-founding us, Mr. Fox served as Director of West Coast Operations for Safeguard Scientifics, Inc. and Technology Leaders II, L.P., a venture capital partnership, from 1994 to 1996. In this capacity, Mr. Fox led the development of and managed the West coast operations for these companies. Mr. Fox serves as a director of AUTOVIA Corporation, Bidcom, Inc., Commerx, Inc., Deja.com, Inc., Entegrity Solutions Corporation, ONVIA.com, Inc. and Vivant! Corporation.

      David D. Gathman has served as our Chief Financial Officer and Treasurer since January 1999. Prior to joining us, Mr. Gathman was Chief Financial Officer and Executive Vice President, Finance and Administration of Integrated Systems Consulting Group, Inc. from January 1997 through its merger with First Consulting Group, Inc. in December 1998. He also served as Chief Operating Officer, Vice President, Secretary and Assistant Treasurer of Integrated Systems Consulting Group, Inc. from April 1994 to December 1998 and as a director of the company. Mr. Gathman brings to us over 30 years of finance-related experience, the last 16 of which were focused in the information technology industry.

      Christopher H. Greendale has served as one of our Managing Directors since July 1999 and was one of our Senior Partners of Operations from January 1999 to July 1999. Prior to joining us, Mr. Greendale served as an independent management consultant from January 1998 to December 1998. Prior to becoming a consultant, Mr. Greendale served as Executive Vice President of Cambridge Technology Partners, a company he co-founded in 1991. Cambridge Technology Partners is a systems integrator that initiated fixed price, fixed time, rapid systems development. Mr. Greendale has extensive experience in sales and marketing, and general management in the information technology industry.

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


      Gregory W. Haskell has served as one of our Managing Directors of Operations since June 1999. Prior to joining us, Mr. Haskell served from January 1994 to June 1999 as President and Chief Operating Officer of XL Vision, Inc., a business and technology incubator that builds companies and spins them out into stand alone public companies. During his tenure at XL Vision, Mr. Haskell co-founded four technology-based spinout companies. Mr. Haskell serves as a director of asseTrade.com, Inc., Axcess, Inc., ComputerJobs.com, Inc., CyberCrop.com, Inc., e-Chemicals, Inc., Integrated Visions, Inc., PaperExchange.com LLC and XL Vision, Inc.

      Todd G. Hewlin has served as our Managing Director of Corporate Strategy and Research since July 1999. Prior to joining us, Mr. Hewlin served as a Partner with McKinsey & Company, a global management consultancy, and has held various positions with McKinsey & Company from September 1993 to June 1999. During that time, Mr. Hewlin led technology-intensive strategy projects for leading organizations in North America and Europe. Mr. Hewlin's clients have included world-class technology companies, an Internet bank, a global satellite telephony startup, and a range of traditional companies assessing the impact of the Internet. From December 1998 to June 1999, Mr. Hewlin co-led McKinsey's Global Electronic Commerce practice.

      Victor S. Hwang has served as one of our Managing Directors of Acquisitions since March 1999. Prior to joining us, Mr. Hwang served from January 1999 to March 1999 as a General Partner of Softbank Holdings, responsible for developing an investment fund targeting late-stage private Internet companies. From August 1995 to January 1999, Mr. Hwang also served as an investment banker at Goldman, Sachs & Co., where he was involved in numerous financing and merger transactions for a broad range of Internet, software, semiconductor, communications and hardware companies. While at Goldman, Sachs & Co., Mr. Hwang's clients included eBay, GeoCities and Yahoo!. Mr. Hwang obtained a Masters of Business Administration from the Graduate Business School of Stanford University where he was in attendance from September 1993 to June 1995.

      Anthony Ibarguen has served as our Managing Director and President of Professional Services since December 1999. Prior to joining us, Mr. Ibarguen served as President and Chief Operating Officer of Tech Data Corporation from March 1997 to December 1999 and as their President of the Americas since September 1996. He was elected to Tech Data's Board of Directors in June 1997. Tech Data is a global information technology distribution and logistics services provider. Prior to this, Mr. Ibarguen served as Executive Vice President of Sales and Marketing of ENTEX Information Services, Inc., a systems integrator he co-founded in 1993. Mr. Ibarguen serves as a director of Smartdisk Inc.

      Sam Jadallah has served as one of our Managing Directors of Operations since July 1999. Prior to joining us, Mr. Jadallah served as a Microsoft Vice President of Worldwide Enterprise Sales from June 1996 to July 1999 where he was responsible for leading sales efforts to business and academic customers. Prior to holding this position, Mr. Jadallah served as Manager of Worldwide Business Strategy reporting to Steve Ballmer, President of Microsoft. Mr. Jadallah also served as General Manager of Corporate and Developer Support and served as District Manager leading Microsoft sales to the US Department of Defense from 1990 to 1992. Mr. Jadallah held various other sales, management and technical positions since joining Microsoft in 1987. Mr. Jadallah serves as a director of JusticeLink, Inc.

      Mark J. Lotke has served as one of our Managing Directors of Acquisitions since June 1999. Prior to joining us, Mr. Lotke served from August 1997 to May 1999 as an Associate and from July 1993 to August 1997 as a Junior Associate at General Atlantic Partners, a private equity firm focused on investing in global information technology companies. While at General Atlantic Partners, Mr. Lotke was involved in numerous private equity transactions across a wide range of Internet, software, and services companies, including E*Trade, Priceline.com, Inc., LHS Group, Inc., Envoy Corporation, NewSub Services, Inc., and Predictive Systems. Prior to joining General Atlantic Partners, Mr. Lotke served as a strategy consultant at Corporate Decisions, Inc. Mr. Lotke obtained a Masters of Business Administration from the Graduate Business School of Stanford University where he was in attendance from September 1995 to June 1997. Mr. Lotke serves as a director of Animated Images, Inc. and Residential Delivery Services, Inc.

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

      Henry N. Nassau has served as one of our Managing Directors and as our General Counsel and Secretary since May 1999. Mr. Nassau was a partner in the law firm of Dechert Price & Rhoads from September 1987 to May 1999 and was Chair of the Business Department from January 1998 to May 1999. At Dechert Price & Rhoads, Mr. Nassau engaged in the practice of corporate law, concentrating on mergers and acquisitions. Mr. Nassau serves as a director of The Albert Abela Corporation, Bliley Electric Company, JusticeLink, Inc. and Data West Corporation which does business as CourtLink.

      John N. Nickolas has served as our Managing Director of Finance and has been our Assistant Treasurer since January 1999. Prior to joining us, Mr. Nickolas served from October 1994 to December 1998 in various finance and accounting positions for Safeguard Scientifics, Inc., most recently serving as Corporate Controller from December 1997 to December 1998. Mr. Nickolas brings to us extensive financial experience including corporate finance, financial reporting, accounting and treasury operations. Before joining Safeguard Scientifics, Inc., Mr. Nickolas was Audit Manager and held various other positions at KPMG LLP from July 1990 to October 1994.

      Robert A. Pollan has served as one of our Managing Directors of Operations since June 1998. Prior to joining us, Mr. Pollan served as a Chief Technology Officer and Vice President of Business Development at General Electric Capital Corporation from August 1995 to June 1998. During his tenure at General Electric Capital Corporation, Mr. Pollan co-founded and served as President of two supply chain ventures focused on remote telemetry and third-party logistics, returnable packaging leasing and logistics. He led several acquisitions in Europe, Asia and the United States. Mr. Pollan was co-founder and, from September 1991 to July 1995, Managing Director of OFR, Ltd., an advisory firm focused on the organizational and financial restructuring of industrial enterprises in Central Europe. While in Central Europe, Mr. Pollan founded the first Polish industrial group and advised the World Bank and a number of Eastern European governments. Mr. Pollan serves as a director of CommerceQuest, Inc., Commerx, Inc., EmployeeLife.com, Internet Commerce Systems, Inc., iParts, Purchasing Solutions, Inc., United Messaging, Inc. and Universal Access, Inc.

      Sherri L. Wolf has served as our Managing Director of Investor Relations since May 1999. Prior to joining us, Ms. Wolf served as a Vice President in equity research at Adams, Harkness & Hill, an investment banking firm, from September 1994 to May 1999. While with Adams, Harkness & Hill, Ms. Wolf focused on the Internet and the information technology services sectors and covered such companies as CMG Information Services, Inc., Safeguard Scientifics, Inc., Lycos and Forrester Research. Ms. Wolf obtained a Masters of Science from the Massachusetts Institute of Technology's Sloan School of Management where she was in attendance from September 1992 to June 1994.

      Michael H. Forster has served as one of our Senior Partners of Operations since June, 1998. Before joining us, Mr. Forster served as Senior Vice President of Worldwide Field Operations for Sybase, Inc. from April 1996 to March 1999. Prior to this position with the company, Mr. Forster was Sybase's Senior Vice President and President of the company's Information Connection Division from April 1994 to March 1996. Mr. Forster has over 30 years of sales, marketing and general management experience in the information technology industry. Mr. Forster serves as a director of SageMaker, Inc., Syncra Software, Inc., and Tangram Enterprise Solutions.

      Robert E. Keith, Jr. has served as the Chairman of our Board of Directors since our inception in March 1996. Mr. Keith is also Managing General Partner of Technology Leaders II, L.P. and has had principal operating responsibility for Technology Leaders II, L.P. since 1988. Mr. Keith also serves as a director of American Education Centers, Inc., Cambridge Technology Partners (Massachusetts), Inc., Diablo Research Corporation, LLC, Masterpack International, Inc., MultiGen-Paradigm, Inc., Naviant Technology Solutions, Inc., Sunsource, Inc., US Interactive, Inc., and Whisper Communications, Inc. and is Vice Chairman of the Board of Safeguard Scientifics, Inc.

      Julian A. Brodsky has served as one of our directors since May 1996. Mr. Brodsky is a founder of Comcast Corporation, a developer of broadband cable networks, cellular and personal communications systems and has served as a director of Comcast since 1969 and Vice Chairman since 1988. He serves as Vice President and a director of Sural Corporation. Mr. Brodsky serves as a director of Comcast Cable Communications, Inc., the RBB Fund, Inc. and Chief Executive Officer of Comcast Interactive Capital Group L.P.

      E. Michael Forgash has served as one of our directors since May 1998. Mr. Forgash has been Vice President, Operations of Safeguard Scientifics, Inc. since January, 1998. Prior to joining Safeguard Scientifics, Mr. Forgash was President and Chief Executive Officer of Creative Multimedia from August 1996 to October 1997. Prior to that, Mr. Forgash was President at Continental HealthCare Systems from November 1994 to July 1996. Mr. Forgash also serves as a director of eMerge Interactive, Inc., Integrated Visions, Inc., US Interactive, Inc., Who? Vision Systems, Inc., and 4anything.com, Inc.

      Dr. Thomas P. Gerrity has served as one of our directors since December 1998. Dr. Gerrity also served as the Dean of The Wharton School of the University of Pennsylvania from July 1990 to June 1999. He is currently Professor and Director of the Wharton School Electronic Commerce Forum. Dr. Gerrity also serves as a director of CVS Corporation, Fannie Mae, Fiserv, Inc., Ikon Office Solutions, Inc., Knight-Ridder, Inc., Reliance Group Holdings, Inc., Sunoco, Inc. and a trustee of MAS Funds.

      Peter A. Solvik has served as one of our directors since May 1999. Mr. Solvik has served as Senior Vice President and Chief Information Officer of Cisco Systems, Inc. since January 1999, as Vice President and CIO from 1995 to 1999, and as Director of Information Systems and CIO from 1993 to 1995. Under Mr. Solvik's leadership, Cisco Systems has been recognized as one of the most innovative and successful large corporations in the use of the Internet. Mr. Solvik serves as a director of Asera Inc., Cohera Corp. and Context Integration, Inc.

Advisory Board

      Our Advisory Board members provide our partner companies with strategic guidance in general management, sales and marketing, and information technology management. Our Advisory Board members and their backgrounds are:

General Management Guidance

      Jeff Ballowe has served on our Advisory Board since February 1998. Mr. Ballowe served as President, Interactive Media and Development Group, of Ziff-Davis, Inc., where he was in charge of ZDNet, ZDTV, Ziff-Davis' Internet Publications, and Ziff-Davis, Inc.'s investments. Prior to joining Ziff-Davis, Mr. Ballowe worked as a marketing executive at various technology and marketing services companies. Mr. Ballowe serves as Chairman of the Board of Directors of Deja.com, Inc. and as a director of drkoop.com, Inc., GiveMeTalk.com, Inc., Jupiter Communications, Inc., SuperGroups, Inc., VerticalNet, Inc. and ZDTV, Inc.

      Alex W. "Pete" Hart has served on our Advisory Board since March 1998. Mr. Hart is a consultant in consumer financial services specializing in emerging payment and distribution systems. Mr. Hart has served in numerous positions, including Chief Executive Officer, of Advanta Corporation from March 1994 to October 1997. Prior to joining Advanta Corporation, Mr. Hart served as President and Chief Executive Officer of MasterCard International. Mr. Hart serves as a director of Sanchez Computer Associates, Who?Vision Systems, 4anything.com, HNC Software, Integrated Vision and Destiny Systems and on the advisory board of ONVIA.com, Inc. and Qpass.

      Ron Hovsepian has served on our Advisory Board since April 1998. Mr. Hovsepian is the Vice President, Business Development, Distribution Industry, for IBM Corporation. Prior to holding this position, Mr. Hovsepian was General Manager of IBM Corporation's Global Retail and Distribution Industry Solution Organization, and had global responsibility for IBM Corporation's retail store system and the consumer driven supply chain solution units. Mr. Hovsepian serves as a director of Ann Taylor.

      Martha Rogers, Ph.D., has served on our Advisory Board since 1996. Dr. Rogers is a Professor at the Duke University Fuqua School of Business. Dr. Rogers has served as Founding Partner of Peppers and Rogers Group/Marketing 1 to 1 since 1994. Peppers and Rogers Group/Marketing 1 to 1 is a management consulting firm that focuses on thought leadership and strategy in the growing fields of interactivity, marketing, technology, relationship management and business development. Dr. Rogers frequently appears on a variety of radio and television programs, including C-SPAN's "American Perspectives" covering business trends and features.

      Yossi Sheffi has served on our Advisory Board since July 1998. Dr. Sheffi is a Professor at Massachusetts Institute of Technology where he serves as Director of the Center for Transportation Studies. Dr. Sheffi's teaching and research areas include logistics, optimization, supply chain management and e-commerce. Dr. Sheffi is the author of a textbook and over fifty technical publications. In 1997, Dr. Sheffi co-founded Syncra Software, Inc. and in 1998, he co-founded e-Chemicals, Inc. Dr. Sheffi is Chairman of the Boards of Directors of Syncra Software, Inc. and e-Chemicals, Inc.

      David Stamm has served on our Advisory Board since June 1999. Mr. Stamm founded Clarify, Inc. in August 1990 and served as President, Chief Executive Officer and Director from its inception until March 1998. In March 1998, Mr. Stamm was appointed Chairman of the Board of Directors of Clarify. From 1980 to 1989, Mr. Stamm served as Executive Vice President and a director of Daisy Systems Corporation, a computer-aided engineering hardware and software company which he co-founded in August 1980. Mr. Stamm also serves as a director of TimeDance, Inc., a privately-held internet start-up that sends invitations and manages RSVPs for events and Nowonder, Inc., a privately-held start-up that matches people who have technical support questions with experts who can answer them.

      Gary C. Wendt has served on our Advisory Board since May 1999. Mr. Wendt served as President, Chairman and Chief Executive Officer of General Electric Capital Services, Inc. from 1986 to 1998. During Mr. Wendt's tenure as leader of General Electric Capital Services, the company became General Electric Corporation's largest business sector. Mr. Wendt serves as a director of iXL Enterprises, Inc., Sanchez Computer Associates, Inc. and LAPA Lineas Aereas Privadas Argentinas S.A.

Sales and Marketing Guidance

      Rowland Hanson has served on our Advisory Board September 1996. Mr. Hanson is founder and President of C. Rowland Hanson & Associates which provides strategic planning, marketing and communications to a variety of software companies. Mr. Hanson has also been involved in the founding, development and sale or merger of several software companies. Prior to founding
C. Rowland Hanson & Associates, Mr. Hanson served as Vice President of Corporate Communications at Microsoft Corporation, where he is credited with developing and executing the company's original branding strategy. Mr. Hanson serves as a director of Webforia and Sequel Technology.

      Tom Kippola has served on our Advisory Board since February 1997. Mr. Kippola is the Managing Partner of The Chasm Group, which provides market strategy consulting and training and speaking services for start-up, growing and established information technology companies. Prior to his consulting career, Mr. Kippola was director of marketing for a service automation software vendor. Mr. Kippola has co-authored a book entitled "The Gorilla Game: An Investor's Guide to Picking Winners in High Technology." Mr. Kippola serves as a director of Whisper Communications, Inc. and The EC Company. In addition, Mr. Kippola is an advisory board member of eCustomers.com, Rubric, RTMS, Inc. and Voyager Capital.

      Geoffrey A. Moore has served on our Advisory Board since February 1997. Mr. Moore is Chairman of the Board and founder of The Chasm Group, where he continues to provide market development and business strategy services to many leading high-technology companies. He is also a venture partner with Mohr Davidow Ventures where he provides market strategy advice to the high-tech portfolio companies. Prior to founding The

Chasm Group, Mr. Moore was a principal and partner at Regis McKenna, Inc., a leading high-tech marketing strategy and communications company. Mr. Moore serves as a director of many companies, including Documentation Inc. and Objectivity, Inc.

      John A. Miller, Jr. has served on our Advisory Board since July 1996. Mr. Miller has served as President and Chief Executive Officer of Miller Consulting Group since founding the company in 1996. Miller Consulting Group is a strategy-driven public relations firm that integrates market positioning with tactical public relations for emerging information technology companies. Prior to founding the Miller Consulting Group, Mr. Miller founded Miller Communications, a leader in the field of high technology public relations, which advised Compaq Computer Corporation, Lotus Corporation and more than 100 other emerging information technology firms throughout the 1980s.

      Don Peppers has served on our Advisory Board since August 1996. Mr. Peppers is a founding partner at Pepper and Rogers Group/Marketing 1 to 1, a management consulting firm. Mr. Peppers is a co-author with Dr. Martha Rogers, of several books on customer relationship management and one-on-one marketing. Mr. Peppers serves as a director of DoubleClick, a network of Web advertising sites and ad serving services, and Modem Media.Poppe Tyson, an interactive marketing and advertising agency.

      Charles W. Stryker, Ph.D., has served on our Advisory Board since September 1997. Dr. Stryker is President and CEO of Naviant, Inc. Naviant is focused on providing information enabling marketers to precisely target their customers and prospects in both the physical and on-line worlds. Dr. Stryker has served as President, Marketing Information Solutions for IntelliQuest, Inc. Dr. Stryker is a recognized leader in the information solutions industry with his record as founder of Trinet, Inc., MkIS User Forum, Information Technology Forum and President of National Accounts Division of American Business Information. Dr. Stryker is a director of 24/7 Media (TFSM) and Sky Alland Marketing, Inc.

      Sergio Zyman has served on our Advisory Board since February 1999. Mr. Zyman is founder of The Z Group, a broad consulting and venture firm. Prior to his consulting career, Mr. Zyman served as Vice President and Chief Marketing Officer of the Coca-Cola Company. During Mr. Zyman's tenure with Coca-Cola, he had responsibility for the introduction of Cherry Coke(R), Diet Coke(R), Fruitopia(R) and the New Coke initiative. Since leaving Coca-Cola, Mr. Zyman has also authored a book entitled "The End of Marketing As We Know It." Mr. Zyman serves as a director of Gap, Inc., Netcentives, Inc. and VC Television Network Corp.

Information Technology Management Guidance

      K.B. Chandrasekhar has served on our Advisory Board since April 1999. Mr. Chandrasekhar is Chairman of the Board of Exodus Communications, a company he co-founded in 1994. Exodus Communications is a leading server hosting company for Internet sites. Since establishing its first Internet data center in 1996, Exodus Communications has expanded to nine cities with more than 1,000 employees and 1,000 customers. Prior to co-founding Exodus Communications, Mr. Chandrasekhar founded Fouress, Inc., a network software design and development firm. Mr. Chandrasekhar founded VitalTone, one of our partner companies.

      Esther Dyson has served on our Advisory Board since May 1996. Ms. Dyson is Chairman of EDventure Holdings, Inc. EDventure Holdings is a company focused on emerging technologies worldwide, and on the computer markets of the United States and Central and Eastern Europe. EDventure publishes Release 1.0, a monthly newsletter and sponsors two annual technology forums. Ms. Dyson serves as a director of Scala Business Solutions N.V., Poland Online, New World Publishing, Graphisoft, PRT Group, Inc., Languageware, Medscape Inc., Thinking Tools and WPP Group. Ms. Dyson also serves on the advisory board of Perot Systems Corporation.

     John McKinley has served on our Advisory Board since July 1998. Mr. McKinley is Chief Technology Officer of Merrill Lynch & Co. With Merrill Lynch, Mr. McKinley has responsibility for 8,200 information technology professionals and is responsible for driving e-commerce initiatives throughout the company. Prior to joining Merrill Lynch, Mr. McKinley served as Chief Technology and Information Officer for General Electric Capital Corporation. Mr. McKinley serves as a director of Proxicom Inc., a leading Internet-focused systems integration firm. Mr. McKinley also serves on the Executive Client Advisory Board of AT&T Corporation.

     William Powar has served on our Advisory Board since June 1998. Mr. Powar is a principal of Venture Architects, a company he founded in January 1997. Venture Architects is a consulting firm that provides strategic guidance and business development expertise to companies in the e-commerce industry. Prior to founding Venture Architects, Mr. Powar served 22 years with Visa USA and Visa International developing new markets and businesses. From 1994 through 1996, Mr. Powar directed Visa's venture investments and strategic alliances. Mr. Powar serves as a director of MobiNetix Systems, Inc.

     We expect to change the composition of our Advisory Board from time to time to match the evolving needs of our partner companies.

Classes of the Board

     Our Board of Directors is divided into three classes that serve staggered three-year terms as follows:

       Class   Expiration              Member
       -----   ---------- --------------------------------
      Class I     2000    Messrs. Brodsky and Forgash

     Class II     2001    Messrs. Keith and Solvik

     Class III    2002    Messrs. Buckley, Fox and Gerrity

Board Committees

     The compensation committee reviews and makes recommendations to the Board regarding the compensation to be provided to our Chief Executive Officer and our directors. In addition, the compensation committee reviews compensation arrangements for our other executive officers. The compensation committee also administers our equity compensation plans. The current members of the compensation committee are Messrs. Gerrity, Keith and Solvik.

     The audit committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Brodsky and Forgash.

Director Compensation and Other Arrangements

     We do not pay cash compensation to our directors; however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors are eligible to receive options to purchase common stock awarded under our 1999 Equity Compensation Plan. See "Employee Benefit Plans--Internet Capital Group, Inc. 1999 Equity Compensation Plan--Non-Employee Director Option Grants," below.

      IBM Corporation has designated James Corgel as an observer to our board of directors. Upon completion of our private placement with AT&T Corp., AT&T Corp. will be entitled to designate an observer to our board of directors.

Compensation Committee Interlocks and Insider Participation

      Our compensation committee makes all compensation decisions. Messrs. Gerrity, Keith and Solvik serve as the members of the compensation committee. Mr. Buckley previously served on the compensation committee. Messrs. Alexander and Buckley serve on the compensation committee of VerticalNet. None of our other executive officers, directors or compensation committee members currently serve, or have in the past served, on the compensation committee of any other company whose directors or executive officers have served on our compensation committee.

Executive Compensation

      The following table provides certain summary information concerning the compensation earned by our chief executive officer and the other executive officers employed by us during the fiscal year ended December 31, 1998. Since January 1, 1999, we have employed fifteen additional executive officers-- Messrs. Allgaier, Bunker, Devine, Duckett, Gathman, Greendale, Haskell, Hewlin, Hwang, Ibarguen, Jadallah, Lotke, Nassau, Nickolas and Ms. Wolf--each of whom are expected to receive more than $100,000 in compensation in 1999.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                        Annual Compensation           Awards
                                 --------------------------------- ------------
                                                                      Shares
                                                       Other        Underlying
Name and Principal Position       Salary   Bonus  Compensation (1)   Options
---------------------------      -------- ------- ---------------- ------------
Walter W. Buckley, III
President and Chief Executive
 Officer........................ $159,769 $96,000       --          2,600,000

Douglas A. Alexander
Managing Director, East Coast
 Operations.....................  225,000 100,000       --          2,500,000

Kenneth A. Fox
Managing Director, West Coast
 Operations.....................  119,538  75,000       --          2,500,000

Robert A. Pollan
Managing Director, Operations...  133,808  50,000       --          2,500,000

--------
(1) The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of either $50,000 or 10.0% of the total annual salary and bonus reported for such officer.

      The following tables set forth certain information concerning grants to purchase shares of our common stock of each of the officers named in the summary compensation table above during the year ended December 31, 1998.

             Option Grants During the Year Ended December 31, 1998

                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                                Annual Rates of
                           Number of  Percentage of                               Stock Price
                          Securities  Total Options                            Appreciation for
                          Underlying   Granted to   Exercise                    Option Term (3)
                            Options   Employees in  Price per  Expiration   -----------------------
          Name            Granted (1)     1998      Share (2)     Date          5%          10%
          ----            ----------- ------------- --------- ------------- ----------- -----------
Walter W. Buckley, III..   2,600,000       22%        $1.00   Dec. 18, 2008 $22,810,756 $37,862,382
Douglas A. Alexander....   2,500,000       21%         1.00   Dec. 18, 2008  21,933,419  36,406,137
Kenneth A. Fox..........   2,500,000       21%         1.00   Dec. 18, 2008  21,933,419  36,406,137
Robert A. Pollan........   2,500,000       21%         1.00   Dec. 18, 2008  21,933,419  36,406,137

--------
(1) All options granted to employees are immediately exercisable, are nonqualified stock options and generally vest over five years at the rate of 20.0% of the shares subject to the option per year. Unvested shares are subject to a right of repurchase upon termination of employment. Options expire ten years from the date of grant.
(2) We granted options at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.
(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5.0% and 10.0% compounded annually from the date the respective options were granted to their expiration dates, based upon the initial public offering price of $6.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

      The following table sets forth certain information concerning option exercises by each of the officers named in the above summary compensation table.

                    Year-End December 31, 1998 Option Values

                                                                                              Value of Unexercised
                                                    Number of Securities Underlying                in-the-Money
                                                     Unexercised Options at Fiscal              Options at Fiscal
                             Shares                            Year-End                           Year-End (1)
                          Acquired on     Value     ------------------------------------    -------------------------
          Name            Exercise (#) Realized ($) Exercisable (2)       Unexercisable     Exercisable Unexercisable
          ----            ------------ ------------ ------------------    --------------    ----------- -------------
Walter W. Buckley, III..      --           --                   2,600,000               --  $13,000,000      --
Douglas A. Alexander....      --           --                   2,500,000               --   12,500,000      --
Kenneth A. Fox..........      --           --                   2,500,000               --   12,500,000      --
Robert A. Pollan........      --           --                   2,500,000               --   12,500,000      --

--------
(1) Based on the initial public offering price of $6.00 per share, less the exercise price, multiplied by the number of shares underlying the option, adjusted for our two for one stock split.
(2) All the options listed were exercised in May 1999.

Employee Benefit Plans

Membership Profit Interest Plan

      In 1996, the board of managers of Internet Capital Group, L.L.C. approved the Membership Profit Interest Plan, which we refer to as our restricted stock issuances after the Reorganization. Under the terms of the Membership Profit Interest Plan, certain employees, consultants and advisors who are designated by Messrs. Buckley and Fox received grants of units of membership interest in Internet Capital Group, L.L.C. These units of membership interest cannot be transferred until the rights of the holder in the units vest. Twenty percent of each of these holder's units of membership interest vest each year over a five year period beginning on the vesting date established by our board. If any holder's relationship with us is terminated, his or her units of membership interest that have not vested are forfeited to us.

      Following the Reorganization, all outstanding grants became grants under our new Membership Profit Interest Plan. As of December 31, 1998 a total of 13,567,250 shares of common stock have been issued under the Membership Profit Interest Plan, all of which were outstanding, leaving no shares available for grant at a later date. Our board of directors has the power, subject to the limitations contained in the Membership Profit Interest Plan, to prescribe the terms and conditions of any award granted under the Membership Profit Interest Plan, including the total number of shares awarded to each grantee and any applicable vesting schedule.

Internet Capital Group, Inc. 1999 Equity Compensation Plan

      Our 1998 Equity Compensation Plan and our Managers' Option Plan were approved by the board of managers of Internet Capital Group, L.L.C. on October 13, 1998. The 1998 Equity Compensation Plan and Managers' Option Plan provided for the grant of non-qualified options for membership interests in Internet Capital Group, L.L.C., restricted stock, stock appreciation rights ("SARs"), and performance awards. After the Reorganization, we converted the 1998 Equity Compensation Plan and the Managers' Option Plan into our 1999 Equity Compensation Plan. Our 1999 Equity Compensation Plan provides that options and any other grants outstanding under the 1998 Equity Compensation Plan and Managers' Option Plan will be considered options issued under the 1999 Equity Compensation Plan.

      We have adopted the Internet Capital Group, Inc. 1999 Equity Compensation Plan, as amended and restated, effective as of February 2, 1999. The terms and provisions of the 1999 Equity Compensation Plan are summarized below. This summary, however, does not purport to be a complete description of the Equity Compensation and is qualified in its entirety by the terms of the 1999 Equity Compensation Plan.

      Purpose. The purpose of the 1999 Equity Compensation Plan is to provide:

     . designated employees of Internet Capital Group and its subsidiaries;

     . certain advisors who perform services for Internet Capital Group or its subsidiaries; and

     .  non-employee members of our board of directors,

with the opportunity to receive grants of incentive stock options, non-qualified options, share appreciation rights, restricted shares, performance shares, dividend equivalent rights and cash awards. We believe that the 1999 Equity Compensation Plan will encourage the participants to contribute materially to our growth and will align the economic interests of the participants with those of our shareholders.

      General. Subject to adjustment as described below, the plan authorizes awards to participants of up to 42,000,000 shares of our common stock. No more than 6,000,000 shares in the aggregate may be granted to any individual in any calendar year. Such shares may be authorized but unissued shares of our common stock or may be shares that we have reacquired, including shares we purchase on the open market. If any options or stock appreciation rights granted under the plan expire or are terminated for any reason without being exercised, or restricted shares or performance shares are forfeited, the shares of common stock underlying that award will again be available for grant under the plan.

      Administration of the Plan. A committee appointed by our board of directors administers the 1999 Equity Compensation Plan. The committee has the sole authority to designate participants, grant awards and determine the terms of all grants, subject to the terms of the 1999 Equity Compensation Plan. As a result of our becoming a publicly-traded company, the compensation committee of the board of directors became responsible for administering and interpreting the plan. Prior to that time, the board of directors had fulfilled those roles. The compensation committee consists of two or more persons appointed by the Board of Directors from among its members, each of whom is a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an "outside director" as defined by Section 162(m) of the Internal Revenue Code and related Treasury regulations. The committee has the full authority to interpret the 1999 Equity Compensation Plan and to make rules, regulations, agreements and instruments for implementing the plan. The committee's determinations made under the 1999 Equity Compensation Plan are to be conclusive and binding on all persons having any interest in the plan or any awards granted under the plan.

      Eligibility. Grants may be made to any employee of Internet Capital Group, Inc. or any of its subsidiaries and to any non-employee member of the Board of Directors. Key advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not as part of the offer or sale of securities in a capital-raising transaction. As of November 30, 1999, 5,114,000 options were outstanding under the plan.

      Options. Incentive stock options may be granted only to employees. The maximum number of shares that may be subject to incentive stock options over the life of the 1999 Equity Compensation Plan is 6,000,000. Non-qualified stock options may be granted to employees, key advisors and non-employee directors. The exercise price of common stock underlying an option shall be determined by the compensation committee at the time the option is granted, and may be equal to, greater than, or less than the fair market value of such stock on the date the option is granted; provided that the exercise price of an incentive stock option shall be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted, and the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock may not be less than 110% of such fair market value.

      Unless the applicable option agreement provides otherwise, a participant can exercise an option award at any time, before or after the option has fully vested, by paying the applicable exercise price in cash, or, with the approval of the compensation committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the grants, or by such other method as the compensation committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. In addition, the plan provides that we may make loans to participants or guarantee loans made by third parties to the participant for the purpose of assisting participants to exercise their options. The compensation committee has the authority to set the terms and conditions that will apply to any loan or guarantee.

      Options vest according to the terms and conditions determined by the compensation committee and specified in the grant instrument. In general, the options that have already been granted under the plan are subject to a five year vesting schedule with twenty percent of each grant vesting on each anniversary of the grant date. The compensation committee will determine the term of each option up to a maximum of ten years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

      Non-Employee Director Option Grants. The 1999 Equity Compensation Plan provides that each of our non-employee directors, other than:

     . non-employee directors who at any time during their membership on our board of directors are employees of Safeguard Scientifics, Inc. or any of its subsidiaries or affiliates;

     . non-employee directors who at any time during their membership on our board of directors are employees of TL Ventures, Inc. or any of its subsidiaries or affiliates; or

     . non-employee directors who are granted options under the general option provisions of the 1999 Equity Compensation Plan are each entitled to receive an option to purchase 94,000 shares of our common stock, vesting in equal installments over four years, upon their initial election to our board of directors, and a service grant to purchase 40,000 shares every two years, vesting in equal installments over two years. The plan also allows our board of directors to grant an option to any of the eligible non-employee directors who were members of the board of directors immediately following the execution of the Reorganization to compensate any of those non-employee directors for the cancellation of outstanding options held immediately prior to the Reorganization. No non-employee director may be granted more than 214,000 shares of our common stock under the automatic and conversion grants described above. Such automatic and conversion grants will otherwise be generally subject to the terms provided for options under the 1999 Equity Compensation Plan.

      Restricted Stock. The compensation committee shall determine the number of restricted shares granted to a participant, subject to the maximum plan limit described above. Grants of restricted shares will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the compensation committee may determine in its sole discretion. The restrictions shall remain in force during a restriction period set by the compensation committee. If the grantee is no longer employed by us during the restriction period or if any other conditions are not met, the restricted shares grant will terminate as to all shares covered by the grant for which the restrictions are still applicable, and those shares must be immediately returned to us.

      Stock Appreciation Rights. The compensation committee may grant stock appreciation rights (SARs) to any participant, subject to the maximum plan limit described above. At any time, the compensation committee may grant an SAR award, either separately or in connection with any option; provided, that if an SAR is granted in connection with an incentive stock option, it must be granted at the same time that the underlying option is granted. The compensation committee will determine the base amount of the SAR at the time that it is granted and will establish any applicable vesting provisions, transfer restrictions or other restrictions as it may determine is appropriate in its sole discretion. When a participant exercises an SAR, he or she will receive the amount by which the value of the stock has appreciated since the SAR was granted, which may be payable to the participant in cash, shares, or a combination of cash and shares, as determined by the compensation committee.

      Performance Share Awards. The compensation committee may grant performance share awards to any employee or key advisor. A performance share award represents the right to receive an amount based on the value of our stock, but may be payable only if certain performance goals that are established by the compensation committee are met. If the compensation committee determines that the applicable performance goals have been met, a performance share award will be payable to the participant in cash, shares or a combination of cash and shares, as determined by the compensation committee.

      Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights to any participant. A dividend equivalent right is a right to receive payments in amounts equal to dividends declared on shares of our common stock with respect to the number of shares and payable on such dates as determined by the compensation committee. The compensation committee shall determine all other terms applicable to dividend equivalent rights.

      Cash Awards. The compensation committee may grant cash awards to employees under the 1999 Equity Compensation Plan. Such awards shall be in such amounts and subject to such performance goals and other terms and conditions as the compensation committee determines.

      Amendment and Termination of the Plan. The compensation committee may amend or terminate the plan at any time. The plan will terminate on the tenth anniversary of its effective date, unless the compensation committee terminates it earlier or extends it with the approval of the shareholders.

      Adjustment Provisions. In the event that certain reorganizations of Internet Capital Group or similar transactions or events occur, the maximum number of shares of stock available for grant, the maximum number of shares that any participant in the 1999 Equity Compensation Plan may be granted, the number of shares covered by outstanding grants, the kind of shares issued under the 1999 Equity Compensation Plan and the price per share or the applicable market value of such grants shall be adjusted by the committee to reflect changes to our common stock as a result of such occurrence to prevent the dilution or enlargement of rights of any individual under the 1999 Equity Compensation Plan.

      Change of Control and Reorganization. Upon a Change of Control, as defined in the 1999 Equity Compensation Plan, the compensation committee may:

     . determine that the outstanding grants, whether in the form of options and stock appreciation rights, shall immediately vest and become exercisable;

     . determine that the restrictions and conditions on all outstanding restricted stock or performance share awards shall immediately lapse;

     . require that grantees surrender their outstanding options and stock appreciation rights in exchange for payment by us, in cash or common stock, in an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options or stock appreciation rights exceeds the exercise price of those options; and/or

     . after giving grantees an opportunity to exercise their outstanding options and stock appreciation rights, terminate any or all unexercised options and stock appreciation rights.

      Upon a Reorganization, as defined in the 1999 Equity Compensation Plan, where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the compensation committee determines otherwise, all outstanding option or SAR grants shall be assumed by or replaced with comparable options or rights by the surviving corporation. In addition, the compensation committee may:

     . require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, at an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options exceeds the exercise price of those options; and/or

     . after accelerating all vesting and giving grantees an opportunity to exercise their outstanding options or SARs, terminate any or all unexercised options and SARs.

      Federal Tax Consequences of Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction to Internet Capital Group. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee of Internet Capital Group or one of its subsidiaries at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Internal Revenue Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

      If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

      No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an option holder at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules apply.

      Unless the holder of an unvested non-qualified stock option makes an 83(b) election as described below, there generally will be no tax consequences as a result of the exercise of an unvested option until the stock received upon such exercise is no longer subject to a substantial risk of forfeiture or is transferable. Generally, when the shares have vested, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the exercise price paid by the holder for the stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares. In general terms, if a holder were to make an 83(b) election under Section 83(b) of the Internal Revenue Code upon the exercise of the unvested option, the holder would recognize ordinary income on the date of the exercise of such option, and we would be entitled to a deduction, equal to:

     . the fair market value of the stock received pursuant to such exercise as though the stock were not subject to a substantial risk of forfeiture or transferable, minus

     .  the exercise price paid for the stock.

      If an 83(b) election were made, there would generally be no tax consequences to the holder upon the vesting of the stock, and all subsequent appreciation in the stock would generally be eligible for capital gains treatment.

      Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

      Section 162(m). Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1 million to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation which includes amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. The 1999 Equity Compensation Plan is intended to make grants of stock options and stock appreciation rights that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the compensation committee.

Internet Capital Group, Inc. Equity Compensation Loan Program

      In accordance with the 1998 Equity Compensation Plan, the 1999 Equity Compensation Plan and the applicable employee option agreements, and in consideration of certain restrictive covenants regarding the use of confidential information and non-competition, we have offered to loan some employees who have been awarded non-qualified stock options under the 1999 Equity Compensation Plan an amount necessary to pay the exercise price of their outstanding options and an amount to pay some portion of the income tax that these employees will owe upon the exercise of such options. These loans will generally be available to those eligible employees who elect to exercise their options on or prior to a date to be determined by us. The loans will be full recourse, will bear interest at the Applicable Federal Rate, and will be for five-year terms. In addition, each eligible employee will pledge the number of shares acquired pursuant to the exercise of the applicable option as collateral for the loan. If an eligible employee sells any shares acquired pursuant to the option exercise, such eligible employee is obligated under the terms of the loan to use the proceeds of such sale to repay that percentage of the original balance of the loan which is equal to the percentage determined by dividing the number of shares sold by the number of shares acquired pursuant to the exercise of the applicable option. If the eligible employee's employment by us is terminated for any reason, such eligible employee must repay the full outstanding loan balance to us within 90 days of such termination. Also, if we determine that a grantee breaches any of the terms of the restrictive covenants, such eligible employee must immediately repay any outstanding loan balance to us.

Internet Capital Group, Inc. Long-Term Incentive Plan

      Our long-term incentive plan supports our growth strategy since the plan permits participants to share directly in the growth of our partner companies. Each year, we will allocate up to 12% of each acquisition made during the year for the benefit of the participants in the long-term incentive plan. The plan permits the compensation committee to award grants in the form of interests in limited partnerships established by us to hold the interests acquired by us in a given year. Grants may be made to any of our employees. We intend primarily to grant limited partnership interests to plan participants to more closely align the participants' interests with our interests. All grants are subject to the attainment of specified threshold levels, but the compensation committee can accelerate payout.

Internet Capital Group, Inc. 401(k) Plan

      We sponsor the Internet Capital Group, Inc. 401(k) Plan, a defined contribution plan that is intended to qualify under Section 401(k) of the Code. All employees who are at least 21 years old and have been employed by us for one month are eligible to participate in our 401(k) Plan. An eligible employee of the Company may begin to participate in our 401(k) Plan on the first day of the plan quarter after satisfying our 401(k) Plan's eligibility requirements. A participating employee may make pre-tax contributions of a percentage (not less than 1.0% and not more than 15.0%) of his or her eligible compensation, subject to the limitations under the federal tax laws. Employee contributions and the investment earnings thereon are fully vested at all times. We may make discretionary contributions to the 401(k) Plan but we have never done so.

                              CERTAIN TRANSACTIONS

      Walter W. Buckley, III and Kenneth A. Fox, two of our executive officers, and Safeguard Scientifics, Inc., one of our principal stockholders, were all involved in our founding and organization and may be considered our promoters. Under our Membership Profit Interest Plan, we issued 5,136,000 shares of common stock to Mr. Buckley in March 1996 and 2,573,100 shares of common stock to Mr. Fox in September 1996. In December 1998, each of Mr. Buckley and Mr. Fox received an incentive stock option grant under our 1998 Equity Compensation Plan to purchase 2,600,000 and 2,500,000 shares of common stock, respectively. In May 1999, each of Mr. Buckley and Mr. Fox received an incentive stock option grant under our 1999 Equity Compensation Plan to purchase 2,000,000 and 1,800,000 shares of common stock, respectively. In addition, Safeguard Scientifics, Inc., through its affiliates Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., and Mr. Buckley and Mr. Fox, have purchased common stock from us. The following table sets forth the number of shares of our common stock purchased by Mr. Buckley, Mr. Fox and Safeguard Scientifics, Inc. through Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., the date of each purchase and the amounts received by us from each of these purchasers of our common stock.

                                                               Amount Received
                                Shares of Common    Date of      by Internet
             Name               Stock Purchased    Purchase     Capital Group
             ----               ---------------- ------------- ---------------
Walter W. Buckley, III.........       500,000    April 1996      $  250,000
                                      500,000    November 1996      250,000
                                      500,000    April 1997         250,000
                                      500,000    November 1997      250,000
Kenneth A. Fox.................       500,000    May 1996        $  250,000
                                      500,000    November 1996      250,000
                                      500,000    June 1997          250,000
                                      500,000    December 1997      250,000
Safeguard Scientifics
 (Delaware), Inc...............    12,278,148    May 1996        $6,139,074
                                      721,852    November 1996      360,926
                                    6,500,000    April 1997       3,250,000
                                    6,500,000    November 1997    3,250,000
Safeguard 98 Capital L.P.......     8,125,000    June 1998       $8,125,000
                                    8,125,000    February 1999    8,125,000

      During 1998 and 1999, we leased our corporate offices in Wayne, Pennsylvania from Safeguard Scientifics. From January 31, 1998 to September 30, 1999, our monthly lease payments to Safeguard Scientifics totaled approximately $70,200. Prior to this offering, Safeguard Scientifics, beneficially owned about 14.3% of our common stock. We believe that our lease in Wayne with Safeguard Scientifics is on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

      In the first half of 2000, we intend to lease new corporate office space in Wayne, Pennsylvania from Safeguard Scientifics. We expect that our new lease with Safeguard Scientifics will be on terms no less favorable to us than those terms that would be available to us in an arm's-length transaction with a third party.

      During 1998 and 1999, we paid Safeguard Scientifics for telephone and accounting services, health and general insurance coverage, and other services. From January 31, 1998 to September 30, 1999, our payments to Safeguard Scientifics totaled approximately $269,000 for these services. We believe that the services provided to us are on terms no less favorable to us than those that would be available to us in an arm's-length transaction with a third party.

      Each of Comcast ICG, Inc., CPQ Holdings, Inc., General Electric Capital Corporation, IBM Corporation, Internet Assets, Inc., Safeguard Scientifics, Technology Leaders II L.P. and Technology Leaders II Offshore C.V. has the right to demand on no more than two occasions that we register the shares of our common stock held by them at the time of our initial public offering and all shares of our common stock held by them after exercise of any warrants issued to these shareholders at the time of our initial public offering. Immediately after our initial public offering, these shareholders, together, were holders of 102,921,620 shares of our common stock, excluding shares purchased in the initial public offering, and warrants to purchase 586,433 shares of our common stock.

      In January 1998, we loaned Douglas A. Alexander, one of our Managing Directors, $117,669. Mr. Alexander used the proceeds from the loan to purchase a portion of our interest in VerticalNet at our cost. Mr. Alexander agreed to pay the principal amount of the loan with interest at an annual rate equal to the prime rate plus 1% within 30 days of the date we request payment. On January 5, 1999, Mr. Alexander paid us $128,820, representing the outstanding principal amount of the loan plus accrued interest.

      In January 1997, we granted Christopher H. Greendale, one of our Managing Directors, a ten year option to purchase shares of Series A Preferred Stock convertible into 58,500 shares of common stock of Benchmarking Partners, Inc., which we currently own. The option is exercisable at a purchase price of $2.85 per share and vests in four annual installments of 14,625 shares beginning one year after the date of grant. Vesting is contingent upon Mr. Greendale's continued service to us. In August 1999, we loaned Mr. Greendale $600,000. Mr. Greendale used these funds to purchase shares of our common stock in connection with our initial public offering. Mr. Greendale agreed to pay the principal amount of the loan with interest at an annual rate equal to 4.98% on August 10, 2000. The loan was secured by 200,000 shares of our common stock. On November 30, 1999, Mr. Greendale paid us $608,677, representing the outstanding principal amount of the loan plus accrued interest.

      In October 1998, we sold our 100,000 shares of Series B Preferred Stock of Who?Vision Systems, Inc. for $300,000 to Comcast.

      In January 1999, we sold our convertible notes of VerticalNet for $2,083,221 to Comcast Corporation. At the time of this sale to Comcast, the outstanding principal amount of these convertible notes was $2,083,221.

      In March 1999, we sold our convertible notes of PrivaSeek for $571,659 to Comcast and the assumption by Comcast of one of our notes payable in the outstanding principal amount of $428,341. At the time of this sale to Comcast, the outstanding principal amount of these convertible notes was $1 million.

      In April 1999, in connection with our obtaining a bank credit facility, Safeguard Scientifics, Inc. delivered a letter to the agent for the banks stating that it intends to take any action that may in the future be necessary to promptly cure certain defaults that could occur under our bank credit facility.

      In May 1999, we issued $90 million principal amount of three-year convertible notes to our largest shareholders, directors, executive officers, certain members of the immediate families of our executive officers and others in a round of financing led by Comcast ICG. Based on our initial public offering price of $6.00 per share, the notes have automatically converted into 14,999,732 shares of our common stock, and all accrued interest has been waived. We issued warrants to the holders of these notes to purchase shares of our common stock. As of November 30, 1999, these warrant holders are entitled to purchase 2,576,493 shares of our common stock. The warrants expire in May 2002.

      The following table sets forth the names of the holders of certain convertible notes and warrants, their relationship to us and the amounts of each of their convertible notes. All convertible notes converted into common stock at a rate of $6.00 per share in connection with our initial public offering on August 5, 1999.

                                     Relationship to              Amount of
  Name of Holder                  Internet Capital Group       Convertible Note
--------------------------- ---------------------------------- ----------------
Ann B. Alexander........... family member of executive officer    $    63,000
Bradley Alexander.......... family member of executive officer        155,000
Douglas E. Alexander....... family member of executive officer        160,000
Susan R. Buckley........... family member of executive officer         55,000
Walter W. Buckley, Jr. .... family member of executive officer        200,000
Walter W. Buckley, III..... executive officer and director            600,000
Comcast ICG, Inc. ......... principal shareholder                  15,000,000
E. Michael Forgash......... director                                  100,000
Kenneth A. Fox............. executive officer and director          1,000,000
David D. Gathman........... executive officer                          25,000
Thomas P. Gerrity.......... director                                   77,000
Internet Assets, Inc. ..... principal shareholder                   1,525,000
Robert E. Keith, Jr. ...... director                                   46,000
Henry N. Nassau............ executive officer                          36,000
Robert A. Pollan........... executive officer                          31,000
Peter A. Solvik............ director                                1,068,000

      In May 1999, some of our officers and directors exercised options to purchase our common stock. Instead of paying us in cash, the officers and directors delivered promissory notes to us in the aggregate amount of $21,765,000. The promissory notes bear interest at the rate of 5.22%, mature on or about May 5, 2004 and are secured by 17,820,000 shares of our common stock.
The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                     Relationship to              Amount of
   Name of Maker                  Internet Capital Group       Promissory Note
--------------------------- ---------------------------------- ----------------
Walter W. Buckley, III..... executive officer and director        $ 2,600,000
Douglas A. Alexander....... executive officer                       2,500,000
Richard G. Bunker.......... executive officer                       1,350,000
Kenneth A. Fox............. executive officer and director          2,500,000
David D. Gathman........... executive officer                       1,300,000
Christopher H. Greendale... executive officer                         300,000
Victor S. Hwang............ executive officer                       4,005,000
Henry N. Nassau............ executive officer                       3,660,000
John N. Nickolas........... executive officer                         800,000
Robert A. Pollan........... executive officer                       2,650,000
Thomas P. Gerrity.......... director                                  400,000

      In June 1999, some of our executive officers exercised options to purchase our common stock. Instead of paying us cash, the officers and directors delivered promissory notes to us in the aggregate amount of $14,783,223. The promissory notes bear interest at the rate of 5.37%, mature on or about June 4, 2004 and are secured by 4,495,500 shares of our common stock.
The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                     Relationship to              Amount of
       Name of Maker              Internet Capital Group       Promissory Note
--------------------------- ---------------------------------- ----------------
Gregory W. Haskell......... executive officer                     $ 6,311,000
Richard S. Devine.......... executive officer                       7,114,223
Richard G. Bunker.......... executive officer                       1,358,000

      In July 1999, some of our officers and directors exercised options to purchase our common stock. Instead of paying us cash, the officers and directors delivered promissory notes to us in the aggregate amount of $39,304,000. The promissory notes bear interest at the rate of 5.82%, mature on or about July 7, 2004 and are secured by 10,950,000 shares of our common stock. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                       Relationship to            Amount of
         Name of Maker              Internet Capital Group     Promissory Note
------------------------------- ------------------------------ ---------------
Douglas A. Alexander........... executive officer                $ 3,395,000
Walter W. Buckley, III......... executive officer and director     6,790,000
Kenneth A. Fox................. executive officer and director     6,111,000
Robert A. Pollan............... executive officer                  3,395,000
Todd G. Hewlin................. executive officer                  2,430,000
Mark J. Lotke.................. executive officer                  7,058,000
Sam Jadallah................... executive officer                 10,125,000

      In May 1999, some of our officers and directors incurred tax liabilities as a result of exercising their options to purchase our common stock. These directors and officers borrowed money from us to pay these tax liabilities. The loans are evidenced by promissory notes delivered by these officers and directors to us in the aggregate principal amount of $7,463,307. The promissory notes bear interest at a rate of 5.22% and mature on May 5, 2004. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

                                       Relationship to            Amount of
         Name of Maker              Internet Capital Group     Promissory Note
------------------------------- ------------------------------ ---------------
Walter W. Buckley, III......... executive officer and director   $ 1,207,440
Douglas A. Alexander........... executive officer                  1,161,000
Richard G. Bunker.............. executive officer                    272,835
Kenneth A. Fox................. executive officer and director     1,395,000
David D. Gathman............... executive officer                    603,720
Christopher H. Greendale....... executive officer                     66,552
Victor S. Hwang................ executive officer                    973,092
John N. Nickolas............... executive officer                    371,520
Robert A. Pollan............... executive officer                  1,478,700

      In January 1999, while a limited liability company, we paid a distribution to some of our officers, directors and principal stockholders who were members of Internet Capital Group, L.L.C. The following table sets forth the names of the recipients of the distribution, their relationships to us and the amount paid by us to the recipient.

                                       Relationship to           Amount Paid
       Name of Recipient            Internet Capital Group      to Recipient
------------------------------- ------------------------------ ---------------
Walter W. Buckley, III......... executive officer and director   $   685,092
Douglas A. Alexander........... executive officer                    249,702
Kenneth A. Fox................. executive officer and director       514,597
Thomas P. Gerrity.............. director                               6,100
Christopher H. Greendale ...... executive officer                     37,304
Henry N. Nassau................ executive officer                        305
Robert A. Pollan............... executive officer                      2,440
Peter A. Solvik................ director                              29,216
Comcast ICG, Inc............... principal shareholder              1,401,198
Internet Assets, Inc........... principal shareholder                122,007
Safeguard Scientifics
 (Delaware), Inc............... principal shareholder              2,602,424
Safeguard Capital 98 LP........ principal shareholder                198,262

      On November 16, 1999 we acquired an interest in eMerge Interactive, Inc. pursuant to a Securities Purchase Agreement among us, eMerge Interactive and J Technologies, LLC, a South Dakota limited liability company.

      Pursuant to the Securities Purchase Agreement, we acquired from eMerge Interactive 4,555,556 shares of eMerge Interactive series D preferred stock and a warrant to purchase 911,111 shares of eMerge Interactive class B common stock. Pursuant to the Securities Purchase Agreement, we also purchased 1,000,000 shares of eMerge Interactive class A common stock from J Technologies. The aggregate purchase price for the stock and the warrant was $50,000,000, composed of $27,000,000 in cash and a promissory note for $23,000,000. The cash portion of the purchase price was funded from our existing cash. The promissory note is non interest-bearing and is due and payable one year after issuance; provided, however, that in the event that eMerge Interactive does not consummate a public offering of its common stock by March 15, 2000, eMerge Interactive can require us to prepay up to $5,000,000 in principal on or after March 25, 2000.

      Each share of eMerge Interactive series D preferred stock will convert into one share of eMerge Interactive class B common stock upon our election, completion of an initial public offering of eMerge Interactive's common stock or a specified vote of the holders of all eMerge Interactive's preferred stock. Each of our shares of eMerge Interactive class B common stock will convert into one share of class A common stock upon transfer to a person that is not affiliated with us. Each share of eMerge Interactive series D preferred stock and each share of eMerge Interactive class B common stock is entitled to two and one half votes. Each share of eMerge Interactive class A common stock is entitled to one vote. We currently have beneficial ownership (assuming conversion of each share of eMerge Interactive preferred stock) of 30.7% of the eMerge Interactive common stock and have 45.9% of the voting power with respect to eMerge Interactive. We may exercise the warrant during the three-year period beginning upon the first to occur of an initial public offering of eMerge Interactive's common stock, the closing of new equity financing from private investors of at least $20,000,000 and the one-year anniversary of the issuance of the warrant. The exercise price will equal the purchase price per share to investors in the first to occur of the initial public offering or private equity financing described in the preceding sentence or, if the one-year anniversary of the issuance of the warrant occur first, $9.00 per share.

      We have entered into a Joint Venture Agreement with Safeguard Scientifics pursuant to which we and Safeguard Scientifics have agreed, among other things, to vote our respective shares of eMerge Interactive to elect two designees of ours and two designees of Safeguard Scientifics to the board of directors of eMerge Interactive and to attempt to agree on mutually beneficial courses of action. Additionally, the Joint Venture Agreement provides for rights of first refusal with respect to certain sales securities of eMerge Interactive.

      In connection with the Securities Purchase Agreement, we also entered into a Stockholder Agreement with eMerge Interactive and certain stockholders of eMerge Interactive, including Safeguard Scientifics and certain of its affiliates. The Stockholder Agreement provides for, among other things, restrictions on the transferability of securities and co-sale, drag-along and preemptive rights. The Stockholders Agreement terminates upon an initial public offering of eMerge Interactive's common stock. We and eMerge Interactive are also parties to a Registration Rights Agreement in which eMerge Interactive granted us certain demand and piggyback registration rights.

      Douglas A. Alexander, one of our Managing Directors, and E. Michael Forgash, one of our directors, are members of the Board of Directors of eMerge Interactive.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding beneficial ownership of our common stock as of November 30, 1999, and as adjusted to reflect the sale of shares offered in the concurrent offering, by:

     . each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock;

     . each of our directors and our executive officers named in the summary compensation table; and

     .  all of our executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All figures include shares of our common stock issuable upon exercise of warrants to purchase an additional 2,976,493 shares at a weighted average exercise price of $5.87 per share and shares of common stock issuable upon the exercise of other options or warrants exercisable within 60 days of November 30, 1999. These options and warrants are deemed to be outstanding and to be beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                                                Percent of
                                                   Number of Shares         Shares Outstanding
                                   Options and    Beneficially Owned   -----------------------------
                                     Warrants    Including Options and     Before         After
5% Beneficial Owners, Directors,   Exercisable   Warrants Exercisable  the Concurrent the Concurrent
Named Officers                    Within 60 Days    Within 60 Days        Offering       Offering
--------------------------------  -------------- --------------------- -------------- --------------
Comcast ICG, Inc. (1)...             634,000          24,333,998             9.6%           9.3%
 c/o Comcast Corporation
 1500 Market Street
 Philadelphia,
  Pennsylvania 19102

Safeguard Scientifics,
 Inc. (2)...............                 --           36,289,456            14.3           13.9
 435 Devon Park Drive
 Wayne, Pennsylvania
  19087

Douglas A. Alexander
 (3)....................                 --            6,132,748             2.4            2.4
Julian A. Brodsky (4)...                 --               17,000               *              *
Walter W. Buckley, III
 (5)....................              21,833          11,967,999             4.7            4.6
E. Michael Forgash (6)..               3,333             161,569               *              *
Kenneth A. Fox (7)......              33,333          11,093,099             4.4            4.3
Dr. Thomas P. Gerrity
 (8)....................               2,566             916,398               *              *
Robert E. Keith,
 Jr.(9).................               1,533             310,441               *              *
Robert A. Pollan (10)...               1,033           3,862,199             1.5            1.5
Peter A. Solvik (11)....              35,600           1,056,670               *              *
All executive officers
 and directors as a
 group (9 persons) (3)
 (4) (5) (6) (7) (8) (9)
 (11)...................             300,233          28,600,377            11.3           11.0

--------
  *  Less than 1%
 (1) Includes 416,666 shares of common stock and warrants to purchase 83,333 shares of common stock held by Comcast Interactive Investments, Inc. as to which Comcast ICG, Inc. disclaims beneficial ownership.
 (2) Private equity funds affiliated with Safeguard Scientifics, Inc. own an additional 8,266,666 shares of common stock and warrants to purchase 45,333 shares of common stock.

 (3) Includes shares of restricted common stock which have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. See "Management--Employee Benefit Plans" for a description of the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. Also includes 500,000 shares of common stock held by the Douglas A. Alexander Qualified Grantor Annuity Trust and 4,000 shares of common stock held by each of two trusts for the benefit of certain of Mr. Alexander's relatives.
 (4) Includes 3,500 shares of common stock held by the Julian A. and Lois G. Brodsky Foundation, of which Mr. Brodsky is Chairman. Mr. Brodsky disclaims beneficial ownership of shares held by the Julian A. and Lois
      G. Brodsky Foundation. Mr. Brodsky is also a Director and Vice-Chairman of Comcast Corporation. Mr. Brodsky disclaims beneficial ownership of shares held by Comcast ICG, Inc., a subsidiary of Comcast Corporation.
 (5) Includes shares of restricted common stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. Also includes 294,166 shares of common stock and warrants to purchase 1,833 shares of common stock held by Susan R. Buckley, wife of Walter W. Buckley, III, and 250,000 shares of common stock held by each of two trusts for the benefit of certain of Mr. Buckley's relatives.
 (6) Includes 100,000 shares of common stock held by the E. Michael Forgash, Jr. 1999 Qualified Grantor Retained Annuity Trust. E. Michael Forgash is Vice President-Operations of Safeguard Scientifics, Inc. Mr. Forgash disclaims beneficial ownership of shares beneficially owned by Safeguard Scientifics and Safeguard Scientifics, disclaims beneficial ownership of shares beneficially owned by Mr. Forgash.
 (7) Includes shares of restricted common stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan.
 (8) Includes shares of restricted common stock that have not vested pursuant to the 1999 Equity Compensation Plan. Also includes 80,000 shares of common stock held by the Thomas P. Gerrity Generation Skipping Trust U/A 3/17/92.
 (9) Includes 2,000 shares of common stock held by Susan Keith, 20,000 shares of common stock held by Robert E. Keith, III, 10,000 shares held by the Keith 1999 Irrevocable Trust and 20,000 shares held by Leslie Hulsizer.
(10) Includes shares of restricted common stock which have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. Also includes 500,000 shares of common stock held by the Robert A. Pollan Qualified Grantor Annuity Trust and 4,000 shares of common stock held by each of two trusts for the benefit of certain of Mr. Pollan's relatives.
(11) Includes 178,000 shares of common stock held by the Peter A. Solvik Annuity Trust u/i dtd. July 30, 1999, 178,000 shares of common stock held by the Patricia A. Solvik Annuity Trust u/i dtd. July 30, 1999 and 1,500 shares of common stock held by each of two trusts for the benefit of certain of Mr. Solvik's relatives.

                              DESCRIPTION OF NOTES

      The notes will be issued under the indenture dated as of      , 1999 (the
"Indenture") between Internet Capital Group, Inc. and Chase Manhattan Trust Company, National Association, as trustee (the "Trustee"). We have filed the form of the indenture as an exhibit to the registration statement. A copy of the form of Indenture also will be made available to prospective investors in the notes upon request to us and will be available for inspection during normal business hours at the corporate trust office of the Trustee.

      We have summarized portions of the indenture below. This summary is not complete. We urge you to read the indenture because it defines your rights as a holder of the notes. Terms not defined in this description have the meanings given them in the Indenture. In this section, "Internet Capital Group," "we" and "us" each refers only to Internet Capital Group, Inc. and not to any of its subsidiaries.

General

      The notes will be unsecured, subordinated obligations of Internet Capital Group limited to an aggregate principal amount of $250,000,000 (aggregate principal amount of $287,500,000 if the underwriters' over-allotment option is exercised in full) and will mature on , 2004. The principal amount of each note is $1,000 and will be payable at the office of the Paying Agent, which initially will be the Trustee, or an office or agency maintained by us for that purpose in the Borough of Manhattan, City of New York.

      The notes will bear interest at the rate of % per annum on the principal amount from the date of issuance of the notes, or from the most recent date to which interest has been paid or provided for until the notes are paid in full or funds are made available for payment in full of the notes in accordance with the Indenture. Interest will be payable at the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion) and semiannually on
      and       of each year (each an "Interest Payment Date"), commencing on
     , 2000, to holders of record at the close of business on       and
(whether or not a business day) immediately preceding each Interest Payment Date (each a "Regular Record Date"). Each payment of interest on the notes will include interest accrued through the day before the applicable Interest Payment Date or the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and cash interest required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. We currently expect to fund interest payments through proceeds from this offering and the concurrent offering of shares of our common stock. We cannot assure you that these offerings may be accomplished on terms advantageous to us, or at all, or that alternative sources of financing will be available to fund the interest payments.

      In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a note, interest will cease to accrue on that note, under the terms and subject to the conditions of the Indenture. We may not reissue a note that has matured or been converted, redeemed or otherwise canceled, except for registration of transfer, exchange or replacement of that note.

      You may present the notes for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. Each of these agents will initially be the Trustee.

      The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (defined below) or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change in control, except to the extent described below under "--Change in Control Permits Purchase of Notes at the Option of the Holder."

Subordination

      The notes will be our unsecured obligations and will be subordinated in right of payment, as provided in the indenture, to the prior payment in full in cash or other payment satisfactory to holders of Senior Indebtedness, of all our existing and future Senior Indebtedness.

      At September 30, 1999, we had no Senior Indebtedness outstanding but our subsidiaries had approximately $1.6 million of Senior Indebtedness outstanding, and we are party to a $50 million senior revolving credit facility. The indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations.

      The term "Senior Indebtedness" means the principal, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and all other amounts owed in respect of all our Indebtedness (defined below), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions, refinancings, replacements, restatements or refundings of, or amendments, modifications or supplements to, the foregoing, except for:

     . any such Indebtedness the terms of which expressly provide that such Indebtedness shall not be senior in right of payment to the notes

     . any such Indebtedness that is by its terms subordinated to or pari passu with the notes, and

     . any Indebtedness between or among us or any of our subsidiaries, a majority of the voting stock of which we directly or indirectly own or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of any trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle used by us in connection with the issuance by that financing vehicle of preferred securities or other securities that rank pari passu with, or junior to, the notes, but excluding any Indebtedness incurred by us in connection with acquisitions of interests in new or existing partner companies.

      The term "Indebtedness" means, with respect to any person:

     . all indebtedness, obligations and other liabilities, contingent or otherwise, of that person for borrowed money (including obligations of that person in respect of overdrafts, foreign exchange contracts, currency exchange or similar agreements, interest rate protection, hedging or similar agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of that person or to only a portion thereof), other than any account payable or other accrued current liability or obligation, in each case incurred in the ordinary course of business in connection with the obtaining of materials or services

     . all reimbursement obligations and other liabilities, contingent or otherwise, of that person with respect to letters of credit, bank guarantees, bankers' acceptances, security purchase facilities or similar credit transactions

     . all obligations and liabilities (contingent or otherwise) in respect of deferred and unpaid balances on any purchase price of any property, including interests in new or existing partner companies

     . all obligations and liabilities, contingent or otherwise, in respect of leases of that person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of that person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including, without-limitation, the balance deferred and unpaid on any purchase price of any property and a purchase agreement, in connection with the lease of real property which provides that that person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of that person under that lease or related document to purchase or to cause a third party to purchase that leased property

     . all obligations of that person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement

     . all direct or indirect guarantees or similar agreements by that person in respect of, and obligations or liabilities, contingent or otherwise, of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in the above clauses

     . any indebtedness, or other obligations described in the above clauses secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by that person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by that person, and

     . any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in the above clauses.

      Any Senior Indebtedness will continue to be Senior Indebtedness and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.

      By reason of the application of the subordination provisions, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of our assets:

     . the holders of the notes are required to pay over their share of that distribution to the trustee in bankruptcy, receiver or other person distributing our assets for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full in cash or other payment satisfactory to the holders of Senior Indebtedness, and

     . unsecured creditors of ours who are not holders of notes or holders of Senior Indebtedness of ours may recover less, ratably, than holders of Senior Indebtedness of ours, and may recover more, ratably, than the holders of notes.

      In addition, we may not pay the principal amount, the Change in Control Purchase Price (defined below), any redemption amounts or interest with respect to any notes, and we may not acquire any notes for cash or property, except as provided in the Indenture, if:

    (1) any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period or

    (2) any default, other than a payment default, with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity of that Senior Indebtedness and that default is either the subject of judicial proceedings or we receive a written notice of that default (a "Senior Indebtedness Default Notice").

      Notwithstanding the foregoing, payments with respect to the notes may resume and we may acquire notes for cash when:

    (a) the default with respect to the Senior Indebtedness is cured or waived or ceases to exist or

    (b) in the case of a default described in (2) above, 179 or more days pass after notice of the default is received by us, provided that the terms of the Indenture otherwise permit the payment or acquisition of the notes at that time.

      If we receive a Senior Indebtedness Default Notice, then a similar notice received within nine months after receiving that Senior Indebtedness Default Notice relating to the same default on the same issue of Senior Indebtedness will not be effective to prevent the payment or acquisition of the notes as provided above. In addition, no payment may be made on the notes if any notes are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default until the earlier of:

     . 120 days after the date of acceleration of the maturity of that Senior Indebtedness or

     .  the payment in full of all Senior Indebtedness

but only if payment on the notes is then otherwise permitted under the terms of the Indenture.

      Upon any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all the Senior Indebtedness will first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all amounts due or to become due on that Senior Indebtedness, or payment of those amounts must have been provided for, before the holders of the notes will be entitled to receive any payment or distribution with respect to any notes.

      The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

Conversion Rights

      A holder of a note is entitled to convert it into shares of common stock at any time on or before maturity, provided, that if a note is called for redemption, the holder is entitled to convert it at any time before the close of business on the redemption date. A note in respect of which a holder has delivered a Change in Control Purchase Notice (as defined) exercising that holder's option to require us to purchase that holder's note, may be converted only if the Change in Control Purchase Notice is withdrawn by a written notice of withdrawal delivered by the holder to the Paying Agent prior to the close of business on the Change in Control Purchase Date, in accordance with the terms of the Indenture.

      The initial conversion price for the notes is $  per share of common
stock, which is equal to a Conversion Rate of    shares per $1,000 principal
amount of notes. The Conversion Rate is subject to adjustment upon the occurrence of some events described below. A holder otherwise entitled to a fractional share of common stock will receive cash in an amount equal to the market value of that fractional share based on the closing sale price on the trading day immediately preceding the Conversion Date. A holder may convert a portion of that holder's notes so long as that portion is $1,000 principal amount or an integral multiple of $1,000.

      To convert a note, a holder must:

     . complete and manually sign the conversion notice on the back of the note, or complete and manually sign a facsimile of the note, and deliver the conversion notice to the Conversion Agent, initially the Trustee, at the office maintained by the Conversion Agent for that purpose

     .  surrender the note to the Conversion Agent

     . if required, furnish appropriate endorsements and transfer documents, and

     .  if required, pay all transfer or similar taxes.

      Under the Indenture, the date on which all of these requirements have been satisfied is the Conversion Date.

      Upon conversion of a note, a holder will not receive, except as provided below, any cash payment representing accrued interest on the note. Our delivery to the holder of the fixed number of shares of common stock into which the note is convertible, together with any cash payment to be made instead of any fractional shares, will satisfy our obligation to pay the principal amount of the note, and the accrued and unpaid interest to the Conversion Date. Thus, the accrued but unpaid interest to the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an Event of Default described under "-- Events of Default" below. Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on that Interest Payment Date, except notes to be redeemed on a date within that period, must be accompanied by payment of an amount equal to the interest on the surrendered notes that the registered holder is to receive. Except where notes surrendered for conversion must be accompanied by payment as described above, no interest on converted notes will be payable by us on any Interest Payment Date subsequent to the date of conversion. The Conversion Rate will not be adjusted at any time during the term of the notes for accrued interest.

      A certificate for the number of full shares of common stock into which any note is converted, and any cash payment to be made instead of any fractional shares, will be delivered as soon as practicable, but in any event no later than the seventh business day following the Conversion Date. For a summary of the U.S. federal income tax treatment of a holder receiving common stock upon conversion, see "U.S. Federal Income Tax Considerations--Conversion of Notes."

      The Conversion Rate is subject to adjustment in some events, including:

     . the issuance of shares of common stock as a dividend or a distribution with respect to common stock

     .  some subdivisions and combinations of common stock

     . the issuance to all holders of common stock of rights or warrants entitling them, for a period not exceeding 45 days, to subscribe for shares of our common stock at less than the current market price as defined in the Indenture

     . the issuance to all holders of common stock of any rights to subscribe for, or opportunities to purchase, shares of the common stock of our partner companies as provided in the Indenture

     . the distribution to holders of common stock of evidences of our indebtedness, securities or capital stock, cash or assets, including securities, but excluding common stock distributions covered above, those rights, warrants, dividends and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations resulting in a reclassification, conversion, exchange or cancellation of common stock covered in a Transaction adjustment described below

     . the payment of dividends and other distributions on common stock paid exclusively in cash, excluding cash dividends if the aggregate amount of dividends and other distributions, when taken together with:

            --other all-cash distributions made within the preceding 12 months not triggering a Conversion Rate adjustment and

            --any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment, does not exceed 10% of our aggregate market capitalization on the date of the payment of those dividends and other distributions. The aggregate market capitalization is the product of the current market price of common stock as of the trading day immediately preceding the date of declaration of the applicable dividend multiplied by the number of shares of common stock then outstanding and

     . payment to holders of common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or one of our subsidiaries for common stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to a tender or exchange offer by us or one of our subsidiaries, which involves an aggregate consideration that, together with:

            --any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment and

            --the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months not triggering a Conversion Rate adjustment,

            exceeds 10% of our aggregate market capitalization.

      However, adjustment is not necessary if holders may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our Board of Directors determines to be fair and appropriate, or in some other cases specified in the Indenture. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase our securities applicable to one share of common stock distributed to stockholders exceeds the Average Sale Price (as defined in the Indenture) per share of common stock, or the Average Sale Price per share of common stock exceeds the fair market value of that portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the holder of a note upon conversion of the note will be entitled to receive, in addition to the shares of common stock into which that note is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that the holder of that note would have received if that holder had converted that note immediately prior to the record date for determining the stockholders entitled to receive the distribution. The Indenture permits us to increase the Conversion Rate from time to time.

      In the event that we become a party to any transaction, including, and with some exceptions:

     .  any recapitalization or reclassification of the common stock

     . any consolidation of us with, or merger of us into, any other Person, or any merger of another Person into us

     . any sale, transfer or lease of all or substantially all of our assets or

     .  any compulsory share exchange
pursuant to which the common stock is converted into the right to receive other securities, cash or other property (each of the above being referred to as a "Transaction"), then the holders of notes then outstanding will have the right to convert the notes into the kind and amount of securities, cash or other property receivable upon the consummation of that Transaction by a holder of the number of shares of common stock issuable upon conversion of those notes immediately prior to that Transaction.

      In the case of a Transaction, each note will become convertible into the securities, cash or property receivable by a holder of the number of shares of the common stock into which the note was convertible immediately prior to that Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger, each note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

      In the event of a taxable distribution to holders of common stock which results in an adjustment of the Conversion Rate, or in which holders otherwise participate, or in the event the Conversion Rate is increased at our discretion, the holders of the notes may, in some circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. Moreover, in some other circumstances, the absence of an adjustment to the Conversion Rate may result in a taxable dividend to holders of common stock. See "U.S. Federal Income Tax Considerations--Adjustment of Conversion Rate."

Provisional Redemption

      We may redeem the notes, in whole or in part, at any time prior to     ,
2002, at a    redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to the provisional redemption date if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the provisional redemption notice (which date shall be no more than 60 nor less than 30 days prior to the provisional redemption date.)

      Upon any provisional redemption, we will make an additional payment in cash with respect to the notes called for redemption to holders on the notice
date in an amount equal to $   per $1,000 principal amount of notes, less the
amount of any interest actually paid on the notes prior to the Notice Date. WE WILL BE OBLIGATED TO MAKE THIS ADDITIONAL PAYMENT ON ALL NOTES CALLED FOR PROVISIONAL REDEMPTION, INCLUDING ANY NOTES CONVERTED AFTER THE NOTICE DATE AND BEFORE THE PROVISIONAL REDEMPTION DATE.

Redemption of Notes At Our Option

      There is no sinking fund for the notes. On and after,     , 2000, we will
be entitled to redeem the notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of notes, unless a shorter notice is satisfactory to the Trustee, at the redemption prices set out below plus accrued cash interest to the redemption date. Any redemption of the notes must be in integral multiples of $1,000 principal amount.

      The table below shows redemption prices of a note per $1,000 principal amount if redeemed during the twelve-month periods described below.

Period                                                          Redemption Price
------                                                          ----------------
   , 2002 through   , 2003.....................................          %
Thereafter.....................................................          %

      If fewer than all of the notes are to be redeemed, the Trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and that holder converts a portion of those notes prior to the redemption, the converted portion will be deemed, solely for purposes of determining the aggregate principal amount of the notes to be redeemed by us, to be of the portion selected for redemption.

Change In Control Permits Purchase of Notes at the Option of the Holder

      In the event of any Change in Control (as defined below) of Internet Capital Group, each holder of notes will have the right, at the holder's option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part, provided that the principal amount must be $1,000 or an integral multiple of $1,000, of the holder's notes. Each holder of notes will have the right to require us to make that purchase, on the date that is 45 business days after the occurrence of the Change in Control (the "Change in Control Purchase Date") at a price equal to 100% of the principal amount of that holder's notes plus accrued interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

      We may, at our option, instead of paying the Change in Control Purchase Price in cash, pay the Change in Control Purchase Price in our common stock valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third day prior to the Change in Control Date. We cannot pay the Change in Control Purchase Price in common stock unless we satisfy the conditions as described in the Indenture.

      Within 15 business days after the Change in Control, we will mail to the Trustee and to each holder, and to beneficial owners as required by applicable law, a notice regarding the Change in Control, which will state, among other things:

     . the date of the Change in Control and, briefly, the events causing the Change in Control

     . the date by which the Change in Control Purchase Notice (as defined below) must be given

     .  the Change in Control Purchase Date

     .  the Change in Control Purchase Price

     .  the name and address of the Paying Agent and the Conversion Agent

     .  the Conversion Rate and any adjustments to the Conversion Rate

     .  the procedures that holders must follow to exercise these rights

     .  the procedures for withdrawing a Change in Control Purchase Notice

     . that holders who want to convert notes must satisfy the requirements provided in the notes, and

     .  briefly, the conversion rights of holders of notes.

      We will cause a copy of the notice regarding the Change in Control to be published in The Wall Street Journal or another daily newspaper of national circulation.

      To exercise the purchase right, the holder must deliver written notice of the exercise of the purchase right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, prior to the close of business, on the Change in Control Purchase Date. Any Change in Control Purchase Notice must state:

     . the certificate numbers of the notes to be delivered by the holder of those notes for purchase by us

     . the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000, and

     . that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

      A holder may withdraw any Change in Control Purchase Notice by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal must state the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

      Payment of the Change in Control Purchase Price for a note for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, at any time, whether prior to, on or after the Change in Control Purchase Date, after the delivery of the Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for the note will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of the note. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of that note on the business day following the Change in Control Purchase Date, then, immediately after the Change in Control Purchase Date, that note will cease to be outstanding and interest on that note will cease to accrue and will be deemed paid, whether or not that note is delivered to the Paying Agent, and all other rights of the holder will terminate, other than the right to receive the Change in Control Purchase Price upon delivery of that note.

      Under the Indenture, a "Change in Control" of Internet Capital Group is deemed to have occurred upon the occurrence of any of the following events:

     . any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans.

     . we consolidate with, or merge with or into another Person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, or any Person consolidates with or merges with or into us, in any such event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than where:

            --our voting stock is not converted or exchanged at all, except to the extent necessary to reflect a change in our jurisdiction of incorporation, or is converted into or exchanged for voting stock, other than Redeemable Capital Stock, of the surviving or transferee corporation and

            --immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
             Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation

     . during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors then in office or

     . our stockholders pass a special resolution approving a plan of liquidation or dissolution.

      "Redeemable Capital Stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the notes or is redeemable at the option of the holder of the notes at any time prior to such final stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity. Redeemable Capital Stock will not include any common stock the holder of which has a right to put to us upon some terminations of employment.

      The Indenture does not permit the Board of Directors to waive our obligation to purchase notes at the option of a holder in the event of a Change in Control of Internet Capital Group.

      We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable, and will file Schedule 13E-4 or any other schedule required under the Exchange Act in connection with any offer by us to purchase notes at the option of the holders of notes upon a Change in Control. In some circumstances, the Change in Control purchase feature of the notes may make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is the result from negotiations between us and the Underwriters.

      If a Change in Control were to occur, we cannot assure you that we would have funds sufficient to pay the Change in Control Purchase Price for all of the notes that might be delivered by holders seeking to exercise the purchase right, because we or our subsidiaries might also be required to prepay some indebtedness or obligations having financial covenants with change of control provisions in favor of the holders of that indebtedness or those obligations. In addition, our other indebtedness may have cross-default provisions that could be triggered by a default under the Change in Control provisions thereby possibly accelerating the maturity of that other indebtedness. In that case, the holders of the notes would be subordinated to the prior claims of the holders of other indebtedness having cross-default provisions. In addition, our ability to purchase the notes with cash may be limited by the terms of our then-existing borrowing agreements. No notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Events of Default" below (other than a default in the payment of the Change in Control Purchase Price with respect to those notes).

Consolidation, Merger And Sale Of Assets

      We, without the consent of any holders of outstanding notes, are entitled to consolidate with or merge into or transfer or lease our assets substantially as an entirety to, any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (each a "Person"), and any Person is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to us, provided that:

     . the Person, if other than us, formed by a consolidation or into which we are merged or the Person which acquires or leases our assets substantially as an entirety is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the notes and under the Indenture

     . immediately after giving effect to the consolidation, merger, transfer or lease, no Event of Default (as defined above), and no event which, after notice or lapse of time or both, would become an Event of Default, happened and is continuing, and

     . an officer's certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the Indenture, have been delivered by us to the Trustee.

Events Of Default

      The Indenture provides that, if an Event of Default specified in the Indenture occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of, and accrued interest to the date of that declaration, on all the notes to be immediately due and payable. In the case of some events of bankruptcy or insolvency, the principal amount of, and accrued interest on all the notes to the date of the occurrence of that event, will automatically become and be immediately due and payable. Upon any acceleration of the payment of principal amount and accrued interest, the subordination provisions of the Indenture will preclude any payment being made to holders of notes until the earlier of:

     .  120 days or more after the date of that acceleration and

     .  the payment in full of all Senior Indebtedness,

but only if such payment is then otherwise permitted under the terms of the Indenture. See "--Subordination."

      Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.

      Interest will accrue and be payable on demand upon a default in:

     .  the payment of:

            --principal and interest when due

            --redemption amounts or

            --Change in Control Purchase Price

     . the delivery of shares of common stock to be delivered on conversion of notes or

     . the payment of cash in lieu of fractional shares to be paid on conversion of notes in each case to the extent that the payment of interest which is due, is legally enforceable.

      Under the Indenture, Events of Default include:

     . default in payment of the principal amount, interest when due (if that default in payment of interest continues for 30 days), any redemption amounts or the Change in Control Purchase Price with respect to any note, when that principal amount, interest, redemption amount or

        Change in Control Purchase Price becomes due and payable (whether or not that payment is prohibited by the provisions of the Indenture)

     . failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a note, and that default continues for 10 days

     . failure by us to comply with any of our other agreements in the notes or the Indenture upon the receipt by us of notice of that default from the Trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure that default within 60 days after our receipt of that notice

     . default under any bond, note or other evidence of indebtedness for money borrowed by us having an aggregate outstanding principal amount in excess of $10 million, which default shall have resulted in that indebtedness being accelerated, without that indebtedness being discharged or that acceleration having been rescinded or annulled within 30 days after our receipt of the notice of default from the Trustee or receipt by us and the Trustee of the notice of default from the holders of not less than 25% in aggregate principal amount of the notes then outstanding, unless that default has been cured or waived or

     .  some events of bankruptcy or insolvency.

      The Trustee will, within 90 days after the occurrence of any default, mail to all holders of the notes notice of all defaults of which the Trustee is aware, unless those defaults have been cured or waived before the giving of that notice. The Trustee may withhold notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders. The term default for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the notes.

      The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that the direction must not be in conflict with any law or the Indenture and the direction is subject to some other limitations. The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any note will have any right to pursue any remedy with respect to the Indenture or the notes, unless:

     . that holder has previously given the Trustee written notice of a continuing Event of Default

     . the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the Trustee to pursue the relevant remedy

     . the holder giving that written notice has, or the holders making that written request have, offered to the Trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it

     . the Trustee has failed to comply with the request within 60 days after receipt of that notice, request and offer of security or indemnity, and

     . the holders of a majority in aggregate principal amount of the outstanding notes have not given the Trustee a direction inconsistent with that request within 60 days after receipt of that request.

      The right of any holder:

     . to receive payment of principal, any redemption amounts, the Change in Control Purchase Price or interest in respect of the notes held by that holder on or after the respective due dates expressed in the notes

     .  to convert those notes or

     . to bring suit for the enforcement of any payment of principal, any redemption amounts, the Change in Control Purchase Price or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes, or the right to convert, will not be impaired or adversely affected without that holder's consent.

      The holders of a majority in aggregate principal amount of notes at the time outstanding may waive any existing default and its consequences except:

     .  any default in any payment on the notes

     .  any default with respect to the conversion rights of the notes or

     . any default in respect of the covenants or provisions in the Indenture which may not be modified without the consent of the holder of each note as described in "--Modification, Waiver and Meetings" below.

      When a default is waived, it is deemed cured and will cease to exist, but that waiver does not extend to any subsequent or other default or impair any consequent right.

      We will be required to furnish to the Trustee annually a statement as to any default by us in the performance and observance of our obligations under the Indenture. In addition, we will be required to file with the Trustee written notice of the occurrence of any default or Event of Default within five business days of our becoming aware of the occurrence of any default or Event of Default.

Modification, Waiver And Meetings

      The Indenture or the notes may be modified or amended by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. The Indenture or the notes may not be modified or amended by us without the consent of each holder affected thereby, to, among other things:

     . reduce the principal amount, Change in Control Purchase Price or any redemption amounts with respect to any note, or extend the stated maturity of any note or alter the manner of payment or rate of interest on any note or make any note payable in money or securities other than that stated in the note

     . make any reduction in the principal amount of notes whose holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to those amendments or waivers

     . make any change that adversely affects the right of a holder to convert any note

     . modify the provisions of the Indenture relating to the ranking of the notes in a manner adverse to the holders of the notes or

     . impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.

      Without the consent of any holder of notes, we and the Trustee may amend the Indenture to:

     . cure any ambiguity, defect or inconsistency, provided, however, that the amendment to cure any ambiguity, defect or inconsistency does not materially adversely affect the rights of any holder of notes

     . provide for the assumption by a successor of our obligations under the Indenture

     . provide for uncertificated notes in addition to certificated notes, as long as those uncertificated notes are in registered form for United States federal income tax purposes

     . make any change that does not adversely affect the rights of any holder of notes

     . make any change to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended

     . add to our covenants or our obligations under the Indenture for the protection of holders of the notes or

     . surrender any right, power or option conferred by the Indenture on us.

Form, Denomination, Exchange, Registration, Transfer and Payment

      We expect to initially issue the notes in the form of one or more global notes. The global notes will be deposited with, or on behalf of, The Depositary Trust Company ("DTC"), and registered in the name of DTC or its nominee. The notes will be issued in denominations of $1,000 and $1,000 multiples.

      The principal, any premium and any interest on the notes will be payable, without coupons, and the exchange of and the transfer of the notes will be registrable, at our office or agency maintained for that purpose in the Borough of Manhattan, City of New York and at any other office or agency maintained for the purpose.

      Holders may present the notes for exchange, and for registration of transfer, with the form of transfer endorsed on those notes, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. We will appoint the Trustee of the notes as securities registrar under the Indenture. We may at any time rescind designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that we maintain a transfer agent in each place of payment for the notes. We may at any time designate additional transfer agents for the notes.

      All moneys paid by us to a paying agent for the payment of principal, any premium or any interest, on any note which remains unclaimed for two years after the principal, premium or interest has become due and payable may be repaid to us, and after the two-year period, the holder of that note may look only to us for payment.

      In the event of any redemption, we will not be required to:

    . issue, register the transfer of or exchange notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of notes to be redeemed and ending at the close of business on the day of that mailing or

    . register the transfer of or exchange any note called for redemption, except, in the case of any notes being redeemed in part, any portion not being redeemed.

Book-Entry System

      Upon the issuance of a global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by that global note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of interests in a global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in that global note). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global note.

      So long as DTC, or its nominee, is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder for all purposes of the notes and for all purposes under the Indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered to be the owners or holders of any notes under the Indenture or that global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes under the Indenture of that global note. We understand that under existing industry practice, in the event we request any action of holders of notes or if an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through them to take those actions or would otherwise act upon the instructions of beneficial owners owning through them.

      Payments of principal of and any premium and any interest on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner and holder of that global note, against surrender of the notes at the principal corporate trust office of the Trustee. Interest payments will be made at the principal corporate trust office of the Trustee or by a check mailed to the holder at its registered address.

      We expect that DTC, upon receipt of any payment of principal, and any premium and any interest, in respect of a global note, will immediately credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of the DTC. We expect that payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name,' and will be the responsibility of those participants. We, our agent, the Trustee and its agent will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in that global note owning through those participants.

      Unless and until it is exchanged in whole or in part for notes in definitive form, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

      The notes represented by a global note will be exchangeable for notes in definitive form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

     . DTC notifies us and the Trustee that it is unwilling or unable to continue as DTC for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days

     . we, in our sole discretion, determine not to have all of the notes represented by a global note and notify the Trustee of that determination or

     . there is, or continues to be, an event of default or there is an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the notes.

      Any note that is exchangeable pursuant to the preceding sentence is exchangeable for notes registered in the names which DTC will instruct the Trustee. It is expected that DTC's instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

      Except as otherwise provided in the Indenture, notices to holders of notes will be given by mail to the addresses of holders of the notes as they appear in the Security Register.

Replacement Of Notes

      Any mutilated note will be replaced by us at the expense of the holder upon surrender of that note to the Trustee. Notes that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the Trustee of notes or evidence of the destruction, loss or theft of the notes satisfactory to us and the Trustee. In the case of a destroyed, lost or stolen note, an indemnity satisfactory to the Trustee and us may be required at the expense of the holder of that note before a replacement note will be issued.

Governing Law

      The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Information Regarding The Trustee

      Chase Manhattan Trust Company, National Association is the Trustee, Securities Registrar, Paying Agent and Conversion Agent under the Indenture.

                          DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 300,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Upon completion of the concurrent offering and the private placements, we will have approximately 261,050,328 shares (261,950,328 shares if the underwriters' over-allotment option is exercised in full) of common stock issued and outstanding.

      The following is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

      As of November 30, 1999, giving effect to our 2 for 1 stock split of all shares of common stock outstanding on December 6, 1999, there were 254,192,348 shares of our common stock outstanding and 6,495,032 shares of our common stock were reserved for issuance under our 1999 Equity Compensation Plan. Upon completion of the concurrent offering and the private placements, there will be 261,050,328 shares of common stock outstanding.

      The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

      Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

      As of the closing of this offering, no shares of our preferred stock will be outstanding. Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having such number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further shareholder approval. The holders of our preferred stock may be entitled to preferences over common shareholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors resolutions issuing such shares.

      The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of Internet Capital Group without further action by the shareholders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

      After the concurrent offering, the holders of 103,779,600 shares of our common stock and warrants exercisable for 586,433 shares of our common stock are entitled to demand registration of their shares under the Securities Act. In conjunction with our initial public offering the holders of 197,942,694 shares of our common stock and warrants exercisable for 2,539,986 shares of our common stock agreed not to demand registration of their common stock until February 1, 2000 without the prior written consent of the underwriters of our initial public offering. In connection with the concurrent offering, the holders of 51,960,960 shares of our common stock and warrants exercisable for 330,500 shares of our common stock have further agreed not to demand registration of their common stock for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, the holders of 25,980,480 shares of our common stock and warrants exercisable for 165,250 shares of our common stock have agreed, in connection with the concurrent offering, not to demand registration of these securities for 90 days after the date of this prospectus without the prior written consent of Merrill Lynch. After this 180-day period or 90-day period, as the case may be, any one of these holders may require us, on not more than two occasions, to file a registration statement under the Securities Act with respect to at least 25.0% of his, her or its shares eligible for demand rights if the gross offering price would be expected to exceed $5 million. We are required to use our best efforts to effect the registration, subject to certain conditions and limitations. In addition, if 180 days after the date of the concurrent offering, we prepare to register any of our securities under the Securities Act, for our own account or the account of our other holders, we will send notice of this registration to holders of the shares eligible for demand and piggy-back registration rights. Subject to certain conditions and limitations, they may elect to register their eligible shares. If we are able to file a registration statement on Form S-3, the holders of shares eligible for demand rights may register their common stock along with that registration. The expenses incurred in connection with such registrations will be borne by us, except that we will pay expenses of only one registration on Form S-3 at a holder's request per year.

Section 203 of the Delaware General Corporation Law; Certain Anti-Takeover, Limited Liability and Indemnification Provisions

Section 203 of the Delaware General Corporation Law

      The following is a description of the provisions of the Delaware General Corporation Law, and our certificate of incorporation and bylaws that we believe are material to investors. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, and our certificate of incorporation and bylaws.

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

      Certain provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our shareholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Internet Capital Group. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders.

Classified Board of Directors

      Our certificate of incorporation provides for our Board of Directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors who may be elected by holders of preferred stock). As a result, approximately one-third of our Board of Directors will be elected each year. The classified board provision will help to assure the continuity and stability of our Board of Directors and our business strategies and policies as determined by our Board of Directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our Board of Directors. In addition, the classified board provision could delay shareholders who do not like the policies of our Board of Directors from electing a majority of our Board of Directors for two years.

No Shareholder Action by Written Consent; Special Meetings

      Our certificate of incorporation provides that shareholder action can only be taken at an annual or special meeting of shareholders and prohibits shareholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors or our Chief Executive Officer. Our shareholders are not permitted to call a special meeting of shareholders or to require that our Board of Directors call a special meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominees

      Our bylaws establish an advance notice procedure for our shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders (the "Shareholder Notice Procedure"). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, our Board of Directors or its Chairman, or by a shareholder who has given timely written notice to our Secretary or any Assistant Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The Shareholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our Board of Directors or its Chairman or by a shareholder who has given timely written notice to our Secretary of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, if a shareholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the shareholder must submit written notice to Internet Capital Group not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the Shareholder Notice Procedure, a shareholder's notice to Internet Capital Group proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Shareholder Notice Procedure, such business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies

      Our certificate of incorporation and bylaws provide that our Board of Directors will consist of not less than 5 nor more than 9 directors (other than directors elected by holders of our preferred stock), the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our Board of Directors to elect additional directors under specified circumstances and fill any vacancies that occur in our Board of Directors by reason of death, resignation, removal, or otherwise. A director so elected by our Board of Directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of the then outstanding stock of Internet Capital Group. The effect of these provisions is to preclude a shareholder from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling the vacancies created by such removal with its own nominees.

Indemnification

      We have included in our certificate of incorporation and bylaws provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law, and to indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Certificate of Incorporation

      The provisions of our certificate of incorporation that could have anti-takeover effects as described above are subject to amendment, alteration, repeal, or rescission by the affirmative vote of the holder of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement makes it more difficult for shareholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

Bylaws

      Our certificate of incorporation provides that our bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by our Board of Directors without the assent or vote of our shareholders, or by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for shareholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services. The Transfer Agent's address is 4 Station Square, Pittsburgh, Pennsylvania, and its telephone number is (412) 236-8157.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of our common stock, including our common stock issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of equity securities.

      Upon completion of the concurrent offering and the private placements, there will be 261,050,328 shares of our common stock outstanding (assuming no exercise of the underwriters' over-allotment option or exercise of outstanding options and warrants). Of these shares, the shares sold in the concurrent offering and 27,353,662 shares sold in our initial public offering are freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of Internet Capital Group, as that term is defined by the Securities Act, which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The shares of common stock issuable upon conversion of the notes sold in this offering will be fully tradeable in a similar manner.

      Upon completion of the concurrent offering, 184,971,606 "restricted shares" as defined in Rule 144 will be outstanding. None of these shares will be eligible for sale in the public market as of the date of this prospectus.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any affiliate) at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     .  1% of the then outstanding shares of our common stock
        (approximately 2,610,503 shares immediately after the concurrent offering) or;

     . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      We have agreed not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or any rights to acquire our common stock for a period of 180 days after the date of the prospectus for the concurrent offering, without the prior written consent of the representatives of the underwriters, subject to certain limited exceptions.

      Prior to this offering, the holders of 197,934,362 shares of our common stock, options exercisable into an aggregate of 1,348,000 shares of common stock, and warrants exercisable for an aggregate of 2,548,318 shares of our common stock agreed not to sell any of these securities until February 1, 2000 without the prior written consent of Merrill Lynch. In connection with the concurrent offering, the holders of 99,122,394 shares of our common stock and warrants exercisable for 348,041 shares of our common stock have agreed not to sell any of these securities for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, the holders of 27,751,466 shares of our common stock and warrants exercisable for 174,020 shares of our common stock have agreed not to sell any of these securities for a period of 90 days after the date of this prospectus without the prior written consent of Merrill Lynch.

      The holders of 197,942,694 shares of our common stock have previously agreed not to demand registration of their common stock until February 1, 2000 without the prior written consent of Merrill Lynch. In addition, the holders of 51,960,960 shares of our common stock and warrants exercisable for 330,500 shares of our common stock have further agreed not to demand registration of these securities for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, the holders of 25,980,480 shares of our common stock and warrants exercisable for 165,250 shares of our common stock have agreed not to demand registration of these securities for a period of 90 days after the date of this prospectus without the prior written consent of Merrill Lynch. After these periods, if any of these holders cause a large number of shares to be registered and sold in the public market, or if any shares of our common stock are issued pursuant to any registration statement on Forms S-4 or S-8 that have become effective in connection with acquisitions of interests in any entity or business or other business combinations or stock option or employee benefit plans, those sales could have an adverse effect on the market price for the common stock.

      After giving effect to restrictions imposed by federal securities laws, including but not limited to Rule 144, contractual restrictions and shares that have been issued upon exercise of outstanding options and warrants, we estimate that additional shares of our common stock will be available for sale in the public market as follows:

                                                         Approximate Number of
     Date                                               Shares Eligible for Sale
     ----                                               ------------------------
     December 6 through January 2000...................           830,972
     February 2000.....................................        67,644,644
     March 2000 through May 2000.......................        40,014,327
     June 2000.........................................        79,188,767
     Thereafter........................................        40,017,956

      Since many of these shares were purchased at prices substantially below current market prices, we believe a significant number of these shares will be sold when eligible for resale.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material U.S. federal income and certain estate tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring or holding notes or common stock.

      This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances (such as the alternative minimum tax provisions of the Code), or to certain categories of investors (such as certain financial institutions, tax-exempt organizations, dealers in securities, persons who hold notes or common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens) that may be subject to special rules. This discussion is limited to holders of notes who hold the notes and any common stock into which the notes are converted as capital assets. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

      Persons considering the purchase of a note should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding, converting or otherwise disposing of the notes and common stock, including the effect and applicability of state, local or foreign tax laws.

      For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

     .  a citizen or resident of the United States,

     . a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or

     . an estate or trust, the income of which is subject to United States federal income taxation regardless of its source.

      If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes or common stock should consult their tax advisers.

Tax Consequences to U.S. Holders

      Payments of Interest. Interest paid on a note will generally be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes. The notes will not generally be treated as bearing original issue discount for federal income tax purposes.

      Sale, Exchange or Retirement of Notes. Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between such holder's adjusted tax basis in the note and the amount realized on the sale, exchange or retirement (other than amounts representing interest not previously included in income). A U.S. Holder's adjusted tax basis in a note will generally equal the cost of the note to such holder. In general, gain or loss realized on the sale, exchange or retirement of a note will be capital gain or loss. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trust or estates and have held their notes for more than one year) and losses (the deductibility of which is subject to limitations).

      Conversion of Notes. A U.S. Holder's conversion of a note into common stock will generally not be a taxable event (except with respect to interest that has accrued but not been included in income and cash received in lieu of a fractional share). A U.S. Holder's basis in the common stock received on conversion of a note will be the same as the U.S. Holder's basis in the note at the time of conversion (reduced by any tax basis allocable to a fractional share and increased by the income recognized with respect to accrued interest), and the holding period for the common stock received on conversion will include the holding period of the note converted, except that the holding period of the common stock allocable to interest that has accrued but not been included in income may commence with the conversion. Upon a U.S. Holder's conversion of a note into common stock, interest that has accrued but not been included in income will be taxable to the U.S. Holder as ordinary interest income. The receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss (measured by the difference between the cash received for the fractional share interest and the U.S. Holder's tax basis in the fractional share interest), the taxation of which is described above in "-- Sale, Exchange or Retirement of Notes."

      Ownership and Disposition of Common Stock. Dividends, if any, paid on the common stock generally will be includable in the income of a U.S. Holder as ordinary income to the extent of the U.S. Holder's ratable share of our current or accumulated earnings and profits. Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trust or estates and have held their common stock for more than one year) and losses (the deductibility of which is subject to limitations).

      Adjustment of Conversion Rate. If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or our assets, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of notes. If the Conversion Rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to U.S. Holders of notes. Moreover, in certain other circumstances, the absence of such an adjustment to the Conversion Rate of the notes may result in a taxable dividend to the holders of common stock.

Information Reporting Requirements and Backup Withholding

      Information reporting will apply to payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock with respect to certain noncorporate U.S. Holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder's federal income tax, provided that the required information is provided to the IRS.

                                  UNDERWRITING

General

      We intend to offer our notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Deutsche Bank Securities, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions provided in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally has agreed to purchase from us, the aggregate principal amount of notes identified opposite its name below.

                                                                    Principal
            Underwriter                                               Amount
            -----------                                             ---------
    Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.........................................      $
    Goldman, Sachs & Co...........................................
    Deutsche Bank Securities Inc..................................
                                                                   ------------
         Total.................................................... $250,000,000
                                                                   ============

      The underwriters have agreed to purchase all of the notes being sold pursuant to the terms and conditions of the purchase agreement if any of those notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The notes are being offered by the underwriters, subject to prior sales, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of % of the principal amount of the notes to other dealers. After the initial public offering of the notes, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and the proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                Without  With
                                                       Per Note Option  Option
                                                       -------- ------- ------
     Public offering price............................    $        $      $
     Underwriting discount............................    $        $      $
     Proceeds, before expenses, to Internet Capital
      Group, Inc. ....................................    $        $      $

      The expenses of the offering, not including the underwriting discount, are estimated at $684,930 and are payable by us.

Over-allotment Option

      We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to $37.5 million of the notes at the public offering price on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our notes offered hereby. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional notes proportionate to that underwriter's initial amount reflected in the above table.

Reserved Notes

      At our request, the underwriters have reserved up to $20 million of notes for sale to Internet Assets, Inc. Internet Assets, Inc. has not committed to purchasing these notes. The aggregate amount of notes available for sale to the general public will be reduced to the extent Internet Assets, Inc. purchases such reserved notes. Any reserved notes which are not so orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other notes offered by this prospectus.

No Sales of Similar Securities

      We have agreed, with some exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus, not to directly or indirectly:

     . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into, or exchangeable or exercisable for our common stock or convertible debt or preferred securities, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any of the foregoing, except for any registration statement on Forms S-4 or S-8 or any successor form or other registration statement relating to shares of our common stock issued in connection with an acquisition of an entity or business or other business combination, or shares of our common stock issued in connection with stock option or other employee benefit plans or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our convertible debt, common stock or securities convertible into, or exchangeable or exercisable for our common stock or preferred securities, whether any such swap or transaction is to be settled by delivery of our convertible debt or common stock or preferred securities or other securities, in cash or otherwise.

Price Stabilization and Short Positions

      Until the distribution of the notes is completed, rules of the SEC may limit the ability of the underwriters and some selling group members to bid for and purchase our notes or the shares of our common stock into which the notes are convertible. However, the underwriters may engage in transactions that stabilize the price of our notes or the shares of our common stock into which the notes are convertible. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of these securities.

      If the underwriters create a short position in our notes or common stock in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus, the underwriters may reduce that short position by purchasing our notes or shares of our common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our notes or of the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

      In connection with the concurrent offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of such security. However, if all independent bids are lowered below the passive market maker's bid, such bid must then be lowered when specified purchase limits are exceeded.

                                 LEGAL MATTERS

      The validity of our notes offered hereby will be passed upon for us by Dechert Price & Rhoads, Philadelphia, Pennsylvania. Dechert Price & Rhoads beneficially owns 41,666 shares of our common stock and warrants exercisable at $6.00 per share to purchase 8,333 shares of our common stock. Members of and attorneys associated with Dechert Price & Rhoads beneficially own an aggregate of 12,554 shares of our common stock and warrants exercisable at $6.00 per share to purchase 1,111 shares of our common stock.

      Certain legal and regulatory matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell beneficially owns 50,000 shares of our common stock. Members of and attorneys associated with Davis Polk & Wardwell beneficially own an aggregate of 25,450 shares of our common stock and warrants exercisable at $6.00 per share to purchase an aggregate of 5,000 shares of our common stock. Davis Polk & Wardwell is also acting as special Investment Company Act counsel to us and underwriters.

                                    EXPERTS

      The consolidated financial statements of Internet Capital Group, Inc. as of December 31, 1997 and 1998 and for the period March 4, 1996 (inception) through December 31, 1996, and for the years ended December 31, 1997 and 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of Applica Corporation as of December 31, 1998, and for the period from September 24, 1998 (inception) through December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of CommerceQuest, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Commerx, Inc. as of December 31, 1998 and for the year ended December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of ComputerJobs.com, Inc. as of December 31, 1997 and 1998, and for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth on their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of eMerge Interactive, Inc. as of December 31, 1997 and 1998 and September 30, 1999 and for each of the years in the three-year period ended December 31, 1998 and the nine months ended September 30, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of JusticeLink, Inc. (formerly LAWPlus, Inc.) as of December 31, 1998, and for the year ended December 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth on their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

      The financial statements of ONVIA.com, Inc. included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

      The combined financial statements of Purchasing Group, Inc. and Integrated Sourcing, LLC as of September 30, 1999 and for the nine months then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of Syncra Software, Inc. as of December 31, 1998 and for the period from February 11, 1998 (inception) through December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of traffic.com, Inc. as of December 31, 1998 and for the period from January 8, 1998 (commencement of activities) to December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of United Messaging, Inc. as of December 31, 1998 and for the period from August 25, 1998 (date of inception) to December 31, 1998 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance on the authority of said firm as experts in giving said reports.

      The financial statements of Universal Access, Inc. as of December 31, 1997 and 1998, and for the period from October 2, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of USgift.com Corporation as of September 30, 1999 and for the period from inception (April 27, 1999) to September 30, 1999 included herein and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

      The financial statements of VitalTone Inc. as of September 30, 1999 and for the period from July 12, 1999 (inception) to September 30, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of Vivant! Corporation as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the periods from August 7, 1997 (Inception) through December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Web Yes, Inc. and Subsidiary as of December 31, 1997 and 1998, and for the two years ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

      The financial statements of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act and we file reports, proxy and information statements and other information with the Commission. You may read and copy all or any portion of the reports, proxy and information statements or other information we file at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on operation of the public reference rooms. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

      We have filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the notes to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Internet Capital Group and our common stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits thereto, may be inspected without charge at the locations described above, or obtained upon payment of fees prescribed by the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
INTERNET CAPITAL GROUP, INC.
Report of Independent Auditors...........................................  F-5

Consolidated Balance Sheets..............................................  F-6

Consolidated Statements of Operations....................................  F-7

Consolidated Statements of Shareholders' Equity..........................  F-8

Consolidated Statements of Comprehensive Income (Loss)...................  F-9

Consolidated Statements of Cash Flows.................................... F-10

Notes to Consolidated Financial Statements............................... F-11

INTERNET CAPITAL GROUP, INC. UNAUDITED PRO FORMA INFORMATION
Unaudited Pro Forma Condensed Combined Financial Statements Basis of
 Presentation............................................................ F-34

Unaudited Pro Forma Condensed Combined Balance Sheet..................... F-35

Unaudited Pro Forma Condensed Combined Statements of Operations.......... F-36

Notes to Unaudited Pro Forma Condensed Combined Financial Statements..... F-37

APPLICA CORPORATION
Independent Auditors' Report............................................. F-40

Balance Sheet............................................................ F-41

Statement of Operations.................................................. F-42

Statement of Stockholders' Equity........................................ F-43

Statement of Cash Flows.................................................. F-44

Notes to Financial Statements............................................ F-45

BREAKAWAY SOLUTIONS, INC.
Independent Auditors' Report............................................. F-48

Balance Sheets........................................................... F-49

Statements of Operations................................................. F-50

Statements of Stockholders' Equity....................................... F-51

Statements of Cash Flows................................................. F-52

Notes to Financial Statements............................................ F-53

COMMERCEQUEST, INC.
Report of Independent Certified Public Accountants....................... F-64

Balance Sheets........................................................... F-65

Statements of Operations................................................. F-66

Statements of Changes in Stockholders' (Deficit) Equity.................. F-67

Statements of Cash Flows................................................. F-68

Notes to Financial Statements............................................ F-69

                                                                          PAGE
                                                                          -----
COMMERX, INC.
Report of Independent Accountants........................................  F-79

Balance Sheets...........................................................  F-80

Statements of Operations.................................................  F-81

Statements of Changes in Stockholders' Deficit...........................  F-82

Statements of Cash Flows.................................................  F-83

Notes to Financial Statements............................................  F-84

COMPUTERJOBS.COM, INC.
Report of Independent Auditors...........................................  F-94

Balance Sheets...........................................................  F-95

Statements of Income.....................................................  F-96

Statements of Changes in Stockholders' Equity (Deficit)..................  F-97

Statements of Cash Flows.................................................  F-98

Notes to Financial Statements............................................  F-99

EMERGE INTERACTIVE, INC.
Independent Auditors' Report............................................. F-105

Consolidated Balance Sheets.............................................. F-106

Consolidated Statements of Operations.................................... F-107

Consolidated Statements of Stockholders' Equity (Deficit)................ F-108

Consolidated Statements of Cash Flows.................................... F-109

Notes to Consolidated Financial Statements............................... F-110

JUSTICELINK, INC.
Report of Independent Auditors........................................... F-123

Balance Sheets........................................................... F-124

Statements of Operations................................................. F-125

Statements of Mandatory Redeemable Convertible Stock and Other Capital... F-126

Statements of Cash Flows................................................. F-127

Notes to Financial Statements............................................ F-128

ONVIA.COM, INC.
Independent Auditors' Report............................................. F-140

Consolidated Balance Sheets.............................................. F-141

Consolidated Statements of Operations.................................... F-142

Consolidated Statements of Changes in Shareholders' Deficit (Equity)..... F-143

Consolidated Statements of Cash Flows.................................... F-144

Notes to Consolidated Financial Statements............................... F-145


                                                                         PAGE
                                                                         -----
PURCHASING GROUP, INC. AND INTEGRATED SOURCING, LLC
Independent Auditors' Report............................................ F-141

Combined Balance Sheet.................................................. F-142

Combined Statement of Operations........................................ F-143

Combined Statements of Stockholders' Deficit and Members' Capital....... F-144

Combined Statement of Cash Flows........................................ F-145

Notes to Combined Financial Statements.................................. F-146

SYNCRA SOFTWARE, INC.
Report of Independent Accountants....................................... F-150

Balance Sheet........................................................... F-151

Statement of Operations................................................. F-152

Statement of Changes in Redeemable Preferred Stock and Stockholders'
 Deficit................................................................ F-153

Statement of Cash Flows................................................. F-154

Notes to Financial Statements........................................... F-155

TRAFFIC.COM, Inc.
Report of Independent Accountants....................................... F-164

Balance Sheets.......................................................... F-165

Statements of Operations................................................ F-166

Statements of Shareholders' Deficit..................................... F-167

Statements of Cash Flows................................................ F-168

Notes to Financial Statements........................................... F-169

UNITED MESSAGING, INC.
Report of Independent Public Accountants................................ F-177

Balance Sheets.......................................................... F-178

Statements of Operations................................................ F-179

Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Deficit................................................................ F-180

Statements of Cash Flows................................................ F-181

Notes to Financial Statements........................................... F-182

UNIVERSAL ACCESS, INC.
Report of Independent Accountants....................................... F-187

Balance Sheets.......................................................... F-188

Statements of Operations................................................ F-189

Statements of Cash Flows................................................ F-190

Statements of Stockholders' (Deficit) Equity............................ F-191

Notes to Financial Statements........................................... F-192


                                                                           PAGE
                                                                           -----
USGIFT, INC.
Report of Independent Public Accountants.................................. F-220

Balance Sheet............................................................. F-221

Statement of Operations and Accumulated Deficit........................... F-222

Statement of Cash Flows................................................... F-223

Notes to Financial Statements............................................. F-224

VITALTONE, INC.
Independent Auditors' Report.............................................. F-229

Balance Sheet............................................................. F-230

Statement of Operations................................................... F-231

Statement of Stockholders' Equity......................................... F-232

Statement of Cash Flows................................................... F-233

Notes to Financial Statements............................................. F-234

VIVANT! CORPORATION
Report of Independent Accountants......................................... F-240

Balance Sheets............................................................ F-241

Statements of Operations.................................................. F-242

Statements of Stockholders' Equity (Deficit).............................. F-243

Statements of Cash Flows.................................................. F-244

Notes to Financial Statements............................................. F-245

WEB YES, INC. AND SUBSIDIARY
Independent Auditors' Report.............................................. F-254

Consolidated Balance Sheets............................................... F-255

Consolidated Statements of Operations..................................... F-256

Consolidated Statements of Stockholders' Equity........................... F-257

Consolidated Statements of Cash Flows..................................... F-258

Notes to Consolidated Financial Statements................................ F-259

WPL LABORATORIES, INC.
Independent Auditors' Report.............................................. F-263

Balance Sheets............................................................ F-264

Statements of Income...................................................... F-265

Statements of Stockholders' Equity........................................ F-266

Statements of Cash Flows.................................................. F-267

Notes to Financial Statements............................................. F-268

                         Report of Independent Auditors

The Board of Directors and Shareholders Internet Capital Group, Inc.:

When the transaction referred to in the last paragraph of Note 3 of the Notes to Consolidated Financial Statements has been consummated, we will be in a position to render the following report.

                                          KPMG LLP

We have audited the accompanying consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, comprehensive income (loss) and cash flows for the period March 4, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain nonsubsidiary investee companies (ComputerJobs.com, Inc. and Syncra Software, Inc.), which Internet Capital Group, Inc. originally acquired an interest in during 1998. The Company's ownership interests in and advances to these nonsubsidiary investee companies at December 31, 1998 were $8,392,155, and its equity in net income (loss) of these nonsubsidiary investee companies was $3,876,148 for the year ended December 31, 1998. The financial statements of these nonsubsidiary investee companies were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these nonsubsidiary investee companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Internet Capital Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period March 4, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.


Philadelphia, Pennsylvania
May 7, 1999

                          INTERNET CAPITAL GROUP, INC.

                          Consolidated Balance Sheets

                                                                   (Unaudited)
                                             December 31,
                                        ------------------------  September 30,
                                           1997         1998          1999
                                        -----------  -----------  -------------
Assets
Current Assets
  Cash and cash equivalents............ $ 5,967,461  $26,840,904  $186,137,151
  Short-term investments...............          --           --    22,845,079
  Accounts receivable, less allowances
   for doubtful accounts ($30,000-1997;
   $61,037-1998; $208,645-1999)........     721,381    1,842,137     8,531,879
  Prepaid expenses and other current
   assets..............................     148,313    1,119,062     7,024,086
                                        -----------  -----------  ------------
  Total current assets.................   6,837,155   29,802,103   224,538,195
  Fixed assets, net....................     544,443    1,151,268     6,169,802
  Ownership interests in and advances
   to Partner Companies................  24,045,080   59,491,940   168,690,379
  Available-for-sale securities........          --    3,251,136    19,233,805
  Intangible assets, net...............      34,195    2,476,135    22,854,350
  Deferred taxes.......................          --           --    18,845,639
  Other................................      20,143      613,393     9,895,199
                                        -----------  -----------  ------------
Total Assets........................... $31,481,016  $96,785,975  $470,227,369
                                        ===========  ===========  ============
Liabilities and Shareholders' Equity
Current Liabilities
  Current maturities of long-term
   debt................................ $   150,856  $   288,016  $    735,885
  Line of credit.......................   2,500,000    2,000,000            --
  Accounts payable.....................     696,619    1,348,293     4,478,916
  Accrued expenses.....................     388,525    1,823,407    10,336,185
  Note payable to Partner Company......          --    1,713,364            --
  Deferred revenue.....................     710,393    2,176,585       117,523
  Convertible note (Note 3)............          --           --     8,499,942
                                        -----------  -----------  ------------
  Total current liabilities............   4,446,393    9,349,665    24,168,451
  Long-term debt.......................     399,948      351,924     1,633,360
  Minority interest....................          --    6,360,008    25,908,961
  Commitments and contingencies (Note
   16)
Shareholders' Equity
  Preferred stock, $.01 par value;
   10,000,000 shares authorized........          --           --            --
  Common stock, $.001 par value;
   300,000,000 shares authorized;
   93,567,250 (1997), 132,087,250
   (1998) and 253,014,086 (1999) issued
   and outstanding.....................      93,567      132,087       253,014
  Additional paid-in capital...........  36,098,031   74,932,416   510,325,881
  Retained earnings (accumulated
   deficit)............................  (8,642,113)   5,256,815    (3,165,920)
  Unamortized deferred compensation....    (914,810)  (1,330,011)  (14,371,190)
  Notes receivable-shareholders........          --           --   (81,147,592)
  Accumulated other comprehensive
   income..............................          --    1,733,071     6,622,404
                                        -----------  -----------  ------------
  Total shareholders' equity...........  26,634,675   80,724,378   418,516,597
                                        -----------  -----------  ------------
Total Liabilities and Shareholders'
 Equity................................ $31,481,016  $96,785,975  $470,227,369
                                        ===========  ===========  ============

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                     Consolidated Statements of Operations

                         March 4, 1996                                       (Unaudited)
                         (Inception) to Year Ended  December 31,   Nine Months Ended September 30,
                          December 31,  -------------------------  --------------------------------
                              1996         1997          1998           1998             1999
                         -------------- -----------  ------------  ---------------  ---------------
Revenue.................  $   285,140   $   791,822  $  3,134,769  $     1,861,799  $    14,783,096
                          -----------   -----------  ------------  ---------------  ---------------
Operating Expenses
  Cost of revenue.......      427,470     1,767,017     4,642,528        2,898,700        7,424,594
  Selling, general and
   administrative.......    1,920,898     5,742,606    15,513,831        9,829,594       31,002,518
                          -----------   -----------  ------------  ---------------  ---------------
  Total operating
   expenses.............    2,348,368     7,509,623    20,156,359       12,728,294       38,427,112
                          -----------   -----------  ------------  ---------------  ---------------
                           (2,063,228)   (6,717,801)  (17,021,590)     (10,866,495)     (23,644,016)
Other income, net.......           --            --    30,483,177       23,514,321       47,001,191
Interest income.........      102,029       264,391     1,305,787          746,769        4,176,770
Interest expense........      (13,931)     (126,105)     (381,199)        (233,117)      (1,770,324)
                          -----------   -----------  ------------  ---------------  ---------------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........   (1,975,130)   (6,579,515)   14,386,175       13,161,478       25,763,621
Income taxes............           --            --            --               --       12,840,423
Minority interest.......      427,185      (106,411)    5,381,640        2,699,112        4,133,057
Equity income (loss)....     (514,540)      106,298    (5,868,887)      (3,969,734)     (49,141,961)
                          -----------   -----------  ------------  ---------------  ---------------
Net Income (Loss).......  $(2,062,485)  $(6,579,628) $ 13,898,928  $    11,890,856  $    (6,404,860)
                          ===========   ===========  ============  ===============  ===============
Net Income (Loss) Per
 Share
  Basic.................  $     (0.05)  $     (0.10) $       0.12  $          0.11  $          (.03)
  Diluted...............  $     (0.05)  $     (0.10) $       0.12  $          0.11  $          (.03)
Weighted Average
 Shares Outstanding
  Basic.................   40,791,548    68,197,688   112,204,578      105,627,672      185,103,758
  Diluted...............   40,791,548    68,197,688   112,298,578      105,674,672      185,103,758
Pro Forma Information
 (Unaudited) (Note 2):
Pro forma net income
 (loss)
  Pretax income (loss)..                             $ 13,898,928                   $   (19,245,283)
  Pro forma income
   taxes................                               (5,142,603)                        6,735,849
                                                     ------------                   ---------------
  Pro forma net income
   (loss)...............                             $  8,756,325                   $   (12,509,434)
                                                     ============                   ===============
Pro forma net income
 (loss) per share
  Basic.................                             $       0.08                   $         (0.07)
  Diluted...............                             $       0.08                   $         (0.07)
Pro forma weighted
 average shares
 outstanding
  Basic.................                              112,204,578                       185,103,758
  Diluted...............                              112,298,578                       185,103,758

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                Consolidated Statements of Shareholders' Equity

                                                           Retained                                 Accumulated
                        Common Stock        Additional     Earnings    Unamortized      Notes          Other
                    ---------------------    Paid-In     (Accumulated    Deferred    Receivable--  Comprehensive
                      Shares      Amount     Capital       Deficit)    Compensation  Shareholders     Income        Total
                    -----------  --------  ------------  ------------  ------------  ------------  ------------- ------------
Balance as of
 March 4, 1996....           --  $     --  $         --  $        --   $         --            --   $       --   $         --
Issuance of common
 stock, net.......   27,446,852    27,447    13,658,566           --             --            --           --     13,686,013
Issuance of common
 stock
 for ownership
 interest (Note
 10)..............   12,278,148    12,278     1,096,174           --             --            --           --      1,108,452
Issuance of
 restricted
 stock............   12,054,034    12,054     1,007,612           --     (1,019,666)           --           --             --
Amortization of
 deferred
 compensation.....           --        --            --           --        126,876            --           --        126,876
Net loss..........           --        --            --   (2,062,485)            --            --           --     (2,062,485)
                    -----------  --------  ------------  -----------   ------------  ------------   ----------   ------------
Balance as of
 December 31,
 1996.............   51,779,034    51,779    15,762,352   (2,062,485)      (892,790)           --           --     12,858,856
Issuance of common
 stock............   40,275,000    40,275    20,097,230           --             --            --           --     20,137,505
Issuance of
 restricted
 stock............    3,546,106     3,546       414,789           --       (418,335)           --           --             --
Forfeitures of
 restricted
 stock............   (2,032,890)   (2,033)     (176,340)          --        178,373            --           --             --
Amortization of
 deferred
 compensation.....           --        --            --           --        217,942            --           --        217,942
Net loss..........           --        --            --   (6,579,628)            --            --           --     (6,579,628)
                    -----------  --------  ------------  -----------   ------------  ------------   ----------   ------------
Balance as of
 December 31,
 1997.............   93,567,250    93,567    36,098,031   (8,642,113)      (914,810)           --           --     26,634,675
Issuance of common
 stock, net.......   38,520,000    38,520    38,166,099           --             --            --           --     38,204,619
Issuance of stock
 options to non-
 employees........           --        --       668,286           --       (668,286)           --           --             --
Net unrealized
 appreciation in
 available-for-
 sale securities..           --        --            --           --             --            --    1,733,071      1,733,071
Amortization of
 deferred
 compensation.....           --        --            --           --        253,085            --           --        253,085
Net income........           --        --            --   13,898,928             --            --           --     13,898,928
                    -----------  --------  ------------  -----------   ------------  ------------   ----------   ------------
Balance as of
 December 31,
 1998.............  132,087,250   132,087    74,932,416    5,256,815     (1,330,011)           --    1,733,071     80,724,378
Nine months ended
 September 30,
 1999--Unaudited
 (Note 3):
Issuance of common
 stock, net.......   70,100,000    70,100   241,046,796           --             --            --           --    241,116,896
Issuance of common
 stock and income
 tax benefit upon
 exercise of
 options..........   35,991,500    35,992    90,512,442           --             --   (81,147,592)          --      9,400,842
Issuance of common
 stock for
 ownership
 interest
 including value
 of beneficial
 conversion
 feature..........      509,270       509     3,999,549           --             --            --           --      4,000,058
Issuance of stock
 options to non-
 employees........           --        --     3,691,158           --     (3,691,158)           --           --             --
Issuance of stock
 options to
 employees below
 deemed fair value
 on date of
 grant............           --        --    12,731,085           --    (12,731,085)           --           --             --
Issuance of common
 stock and waiving
 of accrued
 interest upon
 conversion of
 convertible
 notes............   14,999,732    15,000    91,070,325           --             --            --           --     91,085,325
Net unrealized
 appreciation in
 available- for-
 sale securities..           --        --            --           --             --            --    4,889,333      4,889,333
Amortization of
 deferred
 compensation.....           --        --            --           --      3,321,021            --           --      3,321,021
Issuance of
 warrants in
 connection with
 line of credit...           --        --     1,030,000           --             --            --           --      1,030,000
LLC termination...           --        --    (8,657,936)   8,657,936             --            --           --             --
Distribution to
 former LLC
 members..........           --        --            --  (10,675,811)            --            --           --    (10,675,811)
Other.............     (673,666)     (674)      (29,954)          --         60,043            --           --         29,415
Net loss..........           --        --            --   (6,404,860)            --            --           --     (6,404,860)
                    -----------  --------  ------------  -----------   ------------  ------------   ----------   ------------
Balance as of
 September 30,
 1999
 (unaudited)......  253,014,086  $253,014  $510,325,881  $(3,165,920)  $(14,371,190) $(81,147,592)  $6,622,404   $418,516,597
                    ===========  ========  ============  ===========   ============  ============   ==========   ============

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

             Consolidated Statements of Comprehensive Income (Loss)

                                                                            (Unaudited)
                                         Year Ended December 31,  Nine Months Ended September 30,
                                         ------------------------ -------------------------------
                          March 4, 1996
                          (Inception) to
                           December 31,
                               1996         1997         1998          1998             1999
                          -------------- -----------  ----------- ---------------  ---------------
Net Income (Loss).......   $(2,062,485)  $(6,579,628) $13,898,928 $    11,890,856  $    (6,404,860)
                           -----------   -----------  ----------- ---------------  ---------------
Other Comprehensive
 Income (Loss) Before
 Tax
 Unrealized holding
  gains in available-
  for-sale securities...            --            --    1,733,071      16,723,419       16,167,352
 Reclassification
  adjustments...........            --            --           --      (8,506,106)      (7,712,109)
Tax Related to
 Comprehensive Income
 (Loss)
 Unrealized holding
  gains in available-
  for-sale securities...            --            --           --              --       (5,658,573)
 Reclassification
  adjustments...........            --            --           --              --        2,092,663
                           -----------   -----------  ----------- ---------------  ---------------
 Net unrealized
  appreciation in
  available-for-sale
  securities............            --            --    1,733,071       8,217,313        4,889,333
                           -----------   -----------  ----------- ---------------  ---------------
Comprehensive Income
 (Loss).................   $(2,062,485)  $(6,579,628) $15,631,999     $20,108,169  $    (1,515,527)
                           ===========   ===========  =========== ===============  ===============



                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                     Consolidated Statements of Cash Flows

                                                                          (Unaudited)
                                               Year Ended                 Nine Months
                                              December 31,            Ended September 30,
                                        -------------------------  ---------------------------
                         March 4, 1996
                         (Inception) to
                          December 31,
                              1996         1997          1998          1998          1999
                         -------------- -----------  ------------  ------------  -------------
Operating Activities
Net income (loss)......   $(2,062,485)  $(6,579,628) $ 13,898,928  $ 11,890,856  $  (6,404,860)
Adjustments to
 reconcile to net cash
 used in operating
 activities:
 Other income..........            --            --   (30,483,177)  (23,514,321)   (46,973,584)
 Depreciation and
  amortization.........       481,796       446,289     1,135,269       438,769      8,103,725
 Equity (income)
  loss.................       514,540      (106,298)    5,868,887     3,969,734     49,141,961
 Minority interest.....      (427,185)      106,411    (5,381,640)   (2,699,112)    (4,133,057)
 Deferred taxes........            --            --            --            --    (13,090,907)
Changes in assets and
 liabilities, net of
 effect of
 acquisitions:
 Accounts receivable,
  net..................    (2,176,869)    1,574,374    (1,183,360)     (332,010)    (5,528,323)
 Prepaid expenses and
  other assets.........       (69,558)     (142,384)   (1,346,515)     (464,814)    (7,282,894)
 Accounts payable......        43,727       565,672       620,127     1,072,999      3,150,538
 Deferred revenue......       147,100       493,960     1,249,624       579,915        (78,702)
 Accrued expenses......       145,977       204,645     1,415,265     1,731,545      9,119,022
                          -----------   -----------  ------------  ------------  -------------
   Net cash used in
    operating
    activities.........    (3,402,957)   (3,436,959)  (14,206,592)   (7,326,439)   (13,977,081)
Investing Activities
 Capital
  expenditures.........      (100,480)     (272,488)     (545,432)     (426,945)    (5,187,261)
 Proceeds from sales
  of available-for-
  sale
  securities...........            --            --    36,431,927    20,460,424      2,495,842
 Proceeds from sales
  of Partner Company
  ownership interests
  and advances to a
  shareholder..........            --            --       300,000            --      3,446,972
 Advances to Partner
  Companies............      (60,000)    (2,800,000)  (12,778,884)   (2,604,800)    (3,758,702)
 Repayment of advances
  to Partner
  Companies............            --       950,000       677,084       500,000      4,590,272
 Acquisitions of
  ownership interests
  in Partner
  Companies, net of
  cash acquired........    (6,934,129)  (14,465,874)  (35,822,393)  (21,059,795)  (123,976,262)
 Other acquisitions
  (Note 5).............            --            --    (1,858,389)   (1,858,389)    (2,103,165)
 Purchase of short-
  term investments.....            --            --            --            --    (22,845,079)
 Reduction in cash due
  to deconsolidation
  of VerticalNet.......            --            --            --            --     (5,645,895)
                          -----------   -----------  ------------  ------------  -------------
   Net cash used in
    investing
    activities.........    (7,094,609)  (16,588,362)  (13,596,087)   (4,989,505) (152,983,278)
Financing Activities
 Issuance of common
  stock, net...........    13,686,013    20,137,505    38,204,619    29,546,443    241,226,510
 Long-term debt and
  capital lease
  repayments...........       (30,191)      (57,979)     (321,857)     (255,761)      (448,205)
 Proceeds from
  convertible
  subordinated notes...            --            --            --            --     90,000,000
 Line of credit
  borrowings...........     1,208,000     2,500,000     2,000,000            --             --
 Line of credit
  repayments...........    (1,106,000)       (2,000)   (2,500,000)   (2,500,000)      (280,942)
 Distribution to
  former LLC members...            --            --            --            --    (10,675,811)
 Advances to
  employees............            --            --            --            --     (8,765,483)
 Treasury stock
  purchase by
  subsidiary...........       (60,000)           --            --            --     (4,468,980)
 Issuance of stock by
  subsidiary...........        15,000       200,000    11,293,360    11,291,961     19,669,517
                          -----------   -----------  ------------  ------------  -------------
   Net cash provided by
    financing
    activities.........    13,712,822    22,777,526    48,676,122    38,082,643    326,256,606
                          -----------   -----------  ------------  ------------  -------------
Net Increase in Cash
 and Cash Equivalents..     3,215,256     2,752,205    20,873,443    25,766,699    159,296,247
Cash and cash
 equivalents at
 beginning of period...            --     3,215,256     5,967,461     5,967,461     26,840,904
                          -----------   -----------  ------------  ------------  -------------
Cash and Cash
 Equivalents at End of
 Period................   $ 3,215,256   $ 5,967,461  $ 26,840,904  $ 31,734,160  $ 186,137,151
                          ===========   ===========  ============  ============  =============

                See notes to consolidated financial statements.

                          INTERNET CAPITAL GROUP, INC.

                   Notes to Consolidated Financial Statements

1. Significant Accounting Policies

    Description of the Company

      Internet Capital Group, Inc. (the "Company") was formed on March 4, 1996. The Company is an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of companies. The Company defines e-commerce as conducting or facilitating business transactions over the Internet. As of December 31, 1998, the Company owned interests in more than 20 companies engaged in e-commerce, which the Company calls its "Partner Companies". The Company's goal is to become the premier B2B e-commerce company. The Company's operating strategy is to integrate its Partner Companies into a collaborative network that leverages the collective knowledge and resources of the Company and the network.

    Basis of Presentation

      On February 2, 1999, the Company converted from a Limited Liability Corporation ("LLC") to a corporation. All shareholder transactions have been presented as if the conversion occurred on March 4, 1996 (inception).

    Principles of Consolidation

      During the periods ending December 31, 1996, 1997 and 1998 the Company acquired equity ownership interests in VerticalNet for $1.0 million, $2.0 million and $4.0 million, respectively. The excess of cost over net assets acquired related to the 1996 and 1997 acquisitions was $.7 million and $.8 million, respectively. The Company's carrying value in VerticalNet, including the excess of cost over net assets acquired related to the 1996 and 1997 acquisitions, was reduced to below zero and became a liability as a result of consolidating VerticalNet's losses after amounts attributed to Minority Interest were exhausted. For the same reason, the 1998 acquisition did not result in an intangible asset. In 1998, the Company made advances in the form of convertible notes to VerticalNet of $5.0 million. Of this amount, $.8 million was repaid by VerticalNet, $2.1 million was purchased from the Company by one of its principal shareholders, and $2.1 million was converted into common stock during the nine months ended September 30, 1999 (unaudited). The Company's direct and indirect voting interest in VerticalNet at December 31, 1997 and 1998 was 63% and 52%, respectively.

      The audited consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. (the "Operations Company") and its majority owned subsidiary, VerticalNet, Inc. ("VerticalNet"). The various interests that the Company acquires in its Partner Companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company's voting interest in a Partner Company.

      Consolidation. Partner Companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a Partner Company's results of operations are reflected within the Company's Consolidated Statements of Operations. All significant intercompany accounts and transactions have been eliminated. Participation of other Partner Company shareholders in the earnings or losses of a consolidated Partner Company is reflected in the caption "Minority interest" in the Company's Consolidated Statements of Operations. Minority interest adjusts the Company's consolidated results of operations to reflect only the Company's share of the earnings or losses of the consolidated Partner Company.

                          INTERNET CAPITAL GROUP, INC.

      Equity Method. Partner Companies whose results are not consolidated, but over whom the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to a Partner Company depends on an evaluation of several factors including, among others, representation on the Partner Company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Partner Company, including voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the Partner Company. Under the equity method of accounting, a Partner Company's results of operations are not reflected within the Company's Consolidated Statements of Operations; however, the Company's share of the earnings or losses of the Partner Company is reflected in the caption "Equity income (loss)" in the Consolidated Statements of Operations.

      The amount by which the Company's carrying value exceeds its share of the underlying net assets of Partner Companies accounted for under the consolidation or equity method of accounting is amortized on a straight-line basis over three years which adjusts the Company's share of the Partner Company's earnings or losses.

      Cost Method. Partner Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of such companies is not included in the Consolidated Statements of Operations. However, cost method impairment charges are recognized in the Consolidated Statement of Operations with the new cost basis not written-up if circumstances suggest that the value of the Partner Company has subsequently recovered.

      The Company records its ownership interest in debt securities of Partner Companies accounted for under the cost method at cost as it has the ability and intent to hold these securities until maturity. The Company records its ownership interest in equity securities of Partner Companies accounted for under the cost method at cost, unless these securities have readily determinable fair values based on quoted market prices, in which case these interests would be classified as available-for-sale securities or some other classification in accordance with SFAS No. 115. In addition to the Company's investments in voting and non-voting equity and debt securities, it also periodically makes advances to its Partner Companies in the form of promissory notes which are accounted for in accordance with SFAS No. 114.

      The Company continually evaluates the carrying value of its ownership interests in and advances to each of its Partner Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Partner Company relative to carrying value, the financial condition and prospects of the Partner Company, and other relevant factors. The business plan objectives and milestones the Company considers include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a web site or the hiring of key employees. The fair value of the Company's ownership interests in and advances to privately held Partner Companies is generally determined based on the value at which independent third parties have or have committed to invest in its Partner Companies.

    Available-for-Sale Securities

      Available-for-sale securities are reported at fair value, based on quoted market prices, with the net unrealized gain or loss reported as a component of accumulated other comprehensive income in shareholders' equity.

      Unrealized gains or losses related to available-for-sale securities will be recorded net of deferred taxes subsequent to February 2, 1999, the date the Company converted from an LLC to a C Corporation.

                          INTERNET CAPITAL GROUP, INC.

    Accounting Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Cash and Cash Equivalents

      The Company considers all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash and cash equivalents at December 31, 1998 are invested principally in money market accounts.

    Financial Instruments

      Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost which approximates fair value due to the short-term maturity of these instruments. Long-term debt is carried at cost which approximates fair value as the debt bears interest at rates approximating current market rates.

    Intangibles

      Goodwill, the excess of cost over net assets of businesses acquired, is amortized on a straight-line basis over three years. Goodwill at December 31, 1998 of $2.5 million, net of accumulated amortization of $.3 million, was attributable to acquisitions by VerticalNet.

    Fixed Assets

      Fixed assets are carried at cost less accumulated depreciation, which is based on the estimated useful lives of the assets (approximately three to seven years) computed using the straight-line method.

      Equipment acquired under long-term capital lease arrangements is recorded at amounts equal to the net present value of the future minimum lease payments using the interest rate implicit in the lease. Amortization is provided by use of the straight-line method over the estimated useful lives of the related assets.

    Revenue Recognition

      All of the Company's revenue from March 4, 1996 (inception) through December 31, 1998 was attributable to VerticalNet.

      VerticalNet's revenue is derived principally from advertising contracts which include the initial development of storefronts. A storefront is a Web page posted on one of VerticalNet's trade communities that provides information on an advertiser's products, links a visitor to the advertiser's Web site and generates sales inquiries from interested visitors. The advertising contracts generally do not extend beyond one year. Advertising revenue is recognized ratably over the period of the advertising contract. Deferred revenue of $2.2 million at December 31, 1998 represents the unearned portion of advertising contracts for which revenue will be recognized over the remaining period of the advertising contract.

      VerticalNet also generates revenue through providing educational courses and selling books. Revenue from educational courses is recognized in the period in which the course is completed and revenue from the sale of books is recognized in the period in which the books are shipped.

                          INTERNET CAPITAL GROUP, INC.

      Barter transactions are recorded at the lower of estimated fair value of goods or services received or the estimated fair value of the advertisements given. Barter revenue is recognized when the VerticalNet advertising impressions (VNAI) are delivered to the customer and advertising expense is recorded when the customer advertising impressions (CAI) are received from the customer. If the CAI are received from the customer prior to VerticalNet delivering the VNAI, a liability is recorded, and if VerticalNet delivers the VNAI to the customer prior to receiving the CAI, a prepaid expense is recorded. For the period March 4, 1996 (inception) through December 31, 1997, VerticalNet barter transactions were immaterial. For the year ended December 31, 1998, VerticalNet recognized approximately $.6 million and $.5 million of advertising revenues and expenses, respectively, from barter transactions. Included in prepaid expenses and other current assets at December 31, 1998 is approximately $.2 million relating to barter transactions.

    Concentration of Credit Risk

      VerticalNet performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. VerticalNet maintains allowances for credit losses and such losses have been within management's expectations. No single customer accounted for greater than 10% of total revenue during the period from March 4, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998.

    Accounting for Impairment of Long-Lived Assets

      In accordance with Statement of Financial Accounting Standards Board No. 121, the Company records an impairment loss on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    Deferred Offering Costs

      As of December 31, 1998, specific incremental costs directly attributable to a planned initial public offering (IPO) of VerticalNet shares have been deferred. These deferred costs, totaling $.5 million, are included in non-current other assets on the Consolidated Balance Sheet. These costs were charged against VerticalNet's additional paid-in-capital in connection with the consummation of VerticalNet's IPO in February 1999.

    Stock Based Compensation

      The Company has adopted SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123. the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at fair value at the date of grant. Upon exercise, net proceeds, including tax benefits realized, are credited to equity. Therefore, the adoption of SFAS No. 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on income (loss) per share has been disclosed in the Notes to Consolidated Financial Statements as required by SFAS No. 123 (Note 9).

    Comprehensive Income

      In 1998, the Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (SFAS 130), which requires companies to report and display comprehensive income and its components in financial statements. Comprehensive income is the change in equity of a business

                          INTERNET CAPITAL GROUP, INC.

enterprise during a period from transactions and other events and circumstances from non-owner sources. Excluding net income, the Company's source of comprehensive income is from net unrealized appreciation on its available-for-sale securities. Reclassification adjustments result from the recognition in net income of gains or losses that were included in comprehensive income in prior periods.

    Segment Information

      At December 31, 1998, the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which requires companies to present financial and descriptive segment information (Note 11).

    Income Taxes

      Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      From the Company's inception in March 1996 to February 1999, the Company was not subject to federal and state income taxes. The Company has no net operating loss carry forwards at December 31, 1998 (Note 2).

    Net Income Per Share

      Net income per share (EPS) is computed using the weighted average number of common shares outstanding during each year. Dilutive EPS includes common stock equivalents (unless anti-dilutive) which would arise from the exercise of stock options and conversion of other convertible securities and is adjusted, if applicable, for the effect on net income (loss) of such transactions.

      Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net income per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

    Gain or Loss on Issuances of Stock By Partner Companies

      Pursuant to SEC Staff Accounting Bulletin No. 84, at the time a Partner Company accounted for under the consolidation or equity method of accounting sells its common stock at a price different from the Partner Company's book value per share, the Company's share of the Partner Company's net equity changes. If at that time, the Partner Company is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor is there question as to the Company's ability to continue in existence, the Company records the change in its share of the Partner Company's net equity as a gain or loss in its Consolidated Statements of Operations (Note
17).

    Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

                          INTERNET CAPITAL GROUP, INC.

2. Pro Forma Information (Unaudited)

      On February 2, 1999, the Company converted from an LLC to a C corporation. The Company became subject to corporate federal and state income taxes concurrent with the conversion to a C corporation. The accompanying Consolidated Statements of Operations for the year ended December 31, 1998 and nine months ended September 30, 1999 include pro forma information with respect to income taxes, net income and net income per share assuming the Company had been taxed as a C Corporation since January 1, 1998. The unaudited pro forma information provided does not necessarily reflect the income taxes, net income and net income per share that would have occurred had the Company been taxed as a C corporation since January 1, 1998.

    Pro Forma Income Taxes

      The Company's 1998 pro forma effective tax rate of 37% differed from the federal statutory rate of 35% principally due to non-deductible permanent differences.

      Based upon the cumulative temporary differences (primarily relating to the difference between the book and tax carrying value of its Partner Companies), the Company would have recognized a pro forma net deferred federal and state tax asset of $8.2 million at December 31, 1998. In the opinion of management, it is more likely than not that such asset would be realized and accordingly, a valuation allowance was not considered necessary in calculating this pro forma amount.

      Pro forma basic and diluted net income per share for the year ended December 31, 1998 of $0.08 was calculated based on pro forma net income of $8,756,325 and basic and diluted weighted average shares outstanding of 112,204,578 and 112,298,578, respectively. The difference between basic and diluted weighted average shares outstanding of 94,000 was due to the dilutive effect of stock options.

      Pro forma basic and diluted net loss per share for the nine months ended September 30, 1999 of ($0.03) was calculated based on pro forma net loss of $12,509,434 and basic and diluted weighted average shares outstanding of 185,103,758.

3. Interim Financial Information (Unaudited)

      The interim financial statements of the Company for the nine months ended September 30, 1998 and 1999, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations relating to interim financial statements.

      In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the nine months ended September 30, 1998 and 1999. The accompanying unaudited interim financial statements are not necessarily indicative of full year results.

      The unaudited interim consolidated financial statements for the nine months ended September 30, 1999 include the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. and its majority owned subsidiaries, AgProducerNetwork, Inc. ("AgProducer"), Breakaway Solutions, Inc. ("Breakaway Solutions"), EmployeeLife.com and iParts. In 1999, the Company acquired a controlling majority interest in Breakaway Solutions for $17.2 million and in AgProducer, EmployeeLife.com and iParts ("Other Majority Owned Subsidiaries") for $8.8 million in the aggregate. Breakaway Solutions' operating activities

                          INTERNET CAPITAL GROUP, INC.

have historically consisted primarily of implementation of customer relational management systems and custom integration to other related applications. In 1999, Breakaway Solutions has expanded to provide service offerings in custom web development and application hosting both through internal expansion and acquisitions. Breakaway Solutions' revenue is generally recognized upon performance of services. The Other Majority Owned Subsidiaries are development stage companies that have generated negligible revenue since their inception. In connection with the acquisition of its ownership interest in Breakaway Solutions and the Other Majority Owned Subsidiaries, the Company recorded the excess of cost over net assets acquired of $9.1 million and $2.5 million, respectively, as goodwill which is being amortized over three years. During the nine months ended September 30, 1999, Breakaway Solutions acquired all of the outstanding stock of Applica Corporation (Applica), WPL Laboratories, Inc.
(WPL) and WebYes, Inc. (WebYes). These acquisitions were accounted for under the purchase method of accounting. The Applica, WPL and WebYes acquisitions had a total purchase price of $15.2 million and resulted in total intangible assets of $13.5 million which will be amortized over five years. Of the Company's consolidated intangible assets at September 30, 1999 of $22.9 million, net of $3.7 million of accumulated amortization, $9.1 million was attributable to the Company's acquisition of Breakaway Solutions and the Other Majority Owned Subsidiaries, and $13.8 million was attributable to Breakaway Solutions' acquisitions of Applica, WPL and WebYes. Breakaway Solutions had revenue of $7.5 million and $14.7 million for the nine months ended September 30, 1998 and 1999, respectively.

      The consolidated financial statements through December 31, 1998, including the unaudited interim consolidated financial statements for the nine months ended September 30, 1998, reflect VerticalNet accounted for on the consolidation method of accounting. The unaudited interim consolidated financial statements for the nine months ended September 30, 1999 reflect VerticalNet accounted for on the equity method of accounting due to the decrease in the Company's ownership below 50%.

      The Company's carrying value and cost basis of Partner Companies accounted for under the equity method of accounting at September 30, 1999 was $120.0 million and $175.5 million, respectively. The Company's carrying value and cost basis of Partner Companies accounted for under the cost method of accounting at September 30, 1999 was $48.7 million and $56.1 million, respectively.

      At September 30, 1999, the Company's carrying value in its Partner Companies accounted for under the equity method of accounting exceeded its share of the underlying equity in the net assets of such companies by $65.9 million.

      The Company's Partner Companies accounted for under the equity method of accounting had total revenues of $15.5 million and $73.4 million and total net loss of $7.1 million and $123.7 million during the nine months ended September 30, 1998 and 1999, respectively.

      Basic and diluted net income per share for the nine months ended September 30, 1999 of $(.03) was calculated based on net loss of $6,404,860 and basic and diluted weighted average shares outstanding of 185,103,758. Basic and diluted net income per share and weighted average shares outstanding for the nine months ended September 30, 1999 were the same due to the Company's net loss.

      On February 2, 1999, the Company converted from an LLC to a corporation. The Company's accumulated deficit of $8,657,936 at that date was reclassed to additional paid-in capital.

      The Company's effective tax rate for the nine months ended September 30, 1999 of (67%) differed from the federal statutory rate of 35% principally due to the impact of changing its tax status from an LLC to a corporation on February 2, 1999 and non-deductible permanent differences. On February 2, 1999, the Company recorded a deferred tax benefit and related deferred tax asset of $7.7 million which primarily represented the excess of tax basis over book basis of its ownership interests in and advances to Partner Companies. For the period from February 2, 1999 through September 30, 1999 the Company recorded an additional tax benefit of

                          INTERNET CAPITAL GROUP, INC.

$5.1 million related to the Company's consolidated results for that period, including $15.6 million of tax expense related to the Company's non-operating gains related to VerticalNet's common stock issuance.

      The Company's net deferred tax asset of $18.8 million at September 30, 1999 consists of a deferred tax asset of $25.6 million relating to the difference between the book and tax carrying values of its Partner Companies and the tax effect of stock option compensation and a deferred tax liability of $6.8 million relating to the tax effect of stock option compensation and the tax effect of net unrealized appreciation in available-for-sale securities.

      In April 1999, the Company entered into a $50 million revolving bank credit facility (Note 7). The Company borrowed $25 million under the facility during May 1999 which was repaid with the proceeds from the issuance of its convertible notes (Note 17). As of September 30, 1999, borrowing availability under the facility was $50 million, of which none was outstanding.

      During the nine months ended September 30, 1999, the Company utilized $145.9 million in cash to acquire interests in and make advances to new and existing Partner Companies, including $13.2 million contributed to Breakaway Solutions, $4.0 million used to purchase Breakaway Solutions shares directly from Breakaway Solutions shareholders, $8.8 million in the aggregate to acquire the Company's ownership interests in the Other Majority Owned Subsidiaries, and $93.1 million utilized to acquire interests in Partner Companies accounted for under the equity method of accounting.

      During the nine months ended September 30, 1999 the Company acquired an interest in a new Partner Company from shareholders of the Partner Company who have an option, exercisable at any time through August 2000, of electing to receive cash of $11.3 million or 2,083,333 shares of the Company's common stock. As of September 30, 1999, $8.5 million remains outstanding as $2.8 million of the obligation has been converted into 509,270 shares of the Company's common stock.

      In April through September 1999 the Company's Board of Directors authorized the acceptance of full recourse promissory notes totaling $81.1 million from its employees and a director as consideration for exercising all or a portion of their vested and unvested stock options. (A total of 35,991,500 shares of common stock were issued). The $81.1 million notes receivable from these shareholders is recorded as a reduction of Shareholders' Equity at September 30, 1999 to offset the increase in Additional Paid-In-Capital as a result of the common stock issuance. The Company has the right, but not the obligation, to repurchase unvested shares under certain circumstances. The exercise of unvested options by the employees and director and the acceptance of promissory notes by the Company was in accordance with the terms of the Company's equity compensation plans and related option agreements. The Company's Board of Directors also approved loaning employees the funds, under the terms of full recourse promissory notes, to pay the income taxes that become due in connection with the option exercises. These loans have totaled $8.1 million to date and are classified as Other Assets.

      From inception through September 30, 1999, the Company recorded aggregate unearned compensation expense of $18.3 million, net of approximately $3.9 million in accumulated amortization at September 30, 1999, in connection with the grant of stock options to non-employees and the grant of employee stock options with exercise prices less than the deemed fair value on the respective dates of grant.

      In August 1999, the Company completed its initial public offering ("IPO") of 30,620,000 shares of its common stock at $6.00 per share. Concurrently, the Company completed a private placement of 7,500,000 shares of its common stock at the $6.00 IPO price. Upon consummation of the IPO, the $90 million of Convertible Subordinated Notes discussed in Note 17 converted into 14,999,732 shares of the Company's

                          INTERNET CAPITAL GROUP, INC.

common stock. Warrants to acquire 3,000,000 shares of common stock at an exercise price of $6.00 per share were issued with such notes and remain outstanding at September 30, 1999.

      In October 1999, Breakaway Solutions completed its initial public offering raising approximately $45 million. As a result of this, the Company's ownership interest in Breakaway Solutions was reduced to below 50% and will be accounted for under the equity method beginning in October 1999.

      In November 1999, the Company acquired an ownership interest that will be accounted for under the equity method in eMerge Interactive Inc. for a combination of cash of $27 million and a non interest bearing note of $23 million. The note has a one year maturity, of which $5 million may be payable earlier under certain circumstances.

      On November 15, 1999, the Company's Board of Directors authorized the filing of a registration statement in connection with a public offering of common stock and convertible subordinated notes of the Company. On the same date, the Company's Board of Directors authorized a two for one stock split of all shares of common stock outstanding on the twelfth calendar day after the date that the Company files the registration statement. All of the information in these financial statements has been retroactively restated to give effect to the split as if it had occurred on March 4, 1996 (inception).

4. Ownership Interests in and Advances to Partner Companies

      The following summarizes the Company's ownership interests in and advances to Partner Companies accounted for under the equity method or cost method of accounting. The ownership interests are classified according to applicable accounting methods at December 31, 1997 and 1998. Cost basis represents the Company's original acquisition cost less any impairment charges in such companies.

                               December 31, 1997          December 31, 1998
                           -------------------------- --------------------------
                           Carrying Value Cost Basis  Carrying Value Cost Basis
                           -------------- ----------- -------------- -----------
Equity Method.............  $ 1,200,210   $ 1,608,452  $21,311,324   $27,588,451
Cost Method...............   22,844,870    22,844,870   38,180,616    38,180,616
                            -----------                -----------
                            $24,045,080                $59,491,940
                            ===========                ===========

      At December 31, 1998 the Company's carrying value in its Partner Companies accounted for under the equity method exceeded its share of the underlying equity in the net assets of such companies by $12.7 million. This excess relates to ownership interests acquired in 1998 and is being amortized over a three year period. Amortization expense of $.4 million is included in "Equity income (loss)" in the accompanying Consolidated Statements of Operations for the year ended December 31, 1998.

      Of the $5.9 million of equity loss recorded by the Company in 1998, approximately $4.3 million was attributable to Syncra Software, Inc.

      As of December 31, 1998, the Company had $5.2 million in advances to Partner Companies which mature on various dates through November 25, 1999 and bear interest at fixed rates between 7% and 10%.

                          INTERNET CAPITAL GROUP, INC.

      The following summarized financial information for Partner Companies accounted for under the equity method of accounting at December 31, 1997 and 1998 has been compiled from the financial statements of the respective Partner
Companies:

Balance Sheets

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
Current assets......................................... $ 7,042,767 $33,645,121
Non-current assets.....................................   3,876,167   7,147,665
                                                        ----------- -----------
    Total assets.......................................  10,918,934  40,792,786
                                                        ----------- -----------
Current liabilities....................................   5,406,510  11,712,289
Non-current liabilities................................   1,203,524     758,840
Shareholders' equity...................................   4,308,900  28,321,657
                                                        ----------- -----------
    Total liabilities and shareholders' equity......... $10,918,934 $40,792,786
                                                        =========== ===========

Results of Operations

                                                       Year Ended December 31,
                                                       ------------------------
                                        March 4, 1996
                                        (Inception) to
                                         December 31,
                                             1996         1997         1998
                                        -------------- ----------- ------------
Revenue................................  $ 9,365,872   $18,911,691 $ 21,495,832
Net income (loss)......................  $(1,369,774)  $   255,280 $(14,969,192)

5. Other Acquisitions

      In 1998, VerticalNet acquired all of the outstanding capital stock of Boulder Interactive Technology Services Company (BITC) for $1.9 million in cash and all of the outstanding capital stock of Informatrix Worldwide, Inc. (Informatrix) for 99,784 shares of VerticalNet's common stock valued at $.2 million. These acquisitions were accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired of approximately $2.8 million was recorded as goodwill and is being amortized over three years. Accumulated amortization relating to this goodwill totaled $.3 million at December 31, 1998.

      The following unaudited pro forma financial information presents the combined results of operations as if VerticalNet had owned BITC and Informatrix since January 1, 1997 and October 15, 1997 (inception), respectively, after giving effect to certain adjustments including goodwill and income taxes. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, VerticalNet, BITC and Informatrix constituted a single entity during such periods.

                                                            (Unaudited)
                                                      Year Ended December 31,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
Revenue.............................................. $ 1,118,030  $ 3,606,027
Pro forma net income (loss).......................... $(7,590,016) $13,166,449
Pro forma net income (loss) per share................ $      (.11) $      (.12)

                          INTERNET CAPITAL GROUP, INC.

6. Fixed Assets

      Fixed assets consists of the following:

                                                              December 31,
                                                           --------------------
                                                             1997       1998
                                                           --------  ----------
Computer equipment and software........................... $681,656  $1,564,297
Office equipment and furniture............................  148,430     271,809
Trade show equipment......................................   34,079      40,587
Leasehold improvements....................................   29,402      45,864
                                                           --------  ----------
                                                            893,567   1,922,557
Less: accumulated depreciation and amortization........... (349,124)   (771,289)
                                                           --------  ----------
                                                           $544,443  $1,151,268
                                                           ========  ==========

7. Debt

    Revolving Credit Facilities

      In March 1998, the Company entered into an unsecured $3 million revolving credit facility. Borrowings under this facility accrued interest at a premium to prime ranging from .75% to 1.5%. The Company borrowed up to $2 million under this facility during 1998. No amounts were outstanding at December 31, 1998 and the facility expired in March 1999.

      In April 1999, the Company entered into a $50 million revolving bank credit facility. In connection with the facility, the Company issued 400,000 warrants exercisable for seven years at $5 per share which were valued at time of issuance at $1.0 million. The facility matures in April 2000, is subject to a .25% unused commitment fee, bears interest, at the Company's option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of the Company's assets (including the Company's holdings in VerticalNet). Borrowing availability under the facility is based on the fair market value of the Company's holdings of publicly traded Partner Companies (only VerticalNet as of May 7, 1999) and the value, as defined in the facility, of the Company's private Partner Companies. Based on the provisions of the borrowing base, borrowing availability at April 30, 1999 was $32.6 million, of which none was outstanding. As of May 7, 1999, the Company had borrowed $13 million under the facility.

      VerticalNet had a line of credit with a bank in the amount of $2.5 million at December 31, 1997. Borrowings under the facility were collateralized by a security interest in all assets of VerticalNet and required VerticalNet to meet specified financial ratios. As of December 31, 1997, VerticalNet was in technical default, as it did not meet the specified financial ratios, but the bank waived these violations. The facility accrued interest at prime plus 1.5% (10% at December 31, 1997). The weighted average interest rate for borrowings under this facility was 10% for the year ended December 31, 1997.

      As of June 1998, VerticalNet modified the agreement, reducing its line of credit with the bank to $.5 million. On November 25, 1998, the agreement was additionally amended allowing the Company to execute a $2.0 million note with the bank. The note accrues interest at prime plus 1.5% and matures at the earlier of March 31, 1999 or the completion of VerticalNet's next financing. In connection with the loan, VerticalNet issued warrants to purchase 20,513 shares of VerticalNet's common stock at an exercise price of $16 per share with an estimated fair value of $.1 million. As of December 31, 1998, the outstanding balance for borrowings under this facility was $2 million and the weighted average interest rate for the year ended December 31, 1998 was 10%. Upon the completion of VerticalNet's IPO in February 1999, VerticalNet repaid $2 million and the line of credit with the bank was reduced to $.5 million.

                         INTERNET CAPITAL GROUP, INC.

    Long-Term Debt

      All of the Company's long-term debt is attributable to VerticalNet and consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
Term notes with related parties............................. $100,000  $     --
Term bank notes.............................................   32,852        --
Capital leases..............................................  417,952   639,940
                                                             --------  --------
                                                              550,804   639,940
Less: current portion....................................... (150,856) (288,016)
                                                             --------  --------
Long-term debt.............................................. $399,948  $351,924
                                                             ========  ========

      VerticalNet had three unsecured term notes due to shareholders with an interest rate of 7%. The notes were to mature on February 2001. One of the holders of these notes is a Board member of the Company. These notes were repaid in May 1998.

      VerticalNet had a term loan with another bank with an interest rate at prime plus 2.75% (11.25% at December 31, 1997) which was payable in 36 monthly installments. This note was repaid in May 1998.

      VerticalNet has several capital leases on its equipment with lease terms ranging from three to five years. The interest rates implicit in the leases are 8% to 20%. At December 31, 1997 and 1998, the book value of assets held under capital leases was approximately $.3 million and $.5 million, respectively, and the aggregate remaining minimum lease payments at December 31, 1998 were approximately $.7 million including interest of approximately $.1 million.

      At December 31, 1998, long-term debt is scheduled to mature as follows:

      1999............................................................. $288,016
      2000.............................................................  230,338
      2001.............................................................   95,718
      2002.............................................................   19,810
      2003.............................................................    6,058
                                                                        --------
      Total............................................................ $639,940
                                                                        ========

8. Accrued Expenses

      Accrued expenses consists of the following:

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            -------- ----------
Accrued compensation and benefits.......................... $ 90,833 $  454,230
Accrued marketing costs....................................       --    446,334
Other......................................................  297,692    922,843
                                                            -------- ----------
                                                            $388,525 $1,823,407
                                                            ======== ==========

                          INTERNET CAPITAL GROUP, INC.

9. Shareholders' Equity

      The Company's authorized capital stock consists of 130,000,000 shares of common stock, par value $.001 per share. The holders of common stock are entitled to one vote per share and are entitled to dividends as declared.

      Dividends may be restricted by the inability to liquidate ownership interests in Partner Companies to fund cash dividends and may be subject to the preferential rights of the holders of the Company's preferred stock, if any.

      The Company may establish one or more classes or series of preferred stock. The holders of the preferred stock may be entitled to preferences over common stock or shareholders with respect to dividends, liquidation, dissolution, or winding up of the Company, as established by the Company's Board of Directors. No preferred stock is authorized at December 31, 1998.

      Certain shareholders were granted registration rights which become effective after completion of a public offering.

      Shareholders' equity contributions are recorded when received. The Company issued 31,980,000 shares of common stock for net proceeds of $32 million in 1999. These shares had been subscribed for at December 31, 1998.

    Restricted Stock

      During 1996 and 1997, 12,054,034 and 1,513,216 shares of restricted common stock ("restricted stock") were granted, net of forfeitures, to employees, consultants and advisors at no cost as performance incentives. The restricted stock vests in equal annual installments over a five year period.

      At December 31, 1997 and 1998, the 13,567,250 shares of restricted stock had been granted at a weighted average fair value of $0.10 per share or an aggregate of $1.3 million based on independent valuations of the shares. These independent valuations took into account certain factors, primarily the restrictions on the ability of restricted shareholders to receive distributions of dividends or profits and the uncertainty of realization of any return from these shares. The $1.3 million of deferred compensation is classified as a reduction of shareholders' equity and is being amortized over the five-year vesting period. Compensation expense related to the restricted stock totaling $.1 million, $.2 million and $.3 million was recorded in 1996, 1997 and 1998, respectively.

    Stock Option Plans

      Incentive or non-qualified stock options may be granted to Company employees, directors and consultants under several stock option plans ("Plans"). Generally, the options vest over a four to five year period and expire eight to ten years after the date of grant. At December 31, 1998, the Company reserved 20,940,000 shares of common stock for possible future issuance under the Plans. VerticalNet and most Partner Companies also maintain their own stock option plans.

                          INTERNET CAPITAL GROUP, INC.

      The following table summarizes the activity of the Company's stock option plans:

                                                                     Weighted
                                                                     Average
                                                        Shares    Exercise Price
                                                      ----------  --------------
Outstanding at January 1, 1997.......................         --      $   --
Options granted......................................    188,000        0.50
Options canceled/forfeited...........................         --          --
                                                      ----------
Outstanding at December 31, 1997.....................    188,000        0.50
Options granted...................................... 12,094,000        1.00
Options canceled/forfeited...........................    (94,000)      (0.50)
                                                      ----------
Outstanding at December 31, 1998..................... 12,188,000      $ 1.00
                                                      ==========

      No options were issued by the Company in 1996. At December 31, 1997 there were no options exercisable under the Plans. At December 31, 1998 there were 11,750 options exercisable at $1.00 per share under the Plans.

      The following table summarizes information about stock options outstanding:

                                                             Weighted Average
                                     Number Outstanding at Remaining Contractual
              Exercise Price           December 31, 1998      Life (in Years)
              --------------         --------------------- ---------------------
      $0.50.........................          94,000                  7
      $1.00.........................      12,094,000                 10

      Included in the 1998 option grants are 994,000 stock options to non-employees. The fair value of these options of $.7 million was recorded as deferred compensation in 1998 and is being amortized over the five year vesting period. The fair value of these options was determined using the Black-Scholes method assuming a volatility of 80%, a dividend yield of 0%, an average expected option life of 5 years, and a risk-free interest rate of 5.2%.

      The Company applies APB 25 and related interpretations in accounting for its stock option plans. Had compensation cost been recognized pursuant to SFAS 123, the Company's net income (loss) would have been as follows:

                                                       Year Ended December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
Net income (loss)
  As reported......................................... $(6,579,628) $13,898,928
  SFAS 123 pro forma.................................. $(6,648,952) $13,436,582
Net income (loss) per share
  As reported......................................... $      (.10) $       .12
  SFAS 123 pro forma.................................. $      (.10) $       .12

      The per share weighted-average fair value of options issued by the Company during 1997 and 1998 was approximately $0.11 and $0.22, respectively.

                          INTERNET CAPITAL GROUP, INC.

      The following assumptions were used to determine the fair value of stock options granted to employees by the Company, its subsidiaries, and Partner Companies accounted for under the equity method using the minimum value option-price model:

      Dividend yield...................................................       0%
      Average expected option life..................................... 5 years
      Risk-free interest rate..........................................     5.2%

      In 1999 through May 7, 1999, the Company granted 7,169,000 options to employees and non-employees at exercise prices ranging from $1.00 to $2.44.

10. Related Parties

      The Company provides strategic and operational support to its Partner Companies in the normal course of its business. These services are generally provided by the Company's employees, members of its Advisory Board and Board of Directors and outside consultants. The costs related to employees are paid by the Company and are reflected by the Company in general and administrative expenses of the General ICG Operations segment. Members of the Company's Advisory Board and Board of Directors are generally compensated with stock options in the Company which are accounted for in accordance with Statement of Financial Accounting Standards No. 123 with any expense related to these options included in general and administrative expenses of the General ICG Operations segment. The costs of outside consultants are generally paid directly by the Partner Company.

      A principal shareholder satisfied a portion of its initial 1996 funding commitment by contributing its interests valued at $6.1 million in the securities of a Partner Company. As this shareholder controlled the Company at the time of the transfer, the shareholder's cost basis in the shares of the Partner Company ($1.1 million), together with a $.5 million equity contribution made by the Company, comprise the Company's cost basis in the Partner Company.

      The Company entered into various cost sharing arrangements with the same principal shareholder during 1996, 1997, and 1998, whereby the Company reimbursed, under fair market terms, this shareholder for certain operational expenses. The amounts incurred for such items were $.1 million, $.1 million and $.2 million in 1996, 1997, and 1998, respectively.

      The Company loaned an officer $.1 million during 1998, evidenced by a term note with an interest rate of prime plus 1% (8.75% at December 31, 1998) to purchase a portion of the Company's interest in a Partner Company at the Company's cost. This note was repaid in January 1999 and is included in other current assets in the December 31, 1998 Consolidated Balance Sheets.

      In September 1998 the Company entered into a $.2 million one-year consulting contract with a Partner Company.

      The Company shares certain acquisition rights with certain of its principal shareholders whereby these shareholders have the ability to purchase a portion of the Company's interest in certain Partner Companies. During 1998 and 1999, one shareholder exercised this right and acquired a portion of the Company's interest in or advances to three Partner Companies for cash of $3.0 million and assumption of $.4 million of a payable to a Partner Company. At the time of the transactions, there was no difference between the consideration received and the Company's cost basis of the ownership interest or advance sold. The agreement under which these rights are exercisable will terminate automatically upon an initial public offering.

                          INTERNET CAPITAL GROUP, INC.

      Certain executives of the Company and its Partner Companies have the option to purchase a portion of the Company's ownership interest in various Partner Companies at the Company's cost.

11. Segment Information

      In 1998, the Company adopted SFAS 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required. The Company's reportable segments consist of Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet for the periods ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998, (unaudited), and AgProducer, Breakaway Solutions, EmployeeLife.com and iParts for the period from acquisition in 1999 through September 30, 1999, (unaudited), and recording the Company's share of earnings and losses of Partner Companies accounted for under the equity method. VerticalNet's operations include creating and operating industry-specific trade communities on the Internet. Breakaway Solutions' operations include implementation of various computer applications. AgProducer, EmployeeLife.com and iParts are development stage companies that have generated negligible revenue since their inception. Partner Companies accounted for under the equity method of accounting operate in various Internet-related businesses. General ICG Operations represents the expenses of providing strategic and operational support to the Internet-related Partner Companies, as well as the related administrative costs related to such expenses. General ICG Operations also includes the effect of transactions and other events incidental to the Company's general operations and the Company's ownership interests in and advances to Partner Companies. The Company's and Partner Companies' operations were principally in the United States of America during 1996, 1997, 1998 and 1999, (unaudited).

                          INTERNET CAPITAL GROUP, INC.

      The following summarizes information related to the Company's segments. All significant intersegment activity has been eliminated. Assets are owned or allocated assets used by each operating segment.

                         March 4, 1996                                  (Unaudited)
                          (Inception)                                Nine Months Ended
                            Through    Year Ended December 31,         September 30,
                         December 31,  -------------------------  -------------------------
                             1996         1997          1998         1998          1999
                         ------------- -----------  ------------  -----------  ------------
Partner Company
 Operations
Revenue.................  $   285,140  $   791,822  $  3,134,769  $ 1,861,799  $ 14,783,096
                          -----------  -----------  ------------  -----------  ------------
Operating expenses
 Cost of revenue........      427,470    1,767,017     4,642,528    2,898,700     7,424,594
 Selling, general and
  administrative........      560,077    3,688,488    12,001,245    7,312,682    18,267,184
                          -----------  -----------  ------------  -----------  ------------
 Total operating
  expenses..............      987,547    5,455,505    16,643,773   10,211,382    25,691,778
                          -----------  -----------  ------------  -----------  ------------
                             (702,407)  (4,663,683)  (13,509,004)  (8,349,583)  (10,908,682)
 Other income (expense),
  net...................          --           --            --           --         27,607
 Interest income........        7,491       10,999       212,130      164,535        85,946
 Interest expense.......      (13,931)    (126,105)     (297,401)    (149,369)      (53,969)
                          -----------  -----------  ------------  -----------  ------------
 Income (loss) before
  income taxes, minority
  interest and equity
  income (loss).........     (708,847)  (4,778,789)  (13,594,275)  (8,334,417)  (10,849,098)
 Income taxes...........          --           --            --           --            --
 Minority interest......      427,185     (106,411)    5,381,640    2,699,112     4,133,057
 Equity income (loss)...     (514,540)     106,298    (5,868,887)  (3,969,734)  (49,141,961)
                          -----------  -----------  ------------  -----------  ------------
Loss from Partner
 Company Operations.....  $  (796,202) $(4,778,902) $(14,081,522) $(9,605,039) $(55,858,002)
                          ===========  ===========  ============  ===========  ============
General ICG Operations
 General and
  administrative........  $ 1,360,821  $ 2,054,118  $  3,512,586  $ 2,516,912  $ 12,735,334
                          -----------  -----------  ------------  -----------  ------------
 Other income, net......          --           --     30,483,177   23,514,321    46,973,584
 Interest income, net...       94,538      253,392     1,009,859      498,486     2,374,469
                          -----------  -----------  ------------  -----------  ------------
 Income (loss) from
  General ICG Operations
  before income taxes...   (1,266,283)  (1,800,726)   27,980,450   21,495,895    36,612,719
 Income taxes...........          --           --            --           --     12,840,423
                          -----------  -----------  ------------  -----------  ------------
 Income (loss) from
  General ICG
  Operations............  $(1,266,283) $(1,800,726) $ 27,980,450  $21,495,895  $ 49,453,142
                          ===========  ===========  ============  ===========  ============

                          INTERNET CAPITAL GROUP, INC.

                                                December 31,       (Unaudited)
                                           -----------------------  September
                                              1997        1998       30, 1999
                                           ----------- ----------- ------------
Assets
Partner Company Operations
  Carrying value of equity method Partner
   Companies.............................. $ 1,200,210 $21,311,324 $120,034,751
  Other...................................   2,104,087  12,342,975   57,608,628
                                           ----------- ----------- ------------
                                             3,304,297  33,654,299  177,643,379
General ICG Operations
  Cash and cash equivalents...............   5,212,745  21,178,055  173,658,018
  Carrying value of cost method Partner
   Companies..............................  22,844,870  38,180,616   48,655,628
  Other...................................     119,104   3,773,005   70,270,344
                                           ----------- ----------- ------------
                                            28,176,719  63,131,676  292,583,990
                                           ----------- ----------- ------------
                                           $31,481,016 $96,785,975 $470,227,369
                                           =========== =========== ============

12. Parent Company Financial Information

      The Company's consolidated financial statements reflect VerticalNet accounted for under the consolidation method of accounting from the Company's inception in March 1996 through December 31, 1998 (audited) and under the equity method of accounting for the nine months ended September 30, 1999 (unaudited). The Company's consolidated financial statements for the nine months ended September 30, 1999 reflect AgProducer, Breakaway Solutions, EmployeeLife.com and iParts ("1999 Consolidated Companies") accounted for under the consolidation method of accounting (unaudited).

      Parent company financial information is provided to present the financial position and results of operations of the Company as if VerticalNet and the 1999 Consolidated Companies were accounted for under the equity method of accounting for all periods presented during which the Company owned its ownership interest in each company. The Company's share of VerticalNet's and the 1999 Consolidated Companies' losses is included in "Equity income (loss)" in the Parent Company Statements of Operations for all periods presented based on the Company's ownership percentage in each period. The losses recorded in excess of carrying value of VerticalNet at December 31, 1997 and 1998 are included in "Non-current liabilities" and the carrying value of VerticalNet and the 1999 Consolidated Companies as of September 30, 1999 is included in "Ownership interests in and advances to Partner Companies" in the Parent Company Balance Sheets. The September 30, 1999 Parent Company Balance Sheet and the Parent Company Statements of Operations for the nine months ended September 30, 1998 and 1999 are unaudited.

Parent Company Balance Sheets

                                                December 31,       (Unaudited)
                                           -----------------------  September
                                              1997        1998       30, 1999
                                           ----------- ----------- ------------
Assets
  Current assets.......................... $ 5,245,064 $21,596,575 $194,524,991
  Ownership interests in and advances to
   Partner Companies......................  24,045,080  59,491,940  187,997,023
  Other...................................      86,785   3,354,485   49,403,371
                                           ----------- ----------- ------------
    Total assets..........................  29,376,929  84,443,000  431,925,385
Liabilities and shareholders' equity
  Current liabilities.....................     318,729   2,082,463   13,408,788
  Non-current liabilities.................   2,423,525   1,636,159          --
  Shareholders' equity....................  26,634,675  80,724,378  418,516,597
                                           ----------- ----------- ------------
    Total liabilities and shareholders'
     equity............................... $29,376,929 $84,443,000 $431,925,385
                                           =========== =========== ============

                          INTERNET CAPITAL GROUP, INC.

Parent Company Statements of Operations

                                                                          (Unaudited)
                                                                       Nine Months Ended
                                         Year Ended December 31,         September 30,
                                         -------------------------  ------------------------
                          March 4, 1996
                          (Inception) to
                           December 31,
                               1996         1997          1998         1998         1999
                          -------------- -----------  ------------  -----------  -----------
Revenue.................   $        --   $        --  $         --  $        --  $        --
                           -----------   -----------  ------------  -----------  -----------
Operating expenses
  General and
   administrative.......     1,360,821     2,054,118     3,512,586    2,516,912   12,735,334
                           -----------   -----------  ------------  -----------  -----------
  Total operating
   expenses.............     1,360,821     2,054,118     3,512,586    2,516,912   12,735,334
                           -----------   -----------  ------------  -----------  -----------
                            (1,360,821)   (2,054,118)   (3,512,586)  (2,516,912) (12,735,334)
Other income, net.......            --            --    30,483,177   23,514,321   46,973,584
Interest income, net....        94,538       253,392     1,009,859      498,486    2,374,469
                           -----------   -----------  ------------  -----------  -----------
Income (loss) before
 income taxes and equity
 income (loss)..........    (1,266,283)   (1,800,726)   27,980,450   21,495,895   36,612,719
Income taxes............            --            --            --           --   12,840,423
Equity income (loss)....      (796,202)   (4,778,902)  (14,081,522)  (9,605,039) (55,858,002)
                           -----------   -----------  ------------  -----------  -----------
Net income (loss).......   $(2,062,485)  $(6,579,628) $ 13,898,928  $11,890,856  $(6,404,860)
                           ===========   ===========  ============  ===========  ===========


13. Supplemental non-cash financing and investing activities

      During the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 (unaudited), the Company converted $1.4 million, $1.8 million and $6.4 million, respectively, of advances to Partner Companies into ownership interests in Partner Companies.

      During the year ended December 31, 1998, the Company exchanged all of its holdings in Matchlogic and Wisewire for shares of Excite and Lycos, respectively (Note 15).

      Interest paid in the periods ended December 31, 1997 and 1998 was $.l million and $.2 million, respectively.

      The Company paid no income taxes in 1996, 1997 and 1998 due to its tax status as an LLC.

      In 1998, the Company acquired an ownership interest in a Partner Company in exchange for a $1.7 million note payable. The note is payable in two equal installments through June 1999, does not bear interest and is secured with the acquired stock of the Partner Company. In March 1999, a shareholder of the Company assumed $.4 million of this note.

14. Defined Contribution Plan

      In 1997, the Company established a defined contribution plan that covers all of its employees. Participants may contribute 1% to 15% of pre-tax compensation, as defined. The Company may make discretionary contributions to the plan but has never done so.

                         INTERNET CAPITAL GROUP, INC.

15. Other Income

     Other income consists of the following for the year ended December 31, 1998:

   Sale of Matchlogic to Excite.................................... $12,822,162
   Sale of Excite holdings.........................................  16,813,844
   Sale of WiseWire to Lycos.......................................   3,324,238
   Sale of Lycos holdings..........................................   1,471,907
   Partner Company impairment charges..............................  (3,948,974)
                                                                    -----------
                                                                    $30,483,177
                                                                    ===========

     Gains on sales of Partner Companies and available-for-sale securities are determined using average cost.

     In February 1998, the Company exchanged all of its holdings in MatchLogic for 763,820 shares of Excite. The fair market value of the Excite shares received of $14.3 million on the date of exchange was used to determine the gain of $12.8 million. Throughout the remainder of 1998, the Company sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and $16.8 million of gains.

     In April 1998, the Company exchanged all of its holdings in WiseWire for 191,922 shares of Lycos, Inc. The fair market value of the Lycos shares received of $5.3 million on the date of exchange was used to determine the gain of $3.3 million. Throughout the remainder of 1998, the Company sold 169,548 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

     In December 1998 the Company recorded an impairment charge of $1.9 million for the decrease in value of one of its Partner Companies accounted for under the cost method of accounting as a result of selling the Partner Company interest below its carrying value. The Company had acquired its ownership interest in the Partner Company during 1996 and 1997. In December 1998, the Partner Company agreed to be acquired by an independent third party. The transaction was completed in January 1999. The impairment charge the Company recorded was determined by calculating the difference between the proceeds it received from the sale and its carrying value.

     For the year ended December 31, 1998 and the nine months ended September 30, 1999, the Company recorded impairment charges of $2.0 million and $5.3 million (unaudited), respectively, for the other than temporary decline in the fair value of a cost method Partner Company. From the date of its initial acquisition of an ownership interest in this Partner Company through December 31, 1998, the Company's funding to this Partner Company represented all of the outside capital the company had available to fund its net losses and capital asset requirements. During the nine months ended September 30, 1999 the Company fully guaranteed the Partner Company's new bank loan and agreed to provide additional funding. The Company acquired an additional ownership interest in this Partner Company for $5.0 million in April 1999. The impairment charges the Company recorded were determined by the decrease in net book value of the Partner Company caused by its net losses which were funded entirely based on the Company's funding and bank guarantee. Given its continuing losses, the Company will continue to determine and record impairment charges in a similar manner for this Partner Company until the status of its financial position improves.

16. Commitments and Contingencies

     The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to

                          INTERNET CAPITAL GROUP, INC.

these actions will not materially affect the financial position, results of operations or cash flows of the Company and its subsidiaries.

      In connection with its ownership interests in certain Partner Companies, the Company guaranteed $3.2 million of bank loan and other commitments and has committed capital of $2 million to an existing Partner Company to be funded in 1999.

      The Company and VerticalNet lease their facilities under operating lease agreements expiring through 2004. Future minimum lease payments as of December 31, 1998 under the leases are as follows:

      1999............................................................. $385,316
      2000.............................................................  402,565
      2001.............................................................  266,970
      2002.............................................................  239,984
      2003.............................................................  246,274
      Thereafter.......................................................  103,385

      Rent expense under the noncancelable operating leases was approximately $.1 million and $.3 million for the years ended December 31, 1997 and 1998, respectively.

      Because many of its Partner Companies are not majority-owned subsidiaries, changes in the value of the Company's interests in Partner Companies and the income or loss and revenue attributable to them could require the Company to register under the Investment Company Act unless it takes action to avoid being required to register. However, the Company believes it can take steps to avoid being required to register under the Investment Company Act which would not adversely affect its operations or shareholder value.

      On June 30, 1998, VerticalNet entered into a three year Sponsorship Agreement with Excite, Inc. (Excite). The Sponsorship Agreement provides for VerticalNet and Excite to sponsor and promote thirty co-branded Web pages and for each company to sell advertising on the Web pages. Excite has guaranteed a minimum number of advertising impressions for each of the three years. The agreement is cancelable by either party, as defined, and requires VerticalNet to pay Excite $0.9 million, $2.0 million and $3.0 million, respectively, in year one, two and three under the agreement. Such payments will be charged to expense as the advertising impressions are provided by Excite. In addition, each company will provide the other with $.2 million in barter advertising during the term of the Sponsorship Agreement. As of December 31, 1998, each company has satisfied the barter provisions under the Sponsorship Agreement.

      On January 19, 1999, VerticalNet entered into a one-year agreement with Compaq Computer Corporation (Compaq) and its Internet Web site known as AltaVista. The agreement provides for VerticalNet and AltaVista to sponsor and promote thirty-one co-branded Web pages. The agreement requires VerticalNet to pay Compaq $1.0 million over the term of the agreement based on the number of advertising impressions delivered. Such amount will be charged to expense as the advertising impressions are provided by AltaVista. In addition, each company will provide the other with $.3 million in barter advertising during the term of the agreement.

      VerticalNet has entered into non-cancelable obligations with several content service providers and Internet search engines. Under these agreements, exclusive of the Excite and AltaVista agreements discussed above, VerticalNet's obligations are as follows:

      1999........................................................... $1,488,734
      2000...........................................................     65,500

                          INTERNET CAPITAL GROUP, INC.

      VerticalNet has entered into employment agreements with several employees. The agreements are cancelable, but require severance upon termination. As of December 31, 1998, VerticalNet would be required to pay approximately $1 million in severance in the event that these employment agreements are canceled.

17. Fiscal 1999 Events

    Issuance of Common Stock

      The Company issued 31,980,000 shares of common stock for net proceeds of $32 million from January through March, 1999 (Note 9).

      In April 1999 the Company's Board of Directors authorized the acceptance of full recourse promissory notes from its employees and a director as consideration for exercising all or a portion of their vested and unvested stock options. The Company has the right, but not the obligation, to repurchase unvested shares under certain circumstances. The exercise of unvested options by the employees and director and the acceptance of promissory notes by the Company are in accordance with the terms of the Company's equity compensation plans and related option agreements. The Company's Board of Directors also approved loaning employees the funds, under the terms of full recourse promissory notes, to pay the income taxes that become due in connection with the option exercises.

    VerticalNet Initial Public Offering

      In February 1999, VerticalNet completed its initial public offering (IPO) of 8,050,000 shares of its common stock at $8.00 per share. Net proceeds to VerticalNet were approximately $58.3 million. As a result of the VerticalNet IPO, the Company recorded a gain in 1999 of approximately $28 million relating to the increase in the Company's share of VerticalNet's net equity.

    Tax Distribution

      In March 1999 the Company made a distribution of $10.7 million to former LLC members in accordance with the LLC agreements to satisfy the members' tax liabilities.

    Ownership Interests in and Advances to Partner Companies

      Through May 7, 1999, the Company expended approximately $60 million to acquire interests in or make advances to new and existing Partner Companies.

    Revolving Bank Credit Facility

      In April 1999, the Company entered into a $50 million revolving bank credit facility (Note 7).

    Convertible Subordinated Notes

      On May 5, 1999, the Company's Board of Directors authorized the issuance of up to $90 million of convertible subordinated notes. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. Prior to May 2000, the notes will automatically convert into shares of the Company's common stock at the initial public offering price upon consummation of an initial public offering or at the per share value of a private round of equity financing of at least $50 million. If the notes are

                          INTERNET CAPITAL GROUP, INC.

converted, all accrued interest is waived. The Company's Board of Directors also approved the issuance of warrants to the holders of these convertible notes to purchase shares of the Company's common stock. The warrant holders will be entitled to purchase the number of shares of the Company's common stock determined by dividing 20% of the principal amount of the notes by the price per share at which the notes are convertible. The warrants expire in May 2002.

                          INTERNET CAPITAL GROUP, INC.

               Pro Forma Condensed Combined Financial Statements
                             Basis of Presentation
                                  (Unaudited)

      During 1998 and 1999, the Company acquired significant minority ownership interests in 28 Partner Companies accounted for under the equity method of accounting. In October 1999, the Company acquired a majority ownership interest in Purchasing Solutions, Inc. In October 1999, Purchasing Solutions, Inc. acquired all of the assets of Purchasing Group, Inc. and Integrated Sourcing, LLC, two related businesses. In November 1999, the Company acquired a significant minority ownership interest in eMerge Interactive, Inc. for total purchase consideration of $48.2 million. All acquisitions have been accounted for using the purchase method of accounting. In addition, the Company deconsolidated VerticalNet, Inc. subsequent to December 31, 1998 and Breakaway Solutions, Inc. subsequent to September 30, 1999 due to the decrease in the Company's voting ownership percentage in each company from above to below 50%.

      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 gives effect to the acquisition of a significant minority ownership interest in eMerge Interactive, Inc., the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the deconsolidation of VerticalNet, Inc, the 1998 and 1999 acquisitions of significant minority ownership interests in 28 equity method Partner Companies, and the acquisition of the Company's ownership interest in Breakaway Solutions, Inc. as a company accounted for under the equity method as if the transactions had occurred on January 1, 1998. As Breakaway Solutions, Inc. was initially acquired in the first quarter of 1999, no pro forma adjustments to the 1998 financial statements are necessary to reflect its deconsolidation subsequent to September 30, 1999.

      The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 1999 gives effect to the acquisition of a significant minority ownership interest in eMerge Interactive, Inc., the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the 1999 acquisitions of significant minority ownership interests in 20 equity method Partner Companies, and the acquisition of the Company's ownership interest in Breakaway Solutions, Inc. as a company accounted for under the equity method as if the transactions had occurred on January 1, 1998. As VerticalNet, Inc. was deconsolidated in the first quarter of 1999, no pro forma adjustments to the consolidated statement of operations for the nine months ended September 30, 1999 are necessary to reflect its deconsolidation.

      The unaudited pro forma condensed combined balance sheet as of September 30, 1999 gives effect to the acquisition of a significant minority ownership interest in eMerge Interactive, Inc., the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the deconsolidation of Breakaway Solutions, Inc., and the acquisitions during the period from October 1, 1999 through December 2, 1999 of significant minority ownership interests in six new and eight existing equity method Partner Companies as if the transactions had occurred on September 30, 1999.

      The unaudited pro forma condensed combined financial statements have been prepared by the management of the Company and should be read in conjunction with the Company's historical consolidated financial statements contained elsewhere herein, and the historical consolidated financial statements of eMerge Interactive, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC which are included elsewhere herein. Since the unaudited pro forma financial statements which follow are based upon the financial condition and operating results of eMerge Interactive, Inc., Purchasing Solutions, Inc., Purchasing Group, Inc., Integrated Sourcing, LLC and the equity method Partner Companies acquired during periods when they were not under the control or management of the Company, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed on the pro forma dates reflected nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of the Company with Purchasing Solutions, Inc., Purchasing Group, Inc., Integrated Sourcing, LLC, eMerge Interactive, Inc. and the other equity method Partner Companies.

                          INTERNET CAPITAL GROUP, INC.

    Unaudited Pro Forma Condensed Combined Balance Sheet September 30, 1999

                           Internet
                           Capital       Breakaway     Pro Forma         Sub-       e-Merge       Pro Forma
                         Group, Inc.  Deconsolidation Adjustments       Total     Acquisition      Combined
                         ------------ --------------- ------------   ------------ ------------   ------------
Assets
Current Assets
 Cash and cash
  equivalents........... $186,137,151  $ (7,747,165)  $(92,788,485)b $ 79,347,251 $(27,000,000)a $ 52,347,251
                                                        (7,699,800)c
                                                         1,445,550 c
 Short-term
  investments...........   22,845,079            --             --     22,845,079           --     22,845,079
 Accounts receivable,
  less allowance for
  doubtful accounts.....    8,531,879    (8,531,879)     2,136,623 c    2,136,623           --      2,136,623
 Prepaid expenses and
  other current assets..    7,024,086    (5,077,192)     4,000,000 c    5,946,894           --      5,946,894
                         ------------  ------------   ------------   ------------ ------------   ------------
 Total current assets...  224,538,195   (21,356,236)   (92,906,112)   110,275,847  (27,000,000)    83,275,847
 Fixed assets, net......    6,169,802    (4,465,033)        55,626 c    1,760,395           --      1,760,395
 Ownership interests in
  and advances to
  Partner Companies.....  168,690,379            --     92,788,485 b  272,867,893   48,160,000 a  321,027,893
                                                        11,389,029 d
 Available-for-sale
  securities............   19,233,805            --             --     19,233,805           --     19,233,805
 Intangible assets,
  net...................   22,854,350   (13,731,600)    15,041,425 c   17,302,757           --     17,302,757
                                                        (6,861,418)d
 Deferred taxes.........   18,845,639            --             --     18,845,639           --     18,845,639
 Other..................    9,895,199      (274,641)            --      9,620,558           --      9,620,558
                         ------------  ------------   ------------   ------------ ------------   ------------
Total Assets............ $470,227,369  $(39,827,510)  $ 19,507,035   $449,906,894 $ 21,160,000   $471,066,894
                         ============  ============   ============   ============ ============   ============
Liabilities and
 Shareholders' Equity
Current Liabilities
 Current maturities of
  long-term debt........ $    735,885  $   (735,885)  $  4,141,625 c $  4,141,625           --   $  4,141,625
 Accounts payable.......    4,478,916    (3,720,060)     3,837,799 c    4,596,655           --      4,596,655
 Accrued expenses.......   10,336,185    (6,113,895)            --      4,222,290           --      4,222,290
 Notes payable to
  Partner Company.......           --            --             --             -- $ 21,160,000 a   21,160,000
 Deferred revenue.......      117,523      (117,523)            --             --           --             --
 Convertible note.......    8,499,942            --             --      8,499,942           --      8,499,942
                         ------------  ------------   ------------   ------------ ------------   ------------
 Total current
  liabilities...........   24,168,451   (10,687,363)     7,979,424     21,460,512   21,160,000     42,620,512
 Long-term debt.........    1,633,360    (1,633,360)     3,000,000 c    3,000,000           --      3,000,000
 Minority interest......   25,908,961            --      4,000,000 c    6,929,785           --      6,929,785
                                                       (22,979,176)d
Shareholders' Equity
 Total shareholders'
  equity................  418,516,597   (27,506,787)    27,506,787 d  418,516,597           --    418,516,597
                         ------------  ------------   ------------   ------------ ------------   ------------
Total Liabilities and
 Shareholders' Equity... $470,227,369  $(39,827,510)  $ 19,507,035   $449,906,894 $ 21,160,000   $471,066,894
                         ============  ============   ============   ============ ============   ============


    See notes to unaudited pro forma condensed combined financial statements

                          INTERNET CAPITAL GROUP, INC.

  Unaudited Pro Forma Condensed Combined Statement of Operations for the Year
                            Ended December 31, 1998

                            Internet
                            Capital       VerticalNet    Pro Forma                        eMerge       Pro Forma
                          Group, Inc.   Deconsolidation Adjustments       Sub-Total    Acquisition      Combined
                          ------------  --------------- ------------     ------------  ------------   ------------
Revenue                   $  3,134,769   $ (3,134,769)     6,455,747 f   $  6,455,747            --   $  6,455,747
                          ------------   ------------   ------------     ------------  ------------   ------------
Operating Expenses
 Cost of revenue........     4,642,528     (4,642,528)            --               --            --             --
 Selling, general and
  administrative........    15,513,831    (12,001,245)     7,853,901 f     11,366,487            --     11,366,487
                          ------------   ------------   ------------     ------------  ------------   ------------
 Total operating
  expenses..............    20,156,359    (16,643,773)     7,853,901       11,366,487            --     11,366,487
                          ------------   ------------   ------------     ------------  ------------   ------------
                           (17,021,590)    13,509,004     (1,398,154)      (4,910,740)           --     (4,910,740)
Other income, net.......    30,483,177             --             --       30,483,177            --     30,483,177
Interest income.........     1,305,787       (212,130)        16,506 f      1,110,163            --      1,110,163
Interest expense........      (381,199)       297,401             --          (83,798)   (1,840,000)e   (1,923,798)
                          ------------   ------------   ------------     ------------  ------------   ------------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........    14,386,175     13,594,275     (1,381,648)      26,598,802    (1,840,000)    24,758,802
Income taxes............            --             --             -- h             --            -- h           --
Minority interest.......     5,381,640             --     (4,828,981)f,j      552,659            --        552,659
Equity income (loss)....    (5,868,887)            --    (69,643,833)g    (75,512,720)  (14,309,948)e  (89,822,668)
                          ------------   ------------   ------------     ------------  ------------   ------------
Net Income (Loss).......  $ 13,898,928   $ 13,594,275   $(75,854,462)    $(48,361,259) $(16,149,948)  $(64,511,207)
                          ============   ============   ============     ============  ============   ============
Net Income (Loss) Per
 Share
 Basic..................  $       0.12                                                                $      (0.57)
 Diluted................  $       0.12                                                                $      (0.57)
Weighted Average Shares
 Outstanding
 Basic..................   112,204,578                                                                 112,204,578
 Diluted................   112,298,578                                                                 112,204,578

  Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine
                        Months Ended September 30, 1999

                            Internet
                            Capital        Breakaway     Pro Forma                        eMerge       Pro Forma
                          Group, Inc.   Deconsolidation Adjustments       Sub-Total    Acquisition      Combined
                          ------------  --------------- ------------     ------------  ------------   ------------
Revenue                   $ 14,783,096   $(14,743,431)     7,146,689 f      7,186,354            --   $  7,186,354
                          ------------   ------------   ------------     ------------  ------------   ------------
Operating Expenses
 Cost of revenue........     7,424,594     (7,038,070)            --          386,524            --        386,524
 Selling, general and
  administrative........    31,002,518    (14,722,352)     5,002,096 f,j   21,282,262            --     21,282,262
                          ------------   ------------   ------------     ------------  ------------   ------------
 Total operating
  expenses..............    38,427,112    (21,760,422)     5,002,096       21,668,786            --     21,668,786
                          ------------   ------------   ------------     ------------  ------------   ------------
                           (23,644,016)     7,016,991      2,144,593      (14,482,432)           --    (14,482,432)
Other income, net.......    47,001,191        (27,607)        15,348 f     46,988,932            --     46,988,932
Interest income.........     4,176,770        (59,510)            --        4,117,260            --      4,117,260
Interest expense........    (1,770,324)        53,969             --       (1,716,355)           --     (1,716,355)
                          ------------   ------------   ------------     ------------  ------------   ------------
Income (Loss) Before
 Income Taxes, Minority
 Interest and Equity
 Income (Loss)..........    25,763,621      6,983,843      2,159,941       34,907,405            --     34,907,405
Income taxes............    12,840,423             --     10,963,208 f,i   23,803,631     4,269,730 e   28,073,361
Minority interest.......     4,133,057             --     (3,412,725)f,j      720,332            --        720,332
Equity income (loss)....   (49,141,961)            --    (37,478,308)g,j  (86,620,269)  (12,199,229)e  (98,819,498)
                          ------------   ------------   ------------     ------------  ------------   ------------
Net Income (Loss).......  $ (6,404,860)  $  6,983,843   $(27,767,884)    $(27,188,901) $ (7,929,499)  $(35,118,400)
                          ============   ============   ============     ============  ============   ============
Net Income Per Share
 Basic..................  $      (0.03)                                                               $      (0.19)
 Diluted................  $      (0.03)                                                               $      (0.19)
Weighted Average Shares
 Outstanding
 Basic..................   185,103,758                                                                 185,103,758
 Diluted................   185,103,758                                                                 185,103,758

   See notes to unaudited pro forma condensed combined financial statements.

                          INTERNET CAPITAL GROUP, INC.

           Notes to Pro Forma Condensed Combined Financial Statements
                                  (Unaudited)

1 . Basis of presentation

      The unaudited pro forma condensed combined balance sheet as of September 30, 1999 gives effect to the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the acquisition of a significant minority ownership interest in eMerge Interactive, Inc. in November 1999, the deconsolidation of Breakaway Solutions, Inc., and the acquisition of significant minority ownership interests in six new and eight existing equity method Partner Companies as if the transactions had occurred on September 30, 1999.

      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 gives effect to the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the acquisition of a significant minority ownership interest in eMerge Interactive, Inc., the deconsolidation of VerticalNet, Inc., the 1998 and 1999 acquisitions of significant minority ownership interests in 28 equity method Partner Companies, and the acquisition of the Company's ownership interest in Breakaway Solutions, Inc. as a company accounted for under the equity method as if the transactions had occurred on January 1, 1998.

      The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 1999 gives effect to the acquisitions of Purchasing Solutions, Inc., Purchasing Group, Inc. and Integrated Sourcing, LLC, the acquisition of a significant minority ownership interest in eMerge Interactive, Inc., the deconsolidation of Breakaway Solutions, Inc., the 1999 acquisitions of significant minority ownership interests in 20 equity method Partner Companies and the acquisition of the Company's ownership interest in Breakaway Solutions, Inc. as a company accounted for under the equity method, as if the transactions had occurred on January 1, 1998.

      The effects of the acquisitions have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill or other indentifiable intangibles. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as the Company and Purchasing Solutions, Inc. finalize their allocations of purchase price in accordance with generally accepted accounting principles.

2. Pro Forma Balance Sheet Adjustments

      The pro forma balance sheet adjustments as of September 30, 1999 reflect:

    (a) The acquisition in November 1999 of a significant minority ownership interest in eMerge Interactive, Inc. for $48.2 million consisting of $27.0 million in cash and a $21.2 million note payable due in one year, net of imputed interest discount of $1.8 million.

    (b) The acquisition during the period from October 1, 1999 through December 2, 1999 of new and additional significant minority ownership interests in equity method Partner Companies for aggregate cash consideration of $92.8 million.

    (c) The acquisition of Purchasing Group, Inc. and Integrated Sourcing, LLC for $7.7 million in cash, $6.0 million in a note payable, $1.1 million in other debt, $0.2 million of assumed net liabilities and $0.2 million in common stock of Purchasing Solutions, Inc. The total purchase price of approximately $15.2 million was allocated as follows: cash--$1.4 million, net receivables--$2.1 million, fixed and other assets--$0.1 million, accounts payables and accruals--$3.8 million and

                         INTERNET CAPITAL GROUP, INC.

                                  (Unaudited)

       goodwill and intangibles--$15.0 million. Additionally, approximately $4.0 million is due from another investor and is reflected as both an other asset and minority interest.

    (d) The elimination of $27.5 million for the equity accounts of Breakaway Solutions, Inc. and the reclassification of the Company's carrying value of its ownership interest of $11.4 million in Breakaway Solutions, Inc. to the equity method of accounting from consolidation.

3. Pro Forma Statements of Operations Adjustments

      The pro forma statements of operations adjustments for the year ended December 31, 1998 and the nine months ended September 30, 1999 consist of:

    (e) Equity income (loss) has been adjusted to reflect the Company's acquisition of a significant minority ownership interest in eMerge Interactive, Inc. and the related interest in the income (loss) and amortization of the difference in the Company's carrying value and ownership interest in the underlying net equity of eMerge Interactive, Inc. over an estimated useful life of three years. For the year ended December 31, 1998 and the nine months ended September 30, 1999, equity income (loss) of $14.3 million and $12.2 million includes $2.4 million and $3.3 million, respectively, of equity income (loss), and $11.9 million and $8.9 million, respectively, in amortization of the difference between cost and equity in net assets. For the nine months ended September 30, 1999, income tax benefit has been adjusted $4.3 million to reflect the tax effect of the eMerge Interactive, Inc. pro forma adjustments. Additionally, $1.8 million of interest expense is reflected during the year ended December 31, 1998 relating to the imputed interest discount on the $23.0 million non-interest bearing note. No interest expense is reflected in 1999 as the note is payable in one year (assumed from January 1, 1998).

    (f) Reflects additional revenue of $6.5 million and $7.1 million, general and administrative expenses of $7.9 million and $7.3 million (net of excess executive compensation of approximately $3.0 million and $3.5 million for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively), other income of $16,506 and $15,348, income tax of $0 and $(34,998), and minority interest of $(552,659) and $(25,998) related to the acquisitions of Purchasing Group, Inc. and Integrated Sourcing, LLC. Included in general and administrative expenses is approximately $5.0 million and $3.8 million of goodwill amortization during the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively, relating to these acquisitions.

    (g) Equity income (loss) has been adjusted by $69.6 million and $35.2 million to reflect the Company's ownership interests in the income
        (loss) of the equity method Partner Companies and the amortization of the difference in the Company's carrying value in the Partner Companies and the Company's ownership interest in the underlying net equity of the Partner Companies over an estimated useful life of three years. For the year ended December 31, 1998 and the nine months ended September 30, 1999, equity income (loss) includes $24.4 million and $12.5 million, respectively, of equity income (loss) and $45.2 million and $22.7 million, respectively, in amortization of the difference between cost and equity in net assets.

    (h) No income tax provision is required in 1998 due to the Company's tax status as an LLC.

                          INTERNET CAPITAL GROUP, INC.

                                  (Unaudited)

    (i) Income tax benefit has been adjusted $10.9 million for the nine months ended September 30, 1999 to reflect the tax effect of the pro forma adjustments.

    (j) Reflects elimination of $5.4 million and $3.4 million for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively, related to VerticalNet, Inc. and Breakaway Solutions, Inc. upon their deconsolidation, and the reclass of $2.3 million of amortization of goodwill related to the Company's acquisition of Breakaway Solutions, Inc. from selling, general and administrative expense to equity income (loss) upon its deconsolidation.

                          Independent Auditors' Report

The Board of Directors
Applica Corporation:

We have audited the accompanying balance sheet of Applica Corporation (the "Company"), a development-stage company, as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows from September 24, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applica Corporation at December 31, 1998 and the results of its operations and its cash flows from September 24, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Boston, Massachusetts
June 30, 1999

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                                 Balance Sheet
                               December 31, 1998

                               Assets
Current assets:
  Cash............................................................... $474,205
  Subscriptions receivable...........................................    3,000
                                                                      --------
    Total current assets.............................................  477,205
                                                                      --------
Property and equipment, net..........................................   43,259
Deposits.............................................................    7,332
                                                                      --------
    Total assets..................................................... $527,796
                                                                      ========
                Liabilities and Stockholders' Equity
Accounts payable..................................................... $ 61,775
                                                                      --------
    Total liabilities................................................   61,775
                                                                      --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock $.001 par value, 5,000,000 shares authorized,
   500,000 shares issued and outstanding (liquidation preference of
   $500,000).........................................................  500,000
  Common stock $.001 par value, 10,000,000 shares authorized,
   3,000,000 shares issued and outstanding...........................    3,000
  Deficit accumulated during development stage.......................  (36,979)
                                                                      --------
    Total stockholders' equity.......................................  466,021
                                                                      --------
    Total liabilities and stockholders' equity....................... $527,796
                                                                      ========



                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                            Statement of Operations
         From September 24, 1998 (inception) through December 31, 1998

Operating expenses:
  Organization costs................................................ $  25,911
  Occupancy.........................................................     7,331
  Depreciation......................................................     1,483
  Other.............................................................     2,254
                                                                     ---------
    Total operating expenses........................................    36,979
                                                                     ---------
    Net loss........................................................ $ (36,979)
                                                                     =========
Net loss per share--basic and diluted............................... $   (0.01)
                                                                     =========
Weighted average shares outstanding................................. 3,000,000
                                                                     =========




                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                       Statement of Stockholders' Equity

                                                             Deficit
                                                           Accumulated
                         Preferred Stock    Common Stock     During        Total
                         ---------------- ---------------- Development Stockholders'
                         Shares   Amount   Shares   Amount    Stage       Equity
                         ------- -------- --------- ------ ----------- -------------
Balance, September 24,
 1998...................      --       --        --     --        --           --
Subscription of common
 stock..................      -- $     -- 3,000,000 $3,000  $     --     $  3,000
Issuance of preferred
 stock.................. 500,000  500,000        --     --        --      500,000
Net loss................      --       --        --     --   (36,979)     (36,979)
                         ------- -------- --------- ------  --------     --------
Balance, December 31,
 1998................... 500,000 $500,000 3,000,000 $3,000  $(36,979)    $466,021
                         ======= ======== ========= ======  ========     ========






                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                            Statement of Cash Flows
         From September 24, 1998 (inception) through December 31, 1998

Cash flows from operating activities:
Net loss............................................................ $(36,979)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation......................................................    1,483
  Changes in operating assets and liabilities:
    Accounts payable................................................   61,775
    Deposits........................................................   (7,332)
                                                                     --------
    Net cash provided by operating activities.......................   18,947
                                                                     --------
Cash flows from investing activities:
Additions to property and equipment.................................  (44,742)
                                                                     --------
    Net cash used in investing activities...........................  (44,742)
                                                                     --------
Cash flows from financing activities:
Issuance of preferred stock.........................................  500,000
                                                                     --------
    Net cash provided by financing activities.......................  500,000
                                                                     --------
Net increase in cash................................................  474,205
Cash at beginning of period.........................................       --
                                                                     --------
Cash at end of period............................................... $474,205
                                                                     ========




                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                         Notes to Financial Statements

                               December 31, 1998

(1) The Company

      Applica Corporation (the "Company") was founded in September 1998 and provides application hosting services. The Company has experienced losses since inception and is subject to those risks associated with development-stage companies. Activities since inception have consisted of development of a business plan. Since inception and through December 31, 1998, the Company operated with no salaried employees. Therefore, recurring operating expenses, such as salaries and fringe benefits, are not reflected in the accompanying financial statements. Financial statements in subsequent periods will reflect salaries and fringe benefits.

      On March 25, 1999, the Company was acquired by Breakaway Solutions, Inc. (see note 7b).

(2) Summary of Significant Accounting Policies

    (a) Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (b) Impairment of Long-Lived Assets

      The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    (c) Property and Equipment

      Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years.

      Equipment under capital leases is stated at the net present value of minimum lease payments. Equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

    (d) Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                   Notes to Financial Statements--(Continued)

    (e) Loss Per Share

      In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. SFAS 128 requires the presentation of basic and diluted net loss per share for all periods presented. Basic net loss per share is based on the weighted average number of shares outstanding during the period. Diluted net loss per share reflects the per share effect of dilutive stock options and other dilutive common stock equivalents. As the Company is in a net loss position for the period ended December 31, 1998, common stock equivalents of 500,000 for the period ended December 31, 1998 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

    (f) Reporting Comprehensive Income

      In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. This statement requires that all components of comprehensive income (loss) be reported in the financial statements in the period in which they are recognized. For the period presented, comprehensive loss under SFAS 130 was equivalent to the Company's net loss reported in the accompanying statement of operations.

    (g) Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

(3) Property and Equipment

      At December 31, 1998, property and equipment consists of the following:

   Office equipment.................................................... $41,683
   Computer equipment..................................................   3,059
                                                                        -------
                                                                         44,742
   Less: accumulated depreciation......................................  (1,483)
                                                                        -------
     Property and equipment, net....................................... $43,259
                                                                        =======

(4) Preferred Stock

      The Company's stockholders have authorized 5,000,000 shares of Series A preferred stock. The Series A preferred stock is entitled to receive dividends at a rate of $.05 per share per annum. The Series A preferred stock is voting and is convertible into shares of common stock on a share-for-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A preferred stock has a liquidation preference of $1.00 per share. The Series A preferred stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualified public offering.

                              APPLICA CORPORATION
                         (A Development-Stage Company)

                   Notes to Financial Statements--(Continued)


(5) Income Taxes

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998, are as follows:

   Deferred tax assets:
     Intangible assets, principally due to differences in
      amortization................................................... $ 5,372
     Net operating loss carryforward.................................     195
                                                                      -------
       Total gross deferred tax assets...............................   5,567
                                                                      -------
   Valuation allowance...............................................  (5,567)
                                                                      -------
       Net deferred tax assets....................................... $    --
                                                                      =======

      The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

(6) Commitments and Contingencies

      The Company has entered into an operating lease for its office space which expires in August 1999. Future minimum rental commitments under the lease in 1999 are $36,000. The Company is currently exploring alternatives for new space.

(7) Subsequent Events

    (a) Loan Agreement

      On March 15, 1999, the Company entered into a Loan and Security Agreement with a Bank for a $150,000 equipment credit line which expires on June 15, 2002. This agreement terminated upon the purchase of the Company (see note 7b).

    (b) Agreement and Plan of Reorganization

      On March 25, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all of the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of 904,624 shares of Breakaway common stock.

                          Independent Auditors' Report

The Board of Directors Breakaway Solutions, Inc.:

We have audited the accompanying balance sheets of Breakaway Solutions, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Breakaway Solutions, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP


Boston, Massachusetts
June 30, 1999 except for Note 11
which is as of July 12, 1999
and Note 13 which is as of October 5, 1999

                           BREAKAWAY SOLUTIONS, INC.

                                 Balance Sheets

                                                December 31,
                                            ----------------------   March 31,
                                               1997        1998        1999
                                            ----------  ----------  -----------
                                                                    (Unaudited)
Assets
Current assets:
  Cash and cash equivalents................ $  879,136  $   16,954  $3,205,752
  Accounts receivable, net of allowance for
   doubtful accounts of $65,000, $131,000
   and $142,560 in 1997, 1998 and 1999,
   respectively............................    960,830   1,445,994   1,911,534
  Unbilled revenues on contracts...........    232,258     625,609     799,791
  Prepaid expenses.........................     27,858      46,211      72,381
  Advances to employees....................        --       13,273       7,855
                                            ----------  ----------  ----------
  Total current assets.....................  2,100,082   2,148,041   5,997,313
  Property and equipment, net..............    397,102     553,566     911,487
  Intangible assets, net ..................        --          --    1,437,974
  Cash surrender value of life insurance...        --          --       62,441
  Deposits.................................     35,726      40,877      30,528
                                            ----------  ----------  ----------
Total assets............................... $2,532,910  $2,742,484  $8,439,743
                                            ==========  ==========  ==========
Liabilities and Stockholders' Equity
Current Liabilities:
  Line of credit........................... $      --   $  425,743  $1,001,991
  Notes payable............................        --          --      141,629
  Long-term debt--current portion..........     10,417         --          --
  Capital lease obligation--current
   portion.................................    181,042     148,391     134,299
  Accounts payable.........................    246,060     814,074     298,347
  Accrued compensation and related
   benefits................................     84,349     178,191     397,210
  Accrued expenses.........................        --          --       68,111
  Accrued acquisition costs................        --          --      159,159
  Deferred revenue on contracts............        --      196,225      99,062
  Stockholder distributions payable........    434,843         --          --
                                            ----------  ----------  ----------
  Total current liabilities................    956,711   1,762,624   2,299,808
                                            ----------  ----------  ----------
  Capital lease obligation--long-term
   portion.................................     84,368      67,040     121,665
                                            ----------  ----------  ----------
  Total liabilities........................  1,041,079   1,829,664   2,421,473
                                            ----------  ----------  ----------
  Commitments and contingencies
Stockholders' equity:
  Series A preferred stock $.0001 par
   value, 5,853,000 shares authorized at
   December 31, 1998 and March 31, 1999,
   none issued and outstanding in 1997 and
   1998, 5,853,000 shares issued and
   outstanding in 1999 (liquidation
   preference of $8,291,945)...............        --          --          585
  Common stock $.000125 par value,
   80,000,000 shares authorized, 7,680,000
   shares issued in 1997 and 1998 and
   5,936,568 shares issued in 1999,
   6,412,800, 6,124,800 and 4,381,368
   shares outstanding in 1997, 1998 and
   1999, respectively......................        960         960         742
  Additional paid-in capital...............        --          --    6,252,488
  Less: Treasury stock, at cost............        (26)        (32)        (32)
  Retained earnings (deficit)..............  1,490,897     911,892    (235,513)
                                            ----------  ----------  ----------
  Total stockholders' equity...............  1,491,831     912,820   6,018,270
                                            ----------  ----------  ----------
Total liabilities and stockholders'
 equity.................................... $2,532,910  $2,742,484  $8,439,743
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                            Statements of Operations

                                                                    (Unaudited)
                                                                   Three Months
                              Years Ended December 31,            Ended March 31,
                          -----------------------------------  ----------------------
                             1996        1997        1998         1998        1999
                          ----------  ----------  -----------  ----------  ----------
Revenues................  $3,462,134  $6,118,058  $10,017,947  $2,124,132  $3,111,035
                          ----------  ----------  -----------  ----------  ----------
Operating expenses:
  Project personnel
   costs................   1,429,952   2,543,147    5,903,843   1,180,419   1,553,329
  Sales and marketing
   costs................       3,225      13,748       50,631       9,665     114,415
  General and
   administrative
   expenses.............   1,364,895   2,545,580    4,763,657     780,620   1,689,580
                          ----------  ----------  -----------  ----------  ----------
    Total operating
     expenses...........   2,798,072   5,102,475   10,718,131   1,970,704   3,357,324
                          ----------  ----------  -----------  ----------  ----------
    Income (loss) from
     operations.........     664,062   1,015,583     (700,184)    153,428    (246,289)
                          ----------  ----------  -----------  ----------  ----------
Other income (expense):
  Other income
   (expense)............          --          --      160,000      (3,021)     (6,994)
  Interest income.......       3,684      92,823       11,191       7,711      31,526
  Interest expense......     (28,557)    (32,725)     (43,127)     (1,348)    (13,756)
  Loss on disposal of
   equipment............     (20,780)     (2,030)      (3,055)         --          --
                          ----------  ----------  -----------  ----------  ----------
    Total other income
     (expense)..........     (45,653)     58,068      125,009       3,342      10,776
                          ----------  ----------  -----------  ----------  ----------
Income (loss) before
 income taxes...........     618,409   1,073,651     (575,175)    156,770    (235,513)
Income taxes............          --          --           --          --          --
                          ----------  ----------  -----------  ----------  ----------
Net income (loss).......  $  618,409  $1,073,651  $  (575,175) $  156,770  $ (235,513)
                          ==========  ==========  ===========  ==========  ==========
Net income (loss) per
 share:
  Basic and diluted.....  $     0.09  $     0.17  $     (0.09) $     0.02  $    (0.06)
Weighted average shares
 outstanding:
  Basic and diluted.....   6,641,306   6,412,800    6,340,208   6,412,800   3,758,548
Pro forma information
 (Unaudited) (note 9):
  Income (loss) before
   taxes, as reported...  $  618,409  $1,073,651  $  (575,175) $  156,770  $ (235,513)
  Pro forma income taxes
   (benefit)............     247,364     429,460     (195,560)     62,708     (80,074)
                          ----------  ----------  -----------  ----------  ----------
    Pro forma net income
     (loss).............  $  371,045  $  644,191  $  (379,615) $   94,062  $ (155,439)
                          ==========  ==========  ===========  ==========  ==========
Pro forma net income
 (loss) per share--basic
 and diluted............  $     0.06  $     0.10  $     (0.06) $     0.01     $ (0.04)
Pro forma weighted
 average shares
 outstanding............   6,641,306   6,412,800    6,340,208   6,412,800   3,758,548

                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                      Statements of Stockholders' Equity

                              Series A
                          Preferred Stock    Common Stock                   Treasury Stock
                          ---------------- ------------------              ------------------
                                                              Additional                       Retained       Total
                                                                Paid-in                        Earnings   Stockholders'
                           Shares   Amount   Shares    Amount   Capital      Shares    Amount (Deficit)      Equity
                          --------- ------ ----------  ------ -----------  ----------  ------ ----------  -------------
Balance, January 1,
 1996...................         --  $ --   7,680,000   $960  $        --          --   $ --  $  330,815   $   331,775
Purchase of treasury
 stock..................         --    --          --     --           --  (1,267,200)   (26)         --           (26)
Distributions to
 stockholders...........         --    --          --     --           --          --     --      (1,841)       (1,841)
Net income..............         --    --          --     --           --          --     --     618,409       618,409
                          ---------  ----  ----------   ----  -----------  ----------   ----  ----------   -----------
Balance, December 31,
 1996...................         --    --   7,680,000    960           --  (1,267,200)   (26)    947,383       948,317
Distributions to
 stockholders...........         --    --          --     --           --          --     --    (530,137)     (530,137)
Net income..............         --    --          --     --           --          --     --   1,073,651     1,073,651
                          ---------  ----  ----------   ----  -----------  ----------   ----  ----------   -----------
Balance, December 31,
 1997...................         --    --   7,680,000    960           --  (1,267,200)   (26)  1,490,897     1,491,831
Purchase of treasury
 stock..................         --    --          --     --           --    (288,000)    (6)         --            (6)
Distributions to
 stockholders...........         --    --          --     --           --          --     --      (3,830)       (3,830)
Net loss................         --    --          --     --           --          --     --    (575,175)     (575,175)
                          ---------  ----  ----------   ----  -----------  ----------   ----  ----------   -----------
Balance, December 31,
 1998...................         --    --   7,680,000    960           --  (1,555,200)   (32)    911,892       912,820
S Corporation
 termination............         --    --          --     --      911,892          --     --    (911,892)           --
Issuance of preferred
 stock..................  5,853,000   585          --     --    8,291,360          --     --          --     8,291,945
Repurchase and
 retirement of common
 stock..................         --    --  (2,523,600)  (315)  (4,468,665)         --     --          --    (4,468,980)
Issuance of common stock
 for acquired business..         --    --     723,699     90    1,417,908          --     --          --     1,417,998
Exercise of stock
 options................         --    --      56,469      7       99,993          --     --          --       100,000
Net loss................         --    --          --     --           --          --     --    (235,513)     (235,513)
                          ---------  ----  ----------   ----  -----------  ----------   ----  ----------   -----------
Balance, March 31, 1999
 (Unaudited)............  5,853,000  $585   5,936,568   $742  $ 6,252,488  (1,555,200)  $(32) $ (235,513)  $ 6,018,270
                          =========  ====  ==========   ====  ===========  ==========   ====  ==========   ===========

                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                            Statements of Cash Flows

                                                                (Unaudited)
                                   Years Ended              Three Months Ended
                                   December 31,                  March 31,
                          --------------------------------  --------------------
                            1996        1997       1998       1998       1999
                          ---------  ----------  ---------  --------  ----------
Net income (loss).......  $ 618,409   1,073,651   (575,175)  156,770    (235,513)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation and
  amortization..........     46,484     254,217    332,994    56,609     104,780
 Loss on disposal of
  fixed assets..........     20,780       2,030      3,055        --          --
Changes in operating
 assets and liabilities,
 net of impact of
 acquisition of
 business:
 Accounts receivable....   (361,107)   (471,676)  (485,164) (726,282)   (499,219)
 Unbilled revenues on
  contracts.............         --          --   (393,351)       --    (174,182)
 Inventory..............     12,831          --         --        --          --
 Prepaid and other
  assets................    (47,046)     69,096    (18,353)  (43,679)     (5,741)
 Accounts payable.......    (39,707)    222,239    568,014    84,707    (666,829)
 Accrued compensation
  and related benefits..         --      63,387     93,842   (83,478)    366,441
 Accrued expenses.......      1,500          --         --        --      68,111
 Deferred revenue on
  contracts.............    (77,070)         --    196,225        --     (97,163)
                          ---------  ----------  ---------  --------  ----------
 Net cash provided by
  (used in) operating
  activities............    175,074   1,212,944   (277,913) (555,353) (1,139,315)
                          ---------  ----------  ---------  --------  ----------
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........    (18,950)   (132,937)  (502,461)  (97,100)    (72,442)
 Proceeds from disposal
  of fixed assets.......         --      13,200      9,948        --          --
 Increase in cash
  surrender value of
  life insurance........         --          --         --        --     (62,441)
                          ---------  ----------  ---------  --------  ----------
 Net cash used in
  investing activities..    (18,950)   (119,737)  (492,513)  (97,100)   (134,883)
                          ---------  ----------  ---------  --------  ----------
Cash flows from
 financing activities:
 Proceeds from issuance
  of preferred stock....         --          --         --        --   8,291,945
 Proceeds from exercise
  of stock options......         --          --         --        --     100,000
 Repurchase and
  retirement of common
  stock.................         --          --         --        --  (4,468,980)
 Advances to employees..         --          --    (13,273)       --          --
 Repayments of advances
  to employees..........        163          --         --        --       5,418
 Payments on current
  portion of long-term
  debt..................         --          --    (10,417)   (3,125)         --
 Proceeds from
  (repayments of) credit
  line..................   (125,000)         --    425,743        --     576,248
 (Increase) decrease in
  deposits..............       (216)    (18,211)    (5,151)   (3,102)     17,681
 Distributions to
  stockholders..........     (1,841)    (95,750)  (438,673)       --          --
 Repurchase of treasury
  stock.................        (26)         --         (6)       --          --
 Payments of capital
  lease obligations.....    (38,813)   (184,224)   (49,979)   (6,522)    (59,316)
                          ---------  ----------  ---------  --------  ----------
 Net cash provided by
  (used in) financing
  activities............   (165,733)   (298,185)   (91,756)  (12,749)  4,462,996
                          ---------  ----------  ---------  --------  ----------
Net increase (decrease)
 in cash and cash
 equivalents............     (9,609)    795,022   (862,182) (665,202)  3,188,798
Cash and cash
 equivalents at
 beginning of period....     93,723      84,114    879,136   879,136      16,954
                          ---------  ----------  ---------  --------  ----------
Cash and cash
 equivalents at end of
 period.................  $  84,114     879,136     16,954   213,934   3,205,752
                          =========  ==========  =========  ========  ==========
Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest..............  $  28,557      32,725     43,127     1,348      13,756
                          =========  ==========  =========  ========  ==========
Supplemental disclosures
 of non-cash investing
 and financing
 activities:
 Capital lease
  obligations...........  $  42,742     331,511     13,720        --      99,849
                          =========  ==========  =========  ========  ==========
 Distributions payable
  to stockholders.......  $      --     434,843         --        --          --
                          =========  ==========  =========  ========  ==========
 Issuance of common
  stock in connection
  with acquisition of
  business..............  $      --          --         --        --   1,417,998
                          =========  ==========  =========  ========  ==========
Acquisition of business:
 Assets acquired........  $      --          --         --        --   1,903,567
 Liabilities assumed and
  issued................         --          --         --        --    (485,569)
 Common stock issued....         --          --         --        --  (1,417,998)
                          ---------  ----------  ---------  --------  ----------
 Net cash paid for
  acquisition of
  business..............  $      --          --         --        --          --
                          =========  ==========  =========  ========  ==========

                See accompanying notes to financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                         Notes To Financial Statements

                           December 31, 1997 and 1998
                         and March 31, 1999 (unaudited)

(1) The Company

      Breakaway Solutions, Inc. (the "Company"), formerly The Counsell Group, Inc., was established in 1992 to provide information technology consulting services to businesses. The Company specializes in designing, developing and implementing applications and business solutions for growing enterprises throughout the United States.

(2) Summary of Significant Accounting Policies

    (a) Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (b) Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    (c) Financial Instruments and Concentration of Credit Risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable and debt instruments.

      The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company's customers are headquartered primarily in North America. At December 31, 1997 and 1998, amounts due from three customers represented $503,750 or 40% and $683,149 or 33%, respectively, of total accounts receivable.

      The fair market values of cash and cash equivalents, accounts receivable and debt instruments at both December 31, 1997 and 1998 approximate their carrying amounts.

    (d) Property and Equipment

      Property and equipment are recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets which range from three to six years. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

                           BREAKAWAY SOLUTIONS, INC.

    (e) Intangible assets

      Intangible assets relate to the Company's purchase of its wholly owned subsidiary, Applica Corporation, on March 25, 1999 (see note 11c). Such costs are being amortized on a straight-line basis over five years, the period expected to be benefited. Intangible assets consisted of the following at March 31, 1999:

     Assembled workforce............................................ $  201,000
     Goodwill.......................................................  1,236,974
                                                                     ----------
                                                                      1,437,974
     Less: accumulated amortization.................................        --
                                                                     ----------
                                                                     $1,437,974
                                                                     ==========

    (f) Impairment of Long-Lived Assets

      The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    (g) Revenue Recognition

      Revenues pursuant to fixed-fee contracts are recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Revenues pursuant to time and material contracts are recognized as services are provided. Unbilled revenues on contracts are comprised of costs plus earnings. Billings in excess of costs plus earnings are classified as deferred revenues.

      Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined.

    (h) Project Personnel Costs

      Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

    (i) Income Taxes

      The Company was taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income. Massachusetts taxes profits on S Corporations with receipts exceeding $6,000,000.

      Effective January 1, 1999, the Company terminated its S Corporation election and is subject to corporate-level federal and certain additional state income taxes. Accordingly, the accompanying consolidated statements of operations include a pro forma income tax adjustment (see note 9) for the income taxes that would have been recorded if the Company had been a C Corporation for all periods presented.

    (j) Stock-Based Compensation

      The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. As permitted by SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock

                           BREAKAWAY SOLUTIONS, INC.

Issued to Employees, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at fair value at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on income
(loss) per share has been disclosed in the notes to the financial statements as required by SFAS 123 (see note 4c).

    (k) Net Income (Loss) Per Share

      In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. SFAS 128 requires the presentation of basic and diluted income (loss) per share for all periods presented. As the Company has been in a net loss position for the year ended December 31, 1998 and the three months ended March 31, 1999, common stock equivalents of 647,474 for the year ended December 31, 1998 and 859,558 for the three months ended March 31, 1999 were excluded from the diluted loss per share calculation as they would be antidilutive. There were no common stock equivalents outstanding in 1996 and 1997. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

    (l) Reporting Comprehensive Income

      Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. For each year reported, comprehensive income (loss) under SFAS 130 was equivalent to the Company's net income (loss) reported in the accompanying consolidated statements of operations.

    (m) Unaudited Interim Financial Information

      The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.

    (n) Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

(3) Property and Equipment

      Property and equipment consisted of the following at December 31:

                                                            1997        1998
                                                          ---------  ----------
   Computer equipment.................................... $ 578,724  $1,116,829
   Office equipment......................................        --      11,756
   Furniture and fixtures................................   134,490      70,481
                                                          ---------  ----------
                                                            713,214   1,199,066
   Less: accumulated depreciation and amortization.......  (316,112)   (645,500)
                                                          ---------  ----------
                                                          $ 397,102  $  553,566
                                                          =========  ==========

                           BREAKAWAY SOLUTIONS, INC.

      The cost and related accumulated amortization of property and equipment held under capital leases is as follows at December 31:

                                                             1997       1998
                                                           ---------  ---------
   Cost................................................... $ 400,297  $ 394,637
   Less: Accumulated amortization.........................  (157,593)  (332,053)
                                                           ---------  ---------
                                                           $ 242,704  $  62,584
                                                           =========  =========

(4) Capital Stock

    (a) Preferred Stock

      In October 1998, the Company's stockholders authorized 5,853,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is entitled to receive dividends at a rate of $.1136 per share, as and if declared. The Series A Convertible Preferred Stock is voting and is convertible into shares of common stock on a share-for-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A Convertible Preferred Stock has a liquidation preference of $1.41667 per share. The Series A Convertible Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering (see note 11a).

    (b) Stock Splits

      In June and December 1998, the Board of Directors approved a 2-for-1 and 3-for-1 stock split of the Company's common stock, respectively. All prior periods have been restated to reflect these stock splits effected as a recapitalization.

    (c) Stock Plan

      The Company's 1998 Stock Plan (the "Stock Plan") authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Stock Plan is 9,000,000 shares. The Stock Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock.

      Stock options granted under the Stock Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company).

                           BREAKAWAY SOLUTIONS, INC.

      A summary of the status of the Company's Stock Plan is presented below:

                                                            (Unaudited)
                                   Year Ended            Three Months Ended
                               December 31, 1998           March 31, 1999
                            ------------------------- -------------------------
                                          Weighted                  Weighted
                                          average                   average
Fixed options                Shares    exercise price  Shares    exercise price
-------------               ---------  -------------- ---------  --------------
Outstanding at beginning
 of period................         --      $  --      4,794,235      $1.25
  Granted.................  4,896,703       1.24      2,534,433       1.85
  Exercised...............         --         --        (56,469)      1.78
  Forfeited...............   (102,468)      0.76        (66,626)       .68
                            ---------      -----      ---------      -----
Outstanding at end of pe-
 riod.....................  4,794,235       1.25      7,205,573       1.46
                            =========                 =========
Options exercisable at end
 of period................  2,088,504                 2,451,941
                            =========                 =========

      The following table summarizes information about the Company's stock options outstanding at December 31, 1998:

                           Options outstanding         Options exercisable
                       ---------------------------- --------------------------
                                   Weighted average                Weighted
                         Number       remaining       Number       average
     Exercise prices   outstanding contractual life exercisable exercise price
     ---------------   ----------- ---------------- ----------- --------------
          $0.68         2,221,195      9.5 years     1,460,004      $0.68
           1.01           103,920     9.75 years        16,800       1.01
           1.79         2,469,120       10 years       611,700       1.79
                        ---------                    ---------
                        4,794,235     9.76 years     2,088,504       1.00
                        =========                    =========

      The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its Stock Plan, and, accordingly, compensation cost is recognized in the consolidated financial statements for stock options granted to employees only when the fair value on the grant date exceeds the exercise price. The Company granted no stock options during 1996 and 1997. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 for 1998 and 1999 grants, its net loss would have been increased to the pro forma amounts indicated below:

                                                                   (Unaudited)
                                                                   Three Months
                                                   Year Ended         Ended
                                                December 31, 1998 March 31, 1999
                                                ----------------- --------------
   Net loss:
     As reported...............................     $(575,175)      $(235,513)
                                                    =========       =========
     Pro forma.................................     $(686,864)      $(361,257)
                                                    =========       =========
   Loss per share:
     As reported...............................     $   (0.07)      $   (0.05)
                                                    =========       =========
     Pro forma.................................     $   (0.09)      $   (0.08)
                                                    =========       =========

                           BREAKAWAY SOLUTIONS, INC.

      The per share weighted average fair value of stock options granted during 1998 and 1999 was $0.50 and $0.75, respectively, on the date of grant, using the minimum value option-pricing model with the following weighted average assumptions used: no expected dividend yield, risk free interest rate of 7%, and expected life of ten years.

(5) Commitments and Contingencies

    (a) Operating Leases

      The Company leases its facilities under various operating leases expiring in 2002. Such leases include provisions that may require the Company to pay its proportionate share of operating costs, which exceed specific thresholds. Rent expense for the years ended December 31, 1996, 1997 and 1998 was $144,499, $203,511 and $576,509, respectively and $62,758 and $139,981 for the three-
months ended March 31, 1998 and 1999, respectively. Other income in 1998 consists primarily of a payment received by the Company in connection with the early termination of its existing office lease.

    (b) Capital Leases

      The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for two years, with annual interest at rates ranging from 5.4% to 15.68%. The leased equipment secures all leases.

      The following is a schedule of future minimum rental payments required under the above leases as of December 31, 1998:

                                                           Operating   Capital
                                                             leases    leases
                                                           ---------- ---------
   1999................................................... $  770,762 $ 168,253
   2000...................................................    702,665    72,118
   2001...................................................    720,518        --
   2002...................................................    488,280        --
                                                           ---------- ---------
                                                           $2,682,225   240,371
                                                           ==========
   Less: amount representing interest.....................              (24,940)
                                                                      ---------
     Net present value of minimum lease payments..........              215,431
   Less: current portion of capital lease obligations.....             (148,391)
                                                                      ---------
     Capital lease obligations, net of current portion....            $  67,040
                                                                      =========

(6) Line of Credit

      The Company had a $750,000 bank revolving line of credit (increased to $1,300,000 in February 1999) at prime plus 1/2% (8.25% at December 31, 1998)
which terminated in 1999. At December 31, 1997 and 1998, the Company borrowed $0 and $425,743, respectively under this line of credit.

                           BREAKAWAY SOLUTIONS, INC.

(7) Significant Customers

      The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                            (Unaudited)
                                                        Three Months Ended
                        Years Ended December 31,             March 31,
                        ------------------------        ------------------
                         1996       1997       1998       1998        1999
                       --------   --------   --------   ---------   ---------
   Customer A.........       --         19%        27%         30%         26%
   Customer B.........       13%        10         --          --          --
   Customer C.........       18         13         --          --          --
   Customer D.........       --         --         --          16          --
   Customer E.........       --         --         --          --          11
   Customer F.........       --         --         --          --          10
   Customer G.........       --         --         --          --          10

(8) Deferred Compensation Plan

      The Company sponsors a qualified 401(k) deferred compensation plan (the "Plan"), which covers substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 15% of their earnings into the Plan. The Company may make matching contributions at its discretion. The Company elected not to contribute to the Plan for the years ended December 31, 1996, 1997 and 1998.

(9) Taxes (Unaudited)

      As discussed in note 2, effective January 1, 1999, the Company terminated its S Corporation election and will be subject to corporate-level federal and certain state income taxes. Upon termination of the S Corporation status, deferred income taxes are recorded for the tax effect of cumulative temporary differences between the financial reporting and tax bases of certain assets and liabilities, primarily deferred revenue that must be recognized currently for tax purposes, accrued expenses that are not currently deductible, cumulative differences between tax depreciation and financial reporting allowances, and the impact of the conversion from the cash method to the accrual method of reporting for tax purposes.

      Pro forma income tax expense (benefit), assuming the Company had been a C Corporation and applying the tax laws in effect during the periods presented, for each of the three years in the period ended December 31, 1998 would have been as follows:

                                                               (Unaudited)
                                                               Three Months
                                                                  Ended
                                 Years Ended December 31,       March 31,
                                ---------------------------  ----------------
                                  1996     1997     1998      1998     1999
                                -------- -------- ---------  ------- --------
   Federal tax................. $210,259 $365,042 $(195,560) $25,629 $(80,074)
   State taxes, net of
    federal....................   37,105   64,418        --    4,523       --
                                -------- -------- ---------  ------- --------
                                $247,364 $429,460 $(195,560) $30,152 $(80,074)
                                ======== ======== =========  ======= ========

                           BREAKAWAY SOLUTIONS, INC.

      The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

(10) Operating Segments

      Historically, the Company has operated in a single segment. With the acquisition of Applica Corporation, the Company expanded its operations to include a second segment, application hosting. To date, Applica Corporation, a development-stage company, has generated no revenues. Total assets relating to the application hosting business of Applica Corporation are $1,903,567 as of March 31, 1999.

(11) Subsequent Events

    (a) Series A Convertible Preferred Stock Financing

      In January 1999, the Company issued 5,853,000 shares of Series A Convertible Preferred Stock, $.0001 par value, for $1.41667 per share (see note
4a).

    (b) Litigation

      On March 2, 1999 the Company and its Chief Executive Officer ("CEO") became parties to a civil action filed by Cambridge Technology Partners, Inc. ("CTP"). The suit alleges violation of employment and severance agreements by the CEO who is a former CTP employee. CTP is seeking monetary damages against the Company for interference with the former employee's contractual relations with CTP. Management of the Company believes that the suit is without merit and intends to vigorously defend against the action. In the opinion of management, the amount of ultimate liability with respect to this action will not materially affect the financial position or results of operations of the Company.

    (c) Acquisitions

      Subsequent to December 31, 1998, the Company entered into the following acquisitions, which will be accounted for under the purchase method of accounting:

     .Applica Corporation

            On March 25, 1999, the Company entered into an agreement to acquire all the outstanding stock of Applica Corporation, a provider of application hosting services. The purchase price was comprised of 723,699 shares of common stock.

     .WPL Laboratories, Inc.

            On May 17, 1999, the Company entered into an agreement to acquire all the outstanding stock of WPL Laboratories, Inc., a provider of advanced software development services. The purchase price was comprised of: $5 million in cash, 1,364,140 shares of common stock and the assumption of all outstanding WPL stock options, which became exercisable for 314,804 shares of the Company's common stock at a an exercise price of $2.36 per share with a four-year vesting period. The WPL stockholders received one half of their cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately fifty-

                           BREAKAWAY SOLUTIONS, INC.

            percent are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder, at their value at the time of the acquisition, upon the stockholder's resignation or the Company's termination of the stockholder for cause. In connection with the stock issuance, the Company provided approximately $1,200,000 in loans to stockholders. The loans which bear interest at prime plus 1% are due at the earlier of the sale of stock or four years.

     .Web Yes, Inc.

            On June 10, 1999, the Company entered into an agreement to acquire all the outstanding stock of Web Yes, Inc., a provider of web hosting services. The purchase price was comprised of 456,908 shares of common stock. Of the shares of common stock issued to the former Web Yes stockholders, 342,680 are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of the particular stockholder upon the termination of his employment with Breakaway. The repurchase price shall be either at the share value at the time of the acquisition if the stockholder terminates employment or is terminated for cause, or at the fair market value if the stockholder's employment is terminated without cause.

 Related Party Advances

      In May 1999, Internet Capital Group, holder of the Company's Series A Convertible Preferred Stock, provided $4,000,000 in advances which were converted into equity in July, 1999. In connection with this transaction, the Company issued Internet Capital Group a warrant to purchase 73,872 shares of common stock at an exercise price of $8.13 per share.

 Series B Convertible Preferred Stock

      In July 1999, the Company issued 2,931,849 shares of Series B Convertible Preferred Stock, $.0001 par value, for $6.50 per share. The Series B Convertible Preferred Stock is entitled to receive dividends at a rate of $0.52 per share as and if declared. The Series B Convertible Preferred Stock is voting and is convertible into shares of common stock on a share-per-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series B Convertible Preferred Stock has a liquidation preference of $6.50 per share. The Series B Convertible Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering.

 1999 Stock Incentive Plan

      The 1999 Stock Incentive Plan was adopted in July 1999. The 1999 plan is intended to replace the 1998 plan. Up to 4,800,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1999 plan.

      The 1999 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards.

 1999 Employee Stock Purchase Plan

      The 1999 Employee Stock Purchase Plan was adopted in July 1999. The purchase plan authorizes the issuance of up to a total of 400,000 shares of common stock to participating employees.

                           BREAKAWAY SOLUTIONS, INC.

      The following employees, including directors who are employees and employees of any participating subsidiaries, are eligible to participate in the purchase plan:

    . Employees who are customarily employed for more than 20 hours per week and for more than five months per year; and

    . Employees employed for at least three months prior to enrolling in the purchase plan.

      Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company's stock or any subsidiary are not eligible to participate.

(12) Purchase Price Allocation (Unaudited)

      In August 1999 the Company finalized the allocation of the tangible and intangible assets of the Acquired Companies. As a result, the excess of purchase price over the fair value of tangible assets and liabilities has been recorded as intangible assets, as follows:

                                              APPLICA       WPL       WEB YES
                                             ----------  ----------  ----------
Purchase consideration:
  Cash......................................         --  $4,674,997  $  188,075
  Issuance of common stock.................. $1,417,998   4,825,811   3,712,378
                                             ----------  ----------  ----------
      Total purchase consideration..........  1,417,998   9,500,808   3,900,453
Direct cost of acquisition..................    159,159     105,654     179,210
                                             ----------  ----------  ----------
      Total purchase price.................. $1,577,157  $9,606,462  $4,079,663
                                             ==========  ==========  ==========
Tangible assets and liabilities:
  Cash and cash equivalents................. $  147,422  $  238,242  $   11,171
  Accounts receivable.......................         --     791,980     139,973
  Prepaid expense...........................     20,429          --          --
  Property and equipment....................    290,410     166,202     190,700
  Other assets..............................      7,332      16,934      34,298
  Notes payable.............................   (141,629)         --          --
  Accounts payable..........................   (151,102)    (35,751)    (10,970)
  Accrued expenses..........................    (33,679)   (196,728)    (33,080)
  Deferred tax liability....................         --    (567,000)   (188,000)
  Capital leases............................         --          --    (133,806)
                                             ----------  ----------  ----------
    Net tangible assets..................... $  139,183  $  413,879  $   10,286
Intangible assets:
  Customer base.............................         --  $1,037,000  $  426,000
  Workforce in place........................ $  201,000     445,000     206,000
                                             ----------  ----------  ----------
  Goodwill..................................  1,236,974   7,710,583   3,437,377
                                             ----------  ----------  ----------
      Total intangible assets...............  1,437,974   9,192,583   4,069,377
                                             ----------  ----------  ----------
      Total purchase price.................. $1,577,157  $9,606,462  $4,079,663
                                             ==========  ==========  ==========

      Intangible assets will be amortized over the useful lives of three years for both assembled workforce and customer base and five years for goodwill.

                           BREAKAWAY SOLUTIONS, INC.

(13) Authorized Share Increase and Stock Split

      In July 1999 the Board of Directors approved an increase in the number of authorized common shares from 20,000,000 to 80,000,000, and is expected to approve, in September 1999, approved a four-for-five stock split. All share data shown in the accompanying financial statements have been retroactively restated to reflect this stock split.

(14) Initial Public Offering (Unaudited)

      On October 5, 1999 the Company issued 3,450,000 shares of its common stock (450,000 shares of which represented the underwriters exercise of its overallotment option), $0.000125 par value per share, for proceeds of approximately $39,600,000 (net of underwriting discounts and costs). The Company intends to use the proceeds for working capital and other general corporate purposes.

               Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of CommerceQuest, Inc.
(formerly MessageQuest, Inc.)

      In our opinion, the accompanying balance sheets and the related statements of income, of changes in stockholders' (deficit) equity and of cash flows present fairly, in all material respects, the financial position of CommerceQuest, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP
Tampa, Florida
February 26, 1999, except as to the stock split described in note 11 for which the date is March 10, 1999

                              COMMERCEQUEST, INC.

                                 Balance Sheets

                                                December 31,       (Unaudited)
                                           ----------------------   September
                                              1997       1998       30, 1999
                                           ---------- -----------  -----------
Assets
Current assets:
  Cash and cash equivalents............... $  709,803 $ 1,807,369  $   707,962
  Accounts receivable, net of allowance of
   $48,000 at December 31, 1997 and 1998
   and September 30, 1999.................  3,639,098   3,678,627    2,691,676
  Unbilled accounts receivable............    647,206   2,465,292      528,187
  Other current assets....................     48,744     234,505      233,210
                                           ---------- -----------  -----------
    Total current assets..................  5,044,851   8,185,793    4,161,035
Property and equipment, net...............    781,318   3,725,818    4,591,555
Capitalized software......................         --          --    1,363,784
Other assets..............................     15,780     363,846      698,111
                                           ---------- -----------  -----------
    Total assets.......................... $5,841,949 $12,275,457  $10,814,485
                                           ========== ===========  ===========
Liabilities and Stockholders' (Deficit)
 Equity
Current liabilities:
  Accounts payable and accrued expenses... $2,927,494 $ 5,102,468  $ 2,731,016
  Deferred revenue........................    493,674   1,013,760    3,201,202
  Current portion of long-term debt.......    123,379     169,402      233,932
                                           ---------- -----------  -----------
    Total current liabilities.............  3,544,547   6,285,630    6,166,150
  Other liabilities.......................         --     231,518      862,744
  Revolving lines of credit...............         --     233,744      426,338
  Long-term debt..........................    386,578     157,771      141,756
                                           ---------- -----------  -----------
    Total liabilities.....................  3,931,125   6,908,663    7,596,988
                                           ---------- -----------  -----------
  Convertible subordinated debentures.....         --  10,800,000   15,800,000
                                           ---------- -----------  -----------
Commitments and contingencies (Note 10)
Stockholders' (deficit) equity:
  Common stock; $.002 par value,
   40,000,000 shares authorized,
   25,000,000 shares issued...............     50,000      50,000       50,000
  Additional paid-in capital..............    431,700     431,700      431,700
  Retained earnings (deficit).............  1,429,124   1,385,059   (5,764,238)
                                           ---------- -----------  -----------
                                            1,910,824   1,866,759   (5,282,538)
  Less treasury stock of 12,725,420
   shares, at cost........................         --  (7,299,965)  (7,299,965)
                                           ---------- -----------  -----------
    Total stockholders' (deficit) equity..  1,910,824  (5,433,206) (12,582,503)
                                           ---------- -----------  -----------
      Total liabilities and stockholders'
       (deficit) equity................... $5,841,949 $12,275,457  $10,814,485
                                           ========== ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                              COMMERCEQUEST, INC.

                            Statements of Operations

                                                                      (Unaudited)
                                                                   Nine Months Ended
                               Year Ended December 31,               September 30,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
Revenues:
  Licensed products..... $ 4,226,208  $ 5,000,698  $ 4,507,934  $ 2,986,830  $ 2,622,399
  Professional
   services.............   5,042,263    5,529,498   12,561,392    9,092,199    9,051,629
  Reselling.............   9,184,437   13,680,505   14,029,063    9,812,574    1,959,625
                         -----------  -----------  -----------  -----------  -----------
                          18,452,908   24,210,701   31,098,389   21,891,603   13,633,653
                         -----------  -----------  -----------  -----------  -----------
Cost of revenues:
  Technical support.....          --      150,954      500,653      292,310      245,486
  Services..............   3,191,054    3,817,452    8,094,721    5,860,561    6,140,266
  Reselling.............   7,957,255   11,385,342   11,184,289    8,037,260    1,437,509
                         -----------  -----------  -----------  -----------  -----------
                          11,148,309   15,353,748   19,779,663   14,190,131    7,823,261
                         -----------  -----------  -----------  -----------  -----------
Gross margin............   7,304,599    8,856,953   11,318,726    7,701,472    5,810,392
Operating expenses:
  Sales and marketing...     848,681    1,388,530    2,802,482    1,371,210    5,993,333
  Product development...   1,542,867    2,540,529    2,146,653    1,308,619    1,445,373
  General and
   administrative.......   2,932,577    3,003,253    3,964,803    3,264,140    4,314,024
                         -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........   5,324,125    6,932,312    8,913,938    5,943,969   11,752,730
                         -----------  -----------  -----------  -----------  -----------
Income (loss) from
 operations.............   1,980,474    1,924,641    2,404,788    1,757,503   (5,942,338)
Other income (expense):
  Interest expense......     (26,506)     (14,513)    (362,040)    (130,097)    (698,873)
  Other.................      11,155      190,283       83,187       67,872      (88,950)
                         -----------  -----------  -----------  -----------  -----------
Net income (loss)....... $ 1,965,123  $ 2,100,411  $ 2,125,935  $ 1,695,278  $(6,730,161)
                         ===========  ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                              COMMERCEQUEST, INC.

            Statements of Changes in Stockholders' (Deficit) Equity

                            Common Stock       Additional     Treasury Stock       Retained
                         --------------------   Paid-In   ----------------------   Earnings
                           Shares     Amount    Capital     Shares     Amount      (Deficit)      Total
                         ----------  --------  ---------- ---------- -----------  -----------  ------------
Balance, January 1,
 1996...................     20,000  $ 20,000   $  1,700          -- $        --  $  (775,810) $   (754,110)
Stock canceled..........    (20,000)  (20,000)    20,000          --          --           --            --
Stock issued............ 25,000,000    50,000    410,000          --          --           --       460,000
Net income..............         --        --         --          --          --    1,965,123     1,965,123
Dividends declared......         --        --         --          --          --     (985,600)     (985,600)
                         ----------  --------   --------  ---------- -----------  -----------  ------------
Balance, December 31,
 1996................... 25,000,000    50,000    431,700          --          --      203,713       685,413
Net income..............         --        --         --          --          --    2,100,411     2,100,411
Dividends declared......         --        --         --          --          --     (875,000)     (875,000)
                         ----------  --------   --------  ---------- -----------  -----------  ------------
Balance, December 31,
 1997................... 25,000,000    50,000    431,700          --          --    1,429,124     1,910,824
Net income..............         --        --         --          --          --    2,125,935     2,125,935
Dividends declared......         --        --         --          --          --   (2,170,000)   (2,170,000)
Purchase of treasury
 shares.................         --        --         --  12,725,420  (7,299,965)                (7,299,965)
                         ----------  --------   --------  ---------- -----------  -----------  ------------
Balance, December 31,
 1998................... 25,000,000    50,000    431,700  12,725,420  (7,299,965)   1,385,059    (5,433,206)
Net loss (unaudited)....         --        --         --          --          --   (6,730,161)   (6,730,161)
Dividends declared and
 paid (unaudited).......         --        --         --          --          --     (419,136)     (419,136)
                         ----------  --------   --------  ---------- -----------  -----------  ------------
Balance, September 30,
 1999
 (unaudited)............ 25,000,000  $ 50,000   $431,700  12,725,420 $(7,299,965) $(5,764,238) $(12,582,503)
                         ==========  ========   ========  ========== ===========  ===========  ============



   The accompanying notes are an integral part of these financial statements.

                              COMMERCEQUEST, INC.

                            Statements of Cash Flows

                                                                      (Unaudited)
                                                                   Nine Months Ended
                               Year Ended December 31,               September 30,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 operating activities:
 Net income (loss).....  $ 1,965,123  $ 2,100,411  $ 2,125,935  $ 1,695,278  $(6,730,161)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Non-cash compensation
  expense..............      460,000           --           --           --           --
 Depreciation and
  amortization.........      144,411      323,894      536,454      353,347      657,962
 Loss on disposal of
  property.............           --           --           --           --       45,764
 Accrued interest on
  convertible
  debentures...........           --           --           --       42,192      633,228
 Changes in operating
  assets and
  liabilities:
  Accounts receivable..   (5,475,784)   2,409,399      (39,529)   1,186,141    1,055,678
  Unbilled accounts
   receivable..........           --     (623,580)  (1,818,086)     269,922    1,937,105
  Other receivables....        7,343        3,642           --           --           --
  Other assets.........      (29,072)     (30,740)    (456,083)    (342,988)    (227,172)
  Stockholder
   receivables.........     (139,347)       3,877           --           --           --
  Accounts payable and
   accrued expenses....    4,754,771   (2,027,734)   1,902,920    1,944,475   (2,393,999)
  Deferred revenue.....           --      493,674      520,086      360,024    2,187,442
  Other liabilities....           --           --      231,518           --           --
                         -----------  -----------  -----------  -----------  -----------
   Net cash (used in)
    provided by
    operating
    activities.........    1,687,445    2,652,843    3,003,215    5,508,391   (2,834,153)
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment........     (453,591)    (641,160)  (3,208,611)  (2,095,934)  (1,592,263)
 Proceeds from disposal
  of property and
  equipment............           --           --           --           --       22,800
 Acquisition of
  business, net of cash
  received.............           --           --           --           --     (151,978)
 Capitalized software
  development costs....           --           --           --           --   (1,363,784)
                         -----------  -----------  -----------  -----------  -----------
   Net cash used in
    investing
    activities.........     (453,591)    (641,160)  (3,208,611)  (2,095,934)  (3,085,225)
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 financing activities:
 Proceeds under
  convertible
  subordinated
  debenture............           --           --    5,821,967    5,821,967    5,000,000
 Borrowings under note
  payable agreements...      138,000      400,000      102,343      102,343      173,980
 Principal payments on
  notes payable........     (248,939)     (28,982)    (146,188)    (106,396)    (127,467)
 Stockholder loans.....      531,020           --      729,003      729,003           --
 Payments on
  stockholder loans....   (1,266,703)     (85,000)    (867,942)    (867,942)          --
 Borrowings under line
  of credit............    1,854,000    2,104,000    1,661,126           --    5,325,205
 Payments on line of
  credit...............   (2,104,000)  (2,104,000)  (1,427,382)          --   (5,132,611)
 Dividends paid........           --   (1,725,130)  (2,170,000)  (2,170,000)    (419,136)
 Purchase of treasury
  stock, at cost.......           --           --   (2,399,965)  (1,369,872)          --
                         -----------  -----------  -----------  -----------  -----------
   Net cash (used in)
    provided by
    financing
    activities.........   (1,096,622)  (1,439,112)   1,302,962    2,139,103    4,819,971
                         -----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........      137,232      572,571    1,097,566    5,551,560   (1,099,407)
Cash and cash
 equivalents, beginning
 of period.............           --      137,232      709,803      709,803    1,807,369
                         -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents, end of
 period................  $   137,232  $   709,803  $ 1,807,369  $ 6,261,363  $   707,962
                         ===========  ===========  ===========  ===========  ===========
Supplemental disclosure
 of cash flow
 information:
 Interest paid during
  the period...........  $    26,506  $    14,513  $   130,522  $    87,900  $    65,700
                         ===========  ===========  ===========  ===========  ===========
Supplemental disclosure
 of non-cash financing
 activities:
 See notes 2 and 6

   The accompanying notes are an integral part of these financial statements.

                              COMMERCEQUEST, INC.

                         Notes to Financial Statements

              For the Years Ended December 31, 1996, 1997 and 1998
       And the Nine Months Ended September 30, 1998 and 1999 (Unaudited)

1. Organization and Operations

      CommerceQuest, Inc. (the "Company," formerly MessageQuest, Inc.) is a solutions provider in the Enterprise Application Integration and Internet Application Integration segments of the computer industry. The Company develops software tools and provides consulting and managed network services based upon its domain expertise in message oriented middleware. The Company's solutions enable its customers to integrate business information over dissimilar computing platforms and communication networks. In addition, the Company historically re-marketed third-party hardware and software products, although this business activity has been substantially de-emphasized in 1999.

      Effective August 2, 1999, the Company acquired 100% of the outstanding common shares of Electronic Trends, Inc. The business primarily provided staff services in the electronic data interface professional services market. Consideration included $151,978, net of cash acquired. The acquisition has been accounted for using the purchase method of accounting for acquisitions and, accordingly, the results of operations have been included in the September 30, 1999 (unaudited) financial statements since the effective date of acquisition.

2. Summary of Significant Accounting Policies

    Revenue Recognition

      The Company licenses its software products to end users pursuant to perpetual license agreements. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from software licenses is recognized upon sale and shipment. Royalty revenue from licensing agreements with third-party distributors is recognized when earned. For the years ended December 31, 1996 and 1997, revenue from the sale of software was recognized in accordance with Statement of Position ("SOP") 91-1, Software Revenue Recognition. Beginning January 1, 1998, revenue from the sale of software is recognized in accordance with SOP 97-2, Software Revenue Recognition. SOP 97-2 requires the total contract revenue to be allocated to the various elements of the contract based upon objective evidence of the fair values of such elements and allows for only allocated revenue to be recognized upon completion of those elements. The effect of the adoption of SOP 97-2 was not significant to the Company's results of operations for the year ended December 31, 1998. Amounts billed in advance of recognized revenue are deferred. For contracts for professional services, revenue is recognized as the services are performed. Revenue from support/maintenance contracts is recognized ratably over the contract period as the services are performed.

      Unbilled accounts receivable represent revenue on contracts to be billed in subsequent periods in accordance with the terms of such contracts, as well as revenue from reselling transactions for which the customer has yet to be billed.

      During 1996, the Company entered into a contract for the sale of a license for certain message-oriented middleware and database products to BMC Software, Inc. for $5,450,000. The Company recognized revenues under this contract of approximately $3,800,000 during 1996. The remaining revenues of approximately $1,650,000 were recognized during 1997.

    Cash and Cash Equivalents

      The Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

                              COMMERCEQUEST, INC.

    Property and Equipment

      Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on an accelerated method over the estimated useful lives of the related assets.

    Software Development Costs

      Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standard ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization ceases upon general release to customers. Such costs are amortized over the economic life of the related product. Through March 31, 1999, the period between achieving technological feasibility and the general availability of such software was short and software development costs qualifying for capitalization were insignificant. Accordingly, such amounts were expensed as incurred. The Company performs an annual review of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off.

    Income Taxes

      Prior to June 1999, the Company elected to be taxed as an S Corporation under the provision of the Internal Revenue Code whereby taxable income is generally reported by the shareholders on their individual income tax returns. The S Corporation election was terminated on June 2, 1999, and subsequently the Company became subject to U.S. federal and state income taxes as a C Corporation. The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided against the future benefit of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized.

    Statement of Cash Flows

      During the year ended December 31, 1997, the Company was repaid certain receivables from stockholders in the amount of $135,470 through a reduction in dividend payments. Acquisitions of capital assets of $272,054 were included in accounts payable and accrued expenses as of December 31, 1998. Accordingly, these noncash transactions have been excluded from the accompanying statements of cash flows.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              COMMERCEQUEST, INC.

    Comprehensive Income

      SFAS No. 130, "Reporting Comprehensive Income," requires that the Company report comprehensive income, which includes net income as well as certain other changes in assets and liabilities recorded in stockholders' (deficit) equity, in the financial statements. There were no components of comprehensive income other than net income for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (unaudited).

    Unaudited Financial Statements

      The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for these interim periods have been included. The results for the nine months ended September 30, 1999 are not necessarily indicative of the results to be obtained for the full fiscal year ending December 31, 1999.

    Segment Reporting

      In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. Currently, there is no additional segment information required to be disclosed.

    New Accounting Pronouncements

      In 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging," effective for fiscal years beginning after June 15, 1999. The new standard requires that an entity recognize derivatives as either assets or liabilities in the financial statements, to measure those instruments at fair value and to reflect the changes in fair value of those instruments as either components of comprehensive income or net income, depending on the types of those instruments. This statement was amended by SFAS No. 137, "Accounting for Derivatives and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." As a result, SFAS No. 133 will be effective in 2001 for the Company. The Company does not use derivatives or other financial products.

    Reclassifications

      Certain items in the 1996 and 1997 financial statements have been reclassified to conform to the 1998 presentation. Such reclassifications had no impact on total assets, net income, or total cash flows previously reported.

                              COMMERCEQUEST, INC.

3. Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company maintains substantially all of its cash investments with what it believes to be high credit quality financial institutions. Sales and accounts receivable to customers that exceeded 10% of total revenues and total accounts receivable are as follows:

                                            Sales                                 Accounts Receivable
                         ---------------------------------------------------  -------------------------------
                                                           (Unaudited)
                                                           Nine Months
                         Year Ended December 31,       Ended September 30,    December 31,       (Unaudited)
                         ---------------------------   -------------------    ---------------   September 30,
                          1996      1997      1998       1998        1999      1997     1998        1999
                         -------   -------   -------   ---------   ---------  ------   ------   -------------
Customer A..............      22%       17%       --          --          --      --       --         --
Customer B..............      32%       15%       23%         23%         --      26%      33%        --
Customer C..............      --        15%       --          --          --      --       --         --
Customer D..............      --        --        12%         12%         --      --       24%        --
Customer E..............      --        --        --          --          --      --       15%        --

4. Property and Equipment

      Property and equipment consists of the following:

                                             December 31,         (Unaudited)
                                Useful  -----------------------  September 30,
                                Lives      1997        1998          1999
                               -------- ----------  -----------  -------------
Buildings..................... 39 years $       --  $ 2,290,956   $ 2,538,151
Furniture and equipment.......  7 years    331,902      552,889       516,988
Computers.....................  5 years    998,424    1,960,863     3,163,543
Leasehold improvements........  7 years      7,059       13,342        13,342
                                        ----------  -----------   -----------
                                         1,337,385    4,818,050     6,232,024
Less accumulated depreciation
 and amortization.............            (556,067)  (1,092,232)   (1,640,469)
                                        ----------  -----------   -----------
                                        $  781,318  $ 3,725,818   $ 4,591,555
                                        ==========  ===========   ===========

      Depreciation expense for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (unaudited) approximated $144,000, $324,000, $536,000, $353,000 and $658,000, respectively.

                              COMMERCEQUEST, INC.

5. Long-Term Debt

     Long-term debt consists of the following:

                                       December 31,        (Unaudited)
                                    --------------------  September 30,
                                      1997       1998         1999
                                    ---------  ---------  --------------
Notes payable, bearing interest at
 9.95%, principal and interest due
 in monthly installments;
 collateralized by certain fixed
 assets............................ $ 371,018  $ 327,173  $ 201,708
Note payable, bearing interest at
 8.95%, principal and interest due
 in quarterly installments;
 collateralized by certain computer
 software..........................       --          --    173,980
Notes payable to stockholder, non-
 interest bearing, principal
 payable in January 1999. Paid in
 full during 1998..................   138,939         --         --
                                    ---------  ---------  ---------
                                      509,957    327,173    375,688
Less current portion...............  (123,379)  (169,402)  (233,932)
                                    ---------  ---------  ---------
                                    $ 386,578  $ 157,771  $ 141,756
                                    =========  =========  =========

     Maturities of notes payable for the years subsequent to September 30, 1999 (unaudited) are as follows:

        2000........................................................... $235,934
        2001...........................................................   77,704
        2002...........................................................   62,050

6. Convertible Subordinated Debentures

     In September and October 1998, the Company issued a total of $10,800,000 of 7.00% convertible subordinated debentures maturing through October 2003. The convertible subordinated debentures are exchangeable at any time into common stock of the Company at an exchange price of $2.52 per share, subject to adjustment. Provisions of the debenture agreements contain certain covenants, the most restrictive of which limits the payment of dividends and the creation of additional indebtedness.

     In connection with the transaction, $5,300,000 of the proceeds was used to repurchase shares of stock from certain shareholders. The lender agreed to pay $4,900,000 of this amount; accordingly, this amount has been reflected as a non-cash transaction and excluded from the statement of cash flows for the year ended December 31, 1998. Approximately $78,000 of the subordinated debenture issue costs were withheld from the proceeds and have been included in other assets in the financial statements as of December 31, 1998. Accordingly, this amount has been reflected as a non-cash transaction and excluded from the statement of cash flows for the year ended December 31, 1998.

     During July 1999, the Company issued a total of $5,000,000 of 7.00% convertible subordinated debentures maturing on July 19, 2004. The convertible subordinated debentures are exchangeable at any time into common stock of the Company at an exchange price of $4.16 per share, subject to adjustment. Provisions of the debenture agreements contain certain covenants, the most restrictive of which limits the payment of dividends and the creation of additional indebtedness.

                              COMMERCEQUEST, INC.

7. Lines of Credit

      During 1998, the Company entered into a line of credit facility with a financial institution in the amount of $1,000,000 to finance working capital needs. At December 31, 1998 and September 30, 1999 (unaudited) there were $0 and $425,648, respectively, of borrowings under this facility. Additionally, during 1998, the Company entered into a reducing line of credit facility, as defined in the credit agreement, with an initial available balance of $1,300,000 to finance the acquisition of the Company's headquarters and to provide additional funds for property improvements. At December 31, 1998 and September 30, 1999 (unaudited) there were $226,850 and $0, respectively, of borrowings under this credit facility. The credit facilities mature in ten years and are collateralized by the Company's property and equipment. During 1998, the Company also entered into a reducing line of credit facility, as defined in the credit agreement, with an initial available balance of $400,000 to provide financing for property improvements on the Company's headquarters. The facility is for seven years and is collateralized by all the assets of the Company. Interest on the credit lines is payable monthly at a rate of 2.75% in excess of the 30-day commercial paper rate, based upon the actual days elapsed over a 360-day year (7.85% and 8.11% borrowing rates at December 31, 1998 and September 30, 1999 (unaudited), respectively). At December 31, 1998 and September 30, 1999 (unaudited), there were $6,894 and $690, respectively, of borrowings under this credit facility. There was $2,196,086 and $2,249,492 available under the three facilities at December 31, 1998 and September 30, 1999 (unaudited), respectively. The weighted-average interest rates under these facilities for the year ended December 31, 1998 and the nine months ended September 30, 1999 (unaudited), were 8.03% and 7.71%, respectively.

8. Fair Value of Financial Instruments

      The fair value of short-term financial instruments, including cash and cash equivalents, accounts receivable and accounts payable and certain accrued expenses approximates their carrying amounts in the financial statements due to the short maturity of such instruments.

      The carrying amount of the lines of credit issued pursuant to the Company's bank credit agreement approximates fair value because the interest rates change with market interest rates.

      The fair value of the Company's long-term debt approximates carrying value based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturities.

      The Company believes that it is not practical to estimate the fair value of the convertible subordinate debentures with a carrying value of $15,800,000, as these debentures have numerous unique features.

                              COMMERCEQUEST, INC.

9. Income Taxes

      The provision for income taxes is as follows:

                                       December 31, December 31, September 30,
                                           1997         1998         1999
                                       ------------ ------------ -------------
      Current:
        Federal.......................    $ --         $ --         $ --
        State and local...............      --           --           --
                                          ------       ------       ------
                                            --           --           --
                                          ------       ------       ------
      Deferred:
        Federal.......................      --           --           --
        State and local...............      --           --           --
                                          ------       ------       ------
          Total provision for income
           taxes......................    $ --         $ --         $ --
                                          ======       ======       ======

      Prior to June 2, 1999, the Company had elected to be taxed as an S-corporation and thus, all income of the Company was passed through to the shareholders and taxed at their level. Effective June 2, 1999, the Company elected C-corporation status for income tax reporting purposes and at this time adopted Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (FAS 109). To account for this change in tax status, the Company recorded a deferred benefit of $60,760. This provision reflected the temporary differences between the tax basis of assets and liabilities and their financial statement carrying values. The temporary differences result from reserves created for bad debts and sales returns that are not currently deductible for income tax purposes. The Company provides a valuation allowance against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The tax benefit of these temporary differences and the net operating loss generated during the C-corporation period beginning June 2, 1999 and ending September 30, 1999 has been offset by a valuation allowance.

      As of September 30, 1999, the Company had approximately $4,700,000 of net operating loss carryforwards for federal and state income tax purposes, which expire in the year 2018.

                              COMMERCEQUEST, INC.

10. Commitments and Contingencies

   Operating Leases

      The Company leases office space under operating leases expiring through August 2001. Rent expense under these leases for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (unaudited) approximated $115,000, $239,000, $357,000, $225,000 and $194,000,
respectively.

      Future basic rental commitments under noncancelable operating leases at September 30, 1999 (unaudited) are approximately as follows:

      Twelve months ending September 30,
        2000........................................................ $  634,000
        2001........................................................    431,000
        2002........................................................    289,000
        2003........................................................      6,000
        2004........................................................      1,500
                                                                     ----------
        Total minimum payments...................................... $1,361,500
                                                                     ==========

11. Equity

   Stock Compensation

      During 1996, the Company issued common stock as compensation to employees who were previously covered by a phantom stock agreement. In exchange for the newly issued shares, the recipients waived all rights and shares granted them under the phantom stock agreement. The aggregate compensation earned under the phantom stock plan during 1996 totaled $460,000.

   Stock Split

      During January 1997, October 1998 and March 1999, the Board of Directors approved that the Company's issued and outstanding common stock be split on a 5-for-1, 5-for-1, and 2-for-1 basis, respectively. All share amounts have been retroactively adjusted in the accompanying financial statements to reflect these stock splits.

   Stock Option Plan

      Effective January 1, 1997, the Board of Directors approved the adoption of a stock option plan under which qualified and non-qualified stock options may be granted to employees, directors, and consultants to the Company. The Board of Directors also authorized 4,138,750 shares to be reserved for issuance pursuant to the terms of the plan. The Company has granted qualified and non-qualified stock options to certain employees with vesting periods of up to 4 years. These options give the employee the right to purchase common stock at an exercise price estimated by management to be at least equal to the fair value of the stock at the date of the option's grant. For all options granted, the term during which employees may exercise the option was initially 10 years.

      The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized in

                              COMMERCEQUEST, INC.

connection with the issuance of these options. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for the awards under the plan consistent with the method of SFAS Statement 123, "Accounting for Stock Based Compensation," the Company's net income would have been reduced to the adjusted amounts indicated below:

                                                               (unaudited)
                                                            Nine Months Ended
                             Year Ended December 31,          September 30,
                         -------------------------------- ----------------------
                            1996       1997       1998       1998       1999
                         ---------- ---------- ---------- ---------- -----------
Pro forma net income
 (loss):
  As reported........... $1,965,123 $2,100,411 $2,125,935 $1,695,278 $(6,730,161)
  As adjusted
   (unaudited)..........  1,965,123  1,152,116  1,356,486 $1,361,075 $(7,207,107)

      The estimated per share fair value of options granted for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 (unaudited) was $0.46, $0.39, $0.37 and $1.20, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 (unaudited), respectively: no dividend yield for each year presented; risk-free interest rates of 5.74%, 4.65%, 4.38% and 6.10%, respectively; expected lives of the options prior to exercise of 8.5 years for each year presented and volatility of the stock price was omitted from the pricing model as permitted by SFAS No. 123. A summary of the status of the Company's stock option plan and changes during the years and periods ended on those dates, is presented below:

                                       Year Ended December 31,                      (unaudited)
                          ---------------------------------------------------    Nine Months Ended
                                    1997                      1998               September 30, 1999
                          ------------------------- ------------------------- ------------------------
                                        Weighted                  Weighted                 Weighted
                                        Average                   Average                  Average
     Fixed Options         Shares    Exercise Price  Shares    Exercise Price  Shares   Exercise Price
     -------------        ---------  -------------- ---------  -------------- --------- --------------
Outstanding at beginning
 of period..............         --      $0.00      1,957,000      $1.20      3,530,000     $1.21
Granted.................  2,069,500      $1.20      1,982,500      $1.22        401,500     $2.97
Exercised...............         --      $0.00             --      $0.00             --     $0.00
Canceled................   (112,500)     $1.20       (409,500)     $1.20             --     $0.00
                          ---------                 ---------                 ---------
Outstanding at end of
 period.................  1,957,000                 3,530,000                 3,931,500
                          =========                 =========                 =========
Options exercisable at
 end of period..........         --                   551,750                 1,028,500
                          =========                 =========                 =========

                              COMMERCEQUEST, INC.

      The following table summarizes certain information about stock options at September 30, 1999 (unaudited):

                    Options Outstanding                Options Exercisable
        ------------------------------------------------------------------
          Number         Weighted-Average                Number
        of Shares           Remaining         Exercise of Shares  Exercise
        at 9/30/99   Contractual Life (years)  Prices  at 9/30/99  Prices
        ----------   ------------------------ -------- ---------- --------
         3,487,000             8.18            $1.20   1,016,000   $1.20
            50,000             8.94            $1.80      12,500   $1.80
           394,500             9.76            $3.00           0   $3.00

      As of September 30, 1999 (unaudited), options to purchase 207,250 shares of common stock were available for future grants.

12. Employee Benefit and Incentive Plans

      The Company sponsors a tax deferred 401(k) defined contribution savings and profit sharing plan which covers substantially all employees who meet minimum service requirements. Employees may defer up to 15% of their annual compensation, which the Company will match at a rate of 20% of the employee's contribution on the first 6% of his or her annual salary. In addition, the plan allows for annual profit sharing contributions at the discretion of the Board of Directors.

      Company matching contributions to the 401(k) plan for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (unaudited) totaled approximately $15,000, $28,000, $52,000,
$39,000 and $67,000, respectively. To date, the Company has not made any discretionary profit sharing contributions to the 401(k) plan.

13. Subsequent Event (Unaudited)

      On November 12, 1999, the Company issued a total of $5,000,000 of 5.77% promissory notes maturing August 12, 2000. The principal plus accrued interest are convertible into equity securities of the Company, at an exchange price to be determined based upon the closing of future equity financings or at $7.022 per share, subject to adjustment, in the event of an acquisition of the Company or other liquidating event.

                       Report of Independent Accountants

To the Board of Directors
Commerx, Inc.

      In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Commerx, Inc. at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP
March 26, 1999
Chicago, Illinois

                                 COMMERX, INC.

                                 Balance Sheets

                                                                    (Unaudited)
                                                     December 31,  September 30,
                                                         1998          1999
                                                     ------------  -------------
Assets
Current assets
  Cash and cash equivalents......................... $ 3,302,954   $  1,599,915
  Short-term investments............................     200,000        200,000
  Trade accounts receivable (net of allowance of
   $26,363 at September 30, 1999)...................      20,127        459,249
  Other current assets..............................      22,436        105,895
                                                     -----------   ------------
    Total current assets............................   3,545,517      2,365,059
                                                     -----------   ------------
Property and equipment, net of accumulated
 depreciation.......................................     206,026      1,307,003
Security deposits...................................         --         200,000
Other assets........................................         --          54,793
                                                     -----------   ------------
    Total assets.................................... $ 3,751,543   $  3,926,855
                                                     ===========   ============
Liabilities and Stockholders' Deficit
Current liabilities
  Accounts payable.................................. $   364,116   $    768,667
  Due to related party..............................      92,713         98,776
  Accrued expenses..................................     177,166      1,846,321
  Deferred revenue..................................     180,909        355,321
  Notes payable--stockholders.......................         --       1,802,194
  Notes payable--current............................         --          87,548
  Obligation under capital lease--current...........         --         321,176
                                                     -----------   ------------
    Total current liabilities.......................     814,904      5,280,003
                                                     -----------   ------------
Notes payable--noncurrent...........................         --         183,690
Obligation under capital lease......................         --         813,065
                                                     -----------   ------------
    Total liabilities...............................     814,904      6,276,758
                                                     -----------   ------------
Commitments and contingencies (Note 9)
Redeemable convertible Series A preferred stock,
 $.001 par value, redeemable at $1.05 per share,
 8,570,000 shares authorized; 6,665,428 and
 8,570,000 shares issued and outstanding as of De-
 cember 31, 1998 and September 30, 1999, respec-
 tively (aggregate liquidation preference of $1.05
 per share).........................................   5,009,520      7,009,520
Stockholders' deficit:
  Common stock, $.001 par value, 20,000,000 shares
   authorized; 7,430,000 shares issued and
   outstanding......................................       7,430          7,430
  Deferred compensation.............................         --        (879,528)
  Additional paid-in capital........................   2,256,130      3,459,633
  Accumulated deficit...............................  (4,336,441)   (11,946,958)
                                                     -----------   ------------
    Total stockholders' deficit.....................  (2,072,881)    (9,359,423)
                                                     -----------   ------------
    Total liabilities, redeemable convertible
     preferred stock and stockholders' deficit...... $ 3,751,543   $  3,926,855
                                                     ===========   ============

    The accompanying notes are an integral part of the financial statements.

                                 COMMERX, INC.

                            Statements of Operations

                                           For the
                                            year            (Unaudited)
                                            ended       For the nine months
                                          December      ended September 30,
                                             31,      ------------------------
                                            1998         1998         1999
                                         -----------  -----------  -----------
Revenue:
  Service............................... $   375,037  $   263,568  $   388,216
  Transaction...........................         --           --       445,263
                                         -----------  -----------  -----------
    Total revenue.......................     375,037      263,568      833,479
                                         -----------  -----------  -----------
Cost of revenues........................         --           --       426,209
                                         -----------  -----------  -----------
    Total gross margin..................     375,037      263,568      407,270
                                         -----------  -----------  -----------
Operating expenses:
  Selling and marketing.................     577,324      317,645    1,952,141
  Information technology................     514,946      274,267    1,972,444
  Production and operations.............     140,161      112,984      518,577
  General and administrative............   1,134,764      553,149    3,594,746
                                         -----------  -----------  -----------
    Total operating expenses............   2,367,195    1,258,045    8,037,908
                                         -----------  -----------  -----------
Operating loss..........................  (1,992,158)    (994,477)  (7,630,638)
Nonoperating income (expense):
  Interest income.......................         --           --        59,147
  Interest expense......................    (185,825)    (133,210)     (39,026)
                                         -----------  -----------  -----------
    Total other income (expense)........    (185,825)    (133,210)      20,121
                                         -----------  -----------  -----------
Net loss................................ $(2,177,983) $(1,127,687) $(7,610,517)
                                         ===========  ===========  ===========


    The accompanying notes are an integral part of the financial statements.

                                 COMMERX, INC.

                 Statements of Changes in Stockholders' Deficit

              December 31, 1998 and September 30, 1999 (unaudited)

                              Common Stock
                          ---------------------  Unamortized  Additional                   Total
                            Number    Carrying      Stock      Paid-In   Accumulated   Stockholders'
                          of Shares     Value    Compensation  Capital     Deficit        Deficit
                          ----------  ---------  ------------ ---------- ------------  -------------
Balance at January 1,
 1998...................  16,950,000  $ 200,000   $      --   $       -- $ (2,158,458)  $(1,958,458)
Conversion of
 shareholder notes and
 accrued interest to
 donated capital........         --         --          --     2,073,080          --      2,073,080
Conversion of common
 stock, no par to $0.001
 par value common
 stock..................         --    (183,050)        --       183,050          --            --
Exchange of common stock
 for Series A redeemable
 convertible preferred
 stock..................  (9,520,000)    (9,520)        --           --           --         (9,520)
Net loss................         --         --          --           --    (2,177,983)   (2,177,983)
                          ----------  ---------   ---------   ---------- ------------   -----------
Balance at December 31,
 1998...................   7,430,000      7,430         --     2,256,130   (4,336,441)   (2,072,881)
Issuance of stock
 options................                           (939,503)     939,503          --            --
Stock compensation
 recognized.............                             59,975          --           --         59,975
Issuance of Series A
 preferred stock
 warrants ..............         --         --          --        60,000          --         60,000
Issuance of Series A
 preferred stock
 warrants ..............         --         --          --        14,000          --         14,000
Issuance of Series B
 preferred stock
 warrants ..............         --         --          --       190,000          --        190,000
Net loss................         --         --          --           --    (7,610,517)   (7,610,517)
                          ----------  ---------   ---------   ---------- ------------   -----------
Balance at September 30,
 1999...................   7,430,000  $   7,430   $(879,528)  $3,459,633 $(11,946,958)  $(9,359,423)
                          ==========  =========   =========   ========== ============   ===========


    The accompanying notes are an integral part of the financial statements

                                 COMMERX, INC.

                            Statements of Cash Flows

                                                             (Unaudited)
                                        For the year  For the nine months ended
                                           ended            September 30,
                                        December 31,  --------------------------
                                            1998          1998          1999
                                        ------------  ------------  ------------
Cash flows from operating activities:
  Net loss............................  $(2,177,983)  $ (1,127,687) $ (7,610,517)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Depreciation........................       45,627         28,047       220,325
  Interest expense on shareholder
   notes..............................      225,160        133,210         6,063
  Amortization of debt discount.......          --             --          8,369
  Amortization of compensation
   expense............................          --             --         59,975
Changes in operating assets and
 liabilities:
    Increase in accounts receivable...       (7,029)       (39,786)     (439,122)
    (Increase) decrease in other
     current assets...................     (208,585)         4,914       (83,459)
    (Increase) in security deposits...          --             --       (200,000)
    Increase in other non-current
     assets...........................          --             --        (54,793)
    Increase (decrease) in accounts
     payable..........................      360,953         98,122       404,551
    Increase in accrued expenses......       91,962         40,560     1,669,155
    Increase in deferred revenue......       89,727        148,038       174,412
                                        -----------   ------------  ------------
      Net cash used by operations.....   (1,580,168)      (714,582)   (5,845,041)
                                        -----------   ------------  ------------
Cash flows from investing activities:
  Acquisition of plant, property, and
   equipment..........................     (144,444)       (78,525)     (388,506)
                                        -----------   ------------  ------------
      Net cash used in investing
       activities.....................     (144,444)       (78,525)     (388,506)
                                        -----------   ------------  ------------
Cash flows from financing activities:
  Proceeds from shareholder notes.....      100,000        100,000     1,991,809
  Decrease in amount due to related
   party..............................     (124,596)       734,323           --
  Gross proceeds from issuance of note
   payable............................          --             --        300,000
  Repayment of note payable...........          --             --        (15,325)
  Obligations under capital lease.....          --             --        254,024
  Proceeds from sale of Series A
   redeemable convertible preferred
   stock..............................    5,000,000            --      2,000,000
                                        -----------   ------------  ------------
      Net cash provided from financing
       activities.....................    4,975,404        834,323     4,530,508
                                        -----------   ------------  ------------
Net increase (decrease) in cash.......    3,250,792         41,216    (1,703,039)
Cash and cash equivalents at beginning
 of year..............................       52,162         52,162     3,302,954
Cash and cash equivalents at end of
 year.................................  $ 3,302,954   $     93,378  $  1,599,915
Supplemental cash flow information:
 Interest paid........................  $    45,868   $        --   $      7,545
Non-cash financing activities:
  Conversion of shareholder notes and
   interest to additional paid-in
   capital............................  $ 2,073,080   $        --   $        --
  Exchange of common stock for Series
   A redeemable convertible preferred
   stock..............................  $     9,520   $        --   $        --
  Estimated fair value of warrants--
   recorded as debt discount..........  $       --    $        --   $    264,000
  Equipment obtained under capital
   lease..............................  $       --    $        --   $    932,796
  Incentive plan stock issuances......  $       --    $        --   $    939,503

    The accompanying notes are an integral part of the financial statements.

                                 COMMERX, INC.

                         Notes to Financial Statements

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)

1. Nature of Business and Organization

      Commerx, Inc. ("Commerx" or the "Company") was formed in July, 1995, as an Illinois Company, and is an internet commerce company creating electronic business to business commerce through the development and management of the company owned web site, the Plastics Network (www.PlasticsNet.Com) serving the plastics industry.

      In December 1998 pursuant to an Agreement of Merger, the Company merged with Commerx, Inc. ("Commerx Delaware"), a Delaware Corporation formed in December 1998. The outstanding shares of the Company's common stock were converted to common stock of Commerx Delaware at a ratio of one to one. Upon completion of the merger, Commerx Delaware became the surviving corporation.

      The Company's proprietary technology provides users with an industry specific environment that promotes the ability to initiate business to business transactions.

      In 1998, the Company derived its revenue from the establishment and maintenance of customer business centers (commercial storefronts) on PlasticsNet.Com along with advertising revenue. The Company also earned fees for the production of advertising for customers that required ad creation services.

      The Company has sustained significant net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financing, bank financing, or other sources of capital. During 1998 (as described in Note 6), the Company sold $5 million of preferred stock and obtained a commitment for the purchase of an additional $2 million of preferred stock. In March 1999, the Company's Board of Directors approved a resolution initiating the sale of preferred stock under this commitment. The sale of $2 million of preferred stock was completed in June of 1999. Management believes that its current funds will be sufficient to enable the Company to meet its planned expenditures for fiscal 1999. In addition, with other anticipated sources of funding, the Company expects to fund planned expenditures for the year 2000, as well.

2. Summary of Significant Accounting Policies

    Basis of Presentation

      The accompanying interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 and the related notes have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements of the year ended December 31, 1998 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results expected for the full years.

    Revenue Recognition

      Revenues are recognized over the period that services are provided. Advertising revenue is contracted generally on a quarterly basis and recognized equally over each of the three months. Business center set-ups and renewals are contracted generally on an annual basis and recognized equally over each of the twelve months.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


      Transaction revenues consist primarily of product sales to customers and charges to customers for outbound freight. Commerx acts as a principal when purchasing products from suppliers and reselling them to customers. Products are shipped directly to customers by suppliers based on customer delivery date specifications. Under principal-based agreements, Commerx is responsible for selling products, collecting payment from customers, ensuring that the shipment reaches customers and processing returns. In addition, Commerx takes title to products upon shipment and bears the risk of loss for collection, delivery and product returns from customers. Commerx provides an allowance for sales returns, which has been insignificant to date, at the time of sale. Commerx recognizes revenues from product sales when products are shipped to customers.

      Barter transactions are valued at the lower of estimated fair value of the services received or the estimated value of the services provided in exchange. Service revenue and advertising expenses are equal in amounts, totaling $93,700 for the year ended December 31, 1998 and $70,275 and $70,275 for the nine month periods ended September 30, 1998 and 1999, respectively. To date, barter transactions have not been recognized in the financial statements.

    Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

    Concentration of Credit Risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located primarily in the United States and are denominated in U.S. dollars. Management believes its credit policies are prudent and reflect normal industry terms and business risk.

      At December 31, 1998, the Company had five customers that accounted for approximately 11.7%, 12.0%, 12.2%, 17.0%, and 26% respectively of the accounts receivable balance. At September 30, 1999, 38.2% and 20.2% of the Company's accounts receivable were due from two customers.

      During 1998 one customer accounted for 20% of the Company's revenues. For the period ending September 30, 1999, two customers accounted for 32.8% and 10.9% of the Company's revenues.

      In May 1999, the Company entered into a collection date factoring agreement with a third party allowing for the factoring of trade accounts receivable. Under the terms of the agreement, the third party will assume the credit risk on all approved accounts up to a certain preapproved threshold. The Company will be required to pay the third party a factoring commission of 0.8% with a minimum annual charge of $40,000.

    Fair Value of Financial Instruments

      The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and capital lease obligations are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The carrying value for all long-term debt outstanding at the end of all periods presented approximates fair value where fair value is based on market prices for the same or similar debt and maturities.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


    Property and Equipment

      Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon estimated useful lives ranging from 3 to 5 years. Maintenance and repair charges are expensed as incurred.

      As of September 30, 1999, the Company changed the estimated useful lives for depreciation from 5 to 7 years to 3 to 5 years to better reflect the life of the assets, and to comply with industry standards. The Company took a $113,142 charge to general and administrative expense as of September 30, 1999 to reflect the change in accounting estimate.

    Income Taxes

      Deferred tax assets and liabilities are recorded to reflect the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based upon the difference between the financial statement and tax bases of assets and liabilities and for tax carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse.

      In December 1998, in connection with the private placement of preferred stock (see Note 6), the Company was required to change its corporate status from an S-Corporation to a C-Corporation and therefore, is subject to federal and state income taxes effective January 1, 1999. As a result of the conversion in tax status, the Company has recorded deferred tax assets and liabilities as of December 31, 1998.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Advertising Costs

      Advertising costs are expensed as incurred. Advertising expense was $69,421 as of December 31, 1998 and $51,962 and $531,528 for the nine months ended September 30, 1998 and 1999, respectively.

    Product Development Costs

      Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's Web site. Product development costs are expensed as incurred. The software development costs component of product development costs are required to be capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and the date of general release have substantially coincided. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


    Stock-Based Compensation

      Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to record compensation cost for stock-based compensation at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and its related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of a share of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock.

    Recent Pronouncements

      During 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established standards for reporting comprehensive income and its components in a financial statement. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources and includes net income. The Company does not have any other comprehensive income.

      The FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 specifies revised guidelines for determining an entity's operating segment and the type and level of financial information to be disclosed. This standard requires that management identify operating segments based on the way that management disaggregates the entity for making internal operating decisions. The Company currently operates under the definition of one segment.

      Both of these statements are effective for fiscal years beginning after December 15, 1997.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement, as amended, is effective for fiscal years beginning after June 15, 2000. The Company currently does not have any derivative investments.

3. Property and Equipment

      Property and equipment are recorded at cost. The Company provides for depreciation using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives are three years for computer software and equipment and five years for furniture and fixtures and other equipment.

      When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the account, and any gain or loss is included in results of operations. Amounts expended for maintenance and repairs are charged to expense as incurred.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


      Plant, property and equipment consists of the following at December 31:

                                                                    (Unaudited)
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Equipment......................................  $  36,461    $  105,693
      Furniture and fixtures.........................     28,448       298,507
      Computer software and equipment................    244,572     1,226,584
                                                       ---------    ----------
                                                         309,481     1,630,784
      Less: Accumulated depreciation.................   (103,455)     (323,781)
                                                       ---------    ----------
                                                       $ 206,026    $1,307,003
                                                       =========    ==========

      On June 8, 1999, the Company entered into a master lease agreements with two financing companies for the lease of office furniture and fixtures and computer equipment used in its business. Each borrowing under the lease has a three to four-year term and is collateralized by the assets purchased. Equipment obtained pursuant to these leases is capitalized and is included in property and equipment on the balance sheet.

      In connection with one of the aforementioned arrangements, the Company issued warrants to purchase certain of its equity securities to the lessor (Note 7).

4. Notes Payable to Related Parties

      On September 28, 1999, the Company entered into six-month subordinated, convertible borrowing agreements with certain officers of the Company under which such individuals agreed to loan the company $1,991,809. Such loan is carried at $1,802,194, net of debt discounts. The notes are required to be paid on the earlier of March 28, 2000 or the completion of the next round of financing in which the Company receives proceeds of at least $15 million. The notes are convertible into the Company's Series B preferred stock at a conversion rate based on a formula which includes the conversion price of Series B preferred stock. The conversion price will be determined based upon the completion of the Series B Preferred Stock round of financing. Interest is payable upon maturity or conversion of the note at an annual rate of prime plus 1% (9.25% at September 30, 1999). In the event of default, this rate increases to prime plus 3%. The interest due on the notes is also convertible into shares of Series B Preferred Stock. In connection with the financing, the Company issued warrants to purchase shares of the Company's Series B Preferred Stock (Note 7).

      In November 1998, the Board of Directors approved a resolution under which certain outstanding shareholder demand notes were contributed to the Company as additional paid-in capital. The total amount of capital contributed was $2,073,080 which was comprised of $1,847,920 of outstanding principal and $225,160 of accrued interest due on the respective notes.

      Additionally, the Company has recorded amounts due to a related party of $92,713 as of December 31, 1998 and $98,776 as of September 30, 1999 (Note 10).

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


5. Notes Payable

      On August 16, 1999, the Company entered into a borrowing agreement with a third party under which the lender agreed to loan $300,000 to the Company for a period of 30 months such loan is reflected net of $14,000 of debt discount. The proceeds of which were to be used to finance the acquisition of fixed assets and for working capital purposes. Interest payments are due on a monthly basis at an annual interest rate of 8.75% and the note is due on February 1, 2002. On February 1, 2002, a $51,000 balloon payment is due. In connection with the borrowing, the Company also issued warrants to purchase shares of the Company's Series A Preferred Stock (Note 7).

6. Redeemable Convertible Series A Preferred Stock

      In December 1998, the Company authorized the sale and issuance of up to 8,570,000 shares of Redeemable Series A Convertible Preferred Stock ("Series A Preferred"). Subject to first closing as defined in the Series A Preferred Stock Purchase Agreement, the Company issued 4,761,428 shares to a certain investment group in exchange for $5,000,000. The purchase price consists of cash payments totaling $4,750,000 and the extinguishment of a note payable in the amount of $250,000.

      In June 1999, the Company issued 1,904,572 additional shares of Series A Preferred shares to an investment group for $2,000,000. The transaction fulfilled the second closing as defined in the Series A Preferred Stock Purchase Agreement.

      Holders of Series A Preferred shares are entitled to receive non-cumulative dividends in preference to holders of common stock at the rate of 8% per share per annum if and when declared by the Board of Directors. The holders of Series A Preferred shares shall have the right to convert the Series A Preferred shares into an equal number of shares of common stock at the option of the holder and have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series A Preferred. All series of preferred stock and common stock are required to vote together as a class except that holders of Series A Preferred are entitled to elect two representatives to the Board of Directors.

      Additionally, the Series A Preferred automatically converts into common stock at the then applicable conversion rate in the event of either (i) the completion of an initial public offering with aggregate offering proceeds to the Company of at least $5,000,000 and a per share price to the public of at least 2.5 times the purchase price of the Series A Preferred or (ii) the election of the holders of at least two-thirds of the outstanding Series A Preferred.

      Upon written election of holders of two-thirds of the Series A Preferred, the Series A Preferred is required to be redeemed to the extent of one-third of the shares of Series A Preferred on the fifth, sixth, and seventh anniversary dates of the Closing. The redemption price of $1.05 is to be adjusted for any stock dividends, contributions, or splits plus any accrued, but unpaid dividends.

      The consent of a majority of the Series A Preferred is required for any action that authorizes or issues shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with the Series A Preferred or that authorizes a merger, sale of substantially all of the assets of the Company or a recapitalization/reorganization of the Company.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


      Upon liquidation or dissolution, shareholders of Series A Preferred Stock are to receive a distribution of available assets up to the sum of the original purchase price plus any declared but unpaid dividends. This distribution has preference over any distribution to common stockholders.

7. Common Stock and Warrants

      In December 1998, the Board of Directors approved an amendment to the Company's certificate of incorporation which increased the number of authorized shares of common stock from 500,000 with no par value to 20,000,000 with $.001 par value and also authorized the issuance of up to 8,570,000 shares of Series A Preferred Stock. The change in par value did not affect any of the existing rights of shareholders and has been recorded as an adjustment to additional paid-in capital and common stock. The Company subsequently affected an 84.75 to 1 stock-split of the issued and outstanding common stock of the Company as of December 22, 1998. All share information retroactively reflects the effect of this split. The Company has reserved 8,570,000 shares of common stock for issuance upon conversion of the Series A Preferred.

      In March 1999, the Company's Board of Directors adopted a Combined Incentive and Non-statutory Stock Option Plan ("the Plan"). Under the Plan, employees of the Company who elect to participate are granted incentive stock options to purchase common stock at not less than the fair market value on the date of grant. In the case of grants of non-statutory stock options, options will be granted at a per share price of no less than 85% of the fair market value on the date of grant. The term of the options is 10 years from the initial grant date with the options generally vesting over a four year period.

      The Plan is administered by the Option Committee of the Board of Directors. The total number of shares of common stock that may be issued pursuant to options granted under the Plan is 4,000,000.

      Deferred compensation was recorded in connection with the granting of stock options at an exercise price that was less than the deemed fair value. Deferred compensation of $939,503 which is reflected as a separate component of stockholders' equity and is being amortized over a four-year vesting period (as stated by the Plan). Compensation expense of $59,975 was recognized for the nine months ended September 30, 1999.

      The following information relates to stock options outstanding as of September 30, 1999.

                                                             Nine Months Ended
                                                             September 30, 1999
                                                             -------------------
                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Shares     Price
                                                             ---------  --------
Outstanding at beginning of period..........................       --      --
Granted..................................................... 4,071,500   $0.82
Exercised...................................................       --      --
Forfeited/expired...........................................  (253,000)  $0.51
                                                             ---------   -----
Outstanding at end of period................................ 3,818,500   $0.84
                                                             =========   =====

      In connection with the lease agreement entered into in June 1999 (Note
3), the Company granted the lessor warrants to purchase 91,429 shares of the Company's Series A Preferred Stock at a price of $1.05 per

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)

share. These warrants can be exercised at any time between the earlier of a period of seven years or three years from the effective date of the Company's initial public offering. The estimated fair value of these warrants equaled $60,000 and was recorded as debt discount and is being amortized to interest expense over the term of the lease.

      In connection with the note payable to a third party in August 1999 (Note
5), the Company granted the lender warrants to purchase 21,429 shares of the Company's Series A Preferred Stock at a price of $1.05 per share. These warrants can be exercised at any time before the earlier of a period of seven years or three years from the effective date of the Company's initial public offering. The estimated fair value of these warrants equaled $14,000 and was recorded as debt discount and is being amortized to interest expense over the term of the note.

      In connection with a debt financing agreements entered into with related parties (Note 4), the Company issued warrants to purchase shares of Series B Preferred Stock. The total number of Series B Preferred Stock shares to be issued is based on a formula which includes the conversion price of Series B Preferred Stock. The conversion price will be determined based upon the completion of a future round of financing. The estimated fair value of these warrants determined as of September 30, 1999 equaled $190,000 and has been recorded as debt discount. The discount is being amortized to interest expense over the term of the note.

      The term of the warrant agreement begins upon the closing of a private placement of the Company's Series B Preferred Stock and ends on September 28, 2004.

8. Income Taxes

      Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse.

      The components of the deferred tax asset are as follows:

                                                                    December 31,
                                                                        1998
                                                                    ------------
      Deferred tax assets:
        Accrued expenses...........................................  $ 209,267
        Deferred revenue...........................................     68,745
                                                                     ---------
          Total deferred tax assets................................    278,012
      Deferred tax liabilities:
        Accounts receivable........................................      7,648
        Book over tax basis depreciation...........................     19,000
                                                                     ---------
        Less: Valuation allowance..................................   (251,364)
                                                                     ---------
          Net deferred tax asset (liability).......................  $     --
                                                                     =========

      The valuation allowance relates principally to deferred tax assets that the Company estimates may not be realizable based upon available evidence.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


9. Commitments and Contingencies

      During 1988, the Company leased the space in Chicago, Illinois under an operating lease. The lease called for minimum rent with an annual escalation. The lease expired on October 1998.

      The Company has entered into a new operating lease for office space, which commenced in January 1999 and expires on December 31, 2008. The lease calls for minimum rents with an annual escalation.

      Additionally, the Company entered into an operating lease for internet data services which commenced on June 30, 1999. The lease calls for monthly payments of $7,150. The lease expires on November 3, 1999, but the Company intends to renew the lease through November 3, 2000.

      Total rental expense was $88,747, during 1998, and $185,156 for the nine month period ended September 30, 1999.

      The following is a schedule of future minimum rentals required for operating leases that have remaining noncancelable lease terms in excess of one year, as of December 31, 1998:

                                                                       Total
                                                                     ----------
      1999.......................................................... $  235,895
      2000..........................................................    240,312
      2001..........................................................    244,730
      2002..........................................................    249,147
      2003..........................................................    253,565
      Thereafter....................................................  1,334,085
                                                                     ----------
        Total....................................................... $2,557,734
                                                                     ==========

      Future payments under a noncancelable capital lease agreement are as follows:

      1999.......................................................... $   60,327
      2000..........................................................    438,163
      2001..........................................................    419,047
      2002..........................................................    335,411
      2003 and thereafter...........................................     87,953
                                                                     ----------
                                                                      1,340,901
      Less amounts representing interest and debt discount..........   (206,660)
      Net present value of minimum lease payments...................  1,134,241
                                                                     ----------
      Less current portion..........................................   (321,176)
                                                                     ----------
                                                                     $  813,065
                                                                     ==========

      On September 30, 1999, the Company signed an agreement with a third party for the purchase of a software license to be used in the business activity of the Company. Subject to the terms of the agreement, the Company is obligated to pay $25,000 of license fees by October 31, 1999 and $225,000 by March 31, 2000.

      Effective September 30, 1999, the Company entered into a three year agreement with a third party. In exchange for services provided to the Company, per the terms of the agreement, the Company will pay an annual fee of $50,000 plus transactions costs based on usage of the third party's services.

                                 COMMERX, INC.

                (Information presented for the nine months ended
                   September 30, 1999 and 1998 is unaudited)


10. Related Party Transactions

      The Company and Fast Heat, Inc. (Fast Heat) are related parties through a common group of shareholders which hold a substantial ownership interest in both companies. In 1998, Fast Heat provided funding to the Company for operations. At September 30, 1999 amounts due to Fast Heat were $98,776. The amount is due on demand and accrued interest at 8.5% in 1999.

      In 1998, the Company provided internet related services to Fast Heat. The amount of revenues earned for these services was $2,025 in 1998. No such services were performed in the period ending September 30, 1999.

      In 1998, the Company provided bartered services to an affiliated entity in exchange for print advertising and certain trade show benefits valued at $93,700 under bartered transactions.
      In December 1998, the Company issued 1,904,000 of Series A Preferred Shares to certain related party common stockholders in exchange for 9,520,000 shares of common stock.

11. Defined Contribution Savings Plan

      The Company maintains a defined contribution 401(k) profit sharing plan covering substantially all eligible employees meeting certain minimum age and months of service requirements, as defined. Participants may make elective contributions up to established limits. All amounts contributed by participants and earnings on these contributions are fully vested at all times. The Plan provides for matching and discretionary contributions by the Company. The Company's expense for the defined contribution plan totaled $8,680 for the year ended December 31, 1998, and $6,235 and $8,085 for the periods ended September 30, 1998 and 1999, respectively.

12. Subsequent Event

      In November 1999, the Board of Directors approved an amendment to the Company's certificate of incorporation which increased the number of authorized shares of common stock from 20,000,000 to 100,000,000. The Board also authorized an increase in the number of authorized shares of Series A Preferred Stock from 8,570,000 shares to 8,632,858, as well as authorizing the issuance of up to 3,218,021 shares of Series B Preferred Stock.

      In November 1999 Commerx issued 1,923,109 shares of Redeemable Series B Preferred Stock ("Series B Preferred Stock") for gross proceeds of $23.9 million.

                         Report of Independent Auditors

Board of Directors and Stockholders of
ComputerJobs.com, Inc.

      We have audited the accompanying balance sheets of ComputerJobs.com, Inc. (formerly ComputerJobs Store, Inc.) as of December 31, 1997 and 1998, and the related statements of income, changes in stockholders' equity (deficit), and cash flows for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ComputerJobs.com, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
March 11, 1999, except Note 1 as to which the date is April 1, 1999

                             COMPUTERJOBS.COM, INC.

                                 Balance Sheets

                                                             December 31,
                                                         ---------------------
                                                           1997       1998
                                                         --------  -----------
Assets
Current assets:
 Cash and cash equivalents.............................. $315,213  $ 9,385,180
 Trade accounts receivable, net of allowance for
  doubtful accounts of $4,000 and $20,000 at December
  31, 1997 and 1998, respectively.......................  136,528      315,081
 Unbilled trade accounts receivable.....................   17,000       62,990
 Prepaid expenses.......................................       --        1,197
Loan receivable from stockholder........................    1,086           --
                                                         --------  -----------
Total current assets....................................  469,827    9,764,448
Property and equipment:
 Furniture and fixtures.................................   15,291       35,728
 Computer and office equipment..........................   73,721      189,288
 Accumulated depreciation...............................  (21,159)     (64,249)
                                                         --------  -----------
Net property and equipment..............................   67,853      160,767
Other assets............................................    2,000       99,721
                                                         --------  -----------
Total assets............................................ $539,680  $10,024,936
                                                         ========  ===========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Accounts payable and accrued expenses.................. $ 47,323  $   136,209
 Deferred income taxes payable..........................       --       89,261
 Note payable to stockholders...........................       --    1,000,000
 Distribution payable to stockholders...................       --      346,817
 Current portion of notes payable.......................    6,279           --
 Deferred revenue.......................................   16,271       27,996
                                                         --------  -----------
Total current liabilities...............................   69,873    1,600,283
Notes payable, less current portion.....................    6,354           --
Series A Preferred Stock, no par value -- ($2 per share
 redemption value; minimum liquidation value of
 $10,000,000 plus accrued and unpaid dividends plus a
 portion of remaining assets, as defined), convertible
 to Class 2 common stock, 5,000,000 shares authorized,
 issued and outstanding.................................       --    9,986,126
Stockholders' equity:
 Class 1 common stock, no par value -- 5,500,000 shares
  authorized, 5,500,000 shares issued and outstanding...   10,510       10,510
 Class 2 common stock, no par value -- 14,000,000 shares
  authorized, no shares issued or outstanding...........       --           --
 Retained earnings (deficit)............................  452,943   (1,571,983)
                                                         --------  -----------
Total stockholders' equity (deficit)....................  463,453   (1,561,473)
                                                         --------  -----------
Total liabilities and stockholders' equity (deficit).... $539,680  $10,024,936
                                                         ========  ===========

                            See accompanying notes.

                             COMPUTERJOBS.COM, INC.

                              Statements of Income

                                        Period from
                                        January 16,
                                        1996 through Year Ended December 31,
                                        December 31, ------------------------
                                            1996        1997         1998
                                        ------------ -----------  -----------
Revenue................................  $ 377,163   $ 1,504,742  $ 4,431,060
Expenses:
 Operations............................     38,477        65,178      469,519
 Sales and marketing...................     38,509       198,586    1,893,589
 General and administrative............    189,126       776,572    1,121,918
 Depreciation..........................      3,617        17,542       45,383
                                         ---------   -----------  -----------
                                           269,729     1,057,878    3,530,409
Operating income.......................    107,434       446,864      900,651
Other income (deductions):
 Interest expense......................       (982)       (1,646)     (12,537)
 Interest income.......................        401         8,258       53,610
                                         ---------   -----------  -----------
                                              (581)        6,612       41,073
                                         ---------   -----------  -----------
Income before income taxes.............    106,853       453,476      941,724
Income tax expense.....................        --            --        89,261
                                         ---------   -----------  -----------
Net income.............................  $ 106,853   $   453,476  $   852,463
                                         =========   ===========  ===========
Supplemental unaudited pro forma
 information:
 Income before taxes, as above.........  $ 106,853   $   453,476  $   941,724
 Pro forma provision for income taxes..    (40,604)     (172,320)    (357,853)
                                         ---------   -----------  -----------
 Pro forma net income..................  $  66,249   $   281,156  $   583,871
                                         =========   ===========  ===========
 Basic pro forma earnings per common
  share................................      $0.01         $0.05        $0.09
 Average outstanding common shares.....  5,500,000     5,500,000    5,500,000



                            See accompanying notes.

                             COMPUTERJOBS.COM, INC.

            Statements of Changes in Stockholders' Equity (Deficit)

                                                        Retained         Total
                         Class 1 Common Class 2 Common  Earnings     Shareholders'
                             Stock          Stock       (deficit)   Equity (deficit)
                         -------------- -------------- -----------  ----------------
Balance at January 16,
 1996 (inception).......    $10,510           --       $        --    $    10,510
  Net income............         --           --           106,853        106,853
  Distribution to
   stockholders.........         --           --           (33,879)       (33,879)
                            -------          ---       -----------    -----------
Balance at December 31,
 1996...................     10,510           --            72,974         83,484
  Net income............         --           --           453,476        453,476
  Distribution to
   stockholders.........         --           --           (73,507)       (73,507)
                            -------          ---       -----------    -----------
Balance at December 31,
 1997...................     10,510           --           452,943        463,453
  Net income............         --           --           852,463        852,463
  Distribution to
   stockholders.........         --           --        (2,796,817)    (2,796,817)
  Accretion and
   dividends on Series A
   Preferred Stock......         --           --           (80,572)       (80,572)
                            -------          ---       -----------    -----------
Balance at December 31,
 1998...................    $10,510           --       $(1,571,983)   $(1,561,473)
                            =======          ===       ===========    ===========




                            See accompanying notes.

                             COMPUTERJOBS.COM, INC.

                            Statements of Cash Flows

                                          Period from
                                          January 16,   Year Ended December
                                          1996 through          31,
                                          December 31, ----------------------
                                              1996       1997        1998
                                          ------------ ---------  -----------
Operating activities
Net income...............................   $106,853   $ 453,476  $   852,463
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation...........................      3,617      17,542       45,383
  Provision for deferred taxes...........         --          --       89,261
  Changes in operating assets and
   liabilities:
   Trade accounts receivable.............    (30,880)   (105,648)    (178,553)
   Unbilled trade accounts receivable....         --     (17,000)     (45,990)
   Loan receivable from stockholder......         --      (1,086)       1,086
   Prepaid expenses and other assets.....         --      (2,000)     (98,918)
   Accounts payable and accrued
    expenses.............................     12,394      34,930       88,886
   Deferred revenue......................     21,903      (5,632)      11,725
                                            --------   ---------  -----------
Net cash provided by operating
 activities..............................    113,887     374,582      765,343

Investing Activities
Purchase of property and equipment.......    (23,980)    (65,033)    (138,297)
                                            --------   ---------  -----------
Net cash used in investing activities....    (23,980)    (65,033)    (138,297)

Financing Activities
Sale of Series A Preferred Stock, less
 expenses................................         --          --    9,905,554
Distributions to stockholders............    (33,879)    (73,507)  (1,450,000)
Proceeds from notes payable..............     21,100          --           --
Repayment of notes payable...............     (2,817)     (5,650)     (12,633)
Sales of common stock....................     10,510          --           --
                                            --------   ---------  -----------
Net cash provided (used) by financing
 activities..............................     (5,086)    (79,157)   8,442,921
                                            --------   ---------  -----------
Net increase in cash and cash
 equivalents.............................     84,821     230,392    9,069,967
Cash and cash equivalents, beginning of
 period..................................         --      84,821      315,213
                                            --------   ---------  -----------
Cash and cash equivalents, end of year...   $ 84,821   $ 315,213  $ 9,385,180
                                            ========   =========  ===========


                            See accompanying notes.

                             COMPUTERJOBS.COM, INC.

                         Notes to Financial Statements
                               December 31, 1998

1. Description of the Business

      The Company is an Internet-based interactive technology company that provides an employment Web site for information technology (IT) professionals. The Company's web site enables recruiters and employers to post job opportunities and search for employment opportunities based on an array of search criteria. The Company also offers banner advertising and job reposting services for companies wanting access to IT professionals. The Company operates primarily on a regional basis and at December 31, 1998, served five regions in the United States: Atlanta, the Carolinas, Chicago, Florida, and Texas.

      On April 1, 1999 the Company changed its name from ComputerJobs Store, Inc. to ComputerJobs.com, Inc.

2. Summary of Significant Accounting Policies

    Cash and Cash Equivalents

      The Company considers short-term investments with original maturity dates of 90 days or less at the date of purchase to be cash equivalents.

    Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash equivalents and accounts receivable. Cash equivalents are held primarily with one financial institution. The Company performs periodic evaluations of the relative credit standing of this financial institution. Accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible.

    Accounts Receivable

      The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses have been within management's expectations.

    Property and Equipment

      Property and equipment are stated at cost. The Company provides for depreciation computed on a straight-line basis over the estimated useful lives of the related assets which range from 3 to 5 years.

      If facts and circumstances indicate that the property and equipment or other assets may be impaired, an evaluation of continuing value would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with these assets would be compared to their carrying amount to determine if a write down to fair market value or discounted cash flow value is required.

    Revenue Recognition

      The Company recognizes advertising and service revenue as earned over the service period. Unbilled trade accounts receivables are recorded for advertising revenue which is not billed to the customer until the month following the month in which it is earned. Advance payments received by the Company are deferred and credited to operations on the straight-line basis over the life of the agreement.

                             COMPUTERJOBS.COM, INC.

                               December 31, 1998


    Advertising Costs

      Advertising costs are expensed in the period in which they are incurred. The Company incurred $11,583, $178,870 and $1,528,590 in advertising costs for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

    Income Taxes

      The Company elected to be taxed under the provision of Subchapter S of the Internal Revenue Code for the period from January 16, 1996 (inception) through November 25, 1998. Under these provisions, the income of the Company was reported by the stock or shareholders on their individual income tax returns. As such, the accompanying financial statements do not include a provision for income taxes for the period from January 16, 1996 (inception) to November 25, 1998.

      In connection with the Company's amended and restated articles of incorporation, the Company terminated its tax status as a Subchapter S corporation. Effective November 25, 1998, the Company is taxed as a subchapter C corporation. The deferred tax effects of the change in tax status of approximately $54,000 are included in income at the date the change in tax status occurred. Supplemental unaudited pro forma information related to net income and earnings per share is presented as if the Company had been taxed as a subchapter C corporation for all periods presented.

      Income taxes for the period November 25, 1998 through December 31, 1998 have been provided using the liability method in accordance with FASB Statement 109, Accounting for Income Taxes. Under the liability method, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Using the enacted tax rates in effect for the year in which the differences are expected to reverse, deferred tax liabilities and assets are determined based on the differences between the book basis for financial reporting and the tax basis of an asset or liability.

    Use Of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Cash Flow Information

      During 1998, the Company recorded a distribution payable to the stockholders of $346,817, a note payable to stockholders for $1,000,000 and accrued dividends of $79,000 on the Series A Preferred Stock which are non-cash financing activities.

    Reclassifications

      Certain prior year balances have been reclassified to conform with the current presentation.

                             COMPUTERJOBS.COM, INC.

                               December 31, 1998


3. Notes Payable

      Notes payable consist of the following:

                                                                 December 31,
                                                                 --------------
                                                                  1997   1998
                                                                 ------- ------
   Note payable; interest at prime rate plus 2.0% (10.5% at
    December 31, 1997).......................................... $ 5,052 $  --
   Note payable; interest at prime rate plus 2.0% (10.25% at
    December 31, 1997)..........................................   7,581    --
                                                                 ------- -----
                                                                  12,633    --
   Less amounts due within one year.............................   6,279    --
                                                                 ------- -----
                                                                 $ 6,354 $  --
                                                                 ======= =====

      The notes payables were secured by the property and equipment of the Company and guaranteed by stockholders of the Company.

      Interest paid for the period from January 16, 1996 (inception) through December 31, 1996 and during the years ended December 31, 1997 and 1998 totaled $982, $1,646 and $1,030, respectively.

      At December 31, 1996 and 1997, the Company had an unused line of credit of $50,000, for general working capital purposes. The line of credit expired on April 5, 1998 and was not renewed.

4. Income Taxes

      Income tax expense (benefit) consists of the following for the period from November 25, 1998 through December 31, 1998:

                                                       Current  Deferred  Total
                                                       -------  -------- -------
   Federal............................................ $(7,267) $86,665  $79,398
   State..............................................    (481)  10,344    9,863
                                                       -------  -------  -------
                                                       $(7,748) $97,009  $89,261
                                                       =======  =======  =======

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities as of December 31, 1998 are as follows:

      Deferred income tax assets (liabilities):

     Property and equipment.......................................... $ 17,420
     Net operating loss carryforwards................................    7,748
     Accrual to cash adjustment...................................... (114,429)
                                                                      --------
     Net deferred income taxes....................................... $(89,261)
                                                                      ========

      The Company uses the cash basis for its calculation of income tax expense in accordance with internal revenue code 448(b)(3). For income tax purposes, income is generally reported in the period that cash is actually received and expenses are generally reported in the period the payment is actually made.

                             COMPUTERJOBS.COM, INC.

                               December 31, 1998


      Pro forma income tax expense differed from the amounts computed by applying the statutory federal rate of 34% as a result of the following:

                                          Period from
                                          January 16,
                                          1996 through Year ended December 31,
                                          December 31, -----------------------
                                              1996        1997        1998
                                          ------------ ----------- -----------
   Computed using a 34% tax rate.........   $36,330    $   154,182 $   320,186
   State income taxes, net of federal
    tax..................................     4,274         18,138      37,667
                                            -------    ----------- -----------
                                            $40,604    $   172,320 $   357,853
                                            =======    =========== ===========

5. Stockholders' Equity

      On November 25, 1998, the Company amended and restated its articles of incorporation. Pursuant to this amendment and restatement, the Company converted its original 1,000 shares of issued common stock into 5,500,000 shares of Class 1 common stock. The common stock authorized, outstanding and issued, as of December 31, 1996 and 1997, has been adjusted to reflect this recapitalization. The Company also authorized 14,000,000 shares of Class 2 common stock and 5,000,000 shares of Series A Preferred Stock. The Company has reserved 2,000,000 shares of Class 2 common stock for issuance in connection with its stock option plan.

      Each share of Class 1 common stock is convertible to one share of Class 2 common stock at the option of the holder. Class 1 common stock automatically converts to Class 2 common stock upon a qualifying initial public offering
(IPO) of the Company.

      The rights and privileges of Class 1 and Class 2 stockholders are equal except that Class 1 stockholders are entitled to receive certain preferences over Class 2 stockholders in the event of the Company's liquidation, dissolution or sale or merger.

    Preferred Stock

      In November 1998, the Company sold 5,000,000 shares of Series A Preferred Stock for an aggregate sales price of $10,000,000. The Series A Preferred Stock is cumulative and accrues dividends at 8%. Each share of preferred stock is currently convertible into one share of Class 2 common stock at the option of the holder. Each holder of Series A Preferred Stock is entitled to certain protections against sales of common stock at less than the original Series A purchase price, which may result in the right of such holder to convert each share of Series A into more than one share of Class 2 common stock. The Series A preferred stock automatically converts into Class 2 common stock upon a qualifying IPO of the Company. The Company has reserved 5,000,000 shares of Class 2 common stock for the conversion of Series A Preferred Stock.

      The voting rights of the Series A Preferred Stock are equal to the voting rights of the Class 2 common stock. Dividends are payable in cash or stock on the sale, liquidation, or merger of the Company or redemption of such preferred stock. To the extent the holders have not converted the Series A Preferred Stock into Class 2 common stock, the holders of least 75% of the preferred stock may cause the Company to redeem all such preferred stock at any time after November 25, 2003 at the greater of the purchase price plus accrued dividends or the appraised value, as defined.

                            COMPUTERJOBS.COM, INC.

                               December 31, 1998


     In the event of the Company's liquidation, dissolution or sale or merger, the holders of Series A Preferred Stock are entitled to $10,000,000 plus all accrued dividends on the Series A Preferred Stock before any amounts may be distributed to the holders of Class 1 or Class 2 common stock.

     No dividends may be paid to the holders of Class 1 and Class 2 common stock until all outstanding dividends are paid on the Series A Preferred Stock. In the event that the holders of the Series A Preferred Stock elect to convert their shares into Class 2 common stock, the Company is not required to distribute the accrued dividends on the Series A Preferred Stock.

     At December 31, 1998, the Series A Preferred Stock was increased by $79,000 representing dividends not currently declared or paid. The cost of issuance of the Series A Preferred Stock of $94,446 is being accreted over a five year period. Such accretion amounted to $1,572 in the year ended December 31, 1998.

    Warrants

     In connection with the sale of Series A Preferred Stock, the Company issued warrants for the purchase of 1,250,000 shares of Class 2 common stock at $5.00 per share. The Company has not assigned a value to the warrants as management believes the warrants are of minimal value. The Company has reserved 1,250,000 shares of Class 2 common stock for the exercise of these warrants. The warrants expire on the earlier of 1) three years after an IPO by the Company, 2) the closing date of the sale or merger of the Company, or 3) December 31, 2003.

6. Earnings Per Share

     The following table sets forth the computation of the unaudited pro forma earnings per common share:

                                                    1996      1997      1998
                                                  --------- --------- ---------
   Numerator:
     Pro forma net income.......................  $  66,249 $ 281,156 $ 583,871
     Accretion and dividends on Series A
      Preferred Stock...........................         --        --   (80,572)
                                                  --------- --------- ---------
     Numerator for basic pro forma earnings per
      common share--income available to common
      stockholders..............................  $  66,249 $ 281,156 $ 503,299
                                                  ========= ========= =========
   Denominator:
     Denominator for basic pro forma earning per
      common share--weighted average shares.....  5,500,000 5,500,000 5,500,000
                                                  ========= ========= =========
   Basic pro forma earnings per common share....  $    0.01 $    0.05 $    0.09
                                                  ========= ========= =========

     Series A Preferred Stock, which is convertible into Class 2 common stock and was outstanding during 1998 (issued on November 25, 1998), and common shares issuable upon the exercise of warrants were not included in the computation of pro forma earnings per share because their effect would be anti-dilutive.

                             COMPUTERJOBS.COM, INC.

                               December 31, 1998


7. Employee Benefits

      On January 1, 1998, the Company established a 401(k) plan that covers substantially all employees. The Company contributed $26,965 to the 401(k) plan in 1998.

      In 1997, the Company sponsored a simplified employee pension plan under section 408(k) of the Internal Revenue Code. The plan provides discretionary contributions in each calendar year to the individual retirement accounts of all eligible employees. Full time employees with more than a year of service are eligible to participate. Total contributions by the Company totaled $42,119 for the year ended December 31, 1997. The 408(k) Plan was terminated upon the establishment of the 401(k) Plan.

8. Lease Commitments

      During December 1998, the Company entered into a five year operating lease for office space. This lease agreement provides for rent escalation clauses to cover increases in certain of the lessors' operating costs. Rental expense totaled $11,630, $30,646 and $92,217 for the period from January 16, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Future minimum rental payments (excluding any estimate of operating costs) under noncancelable operating leases with terms of one year or more at December 31, 1998 are $360,679 in 1999, $327,043 in 2000, $320,254 in
2001, $320,254 in 2002 and $320,254 in 2003.

9. Related Party Transactions

      On November 2, 1998, the Company declared a $2,000,000 distribution payable to the stockholders. During 1998, $1,000,000 of the distributions were paid. The Company issued notes to the stockholders for the remaining $1,000,000. These notes accrue interest at the federal funds interest rate and are payable in February 1999.

10. Fair Value of Financial Instruments

      The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable and notes payable approximates their fair value.

11. Year 2000 Issue (Unaudited)

      Year 2000 issues may arise if computer programs have been written using two digits rather than four digits to define the applicable year. In such cases, programs that have time sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

      The Company has determined that it will not need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The Company anticipates that any remaining costs to ensure year 2000 compliance will not be significant.

      Although no formal assessment of the information and operational systems of its major clients and vendors has been made, the Company is not aware of any significant problems as a result of the year 2000. However, if the customers and clients encounter operational problems related to year 2000 and are unable to resolve such problems in a timely manner, it could result in a material financial risk to the Company.

                       Independent Auditors' Report

To the Board of Directors of

eMerge Interactive, Inc.:

We have audited the accompanying consolidated balance sheets of eMerge Interactive, Inc. as of December 31, 1997 and 1998 and September 30, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, and for the nine months ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eMerge Interactive, Inc. at December 31, 1997 and 1998 and September 30, 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, and for the nine months ended September 30, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Orlando, Florida

December 6, 1999

                         EMERGE INTERACTIVE, INC.

                        Consolidated Balance Sheets

                                                                         Proforma
                                                                       September 30,
                             December 31,  December 31,  September 30,     1999
                                 1997          1998          1999       (note 1(b))
                             ------------  ------------  ------------- -------------
                                                                        (unaudited)
Assets
Current assets:
 Cash......................  $       400   $       268    $ 1,650,134   $ 1,650,134
 Trade accounts
  receivable...............           --       368,421      2,790,427     2,790,427
 Inventories (note 3)......      635,963       706,557        655,129       655,129
 Cattle deposits...........           --            --        489,760       489,760
 Prepaid expenses..........       33,642        27,837        103,242       103,242
 Net assets of discontinued
  operations (note 12).....    1,066,804     2,285,341        390,336       390,336
                             -----------   -----------    -----------   -----------
 Total current assets......    1,736,809     3,388,424      6,079,028     6,079,028
Property and equipment, net
 (note 4)..................      428,140       513,837      1,711,404     1,711,404
Capitalized offering
 costs.....................           --            --        341,967       341,967
Investment in Turnkey
 Computer Systems, Inc.
 (note 5)..................           --            --      1,822,833     1,822,833
Intangibles, net (note 6)..           --     2,699,828      6,273,309     6,273,309
                             -----------   -----------    -----------   -----------
   Total assets............  $ 2,164,949   $ 6,602,089    $16,228,541   $16,228,541
                             ===========   ===========    ===========   ===========
Liabilities and
 Stockholders' Equity
 (Deficit)
Current liabilities:
 Current installments of
  capital lease obligation
  with related party (note
  10)......................  $        --   $    79,852    $    83,917   $    83,917
 Note payable (note 5).....           --            --        500,000       500,000
 Accounts payable..........      725,369       423,946      1,633,132     1,633,132
 Accrued liabilities:
 Salaries and benefits.....      175,597       283,103        908,271       908,271
 Other.....................       98,704       319,989      1,435,987     1,435,987
 Advanced payments from
  customers................           --            --        619,270       619,270
 Due to related parties
  (note 10)................    8,040,304     5,187,334     13,405,957    13,405,957
                             -----------   -----------    -----------   -----------
 Total current
  liabilities..............    9,039,974     6,294,224     18,586,534    18,586,534
Capital lease obligation
 with related party,
 excluding current
 installments (note 10)....           --       305,018        242,673       242,673
Note payable (note 5)......           --            --        900,000       900,000
                             -----------   -----------    -----------   -----------
 Total liabilities.........    9,039,974     6,599,242     19,729,207    19,729,207
                             -----------   -----------    -----------   -----------
Commitments and
 contingencies (notes 6, 10
 and 13)
Redeemable Class A common
 stock, issued and
 outstanding. No shares
 issued and outstanding in
 1997 and 1998, 62,500
 shares issued and
 outstanding in 1999. No
 shares issued and
 outstanding pro forma
 (note 5).....................        --            --        406,000            --
                             -----------   -----------    -----------   -----------
Stockholders' equity
 (deficit) (notes 7, 9 and
 14):
 Preferred stock, $.01 par
  value, authorized
  15,000,000 shares:
 Series A preferred stock,
  (aggregate involuntary
  liquidation preference
  of $6,741,954 in 1997,
  $7,386,314 in 1998 and
  $7,545,198 in 1999),
  designated 6,500,000
  shares, issued and
  outstanding 6,443,606
  shares in 1997, 1998 and
  1999. No shares
  designated, issued and
  outstanding pro forma....       64,436        64,436         64,436            --
 Series B junior preferred
  stock, (aggregate
  involuntary liquidation
  preference of $-0- in
  1997, $4,801,315 in 1998
  and $4,919,671 in 1999),
  designated 2,400,000
  shares, issued and
  outstanding -0- shares
  in 1997, 2,400,000
  shares in 1998 and 1999.
  No shares designated,
  issued and outstanding
  pro forma................           --        24,000         24,000            --
 Series C preferred stock,
  designated 1,300,000
  shares, issued and
  outstanding -0- shares
  in 1997 and 1998 and
  1,100,000 shares in
  1999. No shares
  designated, issued and
  outstanding pro forma....           --            --         11,000            --
 Series D preferred stock,
  designated 4,555,556
  shares, no shares issued
  and outstanding in 1997,
  1998 and 1999. No shares
  designated, issued and
  outstanding pro forma....           --            --             --            --
 Common stock, $.008 par
  value, authorized
  125,000,000 shares:
 Class A common stock,
  designated 115,888,887
  shares, issued and
  outstanding 3,258,125
  shares in 1997,
  5,845,625 shares in 1998
  and 6,957,694 shares in
  1999 and 19,449,702
  shares pro forma.........       26,065        46,765         55,662       155,723
 Class B common stock,
  designated 9,111,113
  shares; no shares issued
  and outstanding in 1997,
  1998, 1999 or pro
  forma....................           --            --             --            --
 Additional paid-in
  capital..................    1,982,986    16,648,286     23,454,170    23,859,545
 Accumulated deficit.......   (8,948,512)  (16,780,640)   (27,452,825)  (27,452,825)
 Unearned compensation.....           --            --        (63,109)      (63,109)
                             -----------   -----------    -----------   -----------
   Total stockholders'
    equity (deficit).......   (6,875,025)        2,847     (3,906,666)   (3,500,666)
                             -----------   -----------    -----------   -----------
   Total liabilities and
    stockholders' equity
    (deficit)..............  $ 2,164,949   $ 6,602,089    $16,228,541   $16,228,541
                             ===========   ===========    ===========   ===========

       See accompanying notes to consolidated financial statements.

                         EMERGE INTERACTIVE, INC.

                   Consolidated Statements of Operations

                                                                    Nine Months Ended
                               Years Ended December 31,               September 30,
                          -------------------------------------  -------------------------
                             1996         1997         1998         1998          1999
                          -----------  -----------  -----------  -----------  ------------
                                                                 (unaudited)
Revenue.................  $        --  $        --  $ 1,792,471  $ 1,106,452  $ 18,338,645
Cost of revenue
 (including $0, $0,
 $511,000, $388,000 and
 $255,000 to related
 parties--note 10)......           --           --    2,623,447    1,628,757    18,282,330
                          -----------  -----------  -----------  -----------  ------------
    Gross profit
     (loss).............           --           --     (830,976)    (522,305)       56,315
                          -----------  -----------  -----------  -----------  ------------
Operating expenses:
  Selling, general and
   administrative
   (including $0,
   $219,000, $627,000,
   $507,000, and
   $600,000 to related
   parties--note 10)....           --      627,606    3,659,810    2,427,944     7,539,689
  Research and
   development
   (including $0,
   $51,000, $119,000,
   $95,000 and $171,000
   to related parties--
   note 10).............           --      727,753    1,109,382      759,434     2,756,262
                          -----------  -----------  -----------  -----------  ------------
    Total operating
     expenses...........           --    1,355,359    4,769,192    3,187,378    10,295,951
                          -----------  -----------  -----------  -----------  ------------
Profit (loss) from
 continuing operations..           --   (1,355,359)  (5,600,168)  (3,709,683)  (10,239,636)
Related party interest
 expense (note 10)......           --     (141,167)    (331,594)    (231,000)     (458,624)
Other income............           --           --           --           --        15,655
                          -----------  -----------  -----------  -----------  ------------
    Profit (loss) from
     continuing
     operations before
     income taxes.......           --   (1,496,526)  (5,931,762)  (3,940,683)  (10,682,605)
                          -----------  -----------  -----------  -----------  ------------
Income tax expense
 (benefit) (note 8).....           --           --           --           --            --
    Profit (loss) from
     continuing
     operations.........           --   (1,496,526)  (5,931,762)  (3,940,683)  (10,682,605)
Discontinued operations
 (note 12):
  Income (loss) from
   operations of
   discontinued
   transportation
   segment (including
   $468,000, $814,000,
   $370,000, $287,000,
   and $171,000 to
   related parties--note
   10)..................   (1,719,492)  (3,987,097)  (1,808,951)  (1,721,060)       10,420
  Loss on disposal of
   transportation
   segment..............           --           --      (91,415)          --            --
                          -----------  -----------  -----------  -----------  ------------
Net profit (loss).......  $(1,719,492) $(5,483,623) $(7,832,128) $(5,661,743) $(10,672,185)
                          ===========  ===========  ===========  ===========  ============
Profit (loss) from
 continuing operations
 per common share--basic
 and diluted............  $        --  $     (3.91) $     (1.36) $     (0.67) $      (1.59)
                          ===========  ===========  ===========  ===========  ============
Net profit (loss) per
 common share--basic and
 diluted................  $     (9.24) $    (14.34) $     (1.80) $     (0.97) $      (1.59)
                          ===========  ===========  ===========  ===========  ============
Weighted average number
 of common shares
 outstanding--basic and
 diluted................      186,096      382,273    4,356,926    5,845,625     6,709,854
                          ===========  ===========  ===========  ===========  ============

       See accompanying notes to consolidated financial statements.

                         EMERGE INTERACTIVE, INC.

        Consolidated Statements of Stockholders' Equity (Deficit)

                   Preferred Stock   Preferred Stock   Preferred Stock  Preferred Stock       Common Stock    Common Stock
                      Series A          Series B          Series C         Series D              Class A         Class B
                  ----------------- ----------------- ----------------- -----------------   ----------------- -------------
                   Shares   Amount   Shares   Amount   Shares   Amount  Shares    Amount     Shares   Amount  Shares Amount
                  --------- ------- --------- ------- --------- ------- -------   -------   --------- ------- ------ ------
Balances at
December 31,
1995............         -- $    --        -- $    --        -- $    --       --   $    --      1,250 $    10   --    $--
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........         --      --        --      --        --      --       --        --    248,750   1,990   --     --
Issuance of
common stock for
cash at $.008
per share.......         --      --        --      --        --      --       --        --    175,000   1,400   --     --
Exercise of
stock options
for cash at
$.008 per
share...........         --      --        --      --        --      --       --        --     25,000     200   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
December 31,
1996............         --      --        --      --        --      --       --        --    450,000   3,600   --     --
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........         --      --        --      --        --      --       --        --  2,808,125  22,465   --     --
Sale of Series A
preferred stock
for cash at
$1.00 per share
(note 7)........  6,443,606  64,436        --      --        --      --       --        --         --      --   --     --
Transfer of
technology by XL
Vision, Inc.
(note 10).......         --      --        --      --        --      --       --        --         --      --   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
December 31,
1997............  6,443,606  64,436        --      --        --      --       --        --  3,258,125  26,065   --     --
Contribution of
debt to equity
by XL Vision,
Inc. (note 10)..         --      --        --      --        --      --       --        --         --      --   --     --
Issuance of
Series B
preferred stock
in exchange for
contribution of
debt to equity
by XL Vision,
Inc. at $2.00
per share (notes
7 and 10).......         --      -- 2,400,000  24,000        --      --       --        --         --      --   --     --
Issuance of
common stock in
connection with
Nutri-Charge
transaction at
$0.80 per share
(note 6)........         --      --        --      --        --      --       --        --  2,587,500  20,700   --     --
Contribution of
put rights by XL
Vision, Inc.
(note 6)........         --      --        --      --        --      --       --        --         --      --   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
December 31,
1998............  6,443,606  64,436 2,400,000  24,000        --      --       --        --  5,845,625  46,765   --     --
Exercise of
stock options
for cash at
$0.80 per
share...........         --      --        --      --        --      --       --        --    112,069     897   --     --
Issuance of
common stock in
connection with
CIN transaction
at $0.96 per
share (note 6)..         --      --        --      --        --      --       --        --    750,000   6,000   --     --
Issuance of
common stock in
connection with
Cyberstockyard
transaction at
$1.80 per share
(note 6)........         --      --        --      --        --      --       --        --    250,000   2,000   --     --
Issuance of
Series C
preferred stock
at $5.00 per
share (note 7)..         --      --        --      -- 1,100,000  11,000       --        --         --      --   --     --
Accretion to
redemption value
of Class A
common stock
issued in
connection with
the Turnkey
Computer
Systems, Inc.
(note 5)........         --      --        --      --        --      --       --        --         --      --   --     --
Net profit
(loss)..........         --      --        --      --        --      --       --        --         --      --   --     --
Unearned
compensation
(note 9)........         --      --        --      --        --      --       --        --         --      --   --     --
Amortization of
unearned
compensation
(note 9)........         --      --        --      --        --      --       --        --         --      --   --     --
                  --------- ------- --------- ------- --------- -------  -------   -------  --------- -------  ---    ---
Balances at
September 30,
1999............  6,443,606 $64,436 2,400,000 $24,000 1,100,000 $11,000       --   $    --  6,957,694 $55,662   --    $--
                  ========= ======= ========= ======= ========= =======  =======   =======  ========= =======  ===    ===
                  Additional
                    Paid-in    Accumulated     Unearned
                    Capital      Deficit     Compensation    Total
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1995............  $     3,816  $ (1,745,397)   $     --   $(1,741,571)
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........           --            --          --         1,990
Issuance of
common stock for
cash at $.008
per share.......           --            --          --         1,400
Exercise of
stock options
for cash at
$.008 per
share...........           --            --          --           200
Net profit
(loss)..........           --    (1,719,492)         --    (1,719,492)
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1996............        3,816    (3,464,889)         --    (3,457,473)
Issuance of
common stock to
XL Vision, Inc.,
for cash at
$.008 per
share...........           --            --          --        22,465
Sale of Series A
preferred stock
for cash at
$1.00 per share
(note 7)........    6,379,170            --          --     6,443,606
Transfer of
technology by XL
Vision, Inc.
(note 10).......   (4,400,000)           --          --    (4,400,000)
Net profit
(loss)..........           --    (5,483,623)         --    (5,483,623)
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1997............    1,982,986    (8,948,512)         --    (6,875,025)
Contribution of
debt to equity
by XL Vision,
Inc. (note 10)..    7,500,000            --          --     7,500,000
Issuance of
Series B
preferred stock
in exchange for
contribution of
debt to equity
by XL Vision,
Inc. at $2.00
per share (notes
7 and 10).......    4,776,000            --          --     4,800,000
Issuance of
common stock in
connection with
Nutri-Charge
transaction at
$0.80 per share
(note 6)........    2,049,300            --          --     2,070,000
Contribution of
put rights by XL
Vision, Inc.
(note 6)........      340,000            --          --       340,000
Net profit
(loss)..........           --    (7,832,128)         --    (7,832,128)
                  ------------ ------------- ------------ ------------
Balances at
December 31,
1998............   16,648,286   (16,780,640)         --         2,847
Exercise of
stock options
for cash at
$0.80 per
share...........       88,758            --          --        89,655
Issuance of
common stock in
connection with
CIN transaction
at $0.96 per
share (note 6)..      714,000            --          --       720,000
Issuance of
common stock in
connection with
Cyberstockyard
transaction at
$1.80 per share
(note 6)........      448,000            --          --       450,000
Issuance of
Series C
preferred stock
at $5.00 per
share (note 7)..    5,489,000            --          --     5,500,000
Accretion to
redemption value
of Class A
common stock
issued in
connection with
the Turnkey
Computer
Systems, Inc.
(note 5)........       (6,000)           --          --        (6,000)
Net profit
(loss)..........           --   (10,672,185)         --   (10,672,185)
Unearned
compensation
(note 9)........       72,126            --     (72,126)           --
Amortization of
unearned
compensation
(note 9)........           --            --       9,017         9,017
                  ------------ ------------- ------------ ------------
Balances at
September 30,
1999............  $23,454,170  $(27,452,825)   $(63,109)  $(3,906,666)
                  ============ ============= ============ ============

       See accompanying notes to consolidated financial statements.

                         EMERGE INTERACTIVE, INC.

                   Consolidated Statements of Cash Flows

                                                                    Nine Months ended
                               Years ended December 31,               September 30,
                          -------------------------------------  -------------------------
                             1996         1997         1998         1998          1999
                          -----------  -----------  -----------  -----------  ------------
                                                                 (Unaudited)
Cash flows from
 operating activities:
Net profit (loss).......  $(1,719,492) $(5,483,623) $(7,832,128) $(5,661,743) $(10,672,185)
Adjustments to reconcile
 net profit (loss) to
 net cash used in
 operating activities:
 Depreciation and
  amortization..........        1,503      122,486      438,576      230,964     1,176,431
 Amortization of
  unearned
  compensation..........           --           --           --           --         9,017
 Changes in operating
  assets and
  liabilities:
 Trade accounts
  receivable, net.......           --           --     (368,421)    (138,705)   (2,405,456)
 Inventories............           --     (635,963)     (70,594)     (30,741)       51,428
 Cattle deposits........           --           --           --           --      (489,760)
 Prepaid expenses and
  other assets..........       (1,304)     (32,338)       5,805      (77,079)      (75,405)
 Net assets of
  discontinued
  operations............      (96,209)    (853,501)  (1,140,425)  (1,477,150)           --
 Accounts payable.......        5,675      719,694     (301,423)     (32,037)    1,038,877
 Accrued liabilities....       75,542      198,759      328,791      151,016       214,739
 Advanced payments from
  customers.............           --           --           --           --       619,270
                          -----------  -----------  -----------  -----------  ------------
  Net cash used by
   operating
   activities...........   (1,734,285)  (5,964,486)  (8,939,819)  (7,035,475)  (10,533,044)
                          -----------  -----------  -----------  -----------  ------------
Cash flows from
 investing activities:
Business combinations,
 net of cash acquired of
 $737...................           --           --           --           --    (1,799,263)
Purchases of property
 and equipment..........      (56,861)    (506,540)    (460,290)    (269,831)   (1,228,432)
Purchase of
 intangibles............     (100,000)          --     (431,923)    (431,923)           --
Proceeds from
 discontinued
 operations.............           --           --           --           --     1,825,407
Investment in Turnkey
 Computer Systems, Inc..           --           --           --           --       (22,833)
                          -----------  -----------  -----------  -----------  ------------
  Net cash used by
   investing
   activities...........     (156,861)    (506,540)    (892,213)    (701,754)   (1,225,121)
                          -----------  -----------  -----------  -----------  ------------
Cash flows from
 financing activities:
Net borrowings from
 related parties........    1,889,101        3,810    9,447,030    7,737,227     8,218,623
Proceeds from capital
 lease financing with
 related party..........           --           --      440,832           --            --
Payments on capital
 lease obligations......           --           --      (55,962)          --       (58,280)
Offering costs..........           --           --           --           --      (341,967)
Sale of preferred
 stock..................           --    6,443,606           --           --     5,500,000
Sale of common stock....        3,590       22,465           --           --        89,655
                          -----------  -----------  -----------  -----------  ------------
  Net cash provided by
   financing
   activities...........    1,892,691    6,469,881    9,831,900    7,737,227    13,408,031
                          -----------  -----------  -----------  -----------  ------------
  Net increase
   (decrease) in cash...        1,545       (1,145)        (132)          (2)    1,649,866
Cash--beginning of
 period.................           --        1,545          400          400           268
                          -----------  -----------  -----------  -----------  ------------
Cash--end of period.....  $     1,545  $       400  $       268  $       398  $  1,650,134
                          ===========  ===========  ===========  ===========  ============
Supplemental
 disclosures:
Cash paid for interest..  $        --  $        --  $    23,594  $    13,517  $     20,628
Non-cash investing and
 financing activities:
 Transfer of technology
  by XL Vision, Inc.
  (note 10).............           --    4,400,000           --           --            --
 Contribution of debt to
  equity by XL Vision,
  Inc. (note 10)........           --           --    7,500,000           --            --
 Issuance of preferred
  stock in exchange for
  contribution of debt
  to equity by XL
  Vision, Inc. (note
  10)...................           --           --    4,800,000           --            --
 Non-cash issuance of
  Class A common stock
  in connection with
  Nutri-Charge
  transaction (note 6)..           --           --    2,070,000    2,070,000            --
 Contribution of put
  rights by XL Vision,
  Inc. (note 6).........           --           --      340,000      340,000            --
 Issuance of Class A
  common stock in
  connection with CIN
  transaction (note 6)..           --           --           --           --       720,000
 Issuance of Class A
  common stock with
  Cyberstockyard
  transaction (note 6)..           --           --           --           --       450,000
 Issuance of redeemable
  Class A common stock
  with Turnkey Computer
  Systems, Inc.
  transaction (note 5)..           --           --           --           --       400,000
 Issuance of note
  payable to Turnkey
  Computer Systems, Inc.
  (note 5)..............           --           --           --           --     1,400,000

       See accompanying notes to consolidated financial statements.

                         EMERGE INTERACTIVE, INC.

                Notes to Consolidated Financial Statements

  (Information insofar as it relates to September 30, 1998 or the nine months ended

                     September 30, 1998 is unaudited)

(1) Organization

    (a) Overview

      eMerge Interactive, Inc. (the "Company") is a Delaware corporation that was incorporated on September 12, 1994 as Enhanced Vision Systems, a wholly owned subsidiary of XL Vision, Inc. ("XL Vision"). The Company's name was changed to eMerge Vision Systems, Inc. on July 16, 1997 and to eMerge Interactive, Inc. on June 11, 1999.

      The Company was incorporated to develop and commercialize infrared technology focused on the transportation segment. In 1997, the Company entered a new business segment, animal sciences, by developing an infrared camera system for use primarily by veterinarians. The Company further expanded its operations in 1998 by licensing NutriCharge and infrared technology (see note
5) for commercialization. In December 1998, the Company's Board of Directors decided to dispose of the transportation segment. The Company's AMIRIS thermal imaging system, which was the sole product sold by the transportation segment, was sold on January 15, 1999.

    (b) Basis of Presentation

      The consolidated financial statements include the accounts of eMerge Interactive, Inc. and its wholly-owned subsidiaries, STS Agriventures, Ltd. ("STS"), a Canadian corporation and Cyberstockyard, Inc. ("Cyberstockyard").

      All significant intercompany balances and transactions have been eliminated upon consolidation.

      The pro forma balance sheet as of September 30, 1999 assumes the conversion of all preferred stock to Class A common stock upon the Company's planned initial public offering ("IPO").

    (c) Management's Plans

      As of September 30, 1999, the Company had a working capital deficiency of $12,507,506 and stockholders' deficit of $3,906,666. Management expects additional working capital requirements as the Company continues its marketing and development efforts for its products. Subsequent to September 30, 1999, the Company obtained equity financing (see note 14). The Company also plans an IPO. Although management believes that its IPO will be successful, there can be no assurances that it will be completed.

(2) Summary of Significant Accounting Policies

    (a) Revenue Recognition

      The Company recognizes revenue in accordance with the terms of the sale or contract, generally as products are shipped or services are provided. The Company bears both the inventory and credit risk with respect to sales of all of its products. In cattle sales transactions, the Company purchases cattle from the seller, takes title at shipment and records the cattle as inventory until delivered to and accepted by the buyer, typically a 24 to 48 hour period. In both cattle auction and resale transactions, the Company acts as a principal in purchasing cattle from suppliers and sales to customers so that the Company recognizes revenue equal to the amount paid by customers for the cattle.

                         EMERGE INTERACTIVE, INC.

    (b) Inventories

     Inventories are stated at standard cost which approximates the lower of first-in, first-out cost or market.

    (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Amortization of equipment under capital lease is computed over the shorter of the lease term or the estimated useful life of the related assets.

    (d) Intangibles

     Intangibles are stated at amortized cost. Amortization is computed using the straight-line method over the estimated useful lives of the assets.

    (e) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
    Of

     The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of". This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.

    (f) Income Taxes

     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (g) Stock-Based Compensation

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                         EMERGE INTERACTIVE, INC.

    (h) Use of Estimates

      The preparation of the Company's consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

    (i) Net Profit (Loss) Per Share

      Net profit (loss) per share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing the net profit (loss) allocable to common stockholders (net profit (loss) less accretion related to redeemable Class A common stock) by the weighted average number of shares of common stock outstanding less the 62,500 shares of redeemable Class A common stock. The Company's stock options (338,125 at December 31, 1997, 1,632,500 at December 31, 1998 and 2,488,494 at September 30, 1999) and convertible preferred stock (6,443,606 at December 31, 1997, 8,843,606 at December 31, 1998 and 9,943,606
at September 30, 1999), have not been used in the calculation of diluted net profit (loss) per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net profit (loss) per share allocable to common stockholders are equal.

      Pursuant to Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98 and SEC staff policy, all common stock and common stock equivalents issued for nominal consideration during the periods presented herein and through the filing of the registration statement for the IPO are to be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required in the calculation of net profit (loss) per share; the Company did not have any such issuances.

    (j) Estimated Fair Value of Financial Instruments

      The carrying value of cash, trade accounts receivable, accounts payable, accrued liabilities and amounts due to related parties reflected in the consolidated financial statements approximates fair value due to the short-term maturity of these instruments.

    (k) Interim Financial Information

      The consolidated financial statements for the period ended September 30, 1998 are unaudited but reflect only normal and recurring adjustments which are, in the opinion of management, necessary for the fair presentation of financial position and results of operations. Operating results for the nine months ended September 30, 1999 and 1998 are not necessarily indicative of the results that may be expected for the full year.

(3) Inventories

      Inventories consist of:

                                                   December 31,
                                                 ----------------- September 30,
                                                   1997     1998       1999
                                                 -------- -------- -------------
      Raw materials............................. $346,335 $424,130   $594,337
      Work-in-process...........................  289,628  282,427     60,792
                                                 -------- --------   --------
                                                 $635,963 $706,557   $655,129
                                                 ======== ========   ========

                         EMERGE INTERACTIVE, INC.

(4) Property and Equipment

      Property and equipment consists of:

                                    December 31,
                                  ----------------- September 30,  Estimated
                                    1997     1998       1999      useful lives
                                  -------- -------- ------------- ------------
     Engineering and
      manufacturing equipment.... $258,082 $366,150  $  634,625     5 years
     Office and computer
      equipment..................  179,315  259,462   1,532,298     3 years
     Furniture and fixtures......   67,282  104,706     112,122     7 years
     Leasehold improvements......   46,865   46,865      80,430     7 years
     Automobiles.................       --       --      54,717     5 years
                                  -------- --------  ----------
                                   551,544  777,183   2,414,192
     Less accumulated
      depreciation and
      amortization...............  123,404  263,346     702,788
                                  -------- --------  ----------
     Property and equipment,
      net........................ $428,140 $513,837  $1,711,404
                                  ======== ========  ==========

      Assets under capital lease amounted to $-0-, $440,832 and $440,832 as of December 31, 1997, 1998 and September 30, 1999, respectively. Accumulated amortization for assets under capital lease totaled approximately $-0-, $152,300 and $217,500 as of December 31, 1997, 1998 and September 30, 1999,
respectively.

(5) Investment in Turnkey Computer Systems, Inc.

      On August 16, 1999, the Company acquired 19% of the common stock of Turnkey Computer Systems, Inc. ("Turnkey") for $1,822,833. The purchase price consisted of 62,500 shares of the Company's redeemable Class A common stock valued at $400,000, $1,400,000 in cash and $22,833 of transaction costs. The $1,400,000 is payable upon the earlier of the completion of the Company's IPO or $500,000 at December 31, 1999, $500,000 at December 31, 2000 and $400,000 at
December 31, 2001. This investment is carried on the cost method since the Company does not have significant influence over Turnkey. The common stock purchase agreement with Turnkey contains a put right which allows Turnkey to have a one time right to put to the Company its 50,000 redeemable Class A common shares with a fixed purchase price of $500,000. The put right can only be exercised upon a change in control or after December 31, 2001, if the Company has not completed an IPO. This redeemable Class A common stock is classified outside of stockholders' equity (deficit). The difference between the carrying amount and the redemption amount of $500,000 is being accreted to redeemable Class A common stock as a charge to additional paid-in capital from issuance to December 31, 2001 using the effective interest method.

                         EMERGE INTERACTIVE, INC.

(6) Intangibles

      Intangibles consists of:

                                        December 31,                  Estimated
                                      ----------------- September 30,  useful
                                       1997     1998        1999        life
                                      ------ ---------- ------------- ---------
     NutriCharge license............  $   -- $2,273,538  $2,273,538   10 years
     Infrared technology license....      --    568,385     568,385    5 years
     Goodwill--CIN..................      --         --   2,076,368    5 years
     Non-compete agreement--CIN.....      --         --     100,000    5 years
     Goodwill--Cyberstockyard.......      --         --     427,274    3 years
     Non-compete agreement--
      Cyberstockyard................      --         --     100,000    3 years
     Goodwill--PCC..................      --         --   1,487,791    5 years
     Non-compete agreement--PCC.....      --         --     100,000    4 years
                                      ------ ----------  ----------   --------
                                          --  2,841,923   7,133,356
     Less accumulated amortization..      --    142,095     860,047
                                      ------ ----------  ----------
     Intangibles, net...............  $   -- $2,699,828  $6,273,309
                                      ====== ==========  ==========

      On July 29, 1998, the Company acquired licenses for NutriCharge and infrared technology. The purchase price of $2,841,923 (consisting of $300,000 in cash, 2,070,000 of the Company's Class A common shares valued at $1 per share, $131,923 in acquisition costs and the estimated fair value of put rights granted by XL Vision) was allocated to the acquired NutriCharge and infrared technology licenses based on estimated fair values determined by estimated cash flows from the underlying licensed product. In connection with the transaction, XL Vision granted a put right that allows the sellers to require XL Vision to purchase up to 1,250,000 shares of the Company's Class A common stock at $3.00 per share. The fair value of the put was estimated to be $340,000 and was credited to additional paid-in capital. The put right may only be exercised thirty days prior to or after the fourth anniversary of the agreement. The ultimate amount payable under the put agreement is reduced by the amount, if any, of indemnification obligations related to the transaction. The estimated fair value of the put was determined with the assistance of an independent, third party valuation expert by calculating the net present value (at 10% interest) of the product of the $2,000,000 intrinsic value of the put adjusted for the 25% probability that the put would be exercised.

      On February 24, 1999, the Company acquired substantially all of the tangible and intangible assets of CIN, LLC d/b/a/ Cattlemen's Information Network ("CIN") for $2,296,610. The purchase price for the assets consisted of 750,000 shares of the Company's Class A common stock valued at $720,000, the assumption of $812,021 of liabilities, a cash payment due in October 1999 of $357,816, and an agreement to pay the first $350,000 from Internet sales of third party products over the Company's Web site and transaction costs of $56,773. CIN is in the business of selling access to its cattle feedlot performance measurements database. Immediately after the closing, CIN changed its name to Lost Pelican, L.L.C.

      On March 29, 1999, the Company acquired 100% of the stock of Cyberstockyard, Inc. for $542,265. The purchase price consisted of 250,000 shares of the Company's Class A common stock valued at $450,000, the assumption of $89,972 of liabilities and transaction costs of $2,293. Cyberstockyard, Inc. is in the business of selling cattle through its proprietary auction software over the Internet.

      On May 19, 1999, the Company acquired substantially all of the tangible and intangible assets of PCC, LLC d/b/a Professional Cattle Consultants, L.L.C. ("PCC") for $1,827,861. The purchase price consists of a

                         EMERGE INTERACTIVE, INC.

cash payment of $1,800,000 and an assumption of $2,861 of liabilities and transaction costs of $25,000. PCC is in the business of providing comparative analysis and market information for the feedlot industry. Immediately after the closing, PCC changed its name to QDD Investment Company, L.L.C.

      Each acquisition was accounted for as a purchase and the results of operations of the acquired companies is included in the statement of operations since the respective date of acquisition.

      The aggregate purchase price of the above acquisitions was approximately $4,690,600, which included related acquisition costs of approximately $84,000 and was allocated as follows:

      Goodwill...................................................... $3,991,433
      Non-compete agreements........................................    300,000
      Equipment.....................................................    358,016
      Current assets, including cash acquired of $737...............     17,287
                                                                     ----------
                                                                     $4,666,736
                                                                     ==========

      Unaudited pro forma information for the Company as if the acquisitions above had been consummated as of January 1, 1998 and 1999 follows:

                                             Nine months ended September 30,
                                             ---------------------------------
                                                  1998              1999
                                             ---------------  ----------------
      Revenue............................... $     1,687,077  $     18,560,565
                                             ===============  ================
      Net profit (loss)..................... $    (4,987,862) $    (11,097,329)
                                             ===============  ================
      Net profit (loss) per common share.... $         (0.97) $          (1.61)
                                             ===============  ================

(7) Equity

    Common Stock

      As of September 30, 1999, the Company had authorized the issuance of 125,000,000 shares of common stock.

      Class A--In 1999, the Company designated 115,888,887 shares as Class A common stock.

      Class B--In 1999, the Company designated 9,111,113 shares as Class B common stock. Holders of Class B common stock are entitled to two and one-half votes for each share. The shares of Class A and Class B are identical in all other respects.

    Preferred Stock

      As of September 30, 1999, the Company had authorized the issuance of 15,000,000 shares of preferred stock and had designated 6,500,000 as Series A shares, and 2,400,000 as Series B shares, 1,300,000 as Series C shares and 4,555,556 as Series D shares. Each share of preferred stock is convertible into
1.25 shares of Class A common stock at the option of the holder or upon the vote of holders of two-thirds of the respective preferred stock class outstanding except for Series D shares which is convertible at the offering price into 1.25 shares Class B common stock. Preferred stock is automatically converted into common stock upon a qualified

                         EMERGE INTERACTIVE, INC.

IPO of at least $10 million with a Company valuation of at least $30 million or upon a public rights offering of the Company to shareholders of Safeguard Scientifics, Inc.

      Series A--The Series A shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $1.00 per share plus an additional $.10 per year (pro rated for partial years) from July 16, 1997 or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. The holders of Series A preferred stock are entitled to vote as a separate class to elect two directors to the Board of Directors of the Company.

      Series B--Series B shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $2.00 per share plus an additional $.20 for each year (pro rated for partial years) from December 31, 1998 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. Series B shares are junior to Series A, C and D shares.

      Series C--Series C shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $5.00 per share plus an additional $.50 for each year (pro rated for partial years) from April 15, 1999 or until the date of distribution of available assets or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to Class A common stock prior to liquidation. Series C shares are on parity with Series A and D shares except as to voting rights.

      Series D--Series D shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $9.00 per share plus an additional $1.00 for each year (pro rated for partial years) from October 27, 1999 or until the date of distribution of available assets or (b) the amount which would be distributed if all the preferred stock of the Company were converted to Class B common stock prior to liquidation. Series D shares are on parity with Series A and C shares except as to voting rights. Series D stockholders are entitled to two and one-half votes per share.

(8) Income Taxes

      Deferred income taxes reflect the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liability are as follows:

                                               December 31,
                                           ---------------------- September 30,
                                              1997        1998        1999
                                           ----------  ---------- -------------
     Deferred tax assets:
       Net operating loss carryforwards..  $3,237,000  $5,967,000  $ 8,057,000
       Amortization of acquired
        technology from XL Vision (note
        10)..............................   1,829,000   1,704,000    1,704,000
       Research and experimentation tax
        credits..........................     294,000     448,000      718,000
       Other.............................     125,000     596,000    1,524,000
                                           ----------  ----------  -----------
                                            5,485,000   8,715,000   12,003,000
       Less valuation allowance..........   5,370,000   8,715,000   12,003,000
                                           ----------  ----------  -----------
         Net deferred tax assets.........     115,000          --           --
     Deferred tax liability:
       Imputed interest..................    (115,000)         --           --
                                           ----------  ----------  -----------
         Net deferred tax asset
          (liability)....................  $       --  $       --  $        --
                                           ==========  ==========  ===========

                         EMERGE INTERACTIVE, INC.

      The Company has available at September 30, 1999 for federal income tax purposes, unused net operating loss carryforwards of approximately $21,000,000 which may be applied against future taxable income and expires in years beginning in 2010. The Company also has approximately $718,000 in research and experimentation credits carryforwards. The research and experimentation credits, which begin to expire in 2010, can also be used to offset future regular tax liabilities. A valuation allowance for deferred tax assets is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

      The difference between the "expected" tax benefit (computed by applying the federal corporate income tax rate of 34% to the loss before income taxes) and the actual tax benefit is primarily due to the effect of the valuation allowance.

(9) Stock Plan

      In January 1996, the Company adopted an equity compensation plan (the "1996 Plan") pursuant to which the Company's Board of Directors may grant shares of common stock or options to acquire common stock to certain directors, advisors and employees. The Plan authorizes grants of shares or options to purchase up to 2,168,750 shares of authorized but unissued common stock. Stock options granted have a maximum term of ten years and have vesting schedules which are at the discretion of the Compensation Committee of the Board of Directors and determined on the effective date of the grant.

      In May 1999, the Company's stockholders approved the 1999 Equity Compensation Plan (the "1999 Plan"). Under the 1999 Plan, an additional 1,250,000 shares of authorized, unissued shares of common stock of the Company are reserved for issuance to employees, advisors and for non-employee members of the Board of Directors. Option terms under the 1999 Plan may not exceed 10 years.

      A summary of option transactions follows:

                                                                  Weighted
                                      Range of                     average
                                      exercise     Weighted       remaining
                                     prices per    average       contractual
                           Shares      share    exercise price life (in years)
                          ---------  ---------- -------------- ---------------
Balance outstanding, De-
 cember 31, 1996.........     3,125  $     0.80     $0.80           4.85
                                                                    ====
  Granted................   335,000        0.80      0.80
                          ---------  ----------     -----
Balance outstanding, De-
 cember 31, 1997.........   338,125        0.80      0.80           9.64
                                                                    ====
  Granted................ 1,692,500   0.80-1.60      0.84
  Canceled...............  (398,125)       0.80      0.80
                          ---------  ----------     -----
Balance outstanding, De-
 cember 31, 1998......... 1,632,500   0.80-1.60       .84           9.48
                                                                    ====
  Granted................ 1,010,250   1.60-6.40      2.58
  Exercised..............  (112,069)       0.80      0.80
  Canceled...............   (42,188)  0.80-1.60      1.04
                          ---------  ----------     -----
Balance outstanding,
 September 30, 1999...... 2,488,494  $0.80-6.40     $1.54           9.08
                          =========  ==========     =====           ====

      At December 31, 1997, 1998 and September 30, 1999, there were 76,719, 414,375 and 716,369 shares exercisable, respectively at weighted average exercise prices of $0.80, $0.82 and $1.06, respectively.

      At December 31, 1997 and 1998 and September 30, 1999, 99,375, 511,250 and
747,250 shares were available for grant, respectively.

                         EMERGE INTERACTIVE, INC.

      The per share weighted-average fair value of stock options granted was $0 in 1996, $0 in 1997 and $0.08 in 1998 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                               1996  1997  1998
                                                               ----  ----  ----
      Volatility..............................................    0%    0%    0%
      Dividend paid...........................................    0%    0%    0%
      Risk-free interest rate................................. 6.35% 6.11% 4.73%
      Expected life in years.................................. 5.77  6.75  5.57

      No volatility was assumed due to the use of the Minimum Value Method of computation for options issued by the Company as a private entity as prescribed by SFAS No. 123.

      All stock options granted, except as noted in the paragraph below, have been granted to directors or employees with an exercise price equal to the fair value of the common stock at the date of grant. The Company applies APB Opinion No. 25 for issuances to directors and employees in accounting for its Plan and, accordingly, no compensation cost has been recognized in the consolidated financial statements through December 31, 1998.

      On March 19, 1999, the Company granted 360,625 stock options with an exercise price of $1.60 and a fair value of $1.80. The Company recorded $72,126 of unearned compensation at the date of grant and is amortizing the unearned compensation over the vesting period. Compensation expense amounted to $9,017 for the nine months ended September 30, 1999.

      Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                            1996         1997         1998
                                         -----------  -----------  -----------
      Net loss as reported.............. $(1,719,492) $(5,483,623) $(7,832,128)
                                         ===========  ===========  ===========
      Pro forma net loss................ $(1,719,492) $(5,483,623) $(7,964,078)
                                         ===========  ===========  ===========
      Net loss per share, as reported:
        Basic and diluted............... $     (9.24) $    (14.34) $     (1.80)
                                         ===========  ===========  ===========
      Pro forma net loss per share:
        Basic and diluted............... $     (9.24) $    (14.34) $     (1.83)
                                         ===========  ===========  ===========

(10) Related Party Transactions

    Due to Related Parties

      Due to related parties consist of:

                                               December 31,
                                           --------------------- September 30,
                                              1997       1998        1999
                                           ---------- ---------- -------------
      XL Vision........................... $8,029,995 $5,158,436  $ 6,057,978
      Safeguard Scientifics, Inc. and
       Safeguard Delaware, Inc............     10,309     28,898    7,347,979
                                           ---------- ----------  -----------
                                           $8,040,304 $5,187,334  $13,405,957
                                           ========== ==========  ===========

                         EMERGE INTERACTIVE, INC.

    Amounts Due to XL Vision

      Amounts due to XL Vision consist of:

      Balance as of December 31, 1996............................  $ 3,636,494
        Allocation of costs and funding of working capital to the
         Company.................................................    6,318,405
        Technology transfer fee..................................    4,400,000
        Interest charges on technology transferred...............      141,167
        Proceeds from Series A Preferred Stock...................   (6,443,606)
        Issuance of Class A common stock.........................      (22,465)
                                                                   -----------
      Balance as of December 31, 1997............................    8,029,995
        Allocation of costs and funding of working capital to the
         Company.................................................    9,120,441
        Interest charges on technology transferred...............      308,000
        Contribution of debt to equity...........................   (7,500,000)
        Contribution of debt to equity in exchange for Series B
         Preferred Stock.........................................   (4,800,000)
                                                                   -----------
      Balance as of December 31, 1998............................    5,158,436
        Allocation of costs and funding of working capital to the
         Company.................................................      668,542
        Interest charges on technology transferred...............      231,000
                                                                   -----------
      Balance as of September 30, 1999...........................  $ 6,057,978
                                                                   ===========

      The average outstanding balance due to XL Vision was approximately $2,690,900 in 1996, $6,239,600 in 1997, $12,782,400 in 1998 and $7,342,435 in
1999.

      On January 1, 1999, the Company signed a revolving promissory note with XL Vision for up to $3,000,000. The revolving promissory note bears interest at the prime rate plus 1% and is due in full when the Company completes an IPO or sells all of its assets or stock.

    Note Payable to Safeguard Delaware, Inc.

      On July 21, 1999, the Company obtained a $3,000,000 revolving note payable from Safeguard Delaware, Inc ("Safeguard"). The revolving note payable, as amended, bears interest payable monthly at the prime rate plus 1% and is due December 31, 1999.

      In August, September and October 1999, the Company signed demand notes with interest payable monthly at the prime rate plus 1% with Safeguard for $2,500,000, $2,000,000 and $2,500,000, respectively. These notes were cancelled in October 1999, in exchange for a $7,050,000 note due in full on October 25, 2000, the repayment of a promissory note issued concurrently with the sale of Series D preferred stock or an IPO, whichever is earlier.

    Technology Fee

      On July 15, 1997, the Company entered into an agreement with XL Vision for the transfer of certain technology that is used by the Company in the sale of its products for a $4,400,000 note payable. The transfer was accounted for as a distribution to XL Vision as it represented amounts paid for an asset to an entity under common control in excess of the cost of such asset. The note payable bears interest at 7% per annum. Interest expense was $141,167 in 1997, $308,000 in 1998 and $231,000 in 1999.

                         EMERGE INTERACTIVE, INC.

    Direct Charge Fee

      Prior to April 1, 1997 personnel, and other services were provided by XL Vision and the costs were allocated to the Company. The Company believes that the allocation method used by XL Vision was reasonable. Effective April 1, 1997, the Company entered into a direct charge fee agreement with XL Vision which allows for cost-based charges based upon actual hours incurred. Costs allocated by or service fees charged by XL Vision were approximately $468,000 in 1996, $720,000 in 1997, $460,000 in 1998 and $390,000 in 1999. A portion of the fees in 1998 and 1999 and all of the costs and fees in 1996 and 1997 were allocated to the discontinued transportation segment.

    Administrative Services Fee

      Effective December 15, 1997, the Company entered into an agreement which requires accrual of an administrative services fee based upon a percentage of gross revenues. The fee for administrative support services, including management consultation, investor relations, legal services and tax planning, is payable monthly to XL Vision and Safeguard Scientifics, Inc., the largest shareholder of XL Vision, based upon an aggregate of 1.5% of gross revenues with such service fees to be not more than $300,000 annually. Effective August 17, 1999, the agreement was amended such that the administrative services fee is applied to net contribution margin on cattle sales and gross revenue for all other sales. The fee is accrued monthly but is only payable in months during which the Company has achieved positive cash flow from operations. The agreement extends through December 31, 2002 and continues thereafter unless terminated by any party. Administrative service fees were approximately $10,300 in 1997, $37,200 in 1998 and $43,500 in 1999.

    Leases

      The Company leases equipment under a capital lease, effective April 20, 1998, with an affiliated entity, XL Realty, Inc. Future minimum lease payments, including imputed interest at 7.53%, are $79,852 in 1999, $85,765 in 2000, $92,684 in 2001, $100,154 in 2002 and $26,415 in 2003. Interest expense was
$23,594 in 1998 and $20,627 in 1999.

      The Company rents its facility from XL Vision. Rent expense varies based on space occupied by the Company and includes charges for base rent, repairs and maintenance, telephone and networking expenses, real estate taxes and insurance. Rent expense is approximately $68,000 in 1996, $354,000 in 1997, $1,129,000 in 1998, and $528,000 in 1999.

    License Agreement with XL Vision, Inc.

      In February 1999, the Company signed a license agreement with XL Vision, granting XL Vision a license to use Company software for the limited purpose of evaluating whether the software could provide the basis for a new company that would operate in the agricultural industry. The license agreement terminated on November 30, 1999. If XL Vision forms a new company, the Company will negotiate a long-term license agreement. In addition, XL Vision is obligated to give the Company at least 25% of the new company. The Company is obligated to transfer all amounts up to 25% of the company to Lost Pelican, LLC.

(11) Segment Information

      In 1998, the Company adopted SFAS No. 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required. The management

                         EMERGE INTERACTIVE, INC.

approach requires the Company to report certain financial information related to continuing operations that is provided to the Company's chief operating decision-maker. The Company's chief operating decision-maker receives revenue and contribution margin (revenue less direct costs and excluding overhead) by source, and all other statement of operations data and balance sheet on a consolidated basis. The Company's reportable segments consist of cattle sales and animal sciences products and services. While the Company operates entirely in the animal science marketplace, the contribution margin associated with cattle sales and the related prospects for this portion of the Company's business differ from the rest of the Company's product offerings.

      The following summarizes revenue, cost of revenue and gross profit and contribution margin information related to the Company's two operating segments:

                                                 Nine months ended
                                             -------------------------
                              Year ended     September 30,  September
                           December 31, 1998     1998       30, 1999
                           ----------------- ------------- -----------
                                              (Unaudited)
Revenue:
  Cattle..................    $        --     $        --  $17,022,862
  Animal sciences.........      1,792,471       1,106,452    1,315,783
                              -----------     -----------  -----------
  Total...................    $ 1,792,471     $ 1,106,452  $18,338,645
                              ===========     ===========  ===========
Cost of revenue:
  Direct costs:
    Cattle................    $        --     $        --  $16,860,452
    Animal sciences.......        900,824         603,410      492,115
                              -----------     -----------  -----------
    Total direct costs....        900,824         603,410   17,352,567
  Unallocated overhead....      1,722,623       1,025,347      929,763
                              -----------     -----------  -----------
  Total...................    $ 2,623,447     $ 1,628,757  $18,282,330
                              ===========     ===========  ===========
Gross profit (loss):
  Contribution margin:
    Cattle................    $        --     $        --  $   162,410
    Animal sciences.......        891,647         503,042      823,668
                              -----------     -----------  -----------
    Total.................        891,647         503,042      986,078
  Unallocated overhead....     (1,722,623)     (1,025,347)    (429,763)
                              -----------     -----------  -----------
  Gross profit (loss).....    $  (830,976)    $  (522,305) $   556,315
                              ===========     ===========  ===========

      The Company's assets, and other statement of operations data are not allocated to a segment.

(12) Discontinued Operations

      In December 1998, the Company's Board of Directors decided to dispose of its transportation segment. The Company's AMIRIS thermal imaging system, which was the sole product sold in the transportation segment, was sold on January 15, 1999 to Sperry Marine, Inc. for approximately $1,900,000. The Company received $200,000 of cash at closing and collected an additional $1,388,000 through September 30, 1999. The remaining balance of approximately $312,000 is expected to be collected by December 31, 1999. The Company is entitled to a royalty of 8% of net AMIRIS system sales, up to a maximum royalty of $4.3 million over a four year period or up to a maximum royalty of $5.0 million, if $4.3 million is not received within four years.

                         EMERGE INTERACTIVE, INC.

      Net assets of the discontinued transportation segment consist of:

                                              December 31,
                                          ----------------------  September 30,
                                             1997        1998         1999
                                          ----------  ----------  -------------
Accounts receivable...................... $  145,500  $  381,435    $ 419,784
Inventory, net...........................  1,076,043   2,020,625      123,093
Property and equipment, net..............     22,650     134,098           --
Intangibles, net.........................     94,444      61,108       36,106
Accounts payable.........................   (271,833)    (80,510)     (63,647)
Accrued liabilities including provision
 for operating loss during phase out
 period of $72,667 in 1998 and $18,748 in
 1999....................................         --    (231,415)    (125,000)
                                          ----------  ----------    ---------
    Net assets........................... $1,066,804  $2,285,341    $ 390,336
                                          ==========  ==========    =========

(13) Commitments and Contingencies

    Voluntary Employee Savings 401(k) Plan

      The Company established a voluntary employee savings 401(k) plan in 1997 which is available to all full time employees 21 years or older. The plan provides for a matching by the Company of the employee's contribution to the plan for 50% of the first 6% of the employee's annual compensation. The Company's matching contributions were $6,300 in 1996, $38,195 in 1997, $62,108 in 1998 and $54,229 in 1999.

    Royalties

      In connection with the NutriCharge license, the Company is obligated to a royalty of 5% of gross revenues from the sale of NutriCharge products and infrared technology related to the Company's Canadian license agreement.

      The Company is also obligated to a royalty of 6% of net revenues from product or services related to technology patented by Iowa State University.

(14) Subsequent Events

    Sale of Series D Preferred Stock

      On October 27, 1999, the Company agreed to issue 4,555,556 shares of Series D preferred stock and a warrant to acquire 1,138,889 shares of Class B common stock for $38,815,000. Series D preferred shares convert into Class B common stock at the offering price. The warrants are exercisable at the Company's IPO price and are valued at $3,325,553 using the Black-Scholes method and assuming a strike price of $11.20, expiration of three years, 90% volatility and 5.8% interest. In the event the Company does not complete an IPO the warrants may be exercised after November 16, 2000 or earlier if the Company has an equity financing of not less than $20,000,000 from private investors. In return for these instruments the Company received $18,000,000 in cash in November 1999 and a non-interest bearing, promissory note in the amount of $23,000,000 due on October 27, 2000. Imputed interest at 9.5% amounts to $2,185,000 over the life of the note. The note receivable will be shown as a reduction of stockholders' equity, net of imputed interest.

    Stock Split

      On December 6, 1999, the Board of Directors of the Company authorized a five-for-four stock split. The stock split has been reflected in these financial statements as if it had occurred on the first day of the first period presented.

                      Report of Independent Auditors

Board of Directors and Stockholders

JusticeLink, Inc.

(formerly LAWPlus, Inc.)

      We have audited the balance sheet of JusticeLink, Inc. (formerly LAWPlus, Inc.) as of December 31, 1998, and the related statements of operations, mandatory redeemable convertible stock and other capital and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made my management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 1998 financial statements referred to above present fairly, in all material respects, the financial position of JusticeLink, Inc. (formerly LAWPlus, Inc.) at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally acceptable accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 9, the Company has recurring operating losses and has a working capital deficiency and a net capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 9. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

October 25, 1999, except for                    Ernst & Young LLP
Notes 9 and 10 for which the date is
November 12, 1999

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                              Balance Sheets

                                                                   (Unaudited)
                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
                                                           (In thousands)
Assets
Current assets:
  Cash..............................................   $     14     $  1,071
  Accounts receivable trade.........................         74           64
  Prepaids..........................................         27           22
                                                       --------     --------
  Total current assets..............................        115        1,157
Property and equipment, net.........................        747        1,644
Notes receivable, affiliates........................        135           --
Deposits............................................        106           45
Debt issuance cost, net.............................         91           --
Goodwill and other intangible assets, net...........         --        3,316
Other...............................................          4           53
                                                       --------     --------
Total assets........................................   $  1,198     $  6,215
                                                       ========     ========
Liabilities, Mandatory Redeemable Convertible Stock
 and Other Capital
Current liabilities:
  Accounts payable trade............................   $    763     $    747
  Accrued liabilities...............................        401          544
  Accrued lease cancellation fees...................        161           --
  Deferred compensation.............................        546          134
  Current portion of capital lease obligations......        375          375
  Notes payable and current portion of long-term
   debt.............................................        243        4,734
                                                       --------     --------
  Total current liabilities.........................      2,489        6,534
Capital lease obligations, less current portion.....        125          315
Long-term debt, less current portion................      4,927        1,336
Notes payable, long-term debt and accrued interest
 converted to Series B mandatory redeemable
 convertible preferred stock during 1999............      7,563           --
Commitments and contingencies
Mandatory Redeemable Convertible Stock
Series B mandatory redeemable convertible preferred
 stock, par value $.05 per share, 10,000,000 shares
 authorized, 8,161,517 shares issued and
 outstanding........................................         --       16,527
Other Capital
Series A convertible preferred stock, $.01 par
 value, 15,000,000 shares authorized, 3,200,000
 shares issued and outstanding ($3,809,536 aggregate
 liquidation value).................................         32           --
Common stock, $.05 par value, 25,000,000 shares
 authorized, 683,242 shares in 1998 and 10,000
 shares in 1999 issued and outstanding..............         34            1
Additional capital..................................      6,157        8,376
Accumulated deficit.................................    (20,129)     (26,874)
                                                       --------     --------
Total other capital.................................    (13,906)     (18,497)
                                                       --------     --------
Total liabilities, mandatory redeemable convertible
 stock and other capital............................   $  1,198     $  6,215
                                                       ========     ========

                          See accompanying notes

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                         Statements of Operations

                                                                (Unaudited)
                                                                Nine Months
                                                              Ended September
                                                  Year ended        30,
                                                 December 31, ----------------
                                                     1998      1998     1999
                                                 ------------ -------  -------
                                                        (in thousands)
Revenue.........................................   $    272   $   190  $   190
Operating expenses:
  Selling and customer support..................      2,179     1,613    1,637
  Product development...........................      2,004     1,440      737
  Operations....................................      1,824     1,256    1,437
  General and administrative....................      2,249     1,525    1,218
  Depreciation and amortization.................        693       478    1,070
                                                   --------   -------  -------
                                                      8,949     6,312    6,099
                                                   --------   -------  -------
Loss from operations............................     (8,677)   (6,122)  (5,909)
Interest expense................................     (1,578)     (739)    (836)
                                                   --------   -------  -------
Net loss........................................   $(10,255)  $(6,861) $(6,745)
                                                   ========   =======  =======

                          See accompanying notes

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

  Statements of Mandatory Redeemable Convertible Stock and Other Capital

                              Mandatory
                              Redeemable
                          Convertible Stock                         Other Capital
                          ------------------ --------------------------------------------------------------
                                               Series A
                                              Convertible
                          Series B Preferred   Preferred
                                Stock            Stock      Common Stock
                          ------------------ -------------- --------------  Additional Accumulated
                           Shares   Amount   Shares  Amount Shares  Amount   Capital     Deficit    Total
                          -------- --------- ------  ------ ------  ------  ---------- ----------- --------
                                                          (In thousands)
Balance at January 1,
 1998...................       --         --  3,200   $ 32     687  $  34     $5,744    $ (9,874)  $ (4,064)
 Issuance of warrants
  attached to Revolving
  Note guarantee and
  1998 Bridge Loans.....       --         --     --     --      --     --        503          --        503
 Other..................       --         --     --     --      (4)    --        (90)         --        (90)
 Net loss and
  comprehensive loss....       --         --     --     --      --     --         --     (10,255)   (10,255)
                          -------  --------- ------   ----  ------  -----     ------    --------   --------
Balance at December 31,
 1998...................       --         --  3,200     32     683     34      6,157     (20,129)   (13,906)
 Exercise of warrants
  issued in connection
  with the 1998 and 1999
  Bridge Loans
  (unaudited)...........       --         --     --     --   7,754    388         --          --        388
 Recapitalization of
  LAWPlus, Inc.
  (unaudited)...........    3,462  $   6,925 (3,200)   (32) (8,437)  (422)     2,994          --      2,540
 Series B preferred
  stock issued in
  connection with the
  acquisition of
  JusticeLink, Inc.
  (unaudited)...........    1,187      2,375     --     --      --     --         --          --         --
 Series B preferred
  stock issued in
  exchange for 1999
  Bridge Loans and
  accrued interest
  (unaudited)...........    1,114      2,228     --     --      --     --         --          --         --
 Issuance of Series B
  preferred stock, net
  (unaudited)...........    2,398      4,795     --     --      --     --       (575)         --       (575)
 Accrued dividends on
  Series B preferred
  stock (unaudited).....       --        204     --     --      --     --       (204)         --       (204)
 Exercise of employee
  stock options
  (unaudited)...........       --         --     --     --      10      1          4          --          5
 Net loss and
  comprehensive loss
  (unaudited)...........       --         --     --     --      --     --         --      (6,745)    (6,745)
                          -------  --------- ------   ----  ------  -----     ------    --------   --------
Balance at September 30,
 1999 (unaudited).......    8,161  $  16,527     --   $ --      10  $   1     $8,376    $(26,874)  $(18,497)
                          =======  ========= ======   ====  ======  =====     ======    ========   ========

                          See accompanying notes.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                         Statements of Cash Flows

                                                            (Unaudited)
                                                         Nine Months Ended
                                             Year ended    September 30,
                                            December 31, ------------------
                                                1998       1998      1999
                                            ------------ --------  --------
                                                    (in thousands)
Operating Activities
Net loss..................................    $(10,255)  $ (6,861) $ (6,745)
Adjustments to reconcile net loss to net
 cash used in operating activities:
 Depreciation and amortization............         693        397     1,072
 Amortization of debt issuance costs......          26         19        91
 Loss on disposal of property and
  equipment...............................         434        434        35
 Interest related to warrants attached to
  debt....................................         503         --        --
 Non-cash interest expense................         563         --        --
 Changes in operating assets and
  liabilities:
  Accounts receivable trade...............         (52)       (23)       10
  Prepaids, deposits and other............         (57)        (4)       66
  Notes receivable, affiliates............         115        150        --
  Accounts payable and accrued
   liabilities............................         489        522        20
                                              --------   --------  --------
Net cash used in operating activities.....      (7,541)    (5,366)   (5,451)
Investing Activities
Cash acquired from merger with
 JusticeLink, Inc.........................          --         --         1
Merger costs..............................          --         --      (412)
Purchases of property and equipment.......        (154)       (75)   (1,003)
                                              --------   --------  --------
Net cash used in investing activities.....        (154)       (75)   (1,414)
Financing Activities
Proceeds from the exercise of warrants for
 LAWPlus, Inc. common stock...............          --         --       388
Proceeds from the exercise of stock
 options..................................          --         --         5
Net proceeds from sale of Series B
 preferred stock..........................          --         --     4,220
Proceeds from issuance of notes payable
 and long-term debt.......................       6,375      3,653        --
Payments on notes payable and long-term
 debt.....................................        (591)      (175)     (172)
Proceeds from 1999 bridge loans...........          --         --     3,762
Payments on capital lease obligations.....        (361)      (253)     (281)
Other.....................................         (90)       (90)       --
                                              --------   --------  --------
Net cash provided by financing
 activities...............................       5,333      3,135     7,922
                                              --------   --------  --------
Increase (decrease) in cash...............      (2,362)    (2,306)    1,057
Cash at beginning of period...............       2,376      2,376        14
                                              --------   --------  --------
Cash at end of period.....................    $     14   $     70  $  1,071
                                              ========   ========  ========
Supplemental Cash Flow Information
Cash paid for interest....................    $    527   $    365  $    400
Significant Noncash Investing and
 Financing Activities
Debt converted to Series B preferred stock
 and additional capital in connection with
 the recapitalization (including accrued
 interest of $600,000)....................    $     --   $     --  $  7,600
Common stock and Series A preferred stock
 converted to Series B preferred stock and
 additional capital in connection with the
 recapitalization.........................    $     --   $     --  $  3,638
1999 bridge loans converted to Series B
 preferred stock (including accrued
 interest of $328,000)....................    $     --   $     --  $  2,228
Property and equipment acquired with
 capital leases...........................    $     --   $     --  $    474

                          See accompanying notes.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                       Notes to Financial Statements

           December 31, 1998 and September 30, 1999 (Unaudited)

1. Organization and Description of Business

      LAWPlus, LLC, a Texas limited liability corporation was formed on April 20, 1995 (inception) and was 94% owned by COREPlus LLC. Certain activities were conducted by COREPlus, LLC on behalf of LAWPlus, LLC and the statement of operations for the period from inception (April 20, 1995) through December 31, 1997 includes those activities. At the commencement of operations on July 16, 1997, the members of LAWPlus, LLC exchanged their membership units for shares of common stock of LAWPlus, Inc., a Delaware corporation incorporated on July 9, 1997, and COREPlus, LLC transferred assets of $25,000 and liabilities of $2,701,000, recorded at their historical basis, to LAWPlus, Inc. The accompanying financial statements and references to the "Company" include the accounts of LAWPlus, Inc. and certain activities of its predecessor entities LAWPlus, LLC and COREPlus, LLC.

      Effective May 25, 1999, LAWPlus, Inc. acquired JusticeLink, Inc. in a purchase transaction (see Note 10) with the newly combined company operating under the name JusticeLink, Inc.

      The Company provides secure electronic document transmission and storage services to court systems, attorneys and litigants. The Company has executed service agreements with court systems and law firms participating within certain court systems in the states of Texas, Mississippi, California, Colorado, Alabama and Georgia. The Company continues to pursue opportunities to expand its services throughout the United States.

2. Summary of Significant Accounting Policies

    Revenue Recognition

      The Company recognizes revenue as services are provided.

    Property and Equipment

      Property and equipment are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets which range from three to five years. Leasehold improvements and assets under capital leases, are amortized over the lesser of the base lease term or estimated useful life of the respective asset and included in depreciation expense.

    Product Development Costs

      In 1998, the Company expensed all product development costs as incurred. Product development costs represent the internal and external costs associated with developing the Company's electronic filing applications.

      In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP is effective for all fiscal years beginning after December 15, 1998 and requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. SOP 98-1 does not require restatement of prior year financial statements upon adoption. As of September 30, 1999, the Company has capitalized $754,000 in connection with developing internal use software.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

    Debt Issuance Costs

      Debt issuance costs were carried at cost of $130,000 less accumulated amortization of $39,000 as of December 31, 1998 which was calculated using the interest method over the term of the debt, and included in other assets. During 1999, the remaining unamortized balance of $33,000 was written off in connection with the Company's recapitalization (see Note 10).

    Income Taxes

      Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Valuation allowances are provided against deferred tax assets when the realization of the assets is not reasonably assured.

    Use of Estimates

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Concentration of Credit Risk

      Financial instruments which potentially subject the Company to concentration of credit risk are primarily accounts receivable. The Company's accounts receivable are mainly comprised of small balances due from a large number of customers for which collateral is generally not required. Due to the Company's diverse customer base and collection history, management believes no allowance for doubtful accounts is required as of December 31, 1998.

    Interim Financial Information

      The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, which the Company considers necessary to present fairly the financial position, results of operations, changes in mandatory redeemable convertible preferred stock and other capital and cash flows of the Company for those interim periods. The operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year.

    Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company has not completed a through review of all its contracts for embedded derivatives and, accordingly, the effects, if any, upon adoption of SFAS 133 on its financial position or results of operations have not been determined.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

3. Property and Equipment

      Property and equipment consisted of the following:

                                                              (Unaudited)
                                         December 31, 1998 September 30, 1999
                                         ----------------- ------------------
                                                    (in thousands)
     Computer and data network
      equipment.........................      $ 1,792           $ 2,448
     Software...........................          261             1,119
     Office and other equipment.........          154               179
                                              -------           -------
                                                2,207             3,746
     Less accumulated depreciation......       (1,460)           (2,102)
                                              -------           -------
     Property and equipment, net........      $   747           $ 1,644
                                              =======           =======

      Included within property and equipment are assets under capital leases of $1,250,000 and related accumulated amortization of $556,000 at December 31, 1998.

4. Notes Payable and Long-Term Debt

      Notes payable and long-term debt consisted of the following:

                                                                 (Unaudited)
                                            December 31, 1998 September 30, 1999
                                            ----------------- ------------------
                                                       (in thousands)
     Note payable.........................       $    --           $ 1,072
     Revolving Note.......................         3,500             3,500
     Senior Note..........................           334               162
     12% Subordinated Note................         3,440                --
     1998 Bridge Loans....................         2,500                --
     12% Senior Subordinated Notes........         1,060                --
     Subordinated Note....................         1,000             1,000
     8% Senior Subordinated Note..........           336               336
                                                 -------           -------
                                                  12,170             6,070
     Less current portion not converted to
      Series B mandatory redeemable
      convertible preferred stock.........          (243)           (4,734)
     Less, in 1998, notes payable and
      long-term debt converted to Series B
      mandatory redeemable convertible
      preferred stock during 1999.........        (7,000)               --
                                                 -------           -------
     Long-term debt, less current
      portion.............................       $ 4,927           $ 1,336
                                                 =======           =======

      As discussed below and in Note 10, in connection with the recapitalization and merger with JusticeLink, Inc. in May 1999, the Company's outstanding 12% Senior Subordinated Notes, 12% Subordinated Notes and the 1998 Bridge Loans were converted to Series B Convertible Preferred Stock. These amounts totaling $7,000,000 plus accrued interest of approximately $563,000 at December 31, 1998 are shown separately on the balance sheet at December 31, 1998 as Notes payable, long-term debt and accrued interest converted to Series B mandatory redeemable convertible preferred stock during 1999.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

      In May 1998, the Company entered into a Substitute Revolving Note (the "Revolving Note") with a bank under which it has borrowed $3,500,000 bearing interest at the bank's prime rate (7.75% at December 31, 1998). Interest is payable monthly with all outstanding principal originally due at July 31, 1999. During October 1999, the bank agreed to extend the maturity date to July 31, 2000. The borrowings under the Revolving Note are collateralized by substantially all the assets of the Company. In addition, the Revolving Note is guaranteed by two investment fund limited partnerships, which held all of the Company's Series A Preferred Stock and have representatives on the Board of Directors of the Company at December 31, 1998, in return for 435,000 warrants to purchase an equal number of shares of common stock with an exercise price of $.05 per share through May 4, 2008. The fair value of the warrants at date of grant, as determined by management, of $218,000 was recorded as additional capital and amortized to interest expense over the period to the original maturity date of the Revolving Note on August 31, 1998.

      Additionally, the guarantee by the two investment fund limited partnerships may be reduced to $1,000,000 upon meeting certain conditions of the size and valuation of an initial public offering.

      In December 1997, the Company entered into a term note (the "Senior Note") agreement with a commercial bank for $500,000 due on December 5, 2000. Interest accrues at prime plus 2% (9.75% at December 31, 1998). Principal payments, beginning January 5, 1998, were due in equal monthly installments of approximately $14,000 plus interest. The Senior Note agreement contains a penalty for prepayments and restricts the Company's ability to declare or pay any dividends during the term of the loan. Additionally, a provision of the Senior Note required the Company to raise $10,000,000 in junior capital by March 31, 1998. The March 31, 1998 deadline was subsequently extended to September 30, 1998. In November 1998 the Company and the commercial bank agreed to renegotiate the terms of the agreement which resulted in a requirement for monthly payments of approximately $14,000 until March 5, 1999 (subsequently extended to August 5, 1999), at which time all unpaid principal and interest was due and payable. In September 1999, the Company and the bank revised the Senior Note to a six month installment note, with monthly payments including principal and interest of approximately $46,000, maturing on February 5, 2000. The Senior Note is collateralized by specific equipment.

      In July 1997, the Company assumed 12% Senior Subordinated Notes totaling $1,060,000, a Subordinated Note of $1,000,000, and an 8% Senior Subordinated Note of $450,000 from COREP1us, LLC.

      The 12% Senior Subordinated Notes of $1,060,000 bore interest at 12% and were payable quarterly. The principal of the notes was originally due and payable on July 1, 2001, however, in conjunction with the 1999 recapitalization of LAWPlus, Inc. and merger with JusticeLink, Inc. (see Note 10), the Senior Subordinated Note of $1,060,000 was converted to Series B Preferred Stock.

      The $1,000,000 Subordinated Note is unsecured and due on March 31, 2001. Interest accrues at prime plus 1% (8.75% at December 31, 1998) and is payable quarterly.

      The 8% Senior Subordinated Note between the Company and Southeast Texas NETPlus, Inc. (an entity owned by stockholders who were former directors or officers of the Company) accrues interest at 8% with principal and interest payable quarterly. On November 20, 1997, the terms of the 8% Senior Subordinated Note for the then remaining principal of $436,000 were amended to require principal and interest to be paid monthly through October 1, 2000. Subsequently, the terms of the 8% Senior Subordinated Note for the then remaining principal of $386,000 were amended on May 4, 1998, to provide that interest will accrue at 8% per annum but payment of such interest is deferred until the closing of a private placement equity financing at which time all such deferred interest payments shall be paid. All deferred interest was paid in connection with

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

the financing on July 1, 1999 described in Note 10. In addition, the Company made a required principal payment of $50,000 on May 4, 1998. The remaining $336,000 principal and unpaid and accrued interest is fully due and payable on October 16, 2001.

      In July and November 1997, the Company issued 12% Subordinated Notes for $1,500,000 and $1,940,476, respectively. The notes were originally due on June 30, 2002 with interest payable quarterly. However, in conjunction with the 1999 recapitalization of LAWPlus, Inc. and merger with JusticeLink, Inc. (see Note
10) the Subordinated Notes were converted to Series B Preferred Stock. As permitted by the terms of the 12% Subordinated Notes, accrued interest was added to the unpaid principal balance of the notes prior to the conversion.

      To fund operations in 1998, the Company entered into a series of bridge loans (the "1998 Bridge Loans") aggregating $2,500,000 at December 31, 1998. The 1998 Bridge Loans bore interest at 9% per annum with all principal and interest due at maturity of November 30, 1998 or March 15, 1999. In addition, the Company issued to the lenders 3,812,160 warrants expiring May 4, 2008 for an equal number of shares of common stock with an exercise price of $0.05 per share. Warrants for 641,180 shares were immediately exercisable. Warrants for 1,000,000 shares became exercisable on each of December 15, 1998, January 15, 1999 and February 15, 1999 and 171,080 became exercisable on January 12, 1999. If the 1998 Bridge Loans had been repaid by each of these dates or had the Company obtained third party financing, some or all of the warrants would have been voided. The fair value of the warrants at the date of grant, as determined by management, of $285,000, was recorded as additional capital and amortized to interest expense over the period from issue to the original maturity date of the 1998 Bridge Loans.

      Subsequent to December 31, 1998, the Company entered into bridge loans (the "1999 Bridge Loans") for an aggregate of $3,762,000 of borrowings, under substantially the same terms as the 1998 Bridge Loans including immediately exercisable warrants expiring on May 4, 2008 for an aggregate of 10,342,160 shares of common stock at an exercise price of $0.05 per share. The value of the warrants was determined by management to be nominal.

      In connection with the 1999 recapitalization of LAWPlus, Inc, and merger with JusticeLink, Inc (see Note 10), the $2,500,000 of 1998 Bridge Loans and $1,862,000 of 1999 Bridge Loans were converted to Series B Preferred Stock. Additionally, on July 1, 1999, $1,900,000 of 1999 Bridge Loans were converted to Series B Preferred Stock (see Note 10).

      Maturities of notes payable and long-term debt at December 31, 1998, excluding amounts converted to Series B Preferred Stock on May 25, 1999, were as follows (in thousands):

      1999............................................................... $  243
      2000...............................................................  3,591
      2001...............................................................  1,336

5. Income Taxes

      No provision for income taxes has been provided for the year ended December 31, 1998 due to the Company's operating loss.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

      At December 31, 1998, the Company has net operating loss carryforwards of approximately $16,000,000. The net operating losses have resulted in net deferred tax assets of approximately $5,440,000 at December 31, 1998 fully offset by a valuation reserve.

      Additionally, changes in ownership of the Company could result in limitations on the Company's ability to utilize the losses which begin expiring in 2012.

6. Commitments and Contingencies

      The Company has operating and capital lease commitments for office space and equipment with lease terms ranging from three to five years. The office space lease agreement includes an escalation clause and renewal option to extended the term by three years.

      Capital leases require monthly payments over periods ranging from 18 to 36 months with implicit interest rates ranging from 11% to 17%.

      Future minimum lease payments under noncancelable capital and operating leases at December 31, 1998 were as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
                                                                (in thousands)
      1999....................................................  $375     $391
      2000....................................................   169      387
      2001....................................................     1      127
      2002....................................................   --        14
      2003....................................................   --         8
                                                                ----     ----
      Total minimum lease payments............................   545     $927
                                                                         ====
      Less amount representing interest.......................    45
                                                                ----
      Present value of minimum capital lease payments.........   500
      Less current portion....................................   375
                                                                ----
      Capital lease obligations, less current portion.........  $125
                                                                ====

      Rent expense for noncancelable operating leases was approximately $317,000 for the year ended December 31, 1998.

      Also in February 1998, the Company entered into an outsourcing agreement with a third party to provide data processing and related information technology services for the Company's production operating system. Amounts paid to the third party in 1998 were approximately $322,000. The agreement was terminated in December 1998 and termination costs of approximately $161,000 were accrued.

      The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management the disposition of these various claims, legal actions and complaints would not have a material effect on the Company's financial position or result of operations.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

7. Capital Stock

    Reverse Stock Split

      On October 29, 1998, LAWPlus, Inc. amended its Articles of Incorporation to convert each share of its $.01 par value common stock into one-fifth of one share of common stock, $.05 par value (reverse split). All common stock, options and warrants to purchase common shares outstanding on October 29, 1998 were adjusted to reflect the reverse split. The impact of the reverse split has been retroactively reflected in the accompanying financial statements.

    Series A Convertible Preferred Stock

      Each share of Series A Convertible Preferred Stock (the "Series A Preferred Stock") was convertible into one share of common stock. The Series A Preferred Stock automatically converted to common stock upon closing of an initial public offering of common stock in which aggregate proceeds received by the Company would have been at least $25 million and which represented a valuation of the total common equity of the Company of at least $60 million. Holders of Series A Preferred Stock were not entitled to receive dividends prior, or in preference, to common shareholders. Holders of Series A Preferred Stock were to receive dividends upon declaration or payment of any dividend or distribution to common shareholders. Holders of Series A Preferred Stock had the right to vote with common shareholders on the basis of one vote per share of Series A Preferred Stock held. The liquidation preference of the Series A Preferred Stock was $1.19048 per share.

      In connection with the 1999 recapitalization of LAWPlus, Inc. and merger with JusticeLink, Inc. (see Note 10), all of the issued and outstanding Series A Preferred Stock was exchanged for Series B Preferred Stock.

    Stock Warrants

      At December 31, 1998, warrants to purchase 4,247,160 shares of common stock with an exercise price of $0.05 per share were outstanding, 2,076,080 shares of which were exercisable. The warrants were issued in conjunction with guarantees of the Revolving Note and the 1998 Bridge Loans (see Note 4) and expire on May 4, 2008.

    Stock Options

      At December 31, 1998, fully vested options granted prior to the incorporation of LAWPlus, Inc. to purchase 15,000 shares of common stock are outstanding with an exercise price of $0.0165 per share, exercisable through December 31, 2010. Subsequently, with the 1999 recapitalization of LAWPlus, Inc. and merger with JusticeLink, Inc. (see Note 10), these options were converted to options to purchase 9,246 shares of common stock with an exercise price of $0.0268 with the original expiration date.

      In October 1998, the stockholders of the Company approved an Employee Stock Option Plan authorizing 1,000,000 shares of the Company's common stock to be reserved for the granting of incentive stock options. Stock option grants for 593,068 shares with an exercise price of $0.50, representing the estimated fair value at the date of grant were awarded during 1998. Generally, the options vest at six to twelve months from the date of grant at a rate of 25% of the initial grant and then pro rata each month thereafter until all options vest four years from the date of grant. As of December 31, 1998, 66,261 options were exercisable.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

      Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, requires pro forma information regarding the Company's net loss determined as if the Company has accounted for its employee stock options under the fair value method. The fair value of the Company's outstanding options was estimated to be approximately $4,000 at the date of grant using a "minimum value" option pricing model and is amortized over the vesting period of the options. The following weighted-average assumptions for fiscal 1998 were used: risk-free interest rate of 6.5%; a dividend yield of zero; and a weighted-average expected life of each option of four years. The fair value method results in the same net loss for fiscal 1998 as that shown in the statement of operations.

8. Related Party Transactions

      The Company had loans outstanding to former officers of the Company totaling $135,000 as of December 31, 1998.

      An officer and director of the Company owns a facility from which the Company relocated effective December 1998. The Company incurred approximately $67,000 in rental expense related to this facility during the year ended December 31, 1998.

      Equipment is leased from a company in which a director of the Company has an ownership interest. The Company made approximately $266,000 in capital lease payments to this company during the year ended 1998. In May 1999, the Company entered into an additional lease with this Company for equipment with a fair value of $425,000.

      A partner of the Company's former outside legal counsel is also an equity owner in the Company. The Company incurred approximately $18,000 in legal expenses with the law firm during the year ended December 31, 1998.

      In February 1998, the Company entered into a third-party development contract for the design, engineering and development of a significant portion of the Company's electronic filing application. Certain shareholders and directors of the Company collectively own approximately 36% of the equity securities of the third party, on a fully diluted basis, and serve on its board of directors. The Company made contract payments of approximately $515,000 during 1998.

9. Ongoing Business Operations

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has a significant net capital deficit and a working capital deficiency and has suffered recurring operating losses all of which raise substantial doubt about its ability to continue as a going concern. As described in Note 10, $3,762,000 of additional funds were received from existing shareholders in the first half of 1999 and the Company was recapitalized in May 1999 in connection with the JusticeLink merger. Further, as discussed in Note 10, in July 1999 and November 1999, the Company received $4,220,000 and $12,831,000 respectively of net proceeds from new and existing investors.

      During 1999, the Company continues to experience net losses and negative operating cash flows. Management believes the additional financing received in November 1999 will provide the necessary cash to support ongoing operations and complete development activities in accordance with its business plans although there is no assurance that the Company will be able to successfully execute its business plan. The financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

10. Subsequent events

    Employee Stock Options

      In October 1998 and June 1999, the Company increased the number of shares available for grant under its Employee Stock Option Plan to 1,700,000 shares. On June 8, 1999, stock option grants covering 1,515,500 shares at an exercise price of $0.50 per share were awarded by the Company, with terms similar to the existing options with the vesting beginning from either their original hire date or October 28, 1998.

    Exercise of Warrants

      In March 1999, 7,753,979 warrants of the 14,589,320 warrants issued in connection with the 1998 and 1999 Bridge Loans were exercised. Proceeds from the exercise approximated $388,000.

    Authorization of Series B Convertible Preferred Stock

      Effective May 18, 1999, in anticipation of a recapitalization and a merger with JusticeLink, Inc., the Board of Directors of LAWPlus, Inc. authorized 10,000,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"). Each share of Series B Preferred Stock is convertible into the number of shares of common stock that results from dividing the liquidation value of the Series B Preferred Stock by the conversion price (initially $2.00 per share) for Series B Preferred Stock plus the amount of any accrued and unpaid dividends divided by the amount equal to the fair value of the common stock. The holders of Series B Preferred Stock will be entitled to receive cumulative dividends at the rate of 5.0% of the original purchase price, which will be converted into common shares upon conversion of the Series B Preferred Stock at a conversion price equal to the fair market value of the common stock at the time of conversion. The Series B Preferred Stock automatically converts to common stock upon closing of an initial public offering of common stock in which aggregate proceeds exceed $20,000,000. Holders of Series B Preferred Stock vote with common shareholders on the basis of one vote per share of Series B Preferred Stock held. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of the Series B Preferred Stock have a liquidation preference in an amount equal to two times the liquidation value of $2.00 per share or their pro rata share if the assets of the Company are insufficient to pay in full the respective preferential amounts (see adjustment to liquidation preference upon issuance of Series C Preferred Stock described below).

      On October 28, 1997, the Company amended the Certificate of Designation for the Series B Preferred Stock making the Series B Preferred Stock mandatorily redeemable upon the vote of two thirds of the combined holders of Series B and Series C (see below) Preferred Stock. The redemption would be one third of the shares on July 1, 2004, 2005 and 2006 at liquidation value plus accrued unpaid dividends. At September 30, 1999, 8,161,617 shares of Series B Preferred Stock are issued and outstanding (unaudited).

      Additionally, at September 30, 1999, $204,000 representing the pro-rata portion of the cumulative 5% dividend has been recorded to Series B Preferred Stock and charged to additional capital in the absence of positive retained earnings.

    Recapitalization

      Effective May 25, 1999, LAWPlus, Inc. recapitalized as a requirement of the merger with JusticeLink, Inc. In the recapitalization, LAWPlus, Inc. issued 3,462,461 shares of Series B Preferred Stock in exchange for

                            JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

all of the 12% Senior Subordinated Notes, the 12% Subordinated Notes, the 1998 Bridge Loans, $1,862,000 of 1999 Bridge Loans, accrued interest of $600,000 on the 1998 and 1999 Bridge Loans, and all of the outstanding shares of Series A Preferred Stock and common stock.

      The recapitalization resulted in $6,925,000 being allocated to Series B Preferred Stock at $2 per share and the remainder as an increase to additional capital.

    Merger with JusticeLink, Inc.

      On May 25, 1999, upon the recapitalization, LAWPlus, Inc. and JusticeLink, Inc. consummated a merger agreement whereby LAWPlus, Inc. acquired all of the outstanding common stock of JusticeLink, Inc. in exchange for 1,187,495 shares of Series B Preferred Stock. Effective with the merger, the Company changed its name to JusticeLink, Inc. The merger has been accounted for using the purchase method of accounting and, accordingly, results of the acquired operations of JusticeLink, Inc. are included in the Company's unaudited financial statements from the date of its acquisition. The warrants (discussed above) issued in connection with the 1998 and 1999 Bridge Loans remaining outstanding were voided as a condition of the merger.

      The proforma effects on the Company's operations assuming that JusticeLink was acquired as of September 1, 1998 (its inception) for the year ended December 31, 1998 and the unaudited results of operations for the nine months ended September 30, 1999 would be to increase the net loss by $1,456,000 and $1,843,000, respectively. JusticeLink had no net revenues during either period.

      Additionally, outstanding stock options as of December 31, 1998 covering 593,068 shares were converted to options to purchase 226,223 shares of common stock at $1.3108 per share. These options were replaced by the June 8, 1999 stock option grant described above under "Employee Stock Options."

    Series B Convertible Preferred Stock Offering

      On July 1, 1999, the Company completed a sale of 2,397,500 shares of Series B Preferred Stock at $2.00 per share. The Company received $4,220,000 of net proceeds for the offering. Offering costs of $575,000 have been recorded against additional capital. In connection with arranging the offering, 234,250 immediately exercisable 10 year warrants to purchase common stock were issued to the underwriter with a $2.00 per share exercise price.

      Concurrently, on July 1, 1999, $1,900,000 of the 1999 Bridge Loans plus accrued interest of $328,000 were converted to 1,114,017 shares of Series B Preferred Stock at $2.00 per share.

    Shares Reserved

      As of November 12, 1999 shares of common stock were reserved for future issuance as follows:

      Conversion of Series B Preferred...............................  8,161,517
      Conversion of Series C Preferred...............................  7,165,422
      Warrants.......................................................    393,875
      Employee Stock Option Plan.....................................  1,700,000
                                                                      ----------
        Total........................................................ 17,420,814
                                                                      ==========

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

      In addition, the Company is required to have available common shares equal to the accrued dividends on the Series B Preferred Stock divided by the fair value of the common stock.

    Series C Preferred Stock Authorization and Offering

      Effective October 28, 1999, the Company's Board of Directors authorized 7,200,000 shares of Series C Preferred Stock (the "Series C Preferred Stock") with a par value of $0.01. The Series C Preferred Stock has essentially the same rights and preferences as the Series B Preferred Stock, except in the event of a liquidation. In the event of a liquidation where the assets available are insufficient for payment of the entire preferred liquidation preference, plus any cumulative but unpaid dividends, first, until the holders of the Series C Preferred Stock have received an amount per share equal to the liquidation value ($2.00 per share), plus any accrued dividends, sixty percent of such assets will be allocated ratably to Series C Preferred Stock holders and forty percent of such assets will be allocated ratably among the holders of Series B Preferred Stock. The holders of the Series B and C Preferred Stocks then share ratably until the holders have received an amount of three times the liquidation value, plus any cumulative but unpaid dividends.

      On November 5 and November 12, 1999, the Company completed the sale of 6,165,422 shares and 250,000 shares of Series C Preferred Stock at $2.00 per share to Internet Capital Group, Inc. and an investment banking firm, respectively. The Company received gross proceeds of $12,831,000 from these offerings. Additionally, the terms of the Series C Preferred Stock offering restrict the use of the proceeds from paying debt and allow existing stockholders of the Company to acquire up to 750,000 shares at $2.00 per share until December 31, 1999.

      The Series C Preferred Stock is mandatorily redeemable upon the vote of two-thirds of the combined holders of Series B and C Preferred Stocks. The redemption would be one-third of the shares on July 1, 2004, 2005 and 2006 at liquidation value plus accrued unpaid dividends.

    Agreement with Lexis-Nexis

      On November 1, 1999, the Company and Lexis-Nexis (Lexis) signed a strategic alliance whereby the Company will become the exclusive court electronic filing solutions partner of Lexis. In the agreement the Company issued 1,300,000 shares of Series B Mandatory Redeemable Preferred Stock in exchange for Lexis' customer contracts and using its best efforts to transition its customers to the Company's system and to enter into a joint marketing agreement. As additional consideration, the Company has agreed to issue common stock to Lexis contingent upon the level of revenue generated by Lexis' former customers for a thirty month period beginning after the transition period which is expected to occur no later than March 31, 2000. Additionally, in connection with the agreement with Lexis, the Company issued immediately exercisable 10 year warrants for 150,000 shares of common stock at an exercise price of $2.50 per share to a shareholder for services performed during the transaction.

    Settlement with Former Officer and Shareholder

      On October 28, 1999, the Company's Board of Directors approved a settlement agreement (the "Agreement") between the Company and a former officer and shareholder, whereby the Company agreed to pay the former officer deferred compensation of $118,000, which is included in the deferred compensation liability at December 31, 1998. The amount will be payable in ten monthly installments of $10,000 and twelve monthly installments of $1,500 beginning November 1, 1999. Additionally, as part of this Agreement, the Company wrote off the $135,000 note receivable from this former officer and shareholder (see
Note 8).

                             JUSTICELINK, INC.

                         (Formerly LAWPlus, Inc.)

                Notes to Financial Statements--(Continued)

11. Year 2000 (Unaudited)

      The Company, in conjunction with its third-party technology developers and other third parties and key suppliers, has completed an assessment of its internal information systems and the electronic filing application and has developed or modified portions of these information systems so that they function properly with respect to dates in the year 2000 and thereafter. The Company has also modified the application underlying its electronic filing service offerings so that the occurrence of the date January 1, 2000, will not, by itself, cause the current version of the JusticeLink system, owned and developed by the Company and licensed for use by the Company to its customers in the regular course of business, to materially fail to operate in accordance with published specifications, provided that all customer (third party) software, hardware and products used in combination with the JusticeLink system are also Year 2000 compliant and properly exchange date data with the JusticeLink system

      Additionally, The Company has developed a contingency plan to handle Year 2000 related failures should they occur.

      Upon completion of the assessment the Company has expensed the costs as incurred. The Company does not expect the remaining costs of this project to have a significant effect on operations. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. During 1999, the Company has expensed approximately $15,000, included in product development expense relate to Year 2000 compliance.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Onvia.com, Inc.
Seattle, Washington

      We have audited the accompanying consolidated balance sheets of Onvia.com, Inc. and subsidiary (the Company) as of December 31, 1998 and September 30, 1999, and the related consolidated statements of operations, changes in shareholders' (deficit) equity, and cash flows for the period from March 25, 1997 (inception) through December 31, 1997, for the year ended December 31, 1998, and for the nine months ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the period from March 25, 1997 (inception) through December 31, 1997, for the year ended December 31, 1998, and for the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Seattle, Washington
November 18, 1999

                                ONVIA.COM, INC.

                          Consolidated Balance Sheets

                    December 31, 1998 and September 30, 1999

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
Assets
Current Assets:
  Cash and cash equivalents.........................   $ 44,659    $26,036,867
  Accounts receivable...............................     47,072        192,827
  Inventory.........................................     65,204        531,942
  Prepaid expenses..................................      2,212      1,638,946
  Stock subscription receivable.....................         --      4,000,000
                                                       --------    -----------
  Total current assets..............................    159,147     32,400,582
Property and equipment, net.........................     20,925      4,826,993
Other assets........................................         --        971,283
                                                       --------    -----------
  Total assets......................................   $180,072    $38,198,858
                                                       ========    ===========
Liabilities and Shareholders' (Deficit) Equity
Current Liabilities:
  Accounts payable..................................   $219,852    $ 3,137,379
  Accrued expenses..................................    365,820      2,699,175
  Unearned revenue..................................     42,425        253,721
  Convertible notes.................................    344,407
  Current portion of long-term debt.................         --      3,766,192
                                                       --------    -----------
  Total current liabilities.........................    972,504      9,856,467
Long-term debt......................................         --      5,464,670
                                                       --------    -----------
  Total liabilities.................................    972,504     15,321,137
                                                       --------    -----------
Commitments and contingencies (Note 6)
Shareholders' (Deficit) Equity:
  Convertible preferred stock; no par value:
    Series A; 12,000,000 shares authorized;
     10,109,748 shares issued and outstanding;
     ($11,819,991 liquidation preference)...........         --     12,724,961
    Series B; 8,000,000 shares authorized; 7,272,085
     shares issued and outstanding; ($25,000,000
     liquidation preference)........................         --     24,969,851
  Common stock; no par value: 62,000,000 shares
   authorized; 4,000,400 and 12,024,232 shares
   issued and outstanding...........................     10,070      5,390,468
  Unearned stock compensation.......................         --     (3,202,708)
  Accumulated deficit...............................   (802,502)   (17,004,851)
                                                       --------    -----------
  Total shareholders' (deficit) equity..............   (792,432)    22,877,721
                                                       --------    -----------
  Total liabilities and shareholders' (deficit)
   equity...........................................   $180,072    $38,198,858
                                                       ========    ===========

                See notes to consolidated financial statements.

                                ONVIA.COM, INC.

                     Consolidated Statements of Operations

       Period from March 25, 1997 (inception) through December 31, 1997, year ended December 31, 1998 and nine months ended September 30, 1999

                                                                 Nine months
                                     March 25, 1997                 ended
                                     (inception) to  Year ended   September
                                      December 31,  December 31,     30,
                                          1997          1998         1999
                                     -------------- ------------ ------------
Revenue.............................   $  62,174     $1,037,271  $ 13,168,472
Cost of goods sold..................      46,894      1,082,448    15,708,812
                                       ---------     ----------  ------------
    Gross margin....................      15,280        (45,177)   (2,540,340)
Operating expenses:
  Sales and marketing...............         --         297,615     7,007,493
  Technology and development........      11,239        114,855     2,899,331
  General and administrative........     134,413        210,875     3,429,813
                                       ---------     ----------  ------------
    Total operating expenses........     145,652        623,345    13,336,637
                                       ---------     ----------  ------------
Loss from operations................    (130,372)      (668,522)  (15,876,977)
Other income (expense):
  Interest income...................         --             --        182,463
  Interest expense..................         --          (3,608)     (507,835)
                                       ---------     ----------  ------------
Net loss............................   $(130,372)    $ (672,130) $(16,202,349)
                                       =========     ==========  ============
Basic and diluted net loss per
 common share.......................   $   (0.03)    $    (0.17) $      (2.97)
                                       =========     ==========  ============
Basic and diluted weighted average
 shares outstanding.................   4,000,400      4,000,400     5,451,293
                                       =========     ==========  ============


                See notes to consolidated financial statements.

                                ONVIA.COM, INC.

     Consolidated Statements of Changes in Shareholders' (Deficit) Equity

       Period from March 25, 1997 (inception) through December 31, 1997, year ended December 31, 1998 and nine months ended September 30, 1999

                                                                                       M-Depot Internet
                          Series A              Series B           Onvia.com, Inc.     Superstore, Inc.
                      preferred stock        preferred stock        common stock         common stock
                   ---------------------- --------------------- ---------------------- -------------------     Unearned
                     Shares     Amount     Shares     Amount      Shares      Amount    Shares     Amount    compensation
                   ---------- ----------- --------- ----------- ----------  ---------- --------   --------   ------------
Balance March 25,
1997
(inception)......          -- $        --        -- $        --  4,000,000  $   10,000        --   $    --   $        --
 Issuance of
 common stock....          --          --        --          --         --          --       400        70            --
 Net loss........          --          --        --          --         --          --        --        --            --
                   ---------- ----------- --------- ----------- ----------  ----------  --------   -------   -----------
Balance December
31, 1997.........          --          --        --          --  4,000,000      10,000       400        70            --
 Exchange of M-
 Depot Internet
 Superstore, Inc.
 common stock for
 Onvia.com, Inc.
 common stock....          --          --        --          --        400          70      (400)      (70)           --
 Net loss........          --          --        --          --         --          --        --        --            --
                   ---------- ----------- --------- ----------- ----------  ----------  --------   -------   -----------
Balance December
31, 1998.........          --          --        --          --  4,000,400      10,070        --        --            --
 Cancellation of
 inception
 shares..........          --          --        --          -- (4,000,400)         --        --        --            --
 Issuance of
 nonvested common
 stock...........          --          --        --          -- 11,992,180     697,569        --        --      (476,144)
 Conversion of
 notes payable
 into Series A
 preferred
 stock...........   1,129,018   1,319,997        --          --         --          --        --        --            --
 Issuance of
 Series A
 preferred stock,
 net of offering
 costs of
 $232,580........   8,980,730  10,251,821        --          --         --          --        --        --            --
 Issuance of
 common stock
 warrants........          --          --        --          --         --     241,853        --        --            --
 Issuance of
 Series A
 preferred
 warrants........          --   1,153,143        --          --         --          --        --        --            --
 Exercise of
 common stock
 warrants........          --          --        --          --     32,052         160        --        --            --
 Issuance of
 Series B
 preferred stock,
 net of offering
 costs of
 $30,149.........          --          -- 7,272,085  24,969,851         --          --        --        --            --
 Unearned
 compensation
 expense relating
 to issuance of
 stock options...          --          --        --          --         --   3,569,221        --        --    (3,569,221)
 Change in
 unearned
 compensation for
 consultants.....          --          --        --          --         --     871,595        --        --      (871,595)
 Amortization of
 unearned
 compensation on
 nonvested common
 stock...........          --          --        --          --         --          --        --        --       331,235
 Amortization of
 unearned
 compensation on
 stock options...          --          --        --          --         --          --        --        --     1,383,017
 Net loss........          --          --        --          --         --          --        --        --            --
                   ---------- ----------- --------- ----------- ----------  ----------  --------   -------   -----------
Balance September
30, 1999.........  10,109,748 $12,724,961 7,272,085 $24,969,851 12,024,232  $5,390,468        --   $    --   $(3,202,708)
                   ========== =========== ========= =========== ==========  ==========  ========   =======   ===========
                   Accumulated
                     deficit        Total
                   ------------- ------------
Balance March 25,
1997
(inception)......  $         --  $    10,000
 Issuance of
 common stock....            --           70
 Net loss........      (130,372)    (130,372)
                   ------------- ------------
Balance December
31, 1997.........      (130,372)    (120,302)
 Exchange of M-
 Depot Internet
 Superstore, Inc.
 common stock for
 Onvia.com, Inc.
 common stock....            --           --
 Net loss........      (672,130)    (672,130)
                   ------------- ------------
Balance December
31, 1998.........      (802,502)    (792,432)
 Cancellation of
 inception
 shares..........            --           --
 Issuance of
 nonvested common
 stock...........            --      221,425
 Conversion of
 notes payable
 into Series A
 preferred
 stock...........            --    1,319,997
 Issuance of
 Series A
 preferred stock,
 net of offering
 costs of
 $232,580........            --   10,251,821
 Issuance of
 common stock
 warrants........            --      241,853
 Issuance of
 Series A
 preferred
 warrants........            --    1,153,143
 Exercise of
 common stock
 warrants........            --          160
 Issuance of
 Series B
 preferred stock,
 net of offering
 costs of
 $30,149.........            --   24,969,851
 Unearned
 compensation
 expense relating
 to issuance of
 stock options...            --           --
 Change in
 unearned
 compensation for
 consultants.....            --           --
 Amortization of
 unearned
 compensation on
 nonvested common
 stock...........            --      331,235
 Amortization of
 unearned
 compensation on
 stock options...            --    1,383,017
 Net loss........   (16,202,349) (16,202,349)
                   ------------- ------------
Balance September
30, 1999.........  $(17,004,851) $22,877,721
                   ============= ============

                See notes to consolidated financial statements.

                                ONVIA.COM, INC.

                     Consolidated Statements of Cash Flows

       Period from March 25, 1997 (inception) through December 31, 1997, year ended December 31, 1998 and nine months ended September 30, 1999

                                      March 25, 1997              Nine months
                                      (inception) to  Year ended     ended
                                       December 31,  December 31,  September
                                           1997          1998       30, 1999
                                      -------------- ------------ ------------
Cash flows from operating
 activities:
Net loss............................    $(130,372)    $(672,130)  $(16,202,349)
Adjustments to reconcile net loss to
 net cash provided (used) by
 operating activities:
  Depreciation and amortization.....       10,000         2,158        636,680
  Amortization of unearned stock-
   based compensation...............           --            --      1,714,252
  Amortization of debt discount.....           --            --         70,218
  Noncash interest expense related
   to issuance of common stock
   warrants.........................           --            --        241,853
  Change in certain assets and
   liabilities
  Accounts receivable...............           --       (48,268)      (142,279)
  Inventory.........................       (2,873)      (64,116)      (463,368)
  Prepaid expenses..................       (3,631)        1,177     (1,235,845)
  Other assets......................           --            --     (1,018,634)
  Accounts payable..................        9,130       216,784      2,901,854
  Accrued expenses..................      121,871       246,798      2,539,667
  Unearned revenue..................        2,148        41,644        208,594
                                        ---------     ---------   ------------
  Net cash provided (used) by
   operating activities.............        6,273      (275,953)   (10,749,357)
                                        ---------     ---------   ------------
Cash flows from investing
 activities:
Additions to property and
 equipment..........................           --       (23,083)    (4,133,365)
Cash flows from financing
 activities:
Proceeds from convertible debt......           --       344,407        975,590
Proceeds from issuance of long-term
 debt...............................           --            --      9,163,888
Repayments on long-term debt........           --            --       (508,715)
Proceeds from issuance of common
 stock..............................           70            --         12,828
Proceeds from issuance of Series A
 preferred stock, net...............           --            --     10,251,821
Proceeds from issuance of Series B
 preferred stock, net...............           --            --     20,969,851
                                        ---------     ---------   ------------
Net cash provided by financing
 activities.........................           70       344,407     40,865,263
                                        ---------     ---------   ------------
Effect of exchange rate changes on
 cash...............................         (736)       (6,319)         9,667
                                        ---------     ---------   ------------
Net increase in cash and cash
 equivalents........................        5,607        39,052     25,992,208
Cash and cash equivalents, beginning
 of year............................           --         5,607         44,659
                                        ---------     ---------   ------------
Cash and cash equivalents, end of
 year...............................    $   5,607     $  44,659   $ 26,036,867
                                        =========     =========   ============

                See notes to consolidated financial statements.

                                ONVIA.COM, INC.

                   Notes to Consolidated Financial Statements

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997

Note 1: Summary of Significant Accounting Policies

    Description of business

      Onvia.com, Inc., formerly known as MegaDepot.com, Inc., (the "Company") was incorporated on March 25, 1997 as MegaDepot, Inc. in the State of Washington. M-Depot Internet Superstore, Inc., a company owned by the majority shareholder of the Company, was incorporated in British Columbia, Canada on June 6, 1997. In June 1998, the Company moved its headquarters from Vancouver, B.C. to Seattle, Washington. On December 28, 1998, MegaDepot, Inc. exchanged shares of its common stock for all of the outstanding common stock of M-Depot Internet Superstore, Inc. (the "Subsidiary"). In February 1999, the Company changed its name from MegaDepot, Inc. to MegaDepot.com, Inc., and in May 1999, changed its name from MegaDepot.com, Inc. to Onvia.com, Inc.

      The Company is an online supplier of goods and services to the small business market. Through its web site customers can order a wide variety of products commonly used by small businesses, such as computer hardware, computer software, office supplies, office machines, office furniture and phone systems. In addition, customers can order a variety of services commonly used by small businesses, such as long distance phone service, cellular phone service, credit card processing and payroll service.

      The Company also provides an online business exchange service that connects small business buyers and sellers. Small business buyers can specify their needs across 26 different service categories and receive tailored quotes from the Company's network of over 2,000 service providers. As a seller, small businesses can receive qualified leads from buyers in this exchange network.

    Basis of consolidation

      The financial statements include the accounts of the Company and its wholly owned Subsidiary. As the companies were under common control from inception of the Company, the financial statements are presented on a consolidated or combined basis for all periods presented. All significant intercompany accounts and transactions have been eliminated.

    Fair value of financial instruments

      The Company's financial instruments consist of cash and cash equivalents, accounts receivable, prepaid expenses, other assets, accounts payable, accrued liabilities, convertible notes and long-term debt. Except for long-term debt and convertible notes, the carrying amounts of financial instruments approximate fair value due to their short maturities. The fair values of long-term debt and convertible notes are not materially different from their carrying amounts, based on interest rates available to the Company for similar types of arrangements.

    Significant vendors

      Approximately 78% of inventory purchases were from one supplier in the nine months ended September 30, 1999. Three suppliers comprised 49%, 29% and 25%, respectively, of total inventory purchases for the year ended December 31, 1998. Two suppliers comprised 69% and 31%, respectively, of total inventory purchases for the period from March 25, 1997 (inception) to December 31, 1997.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


    Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Cash and cash equivalents

      The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

    Inventory

      Inventory is stated at the lower of cost or market. Inventory represents product shipped by the Company's suppliers, which have not been received by customers. The Company does not stock its own inventory or maintain warehouse locations, however, the Company does take ownership at the time of shipment from the supplier until the product is received by the customer.

    Property and equipment

      Equipment is stated at cost. Depreciation expense is recorded using the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are depreciated over the lesser of the useful lives or term of the lease.

    Revenue recognition

      Revenue from product sales is recognized upon receipt by the customer. Unearned revenue consists of payments received from customers for product in transit to the customer. Revenue from services provided to customers was insignificant for all periods presented.

    Income taxes

      The Company accounts for income taxes using the asset and liability method under which deferred tax assets, including the tax benefit from net operating loss carryforwards and liabilities are determined based on temporary differences between the book and tax bases of assets and liabilities. A valuation allowance has been established for the full amount of the deferred tax assets.

    Valuation of long-lived assets

      The Company periodically evaluates the carrying value of its long-lived assets, including, but not limited to, property and equipment and other assets. The carrying value of a long-lived asset is considered impaired when the undiscounted net cash flow from such asset is estimated to be less than its carrying value. Management does not believe that there were any long-lived assets subject to impairment at September 30, 1999.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


    Detachable stock purchase warrants

      Proceeds from debt issued with detachable stock purchase warrants are allocated between the debt and the warrants based on their relative fair values. The value ascribed to the warrants is recorded as a debt discount and amortized to interest expense over the term of the related debt using the effective interest method.

    Stock-based compensation

      The Company's stock option plan is subject to the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under the provisions of this standard, employee and director stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), or the fair value method described in SFAS 123. Companies choosing the intrinsic-value method are required to disclose the pro forma impact of the fair value method on net income. The Company has elected to account for its employee and director stock-based awards under the provisions of APB 25. Under APB 25, compensation cost for stock options is measured as the excess, if any, of the fair value of the underlying common stock on the date of grant over the exercise price of the stock option. The Company is required to implement the provisions of SFAS 123 for stock-based awards to those other than employees and directors. Stock-based compensation expense for all equity instruments is recognized on an accelerated basis.

    Advertising costs

      The Company expenses advertising costs as incurred. Advertising expense, excluding amounts for co-branding agreements, for the nine months ended September 30, 1999 and the year ended December 31, 1998 was $3,533,955 and $22,560, respectively. There was no advertising expense for the period from March 25, 1997 (inception) to December 31, 1997. At September 30, 1999, prepaid advertising costs of $1,075,534, which are for future advertising placements, are included in prepaid expenses.

    Comprehensive income

      The Company has adopted the provisions of Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective January 1, 1998. SFAS No. 130 requires the presentation of comprehensive income and its components. Comprehensive income is the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners. For the nine months ended September 30, 1999 and the year ended December 31, 1998, the components of other comprehensive income were insignificant.

    Foreign currency adjustment

      The functional currency of the Subsidiary in Canada is the Canadian dollar. Realized foreign currency transaction gains and losses are insignificant and are included in cost of sales. Assets and liabilities of the Subsidiary in Canada have been translated to U.S. dollars at year-end exchange rates. Revenues and expenses have been translated at average monthly exchange rates.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


    Commitments and contingencies

      The Company is subject to various legal proceedings that arise in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have a material effect on the consolidated financial position or results of operations of the Company.

    Net loss per share

      Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, including contingently issuable shares for which all necessary conditions have been satisfied. Diluted net loss per share is computed by dividing net loss by the weighted average number of common shares and dilutive potential common shares outstanding during the period. Securities totaling 27,774,279 and 147,288 shares in the nine months ended September 30, 1999 and for the year ended December 31, 1998, respectively, have been excluded from the computation of diluted net loss per share as their effects would be antidilutive. There were no dilutive common stock equivalents for the period from March 25, 1997 (inception) through December 31, 1997.

    Internally developed software

      Effective for fiscal years beginning after December 15, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on January 1, 1999 and capitalized $198,814 in internally developed software costs. Capitalized software costs are amortized on a straight-line basis over a useful life ranging from one to three years. Amortization related to the capitalized software was $47,381 for the nine months ended September 30, 1999.

    Start-up costs

      In April 1998, the AICPA issued Statements of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." This statement requires companies to expense the costs of start-up activities and organization costs as incurred. The Company adopted SOP 98-5 on January 1, 1999, and there was no material impact on the accompanying financial statements.

    New accounting pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for the Company for the fiscal year and quarters beginning after June 15, 2000, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect the potential effect of adopting the provisions of SFAS No. 133 to have a significant impact on the Company's financial position, results of operations and cash flows.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


Note 2: Property and Equipment

      Property and equipment consists of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Computer equipment.............................   $17,921     $2,569,830
      Software.......................................       558      1,797,337
      Furniture and fixtures.........................     4,604        587,091
      Leasehold improvements.........................                  268,995
                                                        -------     ----------
                                                         23,083      5,223,253
      Less: Accumulated depreciation.................    (2,158)      (396,260)
                                                        -------     ----------
                                                        $20,925     $4,826,993
                                                        =======     ==========

Note 3: Convertible Notes

      During 1998, the Company issued convertible promissory notes in the amount of $344,407, which accrued interest at 8% and matured one year from issuance. In connection with these notes, the Company issued warrants to the noteholders to purchase up to 416,676 shares of common stock at $0.005 per share upon the closing of the Company's Series A preferred financing on February 25, 1999. Interest expense of $241,853 was recorded upon issuance of the warrants.

      In February 1999, the Company issued additional convertible promissory notes in the amount of $975,590 to new and existing noteholders. The notes bore interest at 6% and matured one year from issuance.

      On February 25, 1999, the outstanding principal on the convertible notes of $1,319,997 was converted into 1,129,018 shares of the Company's Series A preferred stock in conjunction with the Series A preferred financing described in Note 8.

Note 4: Long-Term Debt

      In August 1999, the Company obtained financing for the purchase of software and post-contract software support in the amount of $1,658,614. The debt bears interest at 13.8% per annum and matures in September 2000. Payments of $110,278, including principal and interest are to be made monthly through September 2000.

      In August 1999, the Company also entered into a subordinated debt arrangement with two lenders to provide financing in the amount of $7,000,000. The obligation bears interest at a coupon interest rate of 13.2% with an effective rate of 24.2% per annum and matures in February 2002. Monthly principal payments of $259,259 are scheduled beginning December 1999 through February 2002. The debt is collateralized by all assets of the Company. In conjunction with the debt financing, the Company issued warrants to purchase 582,655 shares of Series A preferred stock at $1.80 per share. The exercise price on these warrants may be reduced based upon certain events to occur in the future. The debt and warrants were recorded at their fair values of $5,905,770 and $1,094,230, respectively.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


      In June 1999, the Company obtained an equipment loan financing in the aggregate amount of up to $3,000,000 for the acquisition of capital equipment. The loan bears interest at an average rate of 8.5% with an effective rate of 19.6% per annum and matures on August 1, 2002. The principal amount is payable in 36 monthly payments; the first 35 payments of $68,514 and the last payment of $393,097, which is due in August 2002. The loan is secured by the equipment of the Company. In conjunction with the loan, the Company issued warrants to purchase 48,664 shares of Series A preferred stock at $2.47 per share. The debt and warrants were recorded at their fair values of $2,106,045 and $57,843, respectively. As of September 30, 1999, the Company has $836,112 available to borrow on the equipment financing agreement.

      Debt consists of the following at September 30, 1999:

      Note payable................................................. $ 1,255,863
      Subordinated debt obligation.................................   7,000,000
      Equipment term loan..........................................   2,057,924
                                                                    -----------
                                                                     10,313,787
      Less: Unamortized debt discount..............................  (1,082,925)
                                                                    -----------
                                                                    $ 9,230,862
                                                                    ===========

      Maturities of long-term debt at September 30, 1999 are as follows:

      Year ending September 30,
      -------------------------
      2000......................................................... $ 4,460,714
      2001.........................................................   3,834,893
      2002.........................................................   2,018,180
                                                                    -----------
                                                                     10,313,787
      Less: Unamortized debt discount..............................  (1,082,925)
                                                                    -----------
                                                                      9,230,862
      Less: Current portion, net of discount.......................  (3,766,192)
                                                                    -----------
                                                                    $ 5,464,670
                                                                    ===========

                                ONVIA.COM, INC.

    Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


Note 5: Income Taxes

      At September 30, 1999, the Company had net operating loss carryforwards of approximately $16,832,860, which may be used to offset future taxable income. These carryforwards expire beginning in 2017. Should certain changes in the Company's ownership occur, there could be a limitation on the utilization of its net operating losses.

      A reconciliation of taxes on net loss at the federal statutory rate to actual tax expense is as follows:

                                       Period from
                                      March 25, 1997               Nine months
                                         through     Year  ended      ended
                                       December 31,  December 31, September 30,
                                           1997          1998         1999
                                      -------------- ------------ -------------
Tax at statutory rate................     (34.0)%       (34.0)%      (34.0)%
Stock-based compensation.............      29.4 %         4.4 %        3.6 %
Other................................       0.6 %         0.2 %        0.1 %
Change in valuation allowance........       4.0 %        29.4 %       30.3 %
                                          ------        ------       ------
                                            0.0 %         0.0 %        0.0 %
                                          ======        ======       ======

      The Company's net deferred tax assets consist of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
Net operating loss carryforwards.....................  $ 187,732    $ 5,723,172
Prepaid expenses and other assets....................        --        (596,491)
Other accruals.......................................        484         46,660
Fixed assets.........................................     14,920        (63,137)
                                                       ---------    -----------
Net deferred tax assets..............................    203,136      5,110,204
Less: Valuation allowance............................   (203,136)    (5,110,204)
                                                       ---------    -----------
Net deferred tax asset...............................  $     --     $       --
                                                       =========    ===========

      The Company has recorded a 100% valuation allowance equal to the net deferred tax asset balance based upon management's determination that the recognition criteria for realization have not been met.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


Note 6: Commitments and Contingencies

      Operating leases: The Company is committed under non-cancelable operating leases for its current and former office space. During 1999, the Company subleased certain office space for amounts equal to the rental obligation, which expire in 2001. Future receipts under the operating subleases are approximately $76,000.

      Total rent expense was approximately $127,340 and $20,330 for the nine months ended September 30, 1999 and for the year ended December 31, 1998, respectively. Future minimum lease payments required on non-cancelable operating leases are approximately as follows:

      For the years ended September 30,
      ---------------------------------
          2000...................................................... $  551,256
          2001......................................................    545,510
          2002......................................................    515,769
          2003......................................................    515,769
          2004......................................................    506,352
          Thereafter................................................    852,190
                                                                     ----------
                                                                     $3,486,846
                                                                     ==========

      Lease deposit: The Company's leasing arrangement for its main corporate facilities requires a letter of credit of $650,000 to be issued to the landlord. This letter of credit is secured by a deposit of $650,000, which is recorded in other assets. The letter of credit expires in May 2000; however, the letter of credit is required to be renewed for consecutive one-year periods for the term of the leasing arrangement.

      Advertising agreement: In 1998, the Subsidiary entered into an agreement to pay 4% of its revenues to a third party in exchange for advertising services. Advertising expenses of $156,775 and $22,560 were incurred under this agreement for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively.

      Co-branding agreements: During 1999, the Company entered into approximately 20 co-branding agreements. These agreements require monthly license fees, and certain agreements require payments of 4% to 5% of sales generated on the co-branded site. These agreements typically lapse over a period of three to twelve months or upon 30 days notice by either party to the agreement. The related co-branding royalties are included in sales and marketing expenses. The Company recorded $955,736 in co-branding fees in the nine months ended September 30, 1999.

Note 7: Stock Options

      In February 1999, the Company adopted a combined stock option plan (the "1999 Plan") which provides for the issuance of incentive and nonstatutory common stock options to employees, directors and consultants of the Company. The Board of Directors reserved 5,200,000 shares of common stock to be issued in conjunction with the 1999 Plan. In conjunction with the Series B preferred financing discussed in Note 8, the Board of Directors reserved an additional 1,454,415 shares of common stock for issuance under the 1999 Plan. Pursuant to a common stock purchase agreement described in Note 8, 513,112 shares were issued from the 1999 Plan option pool.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


      Stock options are granted at exercise prices and vesting schedules determined by the Board of Directors. All options granted to employees have been approved by the Board of Directors with four year vesting schedules. Options granted to consultants of the Company have been approved by the Board of Directors with varying vesting schedules of up to four years. Stock options expire ten years after the date of grant. The following table summarizes stock option activity for the nine months ended September 30, 1999:

                                                                       Weighted-
                                                                        average
                                                             Options   exercise
                                                           outstanding   price
                                                           ----------- ---------
      Options granted.....................................  4,572,016    $0.30
      Options forfeited...................................    (94,000)   $0.30
                                                            ---------
      Outstanding at September 30, 1999...................  4,478,016    $0.30
                                                            =========
      Options exercisable at September 30, 1999...........  1,103,828    $0.17
                                                            =========

      There were 1,663,287 shares available for issuance under the 1999 Plan as of September 30, 1999, and the weighted average fair value of options granted during this period was $0.84 per share. During the nine months ended September 30, 1999, the Company recorded compensation expense of $172,381 related to the issuance of stock options for services provided by consultants and $1,210,636 on stock options issued to employees. The Company did not issue any stock options during the year ended December 31, 1998 or the period from March 25, 1997 (inception) to December 31, 1997.

      The following table summarizes information about stock options outstanding and exercisable at September 30, 1999.

                                                       Options outstanding
                                                      ---------------------
                                                                 Weighted-
                                                                  average
 ange ofR                                                        remaining
 xercisee                                             Number of contractual   Options
 prices                                                Options     life     exercisable
--------                                              --------- ----------- -----------
 $0.13............................................... 1,756,956    8.91        742,622
 $0.25............................................... 1,836,560    9.08        361,206
 $0.50...............................................    69,000    9.71             --
 $0.75...............................................   707,000    9.86             --
 $1.00...............................................   108,500    9.96             --
                                                      ---------              ---------
                                                      4,478,016    9.17      1,103,828
                                                      =========              =========

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


      In accordance with SFAS 123, the fair value of each employee option grant is estimated on the date of grant using the minimum value option-pricing model assuming the following weighted average assumptions: risk free interest rate of 5.60%; volatility of 0%; dividends of $0; and an expected life of four years. Had the Company determined compensation expense based on the fair value of the option at the grant date for all stock options issued to employees, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                   Nine months
                                                                      ended
                                                                  September 30,
                                                                      1999
                                                                  -------------
      Net loss
        As reported.............................................. $(16,202,349)
        Pro forma................................................ $(16,307,094)
      Net loss per share
        As reported-basic and diluted............................ $      (2.97)
        Pro forma-basic and diluted.............................. $      (2.99)

Note 8: Shareholders' (Deficit) Equity

    Authorized shares

      On September 29, 1999, the Articles of Incorporation were amended to increase the number of authorized shares of common stock from 50,000,000 to 62,000,000 and increase the number of authorized shares of preferred stock from 12,000,000 to 20,000,000, of which 12,000,000 are designated as Series A preferred stock and 8,000,000 are designated as Series B preferred stock.

    Common stock splits

      On February 16, 1999, the Board of Directors amended the Company's Articles of Incorporation and authorized a two-for-one common stock split. The number of authorized shares of common stock of the Company was increased from 10,000,000 shares to 20,000,000 shares. In addition, on July 29, 1999, the Board of Directors approved an additional two-for-one common stock split. The stock splits were effected in the form of a stock dividend. These stock splits have been presented retroactively in the accompanying financial statements.

    Convertible preferred stock

      On February 25, 1999, the Company issued 8,980,730 shares of Series A convertible voting preferred stock at $1.17 per share resulting in proceeds of $10,251,821, net of issuance costs of $232,580 and stock subscription receivables of $15,593. A consulting firm was issued 59,872 shares as a part of this financing round in consideration for past services provided to the Company. Expense of $70,050 was recorded in conjunction with this transaction.

      The $344,407 of convertible promissory notes outstanding as of December 31, 1998 were converted into 294,576 shares of Series A preferred stock as part of this transaction. In addition, convertible promissory notes for $975,590 issued in February 1999 were converted into 834,442 shares of Series A preferred stock.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


      On September 30, 1999, the Company issued 7,272,085 shares of its Series B preferred stock at $3.44 per share resulting in proceeds of $24,969,851, net of issuance costs of $30,149. Proceeds of $4,000,000 were received by the Company subsequent to period end and are recorded as a stock subscription receivable within total current assets at September 30, 1999.

      Each share of Series A and Series B preferred stock is convertible on a one for one basis to common stock at the option of the holder, subject to adjustment in certain instances or automatically upon registration of the Company's common stock pursuant to a public offering under the Securities Act of 1933 ("an Offering"). The Series A and Series B preferred stock would be converted upon an Offering at a price of not less than $6.89 per share with aggregate proceeds of not less than $30,000,000, or by the written consent of the holders of seventy-five percent of the outstanding shares of Series B preferred stock.

      The holder of each share of preferred stock has the right to one vote for each share of common stock into which such preferred stock can be converted. Preferred shareholders have the same voting rights and powers as common shareholders. Holders of the Company's preferred stock and warrants have no registration rights.

      Dividends are based on a rate of $.105 and $.31 per share per annum on each outstanding share of Series A and Series B preferred stock, respectively, or, if greater, an amount equal to any dividend paid on any other outstanding shares of the Company. Dividends are not cumulative and are payable when and if declared by the Board of Directors.

      In the event of a liquidation of the Company, the holders of Series B preferred stock will receive a liquidation preference of up to $3.44 per share over the holders of Series A preferred and common stock. Upon satisfaction of Series B preferences, distributions will be made to Series A preferred shareholders in an amount up to $1.17 per share. Upon completion of preference distributions to Series A and Series B preferred shareholders, any remaining amounts will be distributed among the common shareholders on a pro rata basis.

    Issuance and cancellation of common stock

      On March 25, 1997, the Company issued 4,000,000 shares of common stock to the founder in exchange for certain assets with a fair value of $10,000.

      On January 18, 1999, the Company cancelled all 4,000,400 outstanding shares of the Company's common stock, pursuant to the issuance of 11,479,068 shares of nonvested common stock to employees and other outside parties.

    Issuance of nonvested common stock

      In January 1999, the Company issued 11,479,068 shares of nonvested common stock to employees and other outside parties for services performed. These shares are subject to a repurchase option, which allows the Company the right to repurchase the shares upon termination of employment. The repurchase option on the nonvested common stock expires ratably over four years from date of hire or commencement of services on a monthly basis. The expiration of the repurchase option may accelerate upon certain change of control transactions. Expense of $44,994, $86,084 and $122,673 was recognized for the issuance of these shares during the nine months ended September 30, 1999, the year ended December 31, 1998 and the period from March 25,

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997

1997 (inception) through December 31, 1997, respectively. Expense relating to nonvested common stock to third parties was $136,582 for the nine months ended September 30, 1999.

      In April 1999, the Company issued 513,112 shares of nonvested common stock under the 1999 Plan to the chairman of the Board of Directors in exchange for $12,828. The issued shares had a fair value of $0.79 per share as of the grant date. These shares are subject to a repurchase option which allows the Company the right to repurchase the shares upon termination of employment or consulting services provided. The repurchase option expires over four years with a 25% cliff after the first year and ratably thereafter on a monthly basis, and may accelerate upon certain change of control transactions. Compensation expense in the amount of $149,659 was recognized for these shares for the nine months ended September 30, 1999.

    Warrants to purchase Series A preferred stock

      During 1999, the Company issued warrants to purchase up to 582,655 shares of its Series A preferred stock at $1.80 per share in conjunction with its subordinated debt financing. These warrants are exercisable immediately upon grant and expire through the later of ten years after date of grant or five years after the closing of an Offering. The exercise price of the warrants is subject to adjustment upon the occurrence of certain corporate events or the Company meeting specified operating criteria. The Series A preferred stock purchase warrants automatically convert into common stock purchase warrants upon the effectiveness of an Offering.

      The Company also issued warrants to purchase up to 48,664 shares of its Series A preferred stock at $2.47 per share in conjunction with its equipment line financing. These warrants are exercisable immediately upon grant and expire through the later of nine years after date of grant or four years after the closing of an Offering. The warrants automatically convert into common stock purchase warrants upon the effectiveness of an Offering.

    Warrants to purchase common stock

      In February 1999, the Company issued warrants to purchase up to 416,676 shares of its common stock in conjunction with its convertible debt financing in 1998. The warrants are exercisable at $0.005 per share and vest immediately upon issuance. The warrants expire on the earliest of five years from the date of issuance; upon a change of control, as defined; or upon the closing of an initial public offering. In July 1999, a warrant holder exercised warrants to purchase 32,052 shares of common stock.

Note 9: Related Party Transactions

      The Company paid a company owned by the majority shareholder of the Company $92,808, $83,761 and $17,497 for the nine months ended September 30, 1999, the year ended December 31, 1998 and the period from March 25, 1997 (inception) through December 31, 1997, respectively, for certain services, including wages, benefits, management fees, office expenses and other miscellaneous expenses. As of September 30, 1999, and December 31, 1998 and 1997, the Company owed $12,753, $10,880 and $17,497 to this affiliated entity for services performed during the respective periods. For the nine months ended September 30, 1999, the year ended December 31, 1998 and the period from March 25, 1997 (inception) through December 31, 1997, respectively, the Company had sales of $34,916, $0 and $15,132 to this affiliated entity. In February 1999, the Company entered into an agreement with this affiliated entity to pay $3,300 per month for certain shared costs.

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997

This agreement was terminated in August 1999. In August 1999, the Company subleased its former office space to this affiliated entity. The lease expires in May 2001 with monthly payments of $2,279. The Company is a guarantor of the primary lease in the event that the affiliated entity fails to meet its obligations under the sublease.

      A director and shareholder provided legal and professional services to the Company in the amount of $247,055 during the nine month period ended September 30, 1999. Additionally, as of December 31, 1998, the Company owed certain employees $44,407 under convertible debt agreements.

      Subsequent to September 30, 1999, the Company received a promissory note from its majority shareholder in the amount of $350,000 collateralized by shares of the Company's common stock. The note bears interest at 6% per annum. The principal and interest are payable upon demand at the earlier of October 2004 or the expiration of any lock-up period after an Offering. The note also becomes due if certain change of control events take place.

Note 10: Segment Information

      Statement of Financial Accounting Standards No. 131 ("SFAS No. 131") "Disclosures about Segments of an Enterprise and Related Information" establishes reporting and disclosure standards for an enterprise's operating segments. The Company uses identical principles to account for segment information as used in the accompanying financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by management. Management operates its business based upon geographic area. Operating results by business segment are as follows:

                                             US         Canada       Totals
                                        ------------  ----------  ------------
Period from March 25, 1997 (inception)
 to December 31, 1997
Net revenue...........................  $         --  $   62,174  $     62,174
Net loss..............................  $   (112,518) $  (17,854) $   (130,372)
Total assets..........................  $        193  $   11,717  $     11,910
Year ended December 31, 1998
Net revenue...........................  $    153,356  $  883,915  $  1,037,271
Net loss..............................  $   (406,795) $ (265,335) $   (672,130)
Total assets..........................  $     67,402  $  112,670  $    180,072
Property and equipment................  $     17,319  $    3,606  $     20,925
Depreciation and amortization.........  $      1,288  $      870  $      2,158
Interest expense......................  $         --  $   (3,608) $     (3,608)
Additions to property and equipment...  $     19,477  $    3,606  $     23,083
Nine months ended September 30, 1999
Net revenue...........................  $  9,917,034  $3,251,438  $ 13,168,472
Net loss..............................  $(15,215,774) $ (986,575) $(16,202,349)
Total assets..........................  $ 37,481,352  $  717,506  $ 38,198,858
Property and equipment................  $  4,605,905  $  221,088  $  4,826,993
Other assets..........................  $    945,602  $   25,681  $    971,283
Depreciation and amortization.........  $    614,668  $   22,012  $    636,680
Interest income.......................  $    182,463  $       --  $    182,463
Interest expense......................  $   (507,835) $       --  $   (507,835)
Noncash compensation expense..........  $  1,628,324  $   85,928  $  1,714,252
Additions to property and equipment...  $  5,152,549  $  236,327  $  5,388,876
Additions to other assets.............  $    992,953  $   25,681  $  1,018,634

                                ONVIA.COM, INC.

     Nine months ended September 30, 1999, year ended December 31, 1998 and period from March 25, 1997 (inception) through December 31, 1997


Note 11: Supplemental Cash Flow Information

    Noncash investing and financing activities are as follows:

      On March 25, 1997, the Company issued 4,000,000 shares of common stock to the founder in exchange for certain assets with a fair value of $10,000.

      On February 25, 1999, the Company issued warrants to purchase its common stock at $.005 per share. The noncash value allocated to these warrants was $241,853.

      On February 25, 1999, the outstanding convertible debt of the Company in the amount of $1,319,997 was converted into shares of its Series A preferred stock.

      On June 15, 1999 and August 5, 1999, the Company issued warrants to purchase its Preferred A stock in conjunction with its debt financings on these dates. The value allocated to the warrants was $1,153,143.

      In conjunction with its Series B preferred stock financing on September 30, 1999, the Company issued a stock subscription receivable for shares with a value of $4,000,000. The proceeds from this receivable were collected subsequent to September 30, 1999.

      On August 13, 1999, the Company purchased software of $1,255,511 and post-contract support of $403,103 in exchange for a promissory note.

    Supplemental cash flow information:

      Cash paid for interest during the nine months ended September 30, 1999 was $320,684. The Company paid no cash for interest in the year ended December 31, 1998 or the period from March 25, 1997 (inception) to December 31, 1997.

                          Independent Auditors' Report

The Board of Directors, Shareholders and Members
Purchasing Group, Inc. and Integrated Sourcing, LLC:

      We have audited the accompanying combined balance sheet of Purchasing Group, Inc. and Integrated Sourcing, LLC (together, the Company) as of September 30, 1999 and the related combined statements of operations, stockholder's deficit and members' capital, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Purchasing Group, Inc. and Integrated Sourcing, LLC as of September 30, 1999, and the results of their operations and their cash flows for the nine months ended September 30, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP
Philadelphia, Pennsylvania
November 17, 1999

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

                             Combined Balance Sheet
                               September 30, 1999

Assets
Current assets:
  Cash and cash equivalents........................................ $1,445,550
  Accounts receivable, net of allowance for doubtful accounts of
   $47,000.........................................................  2,123,958
  Other current assets.............................................     12,665
                                                                    ----------
  Total current assets.............................................  3,582,173
  Deposits.........................................................      5,987
  Property and equipment, net......................................     49,639
                                                                    ----------
  Total assets..................................................... $3,637,799
                                                                    ==========
Liabilities, Stockholder's Deficit and Members' Capital
Current liabilities:
  Accounts payable................................................. $  413,844
  Accrued expenses.................................................  3,470,371
  Unearned revenue.................................................      3,400
  Loans from shareholder...........................................        203
                                                                    ----------
  Total current liabilities and total liabilities..................  3,887,818
Stockholder's deficit and members' capital:
  Common stock of Purchasing Group, Inc., no par value,
  1000 shares authorized, 100 shares issued and outstanding........        100
  Integrated Sourcing, LLC members' capital........................     72,959
  Accumulated deficit..............................................   (323,078)
                                                                    ----------
  Total stockholder's deficit and members' capital.................   (250,019)
                                                                    ----------
Total liabilities, stockholder's deficit and members' capital...... $3,637,799
                                                                    ==========


            See accompanying notes to combined financial statements.

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

                        Combined Statement of Operations
                  For the nine months ended September 30, 1999

Revenues:
  Service revenues.................................................. $6,539,109
  Product revenues..................................................    607,580
                                                                     ----------
    Total revenue...................................................  7,146,689
Operating expenses:
  Project personnel costs...........................................  1,420,944
  Product costs.....................................................    551,564
  Selling, general and administrative...............................  4,483,660
  Depreciation......................................................     45,507
                                                                     ----------
    Total operating expenses........................................  6,501,675
                                                                     ----------
    Income from operations..........................................    645,014
Other income:
  Interest income...................................................     15,348
                                                                     ----------
Net income.......................................................... $  660,362
                                                                     ==========


            See accompanying notes to combined financial statements.

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

       Combined Statements of Stockholder's Deficit and Members' Capital
                  For the nine months ended September 30, 1999

                                                       Retained
                              Common Stock            Earnings/
                              ------------- Members' (Accumulated
                              Shares Amount Capital    Deficit)       Total
                              ------ ------ -------- ------------  -----------
Balance at January 1, 1999..   100    $100  $56,159  $   996,481   $ 1,052,740
Net income..................    --      --   16,800      643,562       660,362
Dividend distribution.......    --      --       --   (1,963,121)   (1,963,121)
                               ---    ----  -------  -----------   -----------
Balance at September 30,
 1999.......................   100    $100  $72,959  $  (323,078)  $  (250,019)
                               ===    ====  =======  ===========   ===========



            See accompanying notes to combined financial statements.

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

                        Combined Statement of Cash Flows
                  For the nine months ended September 30, 1999

Cash flows from operating activities:
  Net income...................................................... $   660,362
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..................................................      45,507
    Changes in operating assets and liabilities:
      Accounts receivable.........................................    (860,253)
      Other current assets........................................      39,267
      Deposits....................................................      (2,857)
      Accounts payable............................................     329,753
      Accrued expenses............................................   1,555,713
      Deferred revenue............................................     (35,927)
                                                                   -----------
      Net cash provided by operating activities...................   1,731,565
                                                                   -----------
Cash flows from investing activities:
  Acquisition of property and equipment...........................     (34,531)
                                                                   -----------
      Net cash used by investing activities.......................     (34,531)
                                                                   -----------
Cash flows from financing activities:
  Repayments to shareholder.......................................    (177,100)
  Shareholder distributions.......................................  (1,963,121)
                                                                   -----------
      Net cash used in financing activities.......................  (2,140,221)
                                                                   -----------
      Net decrease in cash and cash equivalents...................    (443,187)
Cash and cash equivalents:
  Beginning of period.............................................   1,888,737
                                                                   -----------
  End of period................................................... $ 1,445,550
                                                                   ===========


            See accompanying notes to combined financial statements.

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

                     Notes to Combined Financial Statements

(1) Business and Organization

      These combined financial statements include the operations of Purchasing Group, Inc (PGI) and Integrated Sourcing, LLC (ISL), a business related to PGI through common ownership and management and through business operations that leverage common expertise in the area of procurement PGI and ISL also share common facilities. Together these businesses are referred to as the Company. Both PGI and ISL were involved in the business combination referred to in note
5. PGI was incorporated in the Commonwealth of Pennsylvania in February 1992 to provide strategic cost reduction consulting services to businesses and specializes in evaluating and streamlining the purchasing habits of businesses. ISL was organized as a limited liability company in the Commonwealth of Pennsylvania in September 1997 to provide integrated buying and purchasing functions for its customers.

      The Company's top five customers accounted for approximately 74% of revenues for the nine months ended September 30, 1999, and 68% of accounts receivable at September 30, 1999.

      One customer accounted for approximately 51% of revenues for the nine months ended September 30, 1999, and 51% of accounts receivable at September 30, 1999.

(2) Summary of Significant Accounting Policies

    (a) Principles of Combination

      The accompanying financial statements include the accounts of PGI and ISL. ISL is 50% owned by the sole shareholder of PGI. All significant transactions between the combined entities, which principally involve certain purchasing services provided by ISL for PGI, have been eliminated in combination.

    (b) Use of Estimates

      The preparation of the combined financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c) Cash and Cash Equivalents

      The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. At September 30, 1999, cash equivalents consist of money market accounts of approximately $1,106,000 and a certificate of deposit of approximately $3,000.

    (d) Impairment of Long-Lived Assets

      The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

              Notes to Combined Financial Statements--(Continued)

future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

    (e) Revenue Recognition

      Service revenues are recognized as work is performed on a contract by contract basis, adjusted for any anticipated losses in the period in which such losses are identified. No such losses have been incurred during the nine months ended September 30, 1999. Certain service contracts provide for contingent payments to the Company based on an agreed level of savings from services provided. Contingent revenue is recognized when the related savings have been identified and agreed with the client. Contingent revenue recognized during the nine months ended September 30, 1999, are approximately $430,000. Out-of-pocket expenses are reimbursed by clients and are offset against expenses incurred by the Company.

      Product revenues are recognized upon delivery of product to the customer based upon specific shipping terms.

    (f) Project Personnel Costs

      Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

    (g) Income Taxes

      PGI has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under the Subchapter S provisions of the Code and similar state tax provisions, the stockholder includes the Company's corporate income on his personal income tax returns. Accordingly, the Company was not subject to Federal and state corporate income taxes.

      ISL operates as a Limited Liability Corporation (LLC), and therefore is exempt from taxation according to the partnership provisions of the Internal Revenue Code. Under the partnership provisions of the Code, the members of the LLC include their share of the LLC's income on their personal income tax returns. Accordingly, the Company was not subject to Federal and state corporate income taxes during the periods reported herein.

    (h) Advertising Costs

      The Company expenses the cost of advertising and promoting its services as incurred. Such costs were approximately $17,000.

    (i) Financial Instruments

      Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of September 30, 1999, the Company had concentrations of credit risk in one financial institution in the form of a money market account in the

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

              Notes to Combined Financial Statements--(Continued)

approximate amount of $1,095,000. At September 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

    (j) Recent Accounting Pronouncements

      In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has determined there is no impact of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement is not expected to affect the Company as the Company currently does not have any derivative instruments or hedging activities.

(3) Balance Sheet Components

      Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

      Property and equipment, stated at cost:
        Computer equipment.......................................... $  215,162
        Furniture and fixtures......................................      5,372
                                                                     ----------
                                                                        220,534
        Less: accumulated depreciation..............................    170,895
                                                                     ----------
                                                                     $   49,639
                                                                     ==========
        Accrued expenses:
          Accrued payroll expenses.................................. $3,384,236
          Accrued commissions.......................................     65,000
          Accrued taxes.............................................     21,135
                                                                     ----------
                                                                     $3,470,371
                                                                     ==========

      Included in accrued payroll expenses is an accrued bonus payable of approximately $3,100,000 to the president and sole shareholder of PGI which has been included in selling, general, and administrative expenses.

                             PURCHASING GROUP, INC.
                                      AND
                            INTEGRATED SOURCING, LLC

              Notes to Combined Financial Statements--(Continued)


(4) Leases

      The Company has various non-cancelable operating leases expiring at various dates through 2001. Future minimum annual lease payments under non-cancelable operating leases as of September 30, 1999, are as follows:

      1999............................................................. $24,657
      2000.............................................................  12,090
      2001.............................................................   5,269
                                                                        -------
        Total minimum payments......................................... $42,016
                                                                        =======

(5) Subsequent Event

      On October 19, 1999, all outstanding shares and members' interests of PGI and ISL were acquired by Purchasing Systems, Inc. (PSI), a holding company established by Internet Capital Group, Inc. and EnerTech Capital Partners II L.P., in exchange for cash, a note and shares of PSI common stock.

      Upon consummation of the sale of shares and members' interests to PSI, PGI and ISL will be included in the consolidated tax return of PSI which will be subject to both Federal and state income taxes.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Syncra Software, Inc.

      In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Syncra Software, Inc. (a development stage enterprise) at December 31, 1998 and the results of its operations and its cash flows for the period from inception (February 11, 1998) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Boston, Massachusetts
April 29, 1999

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                                 Balance Sheet

                                                                                  (Unaudited)
                                                                    December 31,   March 31,
                                                                        1998          1999
                                                                    ------------  ------------
Assets
Current Assets:
  Cash and cash equivalents........................................ $ 1,700,370   $    176,953
  Prepaid expenses.................................................     185,506        149,366
  Other current assets.............................................      22,704         19,991
                                                                    -----------   ------------
  Total current assets.............................................   1,908,580        346,310
Fixed assets, net..................................................     351,752        342,690
Deposits...........................................................     136,998        136,998
                                                                    -----------   ------------
                                                                    $ 2,397,330   $    825,998
                                                                    ===========   ============
Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Current Liabilities:
  Accounts payable................................................. $   233,281   $    226,688
  Accrued expenses.................................................     316,918        347,771
  Notes payable to stockholders....................................   3,926,370             --
                                                                    -----------   ------------
  Total current liabilities........................................   4,476,569        574,459
                                                                    -----------   ------------

Redeemable Preferred Stock:
  Series A redeemable convertible preferred stock, $0.001 par value
   Authorized: 2,941,031 and 2,586,207 shares at December 31, 1998 and March 31, 1999 (unaudited), respectively; issued and
   outstanding: 2,586,207 shares at December 31, 1998 and March 31,
   1999 (unaudited) plus accrued dividends of $334,652 and $454,513 at December 31, 1998 and March 31, 1999 (unaudited),
   respectively; liquidation value of $6,334,651 and $6,454,512 at
   December 31, 1998 and March 31, 1999 (unaudited), respectively
   ................................................................   6,334,651      6,454,512
  Series B redeemable convertible preferred stock, $0.001 par value
   Authorized: 3,737,602 shares; subscribed and issued and
   outstanding: 3,287,602 shares at March 31, 1999 (unaudited);
   liquidation value of $13,150,408 at March 31, 1999 (unaudited)..          --     13,150,408
  Subscriptions receivable (unaudited).............................          --     (9,000,000)
  Preferred stock warrants.........................................     120,000        120,000
  Redeemable non-voting, non-convertible preferred stock, $0.001 par value Authorized: 150,000 and 130,000 shares at December 31,
   1998 and March 31, 1999 (unaudited), respectively; issued and outstanding: 130,000 shares at December 31, 1998 and March 31,
   1999 (unaudited) plus accrued dividends of $89,468 and $116,001 at December 31, 1998 and March 31, 1999 (unaudited),
   respectively; liquidation value of $1,389,468 and $1,416,001 at
   December 31, 1998 and March 31, 1999 (unaudited), respectively..   1,389,468      1,416,001
                                                                    -----------   ------------
  Total redeemable preferred stock.................................   7,844,119     12,140,921
                                                                    -----------   ------------

Stockholders' Deficit:
  Common stock, $0.001 par value; 10,000,000 shares authorized;
   396,000 shares issued and outstanding at December 31, 1998 and
   March 31, 1999 (unaudited)......................................         396            396
  Deficit accumulated during the development stage.................  (9,923,754)   (11,889,778)
                                                                    -----------   ------------
  Total stockholders' deficit......................................  (9,923,358)   (11,889,382)
                                                                    -----------   ------------
Commitments (Note 14)..............................................
                                                                    -----------   ------------
                                                                    $ 2,397,330   $    825,998
                                                                    ===========   ============

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                            Statement of Operations

                                     For the Period         (Unaudited)
                                     from Inception        For the Three
                                      (February 11,   Months Ended March 31,
                                      1998) through   ------------------------
                                    December 31, 1998    1998         1999
                                    ----------------- -----------  -----------
Costs and Expenses:
  Research and development.........    $ 1,501,267    $   235,127  $   480,701
  Selling and marketing............      2,425,532        271,723      767,148
  General and administrative.......      1,950,153        685,788      355,164
  Impairment charge for intangible
   assets..........................      1,312,500             --           --
  Settlement charge................      1,795,333             --           --
                                       -----------    -----------  -----------
Loss from operations...............     (8,984,785)    (1,192,638)  (1,603,013)
Interest expense, net..............        (90,430)        (2,565)    (156,617)
                                       -----------    -----------  -----------
Net loss...........................    $(9,075,215)   $(1,195,203) $(1,759,630)
                                       ===========    ===========  ===========




   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

  Statement of Changes in Redeemable Preferred Stock and Stockholders' Deficit

                                                     Series A Redeemable   Series B Redeemable                  Preferred
                                                       Preferred Stock       Preferred Stock                  Stock Warrants
                                                    --------------------- ---------------------               --------------
                                                               Carrying              Carrying   Subscriptions    Carrying
                                                     Shares      Value     Shares      Value     Receivable       Value
                                                    --------- ----------- --------- ----------- ------------- --------------
Issuance of
 common stock to
 founders.......
Issuance of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........
Issuance of
 Series A
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $170,752:
 Initial
  closing.......                                      948,276 $ 2,200,000
 Second
  closing.......                                      646,551   1,500,000
 Third closing..                                      991,380   2,299,999
Repurchase and
 retirement of
 common stock...
Redemption of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........
Series A
 redeemable
 convertible
 preferred stock
 warrants.......                                                                                                 $120,000
Accrual of
 cumulative
 dividends on
 redeemable
 preferred
 stock..........                                                  334,652
Net loss........
                                                    --------- ----------- --------- -----------  -----------     --------
Balance at
 December 31,
 1998...........                                    2,586,207   6,334,651                                         120,000
Issuance of
 Series B
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $60,000
 (Unaudited)....                                                          3,287,602 $13,150,408  $(9,000,000)
Accrual of
 cumulative
 dividends on
 redeemable
 preferred stock
 (Unaudited)....                                                  119,861
Net loss
 (Unaudited)....
                                                    --------- ----------- --------- -----------  -----------     --------
Balance at March
 31, 1999
 (Unaudited)....                                    2,586,207 $ 6,454,512 3,287,602 $13,150,408  $(9,000,000)    $120,000
                                                    ========= =========== ========= ===========  ===========     ========
                                                     Redeemable Non-
                                                          voting
                                                     Non-convertible                             Deficit
                                                     Preferred Stock         Common stock      Accumulated
                                                    -------------------- ---------------------    During
                                                              Carrying                         Development
                                                    Shares     Value       Shares    Par Value    Stage         Total
                                                    -------- ----------- ----------- --------- ------------- -------------
Issuance of
 common stock to
 founders.......                                                          1,396,000   $1,396                 $      1,396
Issuance of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........                                    150,000  $1,500,000
Issuance of
 Series A
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $170,752:
 Initial
  closing.......
 Second
  closing.......
 Third closing..                                                                               $   (170,752)     (170,752)
Repurchase and
 retirement of
 common stock...                                                         (1,000,000)  (1,000)      (249,000)     (250,000)
Redemption of
 redeemable non-
 voting, non-
 convertible
 preferred
 stock..........                                    (20,000)   (204,667)
Series A
 redeemable
 convertible
 preferred stock
 warrants.......
Accrual of
 cumulative
 dividends on
 redeemable
 preferred
 stock..........                                                 94,135                            (428,787)     (428,787)
Net loss........                                                                                 (9,075,215)   (9,075,215)
                                                    -------- ----------- ----------- --------- ------------- -------------
Balance at
 December 31,
 1998...........                                    130,000   1,389,468     396,000      396     (9,923,754)   (9,923,358)
Issuance of
 Series B
 redeemable
 convertible
 preferred
 stock, issuance
 costs of
 $60,000
 (Unaudited)....                                                                                    (60,000)      (60,000)
Accrual of
 cumulative
 dividends on
 redeemable
 preferred stock
 (Unaudited)....                                                 26,533                            (146,394)     (146,394)
Net loss
 (Unaudited)....                                                                                 (1,759,630)   (1,759,630)
                                                    -------- ----------- ----------- --------- ------------- -------------
Balance at March
 31, 1999
 (Unaudited)....                                    130,000  $1,416,001     396,000   $  396   $(11,889,778) $(11,889,382)
                                                    ======== =========== =========== ========= ============= =============

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                            Statement of Cash Flows

                                    For the Period         (Unaudited)
                                    From Inception    For the Three Months
                                     (February 11,       Ended March 31,
                                     1998) Through   ------------------------
                                   December 31, 1998    1998         1999
                                   ----------------- -----------  -----------
Cash flows from operating
 activities:
Net loss..........................    $(9,075,215)   $(1,195,203) $(1,759,630)
Adjustments to reconcile net loss
 to net cash used for operating
 activities:......................
  Depreciation....................         58,537            506       28,522
  Amortization and impairment of
   intangible assets..............      1,500,000        125,000           --
  Amortization of discounts on
   notes payable..................         46,370             --       73,630
  Changes in assets and
   liabilities:
    Prepaid expenses..............       (185,506)            --       36,140
    Other current assets..........        (22,704)       (54,333)       2,713
    Accounts payable..............        233,281          1,691       (6,593)
    Accrued expenses..............        316,918        126,233      121,261
                                      -----------    -----------  -----------
    Net cash used for operating
     activities...................     (7,128,319)      (996,106)  (1,503,957)
                                      -----------    -----------  -----------
Cash flows from investing
 activities:
Purchases of fixed assets.........       (410,289)       (28,543)     (19,460)
Increase in deposits..............       (136,998)            --           --
                                      -----------    -----------  -----------
    Net cash used for investing
     activities...................       (547,287)       (28,543)     (19,460)
                                      -----------    -----------  -----------
Cash flows from financing
 activities:
Proceeds from issuance of notes
 payable to stockholders..........      4,000,000             --           --
Proceeds from Series A redeemable
 convertible preferred stock, net
 of issuance costs................      5,829,247      1,829,248           --
Proceeds from issuance of common
 stock............................          1,396          1,396           --
Redemption of non-voting, non-
 convertible redeemable preferred
 stock and related dividends......       (204,667)            --           --
Repurchase of common stock........       (250,000)            --           --
                                      -----------    -----------  -----------
    Net cash provided by financing
     activities...................      9,375,976      1,830,644           --
                                      -----------    -----------  -----------
Net increase (decrease) in cash
 and cash equivalents.............      1,700,370        805,995   (1,523,417)
Cash and cash equivalents,
 beginning of period..............             --             --    1,700,370
                                      -----------    -----------  -----------
Cash and cash equivalents, end of
 period...........................    $ 1,700,370    $   805,995  $   176,953
                                      ===========    ===========  ===========
Non-cash investing and financing
 activities:
Software acquired in exchange for
 150,000 shares of non-voting,
 non-convertible redeemable
 preferred stock..................    $ 1,500,000    $ 1,500,000  $        --
                                      ===========    ===========  ===========
Conversion of notes payable to
 stockholders plus accrued
 interest of $150,408 into
 1,037,602 shares of Series B
 Preferred Stock..................    $        --    $        --  $ 4,150,408
                                      ===========    ===========  ===========

   The accompanying notes are an integral part of these financial statements

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

1. Nature of the Business

      Syncra Software, Inc. ("Syncra" or the "Company") was incorporated in Delaware on February 11, 1998. Syncra was formed to design, develop, produce and market supply chain collaboration software and solutions. Since its inception, Syncra has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets, raising capital, marketing and business development. Accordingly, Syncra is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

      Syncra is subject to risks and uncertainties common to growing technology-based companies, including rapid technological changes, growth and commercial acceptances of the Internet, dependence on principal products and third party technology, new product development and performance, new product introductions and other activities of competitors, dependence on key personnel, development of a distribution channel, international expansion, lengthy sales cycles and limited operating history.

2. Summary of Significant Accounting Policies

    Cash and Cash Equivalents

      Syncra considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Included in cash and cash equivalents at December 31, 1998 is approximately $1.6 million in money market accounts.

    Financial Instruments

      The carrying amount of Syncra's financial instruments, principally cash, notes payable, and redeemable preferred stock, approximates their fair values at December 31, 1998.

    Fixed Assets

      Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repairs and maintenance costs are expensed as incurred.

    Research and Development and Software Development Costs

      Costs incurred in the research and development of Syncra's products are expensed as incurred, except for certain research and development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility, as defined by SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed." Costs incurred subsequent to the establishment of technological feasibility and prior to the general release of the products are capitalized. During the period ended December 31, 1998, costs eligible for capitalization were immaterial.

    Accounting for Impairment of Long Lived Assets

      In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company records impairment of losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


    Stock-Based Compensation

      Syncra accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Syncra's Common Stock at the date of grant. Syncra has adopted the provisions of SFAS No. 123, " Accounting for Stock-Based Compensation", through disclosure only (Note 11). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Unaudited Interim Financial Statements

      The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited. In the opinion of Syncra's management, the March 31, 1998 and 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operation for that period. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1999.

3. Prepaid Expenses

      Prepaid expenses consist of the following at December 31, 1998:

     Trade shows and other marketing prepayments...................... $135,774
     Others...........................................................   49,732
                                                                       --------
                                                                       $185,506
                                                                       ========

4. Fixed Assets

      Fixed assets consist of the following:

                                                         Estimated
                                                        useful life December 31,
                                                          (years)       1998
                                                        ----------- ------------
   Computer equipment..................................       3       $246,631
   Office equipment....................................       5         71,783
   Furniture and fixtures..............................       7         91,875
                                                                      --------
                                                                       410,289
   Less: accumulated depreciation......................                 58,537
                                                                      --------
                                                                      $351,752
                                                                      ========

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


5. Impairment of Intangible Assets

      In accordance with SFAS No. 121, Syncra reviews for impairment of long-lived assets when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. In connection with the organization of Syncra in February 1998, Syncra purchased the rights to certain software from Benchmarking Partners, Inc. ("Benchmarking") in exchange for the issuance of 150,000 shares of Syncra's non-voting, non-convertible Redeemable Preferred Stock (Note 8). Syncra did not obtain an independent valuation of the technology and the fair value of the Redeemable Preferred Stock was not objectively determinable. Therefore, Syncra recorded the technology based upon the amount of the Redeemable Preferred Stock as determined by Syncra's Board of Directors. Syncra expected to use the acquired software as a core technology in its product development. In May 1998, management reassessed the status of Syncra's product development and the additional features and functionality planned to be included in Syncra's products. As a result of this re-evaluation, management concluded that the core technology acquired from Benchmarking would not be able to support Syncra's planned products. Accordingly, management decided to restart Syncra's product development activities without the use of the acquired software. An impairment charge of $1,312,500 was recognized in the December 31, 1998 statement of operations.

6. Notes Payable to Stockholders

      During 1998, the Company received aggregate cash proceeds totaling $4,000,000 pursuant to the issuance of convertible promissory notes (the "Notes") payable to certain of its stockholders. No repayments of principal or interest (which accrues at a rate of 9% per annum) were made during the year. The Note holders were also issued 344,828 warrants to purchase Series A Preferred Stock ("Preferred Stock Warrants") at $2.32 per share in 1998. The aggregate value of the Preferred Stock Warrants issued to all Note holders was estimated to be $120,000, which was accounted for as discount on the Notes and Preferred Stock Warrants. The discount is being amortized over the term of the Notes. Upon closing of the Series B Preferred Stock financing, each Note holder is entitled to a number of warrants equal to 20% of the face value of the Note held by such holder divided by the price per share of Series B Preferred Stock. As a result of the Series B Preferred Stock financing in 1999, the Notes were converted into shares of Series B Preferred Stock. Additionally, the Preferred Stock Warrants were converted to the equivalent number of warrants for Series B Preferred Stock totaling 200,000 shares at $4.00 per share (Note 7). The Preferred Stock Warrants have a term of ten years.

7. Redeemable Convertible Preferred Stock

      At December 31, 1998, the Company had authorized preferred stock of 5,000,000 shares, $.001 par value per share, of which 2,941,031 shares were designated as redeemable convertible Series A Preferred Stock ("Series A Preferred Stock") and 150,000 shares of which were designated as Redeemable Preferred Stock (the "Redeemable Preferred Stock").

      On March 31, 1999, the Company's authorized Preferred Stock was increased to 6,453,809 shares with a par value of $.001 per share of which 2,586,207 shares were designated as redeemable convertible Series A Preferred Stock, 3,737,602 shares as redeemable convertible Series B Preferred Stock ("Series B Preferred Stock") and 130,000 shares as Redeemable Preferred Stock. Of the designated Series B Preferred Stock, the Company issued 3,287,602 shares on March 31, 1999 in exchange for net cash proceeds of $9.0 million received on April 1, 1999 and the conversion of all principal and accrued interest due on the Notes (Note 6).

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


      The Series A and B Preferred Stock have the following characteristics:

    Voting

      Holders of Series A and B Preferred Stock are entitled to that number of votes equal to the number of shares of common stock into which the shares of Series A and B Preferred Stock are then convertible.

    Dividends

      Holders of Series A and B Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share. The Base Amount of each share is equal to the price paid for each share of Series A and B Preferred Stock of $2.32 and $4.00, respectively, plus unpaid dividends which accrue commencing on the date of original issuance of the Series A and B Preferred Stock. In the event that the full amount of dividends is not paid in any twelve-month period, the Base Amount will be increased by the amount of the unpaid dividend. After payment of all dividends owing to the holders of Series A and B Preferred Stock, such holders will not participate in any other dividends thereafter paid on Redeemable Preferred Stock or Common Stock.

    Liquidation

      In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of Series A and B Preferred Stock are entitled to receive, prior to and in preference to holders of both Redeemable Preferred Stock and Common Stock, an amount equal to $2.32 and $4.00 per share, respectively, plus all unpaid cumulative dividends on each share. After full payment of (i) the foregoing amounts and (ii) amounts to be paid to the holders of Redeemable Preferred Stock pursuant to the terms thereof (Note 8), the remaining assets of the Company will be distributed ratably among the holders of Common Stock.

    Conversion

      Each share of Series A and B Preferred Stock may be converted at any time, at the option of the stockholder, into one share of Common Stock, subject to certain anti-dilution adjustments, as defined in the terms of the Series A and B Preferred Stock.

      The Series A and B Preferred Stock will automatically convert into shares of Common Stock upon (i) a public offering of Syncra's Common Stock which results in gross proceeds to Syncra of at least $10,000,000, at a price per share of the Common Stock of at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) or (ii) upon approval of the two-thirds of the outstanding Series A and B Preferred Stockholders, voting separately, to convert all outstanding shares of Series A and B Preferred Stock to Common Stock.

    Redemption

      Any time after March 31, 2004, at the option of the holders of the Series A and B Preferred Stock, Syncra shall redeem all, but not less than all of such holder's shares of Series A and B Preferred Stock, at a redemption price equal to the original purchase price of $2.32 and $4.00 per share, respectively, plus all unpaid dividends thereon which have accrued through and including the redemption date.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


    Accretion

      The issuance cost incurred by the Company was accreted in full in 1998 and at March 31, 1999 as an adjustment to the carrying value of redeemable convertible Series A and B Preferred Stock.

8. Non-voting, Non-convertible Redeemable Preferred Stock

      As described in Note 5, Syncra's Redeemable Preferred Stock was issued in a non-cash exchange with Benchmarking for certain software. Subsequent to the issuance of the Redeemable Preferred Stock to Benchmarking, Syncra repurchased 20,000 shares of its Redeemable Preferred Stock from Benchmarking at a price per share of $10.00 plus accrued dividends of $4,667. In a separate transaction, Benchmarking transferred the remaining 130,000 shares of the Redeemable Preferred Stock to Internet Capital Group, Inc. ("ICG"), an existing stockholder of Syncra in exchange for a $1.3 million note, bearing interest at 8% per annum. At December 31, 1998, ICG continued to hold the 130,000 shares of Redeemable Preferred Stock. ICG is also a stockholder of Benchmarking.

      The Redeemable Preferred Stock has the following characteristics:

    Voting

      Except as required by law, holders of Redeemable Preferred Stock are not entitled to vote on any matters submitted to a vote of the stockholders of Syncra, including the election of directors.

    Dividends

      Holders of Redeemable Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share. The Base Amount of each share is equal to purchase price paid for such share of Redeemable Preferred Stock ($10.00) plus unpaid dividends which accrue commencing on the date of original issuance of the Redeemable Preferred Stock. In the event that the full amount of dividends is not paid in any twelve- month period, the Base Amount will be increased by the amount of the unpaid dividends. After payment of all dividends owing to the holders of Redeemable Preferred Stock, such holders will not participate in any other dividends thereafter paid on the Series A and B Preferred Stock or the Common Stock.

    Liquidation

      In the event of any liquidation, dissolution or winding-up of the affairs of Syncra, the holders of Redeemable Preferred Stock are entitled to receive, prior to and in preference to any holders of Common Stock, but after all distribution or payments required to be made to the holders of Series A and B Preferred Stock, an amount equal to $10.00 per share plus accrued but unpaid dividends. After payment in full of the amounts owed to holders of the Redeemable Preferred Stock, such holders are not entitled to share in the distribution of the remaining assets of Syncra.

    Redemption

      At any time after March 31, 2004, each holder may require Syncra to redeem all or any portion of such holder's shares at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


      At any time, and from time to time, Syncra may elect to redeem all, or any portion of the outstanding shares of its Redeemable Preferred Stock, at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

      Redeemable Preferred Stock is also redeemable by Syncra upon the earlier of (i) a public offering of Syncra's Common Stock which results in gross proceeds to Syncra of at least $10,000,000, at a price per share of the Common Stock of at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combinations, reclassifications, reorganizations or other similar events); or (ii) the consummation of a sale of all or substantially all of Syncra's assets or capital stock, either through a direct sale, merger, reorganization or other form of business combination in which control of Syncra is transferred and as a result holders of Series A and B Preferred Stock receive at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combination, reorganizations, reclassifications or other similar events).

9. Common Stock

      Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of Syncra's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the holders of the Series A and B Preferred Stock and the Redeemable Preferred Stock.

    Restricted Stock Agreements

      Syncra has entered into agreements with certain of its employee stockholders providing for restrictions on transfers of the shares subject to such agreement. Each agreement provides Syncra with a right to repurchase the shares held by such individual, in the event that the Company terminates the employment of the individual. The number of shares which may be repurchased by the Company and the price at which such shares may be repurchased differs per individual and is contingent on whether such individual's termination is for "cause' (as defined in the agreement) or other than for "cause'. At December 31, 1998, none of the restricted shares were subject to repurchase due to the restrictions contained in these agreements.

      Pursuant to a stockholders' agreement, as amended and restated on March 31, 1999, all of the outstanding capital stock (including the Common Stock, Series A and B Preferred Stock and Redeemable Preferred Stock) of the Company is subject to certain restrictions as to sale or transfer of such shares pursuant to a stockholders' agreement. The Company and its non-founder stockholders also hold rights of first refusal, under certain circumstances, on shares offered by a stockholder for sale to third parties, at the price per share to be paid by such third party.

    Reserved Shares

      At December 31, 1998, 2,833,857 shares were reserved for issuance upon conversion of the Series A Preferred Stock and exercise of outstanding options.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


10. Repurchase of Common Stock and Redemption of Preferred Stock

      On June 5, 1998, the Company repurchased 1,000,000 shares of Common Stock and redeemed 20,000 shares of its Redeemable Preferred Stock from Benchmarking, one of the original founders in exchange for $2,250,000. The transaction was financed through the sale of additional Series A Preferred Stock to certain of the existing holders of Series A Preferred Stock. Of the 150,000 shares of Redeemable Preferred Stock originally issued to Benchmarking, the remaining 130,000 shares were transferred by Benchmarking to ICG (see Note 8).

      In addition to the shares acquired, the withdrawal of Benchmarking as a stockholder eliminated a potential conflict of interest for Syncra and its other stockholders with Benchmarking and its customers. The transaction also settled potential claims by Benchmarking against Syncra with respect to the transfer of technical talent from Benchmarking to Syncra and other potential claims by Benchmarking against the potential future value of Syncra.

      The difference between the total amount paid to Benchmarking and the aggregate of the redemption value of the Redeemable Preferred Stock plus accrued dividends of $204,667 and the fair value of the Common Stock of $250,000 was treated as settlement charge in the statement of operations.

11. Stock Option Plan

      In 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") which provides for the grant of incentive stock options and non-qualified stock options, stock awards and stock purchase rights for the purchase of up to 1,000,000 shares of the Company's Common Stock by officers, employees, consultants, and directors of the Company. The Board of Directors is responsible for administration of the 1998 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted, the rate at which each option is exercisable and the vesting period (generally ratably over four to five years). Incentive stock options may be granted to any officer or employee at an exercise price of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). Non-qualified stock options may be granted to any officer, employee, consultant, or director at an exercise price per share of not less than the book value per share.

      During the period from inception (February 11, 1998) through December 31, 1998, Syncra granted options aggregating 803,300 shares with a weighted average exercise price of $0.87 per share. Of the total options granted, 99,374 shares were exercisable at December 31, 1998. None of these vested options were exercised during the period. Options totaling 196,700 were available for future grant at December 31, 1998. The weighted-average remaining contractual life of the options outstanding is 9.5 years. No compensation expense has been recognized for employee stock-based compensation in 1998.

      The exercise price of the options is more than the fair market value of the common stock, therefore, the weighted average grant date fair value per share of the options granted during the year using the Black-Scholes option-pricing model is zero at December 31, 1998. As a result, had compensation expense been determined based on the fair value of the options granted to employees at the grant date consistent with the provision of SFAS No. 123, the Company's pro forma net loss would have been the same. The impact on the pro forma net loss is not necessarily indicative of the effects on future results of operations because the Company expects to grant options in future years.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


      For purposes of pro forma disclosure of net loss, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1998; zero dividend yield; zero volatility; risk-free interest rate of 4.55%, and expected life of five years.

12. Income Taxes

      Deferred tax assets consist of the following at December 31, 1998:

     Net operating loss carryforward................................ $2,386,619
     Fixed and intangible assets....................................    482,690
     Research and development credit carryforwards..................     90,891
     Accrued vacation...............................................     35,687
                                                                     ----------
     Net deferred tax assets........................................  2,995,887
     Deferred tax asset valuation allowance.........................  2,995,887
                                                                     ----------
                                                                     $       --
                                                                     ==========

      The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 1998.

      At December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $5.9 million available to reduce future taxable income, which will expire in 2019. The Company also has federal and state research and development tax credit carryforwards of approximately $72,490 and $27,881, respectively, available to reduce future tax liabilities.

      Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss carryforwards and research and development credit carryforwards which could be utilized annually to offset future taxable income and taxes payable.

13. 401(K) Savings Plan

      The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. The Company has not made any contributions to the 401(k) Plan through December 31, 1998.

                             SYNCRA SOFTWARE, INC.
                        (a development stage enterprise)

                   Notes to Financial Statements--(Continued)


14. Commitments

      The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $134,000 for the period ended December 31, 1998.

      Future minimum lease commitments at December 31, 1998 are as follows:

                                                                Operating Leases
Year ending December 31,                                        ----------------
  1999.........................................................    $  272,328
  2000.........................................................       254,728
  2001.........................................................       254,728
  2002.........................................................       254,728
  Thereafter...................................................       127,364
                                                                   ----------
                                                                   $1,163,876
                                                                   ==========

15. Related Party Transactions

      In the normal course of business, Syncra had transactions with Benchmarking during the period from inception until May 1998 for certain operating expenses such as organizational costs, payroll, marketing, legal and other expenses. The total expenses reimbursed by Syncra to Benchmarking amounted to $496,344. Furthermore, Syncra also paid Benchmarking a management fee totaling $80,000 during the same period.

      In addition to the above transactions, Syncra also reimbursed ICG $500,000 related to professional services provided by Benchmarking to Syncra that originally were funded by ICG.

16. Subsequent Events

      In April 1999, Syncra issued 250,000 shares of Series B Preferred Stock for $1.0 million to a new investor.

                       Report of Independent Accountants

To the Board of Directors and Shareholders of traffic.com, Inc.

   In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of traffic.com, Inc. (a development stage enterprise) at December 31, 1998, and the results of its operations and its cash flows for the period from January 8, 1998 (commencement of activities) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 17, 1999

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                                 Balance Sheets

                               December 31, 1998

                                                                    (unaudited)
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
Assets
Current assets
  Cash and cash equivalents.........................   $  84,541    $   256,600
  Accounts receivable (net of allowance of $35,355
   as of September 30, 1999)........................          --        261,587
  Unbilled accounts receivable--state contracts.....          --        150,378
  Inventoried costs relating to state contracts.....          --        116,553
  Notes receivable--employees.......................          --         32,000
  Other assets......................................          35         15,038
                                                       ---------    -----------
    Total current assets............................      84,576        832,156
Property and equipment, net.........................       2,615      1,036,190
  Excess of cost over fair value of net assets
   acquired, net....................................          --      1,125,794
  Intangible assets, net............................          --        117,778
                                                       ---------    -----------
    Total assets....................................   $  87,191    $ 3,111,918
                                                       =========    ===========
Liabilities, Redeemable Preferred Stock and
 Shareholders' Deficit
Current liabilities
  Accounts payable..................................   $  28,223    $ 1,372,775
  Short-term debt...................................          --        144,200
  Current maturities of long-term debt..............          --         64,591
  Notes payable--related parties, net...............          --      1,496,875
                                                       ---------    -----------
    Total current liabilities.......................      28,223      3,078,441
  Long-term debt....................................          --        170,434
                                                       ---------    -----------
    Total liabilities...............................      28,223      3,248,875
                                                       ---------    -----------
Commitments and contingencies
Mandatorily redeemable convertible preferred stock..     500,000        745,000
Preferred stock warrants............................          --         75,000
                                                       ---------    -----------
                                                         500,000        820,000
                                                       ---------    -----------
Shareholders' deficit
  Common stock, $.01 par value, 5,000,000 shares
   authorized, 3,500,000 shares issued and
   outstanding at December 31, 1998 and 4,750,000
   shares issued and outstanding at September 30,
   1999.............................................          35         12,535
  Additional paid-in capital........................          --      1,237,500
  Deficit accumulated during the development stage..    (441,067)    (2,206,992)
                                                       ---------    -----------
    Total shareholders' deficit.....................    (441,032)      (956,957)
                                                       ---------    -----------
    Total liabilities, redeemable preferred stock
     and shareholders' deficit......................   $  87,191    $ 3,111,918
                                                       =========    ===========

   The accompanying notes are an integral part of these financial statements.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                            Statements of Operations

                                          January 8,
                                      1998 (Commencement     (Unaudited)
                                        of Activities)   For the Nine Months
                                           through       Ended September 30,
                                         December 31,    ---------------------
                                             1998          1998       1999
                                      ------------------ --------  -----------
Revenues.............................     $      --      $     --  $   878,382
                                          ---------      --------  -----------
Operating expenses:
  Cost of revenues...................            --            --      973,465
  Selling, general and
   administrative....................       432,278        58,541    1,589,054
                                          ---------      --------  -----------
    Total expense....................       432,278        58,541    2,562,519
                                          ---------      --------  -----------
Loss from operations.................      (432,278)      (58,541)  (1,684,137)
Interest income......................         4,285            --        8,529
Interest expense.....................            --            --      (87,647)
Other income (expense), net..........       (13,074)           --       (2,670)
                                          ---------      --------  -----------
Net loss.............................     $(441,067)     $(58,541) $(1,765,925)
                                          =========      ========  ===========




   The accompanying notes are an integral part of these financial statements.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                      Statements of Shareholders' Deficit

                                  Common Stock
                          ----------------------------
                                                         Deficit
                                                       Accumulated
                                            Additional During the
                                      Par    Paid-in   Development
                           Shares    Value   Capital      Stage        Total
                          --------- ------- ---------- -----------  -----------
Balance at January 8,
 1998 (commencement of
 activities)
Issuance of common
 stock..................      3,500 $    35 $       -- $        --  $        35
Stock split (1,000 to 1;
 July 1998).............  3,496,500      --         --          --           --
Net loss................         --      --         --    (441,067)    (441,067)
                          --------- ------- ---------- -----------  -----------
Balance at December 31,
 1998...................  3,500,000      35         --    (441,067)    (441,032)
Issuance of common stock
 for acquisition (March
 1999)..................  1,250,000  12,500  1,237,500          --    1,250,000
Net loss (unaudited)....         --      --         --  (1,765,925)  (1,765,925)
                          --------- ------- ---------- -----------  -----------
Balance at September 30,
 1999 (unaudited).......  4,750,000 $12,535 $1,237,500 $(2,206,992) $  (956,957)
                          ========= ======= ========== ===========  ===========




   The accompanying notes are an integral part of these financial statements.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                            Statements of Cash Flows

                                   January 8, 1998
                                    (Commencement         (Unaudited)
                                   of Activities)  For the Nine Months Ended
                                         to              September 30,
                                    December 31,   ---------------------------
                                        1998          1998           1999
                                   --------------- ------------ --------------
Cash flows from operating
 activities:
  Net loss........................    $(441,067)   $   (58,541) $   (1,765,925)
  Adjustments to reconcile net
   loss to cash used in operating
   activities:
    Depreciation and
     amortization.................          654             --         383,155
    Valuation allowance on advance
     to target company............      140,000             --              --
    Provision for bad debts.......           --             --          35,355
    Loss on disposal of fixed
     assets.......................       13,076             --              --
    Changes in assets and
     liabilities, net of effects
     of acquisition:
      Accounts receivable.........           --             --         100,496
      Unbilled accounts
       receivable.................           --             --        (150,378)
      Inventoried costs...........           --             --         (41,553)
      Other assets................          (35)           (35)         20,071
      Accounts payable............       28,223             --       1,274,284
                                      ---------    -----------  --------------
        Net cash used in operating
         activities...............     (259,149)       (58,576)       (144,495)
                                      ---------    -----------  --------------
Cash flows from investing
 activities:
  Payment for business acquired,
   net of cash acquired ($37,318
   at September 30, 1999).........           --             --          37,318
  Capital expenditures............      (16,345)            --        (992,320)
  Advance to target company.......     (140,000)            --              --
  Acquisition of URL address......           --             --        (132,500)
                                      ---------    -----------  --------------
        Net cash used in investing
         activities...............     (156,345)            --      (1,087,502)
                                      ---------    -----------  --------------
Cash flows from financing
 activities:
  Net change in line of credit....           --             --          (6,241)
  Proceeds from issuance of debt..           --             --       1,140,297
  Payments on notes payable.......           --             --         (50,000)
  Proceeds from issuance of common
   stock..........................           35             35              --
  Proceeds from issuance of
   preferred stock warrants.......           --             --          75,000
  Proceeds from issuance of
   redeemable preferred stock.....      500,000        500,000         245,000
                                      ---------    -----------  --------------
        Net cash provided by
         financing activities.....      500,035        500,035       1,404,056
                                      ---------    -----------  --------------
Net increase in cash and cash
 equivalents......................       84,541        441,459         172,059
Cash and cash equivalents,
 beginning of period..............           --             --          84,541
                                      ---------    -----------  --------------
Cash and cash equivalents, end of
 period...........................    $  84,541    $   441,459        $256,600
                                      =========    ===========  ==============
Supplemental disclosure of cash
 flow:
  Cash paid for interest..........    $      --    $        --  $       15,772

   The accompanying notes are an integral part of these financial statements.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                         Notes to Financial Statements
                               December 31, 1998

1. Organization and Liquidity

      traffic.com, Inc. (the "Company") commenced its current operations on January 8, 1998. The Company is a development stage company, as defined in Statement of Financial Accounting Standards No. 7 "Accounting and Reporting By Development Stage Enterprises." traffic.com is currently developing a nationwide traffic and logistics data collection network which will provide real time data to end users. The Company plans to distribute its data products through several distribution channels, including broadcast media, wireless communication and the internet, as well as to logistics, fleet and engineering businesses. The Company has incurred losses since its inception as it has devoted substantially all of its efforts toward building network infrastructure and internal staffing, developing systems, expanding into new markets, and raising capital. The Company has generated no revenue to date from distribution of data products and is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, the ability to demonstrate technological feasibility, and the need to obtain adequate additional financing necessary to fund the development and marketing of its products and services, and customer acceptance. The Company is in discussions with potential customers regarding its products and services.

      See Note 3 for description of business of subsidiary acquired after December 31, 1998.

2. Summary of Significant Accounting Policies

    Principles of consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

    Cash and cash equivalents

      Cash and cash equivalents represent cash and highly liquid short-term investments with original maturities of three months or less. Such investments are carried at amortized cost, which approximates fair value because of the short maturity of these instruments.

    Property and equipment

      Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the related assets.

      Under the terms of a government contract, the Company has been engaged to provide traffic data to various federal and state agencies for research, planning and congestion management. As part of the contract, the Company will install digital traffic surveillance systems, the cost of which will be partially reimbursed by the government. Such reimbursements are billed upon the achievement of defined milestones and are recorded as a reduction of the capital expenditures incurred in the installation of the digital system as shown in Note 4. As part of the terms of the government contract, in the event the Company terminates the contract, the government has the right to all equipment acquired with government funds at no cost and a right to purchase all equipment acquired with private funds at fair value.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


    Intangible asset

      The intangible asset represents the Company's purchase of the traffic.com URL address and is being amortized over a useful life of 3 years. Amortization expense for the nine months ended September 30, 1999 was $14,722.

    Asset valuation

      In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the carrying value of long-lived assets and certain identifiable intangible assets will be evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. In performing such a review for recoverability, the Company will compare the expected future cash flows (estimated undiscounted cash flows associated with such assets) to the carrying value of the long-lived assets and identifiable intangibles. If the expected future cash flows are less than the carrying amount of such assets, the Company will recognize an impairment loss for the difference between the carrying amount of the assets and their estimated fair value.

    Revenue recognition

      The Company recognizes revenue and expense relating to government contracts on the percentage-of-completion method, measured on the basis of costs incurred as compared to management's estimate of total costs. Management's estimates of costs are reviewed periodically as the work on contracts progresses. Provisions for estimated contract losses are recorded when identified. Unbilled receivables and inventoried costs and estimated earnings can be invoiced upon attaining certain milestones under fixed-price contracts and upon completion of construction on certain projects.

    Income taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

    Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                TRAFFIC.COM, INC
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


    Stock-based compensation

      Stock based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of grant over the amount an individual must pay to acquire the stock and is amortized over the vesting period. All transactions in which goods and services are the consideration received for the issuance of equity instruments, such as stock options, are expensed based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

    Comprehensive income

      Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") establishes a standard for reporting and displaying comprehensive income and its components within the financial statements. Comprehensive income includes charges and credits to equity that are not the results of transactions with shareholders. Comprehensive income is comprised of net income and other comprehensive income. There were no components of other comprehensive income for the period ended December 31, 1998 or for the nine months ended September 30, 1998 and 1999 (unaudited).

    Unaudited interim financial statements

      The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited. In the opinion of management, the September 30, 1998 and 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the nine months ended September 1999 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1999.

3. Acquisition (Unaudited)

      On March 1, 1999, the Company acquired all of the outstanding common stock of Sensor Management Systems, Inc. (SMS) for a purchase price of $1,550,000. SMS is a government contractor specializing in installation of traffic monitoring systems. The purchase consideration consisted of $300,000 in notes payable and 1,250,000 shares of the Company's Common Stock valued at $1,250,000. The purchase agreement also includes additional consideration of $75,000 which is contingent upon certain performance metrics. Such consideration will be recognized when the contingency is resolved and the consideration becomes payable. The acquisition has been accounted for as a purchase in accordance with Accounting Principles Board Opinion 16 "Business Combinations". Goodwill of $1,415,641 related to the acquisition is being amortized on a straight-line basis over a useful life of three years. Amortization expense for the nine months ended September 30, 1999 was $289,847.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


4. Property and Equipment, Net

                                                      (unaudited)
                                          December 31, September 30,  Useful
                                              1998         1999        Life
                                          ------------ ------------- ---------
   Machinery and equipment...............    $   --     $   87,794    10 years
   Office furniture and equipment........        --          6,738     5 years
   Computer hardware and software........     3,269         39,734   3-5 years
   Vehicles..............................        --        213,442     5 years
   Construction in progress..............        --        869,839
                                             ------     ----------
                                              3,269      1,217,547
   Accumulated depreciation..............      (654)        (7,365)
   Construction in progress cost
    reimbursement........................        --       (173,992)
                                             ------     ----------
                                             $2,615     $1,036,190
                                             ======     ==========

      Depreciation expense was $654 and $6,711 for the period ended December 31, 1998 and the nine months ended September 30, 1999.

5. Short-term Debt (Unaudited)

      A subsidiary of the Company is a party to a $100,000 revolving credit facility which bears interest at prime plus 1% and is payable on demand. The line of credit is collateralized by the assets of the subsidiary. The facility expires in January 2000. At September 30, 1999, the outstanding balance on this line of credit was $97,200 at an interest rate of 9.25%.

      A subsidiary of the Company is a party to a promissory note which bears interest at prime plus 1.5% and is payable on demand. The note is collateralized by the assets of the subsidiary. At September 30, 1999, the outstanding balance on this note was $47,000 at an interest rate of 9.75%.

6. Notes Payable--Related Parties (Unaudited)

    SMS note payable

      In connection with the acquisition of SMS (Note 3), the Company entered into a promissory note in the amount of $375,000 with the sellers of SMS, who are now shareholders of the Company. The note bears interest at 6% and is payable in two installments. The first installment of $300,000 is due upon completion of an equity financing by the Company in excess of $1,000,000. The remaining $75,000 will be recognized upon resolution of certain purchase price contingencies. See Note 12 for payment of the first installment subsequent to September 30, 1999.

    Convertible demand note payable

      On April 22, 1999, the Company issued a convertible note payable in the amount of $1,200,000 to certain holders of the Company's Preferred Stock (Note
9). The note bears interest at 9%, is payable on demand and is collateralized by the assets of the Company. The note may be converted at the option of the holder into shares of any new class or series of equity securities issued by the Company within one year from the date of the note or into shares of Series A Convertible Preferred Stock at a conversion price of $1.00 per share.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


      In conjunction with issuance of the note, the Company issued warrants to purchase 600,000 shares of Series A Convertible Preferred Stock at a purchase price of $1.00 per share, exercisable through April 22, 2009. The aggregate value of the warrants was estimated at $75,000 and was accounted for as discount on the note payable. The discount is being amortized over the estimated period to conversion of the note. At September 30, 1999, the remaining unamortized discount balance was $3,125. See Note 12 regarding conversion of the note subsequent to September 30, 1999.

7. Long-term Debt (Unaudited)

      As a consequence of the acquisition of SMS, the Company is a party to various long-term collateralized vehicle and equipment loans. A portion of these loans bear interest at prime plus .25% while the remainder carry fixed rates from 8.75% to 9.75%. Monthly payments of principal and interest under these loans amount to $6,709. The loans mature at various dates, beginning December 4, 2000 through January 4, 2004.

8. Income Taxes

      At December 31, 1998 and September 30, 1999, the Company had net deductible temporary differences and net operating loss carryforwards of approximately $441,000 and $2,200,000, respectively. The tax loss carryforwards expire beginning in 2013. A full valuation allowance has been provided for the net deductible temporary differences and tax loss carryforwards due to uncertainty regarding their utilization.

9. Mandatorily Redeemable Convertible Preferred Stock

    Fiscal 1998

      On September 22, 1998, the Company issued 500,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"), $0.01 par value, at a purchase price of $1.00 per share for total proceeds of $500,000. Each share of Series A Preferred Stock is convertible into one share of Common Stock at the option of the holder and converts automatically upon an initial public offering of Common Stock. The conversion ratio is subject to change based on certain dilution events, as defined in the preferred stock purchase agreement. The Series A Preferred Stock is entitled to receive any dividends declared on the Company's Common Stock based on the number of shares into which the Series A Preferred Stock is convertible. Each holder of the Series A Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Series A Preferred Stock is convertible. In addition, the Series A Preferred Stock holders, voting as a separate class, are entitled to elect two of the Company's five directors. The Series A Preferred Stock is redeemable by the holder at any time after the fifth anniversary of the original issuance date in an amount equal to the original purchase price plus any declared but unpaid dividends. In the event of liquidation, the Series A Preferred Stock carries a premium of 8% per year.

    Nine months ended September 30, 1999 (unaudited)

      On January 27, 1999; May 26, 1999 and August 6, 1999, the Company issued 45,000; 100,000 and 100,000 additional shares of Series A Preferred Stock, respectively, to new investors at a purchase price of $1.00 per share.

      See Note 12 for changes to the terms of the Series A Preferred Stock subsequent to September 30, 1999.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


10. Shareholders' Deficit

    Common stock

      The Company is authorized to issue 5,000,000 shares of $.01 par value common stock. Common shareholders have the right to one vote for each share of Common Stock held. Common shareholders have the right to elect two members of the Board of Directors, and one additional member to be voted with the preferred shareholders.

    Preferred stock

      The Company is authorized to issue 750,000 shares of $.01 par value preferred stock. The Board of Directors has the authority to issue shares and to fix voting privileges, dividend rates, conversion privileges and any other rights of the preferred stock.

      See Note 12 for changes to the Company's Articles of Incorporation subsequent to September 30, 1999.

11. Commitments and Contingencies (Unaudited)

    Legal proceedings

      During 1998, the Company was engaged in merger negotiations which were subsequently terminated in February 1999. In July 1999, the former target company filed a civil suit in connection with the termination of merger negotiations. The case is in the preliminary stages; however, the Company does not believe that the suit will result in a material adverse impact on the financial condition or results of operations of the Company.

      Prior to termination of negotiations, the Company advanced $140,000 to the target company. A valuation allowance has been established related to this advance based on uncertainty regarding its collection.

12. Subsequent Events (Unaudited)

    Amended and Restated Articles of Incorporation

      On October 6, 1999, the Company amended and restated its Articles of Incorporation to increase the number of authorized shares to 45,000,000, divided into a class of 33,800,000 shares of Common Stock, $0.01 par value per share, and a class of 11,200,000 shares of Preferred Stock, $0.01 par value per share. The 11,200,000 shares of Preferred Stock are further designated as 2,600,000 shares of Series A Convertible Preferred Stock (Note 9); 5,000,000 shares of Series B Convertible Preferred Stock and 3,600,000 shares of Series C Convertible Preferred Stock. In addition, the number of directors was increased to seven.

      The amendment altered the voting rights of the Common Stock such that holders of Common Stock, voting together with the holders of the Series A, Series B and Series C Preferred Stock, are entitled to elect three directors of the Company.

      As a result of the amendment, the terms of the Series A Preferred Stock were changed to reflect a mandatory redemption date of five years from the date of the first issuance of Series B Preferred Stock for one-

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)

third of the outstanding Series A Preferred Stock. The remaining two-thirds may be redeemed in equal installments on the sixth and seventh anniversary of the first issuance of Series B Preferred Stock. The voting rights of the Series A Preferred Stock were changed to allow the holders of Series A Preferred Stock to elect one director, voting as a separate class.

      The newly authorized Series B Preferred Stock is convertible into one share of Common Stock at the option of the holder and converts automatically upon an initial public offering of Common Stock. The conversion ratio is subject to change based on certain dilution events. The Series B Preferred Stock is entitled to receive non-cumulative dividends of $0.19 per share as well as any dividends declared on the Company's Common Stock based on the number of shares into which the Series B Preferred Stock is convertible. Each holder of the Series B Preferred Stock is entitled to one and one-half votes for each share of Common Stock into which such share of Series B Preferred Stock is convertible. In addition, the Series B Preferred Stock holders, voting as a separate class, are entitled to elect two directors. The Series B Preferred Stock is redeemable by the holder in one-third increments on the fifth, sixth and seventh anniversary of the first issuance of Series B Preferred Stock. In the event of liquidation, the Series B Preferred Stock carries a premium of 8% per year.

      The newly authorized Series C Preferred Stock is convertible into one share of Common Stock at the option of the holder and converts automatically upon an initial public offering of Common Stock. The conversion ratio is subject to change based on certain dilution events. The Series C Preferred Stock is entitled to receive non-cumulative dividends of $0.19 per share as well as any dividends declared on the Company's Common Stock based on the number of shares into which the Series C Preferred Stock is convertible. Each holder of the Series C Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Series C Preferred Stock is convertible. In addition, the Series C Preferred Stock holders, voting as a separate class, are entitled to elect one director. The Series C Preferred Stock is redeemable by the holder in one-third increments on the fifth, sixth and seventh anniversary of the first issuance of Series B Preferred Stock. In the event of liquidation, the Series C Preferred Stock carries a premium of 8% per year.

    Sale of Preferred Stock

      On October 7, 1999, the Company entered into a preferred stock purchase agreement with a group of investors. Under the terms of the agreement, the Company agreed to sell 4,824,563 shares of Series B Convertible Preferred Stock and 3,508,771 shares of Series C Convertible Preferred Stock. The shares are to be sold in three separate increments of 2,026, 316 shares of Series B and 1,473,683 shares of Series C; 1,490,852 shares of Series B and 1,084,256 shares of Series C; and 1,307,395 shares of Series B and 950,832 shares of Series C, each at a purchase price of $2.00, $2.33 and $2.66 per share, respectively.

      The first purchase of shares was completed on October 7, 1999 and resulted in proceeds to the Company of approximately $7,000,000. The second and third purchases are subject to the Company's achievement of certain performance metrics set forth in the agreement no later than September 30, 2000 and September 30, 2001, respectively.

    Conversion of Note Payable

      On October 7, 1999, the outstanding convertible demand note in the amount of $1,200,000 plus accrued interest of $48,378 was converted in accordance with its terms into 1,248,378 shares of Series A Preferred Stock at a conversion price of $1 per share. The remaining unamortized discount was recognized as interest expense at the date of conversion.

                               TRAFFIC.COM, INC.
                        (A Development Stage Enterprise)

                   Notes to Financial Statements--(Continued)


    Stock Option Plans

      In October 1999, the Company's Board of Directors and shareholders approved the 1999 Long-Term Incentive Plan which reserves 1,157,000 shares of Common Stock for issuance to directors, officers and other key employees. The plan is administered by the Board and provides for grants of stock options, stock appreciation rights, restricted stock, deferred stock, stock bonuses, dividend equivalents and other stock-based awards. Stock options granted under the plan have an exercise price equal to 100% of fair market value (as determined by the Board) on the date of grant, expire ten years from the date of grant and are exercisable as determined by the Board. On October 6, 1999, 456,000 stock options were granted to employees at an exercise price of $0.25 per share.

      In October 1999, the Company's Board of Directors and shareholders approved the 1999 Non-Employees' Stock Plan which reserves 1,200,000 shares of Common Stock for issuance to non-employee directors, advisors and consultants. The plan is administered by the Board and provides for grants of stock options and restricted stock, as well as the payment of directors' fees in the form of shares or deferred shares of Common Stock. Stock options granted under the plan have an exercise price equal to 100% of fair market value (as determined by the Board) on the date of grant, expire ten years from the date of grant and are exercisable in 25% increments each year following the first anniversary of the date of grant. On October 6, 1999, 716,000 stock options were granted to non-employee directors at an exercise price of $0.25 per share.

    SMS Note Payable

      As a result of the first closing of the Series B and Series C Preferred Stock, on October 13, 1999, the Company repaid the $300,000 note payable to the sellers of SMS, in accordance with the terms of the note.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To United Messaging, Inc.:

      We have audited the accompanying balance sheet of United Messaging, Inc. (a development-stage enterprise) (the Company) as of December 31, 1998, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for the period from August 25, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express and opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Messaging, Inc. (a development stage enterprise) as of December 31, 1998, and the results of its operations and its cash flows for the period August 25, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Philadelphia, Pennsylvania,
November 9, 1999

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                                 Balance Sheets

                                                      (Audited)    (Unaudited)
                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
Assets
Current assets:
  Cash..............................................  $     613    $ 2,490,333
  Accounts receivable...............................         --         94,530
  Prepaid expenses..................................        917        305,091
                                                      ---------    -----------
    Total current assets............................      1,530      2,889,954
                                                      ---------    -----------
Property and equipment, net of accumulated
 depreciation of $1,572 and $56,617, respectively...     19,192        887,886
                                                      ---------    -----------
    Total assets....................................  $  20,722    $ 3,777,840
                                                      =========    ===========
Liabilities and Stockholders' Deficit
Current liabilities:
  Accounts payable..................................  $   6,973    $   380,279
  Accrued expenses..................................     53,669        493,302
  Deferred revenues.................................         --         57,000
  Due to employees..................................     10,882            345
  Advances from stockholder.........................     53,197             --
                                                      ---------    -----------
    Total liabilities...............................    124,721        930,926
                                                      ---------    -----------
Commitments and contingences (note 8)
Redeemable Series A convertible preferred stock.....         --      5,784,041
                                                      ---------    -----------
Stockholders' deficit:
  Preferred stock, $.001 par value, 4,500,000 shares
   authorized, none outstanding at December 31,
   1998, 4,500,000 Redeemable Series A Convertible
   shares issued and outstanding at September 30,
   1999.............................................         --             --
  Common stock, $.001 par value, 9,500,000 shares
   authorized, 2,066,677 issued and outstanding at
   December 31, 1998, 3,333,350 issued and
   outstanding at September 30, 1999................      2,067          3,333
  Additional paid-in capital........................         --             --
  Additional paid-in capital--warrants..............         --         53,727
  Deficit accumulated during the development stage..   (106,066)    (2,994,187)
                                                      ---------    -----------
    Total stockholders' deficit.....................   (103,999)    (2,937,127)
                                                      ---------    -----------
    Total liabilities and stockholders' deficit.....  $  20,722    $ 3,777,840
                                                      =========    ===========

        The accompanying notes are an integral part of these statements.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                            Statements of Operations

                           (Audited)    (Unaudited)                 (Unaudited)
                          Period From   Period From                 Period From
                           August 25,   August 25,    (Unaudited)   August 25,
                              1998         1998          Nine          1998
                          (Inception)   (Inception)     Months      (Inception)
                            Through       Through        Ended        Through
                          December 31, September 30, September 30, September 30,
                              1998         1998          1999          1998
                          ------------ ------------- ------------- -------------
Revenues................   $      --       $  --      $    37,530   $    37,530
Expenses Incurred in the
 Development Stage:
  Operations............      20,940          --          813,809       834,749
  Selling and
   marketing............      69,429          --          727,924       797,353
  Administration........      14,125         255        1,280,452     1,294,577
  Depreciation..........       1,572          --           55,045        56,617
                           ---------       -----      -----------   -----------
    Total expenses......     106,066         255        2,877,230     2,983,296
                           ---------       -----      -----------   -----------
  Operating loss........    (106,066)       (255)      (2,839,700)   (2,945,766)
Interest Income.........          --          --           64,464        64,464
                           ---------       -----      -----------   -----------
Net Loss................    (106,066)       (255)      (2,775,236)   (2,881,302)
Preferred Stock
 Dividends..............          --          --          159,041       159,041
                           ---------       -----      -----------   -----------
Net Loss Applicable to
 Common Shareholders....   $(106,066)      $(255)     $(2,934,277)  $(3,040,343)
                           =========       =====      ===========   ===========



        The accompanying notes are an integral part of these statements.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

 Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit

                                                                         Stockholders' Deficit
                                                    -----------------------------------------------------------------
                                        Redeemable                                Additional                 Total
                                        Convertible  Common    Common  Additional  Paid-in                  Stock-
                                         Preferred    Stock    Stock    Paid-in    Capital-  Accumulated   holders'
                                           Stock    (Shares)  (Amount)  Capital    Warrants    Deficit      Deficit
                                        ----------- --------- -------- ---------- ---------- -----------  -----------
Balance, August 25, 1998 (Inception)..  $       --         --  $   --   $     --   $    --   $        --  $        --
 Issuance of Common stock.............          --  2,066,677   2,067         --        --            --        2,067
 Net Loss.............................          --         --      --         --        --      (106,066)    (106,066)
                                        ----------  ---------  ------   --------   -------   -----------  -----------
Balance, December 31, 1998............          --  2,066,677   2,067         --        --      (106,066)    (103,999)
 Issuance of Common stock
  (unaudited).........................          --  1,266,673   1,266     11,400        --            --       12,666
 Issuance of Preferred stock
  (unaudited).........................   5,625,000         --      --         --        --            --           --
 Contribution by stockholder of
  advance (Note 4) (unaudited)........          --         --      --     34,756        --            --       34,756
 Issuance of warrants to bank
  (unaudited).........................          --         --      --         --    53,727            --       53,727
 Preferred stock dividends
  (unaudited).........................     159,041         --      --    (46,156)       --      (112,885)    (159,041)
 Net Loss (unaudited).................          --         --      --         --        --    (2,775,236)  (2,775,236)
                                        ----------  ---------  ------   --------   -------   -----------  -----------
Balance, September 30, 1999
 (Unaudited)..........................  $5,784,041  3,333,350  $3,333   $     --   $53,727   $(2,994,187) $(2,937,127)
                                        ==========  =========  ======   ========   =======   ===========  ===========



        The accompanying notes are an integral part of these statements.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                            Statements of Cash Flows

                         (Audited)    (Unaudited)                 (Unaudited)
                        Period From   Period From                 Period From
                         August 25,   August 25,                  August 25,
                            1998         1998       (Unaudited)      1998
                        (Inception)   (Inception)   Nine Months   (Inception)
                          Through       Through        Ended        Through
                        December 31, September 30, September 30, September 30,
                            1998         1998          1999          1999
                        ------------ ------------- ------------- -------------
Operating Activities:
 Net loss..............  $(106,066)      $(393)     $(2,775,236)  $(2,881,302)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation.........      1,572          --           55,045        56,617
  Increase (decrease)
   in cash due to
   changes in:
    Prepaid expenses...       (917)         --         (250,447)     (251,364)
    Accounts
     receivable........         --          --          (94,530)      (94,530)
    Accounts payable...      6,973         393          373,306       380,279
    Accrued expenses...     53,669          --          439,633       493,302
    Deferred revenue...         --          --           57,000        57,000
    Due to employees...     10,882          --          (10,537)          345
                         ---------       -----      -----------   -----------
      Net cash used in
       operating
       activities......    (33,887)         --       (2,205,766)   (2,239,653)
                         ---------       -----      -----------   -----------
Investing Activities:
 Capital expenditures..    (20,764)         --         (923,739)     (944,503)
                         ---------       -----      -----------   -----------
      Net cash used in
       investing
       activities......    (20,764)         --         (923,739)     (944,503)
                         ---------       -----      -----------   -----------
Financing Activities:
 Proceeds from issuance
  of common stock......         --          --           12,666        12,666
 Proceeds from issuance
  of preferred stock...         --          --        5,625,000     5,625,000
 Advances from
  stockholder..........     55,264          --          (18,441)       36,823
                         ---------       -----      -----------   -----------
      Net cash provided
       by financing
       activities......     55,264          --        5,619,225     5,674,489
                         ---------       -----      -----------   -----------
Net Increase in Cash...        613          --        2,489,720     2,490,333
Cash, beginning of
 period................         --          --              613            --
                         ---------       -----      -----------   -----------
Cash, End of Period....  $     613       $  --      $ 2,490,333   $ 2,490,333
                         =========       =====      ===========   ===========


        The accompanying notes are an integral part of these statements.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                         Notes to Financial Statements

   (Information as of September 30, 1999 and for the period from inception to
                                 September 30,
      1998 and for the nine months ended September 30, 1999 is unaudited)

1. Background:

      United Messaging, Inc. (the Company) was incorporated in Delaware on August 25, 1998 (inception), for the purpose of becoming the premier worldwide provider of electronic messaging networks.

      Since inception, the Company has been engaged principally in organizational activities, including raising capital, recruiting a management team and employees, executing agreements, negotiating strategic relationships and developing operational plans and marketing activities. Accordingly, the Company is in the development stage, as defined by the Statement of Financial Accounting Standards (SFAS) No. 7 Accounting and Reporting by Development Stage Enterprises.

2. Significant Accounting Policies:

    Interim Financial Statements

      The financial statements for the period from inception to September 30, 1998 and for the nine months ended September 30, 1999 are unaudited, and in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position as of September 30, 1999 and the results of its operations for the period from inception to September 30, 1998 and the nine months ended September 30, 1999. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Financial Instruments

      The Company's financial instruments principally consist of cash and accounts payable. Cash and accounts payable are carried at cost which approximates fair value because of the short maturity of these instruments.

    Property and Equipment

      Property and equipment is stated at cost, net of accumulated depreciation.

      Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

        Software........................................................ 3 years
        Computer equipment.............................................. 5 years

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                   Notes to Financial Statements--(Continued)


    Long-Lived Assets

      In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, the Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized in the amount by which the carrying value exceeds the fair market value of the long-lived asset. The Company has identified no such impairment losses.

    Income Taxes

      At inception, the Company elected to be an S corporation under the Internal Revenue Code for federal income tax purposes. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income or loss. Therefore, the Company did not record a provision or benefit for federal income taxes prior to May 21, 1999. The Company is not an S corporation for state income tax purposes and, therefore, is responsible for state income taxes and liabilities. On May 21, 1999, in connection with the sale of Series A convertible preferred stock (see Note 4), the Company's S corporation status for federal income taxes was terminated. Therefore, subsequent to that date, the Company is responsible for both federal and state income tax liabilities. Due to the Company's net operating loss in the period from May 22, 1999 to September 30, 1999 no provision for federal or state income taxes has been provided. The Company has recorded a valuation allowance against its net deferred tax asset.

    Recapitalization

      On May 10, 1999, the Company increased its authorized shares of common stock from 1,000,000 to 9,500,000, and authorized 4,500,000 shares of preferred stock with a par value of $.001 per share. Additionally, the Company effected a 1,000-for-one stock split and changed the par value of its Common stock to $.001 per share. All references in the financial statements to the number of shares and to per share amounts have been retroactively restated to reflect these changes.

3. Property and Equipment:

      A summary of property and equipments is as follows:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
        Computer and software equipment..............   $20,764      $944,503
          Less: Accumulated depreciation.............     1,572        56,617
                                                        -------      --------
        Property and equipment, net..................   $19,192      $887,886
                                                        =======      ========

4. Advances from Officer:

      During 1998 and the nine months ended September 30, 1999 an employee/officer advanced $74,481 and $51,357, respectively, to the Company. The Company paid back $21,282 in 1998 and $69,800 in the nine months ended September 30, 1999. On August 19, 1999 the employee and the Company agreed that the remaining $34,756 of the advance would be forgiven and contributed to capital. Such amount has been reflected as an increase to additional paid in capital in the accompanying financial statements.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                   Notes to Financial Statements--(Continued)


5. Accrued Expenses:

      Accrued expenses included $40,739 and $282,119 of employee compensation and related benefits at December 31, 1998 and September 30, 1999.

6. Credit Facility:

      On September 30, 1999, the Company obtained a credit facility from a bank that expires on September 29, 2000 (the "Credit Facility"). The Credit Facility consists provides for revolving advances (the "Revolving Facility") and equipment advances (the "Equipment Facility"). The Company may borrow up to $1,000,000 on the Equipment Facility and $500,000 on the Revolving Facility. The availability under the Equipment Facility will automatically increase to $1,500,000 if the Company closes an equity offering which raises at least $5,000,000. Advances under the Revolving Facility bear interest at prime plus 1.25%, and mature on September 29, 2000. Advances under the Equipment Facility can not be made after September 29, 2000, are repayable in 36 monthly installments from the date of the advance and bear interest at the greater of 7.5% or the 36 month treasury rate as of the date of the advance plus 3.25%. The Credit Facility has no financial covenants.

      In connection with the Credit Facility, the Company issued a warrant to purchase 60,000 shares of its Common stock to the bank (see Note 8). Using the Black-scholes valuation method, the Company assigned a value of $53,757 to the warrant. This amount has been recorded as an other asset and will be amortized as interest expense over the repayment term of the advances under the facility.

7. Debt:

      On April 9, 1999, the Company borrowed $400,000 from an investor payable May 26, 1999, with interest at 5% thereafter. The borrowing is in the form of a convertible promissory note, convertible into Series A preferred stock. The borrowing was repaid in May 1999 in conjunction with the issuance of Series A convertible preferred stock (Note 8).

8. Redeemable Convertible Preferred Stock and Stockholders' Deficit:

    Preferred Stock

      On May 21, 1999, the Company sold 4,500,000 shares of Series A redeemable convertible preferred stock ("Series A Preferred") at a price of $1.25 per share, resulting in proceeds to the Company of $5,625,000. Each share of Series A Preferred is convertible at the option of the holder into common stock at $1.25 per share subject to certain adjustments of the conversion price. The holders of the Series A Preferred are entitled to receive dividends at a rate of $0.08 per share per year. Such dividends are payable when declared by the Board of Directors. The Series A convertible preferred stock is redeemable at the option of its holders at any time after May 21, 2004 at a redemption price equal to $1.25 per share plus accrued but unpaid dividends.

      In the event of liquidation of the Company, the holders of Series A convertible preferred stock are also entitled to receive $1.25 per share plus accrued but unpaid dividends (adjusted for stock dividends, combination, or splits) for each share of Series A preferred prior to and in preference to any distribution to holders of common stock.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                   Notes to Financial Statements--(Continued)


    Common Stock

      On February 1, 1999, the Company issued 1,266,673 shares of common stock to founding employees of the Company at fair market value of $.01 per share, as determined by the Board, given the development stage of the Company.

    Stock Options

      The Company has an option plan which provides for the issuance of up to 1,666,650 shares of Common stock for incentive stock options ("ISOs"), nonqualified stock options ("NQSOs") and restricted shares. ISOs are granted with exercise prices at or above fair value as determined by the Board of Directors. NQSOs are granted with exercise prices determined by the Board of Directors. During the nine months ended September 30, 1999, the board of directors granted to certain officers and employees of the Company options to purchase 827,500 shares of common stock at an exercise price of $.125 per share. The options vest over a four year period.

      The Company applies Accounting Principal Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for options issued under the 1999 Plan. Under APB No. 25, compensation cost related to stock options granted to employees is computed based on the intrinsic value of the stock option at the date of grant, which represents the difference between the exercise price and the fair value of the Company's Common stock. Under SFAS No. 123, "Accounting for Stock-Based Compensation," compensation cost related to stock options granted to employees is computed based on the value of the stock option at the date of grant using an option valuation methodology, typically the Black-Scholes pricing model. SFAS No. 123 can be applied either by recording the fair value of the options or by continuing to record the APB No. 25 value and disclosing the SFAS No. 123 impact on a proforma basis. The Company has elected the disclosure method of SFAS No. 123.

    Warrants

      On September 30, 1999 the Company issued to a bank a warrant to purchase 60,000 shares of Common stock at $1.25 per share (see Note 6). The warrant expires on September 29, 2006.

9. Related-Party Transactions:

      A stockholder has advanced funds and paid expenses on behalf of the Company which are recorded as an advance from stockholder in the balance sheet. Such amounts are noninterest bearing and unsecured (see Note 4).

      The Company's operating facilities are located in Malvern, Pennsylvania. During the period from inception through December 31, 1998, the Company occupied an office building partially owned by the sole stockholder. The Company incurred no rent expense in 1998.

                             UNITED MESSAGING, INC.
                        (A Development-Stage Enterprise)

                   Notes to Financial Statements--(Continued)


10. Commitments and Contingencies:

      On April 22, 1999, the Company entered into a lease for a commercial office building in Pennsylvania, which is partially owned by a stockholder. The lease is for one year beginning May 1, 1999, with an annual rent of $88,800. Also, in April 1999, the Company entered into a one-year lease for an office facility in Virginia beginning May 1, 1999, and a lease for an operating facility in Pennsylvania beginning June 1, 1999, and ending December 31, 2002.

      Future annual minimum lease payments for noncancellable operating leases as of December 31, 1998 are as follows:

      Year Ended December 31,
      -----------------------
      1999............................................................ $115,788
      2000............................................................  135,206
      2001............................................................  110,834
      2002............................................................  116,922

                       Report of Independent Accountants


To the Board of Directors and
Shareholders of Universal Access, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of stockholders' (deficit) equity present fairly, in all material respects, the financial position of Universal Access, Inc. (the Company) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from October 2, 1997 (date of inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Chicago, Illinois
April 6, 1999, except as to Note 2,
which is as of September 15, 1999

                             UNIVERSAL ACCESS, INC.

                                 Balance Sheets

                                                                     (Unaudited)
                                          December 31, December 31,   March 31,
                                              1997         1998         1999
                                          ------------ ------------  -----------
Assets
Current assets:
 Cash and cash equivalents..............   $   1,000   $   844,000   $ 5,570,000
 Accounts receivable, net...............      44,000       657,000     1,271,000
 Prepaid expenses and other current
  assets................................         --         15,000       217,000
 Security deposits......................      54,000        85,000       113,000
                                           ---------   -----------   -----------
   Total current assets.................      99,000     1,601,000     7,171,000
Restricted cash.........................         --        149,000       134,000
Property and equipment, net.............       1,000       219,000       263,000
                                           ---------   -----------   -----------
   Total assets.........................   $ 100,000   $ 1,969,000   $ 7,568,000
                                           =========   ===========   ===========
Liabilities and Stockholders' (Deficit)
 Equity
Current liabilities:
 Accounts payable.......................   $  56,000   $   577,000   $   334,000
 Accrued expenses and other current
  liabilities...........................       2,000        75,000       278,000
 Unearned revenue, net..................         --        381,000       625,000
 Notes payable--shareholders............      76,000       126,000       100,000
 Short-term borrowings..................         --            --        500,000
 Unissued redeemable cumulative
  convertible Series A Preferred Stock..         --      1,004,000           --
                                           ---------   -----------   -----------
   Total current liabilities............     134,000     2,163,000     1,837,000
Note payable............................         --        149,000       134,000
                                           ---------   -----------   -----------
   Total liabilities....................     134,000     2,312,000     1,971,000
                                           ---------   -----------   -----------
Commitments and contingencies (Note 6)
Redeemable cumulative convertible Series
 A Preferred Stock, no par value;
 1,000,000 shares authorized; 335,334
 shares issued and outstanding plus ac-
 crued dividends of $20,000 (liquidation
 value of $903,000).....................         --        903,000           --
Redeemable cumulative convertible Series
 A Preferred Stock warrants.............         --         36,000           --
Stockholders' (deficit) equity:
 Cumulative convertible Series A
  Preferred Stock, no par value;
  1,000,000 shares authorized; 772,331
  shares issued and outstanding plus
  accrued dividends of $37,000
  (liquidation value of $2,004,000)--
  unaudited.............................         --            --      2,004,000
 Cumulative convertible Series A
  Preferred Stock warrants--unaudited...         --            --         83,000
 Cumulative convertible Series B
  Preferred Stock, no par value;
  2,000,000 shares authorized, issued
  and outstanding plus accrued dividends
  of $50,000 (liquidation value of
  $4,582,000)--unaudited................         --            --      4,582,000
 Cumulative convertible Series B
  Preferred Stock warrants--unaudited...         --            --      1,197,000
 Common stock, no par value; 300,000,000
  shares authorized; 23,799,000 and
  30,600,000 shares issued and
  outstanding at December 31, 1997,
  December 31, 1998 and March 31, 1999,
  respectively .........................     136,000       225,000       225,000
 Common stock warrants..................         --            --         13,000
 Additional paid-in-capital.............         --        487,000       518,000
 Deferred stock option plan
  compensation..........................         --       (422,000)     (394,000)
 Accumulated deficit....................    (170,000)   (1,572,000)   (2,631,000)
                                           ---------   -----------   -----------
   Total stockholders' (deficit)
    equity..............................     (34,000)   (1,282,000)    5,597,000
                                           ---------   -----------   -----------
   Total liabilities and stockholders'
    (deficit) equity....................   $ 100,000   $ 1,969,000   $ 7,568,000
                                           =========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                            Statements of Operations

                                                      (Unaudited)  (Unaudited)
                                           For the      For the      For the
                                From     Year Ended   Three Month  Three Month
                            Inception to  December    Period Ended Period Ended
                            December 31,     31,       March 31,    March 31,
                                1997        1998          1998         1999
                            ------------ -----------  ------------ ------------
Revenues:
  Access...................  $  77,000   $ 1,589,000    $168,000   $ 1,508,000
  Co-location..............         --        40,000          --        23,000
                             ---------   -----------    --------   -----------
    Total revenues.........  $  77,000   $ 1,629,000     168,000     1,531,000
                             ---------   -----------    --------   -----------
Operating expenses:
  Cost of revenues.........     66,000     1,256,000     125,000     1,286,000
  Operations and
   administration..........    180,000     1,516,000     135,000     1,175,000
  Depreciation.............         --        47,000          --        24,000
  Stock option plan
   compensation............         --        65,000          --        28,000
                             ---------   -----------    --------   -----------
    Total operating
     expenses..............    246,000     2,884,000     260,000     2,513,000
                             ---------   -----------    --------   -----------
    Operating loss.........   (169,000)   (1,255,000)    (92,000)     (982,000)
                             ---------   -----------    --------   -----------
Other income and expense:
  Interest expense.........     (1,000)      (27,000)     (2,000)       (3,000)
  Interest income..........         --         8,000          --         2,000
  Other expense............         --      (100,000)         --            --
                             ---------   -----------    --------   -----------
    Total other income and
     expenses..............     (1,000)     (119,000)     (2,000)       (1,000)
                             ---------   -----------    --------   -----------
Net loss...................   (170,000)   (1,374,000)    (94,000)     (983,000)
Accretion and dividends on
 redeemable cumulative
 convertible preferred
 stock.....................         --       (28,000)         --       (76,000)
                             ---------   -----------    --------   -----------
Net loss applicable to
 common stockholders.......  $(170,000)  $(1,402,000)   $(94,000)  $(1,059,000)
                             =========   ===========    ========   ===========


   The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                            Statements of Cash Flows

                                                       (Unaudited)  (Unaudited)
                                                         For the      For the
                                From       For the     Three Month  Three Month
                            Inception to  Year Ended   Period Ended Period Ended
                            December 31, December 31,   March 31,    March 31,
                                1997         1998          1998         1999
                            ------------ ------------  ------------ ------------
Cash flows from operating
 activities:
  Net loss.................  $(170,000)  $(1,374,000)   $ (94,000)  $  (983,000)
  Adjustments to reconcile
   net loss to net
   cash used for operating
    activities:
    Depreciation...........         --        47,000           --        24,000
    Stock option plan
     compensation..........         --        65,000           --        28,000
    Provision for doubtful
     accounts..............      4,000        42,000        6,000       106,000
  Changes in operating
   assets and liabilities:
   Accounts receivable.....    (48,000)     (655,000)     (50,000)     (720,000)
   Prepaid expenses and
    other current assets...         --       (15,000)          --      (202,000)
   Security deposits.......    (54,000)      (31,000)     (10,000)      (28,000)
   Accounts payable........     56,000       521,000       43,000      (243,000)
   Accrued expenses and
    other current
    liabilities............      2,000        73,000       (1,000)      203,000
   Unearned revenue........         --       381,000           --       244,000
                             ---------   -----------    ---------   -----------
    Net cash used for
     operating activities..   (210,000)     (946,000)    (106,000)   (1,571,000)
                             ---------   -----------    ---------   -----------
Cash flows from investing
 activities:
  Purchase of property and
   equipment...............     (1,000)     (265,000)      (1,000)      (68,000)
                             ---------   -----------    ---------   -----------
Cash flows from financing
 activities:
  Net borrowings on line of
   credit..................         --            --           --       500,000
  Proceeds from notes
   payable.................     76,000       199,000       51,000       100,000
  Payments on notes
   payable.................         --            --           --      (141,000)
  Proceeds from unissued
   redeemable Series A
   preferred stock.........         --     1,004,000           --            --
  Proceeds from redeemable
   Series A preferred
   stock...................         --       875,000           --        71,000
  Proceeds from Series B
   preferred stock.........         --            --           --     4,563,000
  Proceeds from common
   stock...................    136,000        89,000       79,000            --
  Proceeds from redeemable
   Series A preferred stock
   warrants................         --        36,000           --        47,000
  Proceeds from Series B
   preferred stock
   warrants................         --            --           --     1,197,000
  Proceeds from common
   stock warrants..........         --            --           --        13,000
  Cash deposit to
   collateralize note
   payable, net............         --      (149,000)          --        15,000
                             ---------   -----------    ---------   -----------
   Net cash provided by
    financing activities...    212,000     2,054,000      130,000     6,365,000
                             ---------   -----------    ---------   -----------
Net increase in cash and
 cash equivalents..........      1,000       843,000       23,000     4,726,000
Cash and cash equivalents,
 beginning of period.......         --         1,000        1,000       844,000
                             ---------   -----------    ---------   -----------
Cash and cash equivalents,
 end of period.............  $   1,000   $   844,000    $  24,000   $ 5,570,000
                             =========   ===========    =========   ===========

No amounts were paid for income taxes or interest during 1997 and 1998.


   The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                  Statements of Stockholders' (Deficit) Equity
           December 31, 1997 and 1998 and March 31, 1999 (Unaudited)

                    Preferred Stock                   Common Stock                          Deferred
                  -------------------  Preferred  --------------------  Common  Additonal    Stock
                                         Stock      Shares    No Par    Stock   Paind-in  Options Plan Accumulated
                  Shares    Amount     Warrants     Issued     Value   Warrants  Capital  Compensation   Deficit        Total
                  ------- ----------- ----------- ---------- --------- -------- --------- ------------ ------------  -----------
Balance at
 October 2,
 1997...........       -- $        -- $        --         -- $      -- $     -- $      --  $       --  $         --  $        --
Issuance of
 common stock...       --          --          -- 23,799,000   136,000       --        --          --            --      136,000
Net loss........       --          --          --         --        --       --        --          --      (170,000)    (170,000)
                  ------- ----------- ----------- ---------- --------- -------- ---------  ----------  ------------  -----------
Balance at
 December 31,
 1997...........       --          --          -- 23,799,000   136,000       --        --          --      (170,000)     (34,000)
Issuance of
 common stock...       --          --          --  6,201,000    89,000       --        --          --            --       89,000
Exercise of
 stock options..       --          --          --    600,000        --       --        --          --            --           --
Deferred stock
 option plan
 compensation...       --          --          --         --        --       --   487,000    (487,000)           --           --
Stock option
 plan
 compensation...       --          --          --         --        --       --        --      65,000            --       65,000
Net loss........       --          --          --         --        --       --        --          --    (1,374,000)  (1,374,000)
Accretion and
 dividends on
 Series A
 Preferred
 Stock..........       --          --          --         --        --       --        --          --       (28,000)     (28,000)
                  ------- ----------- ----------- ---------- --------- -------- ---------  ----------  ------------  -----------
Balance at
 December 31,
 1998...........       --          --          -- 30,600,000   225,000       --   487,000    (422,000)   (1,572,000)  (1,282,000)
Accretion on
 redeemable
 Series A
 Preferred Stock
 (unaudited)....       --          --          --         --        --       --        --          --        (9,000)      (9,000)
Termination of
 mandatory
 redemption
 feature of
 Series A
 Preferred Stock
 (unaudited)....  335,334     912,000      36,000         --        --       --        --          --            --      948,000
Issuance of
 Series A
 Preferred Stock
 (unaudited)....  436,997   1,075,000          --         --        --       --        --          --            --    1,075,000
Issuance of
 Series A
 Preferred Stock
 warrants
 (unaudited)....       --          --      47,000         --        --       --        --          --            --       47,000
Issuance of
 Series B
 Preferred Stock
 (unaudited)....  200,000   4,532,000          --         --        --       --        --          --            --    4,532,000
Issuance of
 Series B
 Preferred Stock
 warrants
 (unaudited)....       --          --   1,197,000         --        --       --        --          --            --    1,197,000
Dividends on
 Series A
 Preferred Stock
 (unaudited)....       --      17,000          --         --        --       --        --          --       (17,000)          --
Dividends on
 Series B
 Preferred Stock
 (unaudited)....       --      50,000          --         --        --       --        --          --       (50,000)          --
Issuance of
 common stock
 warrants
 (unaudited)....       --          --          --         --        --   13,000        --          --            --       13,000
Issuance of
 common stock
 options by
 certain
 shareholders
 (unaudited)....       --          --          --         --        --       --    31,000          --            --       31,000
Stock option
 plan
 compensation
 (unaudited)....       --          --          --         --        --       --        --      28,000            --       28,000
Net loss
 (unaudited)....       --          --          --         --        --       --        --          --      (983,000)    (983,000)
                  ------- ----------- ----------- ---------- --------- -------- ---------  ----------  ------------  -----------
Balance at March
 31, 1999
 (unaudited)....  972,331 $ 6,586,000 $ 1,280,000 30,600,000 $ 225,000 $ 13,000 $ 518,000  $ (394,000) $ (2,631,000) $ 5,597,000
                  ======= =========== =========== ========== ========= ======== =========  ==========  ============  ===========

   The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                         Notes to Financial Statements

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 1--Summary of Significant Accounting Policies

    The Company

      Universal Access, Inc. (the "Company" or "UAI"), an Illinois corporation, was organized and commenced operations on October 2, 1997 for the purpose of providing provisioning, co-location and high-capacity bandwidth to "services providers" that include Internet, Applications, DSL and Telecommunications providers. The Company operated as a subchapter S-Corporation until September 27, 1998, at which time it converted to a C-Corporation.

    Basis of Presentation

      The accompanying interim financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 and the related notes have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the period from October 2, 1997 to December 31, 1997 and the year ended December 31, 1998 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results expected for the full years.

    Revenue Recognition

      Access and co-location services are billed a month in advance under long-term contracts ranging from twelve to sixty months. UAI recognizes revenue in the month the service is provided. Advance billings are recorded by the Company as unearned revenue. UAI recognizes revenue from one-time fees for installation and maintenance when the related services are performed.

    Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, money market funds and all investments with an initial maturity of three months or less. All cash equivalents are recorded at cost.

    Accounts Receivable

      The allowance for doubtful accounts was $4,000, $46,000 and $152,000 at December 31, 1997 and 1998 and March 31, 1999, respectively.

      Financial instruments that could potentially subject UAI to concentration of credit risk primarily include accounts receivable. Two customers represented 38% of total accounts receivable as of December 31, 1998, and 31% of total sales during 1998. Three customers represented 94% of total accounts receivable as of December 31, 1997, and 81% of total sales during 1997. If any of these individually significant customers are unable to meet their financial obligations, results of operations of the Company could be adversely affected. UAI performs ongoing credit evaluations of its customers' financial condition and to date has not experienced significant losses with respect to revenues from any of its significant customers.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

    Stock-Based Compensation

      The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, when options are granted, a non-cash charge representing the difference between the exercise price and the fair market value of the Common Stock underlying the vested options on the date of grant is recorded as option plan compensation expense with the balance deferred and amortized over the remaining vesting period.

    Property and Equipment

      Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method. Leasehold improvements are amortized over the life of the lease.

   Furniture and fixtures............................................. 3 years
   Co-location equipment.............................................. 3 years
   Equipment.......................................................... 3 years

      Repairs and maintenance, which do not significantly increase the life of the related assets, are expensed as incurred.

    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Impairment of Long-Lived Assets

      The Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company estimates the future cash flows expected to result from operations, and if the sum of the expected undiscounted future cash flows is less than the carrying amount of the long-lived asset, the Company recognizes an impairment loss by reducing the depreciated cost of the long-lived asset to its estimated fair value. To date the Company has not recognized impairment on any long-lived assets.

    Income Taxes

      On September 27, 1998, UAI changed status from an S-Corporation to a C-Corporation. As of this date, the Company established a deferred tax asset which reflects the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. The deferred tax asset was recorded net of a valuation allowance to reduce the deferred tax asset to an amount that is more likely than not to be realized.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

      Prior to September 27, 1998, all attributes for federal income taxes passed through to the stockholders. Accordingly, no income tax provision or deferred tax amounts were recorded prior to this date. Had the Company been a C-Corporation from October 2, 1997 (inception) to December 31, 1998, no income taxes would have been due since the Company incurred losses during this time period.

Note 2--Stock Splits

      The Company effected a 500-for-1 common stock split in July 1998, a 2-for-1 common stock split in February 1999, and a 3-for-2 common stock split on June 23, 1999 and declared a 1-for-1 stock dividend on September 15, 1999. All share amounts have been retroactively restated to reflect such splits.

Note 3--Property and Equipment

      Property and equipment consists of the following, stated at cost:

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Furniture and fixtures.............................    $   --      $119,000
   Co-location equipment..............................        --        85,000
   Equipment .........................................     1,000        62,000
                                                          ------      --------
                                                           1,000       266,000
   Less: Accumulated depreciation.....................        --       (47,000)
                                                          ------      --------
   Property and equipment, net........................    $1,000      $219,000
                                                          ======      ========

Note 4--Notes Payable

      Notes payable are summarized as follows:

                                                     December 31, December 31,
                                                         1997         1998
                                                     ------------ ------------
   Note payable (interest at 7.5%)..................   $    --      $149,000
   Borrowings under line of credit..................        --            --
   Notes payable to shareholders (weighted average
    interest at 9.7%)...............................    76,000       126,000
                                                       -------      --------
   Notes payable....................................   $76,000      $275,000
                                                       =======      ========

      In November of 1997 and March of 1998, the Company entered into separate note payable agreements with two of its shareholders in the original principal amounts of $76,000 and $50,000, respectively. The notes payable bear interest at a rate of 8.25% and 12%, respectively, and are due upon demand. The note with the original principal amount of $76,000 is collateralized by a $63,000 security deposit. The $50,000 note payable is unsecured.

      In November 1998, the Company entered into a 36-month term loan agreement with a Bank, in the original principal amount of $149,000, for the purchase of office furniture and equipment. The note payable is

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited) collateralized by the Company's property and equipment, and cash deposits and money market accounts with the Bank. The Company is required to maintain a balance in their money market account of an amount not less than the original amount of the note.

      In April 1998, the Company entered into a $500,000 revolving line of credit agreement with a Bank. Borrowings are at the prime rate plus 0.5% (8.25% at December 31, 1998) and the agreement expires in May 1999. Borrowings under the revolving line of credit are unsecured. As of December 31, 1998, no borrowings were outstanding under this agreement.

      The Company executed unsecured promissory notes with a shareholder dated December 29, 1998, in the original aggregate principal amount of $100,000. The notes bear interest at a rate of 10% per year and are due upon demand, after March 31, 1999. The Company did not receive the proceeds of these promissory notes until after December 31, 1998; as such the notes payable were offset by the proceeds receivable at that date for presentation purposes.

Note 5--Income Taxes

      There is no current provision or benefit for income taxes recorded for the period from September 27, 1998, the date of C-Corporation conversion, to December 31, 1998, as the Company has generated net operating losses for income taxes purposes for which there is no carryback potential. There is no deferred provision or benefit for income taxes recorded as the Company is in a net asset position for which a full valuation allowance has been recorded due to uncertainty of realization.

      The components of the deferred income tax asset at December 31, 1998 are as follows:

   Net operating loss................................................ $  93,000
   Stock option plan compensation ...................................    18,000
   Allowance for doubtful accounts...................................    19,000
   Other.............................................................    21,000
                                                                      ---------
                                                                        151,000
   Valuation allowance...............................................  (151,000)
                                                                      ---------
     Total........................................................... $      --
                                                                      =========

      At December 31, 1998, the Company had a federal net operating loss carryforward of $227,000 which will expire in 2018.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 6--Commitments and Contingencies

      The Company leases office facilities and certain equipment over periods ranging from two to three years. Total rent expense for the years ended December 31, 1997 and 1998 was $0 and $46,000, respectively. Future rentals for operating leases at December 31, 1998 are as follows:

   1999............................................................... $ 74,000
   2000...............................................................   78,000
   2001...............................................................   34,000
   2002...............................................................       --
                                                                       --------
     Total minimum lease payments..................................... $186,000
                                                                       ========

      In addition to the above leases, the Company has entered into leased line agreements with telecommunications vendors for high-capacity bandwidth. These leases are cancelable at any time with a maximum 30-day notice. The Company, in turn, contracts with customers for the use of the leased high-capacity bandwidth. The customer contracts provide for cancellation penalties equal to the sum of all payments due through the remainder of the contract, less 6%.

      The Company entered into an agreement with a telecommunications vendor, whereby the Company agreed to purchase a minimum of $250,000 of network services per month, beginning June 29, 1999 and continuing for a period of ten years.

      UAI has standby letters of credit which have been issued on its behalf totaling $172,000 securing performance of certain contracts with carriers and landlords. All letters of credit expire within one year. On February 15, 1999, an outstanding letter of credit for $100,000 was replaced by a $250,000 letter of credit in support of certain ongoing contracts.

Note 7--Related Party Transactions

      During 1998, UAI entered into certain transactions with shareholders and directors for the lease of office space and pager equipment. Rent expense for these leases approximated $65,000 in 1998.

      During February 1999, UAI paid Broadmark Capital Corporation ("Broadmark"), an entity for which a member of the UAI Board of Directors serves as Chairman, $200,000 for services provided in connection with placement of the Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). This amount was recorded as an issuance cost, and deducted from the gross proceeds received on the Series A Preferred Stock. In addition, as described in Note 11, certain principal shareholders of the Company granted options to Broadmark to purchase 840,000 of their common stock shares.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)
Note 8--Employee Benefit Plans and Employment Agreements

    Employee Savings and Benefit Plans

      As of January 1, 1999, UAI implemented a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code, which covers substantially all of the Company's employees. Employer contributions to the retirement savings plan are discretionary.

    Employment Agreements

      UAI has entered into employment agreements with several of its key employees which have initial terms ranging from one to three years, after which they are renewable for additional one-year periods. The employment agreements entitle the employee to receive certain severance payments for termination of employment without cause, as defined by the agreements.

    Employee Stock Option Plan

      In July of 1998, UAI's Board of Directors adopted the 1998 Employee Stock Option Plan (the "Plan") for the Company's directors, officers, employees and key advisors. The total number of shares of UAI no par value Common Stock (the "Common Stock") reserved for issuance under the Plan is 9,000,000. Awards granted under the plan are at the discretion of the Company's Board of Directors, or a compensation committee appointed by the Board of Directors, and may be in the form of either incentive or nonqualified stock options. At December 31, 1998, 4,896,000 shares of Common Stock were available for additional awards under the plan.

      If the Company had elected to recognize compensation cost based on the fair value of the options as prescribed by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation", the following results would have occurred for the year ended December 31, 1998 using the Black-Scholes option-pricing model with the listed assumptions:

   Pro forma net loss............................................... $1,375,000
   Volatility.......................................................          0%
   Dividend yield...................................................          0%
   Risk-free interest rate..........................................          5%
   Expected life in years...........................................          5

      During 1998, the Company recognized $65,000 of option plan compensation expense and expects to recognize additional expense of approximately $422,000 over the next four years as such options vest.

      The vesting term of options granted under the Plan shall be fixed by the Board of Directors, or compensation committee elected by the Board of Directors, but in no case shall be exercisable for more than 10 years after the date the option is granted.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

      The following information relates to stock options with an exercise price which was less than the fair market value of the underlying stock on the date of grant:

                                                                     Weighted
                                                                      Average
                                                          Number of  Exercise
                                                            Shares     Price
                                                          ---------- ---------
   Balance at December 31, 1997..........................         --        --
     Granted.............................................  3,450,000 $0.000654
     Exercised...........................................    600,000  0.000006
     Forfeited...........................................         --        --
                                                          ---------- ---------
   Balance at December 31, 1998..........................  2,850,000 $0.000079
                                                          ========== =========
   Weighted average fair value of options granted during
    1998................................................. $     0.14

      The following information relates to stock options with an exercise price which equaled the fair market value of the underlying common stock on the date of grant:

                                                                      Weighted
                                                                      Average
                                                            Number of Exercise
                                                             Shares    Price
                                                            --------- --------
   Balance at December 31, 1997............................       --       --
     Granted...............................................  654,000   $0.091
     Exercised.............................................       --       --
     Forfeited.............................................    6,000     0.02
                                                            --------   ------
   Balance at December 31, 1998............................  327,000   $0.092
                                                            ========   ======
   Weighted average fair value of options granted during
    1998................................................... $   0.02

      The following information relates to stock options as of December 31, 1998:

                                             Exercise Prices
                           ----------------------------------------------------
                           $0.000003 to $0.0017 $0.67 to $0.11 $0.2533 to $0.27
                           -------------------- -------------- ----------------
Stock Options Outstanding
  Number .................      2,850,000          582,000          66,000
  Weighted average
   exercise price.........      $  0.0007          $  0.07          $ 0.27
  Weighted average
   remaining contractual
   life (years)...........           4.67             4.51            4.91

      During 1998, 600,000 stock options were issued to non-employees for services rendered during 1998. These options were issued with an exercise price of $0.000003, were immediately exercisable, and comprised $40,000 of the $65,000 stock option plan compensation expense recognized during 1998. During 1998, all options issued to non-employees were exercised.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 9--Redeemable Cumulative Convertible Preferred Stock

    Series A Redeemable Cumulative Convertible Preferred Stock

      During 1998, UAI issued 335,334 shares of Series A Redeemable Cumulative Convertible Preferred Stock ("Series A Preferred Stock") for gross proceeds of $1,006,000. Additionally, UAI received cash and accepted subscription documents for 385,830 shares of Series A Redeemable Cumulative Convertible Preferred Stock ("Unissued Series A Preferred Stock") for gross proceeds of $1,157,000. As of December 31, 1998, the Company had authorized 1,000,000 shares of Series A Preferred Stock. Stock certificates for the Unissued Series A Preferred Stock were issued as of February 8, 1999.

      Holders of the Series A Preferred Stock are entitled to cumulative dividends at an annual rate of 8%, payable in cash or stock, at the Company's discretion. The Series A Preferred Stock holders have the right to convert their shares at any time into shares of UAI Common Stock on a 6-for-1 basis. A qualified initial public offering of at least $1 per share triggers a mandatory conversion of the Series A Preferred Stock into Common Stock.

      Holders of Series A Preferred Stock have the right to demand the Company to redeem one-third of the shares originally purchased on each of the fourth, fifth, and sixth anniversaries of the closing. UAI has the right to redeem not less than all of the outstanding Series A Preferred Stock between the third and sixth anniversaries of the closing. All redemptions are to be made at amount equal to the sum of the original purchase price of the Series A Preferred Stock plus accumulated but unpaid dividends. On February 3, 1999, the Series A Preferred Stock holders approved an amended Certificate of Designations, Rights and Preferences whereby this mandatory redemption feature was terminated.

      Series A Preferred Stock holders vote as a class on all matters and are entitled to one vote per each Common Stock equivalent share. Series A Preferred Stock holders, as a class, may elect one representative to the Board of Directors.

      Upon liquidation or dissolution, shareholders of Series A Preferred Stock will be distributed available assets up to the sum of the original purchase price plus accumulated but unpaid dividends. This distribution has preference over any distribution to common stock holders.

    Series A Redeemable Cumulative Convertible Preferred Stock Warrants

      In connection with the sale of Series A Preferred Stock, UAI issued warrants (the "Series A Warrants") to purchase an additional 33,333 shares of Series A Preferred Stock at $3.00 per share, exercisable for a period of five years from September 21, 1998, the issuance date of the warrants.

      The fair market value of the Series A Warrants was established at the time of issuance to be $36,000, based on the Black-Scholes valuation model. The Series A Preferred Stock is shown net of the fair market value of the Series A Warrants.

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 10--Common Stock

      At December 31, 1998, UAI had authorized 300,000,000 shares of no par value Common Stock and 30,600,000 shares were issued and outstanding.

      As of February 8, 1999, the Company ratified changes to the composition of its Board of Directors (the "New Board of Directors"). The New Board of Directors is composed of seven Directors; three Directors elected by the Common Stock holders, one Director elected by the Series A Preferred Stock holders, two Directors elected by the Series B Preferred Stock holders and one Director, who is to be an industry expert, nominated by the Common Stock holders and approved by all shareholders jointly.

      The Company has a sufficient number of authorized Common Stock shares available to issue upon the conversion of the outstanding preferred stock, warrants and stock options.

      As of December 31, 1998, Common Stock shares reserved for issuance are as follows:

      Redeemable Series A Preferred Stock............................. 4,037,988
      Employee stock options outstanding.............................. 3,504,000
      Series A Warrants...............................................   463,398
                                                                       ---------
      Total........................................................... 8,005,386
                                                                       =========

Note 11--Subsequent Events

      On February 8, 1999, UAI issued 2,000,000 shares of Series B Redeemable Cumulative Convertible Preferred Stock ("Series B Preferred Stock") for gross proceeds of $6,000,000. In conjunction with the issuance of the Series B Preferred Stock, the Company issued warrants to purchase an additional 400,000 shares of Series B Preferred Stock (the "Series B Warrants") at an exercise price of $0.01 per share and warrants to purchase 360,000 shares of Common Stock at $0.50 per share, and caused options to purchase 840,000 shares of Common Stock to be granted by certain principal shareholders of the Company's Common Stock. The 840,000 common stock options granted by the principal shareholders were valued at $31,000 using the Black-Scholes valuation model. This amount was recorded as additional paid-in capital. Series B Preferred Stock is convertible into Common Stock on a 6-for-1 basis.

Note 12--Subsequent Events (Unaudited)

      On April 30, 1999, UAI issued 666,667 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") for gross proceeds of $1,950,000. Series C Preferred Stock is convertible into Common Stock on a 3-for-1 basis.

      On May 27, 1999, UAI executed a full-recourse promissory note with the Company's Chief Operating Officer for a principal amount of $200,000 with a per annum interest rate of 6%. The promissory note will become immediately due and payable on April 30, 2004.

      On June 30, 1999, UAI issued 3,764,706 shares of Series D Cumulative Convertible Preferred Stock ("Series D Preferred Stock") for gross proceeds of $16,000,000. During July and August 1999, UAI issued an

                             UNIVERSAL ACCESS, INC.

                   (Information Presented for the Three Month
              Periods Ended March 31, 1998 and 1999 is Unaudited) additional 2,118,647 shares of Series D Preferred Stock for gross proceeds of $9,000,000. Series D Preferred Stock is convertible into Common Stock on a 3-for-1 basis.

      On July 30, 1999, UAI acquired substantially all of the assets and liabilities of Pacific Crest Networks, Inc. ("PCN") in exchange for $774,000 in cash, $224,000 in the assumption of debt, and 82,353 shares of Series D Preferred Stock. Assets purchased included all property and equipment, cash, accounts receivables, software, customer lists and intellectual property. Also, as part of purchase, UAI assumed certain liabilities of PCN including $276,000 of accounts payable and obligations under leases and vendor contracts.

      On August 4, 1999, the President, Chief Operating Officer and Chief Financial Officer were granted options to purchase a total of 1,000,000 shares of common stock at exercise prices from $1.38 to $1.51 per share. These stock options vested immediately and were exercised on the date of grant. In connection with the exercise, the UAI board of directors authorized secured loans to these officers, pursuant to non-recourse promissory notes for a total amount of $1,485,000 with an annual interest rate of 6%. The promissory notes will become immediately due and payable on August 4, 2004.

      During August 1999, UAI terminated its revolving line of credit agreement.

      On November 1, 1999, UAI acquired substantially all of the assets of Stuff Software, Inc. ("Stuff Software") in exchange for $930,000 in cash and 50,021 shares of UAI common stock. Assets purchased include accounts receivable, deferred revenue, customer lists, software and intellectual property.

      On November 10, 1999, UAI issued 1,557,386 shares of Series E Cumulative Convertible Preferred Stock ("Series E Preferred Stock") for gross proceeds of $28.5 million. Series E Preferred Stock is convertible into common stock on a 3-for-1 basis. The conversion ratio for the Series E Preferred Stock will be multiplied by the lesser of 3.75 or the quotient of $750 million divided by the product of the number of shares of common stock outstanding immediately before an initial public offering multiplied by the initial public offering per share price (such quotient is not to be less than 1).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To USgift.com Corporation:

We have audited the accompanying balance sheet of USgift.com Corporation (a Georgia corporation and wholly owned subsidiary of OneCoast Network Corporation in the development stage) as of September 30, 1999 and the related statements of operations and accumulated deficit and cash flows for the period from inception (April 27, 1999) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USgift.com Corporation as of September 30, 1999 and the results of its operations and its cash flows for the period from inception (April 27, 1999) to September 30, 1999 in conformity with generally accepted accounting principles.

Atlanta, Georgia                          Arthur Andersen LLP
December 3, 1999

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)


                                 BALANCE SHEET

                               SEPTEMBER 30, 1999

Assets

Cash................................................................... $   204
Property and equipment, net............................................ 154,922
                                                                        -------

                                                                       $155,126
                                                                       ========

Liabilities and Stockholders' Deficit

Current Liabilities:
 Due to OneCoast...................................................... $645,774
 Accounts payable and accrued liabilities.............................  147,529
                                                                       --------
   Total current liabilities..........................................  793,303
                                                                       --------
Contingencies (Note 4)
Stockholders' Deficit:

 Common stock, no par value; 100,000,000 shares authorized, 0 shares
  issued and outstanding.............................................        0
 Deficit accumulated during the development stage.................... (638,177)
                                                                      --------
   Total stockholders' deficit....................................... (638,177)
                                                                      --------
                                                                      $155,126
                                                                      ========

       The accompanying notes are an integral part of this balance sheet.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)

              Statement of Operations and Accumulated Deficit

                       For the Period from Inception

                  (April 27, 1999) to September 30, 1999

Sales............................................................... $       0
                                                                     ---------
Costs and expenses:
 General and administrative.........................................   636,609
 Depreciation and amortization......................................     1,568
                                                                     ---------
   Total costs and expenses.........................................   638,177
                                                                     ---------
Net loss............................................................  (638,177)
Accumulated Deficit:
 Beginning of period................................................         0
                                                                     ---------
 End of period...................................................... $(638,177)
                                                                     =========

         The accompanying notes are an integral part of this statement.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)

                          Statement of Cash Flows

                       For the Period from Inception

                  (April 27, 1999) to September 30, 1999

Cash Flows from Operating Activities:
 Net loss........................................................... $(638,177)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization.....................................     1,568
  Changes in operating assets and liabilities:
   Due to OneCoast..................................................   645,774
   Accounts payable and accrued liabilities.........................   147,529
                                                                     ---------
    Net cash provided by operating activities.......................   156,694
                                                                     ---------
Cash Flows from Investing Activities:
 Purchases of property and equipment................................  (156,490)
                                                                     ---------
Change in Cash and Cash Equivalents.................................       204
Cash and Cash Equivalents, beginning of period......................         0
                                                                     ---------
Cash and Cash Equivalents, end of period............................ $     204
                                                                     =========
Supplemental Disclosures of Cash Flow Information:
 Interest paid...................................................... $       0
                                                                     =========
 Taxes paid......................................................... $       0
                                                                     =========

         The accompanying notes are an integral part of this statement.

                             USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                     Stage)

                       Notes to Financial Statements

                            September 30, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

      USgift.com Corporation ("USgift" or the "Company") is a development stage enterprise organized by OneCoast Network Corporation ("OneCoast") under the laws of the state of Georgia on April 27, 1999. The Company did not issue any stock until November 10, 1999, and accordingly, has no outstanding capital stock at September 30, 1999. The Company was formed for the purpose of pursuing business to business e-Commerce solutions related to the ongoing business of OneCoast. OneCoast is a manufacturers' representative agency which solicits sales of home and gift accessories through various methods of retail distribution, including gift shops, merchandise marts, and catalogs throughout the United States.

      The Company's absence of operating history makes it difficult to predict future operating results. The Company's budgeted expense levels are based, in part, on its expectations of future growth. If revenue levels are below expectations or if the Company is unable to reduce expenses proportionately, operating results will be adversely affected. There is no assurance that the Company will be profitable. The Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in their early stages of development. While the Company believes that their business to business e-Commerce solutions will become a viable commercial operation, there can be no assurance in that regard. Accordingly, their business processes may not work as the Company expects, and to the extent that the Company is unable to make necessary adjustments to the business processes, the operating results of the Company may be adversely affected.

  History of Operating Losses

      The Company has incurred net losses since its formation. The Company will need to generate significant revenues to achieve and maintain profitability which cannot be assured. The Company plans to significantly increase its sales and marketing, research and development, and general and administrative expenses throughout the remainder of calendar year 1999. Advances from OneCoast as of September 30, 1999 were approximately $646,000. Subsequent to September 30, 1999, USgift became further indebted to OneCoast in the form of a promissory note totaling approximately $10.3 million (Note 5). This note matures upon the earlier of demand by OneCoast or proceeds from a qualified debt or equity financing. OneCoast has represented they will not demand payment of the note prior to the Company receiving adequate financing.

  Use of Estimates

      The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                  Stage)

                Notes to Financial Statements--(Continued)


  Cash and Cash Equivalents

      From inception (April 27, 1999) through September 30, 1999, OneCoast maintained a centralized cash management function; accordingly, the Company did not maintain a separate operating cash account, and its cash disbursements were settled by OneCoast. The cash balance at September 30, 1999 relates to petty cash.

  Fair Value of Financial Instruments

      The book values of trade accounts payable approximate its fair value principally because of the short-term maturities of this instrument.

  Property and Equipment

      Property and equipment are stated at cost and are depreciated and amortized using the straight-line method over the estimated useful lives of three years.

    Computer software and equipment................................... $129,091
    Machinery and equipment...........................................   27,399
                                                                       --------
                                                                        156,490
    Less accumulated depreciation.....................................   (1,568)
                                                                       --------
                                                                       $154,922
                                                                       ========

      The Company records impairment losses on property and equipment used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Comprehensive Income

      The Company currently has no other comprehensive income items as defined by Statement of Financial Accounting Standard ("SFAS") No. 130 "Reporting Comprehensive Income."

  Segment Information

      USgift operates solely in one operating segment, business to business e-Commerce solutions for the gift and home accessories wholesale industry.

  Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which USgift will be required to adopt for the year ending December 31, 2001. This statement establishes a new model for accounting for derivatives and hedging activities. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because USgift currently holds no derivative financial instruments and does not currently engage in hedging activities, the adoption of SFAS No. 133 is expected to have no material impact on USgift's financial condition or results of operations.

2. PAYABLE TO ONECOAST

      The payable to OneCoast consists primarily of expenses incurred by OneCoast on behalf of USgift. These expenses include allocations of amounts estimated by management and the actual operating expenses of

                          USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                  Stage)

                Notes to Financial Statements--(Continued)

USgift. Advances through September 30, 1999 of $645,774 plus additional advances of $182,630 are included in the $10.3 million note payable discussed in Note 5.

      Allocations of certain corporate expenses primarily relating to officer and corporate administration salaries and benefits and occupancy expense for corporate headquarters has been included as a component of general and administrative expense. Because specific identification of such expense was not practicable, a proportionate cost allocation was utilized to allocate these expenses to USgift based on management's estimate of officer and corporate administration's time incurred or total square footage utilized in relation to OneCoast's total corporate headquarters' square footage. Allocated expenses totaled approximately $208,000 for the period from inception (April 27, 1999) to September 30, 1999. Management has determined that such allocations are a practical and reasonable method of allocation. However, these financial statements are not necessarily indicative of the financial position that would have occurred if the Company had been an independent company. The amounts that would have been incurred on a stand-alone basis could differ significantly from the allocated amounts due to economies of scale, differences in management and operational practices, or other factors.

3. INCOME TAXES

      For the period from inception (April 27, 1999) to September 30, 1999, the Company's results were included in the federal and state income tax returns of OneCoast. For the purpose of these financial statements, the income tax provision has been determined on a basis as if the Company were a separate taxpayer. Due to the history of losses incurred by the Company, the net deferred tax asset resulting from temporary differences is not considered probable of realization and therefore is offset in all periods presented by a valuation allowance. Net operating loss carryforwards generated by USgift through November 10, 1999 will not be available to offset income taxes subsequent to the spin-off. A reconciliation of the provision of income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows for the period from inception (April 27, 1999) to September 30, 1999:

    Statutory federal tax rate...........................................  34.0%
    State tax rate, net of federal tax benefit...........................   4.0
    Valuation allowance.................................................. (38.0)
                                                                          -----
                                                                            0.0%
                                                                          =====

4. CONTINGENCIES

      For the period from inception (April 27, 1999) to August 31, 1999, the Company shared office space with OneCoast and was allocated total rent expense of $4,348. Commencing September 1, 1999, the Company entered into a lease agreement for separate office space with an obligation of $5,986 per month and is cancelable upon 30 days notice.

5. SUBSEQUENT EVENTS

  Agreement and Plan of Reorganization and Corporate Separation

      On April 27, 1999, the Company was organized under the laws of the state of Georgia. On September 9, 1999, OneCoast notified its shareholders of a spin-off of USgift whereby one share of USgift common stock would be distributed to each holder of (or the right to hold) one share of OneCoast common stock. On November 10, 1999, OneCoast subscribed to 1,634,096 shares of common stock of USgift, all the then

                          USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                  Stage)

                Notes to Financial Statements--(Continued)

outstanding shares of USgift common stock, for $16,341 for purposes of effecting the spin-off. Also on November 10, 1999, pursuant to an agreement and plan of reorganization and corporate separation, OneCoast and USgift effected the following:

    Transfer of Assets

     OneCoast transferred certain assets with a nominal net book value to USgift in exchange for 10,178,152 shares of USgift common stock.

    Distribution of USgift Stock to OneCoast Shareholders

     OneCoast distributed all 10,178,152 shares of USgift common stock acquired above to each holder of OneCoast stock of any class, subject to the receipt by USgift of such shareholder's signature to the USgift shareholders agreement.

    Distribution of USgift Stock to OneCoast Warrant Holders

     At the direction of OneCoast, USgift reserved 2,081,428 shares of common stock for future issuance to holders of OneCoast warrants to purchase common stock.

    Purchase and Sale of OneCoast Assets

     USgift purchased certain tangible assets from OneCoast for an estimated net book value of $160,000.

    Reimbursement of Start-up and Transaction Costs; Loan to USgift

     In consideration of certain prior services provided by OneCoast, advances of $828,404 through October 31, 1999, an anticipated loan of approximately $1.6 million and tangible assets with a net book value of $160,000, USgift promised to pay OneCoast approximately $10.3 million in the form of a promissory note. The note bears interest at 13.33% per annum, payable quarterly. Principal is payable on demand or from any proceeds from any debt or equity financing. The note is secured by substantially all of the assets of USgift. The Company will account for monies due under the note in excess of assets received as a capital transaction.

  Shareholders Agreement and Registration Rights Agreement

     All recipients of USgift common stock and equivalents were required to sign the USgift shareholders agreement. The shareholders agreement, as amended, provides for the appointment of seven board members, one of which will be independent. The agreement requires any shareholder wishing to sell common stock to first offer the shares to the Company and existing shareholders prior to any sales to third parties. The agreement also grants certain investors rights to co-sale in the event of a sale to a third party.

     A significant portion of shareholders are also party to a registration rights agreement which requires the Company to effect a registration of common stock upon the earlier of October 8, 2000 or 180 days after the effective date of an initial public offering, as defined.

  License Agreement

     On November 10, 1999, One Coast and USgift entered into a 20-year license agreement. Pursuant to the agreement, OneCoast licensed certain technology and derivative works, including an electronic catalog and

                          USGIFT.COM CORPORATION

 (A Wholly Owned Subsidiary of OneCoast Network Corporation in the Development
                                  Stage)

                Notes to Financial Statements--(Continued)

electronic order processing system and certain data about OneCoast manufacturers and their products and OneCoast retailers, to USgift on a royalty free basis. USgift is required to share all derivative works with OneCoast for a period of four years.

  Strategic Alliance Agreement

      On November 10, 1999, OneCoast and USgift entered into a strategic alliance agreement. Pursuant to the agreement, OneCoast will use its best efforts to encourage OneCoast manufacturers and retailers to conduct business with and through USgift. In return, USgift agrees to pay OneCoast a percentage of its revenues through 2004. The percentage is 1.5% of revenues for calendar year 2000 and decreases .3% each year through 2004.

  Stock Option Plans

      On November 10, 1999, the board of directors of USgift approved the adoption of the 1999 USgift Stock Option and Incentive Plan (the "1999 Plan") and the 2000 USgift Stock Option and Incentive Plan (the "2000 Plan"). USgift reserved 2,447,286 shares of common stock for issuance under the 1999 Plan and 6,573,105 shares of common stock for issuance under the 2000 Plan (collectively, the "Plans"). The Plans provide for the granting of either incentive or nonqualified stock options to purchase shares of common stock and for other stock-based awards to employees, directors, consultants, and independent contractors.

      On November 10, 1999, the Company issued options to purchase 2,447,286 shares of common stock under the 1999 Plan, all with an exercise price of $.01 per share. The vesting of the options was immediate for 1,933,120 options and ratable over four years for the remaining 514,166 options. Certain of the options which vested immediately may be repurchased for $.01 by the Company if employment is terminated prior to December 1, 2000. The Company anticipates recording a compensation charge related to the issuance of these options.

      On November 10, 1999, the Company entered into agreements to issue options to purchase 2,592,378 shares of common stock under the 2000 Plan. The options were issued in connection with the preferred stock offering discussed below. The exercise price of the options is $2.21 per share and vest upon the attainment of certain goals, including effecting an exit transaction, as defined, or obtaining certain revenue goals for USgift. The Company anticipates recording a compensation charge related to the issuance of these options.

  Preferred Stock Offering

      On November 19, 1999, the Company amended its articles of incorporation whereby the authorized capital stock was increased to 113,000,000 shares of which 13,000,000 shares were designated as Series A Preferred Stock. Dividends are payable annually in cash or securities at a rate of 8% per annum. The preferred shares, together with any accrued and unpaid dividends, are convertible into an equal number of common shares and automatically convert upon the earlier of a public offering, as defined, or at the election of a two-thirds majority of the preferred shareholders. The shares are mandatorily redeemable five years from issuance at the greater of $2.21 per share or fair market value. The shares have a liquidation preference of $2.21 per share.

      On November 24, 1999, the Company sold 12,265,198 shares of Series A Preferred for consideration of $27.1 million, plus an earnout. A portion, $7 million, of the consideration is not payable until March 31, 2000. Additionally, an earnout of $7 million is payable if the Company's revenues for its fiscal year ended December 31, 2000 are not less than $25 million or the Company effects a public offering of its common stock, as defined, prior to December 31, 2000.

      A portion of the proceeds from the offering were used to repay the note payable to OneCoast.

                          Independent Auditors' Report

The Board of Directors
VitalTone Inc.:

We have audited the accompanying balance sheet of VitalTone Inc. (the Company), a development stage company, as of September 30, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from July 12, 1999 (inception) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VitalTone Inc. (a development stage company) as of September 30, 1999, and the results of its operations and its cash flows for the period from July 12, 1999 (inception) to September 30, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Mountain View, California
November 11, 1999

                                 VITALTONE INC.
                         (A Development Stage Company)

                                 Balance Sheet
               (In thousands, except share and per share amounts)

                                                                  September 30,
                                                                      1999
                                                                  -------------
Assets
Current assets:
  Cash and cash equivalents......................................    $1,437
  Prepaid expenses...............................................         1
                                                                     ------
  Total current assets...........................................     1,438
Property and equipment, net......................................       197
Other assets.....................................................        93
                                                                     ------
                                                                     $1,728
                                                                     ======
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable...............................................    $  282
  Accrued expenses...............................................        81
                                                                     ------
  Total liabilities..............................................       363
Commitments
Stockholders' equity:
  Common stock, $0.01 par value; 35,000,000 shares authorized
   11,440,000 shares issued and outstanding......................       114
  Preferred stock ...............................................     2,005
  Notes receivable from stockholders.............................       (19)
  Deficit accumulated during the development stage...............      (735)
                                                                     ------
  Total stockholders' equity.....................................     1,365
                                                                     ------
                                                                     $1,728
                                                                     ======


                See accompanying notes to financial statements.

                                 VITALTONE INC.
                         (A Development Stage Company)

                            Statement of Operations
                     (In thousands, except per share data)

                                                              Period from
                                                       July 12, 1999 (inception)
                                                          September 30, 1999
                                                       -------------------------
Operating expenses:
  Research and development............................           $171
  Sales and marketing.................................            118
  General and administrative..........................            446
                                                                 ----
    Net loss..........................................           $735
                                                                 ====



                See accompanying notes to financial statements.

                                 VITALTONE INC.
                         (A Development Stage Company)

                       Statement of Stockholders' Equity
          Period from July 12, 1999 (inception) to September 30, 1999

                                 (In thousands)

                                                                     Deficit
                                                         Notes     Accumulated
                            Common stock    Preferred  receivable  during the      Total
                          -----------------   Stock       from     development stockholders'
                            Shares   Amount Issuable  stockholders    Stage       equity
                          ---------- ------ --------- ------------ ----------- -------------
Balances as of July 12,
 1999...................          --  $ --   $   --       $ --        $  --       $   --
Issuance of common stock
 to founders for notes
 receivable.............   1,940,000    19       --        (19)          --           --
Issuance of common
 stock..................   9,500,000    95       --         --           --           95
Stock subscription......          --    --    2,005         --           --        2,005
Net loss................          --    --       --         --         (735)        (735)
                          ----------  ----   ------       ----        -----       ------
Balances as of September
 30, 1999...............  11,440,000  $114   $2,005       $(19)       $(735)      $1,365
                          ==========  ====   ======       ====        =====       ======


                See accompanying notes to financial statements.

                                 VITALTONE INC.
                         (A Development Stage Company)

                            Statement of Cash Flows
                                 (In thousands)

                                                               Period from
                                                              July 12, 1999
                                                              (inception) to
                                                            September 30, 1999
                                                            ------------------
Cash flows from operating activities:
  Net loss.................................................       $ (735)
  Adjustments to reconcile net loss to net cash used for
   operating activities:
    Depreciation and amortization..........................           10
    Changes in operating assets and liabilities:
      Prepaid expenses and other assets....................          (94)
      Accounts payable and accrued expenses................          363
                                                                  ------
        Net cash used for operating activities.............         (456)
                                                                  ------
Cash flows used in investing activities--acquisition of
 property and equipment....................................         (207)
                                                                  ------
Cash flows provided by financing activities:
  Proceeds from issuance of common stock...................           95
  Stock subscription.......................................        2,005
                                                                  ------
        Net cash provided by financing activities..........        2,100
                                                                  ------
Net increase in cash and cash equivalents..................        1,437
Cash and cash equivalents, beginning of period.............           --
                                                                  ------
Cash and cash equivalents, end of period...................       $1,437
                                                                  ======
Supplemental disclosure of cash flow information:
  Noncash financing activities:
    Common stock issued for notes receivable...............       $   19
                                                                  ======


                See accompanying notes to financial statements.

                                 VITALTONE INC.

                         Notes to Financial Statements
                               September 30, 1999

(1) Business of the Company

      VitalTone Inc. (the Company) was incorporated in Delaware in July 1999 and commenced operations at that time. The Company provides a highly reliable source for the procurement, delivery, world-class support, and billing of an array of key IT services and products. VitalTone enables midsized companies to focus their internal MIS resources of strategic initiatives while receiving improved service and tighter control at lower cost.

      VitalTone is in the development stage, and its primary activities to date have included raising capital necessary for infrastructure, hiring key personnel, and acquiring property and equipment.

(2) Summary of Significant Accounting Policies

    (a) Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

    (b) Cash and Cash Equivalents

      Cash and cash equivalents consist of cash and highly liquid investments such as money market funds, with remaining maturities of less than 90 days as of the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet.

    (c) Financial Instruments and Concentration of Credit Risk

      The carrying value of the Company's financial instruments, including cash and cash equivalents approximates fair market value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents.

    (d) Property and Equipment

      Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets generally one to seven years. Leasehold improvements are amortized of the shorter of the estimated useful lives of the assets or the lease term.

    (e) Impairment of Long-Lived Assets

      The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value

                                 VITALTONE INC.

of the assets. Assets to be disposed of are reported at the lower of the carrying amount of the assets or fair value less costs to sell.

    (f) Income Taxes

      The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

    (g) Comprehensive Income

      The Company has no material components of other comprehensive income
(loss) for all periods presented.

    (h) Segment Reporting

      In 1999, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performances. The Company's chief operating decision-maker is considered to be the chief executive officer (CEO). The CEO reviews financial information presented on an entity-level basis for purposes of making operating decisions and assessing financial performance. The entity-level financial information is identical to the information presented in the accompanying statement of operations. Therefore, the Company has determined that it operates in a single operating segment: enterprise service portal systems.

    (i) Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations, or cash flows. The Company will be required to adopt SFAS No. 133 in fiscal 2001.

                                 VITALTONE INC.

(3) Property and Equipment

      A summary of property and equipment consisted of the following (in thousands):

      Computers and software.............................................. $194
      Furniture and fixtures..............................................    9
      Leasehold improvements..............................................    4
                                                                           ----
                                                                            207
      Less accumulated depreciation and amortization......................   10
                                                                           ----
                                                                           $197
                                                                           ====

(4) Stockholders' Equity

    (a) Preferred Stock Issuable

      In July 1999, the Company received a cash advance in the amount of $2,005,000. This advance has been converted into series A preferred stock upon the completion of the financing described in note 6 (b).

    (b) Stock Plan

      The Company has reserved 6,500,000 shares of common stock for issuance under its 1999 equity incentive plan (the Plan). The plan provides for the issuance of stock purchase rights, incentive stock options, or nonstatutory stock options.

      Under the Plan, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock and no less than 85% for employees owning less than 10% of the voting power of all classes of stock.

      Under the Plan, options generally expire in 10 years. However, the term of the options may be limited to 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Company's Board of Directors and generally provide for shares to vest ratably over a three to four year period.

      As of September 30, 1999, there were 3,483,800 additional shares available for grants under the stock plan.

    (c) Stock-Based Compensation

      The Company has adopted the pro forma disclosure provisions of SFAS No.
123. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's pro forma net loss would not have differed materially from those amounts as reported in the accompanying financial statements.

                                 VITALTONE INC.

      The Company's computation of the pro forma amounts reflects only options granted in fiscal 1999. Therefore, the full impact of calculating compensation cost is reflected over the vesting period of four years.

      The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumption: no dividends; risk-free interest rate of 5.8%; and expected life of 4 years.

      A summary of the status of the Company's options as of September 30, 1999, is as follows (in thousands, except per share data):

                                                                        average
                                                                        exercise
                                                               Shares    price
                                                              --------- --------
      Outstanding at beginning of period.....................        --  $  --
      Granted................................................ 3,016,200   0.01
      Exercised..............................................        --     --
      Canceled...............................................        --     --
                                                              ---------
      Outstanding at end of period........................... 3,016,200
                                                              =========
      Options exercisable at end of period...................        --
                                                              =========

      The weighted-average fair value of options granted for the period ended September 30, 1999, was $0.01.

      As of September 30, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows (number of options in thousands):

                                           Options outstanding
                            -----------------------------------------------------------------
                                                         Weighted-
                                                          average
                                                         remaining                  Weighted-
         Range of            Number of                  contractual                  average
         exercise             options                      life                     exercise
          prices            outstanding                   (years)                     price
         --------           -----------                 -----------                 ---------
          $0.01              2,816,200                      9.91                      $0.01
           0.08                200,000                     10.00                       0.08
                             ---------
                             3,016,200
                             =========

                                 VITALTONE INC.

(5) Income Taxes

      The differences between the income tax benefit computed at the federal statutory rate and the Company's tax provision for all periods presented primarily relate to net operating losses not benefited.

      The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities as of September 30, 1999 are as follows:

                                                                           1999
                                                                           ----
      Deferred tax assets:
        Start up costs.................................................... $193
        Net operating loss and tax credit carryforwards...................   57
                                                                           ----
      Gross deferred tax assets...........................................  250
      Less valuation allowance............................................ (250)
                                                                           ----
          Total deferred tax assets.......................................   --
                                                                           ====

      In light of the Company's recent history of operating losses, the Company has provided a valuation allowance for all of its deferred tax assets as it is presently unable to conclude that it is more likely than not that the deferred tax assets will be realized.

      As of September 30, 1999, the Company had approximately $167,000 of federal and California net operating loss carryforwards. The federal loss expires primarily in the year 2019, and the California net operating loss expires in the year 2007.

      The difference between the federal loss carryforward and the accumulated deficit results primarily from start-up costs deferred for tax purposes.

      Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined if an ownership change has occurred. If such ownership change has occurred, utilization of the net operating losses will be subject to an annual limitation in future years.

(6) Subsequent Events

    (a) Leases

      Subsequent to September 30, 1999, the Company entered into a noncancelable operating lease agreement expiring in the year 2001 for its facilities.

      Future minimum lease payments under noncancelable operating leases are as follows:

      Year ending
      December 31,
      ------------
       1999............................................................. $  217
       2000.............................................................    870
       2001.............................................................    652
                                                                         ------
       Future minimum lease payments.................................... $1,739
                                                                         ======

                                VITALTONE INC.

    (b) Series A Preferred Stock

      During November 1999, the Company issued 9,500,000 shares of Series A preferred stock for $3.125 per share.

      The rights, preferences, and privileges of the holders of Series A preferred stock are as follows:

     . Each share of Series A preferred stock shall be convertible at the option of the holder, at any time after the date of issuance, into one fully paid and nonassessable share of common stock, subject to adjustment for certain dilutive events. Each share has voting rights equal to the common stock on an "as if converted" basis.

     . Conversion into common stock is automatic upon the closing of a public offering of the Company's common stock at a purchase price of not less than $9.375 per share and at an aggregate offering price of not less than $50,000,000 for Series A preferred stock.

     . Holders of Series A preferred stock are entitled to noncumulative dividends when and if declared by the Company's Board of Directors. As of September 30, 1999, no dividends have been declared.

     . Each share of Series A preferred stock has a liquidation preference of $3.125, plus all declared but unpaid dividends.

     . In the event of liquidation of the Company after payment has been made to the holders of Series A preferred stock of the full preferential amounts, any remaining assets would be distributed ratably among the common and convertible preferred shareholders in proportion to their common ownership on an "as if converted" basis.

     . Series A preferred stock is redeemable at any time after November 2, 2004, after the receipt by the Company of a written request from the holders of two-thirds of the then outstanding shares of Series A preferred stock, at the greater of the original issuance price or the fair market value on the date of redemption.

      The preferred stock investors received warrants to purchase 1,000,000 shares of Series A preferred stock for at an exercise price of $6.25 a share. The fair market value of the warrants at the date of issuance was $1,500,000 which will be amortized against retained earnings through the redemption date of the Series A preferred stock.

                       Report of Independent Accountants

To the Board of Directors and Stockholders ofVivant! Corporation

      In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Vivant! Corporation (a development stage company) at December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and the periods from August 7, 1997 (Inception) through December 31, 1997 and December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
June 17, 1999, except for Note 10,
which is as of November 18, 1999

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                                 Balance Sheets

                                                                   (Unaudited)
                                              December 31,        September 30,
                                          ----------------------  -------------
                                            1997        1998          1999
                                          ---------  -----------  -------------
Assets
Current assets:
  Cash and cash equivalents.............. $ 162,000  $   978,000   $   243,000
  Short term investments.................        --    2,348,000       716,000
  Related party receivable (Note 9)......   128,000      100,000            --
  Other current assets...................    18,000       35,000        40,000
                                          ---------  -----------   -----------
    Total current assets.................   308,000    3,461,000       999,000
Property and equipment, net..............    64,000      121,000       229,000
  Other assets...........................        --       17,000        20,000
                                          ---------  -----------   -----------
                                          $ 372,000  $ 3,599,000   $ 1,248,000
                                          =========  ===========   ===========
Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
  Current portion of long-term
   obligations........................... $      --  $    25,000   $    76,000
  Bank line of credit....................        --           --       492,000
  Accounts payable.......................     8,000      125,000       228,000
  Accrued liabilities....................    17,000       12,000       134,000
  Convertible promissory notes payable...   125,000           --            --
  Convertible promissory note payable--
   related party (Note 9)................   400,000           --            --
                                          ---------  -----------   -----------
    Total current liabilities............   550,000      162,000       930,000
Long-term obligations, less current
 portion.................................        --      102,000       162,000
                                          ---------  -----------   -----------
                                            550,000      264,000     1,092,000
                                          ---------  -----------   -----------
Commitments (Note 5)
Stockholders' equity (deficit):
Convertible Preferred Stock: $0.001 par
 value; 10,200,000 shares authorized; no
 shares, 4,908,301 and 4,908,301 shares
 issued and outstanding in 1997, 1998 and
 1999....................................        --        5,000         5,000
  Common Stock: $0.001 par value;
   20,000,000 shares authorized;
   3,978,220, 3,979,370 and 4,037,480
   shares issued and outstanding in 1997,
   1998 and 1999, respectively...........     1,000        4,000         4,000
  Additional paid-in capital.............        --    4,900,000     4,906,000
  Accumulated other comprehensive
   income................................        --       53,000       108,000
  Deficit accumulated during the
   development stage.....................  (179,000)  (1,627,000)   (4,867,000)
                                          ---------  -----------   -----------
    Total stockholders' equity
     (deficit)...........................  (178,000)   3,335,000       156,000
                                          ---------  -----------   -----------
                                          $ 372,000  $ 3,599,000   $ 1,248,000
                                          =========  ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                            Statements of Operations

                          Period from                 Period from
                         August 7, 1997              August 7, 1997      (unaudited)
                          (Inception)                 (Inception)     Nine Months Ended
                            through     Year Ended      through         September 30,
                          December 31,   December     December 31,  ----------------------
                              1997       31, 1998         1998        1998        1999
                         -------------- -----------  -------------- ---------  -----------
Operating expenses:
  Research and
   development..........   $  80,000    $   795,000   $   875,000   $ 450,000  $ 1,758,000
  Sales and marketing...       5,000        344,000       349,000     143,000    1,023,000
  General and
   administrative.......      84,000        308,000       392,000     236,000      451,000
                           ---------    -----------   -----------   ---------  -----------
    Total operating
     expenses...........     169,000      1,447,000     1,616,000     829,000    3,232,000
                           ---------    -----------   -----------   ---------  -----------
Loss from operations....    (169,000)    (1,447,000)   (1,616,000)   (829,000)  (3,232,000)
Interest income.........       3,000         42,000        45,000       7,000       11,000
Interest and other
 expense................     (13,000)       (43,000)      (56,000)    (38,000)     (19,000)
                           ---------    -----------   -----------   ---------  -----------
Net loss................   $(179,000)   $(1,448,000)  $(1,627,000)  $(860,000) $(3,240,000)
                           =========    ===========   ===========   =========  ===========




   The accompanying notes are an integral part of these financial statements.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                  Statements of Stockholders' Equity (Deficit)

                                                                                       Deficit
                            Convertible                                 Accumulated  Accumulated      Total
                          Preferred Stock    Common Stock   Additional     Other     During the   Stockholders'
                          ---------------- ----------------  Paid-In   Comprehensive Development     Equity
                           Shares   Amount  Shares   Amount  Capital      Income        Stage       (Deficit)
                          --------- ------ --------- ------ ---------- ------------- -----------  -------------
Inception, August 7,
 1997
Issuance of Common Stock
 to founder in August
 1997...................         -- $   -- 3,978,220 $1,000 $       --   $     --    $        --   $     1,000
Net loss................         --     --        --     --         --         --       (179,000)     (179,000)
                          --------- ------ --------- ------ ----------   --------    -----------   -----------
Balance at December 31,
 1997...................         --     -- 3,978,220  1,000         --         --       (179,000)     (178,000)
                                                                                                   -----------
Unrealized gain on
 investments............         --     --        --     --         --     53,000             --        53,000
Net loss................         --     --        --     --         --         --     (1,448,000)   (1,448,000)
                                                                                                   -----------
Comprehensive loss......         --     --        --     --         --         --             --    (1,395,000)
Issuance of Series A
 Convertible Preferred
 Stock in August 1998...  4,025,000  4,000        --  3,000  4,018,000         --             --     4,025,000
Conversion of promissory
 notes and accrued
 interest into Series A
 Convertible Preferred
 Stock in August 1998...    883,301  1,000        --     --    882,000         --             --       883,000
Exercise of Common Stock
 options in October
 1998...................         --     --     1,150     --         --         --             --            --
                          --------- ------ --------- ------ ----------   --------    -----------   -----------
Balance at December 31,
 1998...................  4,908,301  5,000 3,979,370  4,000  4,900,000     53,000     (1,627,000)    3,335,000
                                                                                                   -----------
Unrealized gain on
 investments
 (unaudited)............         --     --        --     --         --     55,000             --        55,000
Net loss (unaudited)....         --     --        --     --         --         --     (3,240,000)   (3,240,000)
                                                                                                   -----------
Comprehensive loss
 (unaudited)............         --     --        --     --         --         --             --     3,185,000
Exercise of Common Stock
 options in January,
 February and May, 1999
 (unaudited)............         --     --    58,210     --      6,000         --             --         6,000
                          --------- ------ --------- ------ ----------   --------    -----------   -----------
Balance at September 30,
 1999 (unaudited).......  4,908,301 $5,000 4,037,580 $4,000 $4,906,000   $108,000    $(4,867,000)  $   156,000
                          ========= ====== ========= ====== ==========   ========    ===========   ===========

The accompanying notes are an integral part of these financial statements.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                            Statements of Cash Flows

                          Period from                  Period from
                         August 7, 1997               August 7, 1997      (Unaudited)
                          (Inception)                  (Inception)     Nine Months Ended
                            through      Year Ended      through         September 30,
                          December 31,  December 31,   December 31,  -----------------------
                              1997          1998           1998         1998        1999
                         -------------- ------------  -------------- ----------  -----------
Cash flows from
 operating activities:
 Net loss..............    $(179,000)   $(1,448,000)   $(1,627,000)  $ (860,000) $(3,240,000)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization.........        5,000         26,000         31,000       17,000       52,000
 Changes in assets and
  liabilities:
  Related party
   receivable..........     (128,000)        28,000       (100,000)     128,000      100,000
  Other assets.........      (18,000)       (34,000)       (52,000)     (34,000)      (8,000)
   Accounts payable....        8,000        117,000        125,000       47,000      103,000
   Accrued
    liabilities........       17,000         43,000         60,000       77,000      122,000
                           ---------    -----------    -----------   ----------  -----------
     Net cash used in
      operating
      activities.......     (295,000)    (1,268,000)    (1,563,000)    (625,000)  (2,871,000)
                           ---------    -----------    -----------   ----------  -----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment........      (69,000)       (83,000)      (152,000)     (26,000)    (160,000)
 Purchase of
  investments..........           --     (7,367,000)    (7,367,000)  (7,367,000)          --
 Sale of investments...           --      5,072,000      5,072,000    3,865,000    1,687,000
                           ---------    -----------    -----------   ----------  -----------
     Net cash provided
      by (used in)
      investing
      activities.......      (69,000)    (2,378,000)    (2,447,000)  (3,528,000)   1,527,000
                           ---------    -----------    -----------   ----------  -----------
Cash flows from
 financing activities:
 Proceeds from
  convertible
  promissory notes
  payable..............      525,000        310,000        835,000      310,000           --
 Proceeds from issuance
  of Convertible
  Preferred Stock......           --      4,025,000      4,025,000    4,025,000           --
 Proceeds from issuance
  of Common Stock......        1,000             --          1,000           --        6,000
 Proceeds from
  equipment lease
  line.................           --        127,000        127,000           --      111,000
 Proceeds from bank
  line of credit.......           --             --             --           --      492,000
 Proceeds from
  promissory notes.....           --             --             --           --       90,000
 Repayment of
  promissory notes.....           --             --             --           --      (90,000)
                           ---------    -----------    -----------   ----------  -----------
     Net cash provided
      by financing
      activities.......      526,000      4,462,000      4,988,000    4,335,000      609,000
                           ---------    -----------    -----------   ----------  -----------
Net increase in cash
 and cash equivalents..      162,000        816,000        978,000      182,000     (735,000)
Cash and cash
 equivalents at
 beginning of period...           --        162,000             --      162,000      978,000
                           ---------    -----------    -----------   ----------  -----------
Cash and cash
 equivalents at end of
 period................    $ 162,000    $   978,000    $   978,000   $  344,000  $   243,000
                           =========    ===========    ===========   ==========  ===========
Supplemental non-cash
 investing and
 financing activity:
 Conversion of
  convertible
  promissory notes and
  accrued interest into
  convertible preferred
  stock................    $      --    $   883,000    $   883,000   $  883,000  $        --
                           =========    ===========    ===========   ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                         Notes to Financial Statements

Note 1--The Company and Summary of Significant Accounting Policies:

    The Company

      Vivant! Corporation (the "Company"), formerly Illuminate Corporation, was incorporated on August 7, 1997 in Delaware to deliver a web-based Extended Workforce Management System. The Vivant! Solution will enable organizations to respond more quickly to changing business requirements and time-to-delivery demands through faster access to and more cost-effective management of outside expertise and skills.

      Vivant! is focused on Global 2000 organizations that leverage many Information Technology contractors. The Company's suite of web-based applications will link together hiring decision-makers with expertise and skill suppliers, automate the selection and contracting process, and deliver corporate-wide visibility and management of requirements, rates, service quality and supplier information.

      The Company is in the development stage, devoting substantially all of its efforts to product development and raising capital financing. Accordingly, the accompanying financial statements are not indicative of a normal operating period.

      The Company has funded its operating losses since inception through the issuance of convertible promissory notes payable and the sale of equity securities. The Company expects to generate revenues beginning in the fourth fiscal quarter of 1999 through the licensing of its software products. The Company also expects to continue its research and development activity. Management's plans for funding continuing research and development efforts primarily includes the sale of equity securities, software license fees and the utilization of a credit facility (see Note 4). Operations of the Company beyond fiscal 1999 are expected to be financed with cash primarily from operations. The Company's failure to raise sufficient capital or to sell its products would unfavorably impact the Company's ability to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

    Unaudited Interim Results

      The accompanying interim financial statements as of September 30, 1999, and for the nine months ended September 30, 1998 and 1999, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

    Management's estimates and assumptions

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


    Cash, cash equivalents and short-term investments

      The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Investments with initial maturity periods of greater than 90 days are classified as short-term investments. The Company accounts for short-term investments in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1998, the Company's short-term investments consisted primarily of certificates of deposit and commercial paper. The Company has classified its investments as available-for-sale and carries such investments at fair value, with unrealized gains and losses reported in stockholders' equity until disposition.

    Concentration of credit risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and short-term investments. Substantially all the Company's cash, cash equivalents and short-term investments are held by financial institutions that management believes are of high credit quality.

    Comprehensive income

      Effective January 1, 1997, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The difference between net loss and comprehensive loss for the Company results from unrealized gains on available-for-sale securities.

    Property and equipment

      Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally two to five years, or the lease term, if applicable.

    Research and development

      Research and development costs include expenses incurred by the Company to develop and enhance its web-based extended workforce management system. Research and development costs are expensed as incurred.

    Capitalized software development costs

      Software development costs are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the greater of the estimated product life, or on the ratio of current revenues to total projected product revenues. As the Company is in the development stage, technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when the beta testing commences, has not been established. As such, software development costs have not been capitalized as of December 31, 1998, and still have not been capitalized as of September 30, 1999.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


    Long-lived assets

      The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

    Stock-based compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of FAS No. 123, "Accounting for Stock-Based Compensation."

    Income taxes

      Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

    Recent accounting pronouncements

      In March 1998, the AICPA issued SOP 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. As of January 1, 1999, the Company adopted SOP 98-1, which did not have a material impact on its financial statements.

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


Note 2--Balance Sheet Components:

                                                                   (Unaudited)
                                                 December 31,     September 30,
                                               -----------------  -------------
                                                1997      1998        1999
                                               -------  --------  -------------
Property and equipment, net:
  Computers and equipment..................... $37,000  $103,000    $228,000
  Furniture and fixtures......................  32,000    49,000      84,000
                                               -------  --------    --------
                                                69,000   152,000     312,000
  Less: Accumulated depreciation and
   amortization...............................  (5,000)  (31,000)    (83,000)
                                               -------  --------    --------
                                               $64,000  $121,000    $229,000
                                               =======  ========    ========
Accrued liabilities:
  Payroll and related expenses................ $ 4,000  $ 12,000    $ 67,000
  Interest....................................  13,000        --          --
  Accrued expenses............................      --        --      67,000
                                               -------  --------    --------
                                               $17,000  $ 12,000    $134,000
                                               =======  ========    ========

Note 3--Income Taxes:

      No provision for income taxes has been recorded as the Company has incurred net losses since inception.

      The Company was a Subchapter C Corporation from its inception through December 31, 1997 whereby deferred income taxes were established for the period ended December 31, 1997. The Company changed its status as a Subchapter S Corporation from January 1, 1998 through August 6, 1998, whereby the tax effects of the Company's activities accrued directly to its shareholder. Effective August 7, 1998 in connection with its issuance of Preferred Stock (see Note 6), the Company's status terminated as a Subchapter S Corporation to a Subchapter C Corporation for income tax purposes.

      As of December 31, 1998, the Company had deferred tax assets of approximately $354,000. Deferred tax assets relate primarily to net operating loss and research and development credit carryforwards. Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded.

      At December 31, 1998, the Company had approximately $350,000 of federal and state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2015. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


Note 4--Borrowings:

    Lines of credit

      In October 1998, the Company entered into a Loan and Security Agreement with a bank which provides for borrowings under (i) a revolving line of credit up to $500,000 and (ii) an equipment line of credit up to $750,000. The aggregate outstanding amounts under the revolving line and the equipment line cannot exceed $750,000, are secured by substantially all of the Company's assets and accrue interest at the bank's prime rate plus 1% per annum (8.75% as of December 31, 1998). The revolving line expires on April 22, 2000. The equipment line expires on November 22, 1999 and provides for the repayment of any outstanding amounts in equal installments over three years. Purchases under the equipment line prior to May 23, 1999 will be repaid over three years from that date, and purchases from May 23, 1999 to November 22, 1999 will also be repaid over three years, commencing November 22, 1999. At September 30, 1999, the Company borrowed the maximum amount under the line of credit.

    Notes payable

      In 1997 and 1998, the Company issued various convertible promissory notes payable for $525,000 and $310,000, respectively. Certain of the notes were with related parties (see Note 9). These notes were repayable upon maturity (generally within one year from date of issuance) and accrued interest at rates ranging from 8.5% to 9.0% per annum. In August 1998, the principal and accrued interest were converted into 883,301 shares of Series A Preferred Stock (see
Note 6).

Note 5--Commitments:

    Leases

      The Company leases office space under a noncancelable operating lease that expires on December 31, 2000. Rent expense was $77,000 and $14,000 for the year ended December 31, 1998 and the period from August 7, 1997 (Inception) to December 31, 1997, respectively. The terms of the lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period.

      Future minimum lease payments under the noncancelable operating lease at December 31, 1998 are as follows:

      Year Ending                                                      Operating
      December 31,                                                      Leases
      ------------                                                     ---------
      1999............................................................ $150,000
      2000............................................................  198,000
      Thereafter......................................................       --
                                                                       --------
                                                                       $348,000
                                                                       ========

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


Note 6--Convertible Preferred Stock:

      In August 1998, the Company issued 4,908,301 shares of Series A Convertible Preferred Stock ("Preferred Stock") at $1.00 per share.

      Convertible Preferred Stock at December 31, 1998 consists of the following:

                                                      Shares
                                              ---------------------- Liquidation
      Series                                  Authorized Outstanding   Amount
      ------                                  ---------- ----------- -----------
      A......................................  5,100,000  4,908,301  $4,908,000
      A-1....................................  5,100,000         --          --
                                              ----------  ---------  ----------
                                              10,200,000  4,908,301  $4,908,000
                                              ==========  =========  ==========

      The holders of Preferred Stock have various rights and preferences as follows:

    Voting

      Each share of Series A and A-1 has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

      As long as at least 1,500,000 shares of Series A and A-1 Convertible Preferred Stock remain outstanding, the holders of Series A and A-1 Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two directors. The holders of Common Stock and the holders of Preferred Stock, voting as a single class on an as-converted basis, shall be entitled to elect one director. The Company must obtain approval from a majority of the holders of Convertible Preferred Stock in order to pay or declare a dividend on Common Stock or repurchase any shares of Common Stock other than shares subject to the right of repurchase by the Company, amend or add a provision to the Company's Articles of Incorporation or Bylaws to increase or decrease the authorized Preferred or to change the preferences, rights, privileges or powers of the Preferred, issue shares of any equity security having any preference superior to or on parity with any Preferred Stock, or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

    Dividends

      Holders of Series A and A-1 Convertible Preferred Stock are entitled to receive noncumulative dividends prior to and in preference to any declaration of payment of any dividend on Common Stock at the per annum rate of $0.08 per share, when and if declared by the Board of Directors. No dividends on Convertible Preferred Stock have been declared by the Board from inception through December 31, 1998.

    Liquidation

      In the event of liquidation, dissolution or winding up of the Corporation, the holders of Series A and A-1 Convertible Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock, an amount of $1.00 per share for each share of Series A and A-1 plus any declared but unpaid dividends. Should the Company's legally available assets be

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)

insufficient to satisfy the liquidation preferences, the funds will be distributed to the holders of Series A and A-1 Convertible Preferred Stock in proportion to the original issue price of the respective series of Preferred Stock held by such holders. The remaining assets, if any, shall be distributed among the holders of Series A and A-1 Convertible Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of Series A and Series A-1 Convertible Preferred Stock) until the holders of Series A and A-1 Convertible Preferred Stock receive an aggregate of $5.00 per share. Thereafter, any remaining assets of the Company shall be distributed ratably among the holders of Common Stock.

    Conversion

      Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Series A and A-1 Convertible Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock at a per share price of at least $3.00 per share with gross proceeds of at least $15,000,000, or (2) the consent of the holders of at least 50% of the shares of Convertible Preferred Stock.

      At December 31, 1998, the Company reserved 4,908,301 shares of Common Stock for the conversion of Series A Convertible Preferred Stock.

Note 7--Common Stock:

      In July 1998, the Company's Board of Directors effected a 3,978.22 for one stock split of the Company's outstanding shares. Par value remained at $0.001 per share. All share information included in these financial statements have been retroactively adjusted to reflect this stock split. After adjusting for the split, a total of 3,978,220 shares of Common Stock were issued to the Company's founder in August 1997.

Note 8--Stock Option Plan:

      In 1998, the Company adopted the 1998 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either Incentive Stock Options ("ISO") or Nonqualified Stock Options ("NSO"). Stock Purchase rights may also be granted under the Plan. Incentive Stock Options may be granted only to Company employees (including officers and directors who are also employees). Nonqualified Stock Options may be granted to Company employees and consultants. The Company has reserved 2,221,178 shares of Common Stock for issuance under the Plan.

      Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that
(i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and
(ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant and the term of the option shall be five years from the date of grant, respectively. Options are exercisable immediately subject to repurchase options held by the Company which lapse over a maximum period of 5 years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


      The following summarizes stock option activity under the Plan:

                                                          Options Outstanding
                                                          --------------------
                                                                      Weighted
                                                Shares                Average
                                               Available    Number    Exercise
                                               for Grant  Outstanding  Price
                                               ---------  ----------- --------
Balance at December 31, 1997..................        --         --    $  --
  Authorized.................................. 2,221,178         --       --
  Granted.....................................  (802,577)   802,577     0.10
  Committed for future issuance...............   (47,662)        --       --
  Exercised...................................        --     (1,150)    0.10
                                               ---------    -------    -----
Balance at December 31, 1998.................. 1,370,939    801,427     0.10
  Granted (unaudited).........................   223,800    223,800     0.10
  Committed for future issuance (unaudited)...  (194,450)        --       --
  Exercised (unaudited).......................        --    (58,210)    0.10
  Canceled (unaudited)........................    37,500    (37,500)    0.10
                                               ---------    -------    -----
Balance at September 30, 1999 (unaudited).....   990,189    929,517     0.10
                                               =========    =======    =====
Options vested at September 30, 1999
 (unaudited)..................................              104,482    $0.10
                                                            =======    =====

      The following table summarizes the information about stock options outstanding and vested as of December 31, 1998:

                       Options Outstanding        Options Exercisable at
                       at December 31, 1998         December 31, 1998
                 -------------------------------- -------------------------
                              Weighted
                               Average   Weighted                Weighted
      Range of                Remaining  Average                  Average
      Exercise     Number    Contractual Exercise    Number      Exercise
       Price     Outstanding    Life      Price   Outstanding      Price
      --------   ----------- ----------- -------- ------------   ----------
       $0.10       801,427      10.0      $0.10          95,288   $     0.10

    Fair value disclosures

      Had compensation cost for the Company's stock-based compensation plan been determined based on minimum value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would not have been materially different.

      The Company calculated the minimum value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions: dividend yield at 0%; weighted average expected option term of four years; risk free interest rate of 4.56% to 5.47% for the year ended December 31, 1998. The weighted average fair value of options granted during 1998 was $0.10.

                              VIVANT! CORPORATION
                         (A Development Stage Company)

                   Notes to Financial Statements--(Continued)


Note 9--Related Party Transactions:

      In September 1997, the Company issued convertible promissory notes payable to an executive and an external member of the Board of Directors totaling $400,000 (see Note 4).

      In December 1997, the Company agreed to prepay the annual salary of an executive of the Company totaling approximately $128,000 which was fully recognized by December 31, 1998.

      In March and April 1998, the Company issued additional convertible promissory notes payable to the same individuals totaling $270,000 (see Note
4). The cumulative debt was converted to Series A Convertible Preferred Stock in August 1998.

      In December 1998, the Company entered into an agreement to prepay the annual salary of an executive of the Company totaling approximately $100,000 which will be fully recognized by December 31, 1999.

      In January 1999, the Company extended a non-interest bearing note payable to an executive of the Company in the amount of $90,000. Principal payments of $11,250 shall be made monthly beginning January 31, 1999. The Note was repaid as of September 30, 1999.

Note 10--Subsequent Events:

      In October 1999, the Company launched its web business portal, vivant.com, for sourcing and managing Information Technology contractors through an open network of suppliers.

      In November 1999, the Company issued an aggregate of 1,804,734 shares of Series B Convertible Preferred Stock ("Series B") at $3.38 per share, for an aggregate purchase price of $6,100,000. Series B is convertible into shares of Common Stock at the rate of one share of Common Stock for each share of Series
B. The terms and conditions for series B are similar to those described in note 6 relating to Series A except that the liquidation amount per share is $3.38 per share and dividend per share of $0.2704 per annum and Series B takes preference over Series A in a liquidation.

                          Independent Auditors' Report

The Board of Directors
Web Yes, Inc.:

      We have audited the accompanying consolidated balance sheets of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG LLP
Boston, Massachusetts
June 30, 1999

                          WEB YES, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                                                     December 31,
                                                   ----------------- (Unaudited)
                                                                      March 31,
                                                    1997      1998      1999
                                                   -------  -------- -----------
Assets
Current assets:
  Cash...........................................  $ 4,729  $ 10,204  $  1,480
  Accounts receivable............................   15,415    13,899    31,764
                                                   -------  --------  --------
    Total current assets.........................   20,144    24,103    33,244
                                                   -------  --------  --------
Computer equipment...............................   56,509   190,948   221,142
Less: Accumulated depreciation and amortization..    6,667    26,095    37,601
                                                   -------  --------  --------
    Net computer equipment.......................   49,842   164,853   183,541
                                                   -------  --------  --------
Deposits.........................................      100     2,281     2,281
                                                   -------  --------  --------
    Total assets.................................  $70,086  $191,237  $219,066
                                                   =======  ========  ========
Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of capital lease obligations...  $ 4,782  $ 18,633  $ 19,951
  Loans and advances payable to stockholders.....   45,007    29,251    42,296
  Accounts payable...............................   12,652    49,414    30,563
  Accrued expenses...............................    2,010    14,925    28,134
                                                   -------  --------  --------
    Total current liabilities....................   64,451   112,223   120,944
Capital lease obligations, net of current
 portion.........................................   13,652    43,056    37,344
                                                   -------  --------  --------
    Total liabilities............................   78,103   155,279   158,288
                                                   -------  --------  --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, no par value, 200,000 shares
   authorized, none issued and outstanding in
   1997, 70,000 shares issued and outstanding in
   1998 and 1999 (liquidation preference of $1
   per share)....................................       --    70,000    70,000
  Common stock, no par value, 1,000,000 shares
   authorized, 13,395 shares issued and
   outstanding in 1997, 691,897 shares issued and
   outstanding in 1998 and 1999..................      134     6,919     6,919
Additional paid-in capital.......................       --    55,985    55,985
Accumulated deficit..............................   (8,151) (90,726)  (65,906)
Less: Subscriptions receivable...................       --   (6,220)   (6,220)
                                                   -------  --------  --------
    Total stockholders' equity (deficit).........   (8,017)   35,958    60,778
                                                   -------  --------  --------
    Total liabilities and stockholders' equity
     (deficit)...................................  $70,086  $191,237  $219,066
                                                   =======  ========  ========

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                     Consolidated Statements of Operations

                                                              (Unaudited)
                                           Years Ended        Three Months
                                          December 31,      Ended March 31,
                                        ------------------  -----------------
                                          1997      1998     1998      1999
                                        --------  --------  -------  --------
Revenues .............................. $108,669  $288,512  $54,464  $141,828
                                        --------  --------  -------  --------
Operating expenses:
  Direct personnel costs...............      --     38,750      --     37,067
  Other direct costs...................   39,163   111,650    9,529    15,051
  Selling, general and administrative
   expenses............................   70,894   214,238   23,375    57,953
                                        --------  --------  -------  --------
    Total operating expenses...........  110,057   364,638   32,904   110,071
                                        --------  --------  -------  --------
    Income (loss) from operations......   (1,388)  (76,126)  21,560    31,757
  Interest expense.....................   (4,182)   (6,449)    (916)   (6,937)
                                        --------  --------  -------  --------
    Net income (loss).................. $ (5,570) $(82,575) $20,644  $ 24,820
                                        ========  ========  =======  ========
Net income (loss) per share--basic and
 diluted............................... $   (.42) $   (.37) $  1.52  $    .04
                                        ========  ========  =======  ========
Weighted average shares outstanding....   13,395   223,452   13,595   691,897
                                        ========  ========  =======  ========




          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity

                          Common Stock  Preferred Stock  Additional                               Total
                         -------------- ----------------  Paid-In   Accumulated Subscriptions Stockholders'
                         Shares  Amount Shares   Amount   Capital     Deficit    Receivable      Equity
                         ------- ------ ------- -------- ---------- ----------- ------------- -------------
Balance, January 1,
 1997...................  13,395 $  134     --  $    --   $   --     $ (2,581)     $   --       $ (2,447)
 Net loss...............     --     --      --       --       --       (5,570)         --         (5,570)
                         ------- ------ ------- --------  -------    --------      -------      --------
Balance, December 31,
 1997...................  13,395    134     --       --       --       (8,151)                    (8,017)
 Issuance of common
  stock to founders..... 621,952  6,220     --       --       --          --        (6,220)          --
 Issuance of common
  stock in exchange for
  services..............  56,550    565     --       --    55,985         --           --         56,550
 Issuance of preferred
  shares................     --     --   70,000   70,000      --          --           --         70,000
 Net loss...............     --     --      --       --       --      (82,575)         --        (82,575)
                         ------- ------ ------- --------  -------    --------      -------      --------
Balance, December 31,
 1998................... 691,897  6,919  70,000   70,000   55,985     (90,726)      (6,220)       35,958
 Net income
  (Unaudited)...........     --     --      --       --       --       24,820          --         24,820
                         ------- ------ ------- --------  -------    --------      -------      --------
Balance, March 31, 1999
 (Unaudited)............ 691,897 $6,919  70,000 $ 70,000  $55,985    $(65,906)     $(6,220)     $ 60,778
                         ======= ====== ======= ========  =======    ========      =======      ========




          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                                               (Unaudited)
                                            Years Ended        Three Months
                                           December 31,      Ended March 31,
                                         ------------------  -----------------
                                           1997      1998     1998      1999
                                         --------  --------  -------  --------
Cash flows from operating activities:
 Net income (loss)...................... $ (5,570) $(82,575) $20,644  $ 24,820
 Adjustments to reconcile net income
  (loss) to net cash provided by (used
  in) operating activities:
  Depreciation and amortization.........    6,018    20,023    3,000    11,507
  Common stock issued to non-employees
   for services.........................      --     56,550      --        --
  Changes in operating assets and
   liabilities:
    Accounts receivable.................  (14,552)    1,516    1,634   (17,865)
    Accounts payable....................   11,346    36,762   (9,426)  (18,851)
    Accrued expenses....................    1,716    12,915      500    13,209
                                         --------  --------  -------  --------
      Net cash provided by (used in)
       operating activities.............   (1,042)   45,191   16,352    12,820
                                         --------  --------  -------  --------
Cash flows from investing activity:
 Purchase of computer equipment.........  (19,724)  (78,286)  (6,147)  (30,195)
                                         --------  --------  -------  --------
      Net cash used in investing
       activity.........................  (19,724)  (78,286)  (6,147)  (30,195)
                                         --------  --------  -------  --------
Cash flows from financing activities:
  Proceeds from issuance of preferred
   stock................................      --     55,000    5,000       --
  Increase in deposits..................     (100)   (2,181)     --        --
  Proceeds from loans and advances
   payable to stockholders..............   37,007    15,033   22,543     8,651
  Repayment of capital lease
   obligations..........................     (750)   (8,967)     --        --
  Proceeds (repayment) of loans
   payable..............................  (11,008)  (20,315) (30,007)      --
                                         --------  --------  -------  --------
      Net cash provided by financing
       activities.......................   25,149    38,570   (2,464)    8,651
                                         --------  --------  -------  --------
Increase (decrease) in cash.............    4,383     5,475    7,741    (8,724)
Cash, beginning of period...............      346     4,729    4,729    10,204
                                         --------  --------  -------  --------
Cash, end of period..................... $  4,729  $ 10,204  $12,470  $  1,480
                                         ========  ========  =======  ========
Supplemental disclosure of cash flow
 information:
  Cash paid for interest................ $  2,466  $  8,460  $   916  $  1,796
                                         ========  ========  =======  ========
Supplemental disclosures of non-cash
 investing and financing activities:
  Issuance of preferred stock in
   exchange for advances from
   stockholders.........................      --   $ 15,000      --        --
                                         ========  ========  =======  ========
  Capital lease obligations............. $ 19,150  $ 56,748      --        --
                                         ========  ========  =======  ========

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1997 and 1998
                         and March 31, 1999 (Unaudited)

(1) The Company

      Web Yes, Inc. (the "Company"), which was incorporated in July 1996, provides application hosting services. Since inception and through September 1998 the Company operated with no salaried employees. Therefore, recurring operating expenses such as salaries and benefits are not reflected in the accompanying financial statements. Financial statements for periods after September 30, 1998 reflect salaries and fringe benefits.

      Web Developers Network, Inc., a wholly owned subsidiary of the Company, has been inactive since inception.

(2) Summary of Significant Accounting Policies

    (a) Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Web Developers Network, Inc. All significant intercompany transactions have been eliminated in consolidation.

    (b) Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (c) Computer Equipment

      Computer equipment is recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets (three to five years). Equipment held under capital leases is stated at the net present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

    (d) Financial Instruments and Concentration of Credit Risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, accounts receivable and debt instruments.

      The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

      The fair market values of cash, accounts receivable and debt instruments at both December 31, 1997 and 1998 approximate their carrying amounts.

                          WEB YES, INC. AND SUBSIDIARY

    (e) Impairment of Long-Lived Assets

      The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    (f) Revenue Recognition

      Revenues pursuant to time and materials contracts are recognized as services are provided. Revenues from application hosting agreements are recognized ratably over the terms of the agreements.

    (g) Direct Personnel Costs and Other Direct Costs

      Direct personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments. Other direct costs consist of hardware.

    (h) Income Taxes

      The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (i) Net Income (Loss) Per Share

      Basic net income (loss) per share was calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same. As the Company has been in a net loss position for the years ended December 31, 1997 and 1998, common stock equivalents of zero and 200,000 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.


    (j) Reporting Comprehensive Income

      Effective July 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. This statement requires that all components of comprehensive income (loss) be reported in the consolidated financial statements in the period in which they are recognized. For each period presented, comprehensive income (loss) under SFAS 130 was equivalent to the Company's net income (loss) reported in the accompanying consolidated statements of operations.

    (k) Unaudited Interim Financial Information

      The consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for the interim

                          WEB YES, INC. AND SUBSIDIARY
periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any other future periods.

    (l) Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

(3) Loans and Advances Payable to Stockholders

      The Company has various loans and advances payable to stockholders for working capital purposes. The loans, which accrue interest at 8%, have no definitive repayment terms.

(4) Stockholders' Equity

    (a) Common Stock

      In September 1998, the Company amended its articles of incorporation to adjust the number of authorized shares of common stock from 20,000 shares to 1,000,000 shares. The Company then issued 621,952 shares of common stock at $.01 per share to the founders of the Company in order to adjust the equity ownership to planned percentages. Subsequent to this issuance the founders began to draw salaries.

      During 1998, the Company issued common stock to employees and non-employees in exchange for services rendered. The Company recorded expense of $56,550 for the fair value of the stock issued.

    (b) Preferred Stock

      In September 1998, the Company authorized 200,000 shares of preferred stock and issued 70,000 shares of preferred stock at $1.00 per share. The preferred stock is voting and is convertible into one share of common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering. The preferred stock has a $1 per share liquidation preference.

(5) Capital Leases

      The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for four years, with interest rates ranging from 12.9% to 21.6%. The leased equipment secures all leases.

      The following is a schedule by year of future minimum lease payments due under capital leases, and the net present value of the minimum lease payments as of December 31, 1998:

   1999................................................................ $27,184
   2000................................................................  26,228
   2001................................................................  17,146
   2002................................................................   7,459
                                                                        -------
     Total minimum lease payments......................................  78,017
   Less: amount representing interest..................................  16,328
                                                                        -------
     Net present value of minimum lease payments.......................  61,689
   Less: current portion of capital lease obligations..................  18,633
                                                                        -------
     Capital lease obligations, net of current portion................. $43,056
                                                                        =======

                          WEB YES, INC. AND SUBSIDIARY

(6) Significant Customers

      The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                                (Unaudited)
                                                               Three months
                                              Years ended          ended
                                             December 31,        March 31,
                                             ---------------   ---------------
                                              1997     1998     1998     1999
                                             ------   ------   ------   ------
   Customer A...............................     29%      24%      22%      49%
   Customer B...............................     --       35       10       22

(7) Income Taxes

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1997 and 1998 are as follows:

                                                                1997     1998
                                                               -------  -------
   Deferred tax assets:
     Accrued expenses......................................... $   492  $   978
     Net operating loss carryforward..........................     714    3,735
                                                               -------  -------
       Total gross deferred tax assets........................   1,206    4,713
   Valuation allowance........................................  (1,206)  (4,713)
                                                               -------  -------
       Net deferred tax asset................................. $   --   $   --
                                                               =======  =======

      The Company has recorded a full valuation allowance against its deferred tax assets since management believes that after considering all the available objective evidence it is more likely than not that these assets will not be realized.

(8) Subsequent Event

      On June 10, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding capital stock of the Company in a transaction accounted for under the purchase method of accounting. The total purchase price was comprised of 571,135 shares of common stock of Breakaway. Of the shares of common stock issued to the former Web Yes stockholders, 428,351 are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of the particular stockholder upon the termination of his employment with Breakaway. The repurchase price shall be either at the share value at the time of the acquisition if the stockholder terminates employment or is terminated for cause, or at their fair market value if stockholder's employment is terminated without cause.

                          Independent Auditors' Report

The Board of Directors
WPL Laboratories, Inc.:

We have audited the accompanying balance sheets of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Boston, Massachusetts
June 30, 1999

                             WPL LABORATORIES, INC.

                                 Balance Sheets

                                                 December 31,       (Unaudited)
                                              --------------------   March 31,
                                                1997       1998        1999
                                              --------  ----------  -----------
Assets
Current assets:
  Cash....................................... $ 81,232  $  240,310  $  415,368
  Accounts receivable........................  371,869     746,982     983,462
  Employee advances..........................       --     103,300     103,300
                                              --------  ----------  ----------
    Total current assets.....................  453,101   1,090,592   1,502,130
                                              --------  ----------  ----------
Property and equipment
  Office and computer equipment..............  103,703     169,668     203,230
  Software...................................    5,000       9,512      10,334
  Automobile.................................    7,500          --          --
                                              --------  ----------  ----------
                                               116,203     179,180     213,564
  Less: Accumulated depreciation and
   amortization..............................  (64,556)    (83,737)    (94,647)
                                              --------  ----------  ----------
    Net property and equipment...............   51,647      95,443     118,917
                                              --------  ----------  ----------
Other assets.................................    1,915     103,909     244,503
                                              --------  ----------  ----------
                                              $506,663  $1,289,944  $1,865,550
                                              ========  ==========  ==========
Liabilities and Stockholders' Equity
Current liabilities:
  Related-party advance and accrued
   interest.................................. $ 23,333  $   25,000  $       --
  Accounts payable...........................   10,947       8,278      11,862
  Accrued compensation and related benefits..   68,341     206,192     266,689
  Other accrued expenses.....................   19,469      23,052      12,500
                                              --------  ----------  ----------
    Total current liabilities................  122,090     262,522     291,051
                                              --------  ----------  ----------
Commitments and contingencies
Stockholders' equity:
  Common stock $.01 par value, 10,000,000
   shares authorized, 1,248,980 shares issued
   and outstanding in 1997 and 1,800,000
   shares issued and outstanding in 1998 and
   1999......................................   12,490      18,000      18,000
  Additional paid-in capital.................       99     242,589     242,589
  Retained earnings..........................  371,984     766,833   1,313,910
                                              --------  ----------  ----------
    Total stockholders' equity...............  384,573   1,027,422   1,574,499
                                              --------  ----------  ----------
Total liabilities and stockholders' equity... $506,663  $1,289,944  $1,865,550
                                              ========  ==========  ==========

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                              Statements of Income

                                                              (Unaudited)
                                       Years Ended         Three Months Ended
                                      December 31,             March 31,
                                  ----------------------  --------------------
                                     1997        1998       1998       1999
                                  ----------  ----------  --------- ----------
Revenues......................... $1,611,284  $2,650,415  $ 434,585 $1,087,678
                                  ----------  ----------  --------- ----------
Operating expenses:
  Project personnel costs........  1,191,193   1,719,664    193,316    446,109
  Sales and marketing............     45,579      37,092     12,271     10,768
  General and administrative.....    186,461     497,143     52,333     84,650
                                  ----------  ----------  --------- ----------
    Total operating expenses.....  1,423,233   2,253,899    257,920    541,527
                                  ----------  ----------  --------- ----------
    Operating income.............    188,051     396,516    176,665    546,151
                                  ----------  ----------  --------- ----------
Other income (expense):
  Interest expense...............     (2,250)     (1,667)        --         --
  Interest income................         --          --         --        926
                                  ----------  ----------  --------- ----------
    Total other income
     (expense)...................     (2,250)     (1,667)        --        926
                                  ----------  ----------  --------- ----------
Net income....................... $  185,801  $  394,849  $ 176,665 $  547,077
                                  ==========  ==========  ========= ==========
Net income per share--basic...... $     0.15  $     0.24  $    0.14 $     0.30
                                  ==========  ==========  ========= ==========
Net income per share--diluted.... $     0.15  $     0.24  $    0.14 $     0.29
                                  ==========  ==========  ========= ==========
Weighted average shares
 outstanding.....................  1,248,980   1,664,132  1,248,980  1,800,000
Weighted average stock
 equivalents.....................         --          --         --     66,415
                                  ----------  ----------  --------- ----------
Weighted average shares
 outstanding and stock
 equivalents.....................  1,248,980   1,664,132  1,248,980  1,866,415
                                  ==========  ==========  ========= ==========


                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                       Statements of Stockholders' Equity


                           Common Stock    Additional                 Total
                         -----------------  Paid-In    Retained   Stockholders'
                          Shares   Amount   Capital    Earnings      Equity
                         --------- ------- ---------- ----------  -------------
Balance, January 1,
 1997................... 1,248,980 $12,490  $     99  $  267,993   $  280,582
  Stockholders'
   distributions........       --      --        --      (81,810)     (81,810)
  Net income............       --      --        --      185,801      185,801
                         --------- -------  --------  ----------   ----------
Balance, December 31,
 1997................... 1,248,980  12,490        99     371,984      384,573
  Common stock issued to
   employees for
   services rendered....   551,020   5,510   242,490         --       248,000
  Net income............       --      --        --      394,849      394,849
                         --------- -------  --------  ----------   ----------
Balance, December 31,
 1998................... 1,800,000  18,000   242,589     766,833    1,027,422
  Net income
   (Unaudited)..........       --      --        --      547,077      547,077
                         --------- -------  --------  ----------   ----------
Balance, March 31, 1999
 (Unaudited)............ 1,800,000 $18,000  $242,589  $1,313,910   $1,574,499
                         ========= =======  ========  ==========   ==========



                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                            Statements of Cash Flows

                                                               (Unaudited)
                                          Years Ended       Three Months Ended
                                          December 31,          March 31,
                                       -------------------  -------------------
                                         1997      1998       1998      1999
                                       --------  ---------  --------  ---------
Operating activities:
 Net income..........................  $185,801  $ 394,849  $176,665  $ 547,077
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation and amortization......    14,300     26,681     6,671     10,910
  Common stock issued to employees
   for services rendered.............        --    248,000        --         --
  Changes in operating assets and
   liabilities:
    Accounts receivable..............   (68,745)  (375,113)   30,936   (236,480)
    Employee advances................        --   (103,300)       --         --
    Accounts payable.................    (2,902)    (2,669)      868      3,584
    Accrued compensation and related
     benefits........................    59,033    137,851   (87,810)    60,497
    Accrued expenses.................        --      3,583        --    (10,552)
                                       --------  ---------  --------  ---------
      Net cash provided by operating
       activities....................   187,487    329,882   127,330    375,036
                                       --------  ---------  --------  ---------
Cash flows from investing activities:
 Purchases of property and
  equipment..........................   (41,106)   (70,477)   (1,025)   (34,384)
 Increase in other assets............    (1,240)  (101,994)   (1,119)  (140,594)
                                       --------  ---------  --------  ---------
      Net cash used in operating
       activities....................   (42,346)  (172,471)   (2,144)  (174,978)
                                       --------  ---------  --------  ---------
Cash flows from financing activities:
 Proceeds from (repayment of) related
  party advance......................        --      1,667        --    (25,000)
 Stockholders' distribution..........   (81,810)        --        --         --
                                       --------  ---------  --------  ---------
      Net cash provided by (used in)
       financing activities..........   (81,810)     1,667        --    (25,000)
                                       --------  ---------  --------  ---------
      Net increase in cash...........    63,331    159,078   125,186    175,058
Cash at beginning of period..........    17,901     81,232    81,232    240,310
                                       --------  ---------  --------  ---------
Cash at end of period................  $ 81,232  $ 240,310  $206,418  $ 415,368
                                       ========  =========  ========  =========
Supplemental disclosure of cash flow
 information:
  Cash paid for interest.............  $    584         --        --         --
                                       ========  =========  ========  =========


                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                         Notes to Financial Statements

                           December 31, 1997 and 1998
                         and March 31, 1999 (Unaudited)

(1) The Company

      WPL Laboratories, Inc. (the "Company") provides advanced software development services to businesses. The Company's projects include sales force automation, distribution, management, personnel management, e-commerce application development, product analysis and Internet enabling applications.

(2) Summary of Significant Accounting Policies

    (a) Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (b) Financial Instruments and Concentration of Credit Risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.

      The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

      The fair market values of cash and accounts receivable at both December 31, 1997 and 1998 approximate their carrying amounts.

    (c) Property and Equipment

      Property and equipment are stated at cost and depreciated using the straight-line method over three years for office and computer equipment and software and five years for the automobile.

    (d) Impairment of Long-Lived Assets

      The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    (e) Stockholders' Equity

      On April 1, 1998, the Company amended its articles of incorporation to change the par value of its common stock from $1.00 to $.01 and adjust the number of authorized shares. In addition, the Company approved a stock dividend of 1,248,880 shares. All related share information for all periods presented has been restated to reflect this amendment.

                             WPL LABORATORIES, INC.

    (f) Revenue Recognition

      The Company generally recognizes revenue on projects as work is performed based on hourly billable rates. In addition, a limited number of projects are performed under fixed-price contracts. Revenue from these contracts is recognized on the percentage of completion method based on the percentage that incurred costs to date bear to the most recently estimated total costs. Anticipated losses on uncompleted contracts, if any, are recognized in full when determined.

    (g) Project Personnel Costs

      Project personnel costs consists of payroll and payroll-related expenses for personnel dedicated to client assignments.

    (h) Income Taxes

      The Company has elected to be taxed under the provisions of subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income.

    (i) Stock-Based Compensation

      The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS" 123"), Accounting for Stock-Based Compensation. As permitted by SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at the fair value of the stock at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations.

    (j) Net Income Per Share

      The Company adopted the provisions of SFAS No. 128, Earnings Per Share during 1997. This statement requires the presentation of basic and diluted net income per share for all periods presented. Under SFAS 128, the Company presents both basic net income per share and diluted net income per share. Basic net income per share is calculated based on weighted average common shares outstanding. Diluted net income per share reflects the per share effect of dilutive stock options and other dilutive common stock equivalents.

    (k) Reporting Comprehensive Income

      Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards 130 ("SFAS 130"), Reporting Comprehensive Income. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. For each year reported, comprehensive income under SFAS 130 was equivalent to the Company's net income reported in the accompanying statements of income.

    (l) Unaudited Interim Financial Information

      The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.

                             WPL LABORATORIES, INC.

    (m) Recent Accounting Pronouncements

      The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

(3) Related-Party Advance and Accrued Interest

      In 1996, the Company received a working capital advance of $20,000, with no defined terms, from a relative of its major stockholder. The advance has been accruing interest at 8.3% per year. Interest expense on the advance was $2,250 and $1,667 for the years ended December 31, 1997 and 1998, respectively, and $417 and $0 for the three months ended March 31, 1998 and 1999, respectively.

(4) Common Stock

      In April 1998, the Company awarded 551,020 shares of common stock to certain employees for services rendered. Accordingly, the Company recorded compensation expense of $248,000, which represented the estimated fair value of the common stock issued. In connection with the award, the Company advanced $103,300 to the employees to pay certain personal income taxes. These advances are outstanding as of December 31, 1998.

(5) Employee Benefit Plan

      The Company maintains a defined contribution plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all full-time employees of the Company. Participants may contribute up to the greater of 15% of their total compensation or $10,000 to the plan, with the Company matching on a discretionary basis. For the years ended December 31, 1997 and 1998, the Company did not contribute to the plan.

(6) Significant Customers

      The following table summarizes revenues from significant customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                                (Unaudited)
                                                               Three Months
                                              Years Ended          Ended
                                             December 31,        March 31,
                                             ---------------   ---------------
                                              1997     1998     1998     1999
                                             ------   ------   ------   ------
   Customer A...............................     52%      38%      53%      32%
   Customer B...............................     --       18       31       --
   Customer C...............................     --       15       --       22
   Customer D...............................     25       --       --       --
   Customer E...............................     --       --       --       12
   Customer F...............................     --       --       --       12

                             WPL LABORATORIES, INC.

(7) Lease Commitments

      The Company has entered into operating leases for its office facility and equipment that expire through July 2000. Rent expense for the years ended December 31, 1997 and 1998 was $43,613 and $43,893, respectively. Future minimum lease payments under the operating leases as of December 31, 1998 are $119,054 in 1999, $167,064 in 2000, $164,664 in 2001 and $41,166 in 2002.

(8) Subsequent Events

    (a) Stock Option Plan

      On January 1, 1999, the Company instituted the WPL Laboratories, Inc. 1999 Stock Option Plan (the "Plan") which authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Plan is 200,000 shares. The Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock. Stock options granted under the Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company). Subsequent to December 31, 1998 and through May 14, 1999, the Company granted 186,208 options under the Plan to purchase common stock at $4.00 per share.

    (b) Line of Credit

      On February 22, 1999, the Company entered into a line of credit agreement with a commercial bank under which it may borrow up to $750,000 at the bank's prime rate plus .5%. Borrowings under the line are secured by substantially all assets of the Company and are subject to certain financial and nonfinancial covenants which include, among others, maintenance of a ratio of debt to cash flow, minimum tangible net worth and a ratio of current assets to current liabilities. The line of credit expires on April 15, 2000. This agreement terminated upon the purchase of the Company (see note 8d).

    (c) Consulting Agreement

      On March 17, 1999, the Company signed a consulting agreement with Plansponsor.com, Inc. ("PlanSponsor"). The agreement calls for the Company to provide 3,000 hours of services, including work previously performed for PlanSponsor in exchange for shares of common stock in PlanSponsor. As of December 31, 1998, the Company had performed $100,875 of services based on the agreement's contractual rates. This amount is included in other assets on the accompanying balance sheet and will ultimately be settled by issuance of shares of PlanSponsor common stock. In May 1999, the Company declared a dividend of the PlanSponsor stock to the stockholders of the Company.

                             WPL LABORATORIES, INC.

    (d) Reorganization Agreement

      On May 17, 1999, the Company entered into a Reorganization Agreement with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all of the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of $5 million in cash, 1,705,175 shares of common stock and the assumption of all outstanding WPL stock options, which became exercisable for 393,506 shares of the Company's common stock at an exercise price of $2.38 per share with a four-year vesting period. The WPL stockholders received one half of their cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately fifty-percent are subject to Breakaway's right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder at their value at the time of the acquisition upon the stockholder's resignation or our termination of the stockholder for cause.

Inside back cover of prospectus:

      Graphic listing the different categories of "Market Makers" and "Infrastructure Service Providers" under which each of the Internet Capital Group partner Companies logos is presented.

      The categories of Market Makers are: "Vertical," and "Horizontal". Under the Vertical Market Maker category, the logos for Animated Images, Inc., Arbinet Communications, Inc., AUTOVIA Corporation, Bidcom, Inc., Collabria, Inc., Commerx, Inc., ComputerJobs.com, Inc., CourtLink, CyberCrop.com, Inc., Deja.com, Inc., e-Chemicals, Inc., eMerge Interactive Inc., EmployeeLife.com, Internet Commerce Systems, Inc., iParts, JusticeLink, Inc., Paper Exchange.com LLC, Plan Sponsor Exchange, Inc., StarCite, Inc., Universal Access and USgift.com, Inc. are presented. Under the Horizontal Market Maker category, the logos for asseTrade.com, Inc., eMarketWorld, Inc., NetVendor Inc., ONVIA.com, Inc., Purchasing Solutions, Inc., Residential Delivery Services, Inc., and VerticalNet, Inc. are presented.

      Under Infrastructure Service Providers the logos for Benchmarking Partners, Inc., U.S. Interactive, Inc. Context Integration, Inc., Syncra Software, Inc., Entegrity Solutions Corporation, Blackboard Inc., ClearCommerce Corp., Servicesoft Technologies, Inc., TRADEX Technologies, Inc.,LinkShare Corporation, traffic.com, Inc., Vivant! Corporation, PrivaSeek, Inc., United Messaging, Inc., Breakaway Solutions, Inc., SageMaker, Inc., VitalTone Inc., Sky Alland Marketing, Inc. and CommerceQuest, Inc. are presented.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $250,000,000

                        [LOGO OF INTERNET CAPITAL GROUP]

                   % Convertible Subordinated Notes due 2004

                                ---------------
                                   PROSPECTUS
                                ---------------

                              Merrill Lynch & Co.
                              Goldman, Sachs & Co.
                           Deutsche Banc Alex. Brown

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The expenses to be paid by Internet Capital Group in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                     Amount (1)
                                                                     ----------
      Securities and Exchange Commission Registration Fee........... $  239,775
      NASD Filing Fee...............................................     30,500
      Nasdaq National Market Listing Fee............................     17,500
      Accounting Fees and Expenses..................................    700,000
      Blue Sky Fees and Expenses....................................      5,000
      Legal Fees and Expenses.......................................    200,000
      Trustee, Transfer Agent and Registrar Fees and Expenses.......     25,000
      Printing and Engraving Expenses...............................    750,000
      Directors and Officer Liability Insurance (2).................     100,00
      Miscellaneous Fees and Expenses...............................     32,225
                                                                     ----------
        Total....................................................... $2,100,000
                                                                     ==========

--------
(1) All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

(2) Represents estimated premiums to be paid by Internet Capital Group on policies that insure Internet Capital Group's directors and officers against certain liabilities they may incur in connection with the registration, offering and sale of the securities described herein.

Item 14. Indemnification of Directors and Officers

      Under Section 145 of the General Corporate Law of the State of Delaware, Internet Capital Group has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Internet Capital Group's bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

      Internet Capital Group's certificate of incorporation (Exhibit 3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Internet Capital Group and its shareholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Internet Capital Group, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

      Internet Capital Group intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

      The Purchase Agreements filed as Exhibit 1.1, 1.2 and 1.3 to this Registration Statement provide for indemnification by the underwriters of Internet Capital Group and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

      Since its inception in March 1996, Internet Capital Group (or its predecessor, Internet Capital Group, L.L.C.) has issued and sold unregistered securities in the transactions described below.

Shares of Common Stock

      (1) In April 1996, Internet Capital Group, L.L.C. issued 525,000 units of Membership Interests to employees, directors, and consultants in a subscription offering for an aggregate purchase price of $525,000.

      (2) On May 9, 1996, Internet Capital Group, L.L.C. issued 6,139,074 units of Membership Interests to Safeguard Scientifics (Delaware), Inc. for an aggregate purchase price of $6,139,074 consisting of the assignment of 182,500 shares of Common Stock, 127,000 shares of Series C Preferred Stock, 855,400 shares of Series D Preferred Stock and 134,375 shares of Series F Preferred Stock of Sky Alland Marketing, Inc. and related rights and obligations in respect thereof.

      (3) In May 1996, Internet Capital Group, L.L.C. issued 2,925,000 units of Membership Interests to employees, consultants, and other purchasers in a subscription offering for an aggregate purchase price of $2,925,000.

      (4) In June 1996, Internet Capital Group, L.L.C. issued 2,000,000 units of Membership Interests to employees, consultants, and other purchasers in a subscription offering for an aggregate purchase price of $2,000,000

      (5) In July 1996, Internet Capital Group, L.L.C. issued an aggregate of 800,000 units of Membership Interests to BancBoston Investments, Inc., The HRG Corporation, and Mr. Robert S. Adelson in a subscription offering for an aggregate purchase price of $800,000.

      (6) In August 1996, Internet Capital Group, L.L.C. issued 168,750 units of Membership Interests to S.M.M Internet, M. Reid & Company and Mr. Robert E. Keith, a director of Internet Capital Group, and Mrs. Margot W. Keith in a subscription offering for an aggregate purchase price of $168,750.

      (7) In September 1996, Internet Capital Group, L.L.C issued 175,000 units of Membership Interests to Mr. Herbert and Mrs. Karen Lotman, F.B.A. Trust F/B/O Shelly Lotman Fisher, and F.E.A. Trust F/B/O Jeffrey Lotman in a subscription offering for an aggregate purchase price of $175,000.

      (8) On September 30 1996, Internet Capital Group, L.L.C. issued an aggregate of 4,968,935 units of Membership Profit Interests to employees, directors and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

      (9) In October 1996, Internet Capital Group, L.L.C. issued 25,000 units of Membership Interests to Mrs. Jean C. Tempel in a subscription offering for a purchase price of $25,000.

      (10) In November 1996, Internet Capital Group, L.L.C. issued 6,754,676 units of Membership Interests to employees, consultants, directors, and other purchasers in a subscription offering for an aggregate purchase price of $6,754,676.

      (11) In December 1996, Internet Capital Group, L.L.C. issued 300,000 units of Membership Interests to Mr. Walter W. Buckley, III, Chief Executive Officer and a director of Internet Capital Group, and to Mr. Douglas A. Alexander, a Managing Director of Internet Capital Group in a subscription offering for an aggregate purchase price of $300,000.

      (12) In December 1996, Internet Capital Group, L.L.C. issued an aggregate of 20,000 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

      (13) In February 1997, Internet Capital Group, L.L.C. issued an aggregate of 210,070 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

      (14) On March 31, 1997, Internet Capital Group, L.L.C. issued 87,500 units of Membership Interests to Mr. Douglas A. Alexander, a Managing Director of Internet Capital Group, Mrs. Jean C. Tempel, and to Mr. Robert E. Keith, a director of Internet Capital Group and Mrs. Margot W. Keith in a subscription offering for an aggregate purchase price of $87,500.

      (15) On April 11, 1997, Internet Capital Group, L.L.C. issued 46,783 units of Membership Interests to Mr. Lou Ryan pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

      (16) In April 1997, Internet Capital Group, L.L.C. issued 9,318,750 units of Membership Interests to employees, consultants, directors, and other purchasers in a subscription offering for an aggregate purchase price of $9,318,750.

      (17) In June 1997, Internet Capital Group, L.L.C. issued 550,000 units of Membership Interests to Mr. Walter W. Buckley, III, Chief Executive Officer and a director of Internet Capital Group, Mr. Kenneth A. Fox, a Managing Director and a director of Internet Capital Group, and Mr. John C. Maxwell, III in a subscription offering for an aggregate purchase price of $550,000.

      (18) In August 1997, Internet Capital Group, L.L.C. issued 50,000 units of Membership Interests to the Tom Kippola Pension Plan a subscription offering for a purchase price of $50,000.

      (19) In September 1997, Internet Capital Group, L.L.C. issued an aggregate of 1,209,519 units of Membership Profit Interests to employees and consultants to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

      (20) In November 1997, Internet Capital Group, L.L.C. issued 9,456,250 units of Membership Interests to employees, consultants, directors, and other purchasers in a subscription offering for an aggregate purchase price of $9,456,250.

      (21) In November 1997, Internet Capital Group, L.L.C. issued an aggregate of 115,175 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

      (22) In December 1997, Internet Capital Group, L.L.C. issued 725,000 units of Membership Interests to employees, consultants, directors, and other purchasers in a subscription offering for an aggregate purchase price of $725,000.

      (23) In December 1997, Internet Capital Group, L.L.C. issued 185,000 units of Membership Profit Interests to employees and consultants pursuant to the Membership Profit Interest Plan in consideration for services rendered to Internet Capital Group, L.L.C.

      (24) In March 1998, Internet Capital Group, L.L.C. issued 250,000 units of Membership Interests to Mr. Austin Hearst in a subscription offering for an aggregate purchase price of $500,000.

      (25) In April 1998, Internet Capital Group, L.L.C. issued an aggregate of 125,000 units of Membership Interests to Mr. Britton Murdock, Mr. Robert E. Keith and Mrs. Margot W. Keith in a subscription offering for an aggregate purchase price of $250,000.

      (26) In May 1998, Internet Capital Group, L.L.C. issued an aggregate of 1,912,500 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $3,825,000.

      (27) In June 1998, Internet Capital Group, L.L.C. issued an aggregate of 11,143,750 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $22,287,500.

      (28) In July 1998, Internet Capital Group, L.L.C. issued an aggregate of 551,250 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $1,102,500.

      (29) In August 1998, Internet Capital Group, L.L.C. issued an aggregate of 225,000 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $450,000.

      (30) In September 1998, Internet Capital Group, L.L.C. issued an aggregate of 1,092,500 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $2,185,000.

      (31) In October 1998, Internet Capital Group, L.L.C. issued an aggregate of 3,883,750 units of Membership Interests to employees, consultants and other purchasers in a subscription offering for an aggregate purchase price of $7,767,500.

      (32) In November 1998, Internet Capital Group, L.L.C. issued an aggregate of 76,250 units of Membership Interests to Mr. Roger S. Penske, Jr., Mr. Ron Trichon and Mr. T. Richard Butera in a subscription offering for an aggregate purchase price of $152,500.

      (33) In January 1999, Internet Capital Group, L.L.C. issued an aggregate of 158,750 units of Membership Interests to Mr. Samuel A. Plum, Mrs. Susan R. Buckley and Dr. Thomas P. Gerrity, a director of Internet Capital Group, in a subscription offering for an aggregate purchase price of $317,500.

      (34) On February 2, 1999, each unit of the foregoing Membership Interests and Membership Profit Interests was converted into one share of Common Stock of Internet Capital Group as a result of the merger of Internet Capital Group, L.L.C. into Internet Capital Group.

      (35) In February 1999, Internet Capital Group issued an aggregate of 14,706,250 shares of Common Stock to employees, directors, consultants and other purchasers in a subscription offering for an aggregate purchase price of $29,412,500.

      (36) In March 1999, Internet Capital Group issued an aggregate of 1,125,000 shares of Common Stock to consultants and other purchasers in a subscription offering for an aggregate purchase price of $2,250,000.

      (37) On August 4, 1999, Internet Capital Group issued 254,635 shares of Common Stock to PaperExchange.com LLC in a private placement, in conjunction with Internet Capital Group's previous agreement to acquire PaperExchange.com LLC, for a purchase price of $2,750,058.

      (38) On August 5, 1999, Internet Capital Group issued 3,750,000 shares of Common Stock to International Business Machines Corporation in a private placement concurrent with Internet Capital Group's initial public offering for a purchase price of $45,000,000.

      (39) On November 22, 1999, Internet Capital Group issued 262,319 shares of Common Stock to PaperExchange.com LLC in a private placement, in conjunction with Internet Capital Group's previous agreement to acquire PaperExchange.com LLC, for a purchase price of $2,833,045.

      (40) In December 1999, each of the above described shares of Common Stock of Internet Capital Group was converted into two shares of common stock due to a stock split by way of a 100% stock dividend.

Warrants to Purchase Common Stock

      On May 10, 1999, in connection with Internet Capital Group's issuance of the convertible subordinated notes, Internet Capital Group granted warrants, exercisable at the initial public offering price, to the holders of the convertible notes to purchase a number shares of common stock of Internet Capital Group equal to $18 million divided by the initial public offering price.

      On April 30, 1999, in connection with the Secured Revolving Credit Facility dated April 30, 1999, between Internet Capital Group, Inc. and certain lenders and guarantors, Internet Capital Group granted to the lenders warrants to purchase an aggregate of 400,000 shares of common stock of Internet Capital Group for a purchase price of $5 per share.

Notes Convertible to Common Stock

      On May 10, 1999, Internet Capital Group issued convertible subordinated notes in an aggregate principal amount of $90 million. Upon consummation of its initial public offering on August 5, 1999, the convertible notes automatically converted into shares of common stock of Internet Capital Group at the initial public offering price.

Options to Purchase Common Stock

      Internet Capital Group from time to time has granted stock options to employees, directors, advisory board members and certain employees of our partner companies. The following table sets forth certain information regarding such grants:

                                                        No. of   Weighted Averge
                                                        Shares   Exercise Prices
                                                      ---------- ---------------
     1996............................................        --         N/A
     1997............................................    188,000     $ 0.50
     1998............................................ 12,144,000     $ 1.00
     Through November 30, 1999....................... 28,870,500     $ 6.28

      The sale and issuance of securities in the transactions described above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering, where the purchasers were sophisticated investors who represented their intention to acquire securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant or in reliance on rule 701 promulgated under the Securities Act.

      Appropriate restrictive legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No underwriters were employed in any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits

 Exhibit
 Number  Document
 ------- --------
  1.1    Form of U.S. Purchase Agreement for U.S. Offering of Common Stock

  1.2    Form of International Purchase Agreement for International Offering of
         Common Stock

  1.3    Form of Purchase Agreement for Convertible Subordinated Note Offering
  2.1    Agreement of Merger, dated February 2, 1999, between Internet Capital
         Group, L.L.C., and Internet Capital Group, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1
         filed by the Registrant on May 11, 1999 (Registration No. 333-78193)
         ("IPO Registration Statement"))

  3.1    Restated Certificate of Incorporation (incorporated by reference to
         Exhibit 2.1 to the Registration Statement on Form 8-A filed by the Registrant on August 4, 1999 (Registration No. 000-26989) ("8-A
         Registration Statement"))

  3.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 2.2 to the 8-A Registration Statement)

  4.1    Specimen Certificate for Internet Capital Group's Common Stock
         (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the IPO Registration Statement filed by the Registrant on August 2, 1999
         (Registration No. 333-78193) ("IPO Amendment No. 3"))

  4.2    Form of Indenture between Internet Capital Group, Inc. and Chase
         Manhattan Trust Company, National Association, as Trustee, for the
         Convertible Subordinated Notes

  4.3    Form of Internet Capital Group's Convertible Subordinated Note due
         December , 2004 (included in Exhibit 4.2)

  5.1* Opinion of Dechert Price & Rhoads as to the legality of the shares of Common Stock being registered

  5.2* Opinion of Dechert Price & Rhoads as to the legality of the convertible notes being registered

 10.1    Internet Capital Group, L.L.C. 1998 Equity Compensation Plan
         (incorporated by reference to Exhibit 10.1 to the IPO Registration
         Statement)

 10.1.1  Internet Capital Group, Inc. 1999 Equity Compensation Plan
         (incorporated by reference to Exhibit 10.1.1 to the IPO Registration
         Statement)

 10.1.2 Internet Capital Group, Inc. 1999 Equity Compensation Plan as Amended and Restated May 1, 1999 (incorporated by reference to Exhibit 10.1.2 to the IPO Registration Statement)

 10.1.3  Amendment No. 1 to the Internet Capital Group, Inc. 1999 Equity
         Compensation Plan as Amended and Restated May 1, 1999 (incorporated by reference to Exhibit 10.1.3 to Amendment No. 2 to the IPO Registration
         Statement filed by the Registrant on July 16, 1999 (Registration No.
         333-79193) ("IPO Amendment No. 2"))


  Exhibit
  Number   Document
  -------  --------
 10.2      Internet Capital Group, L.L.C. Option Plan for Non-Employee Managers
           (incorporated by reference to Exhibit 10.2 to the IPO Registration
           Statement)

 10.2.1 Internet Capital Group, Inc. Directors' Option Plan (incorporated by reference to Exhibit 10.2.1 to the IPO Registration Statement)

 10.3      Internet Capital Group, L.L.C. Membership Profit Interest Plan
           (incorporated by reference to Exhibit 10.3 to the IPO Registration
           Statement)

 10.4      Form of Internet Capital Group, Inc. Long-Term Incentive Plan

 10.5      Amended and Restated Limited Liability Company Agreement of Internet
           Capital Group, L.L.C. dated September 30, 1998 (incorporated by reference to Exhibit 10.5 to the IPO Registration Statement)

 10.5.1    Amended and Restated Limited Liability Company Agreement of Internet
           Capital Group, L.L.C. dated January 4, 1999 (incorporated by reference to Exhibit 10.5.1 to the IPO Registration Statement)

 10.6      Securities Holders Agreement dated February 2, 1999 among Internet
           Capital Group, Inc. and certain securities holders named therein
           (incorporated by reference to Exhibit 10.6 to the IPO Registration
           Statement)

 10.7 Form of Internet Capital Group, Inc. Common Stock Purchase Warrant dated May 10, 1999 issued in connection with the Convertible Note
           (incorporated by reference to Exhibit 10.21 to the IPO Registration
           Statement)

 10.8      Form of Internet Capital Group, Inc. Convertible Note dated May 10,
           1999 (incorporated by reference to Exhibit 10.22 to the IPO
           Registration Statement)

 10.9      Stock Purchase Agreement between Internet Capital Group, Inc. and
           Safeguard Scientifics, Inc. (incorporated by reference to Exhibit
           10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)

 10.9.1    Stock Purchase Agreement between Internet Capital Group, Inc. and
           International Business Machines Corporation (incorporated by reference to Exhibit 10.23.1 to IPO Amendment No. 2)
 10.10 Letter describing the oral lease between Internet Capital Group and Safeguard Scientifics, Inc. for premises located in Wayne, Pennsylvania (incorporated by reference to Exhibit 10.24 to Amendment No. 1 to the IPO Registration Statement filed by the
           Registrant on June 22, 1999 (Registration No. 333-78193) ("IPO
           Amendment No. 1"))

 10.11*    Office Lease dated    , 1999 between      and IBIS (505) Limited for
           premises located in London, England

 10.12**   Office Lease dated September  , 1999 between Internet Capital Group
           Operations, Inc. and 45 Milk Street, L.P. for premises located in
           Boston, Massachusetts

 10.13     Office Lease dated February 25, 1999 between OTR and Internet
           Capital Group, Operations, Inc. for premises located in San
           Francisco, California (incorporated by reference to Exhibit 10.27 to
           IPO Amendment No. 1)
 10.14     Credit Agreement dated as of April 30, 1999 by and among Internet
           Capital Group, Inc., Internet Capital Group Operations, Inc., the
           Banks named therein and PNC Bank, N.A. (incorporated by reference to Exhibit 10.26 to the IPO Registration Statement)

 10.15** Amendment No. 1 to the Credit Agreement dated October 27, 1999 by and among Internet Capital Group, Inc., Internet Capital Group
           Operations, Inc., the Banks named therein and PNC Bank, N.A.

 10.15.1** Amendment No. 2 to the Credit Agreement dated November 19, 1999 by and among Internet Capital Group, Inc., Internet Capital Group
           Operations, Inc., the Banks named therein and PNC Bank, N.A.


 Exhibit
 Number  Document
 ------- --------
 10.16   Benchmarking Partners, Inc. Option Agreement dated January 1, 1997 by and between Christopher H. Greendale and Internet Capital Group,
         L.L.C. (incorporated by reference to Exhibit 10.28 to the IPO
         Registration Statement)

 10.16.1 Amendment to Benchmarking Partners Option Agreement dated July 19,
         1999 by and between Christopher H. Greendale and Internet Capital
         Group, Inc. (incorporated by reference to Exhibit 10.29.1 to IPO
         Amendment No. 3)

 10.17 Syncra Software, Inc. Option Agreement dated August 1, 1998 by and between Michael H. Forster and Internet Capital Group, L.L.C.
         (incorporated by reference to Exhibit 10.29 to the IPO Registration
         Statement)

 10.18   Letter Agreement between Internet Capital Group, L.L.C. and Douglas
         Alexander dated July 18, 1997 (incorporated by reference to Exhibit
         10.31 to IPO Amendment No. 1)

 10.19   Letter Agreement between Internet Capital Group, L.L.C. and Robert
         Pollan dated April 27, 1998 (incorporated by reference to Exhibit
         10.32 to IPO Amendment No. 1)

 10.20   Form of Promissory Note issued in connection with exercise of Internet
         Capital Group's stock options in May, June and July of 1999
         (incorporated by reference to Exhibit 10.33 to IPO Amendment No. 1)

 10.21 Form of Restrictive Covenant Agreement executed in connection with exercise of Internet Capital Group's stock options (incorporated by reference to Exhibit 10.34 to IPO Amendment No. 1)

 10.22 Securities Purchase Agreement dated October 27, 1999 by and among eMerge Interactive, Inc., J. Technologies, LLC and Internet Capital
         Group, Inc. (incorporated by reference to Internet Capital Group's
         Current Report on Form 8-K filed November 22, 1999 (File No. 0-26929))

 10.23** Joint Venture Agreement dated October 26, 1999 by and between Internet
         Capital Group, Inc. and Safeguard Securities, Inc.

 10.24   Purchase Agreement dated November 5, 1999 between JusticeLink, Inc.
         and Internet Capital Group, Inc.

 10.25   Purchase Agreement dated December 6, 1999 between Internet Capital
         Group, Inc. and AT&T Corp.


 10.26   Purchase Agreement dated December 6, 1999 between Internet Capital
         Group, Inc. and Internet Assets, Inc.

 12.1**  Calculation of Ratio of Earnings to Fixed Charges

 21.1    Subsidiaries of Internet Capital Group

 23.1    Consent of KPMG LLP regarding Internet Capital Group, Inc.

 23.2    Consent of Dechert Price & Rhoads, included in Exhibit 5.1 and Exhibit
         5.2

 23.3    Consent of KPMG LLP regarding Applica Corporation

 23.4    Consent of KPMG LLP regarding Breakaway Solutions, Inc.

 23.5    Consent of PricewaterhouseCoopers LLP regarding CommerceQuest, Inc.

 23.6    Consent of Ernst & Young LLP regarding ComputerJobs.com, Inc.

 23.7    Consent of PricewaterhouseCoopers LLP regarding Syncra Software, Inc.

 23.8    Consent of Arthur Andersen LLP regarding United Messaging, Inc.

 23.9    Consent of PricewaterhouseCoopers LLP regarding Universal Access, Inc.

 23.10   Consent of KPMG LLP regarding Web Yes, Inc.

 23.11   Consent of KPMG LLP regarding WPL Laboratories, Inc.

 23.12   Consent of PricewaterhouseCoopers LLP regarding Vivant! Corporation

 23.13   Consent of KPMG LLP regarding VitalTone Inc.


 Exhibit
 Number  Document
 ------- --------
 23.14   Consent of PricewaterhouseCoopers LLP regarding Commerx, Inc.

 23.15   Consent of KPMG LLP regarding eMerge Interactive, Inc.

 23.16   Consent of Deloitte & Touche LLP regarding Onvia.com, Inc.

 23.17   Consent of KPMG LLP regarding Purchasing Group, Inc. and Integrated
         Sourcing, LLC.

 23.18   Consent of PricewaterhouseCoopers LLP regarding traffic.com, Inc.

 23.19   Consent of Arthur Andersen, LLP regarding USgift.com

 23.20   Consent of Ernst & Young LLP regarding JusticeLink, Inc.

 24.1    Power of Attorney, included on the signature page hereof

 25.1**  Statement on Form T-1 of Eligibility of Trustee

 27.1**  Financial Data Schedule

--------
* To be filed by amendment.

** Previously filed

      (b) Financial Statement Schedules

        None.

      Schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, County of Chester, Commonwealth of Pennsylvania on the 6th day of December, 1999.

                                          Internet Capital Group, Inc.

                                                  Walter W. Buckley, III
                                          By: _________________________________
                                                  Walter W. Buckley, III
                                               President and Chief Executive
                                                          Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

        Walter W. Buckley, III         President, Chief Executive  December 6, 1999
______________________________________  Officer and Director
        Walter W. Buckley, III          (principal executive
                                        officer)

           David D. Gathman            Chief Financial Officer     December 6, 1999
______________________________________  and Treasurer (principal
           David D. Gathman             financial and accounting
                                        officer)

                  *                    Director                    December 6, 1999
______________________________________
          Julian A. Brodsky

                  *                    Director                    December 6, 1999
______________________________________
          E. Michael Forgash

                  *                    Director                    December 6, 1999
______________________________________
            Kenneth A. Fox

                  *                    Director                    December 6, 1999
______________________________________
        Dr. Thomas P. Gerrity

                  *                    Director                    December 6, 1999
______________________________________
         Robert E. Keith, Jr.
                  *                    Director                    December 6, 1999
______________________________________
           Peter A. Solvik

        Walter W. Buckley, III
*By: _________________________________
        Walter W. Buckley, III
           Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number  Document
 ------- --------
  1.1    Form of U.S. Purchase Agreement for U.S. Offering of Common Stock

  1.2    Form of International Purchase Agreement for International Offering of
         Common Stock

  1.3    Form of Purchase Agreement for Convertible Subordinated Note Offering
  2.1    Agreement of Merger, dated February 2, 1999, between Internet Capital
         Group, L.L.C., and Internet Capital Group, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1
         filed by the Registrant on May 11, 1999 (Registration No. 333-78193)
         ("IPO Registration Statement"))

  3.1    Restated Certificate of Incorporation (incorporated by reference to
         Exhibit 2.1 to the Registration Statement on Form 8-A filed by the Registrant on August 4, 1999 (Registration No. 000-26989) ("8-A
         Registration Statement"))

  3.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 2.2 to the 8-A Registration Statement)

  4.1    Specimen Certificate for Internet Capital Group's Common Stock
         (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the IPO Registration Statement filed by the Registrant on August 2, 1999
         (Registration No. 333-78193) ("IPO Amendment No. 3"))

  4.2    Form of Indenture between Internet Capital Group, Inc. and Chase
         Manhattan Trust Company, National Association, as Trustee, for the
         Convertible Subordinated Notes

  4.3*   Form of Internet Capital Group's Convertible Subordinated Note due
         December , 2004 (included in Exhibit 4.2)

  5.1* Opinion of Dechert Price & Rhoads as to the legality of the shares of Common Stock being registered

  5.2* Opinion of Dechert Price & Rhoads as to the legality of the convertible notes being registered

 10.1    Internet Capital Group, L.L.C. 1998 Equity Compensation Plan
         (incorporated by reference to Exhibit 10.1 to the IPO Registration
         Statement)

 10.1.1  Internet Capital Group, Inc. 1999 Equity Compensation Plan
         (incorporated by reference to Exhibit 10.1.1 to the IPO Registration
         Statement)

 10.1.2 Internet Capital Group, Inc. 1999 Equity Compensation Plan as Amended and Restated May 1, 1999 (incorporated by reference to Exhibit 10.1.2 to the IPO Registration Statement)

 10.1.3  Amendment No. 1 to the Internet Capital Group, Inc. 1999 Equity
         Compensation Plan as Amended and Restated May 1, 1999 (incorporated by reference to Exhibit 10.1.3 to Amendment No. 2 to the IPO Registration
         Statement filed by the Registrant on July 16, 1999 (Registration No.
         333-79193) ("IPO Amendment No. 2"))

 10.2    Internet Capital Group, L.L.C. Option Plan for Non-Employee Managers
         (incorporated by reference to Exhibit 10.2 to the IPO Registration
         Statement)

 10.2.1 Internet Capital Group, Inc. Directors' Option Plan (incorporated by reference to Exhibit 10.2.1 to the IPO Registration Statement)

 10.3    Internet Capital Group, L.L.C. Membership Profit Interest Plan
         (incorporated by reference to Exhibit 10.3 to the IPO Registration
         Statement)

 10.4    Form of Internet Capital Group, Inc. Long-Term Incentive Plan

 10.5    Amended and Restated Limited Liability Company Agreement of Internet
         Capital Group, L.L.C. dated September 30, 1998 (incorporated by reference to Exhibit 10.5 to the IPO Registration Statement)


  Exhibit
  Number   Document
  -------  --------
 10.5.1    Amended and Restated Limited Liability Company Agreement of Internet
           Capital Group, L.L.C. dated January 4, 1999 (incorporated by reference to Exhibit 10.5.1 to the IPO Registration Statement)

 10.6      Securities Holders Agreement dated February 2, 1999 among Internet
           Capital Group, Inc. and certain securities holders named therein
           (incorporated by reference to Exhibit 10.6 to the IPO Registration
           Statement)

 10.7 Form of Internet Capital Group, Inc. Common Stock Purchase Warrant dated May 10, 1999 issued in connection with the Convertible Note
           (incorporated by reference to Exhibit 10.21 to the IPO Registration
           Statement)

 10.8      Form of Internet Capital Group, Inc. Convertible Note dated May 10,
           1999 (incorporated by reference to Exhibit 10.22 to the IPO
           Registration Statement)

 10.9      Stock Purchase Agreement between Internet Capital Group, Inc. and
           Safeguard Scientifics, Inc. (incorporated by reference to Exhibit
           10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999)

 10.9.1    Stock Purchase Agreement between Internet Capital Group, Inc. and
           International Business Machines Corporation (incorporated by reference to Exhibit 10.23.1 to IPO Amendment No. 2)
 10.10 Letter describing the oral lease between Internet Capital Group and Safeguard Scientifics, Inc. for premises located in Wayne, Pennsylvania (incorporated by reference to Exhibit 10.24 to Amendment No. 1 to the IPO Registration Statement filed by the
           Registrant on June 22, 1999 (Registration No. 333-78193) ("IPO
           Amendment No. 1"))

 10.11*    Office Lease dated    , 1999 between      and IBIS (505) Limited for
           premises located in London, England

 10.12**   Office Lease dated September  , 1999 between Internet Capital Group
           Operations, Inc. and 45 Milk Street, L.P. for premises located in
           Boston, Massachusetts

 10.13     Office Lease dated February 25, 1999 between OTR and Internet
           Capital Group, Operations, Inc. for premises located in San
           Francisco, California (incorporated by reference to Exhibit 10.27 to
           IPO Amendment No. 1)
 10.14     Credit Agreement dated as of April 30, 1999 by and among Internet
           Capital Group, Inc., Internet Capital Group Operations, Inc., the
           Banks named therein and PNC Bank, N.A. (incorporated by reference to Exhibit 10.26 to the IPO Registration Statement)

 10.15** Amendment No. 1 to the Credit Agreement dated October 27, 1999 by and among Internet Capital Group, Inc., Internet Capital Group
           Operations, Inc., the Banks named therein and PNC Bank, N.A.

 10.15.1** Amendment No. 2 to the Credit Agreement dated November 19, 1999 by and among Internet Capital Group, Inc., Internet Capital Group
           Operations, Inc., the Banks named therein and PNC Bank, N.A.

 10.16 Benchmarking Partners, Inc. Option Agreement dated January 1, 1997 by and between Christopher H. Greendale and Internet Capital Group,
           L.L.C. (incorporated by reference to Exhibit 10.28 to the IPO
           Registration Statement)

 10.16.1   Amendment to Benchmarking Partners Option Agreement dated July 19,
           1999 by and between Christopher H. Greendale and Internet Capital
           Group, Inc. (incorporated by reference to Exhibit 10.29.1 to IPO
           Amendment No. 3)

 10.17 Syncra Software, Inc. Option Agreement dated August 1, 1998 by and between Michael H. Forster and Internet Capital Group, L.L.C.
           (incorporated by reference to Exhibit 10.29 to the IPO Registration
           Statement)


 Exhibit
 Number  Document
 ------- --------
 10.18   Letter Agreement between Internet Capital Group, L.L.C. and Douglas
         Alexander dated July 18, 1997 (incorporated by reference to Exhibit
         10.31 to IPO Amendment No. 1)

 10.19   Letter Agreement between Internet Capital Group, L.L.C. and Robert
         Pollan dated April 27, 1998 (incorporated by reference to Exhibit
         10.32 to IPO Amendment No. 1)

 10.20   Form of Promissory Note issued in connection with exercise of Internet
         Capital Group's stock options in May, June and July of 1999
         (incorporated by reference to Exhibit 10.33 to IPO Amendment No. 1)

 10.21 Form of Restrictive Covenant Agreement executed in connection with exercise of Internet Capital Group's stock options (incorporated by reference to Exhibit 10.34 to IPO Amendment No. 1)

 10.22 Securities Purchase Agreement dated October 27, 1999 by and among eMerge Interactive, Inc., J. Technologies, LLC and Internet Capital
         Group, Inc. (incorporated by reference to Internet Capital Group's
         Current Report on Form 8-K filed November 22, 1999 (File No. 0-26929))

 10.23** Joint Venture Agreement dated October 26, 1999 by and between Internet
         Capital Group, Inc. and Safeguard Securities, Inc.

 10.24   Purchase agreement dated November 5, 1999 between JusticeLink, Inc.
         and Internet Capital Group, Inc.
 10.25   Purchase Agreement dated December 6, 1999 between Internet Capital
         Group, Inc. and AT&T Corp.
 10.26   Purchase Agreement dated December 6, 1999 between Internet Capital
         Group, Inc. and Internet Assets, Inc.
 12.1**  Calculation of Ratio of Earnings to Fixed Charges

 21.1    Subsidiaries of Internet Capital Group

 23.1    Consent of KPMG LLP regarding Internet Capital Group, Inc.

 23.2    Consent of Dechert Price & Rhoads, included in Exhibit 5.1 and Exhibit
         5.2

 23.3    Consent of KPMG LLP regarding Applica Corporation

 23.4    Consent of KPMG LLP regarding Breakaway Solutions, Inc.

 23.5    Consent of PricewaterhouseCoopers LLP regarding CommerceQuest, Inc.

 23.6    Consent of Ernst & Young LLP regarding ComputerJobs.com, Inc.

 23.7    Consent of PricewaterhouseCoopers LLP regarding Syncra Software, Inc.

 23.8    Consent of Arthur Andersen LLP regarding United Messaging, Inc.

 23.9    Consent of PricewaterhouseCoopers LLP regarding Universal Access, Inc.

 23.10   Consent of KPMG LLP regarding Web Yes, Inc.

 23.11   Consent of KPMG LLP regarding WPL Laboratories, Inc.

 23.12   Consent of PricewaterhouseCoopers LLP regarding Vivant! Corporation

 23.13   Consent of KPMG LLP regarding VitalTone Inc.

 23.14   Consent of PricewaterhouseCoopers LLP regarding Commerx, Inc.

 23.15   Consent of KPMG LLP regarding eMerge Interactive, Inc.

 23.16   Consent of Deloitte & Touche LLP regarding ONVIA.com, Inc.

 23.17   Consent of KPMG LLP regarding Purchasing Group, Inc. and Integrated
         Sourcing, LLC

 23.18   Consent of PricewaterhouseCoopers LLP regarding traffic.com, Inc.

 23.19   Consent of Arthur Andersen, LLP regarding USgift.com


 Exhibit
 Number  Document
 ------- --------
 23.20   Consent of Ernst & Young LLP regarding JusticeLink, Inc.

 24.1    Power of Attorney, included on the signature page hereof

 25.1**  Statement on Form T-1 of Eligibility of Trustee

 27.1**  Financial Data Schedule

--------
* To be filed by amendment.

** Previously filed